As filed with the Securities and Exchange Commission on December 19, 2008
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NITROMED, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2834	22-3159793
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

45 Hayden Avenue, Suite 3000
Lexington, Massachusetts 02421
(781) 266-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth M. Bate
President, Chief Executive Officer and Interim Chief Financial Officer
NitroMed, Inc.
45 Hayden Avenue, Suite 3000
Lexington, Massachusetts 02421
Telephone: (781) 266-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven D. Singer, Esq. Jay E. Bothwick, Esq. Cynthia T. Mazareas, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Tel: (617) 526-6000 Fax: (617) 526-5000	Errol B. De Souza, Ph.D. President and Chief Executive Officer Archemix Corp. 300 Third Street Cambridge, Massachusetts 02142 Tel: (617) 621-7700	Jeffrey M. Wiesen, Esq. Scott A. Samuels, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 Tel: (617) 542-6000 Fax: (617) 542-2241

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(*)	Price per Share	Offering Price	Fee
Common Stock, $0.01 par value per share	128,550,149(1)	N/A	$410,772.66(2)	$17
Common Stock, $0.01 par value per share	82,949,317(3)	N/A	N/A	(4)
Options to Purchase Shares of Common Stock	4,058,719(5)	$0.33(6)	$1,339,377.27(6)	$53
Common Stock, $0.01 par value per share	4,058,719(7)	N/A	N/A	(7)

(1)	Represents the estimated maximum number of shares of common stock, $0.01 par value per share, of NitroMed, Inc., a Delaware corporation (“NitroMed”), issuable in the proposed merger of Newport Acquisition Corp., a wholly-owned subsidiary of NitroMed, with and into Archemix Corp., a Delaware corporation (“Archemix”) or following such merger: (i) to holders of common stock, $0.001 par value per share, and preferred stock, $0.01 par value per share, of Archemix; (ii) upon exercise of outstanding warrants to purchase shares of common stock or preferred stock of Archemix that are assumed by NitroMed in connection with the merger; (iii) upon exercise of outstanding options to purchase shares of common stock of Archemix under the Archemix Corp. Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended (the “Archemix Stock Plan”), that are assumed by NitroMed in connection with the merger.
(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”), based upon one third of the aggregate par value ($0.001) of up to 26,545,950 shares of Archemix common stock and the par value ($0.01) of up to 120,571,202 shares of Archemix preferred stock to be cancelled in the merger or underlying options and warrants being assumed in the merger.
(3)	Represents the estimated maximum number of shares of NitroMed common stock being registered for resale by affiliates of Archemix named as selling stockholders herein, all of which are issuable (i) in exchange for their shares of Archemix common stock or preferred stock being issued in connection with the merger or (ii) upon exercise of outstanding options to purchase shares of common stock of Archemix being assumed in connection with the merger as of December 1, 2008.
(4)	No filing fee is required with respect to the registration of the resale of these shares of common stock pursuant to Rule 457(f)(5) and 457(h)(3).
(5)	Represents the estimated maximum number of retention options to purchase shares of NitroMed common stock that are to be issued by NitroMed in connection with the merger to specified employees of Archemix who remain employees or on the board of directors of the combined company following the merger (the “Retention Options”) under the Archemix Stock Plan or the NitroMed Amended and Restated 2003 Stock Incentive Plan, as amended, to be issued in connection with the proposed merger.
(6)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices per share of the common stock on The NASDAQ Global Market as of a date (December 16, 2008) within five business days prior to filing this registration statement.
(7)	Represents shares of Nitromed common stock issuable upon exercise of the Retention Options. Pursuant to Rule 457(i), a separate registration fee is not payable.
(*)	NitroMed anticipates that prior to the completion of the distribution of the securities covered by this registration statement, all of NitroMed’s common stock, including the securities covered by this registration statement, will be combined by a reverse stock split into a lesser amount of NitroMed common stock, and the amount of undistributed common stock deemed to be covered by this registration statement, including the number of Retention Options being separately registered, shall be proportionately reduced.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. NitroMed may not sell its securities pursuant to the proposed transaction until the Registration Statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2008

SPECIAL MEETINGS OF STOCKHOLDERS
YOUR VOTE IS VERY IMPORTANT

To the Stockholders of NitroMed, Inc. and Archemix Corp.:

On November 18, 2008, NitroMed, Inc., which we refer to as NitroMed, and Archemix Corp., which we refer to as Archemix, entered into a merger agreement pursuant to which Newport Acquisition Corp., a wholly owned subsidiary of NitroMed, which we refer to as the merger sub, will merge with and into Archemix such that Archemix will continue as the surviving company and a wholly-owned subsidiary of NitroMed.

At the effective time of the merger, all outstanding shares of Archemix’s capital stock will be converted into and exchanged for shares of NitroMed common stock, and all outstanding options, whether vested or unvested, and all outstanding warrants to purchase Archemix’s capital stock will be assumed by NitroMed and become options and warrants to purchase NitroMed’s common stock. In addition, in connection with the merger, NitroMed will grant options to specified employees of Archemix who remain employees or serve on the board of directors of the combined company after the merger, which are referred to herein as the retention options. As a result, an aggregate of up to approximately 110.9 million shares of NitroMed common stock will be issued or issuable by NitroMed pursuant to the merger, subject to adjustment as a result of a reverse stock split of NitroMed’s common stock to occur immediately prior to the effective time of the merger. Immediately following the effective time of the merger, Archemix’s securityholders will own approximately 70%, and NitroMed’s current securityholders will own approximately 30%, of NitroMed’s common stock, after giving effect to shares issuable pursuant to Archemix’s outstanding options, warrants and the retention options and after giving effect to any shares issuable pursuant to NitroMed’s outstanding options. The number of shares to be issued or issuable in connection with the merger and these percentages assume that NitroMed’s net cash balance at closing is $45 million and Archemix’s cash and cash equivalent balance at closing is at least $30 million. The exact percentages will be determined in accordance with a formula that takes into account both NitroMed’s net cash balance and Archemix’s cash and cash equivalents at closing and will not be calculated until that time.

Shares of NitroMed common stock are currently listed on The NASDAQ Global Market under the symbol “NTMD.” After completion of the merger, NitroMed expects to be renamed “Archemix Corp.,” subject to stockholder approval of NitroMed’s certificate of amendment to the certificate of incorporation, and expects to continue to trade on The NASDAQ Global Market under the symbol “ARCH” in connection with the listing of NitroMed’s common stock pursuant to NASDAQ Marketplace Rule 4340. Following the merger, the corporate headquarters of NitroMed will be located at Archemix’s existing headquarters in Cambridge, Massachusetts. NitroMed’s business immediately following the merger will be the business conducted by Archemix immediately prior to the merger. On          , 2009, the last trading day before the printing of this joint proxy statement/prospectus, the closing sale price of NitroMed common stock was $      per share.

The proposed merger is conditioned upon, among other things, the completion of the sale of substantially all of NitroMed’s assets relating to its BiDil (isosorbide dinitrate/hydralazine hydrochloride) and BiDil XR drug business to JHP Pharmaceuticals, LLC, a privately held specialty pharmaceutical company that we refer to as JHP, pursuant to the terms of a purchase and sale agreement between NitroMed and JHP dated October 22, 2008, or another divestiture of NitroMed’s BiDil drug business. The proposed sale of assets, which is referred to in this joint proxy statement/prospectus as the asset sale, is discussed in greater detail below. The asset sale is subject to NitroMed stockholder approval and other customary closing conditions. If the asset sale is not approved by NitroMed’s stockholders or is not consummated for other reasons, Archemix has the right to terminate the merger agreement and be reimbursed for expenses incurred (up to a maximum of $1.5 million).

NitroMed and Archemix are each holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the merger. At the NitroMed special meeting, which will be held at 10:00 a.m., local time, on          ,          , 2009 at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless postponed or adjourned to a later date, NitroMed will ask its stockholders to, among other things, approve the issuance of NitroMed common stock pursuant to the merger agreement, approve an amendment to NitroMed’s certificate of incorporation to effect a reverse stock split of NitroMed common stock as described below, which is referred to as the reverse stock split, and approve an amendment to NitroMed’s certificate of incorporation to change the name of NitroMed to “Archemix Corp.” Upon the effectiveness of the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split, the outstanding shares of NitroMed common stock will be reclassified and combined into a lesser number of shares to be determined by the NitroMed board of directors prior to the effective time of such amendment and will be publicly announced by NitroMed. At the Archemix special meeting, which will be held at 10:00 a.m., local time, on          ,          , 2009 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, unless postponed or adjourned to a later date, Archemix will ask its stockholders to, among other things, adopt the merger agreement.

After careful consideration:

•	based upon the unanimous recommendation of a committee of disinterested directors, the NitroMed board of directors has unanimously approved the merger agreement and the respective proposals described in the accompanying joint proxy statement/prospectus relating to the merger, has determined that they are advisable, fair to and in the best interests of NitroMed’s stockholders, and unanimously recommends that NitroMed’s stockholders vote “FOR” the proposals relating to the merger and the certificates of amendment described in the accompanying joint proxy statement/prospectus.

•	the Archemix board of directors has unanimously approved the merger agreement and the respective proposals described in the accompanying joint proxy statement/prospectus relating to the merger, has determined that they are advisable, fair to and in the best interests of Archemix’s stockholders, and unanimously recommends that Archemix’s stockholders vote “FOR” the proposals relating to the merger described in the accompanying joint proxy statement/prospectus.

More information about NitroMed, Archemix and the proposed merger are contained in the accompanying joint proxy statement/prospectus. NitroMed and Archemix urge you to read the joint proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 19.

Kenneth M. Bate	Errol B. De Souza, Ph.D.
President, Chief Executive Officer and Interim Chief Financial Officer	President and Chief Executive Officer
NITROMED, INC.	ARCHEMIX CORP.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this joint proxy statement/prospectus or the NitroMed common stock to be issued in connection with the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated          , 2009, and is first being mailed to NitroMed and Archemix stockholders on or about          , 2009.

NITROMED, INC.
45 Hayden Avenue, Suite 3000
Lexington, Massachusetts 02421
(781) 266-4000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2009

To the Stockholders of NitroMed, Inc.:

A special meeting of stockholders of NitroMed, Inc. will be held on          , 2009 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of NitroMed common stock pursuant to the Agreement and Plan of Merger, dated as of November 18, 2008, by and among NitroMed, Newport Acquisition Corp., a wholly owned subsidiary of NitroMed, and Archemix Corp., a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

2. To consider and vote upon a proposal to approve an amendment to NitroMed’s certificate of incorporation to effect a reverse stock split of NitroMed’s common stock as described in the accompanying joint proxy statement/prospectus.

3. To consider and vote upon a proposal to approve an amendment to NitroMed’s certificate of incorporation to change the name of the company from “NitroMed, Inc.” to “Archemix Corp.”

4. To consider and vote upon an adjournment of the NitroMed special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of NitroMed Proposal Nos. 1, 2 and 3.

Stockholders also will consider and act on any other matters as may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

The board of directors of NitroMed has fixed          , 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the NitroMed special meeting and any adjournment or postponement thereof. Only holders of record of shares of NitroMed common stock at the close of business on the record date are entitled to notice of, and to vote at, the NitroMed special meeting. At the close of business on the record date, NitroMed had           shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of holders of a majority of the NitroMed common stock present in person or represented by proxy at the NitroMed special meeting is required for approval of NitroMed Proposal Nos. 1 and 4 above. The affirmative vote of holders of a majority of the NitroMed common stock having voting power outstanding on the record date for the NitroMed special meeting is required for approval of NitroMed Proposal Nos. 2 and 3.

Even if you plan to attend the NitroMed special meeting in person, NitroMed requests that you complete, sign and return the enclosed proxy and thus ensure that your shares will be represented at the NitroMed special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of NitroMed Proposal Nos. 1 through 4. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the NitroMed special meeting and will count as a vote against NitroMed Proposal Nos. 2 and 3. If you do attend the NitroMed special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the NitroMed Board of Directors,

Kenneth M. Bate
President, Chief Executive Officer and
Interim Chief Financial Officer
Lexington, Massachusetts
           , 2009

BASED UPON A UNANIMOUS RECOMMENDATION OF A COMMITTEE OF DISINTERESTED DIRECTORS, THE NITROMED BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, NITROMED AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE NITROMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NITROMED STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

ARCHEMIX CORP.
300 Third Street
Cambridge, Massachusetts 02142
(617) 621-7700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2009

To the Stockholders of Archemix Corp.:

A special meeting of stockholders of Archemix Corp. will be held at           a.m., local time, on          , 2009 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 18, 2008, by and among NitroMed, Inc., Newport Acquisition Corp., a wholly owned subsidiary of NitroMed, and Archemix, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

2. To approve a proposal to adjourn the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

3. To transact such other business as may properly come before the Archemix special meeting or any adjournment or postponement thereof.

The Archemix board of directors has fixed          , 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Archemix special meeting and any adjournment or postponement thereof. Only holders of record of shares of Archemix common stock and holders of record of shares of Archemix preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the Archemix special meeting. At the close of business on the record date, Archemix had (a)           shares of common stock outstanding and entitled to vote and (b) 120,547,202 shares of preferred stock outstanding and entitled to vote, including 51,774,995 shares of Series A preferred stock outstanding and entitled to vote, 53,850,000 shares of Series B preferred stock outstanding and entitled to vote and 14,922,207 shares of Series C preferred stock outstanding and entitled to vote.

The Archemix board of directors has reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Archemix board of directors has unanimously approved the merger and the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Archemix and its stockholders. Accordingly, the Archemix board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In addition, the Archemix board of directors unanimously recommends that you vote “FOR” the adjournment of the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Archemix cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of (a) a majority of the shares of Archemix common stock and Archemix preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, (b) two-thirds of the shares of Archemix Series A preferred stock and Series B preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, and (c) two-thirds of the shares of Archemix Series A preferred stock, Series B preferred stock, and Series C preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, each voting as a separate series. In connection with the execution of the merger agreement, holders of approximately 85% of the shares of Archemix’s outstanding capital stock have entered into agreements with NitroMed that provide, among other things, that the stockholders will vote in favor of adoption of the merger agreement and grant to NitroMed an irrevocable proxy to vote all of such stockholder’s shares of Archemix capital stock in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the proposal to adopt the merger agreement. This constitutes a vote of a sufficient number of holders of Archemix capital stock to approve the merger. The accompanying joint proxy statement/prospectus describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention.

Under the Delaware General Corporation Law, holders of Archemix capital stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the other procedures under the Delaware General Corporation Law explained in the accompanying joint proxy statement/prospectus. See “The Merger — Appraisal Rights” beginning on page 113 of the accompanying joint proxy statement/prospectus.

Whether or not you plan to attend the Archemix special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time prior to its exercise in the manner described in the accompanying joint proxy statement/prospectus. Any stockholder present at the Archemix special meeting, including any adjournment or postponement of the meeting, may revoke such stockholder’s proxy and vote personally on the matters to be considered at the Archemix special meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Please do not send any Archemix stock certificates at this time. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

By Order of the Archemix Board of Directors,

Errol B. De Souza, Ph.D.
President and Chief Executive Officer
Cambridge, Massachusetts
          , 2009

COMPARISON OF RIGHTS OF HOLDERS OF NITROMED STOCK AND ARCHEMIX STOCK	312
PRINCIPAL STOCKHOLDERS OF NITROMED	323
PRINCIPAL STOCKHOLDERS OF ARCHEMIX	326
PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY	330
SELLING STOCKHOLDERS	334
Relationships with Selling Stockholders	337
Plan of Distribution	338
LEGAL MATTERS	339
EXPERTS	339
WHERE YOU CAN FIND MORE INFORMATION	339
INDEX TO NITROMED’S CONSOLIDATED FINANCIAL STATEMENTS	F-1
INDEX TO ARCHEMIX’S FINANCIAL STATEMENTS	F-42
ANNEX A - AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B - SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	B-1
ANNEX C - OPINION OF COWEN AND COMPANY, LLC	C-1
ANNEX D - PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION OF NITROMED	D-1
ANNEX E - PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION OF NITROMED	E-1
Ex-10.26 First Amendment to Employment Agreement by and between Archemix Corp. and Errol De Souza, dated June 30, 2008
Ex-10.31 Form of Change in Control Agreement
Ex-10.33 Amended and Restated Collaboration Agreement by and between Archemix Corp. and Nuvelo, Inc., dated July 31, 2006
Ex-10.34 Collaborative Research and License Agreement by and between Archemix Corp. and Merck KGaA, dated January 17, 2007, as amended June 6, 2007
Ex-10.35 Collaborative Research and License Agreement between Archemix Corp. and Merck KGaA, dated as of June 6, 2007 2007, as amended June 6, 2007
Ex-10.36 License Agreement between Gilead Sciences, Inc. and Archemix Corp., dated as of October 23, 2001
Ex-10.37 Settlement Agreement and Release by and among Archemix Corp., Gilead Sciences, Inc. and University License Equity Holdings, Inc., dated September 4, 2003
Ex-10.38 Amended and Restated License Agreement by and between Archemix Corp. and SomaLogic, Inc., dated as of June 14, 2007
Ex-10.39 License Agreement by and between Archemix Corp. and Regado Biosciences, Inc., dated as of October, 2003
Ex-10.40 Collaborative Research and License Agreement by and between Archemix Corp. and Takeda Pharmaceutical Company Limited, dated June 11, 2007
Ex-10.41 Collaborative Research and License Agreement by and between Archemix Corp. and Elan Pharma International Limited, dated June 30, 2006
Ex-10.42 Collaborative Research, Services and License Agreement by and between Archemix Corp. and Pfizer Inc., dated as of December 21, 2006
Ex-10.43 Technology Development and License Agreement by and between Archemix Corp. and Aptamera, Inc. (now known as Antisoma plc), dated as of August 6, 2003
Ex-10.44 Research and License Agreement by and between Archemix Corp. and Eyetech Pharmaceuticals, Inc. (now known as OSI Pharmaceuticals, Inc.), dated as of April 8, 2004
Ex-10.45 License Agreement by and between Archemix Corp. and Isis Pharmaceuticals, Inc., dated as of July 23, 2007
Ex-10.46 Exclusive License Agreement by and between Archemix Corp. and Ophthotech Corporation, dated as of July 31, 2007
Ex-10.47 Feasibility Study, License and Option Agreement by and between Archemix Corp. and Eli Lilly and Company, dated as of August 31, 2008
Ex-10.48 Exclusive License Agreement by and between Archemix Corp. and Ribomic, Inc., dated effective as of December 10, 2007, as amended on June 11, 2008
Ex-10.49 Research License and Option Agreement by and between Archemix Corp. and Ribomic, Inc., dated effective as of June 11, 2008
Ex-10.51 Amdned and Restated 2001 Employee Director and Consultant Stock Plan
Ex-21.1 Subsidiaries of NitroMed, Inc.
Ex-23.2 Consent of Ernst & Young LLP, independent registered public accounting firm of NitroMed, Inc.
Ex-23.3 Consent of Ernst & Young LLP, independent registered public accounting firm of Archemix Corp.
Ex-99.1 Form of Proxy Card for holders of NitroMed's Common Stock
Ex-99.2 Consent of Cowen and Company, LLC
Ex-99.6 Consent of Errol De Souza, Ph.D. to be named as a director
Ex-99.7 Consent of Alex Barkas, Ph.D. to be named a director
Ex-99.8 Consent of Peter Barrett, Ph.D. to be named a director
Ex-99.9 Consent of John Maraganore Ph.D. to be named a director
Ex-99.10 Consent of Michael Ross, Ph.D. to be named a director

v

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus forms a part of a registration statement on Form S-4 filed by NitroMed, Inc., or NitroMed, with the U.S. Securities and Exchange Commission, or SEC. It constitutes a prospectus of NitroMed under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, and the rules thereunder, with respect to the shares of NitroMed’s common stock to be issued or issuable to holders of securities of Archemix Corp., or Archemix, in the merger. In addition, it constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the NitroMed special meeting of stockholders at which NitroMed’s stockholders will consider and vote (i) on the issuance of NitroMed’s common stock issuable to the holders of Archemix’s securities pursuant to the merger agreement described in this joint proxy statement/prospectus, referred to as the merger, (ii) an amendment to NitroMed’s certificate of incorporation to effect a reverse stock split of NitroMed’s common stock and (iii) an amendment to NitroMed’s certificate of incorporation to change the name of NitroMed to “Archemix Corp.” It also constitutes a proxy statement of Archemix and a notice of meeting with respect to the Archemix special meeting of stockholders at which Archemix’s stockholders will consider and vote on the proposed merger.

NitroMed has supplied all information contained in this joint proxy statement/prospectus relating to NitroMed, and Archemix has supplied all information contained in this joint proxy statement/prospectus relating to Archemix.

If you would like to request documents from NitroMed or Archemix, please send a request in writing or by telephone to either NitroMed or Archemix at the following address:

NitroMed, Inc.	Archemix Corp.
45 Hayden Avenue, Suite 3000	300 Third Street
Lexington, Massachusetts 02421	Cambridge, Massachusetts 02142
(781) 266-4000	(617) 621-7700
Attn: Corporate Secretary	Attn: Chief Financial Officer

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY          , 2009 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS.

See “Where You Can Find More Information” beginning on page 339.

NOTE REGARDING REVERSE STOCK SPLIT

Except where specifically noted, the following information and all other information contained in this joint proxy statement/prospectus does not give effect to the reverse stock split described in NitroMed Proposal No. 2.

NOTE REGARDING TRADEMARKS

“NitroMed®,” “BiDil®” and NitroMed’s Logo “N” are registered trademarks of NitroMed. NitroMed has filed a trademark application for “BiDil XRtm.”

“Archemix®” is a registered trademark of Archemix. Archemix has filed a trademark application for “Archemix the Aptamer Therapeutics Companytm.”

The other trademarks, trade names and service marks appearing in this joint proxy statement/prospectus are the property of their respective holders.

QUESTIONS AND ANSWERS FOR NITROMED STOCKHOLDERS ABOUT THE NITROMED
SPECIAL MEETING AND THE MERGER

The following section provides answers to frequently asked questions about the NitroMed special meeting of stockholders and the merger. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. You should carefully read the entire joint proxy statement/prospectus, including each of the annexes.

Q:	What proposals will be voted on at the NitroMed special meeting?

A:	The following proposals will be voted on at the NitroMed special meeting:

• The first proposal to be voted on is whether to approve the issuance of NitroMed common stock in connection with the merger of NitroMed and Archemix pursuant to the terms of the merger agreement attached as Annex A. See “The Merger” for a more detailed description of the transaction.

• The second proposal to be voted on is whether to approve an amendment to NitroMed’s certificate of incorporation to effect a reverse stock split of NitroMed’s common stock. See “NitroMed Proposal No. 2: Approval of the Reverse Stock Split” for a more detailed description of the reverse stock split.

• The third proposal to be voted on is whether to approve an amendment to NitroMed’s certificate of incorporation to change the name of NitroMed to “Archemix Corp.” See “NitroMed Proposal No. 3: Approval of Name Change” for a more detailed description of the name change.

• The fourth proposal to be voted on is whether to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first, second and third proposals.

Q:	What is the merger?

A:	NitroMed and Archemix have entered into an Agreement and Plan of Merger, dated as of November 18, 2008, which is referred to in this joint proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed business combination of NitroMed and Archemix. Under the merger agreement, Archemix and Newport Acquisition Corp., a wholly owned subsidiary of NitroMed, which is referred to in this joint proxy statement/prospectus as the merger sub, will merge, with Archemix surviving as a wholly owned subsidiary of NitroMed. This transaction is referred to as the merger.

An aggregate of approximately 110.9 million shares of NitroMed’s common stock will be issued or issuable pursuant to the merger, subject to adjustment as a result of a reverse stock split of NitroMed’s common stock to occur in connection with the merger. Immediately following the effective time of the merger, Archemix’s securityholders will own approximately 70%, and NitroMed’s current securityholders will own approximately 30%, of NitroMed’s common stock, after giving effect to shares issuable pursuant to Archemix’s outstanding options, warrants and the retention options and after giving effect to any shares issuable pursuant to NitroMed’s outstanding options. The number of shares to be issued or issuable in connection with the merger and these percentages assume that NitroMed’s net cash balance at closing is $45 million and Archemix’s cash and cash equivalent balance at closing is at least $30 million. The exact percentages will be determined in accordance with a formula that takes into account both NitroMed’s actual net cash balance and Archemix’s cash and cash equivalents at closing and will not be calculated until that time.

Q:	What is the reverse stock split and why is it necessary?

A:	Immediately prior to the effective time of the merger, the outstanding shares of NitroMed’s common stock will be reclassified and combined into a lesser number of shares to be determined by NitroMed’s board of directors prior to the effective time and publicly announced by NitroMed. Because The NASDAQ Global Market’s initial listing standards require NitroMed to have, among other things, a $5.00 per share minimum bid price, the reverse stock split is necessary to consummate the merger.

Q:	What will happen to NitroMed if, for any reason, the merger with Archemix does not close?

A:	NitroMed has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger with Archemix. In the event the merger does not close, NitroMed will review all strategic alternatives, including seeking to identify and effect an alternative business combination or other strategic transaction. However, NitroMed may not be able to consummate an alternative transaction on favorable terms, or at all. If NitroMed is not able to successfully consummate an alternative strategic transaction, NitroMed’s board of directors may take steps to liquidate or dissolve NitroMed’s business and remaining assets.

Q:	How does NitroMed’s board of directors recommend that NitroMed’s stockholders vote?

A:	After careful consideration and based upon a recommendation of a committee of disinterested directors, NitroMed’s board of directors has unanimously approved the merger agreement and each of the proposals described in this joint proxy statement/prospectus that the stockholders of NitroMed are being asked to consider, and has determined that they are advisable, fair to and in the best interests of NitroMed’s stockholders. Accordingly, NitroMed’s board of directors unanimously recommends that NitroMed’s stockholders vote FOR each such proposal.

Q:	How did Archemix’s board of directors recommend that Archemix’s stockholders vote?

A:	After careful consideration, Archemix’s board of directors has unanimously recommended that Archemix’s stockholders vote to adopt the merger agreement.

Q:	What NitroMed stockholder approvals are required to consummate the merger?

A:	To consummate the merger, NitroMed’s stockholders must approve:

• the issuance of shares of NitroMed’s common stock in connection with the merger, which requires the affirmative vote of the holders of a majority of the shares of NitroMed’s common stock present in person or represented by proxy and voting on such matter at the special meeting;

• the amendment to NitroMed’s certificate of incorporation to effect the reverse stock split of NitroMed’s common stock, which requires the affirmative vote of holders of a majority of the outstanding shares of NitroMed’s common stock as of the record date for the special meeting; and

• the amendment to NitroMed’s certificate of incorporation to change the name of NitroMed to “Archemix Corp.,” which requires the affirmative vote of holders of a majority of the outstanding shares of NitroMed’s common stock as of the record date for the special meeting.

In connection with the execution of the merger agreement, NitroMed and Archemix entered into stockholder agreements with certain funds affiliated with HealthCare Ventures LLC, Rho Ventures, Invus Public Equities, L.P. and Care Capital LLC that together own or control an aggregate of approximately 31% of NitroMed’s common stock. Pursuant to the stockholder agreements, each of the funds agreed to vote its shares of NitroMed common stock in favor of approval of the proposals relating to the merger and related transactions and against the approval or adoption of any alternative transactions. Each of the funds also granted to Archemix a proxy to vote its shares of NitroMed common stock in favor of the proposals relating to the merger and agreed not to solicit proposals relating to alternative transactions or enter into discussions in connection with proposals for alternative transactions. In addition, each of the funds has agreed not to transfer or otherwise dispose of any of the shares of NitroMed’s common stock that it owns for a period ending 90 days after the effective time of the merger and not to transfer or otherwise dispose of more than 50% of the shares of NitroMed common stock that it owns for a period ending 180 days after the effective time of the merger.

Q:	When do you expect the merger to be consummated?

A:	NitroMed anticipates that the consummation of the merger will occur sometime in the second quarter of 2009, but cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger.”

Q:	What is the asset sale and is it a condition to the completion of the merger?

A:	On October 22, 2008, NitroMed and JHP Pharmaceuticals, LLC, a privately held specialty pharmaceuticals company, referred to as JHP, entered into a purchase and sale agreement, which we refer to as the asset purchase agreement, pursuant to which NitroMed agreed to sell substantially all of its assets relating to its BiDil® (isosorbide dinitrate/hydralazine hydrochloride) and BiDil XRtm drug business to JHP. Under the asset purchase agreement, NitroMed will sell to JHP NitroMed’s BiDil and BiDil XR drug business, including intellectual property rights, trade names, certain assumed contracts, inventory, receivables and tangible personal property, and JHP will assume from NitroMed specified liabilities relating to the BiDil and BiDil XR drug business. The sale of the BiDil and BiDil XR assets is referred to in this joint proxy statement/prospectus as the asset sale.

The merger of NitroMed and Archemix as currently proposed is conditioned upon completion of the asset sale. If the asset sale is not approved by NitroMed’s stockholders or is not consummated for other reasons, the merger of NitroMed and Archemix will likely not be completed. If this occurs, NitroMed will review all strategic alternatives, including seeking to identify and effect an alternative business combination or other strategic transaction. However, NitroMed may not be able to consummate an alternative transaction on favorable terms, or at all. If NitroMed is not able to successfully consummate an alternative strategic transaction, NitroMed’s board of directors may take steps to liquidate or dissolve NitroMed’s business and remaining assets.

Q:	What will happen if the asset sale is completed but the proposals relating to the merger of NitroMed and Archemix are not approved?

A:	After the sale of assets to JHP, NitroMed will have very few assets other than cash, none of which generate revenue. If the proposals relating to the merger of NitroMed and Archemix are not approved, NitroMed will complete the asset sale to JHP, and NitroMed will use the cash received from the asset sale to pay ongoing operating expenses. NitroMed will have no significant business or operations after the transfer of its assets to JHP, and will retain only those employees required to maintain its corporate existence. If the asset sale is completed and subsequently the proposals relating to the merger of NitroMed and Archemix are not approved, or the merger is not consummated for other reasons, after the asset sale is completed NitroMed will continue to consider and explore strategic alternatives that may include, without limitation, seeking to identify and effect a different business combination, a divestiture of any remaining assets or another similar strategic transaction or transactions, or the possible liquidation or dissolution of the company.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of NitroMed as of the record date for the NitroMed special meeting, and thus you are entitled to vote at such special meeting. This document serves as both a joint proxy statement of NitroMed and Archemix, used to solicit proxies for their respective special meetings of stockholders, and as a prospectus of NitroMed, used to offer shares of NitroMed common stock in exchange for shares of Archemix common stock and preferred stock or shares of NitroMed common stock issuable upon exercise of options or warrants for Archemix capital stock, pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of NitroMed and Archemix, and you should read it carefully.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by NitroMed’s board of directors.

Q:	What do I need to do now?

A:	NitroMed urges you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the proposed merger affects you.

If you are a NitroMed stockholder, you may provide your proxy instructions in one of three different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you can provide your proxy instructions via touch-tone telephone by dialing the toll-free telephone number on your proxy card or voting instruction form. Third, you may provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form.

Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of NitroMed stockholders.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	The failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against approval of NitroMed Proposal Nos. 2 and 3 relating to the charter amendments necessary to effect the merger of NitroMed and Archemix, and your shares will not be counted for purposes of determining whether a quorum is present at the NitroMed special meeting or for the other proposals.

Q:	May I vote in person?

A:	If your shares of NitroMed common stock are registered directly in your name with NitroMed’s transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by NitroMed. If you are a NitroMed stockholder of record, you may attend the special meeting of NitroMed stockholders to be held on , 2009 and vote your shares in person, rather than signing and returning your proxy.

If your shares of NitroMed common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of NitroMed stockholders. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the NitroMed special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	If my NitroMed shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares of NitroMed common stock without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	NitroMed stockholders of record, other than those NitroMed stockholders who have executed a voting agreement and irrevocable proxy, may change their vote at any time before their proxy is voted at the NitroMed special meeting. NitroMed stockholders of record, other than NitroMed stockholders who have executed a voting agreement and irrevocable proxy, can do this in one of three ways. First, a stockholder of record of NitroMed can send a written notice stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of NitroMed can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record of NitroMed can attend the NitroMed special meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of record of

x

NitroMed has instructed a broker to vote its shares of NitroMed common stock, the stockholder must follow directions received from its broker to change those instructions.

Q:	Who is paying for this proxy solicitation?

A:	NitroMed and Archemix will share equally the cost of soliciting proxies, including the printing, mailing and filing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. NitroMed has engaged The Altman Group, a proxy solicitation firm, to solicit proxies from NitroMed’s stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of NitroMed common stock for the forwarding of solicitation materials to the beneficial owners of NitroMed common stock. NitroMed will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact either:

The Altman Group 1200 Wall St. West, 3rd Floor Lyndhurst, New Jersey 07071 (201) 806-7300 (800) 249-7170 (toll-free)	NitroMed, Inc. 45 Hayden Avenue Suite 3000 Lexington, Massachusetts 02421 (781) 266-4000 Attn: Corporate Secretary

QUESTIONS AND ANSWERS FOR ARCHEMIX STOCKHOLDERS ABOUT THE ARCHEMIX SPECIAL MEETING AND THE MERGER

The following section provides answers to frequently asked questions about the Archemix special meeting of stockholders and the merger. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. You should carefully read the entire joint proxy statement/prospectus, including each of the annexes.

Q:	What proposals will be voted on at the Archemix special meeting?

A:	The following proposals will be voted on at the Archemix special meeting:

• The first proposal to be voted on is whether to adopt the merger agreement attached as Annex A. See “The Merger” for a more detailed description of the transaction.

• The second proposal to be voted on is whether to adjourn the meeting, if necessary to solicit additional proxies if there are not sufficient votes in favor of the first proposal.

• The third proposal to be voted on is in connection with such other business as may properly be brought before the Archemix special meeting and any adjournment or postponement thereof.

Q:	What is the merger?

A:	NitroMed and Archemix have entered into an Agreement and Plan of Merger, dated as of November 18, 2008, which is referred to in this joint proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed business combination of NitroMed and Archemix. Under the merger agreement, Archemix and Newport Acquisition Corp., a wholly owned subsidiary of NitroMed, which is referred to herein as merger sub, will merge, with Archemix surviving as a wholly owned subsidiary of NitroMed, which transaction is referred to as the merger.

At the effective time of the merger, all outstanding shares of Archemix’s capital stock will be converted into and exchanged for shares of NitroMed common stock, and all outstanding options, whether vested or unvested, and all outstanding warrants to purchase Archemix’s capital stock will be assumed by NitroMed and become options and warrants to purchase NitroMed common stock. In addition, NitroMed will grant options to specified employees of Archemix who remain employees or serve on the board of directors of the combined company after the merger, which are referred to herein as the retention options. As a result, an aggregate of approximately 110.9 million shares of NitroMed common stock will be issued or issuable by NitroMed pursuant to the merger, subject to adjustment as a result of a reverse stock split of NitroMed common stock to occur in connection with the merger. Immediately following the effective time of the merger, Archemix’s securityholders will own approximately 70%, and NitroMed’s current securityholders will own approximately 30%, of NitroMed’s common stock, after giving effect to shares issuable pursuant to Archemix’s outstanding options, warrants and the retention options, and to any shares issuable pursuant to NitroMed’s outstanding options. The number of shares to be issued or issuable in connection with the merger and these percentages assume that NitroMed’s net cash balance at closing is $45 million and that Archemix’s cash and cash equivalent balance at closing will be at least $30 million. The exact percentages will be determined in accordance with a formula that takes into account both NitroMed’s actual net cash balance and Archemix’s cash and cash equivalents at closing and will not be calculated until that time.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of Archemix as of the record date for the Archemix special meeting of stockholders, and thus you are entitled to vote at such special meeting. This document serves as both a joint proxy statement of NitroMed and Archemix, used to solicit proxies for their respective special meetings of stockholders, and as a prospectus of NitroMed, used to offer shares of NitroMed common stock in exchange for shares of Archemix common stock and preferred stock or shares of NitroMed common stock issuable upon the exercise of options or warrants for Archemix capital stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of NitroMed and Archemix, and you should read it carefully.

Q:	What will happen to Archemix if, for any reason, the merger with NitroMed does not close?

A:	Archemix has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger with NitroMed. In the event the merger does not close, Archemix will need to obtain additional financing to continue its current operations beyond 2009. Although Archemix’s board of directors may elect to, among other things, attempt to complete a private financing or another strategic transaction if the merger with NitroMed does not close, Archemix’s board of directors may instead take steps necessary to liquidate or dissolve Archemix’s business and assets if a viable financing or alternative strategic transaction is not available.

Q:	How does Archemix’s board of directors recommend that Archemix’s stockholders vote?

A:	After careful consideration, Archemix’s board of directors has unanimously approved the merger agreement and each of the proposals described in this joint proxy statement/prospectus that the stockholders of Archemix are being asked to consider, and has determined that they are advisable, fair to and in the best interests of Archemix’s stockholders. The members of Archemix’s board of directors who are not members of management, preferred stockholders or designated by preferred stockholders, John Maraganore and Robert Stein, reviewed the proposed exchange ratios for the shares of Archemix common stock and preferred stock to be exchanged in the merger, including the allocation of merger consideration between the different classes and series of capital stock, and recommended that the Archemix board of directors vote in favor of the merger, including the exchange ratios, and recommend its approval to the Archemix stockholders. Accordingly, Archemix’s board of directors unanimously recommends that Archemix’s stockholders vote FOR each such proposal.

Q:	How did NitroMed’s board of directors recommend that NitroMed’s stockholders vote?

A:	After careful consideration and based upon a recommendation of a committee of disinterested directors, NitroMed’s board of directors has unanimously recommended that NitroMed’s stockholders vote to adopt each of the proposals described in this joint proxy statement/prospectus that the stockholders of NitroMed are being asked to consider.

Q:	What Archemix stockholder approvals are required to consummate the merger?

A:	To consummate the merger, Archemix’s stockholders must approve the adoption of the merger agreement, which requires the affirmative vote of the holders of (a) a majority of the shares of Archemix common stock and Archemix preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, (b) two-thirds of the shares of Archemix Series A preferred stock and Series B preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, and (c) two-thirds of the shares of Archemix Series A preferred stock, Series B preferred stock, and Series C preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, each voting as a separate series.

In connection with the execution of the merger agreement, holders of approximately 85% of the shares of Archemix’s outstanding capital stock have entered into agreements with NitroMed that provide, among other things, that the stockholders will vote in favor of adoption of the merger agreement and grant to NitroMed an irrevocable proxy to vote all of such stockholders’ shares of Archemix capital stock in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the proposal to adopt the merger agreement. This constitutes a sufficient vote of Archemix stockholders to approve the merger. In addition, Archemix stockholders have agreed not to transfer or otherwise dispose of any of the shares of NitroMed’s common stock that they receive in the merger for a period ending 90 days after the effective time of the merger, and not to transfer or otherwise dispose of more than 50% of the shares of NitroMed common stock that they receive in the merger for a period ending 180 days after the effective time of the merger.

Q:	When do you expect the merger to be consummated?

A:	NitroMed and Archemix anticipate that the consummation of the merger will occur sometime in the second quarter of 2009, but cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” of this joint proxy statement/prospectus.

Q:	What do I need to do now?

A:	Archemix urges you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you.

If you are an Archemix stockholder, you may only provide your proxy instructions by mailing your signed proxy card in the enclosed return envelope. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of Archemix stockholders.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	The failure to return your proxy card will have the same effect as voting against the adoption of the merger agreement and your shares will not be counted for purposes of determining whether a quorum is present at the Archemix special meeting or for the other proposals.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by Archemix’s board of directors.

Q:	May I vote in person?

A:	If your shares of Archemix capital stock are registered directly in your name, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Archemix. If you are an Archemix stockholder of record, you may attend the special meeting of Archemix stockholders to be held on , 2009 and vote your shares in person, rather than signing and returning your proxy card.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Archemix stockholders of record, other than those Archemix stockholders who have executed a voting agreement and irrevocable proxy, may change their vote at any time before their proxy is voted at the Archemix special meeting. Archemix stockholders of record, other than those who have executed a voting agreement and irrevocable proxy, may revoke their proxies at any time prior to use by delivering to the Secretary of Archemix a signed notice of revocation or a later-dated signed proxy, or by attending the Archemix special meeting and voting in person. Attendance at the Archemix special meeting does not in itself constitute the revocation of a proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is consummated, you will receive written instructions from the exchange agent for exchanging your certificates representing shares of Archemix capital stock for certificates representing shares of NitroMed common stock. You will also receive a cash payment for any fractional share.

Q:	Who is paying for this proxy solicitation?

A:	NitroMed and Archemix will share equally the cost of soliciting proxies, including the printing, mailing and filing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Archemix Corp.
300 Third Street
Cambridge, Massachusetts 02142
(617) 621-7700
Attn: Chief Financial Officer

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the special meetings, you should read this entire joint proxy statement/prospectus carefully, including the merger agreement, attached as Annex A, the opinion of Cowen and Company, LLC regarding the consideration to be paid in the merger, attached as Annex C, and the other documents to which you are referred herein. See “Where You Can Find More Information” on page 339 of this joint proxy statement/prospectus. Page references are included in parentheses to direct you to a more detailed description of the topics presented in this summary.

Information About the Parties

NitroMed, Inc.
45 Hayden Avenue
Suite 3000
Lexington, Massachusetts 02421
(781) 266-4000

NitroMed is the maker of BiDil, which is indicated for the treatment of heart failure in self-identified black patients as an adjunct to current standard therapies. BiDil is an orally administered fixed-dose combination of isosorbide dinitrate and hydralazine hydrochloride. The U.S. Food and Drug Administration, or FDA, approved BiDil in June 2005 and NitroMed commercially launched BiDil in July 2005. In January 2008, NitroMed discontinued active promotional activities for BiDil based upon NitroMed’s determination that the successful commercialization of BiDil requires a magnitude of resources that it cannot currently allocate to the program, as well as NitroMed’s then plans to conserve cash in order to pursue the development of an extended release formulation of BiDil, known as BiDil XR. BiDil is an orally administered medicine that is presently dosed three times daily, and NitroMed has sought to develop BiDil XR as a once-daily formulation. Based upon communications with the FDA, NitroMed expects that a finding of bioequivalence in studies comparing the pharmacokinetics of BiDil XR to the pharmacokinetics of the current formulation of BiDil could support FDA approval to commercialize BiDil XR. Pharmacokinetics refers to the manner in which the body absorbs, distributes, metabolizes and excretes the study drug. Additional clinical studies and trials will be required in order to finalize the BiDil XR formulation prior to the commencement of bioequivalence trials.

On October 22, 2008, NitroMed entered into an asset purchase agreement with JHP, pursuant to which NitroMed has agreed to sell to JHP substantially all of the assets related to NitroMed’s BiDil and BiDil XR drug business, including intellectual property rights, trade names, certain assumed contracts, inventory, receivables and tangible personal property, and JHP will assume from NitroMed specified liabilities relating to the BiDil and BiDil XR drug business. JHP has agreed to pay NitroMed a total purchase price of $24.5 million for its assets, subject to adjustments set forth in the asset purchase agreement. The purchase price will be increased by up to $450,000 to the extent NitroMed’s accounts receivable on the closing date of the asset sale is more than NitroMed’s trade liabilities on the closing date, and will be decreased to the extent NitroMed’s accounts receivable on the closing date is less than its trade liabilities on that date. The purchase price will also be increased by up to $1.8 million based on the net book value of NitroMed’s BiDil inventory, other than expired inventory, as of the closing date of the asset sale.

Based upon NitroMed’s decision to enter into an agreement to sell its BiDil drug business to JHP, it has not continued to implement its BiDil XR development plan. The merger is conditioned upon completion of the asset sale, which is subject to NitroMed stockholder approval and other customary closing conditions. Accordingly, if the asset sale is not approved by NitroMed’s stockholders or is not consummated for other reasons, Archemix has the right to terminate the merger agreement. For a further discussion of the asset sale, see “The Proposed Asset Sale between NitroMed and JHP” on page 131 of this joint proxy statement/prospectus.

In connection with its past research and development programs, NitroMed also generated intellectual property rights in addition to its BiDil and BiDil XR drug business relating to its nitric oxide-enhancing technologies. NitroMed is seeking to divest these proprietary technologies through a sale of assets, exclusive license or otherwise. NitroMed does not have any plans to conduct further research with respect to these technologies.

Archemix Corp.
300 Third Street
Cambridge, Massachusetts 02142
(617) 621-7700

Archemix is a biotechnology company focused on discovering, developing and commercializing aptamer therapeutics. Aptamers are synthetically-derived oligonucleotides that bind to proteins with high specificity and affinity and have been shown to provide many of the advantages of oligonucleotides and monoclonal antibodies. Using Archemix’s processes for discovering aptamers, which are protected by its broad patent portfolio, Archemix is developing aptamer product candidates for rare hematological diseases. In addition, Archemix has licensed its intellectual property to third parties to develop their own aptamer product candidates in other areas. Currently, Archemix’s licensees are evaluating five different aptamer product candidates in human clinical trials; two of these product candidates are in Phase 2 and three are in Phase 1. Archemix has additional partnerships with several pharmaceutical and biotechnology companies, including Merck Serono, Pfizer, Takeda, Eli Lilly and Isis Pharmaceuticals.

Summary of the Merger (see page 72)

If the merger is completed, Archemix and merger sub will merge, with Archemix surviving as a wholly owned subsidiary of NitroMed. In addition, subject to stockholder approval of the certificate of amendment, NitroMed will change its name to Archemix Corp., and NitroMed’s business immediately following the merger will be the business conducted by Archemix immediately prior to the merger. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Reasons for the Merger (see page 86)

Each of the boards of directors of NitroMed and Archemix also considered other reasons for the merger, as described herein. For example, the board of directors of NitroMed considered, among other things:

•	NitroMed’s limited prospects if it were to remain an independent, standalone company as a result of factors such as the discontinuation of active promotional activities for BiDil and the agreement to sell its BiDil and BiDil XR drug business to JHP, and NitroMed’s expected very limited operations and assets following the BiDil asset sale;

•	the opportunity for NitroMed’s stockholders to participate in the potential future value of the combined company; and

•	the NitroMed board of directors’ consideration of strategic alternatives to the merger, including the identification and evaluation of several potential private company candidates for a merger transaction and the consideration of undertaking the dissolution and liquidation of NitroMed, and the board of directors’ belief that the merger was more favorable to NitroMed’s stockholders than any other alternative reasonably available to NitroMed and its stockholders.

In addition, the board of directors of Archemix considered, among other things, the following:

•	that the cash resources of the combined company expected to be available at the closing of the merger and the ability to access capital markets as a public company are anticipated to provide sufficient capital to maintain Archemix’s projected business operations through and after 2009, including continued Phase 2 clinical development of Archemix’s product candidate ARC1779, and continued research and preclinical development of other product candidates;

•	the view that the range of options available to the combined company to access private and public equity markets should additional capital be needed in the future will likely be greater than the range of options Archemix would have as a private company; and

•	the opportunity for Archemix’s stockholders to participate in the long-term value of the product candidate development programs of Archemix through the ownership of stock in a public company.

Opinion of NitroMed’s Financial Advisor (see page 92)

Cowen and Company, LLC, or Cowen, the financial advisor of NitroMed, delivered to the board of directors of NitroMed a written opinion dated November 17, 2008, addressed to the board of directors of NitroMed, to the effect that, as of the date of the opinion and based on and subject to various assumptions, qualifications and limitations described in the opinion, the consideration to be paid by NitroMed in the merger was fair, from a financial point of view, to NitroMed. The full text of the Cowen opinion is attached to this joint proxy statement/prospectus as Annex C. You are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Cowen delivered its opinion to the NitroMed board of directors in connection with the NitroMed board’s review of the proposed merger. The opinion does not address any other aspect of the merger and does not constitute any recommendation to any stockholder as to how any stockholder should vote or act at the NitroMed special meeting or otherwise.

Overview of the Merger Agreement

Merger Consideration and Adjustment (see page 117)

At the effective time of the merger, all outstanding shares of Archemix’s capital stock will be converted into and exchanged for shares of NitroMed common stock, and all outstanding options, whether vested or unvested, and all outstanding warrants to purchase Archemix’s capital stock will be assumed by NitroMed and become options and warrants to purchase NitroMed’s common stock. In addition, NitroMed will grant options to specified employees of Archemix who remain employees or serve on the board of directors of the combined company following the merger, which are referred to herein as the retention options. As a result, an aggregate of approximately 110.9 million shares of NitroMed common stock will be issued or issuable by NitroMed pursuant to the merger, subject to adjustment as a result of a reverse stock split of NitroMed’s common stock to occur in connection with the merger. The number of shares of NitroMed common stock that Archemix securityholders will be entitled to receive pursuant to the merger, together with the retention options to be granted by NitroMed in the merger, is expected to represent approximately 70% of the fully-diluted shares of the combined company immediately following the consummation of the merger, assuming that NitroMed’s net cash at closing is $45 million and that Archemix’s cash and cash equivalent balance at closing is at least $30 million.

The actual number of shares of NitroMed common stock that Archemix securityholders will be entitled to receive pursuant to the merger is subject to upward or downward adjustment in accordance with a formula that takes into account both NitroMed’s net cash balance and Archemix’s cash and cash equivalents at the closing of the merger. For a more detailed discussion of the different exchange ratios at different net cash and cash and cash equivalents balances at the closing of the merger with respect to the different classes and series of Archemix capital stock, see “The Merger Agreement — Merger Consideration and Adjustment” on page 117 of this joint proxy statement/prospectus.

Assuming that NitroMed’s net cash balance, as calculated pursuant to the merger agreement, is $45 million at the closing of the merger and Archemix’s cash and cash equivalent balance is at least $30 million at the closing of the merger, the exchange ratios for the different classes and series of Archemix capital stock will be as follows, subject to adjustment to account for the reverse stock split:

•	each share of Archemix common stock will entitle the holder to receive 0.5120 shares of NitroMed common stock;

•	each share of Archemix Series A preferred stock will entitle the holder to receive 0.8001 shares of NitroMed common stock;

•	each share of Archemix Series B preferred stock will entitle the holder to receive 0.8001 shares of NitroMed common stock; and

•	each share of Archemix Series C preferred stock will entitle the holder to receive 0.5120 shares of NitroMed common stock.

Conditions to Completion of the Merger (see page 119)

NitroMed and Archemix expect to complete the merger after all the conditions to the merger in the merger agreement are satisfied or waived, including after NitroMed and Archemix receive stockholder approvals at the special meetings of NitroMed and Archemix stockholders and receive all required regulatory approvals. NitroMed and Archemix currently expect to complete the merger in the second quarter of 2009. However, it is possible that factors outside of NitroMed’s or Archemix’s control could require NitroMed and Archemix to complete the merger at a later time or not to complete it at all. Each party’s obligation to complete the merger is subject to the satisfaction or waiver by the parties, at or prior to the merger, of various conditions, which include the following:

•	the registration statement on Form S-4 must have been declared effective by the SEC;

•	no injunction or order must have been issued preventing the consummation of the merger, and no law shall be in effect which has the effect of making the consummation of the merger illegal;

•	stockholders of Archemix must adopt the merger agreement, and stockholders of NitroMed must approve the asset sale (if not previously approved at a separate meeting of NitroMed stockholders), approve the issuance of NitroMed common stock pursuant to the merger and the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split;

•	any governmental authorization or other consent required to be obtained by any of the parties to the merger agreement shall have been obtained;

•	the existing shares of NitroMed common stock shall have been continually listed on The NASDAQ Global Market, and NitroMed shall have caused the shares of NitroMed common stock Archemix securityholders will be entitled to receive pursuant to the merger to be approved for listing on The NASDAQ Global Market following the closing of the merger;

•	all representations and warranties of the other party in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger, except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the party making the representations and warranties;

•	the other party to the merger agreement must have performed or complied with all covenants and obligations required to be performed or complied, or obtained any consents required, by such party on or before the closing of the merger;

•	the other party having delivered the documents required under the merger agreement for the closing of the merger;

•	NitroMed and Archemix shall have received a tax opinion from legal counsel;

•	NitroMed shall have at least $34.5 million in net cash at closing, as calculated pursuant to the merger agreement;

•	the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split shall have become effective under the Delaware General Corporation Law; and

•	NitroMed shall have completed the asset sale.

No Solicitation (see page 120)

Each of Archemix and NitroMed agreed that, with certain exceptions, Archemix and NitroMed and any of their respective subsidiaries will not, nor will either party authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its subsidiaries, and will use its commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents not to, and will not authorize any of them to, directly or indirectly:

•	solicit, initiate, encourage, induce or knowingly facilitate any inquiry with respect to the making, submission or announcement of, any acquisition proposal or inquiry;

•	furnish to any person any information with respect to it in connection with or in response to an acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal or inquiry;

•	engage in discussions or negotiations with respect to any acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition proposal or inquiry.

The merger agreement does not, however, prohibit either party from considering a bona fide acquisition proposal from a third party if certain specified conditions are met. For a discussion of the prohibitions on solicitation of acquisition proposals, see “The Merger Agreement — No Solicitation” beginning on page 120.

Termination of the Merger Agreement (see page 125)

Either NitroMed or Archemix can terminate the merger agreement, which would prevent the merger from being consummated, under certain circumstances as set forth below:

•	by mutual written consent of Archemix and NitroMed;

•	by Archemix or NitroMed, if the merger has not been completed by April 30, 2009;

•	by Archemix or NitroMed, if a governmental entity has permanently restrained, enjoined or otherwise prohibits the merger;

•	by Archemix or NitroMed, if the stockholders of NitroMed have not approved the asset sale, the issuance of NitroMed common stock pursuant to the merger and the amendment of NitroMed’s certificate of incorporation effecting the reverse stock split at a NitroMed special meeting or any adjournment or postponement thereof;

•	by Archemix or NitroMed, if the stockholders of Archemix have not adopted the merger agreement at the Archemix special meeting or any adjournment or postponement thereof;

•	by Archemix or NitroMed, if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement or if any representation or warranty has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied, subject to a 30 day cure period; or

•	by Archemix or NitroMed, if prior to the consummation of the merger, the board of directors of the terminating party determines that a non-foreseeable material development or change (other than an acquisition proposal) has occurred.

By Archemix if:

•	NitroMed’s board of directors fails to recommend that NitroMed’s stockholders vote to approve the asset sale, the issuance of the shares of NitroMed common stock pursuant to the merger or the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split or withdraws or modifies its recommendation in a manner adverse to Archemix;

•	NitroMed fails to include in this joint proxy statement/prospectus a recommendation to approve the issuance of the shares of NitroMed common stock pursuant to the merger or the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split;

•	NitroMed fails to hold the NitroMed special meeting within 45 days after the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective;

•	NitroMed’s board of directors approves, endorses or recommends any acquisition proposal, as defined under “The Merger Agreement — No Solicitation”; or

•	NitroMed enters into any letter of intent or similar document or any contract relating to any acquisition proposal.

By NitroMed if:

•	Archemix’s board of directors fails to recommend that Archemix’s stockholders vote to adopt the merger agreement or withdraws or modifies its recommendation in a manner adverse to NitroMed;

•	Archemix fails to include in this joint proxy statement/prospectus such recommendation;

•	Archemix fails to hold the Archemix special meeting within 45 days after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective;

•	Archemix’s board of directors approves, endorses or recommends any acquisition proposal, as defined under “The Merger Agreement — No Solicitation”; or

•	Archemix enters into any letter of intent or similar document or any contract relating to any acquisition proposal.

Termination Fees and Expenses (see page 127)

If the merger agreement is terminated under certain circumstances, NitroMed or Archemix will be required to pay the other party a termination fee of $1.5 million and NitroMed may be required to reimburse Archemix’s documented expenses up to $1.5 million if NitroMed has less than $34.5 million in net cash at closing or up to $500,000 in certain other circumstances.

Stockholder Voting Agreements (see page 130)

In connection with the execution of the merger agreement, holders of approximately 31% of NitroMed’s outstanding common stock have entered into agreements that provide, among other things, that such stockholders grant to Archemix and each of its executive officers an irrevocable proxy to vote all of such stockholder’s shares in favor of the issuance of NitroMed’s common stock in the merger and against any proposal made in opposition to, or in competition with, the proposal to issue NitroMed’s common stock in connection with the merger. In addition, these NitroMed stockholders have agreed not to transfer or otherwise dispose of any of the shares of NitroMed’s common stock that they own for a period ending 90 days after the effective time of the merger, and not to transfer or otherwise dispose of more than 50% of the shares of NitroMed common stock that they own for a period ending 180 days after the effective time of the merger.

In connection with the execution of the merger agreement, holders of approximately 85% of the shares of Archemix’s outstanding capital stock have entered into agreements with NitroMed that provide, among other things, that the stockholders will vote in favor of adoption of the merger agreement and grant to NitroMed an irrevocable proxy to vote all of such stockholders’ shares of Archemix capital stock in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the proposal to adopt the merger agreement. This constitutes a sufficient vote of Archemix stockholders to approve the merger. In addition, these Archemix stockholders have agreed not to transfer or otherwise dispose of any of the shares of NitroMed’s common stock that they receive in the merger for a period ending 90 days after the effective time of the merger, and not to transfer or otherwise dispose of more than 50% of the shares of NitroMed common stock that they receive in the merger for a period ending 180 days after the effective time of the merger.

Management Following the Merger (see page 229)

Following the merger, the management team of the combined company is expected to comprise the following individuals:

•	Kenneth Bate — President and Chief Executive Officer

•	Gregg Beloff — Vice President, Chief Financial Officer, Treasurer and Secretary

•	Duncan Higgons — Executive Vice President, Business Operations

•	Page Bouchard, D.V.M. — Senior Vice President, Research and Preclinical Development

•	James Gilbert, M.D. — Senior Vice President, Chief Medical Officer

Board of Directors Following the Merger (see page 230)

Pursuant to the merger agreement, promptly following the effective time of the merger, NitroMed has agreed to take all necessary actions to appoint Errol De Souza, Alex Barkas, Peter Barrett, John Maraganore and Michael Ross to NitroMed’s board of directors. In addition, NitroMed has agreed to take all necessary actions to obtain the resignations of the following current NitroMed directors: Argeris Karabelas, Joseph Loscalzo, Robert Cohen, Frank Douglas, Zola Horovitz, Christopher Sobecki and John Littlechild. Kenneth M. Bate, Mark Leschly and Davey Scoon will remain as directors. Contemporaneously with the resignation of NitroMed’s current directors and the appointment of Errol De Souza, Alex Barkas, Peter Barrett, John Maraganore and Michael Ross to NitroMed’s board of directors, the size of NitroMed’s board of directors will be fixed at eight directors.

Interests of NitroMed’s Directors and Executive Officers (see page 97)

In considering the recommendation of the NitroMed board of directors with respect to the merger and the other matters to be acted upon by NitroMed stockholders at the NitroMed special meeting, NitroMed stockholders should be aware that certain members of the board of directors and executive officers of NitroMed have interests in the merger that may be different from, or in addition to, interests they may have as NitroMed stockholders.

It is anticipated that Kenneth Bate will be President and Chief Executive Officer of the combined company. Arrangements regarding Mr. Bate’s compensation have not yet been determined.

The following NitroMed directors will remain directors of the combined company following consummation of the merger: Kenneth Bate, Mark Leschly and Davey Scoon.

Argeris Karabelas, Ph.D., and Mark Leschly, directors of NitroMed, may be deemed to have an interest in the merger because each of them may be deemed to beneficially own 5.1% and 9.3%, respectively, of the outstanding capital stock of Archemix as a result of their affiliations with certain investment funds that hold preferred stock of Archemix, and Frank Douglas, M.D., Ph.D., a director of NitroMed, may be deemed to have an interest in the transactions contemplated herein because he owns options to purchase 30,000 shares of common stock of Archemix which expire on April 25, 2009. Dr. Douglas served on the board of directors of Archemix from March 2, 2005 to April 25, 2006.

A committee of Zola Horovitz, John Littlechild, Davey Scoon and Christopher Sobecki, all of whom are disinterested directors for purposes of the asset sale and the merger, evaluated the merger and unanimously recommended that the NitroMed board of directors vote in favor of the merger and recommend its approval to the NitroMed stockholders.

As of December 1, 2008, all directors and executive officers of NitroMed, together with their affiliates, beneficially owned 35.2% of the shares of NitroMed’s common stock. The affirmative vote of the holders of a majority of the NitroMed common stock having voting power present in person or represented by proxy at the NitroMed special meeting is required for approval of Proposal Nos. 1 and 4. The affirmative vote of holders of a majority of NitroMed’s common stock having voting power outstanding on the record date for the NitroMed special meeting is required for approval of NitroMed’s Proposal Nos. 2 and 3. Affiliates of certain NitroMed directors, have also entered into stockholder agreements in connection with the merger. The stockholder agreements are discussed in greater detail under the caption “Agreements Related to the Merger — NitroMed Stockholder Agreements” beginning on page 130 of this joint proxy statement/prospectus.

Interests of Archemix’s Directors and Executive Officers (see page 100)

In considering the recommendation of the Archemix board of directors with respect to adopting the merger agreement, Archemix stockholders should be aware that certain members of the board of directors and executive officers of Archemix have interests in the merger that may be different from, or in addition to, interests they may have as Archemix stockholders. For example, following the consummation of the merger, certain of the Archemix directors will continue to serve on the board of directors of the combined company and the management team of the combined company is expected to be comprised of certain members of the current management team of Archemix.

The executive officers of Archemix who will become executive officers of the combined company have employment arrangements and change in control agreements with Archemix that will be assumed by NitroMed. The change in control agreements provide for certain payments and benefits in the event of a termination in connection with or subsequent to a change in control or reverse merger (each as defined in the agreements), as well as the right to receive equity awards in the event of a reverse merger in such amount that allows the executive officer to maintain his proportionate ownership in the combined company as he held in Archemix prior to such reverse merger. The merger of Archemix and NitroMed constitutes a reverse merger under the change in control agreements, and as a result may trigger payment of the benefits set forth in the agreements should a termination occur under the circumstances described therein, and will trigger the rights of the executive officers to receive stock options to purchase shares of NitroMed common stock. Also, certain Archemix directors and all of the Archemix executive officers hold options to purchase shares of Archemix common stock, which options will be assumed by NitroMed and become options to purchase shares of NitroMed common stock at the effective time of the merger.

Errol De Souza, Ph.D., Archemix’s President and Chief Executive Officer and member of the Archemix board of directors, will resign as President and Chief Executive Officer immediately prior to completion of the merger, but will serve as a member of the combined company’s board of directors. In connection with his resignation as President and Chief Executive Officer, Dr. De Souza will receive certain severance payments and benefits provided for in his employment agreement with Archemix, which include cash payments and accelerated vesting of outstanding stock options. In addition, NitroMed has agreed to grant Dr. De Souza options to purchase shares of NitroMed common stock following completion of the merger.

The following directors of Archemix will remain directors of the combined company following consummation of the merger: Errol De Souza, Ph.D., Alex Barkas, Ph.D., Peter Barrett, Ph.D., John Maraganore, Ph.D., and Michael Ross, Ph.D. Lawrence Best, Corey Mulloy and Robert Stein, M.D. will resign from the Archemix board of directors as of the effective time of the merger.

Dr. Barrett, Mr. Mulloy, Dr. Ross, and Dr. Barkas, directors of Archemix, may be deemed to have an interest in the merger because each of them may be deemed to beneficially own 13.5%, 12.8%, 11.2%, and 13.5%, respectively, of the outstanding capital stock of Archemix as a result of their affiliations with certain investment funds that hold preferred stock of Archemix.

The members of Archemix’s board of directors who are not members of management, preferred stockholders or designated by preferred stockholders, John Maraganore and Robert Stein, reviewed the proposed exchange ratios for the shares of Archemix common stock and preferred stock to be exchanged in the merger, including the allocation of merger consideration between the different classes and series of capital stock, and recommended that the Archemix board of directors vote in favor of the merger, including the exchange ratios, and recommend its approval to the Archemix stockholders.

As of December 1, 2008, all directors and executive officers of Archemix, together with their affiliates, beneficially owned approximately 56% of the shares of Archemix capital stock. The adoption of the merger agreement requires the affirmative vote of the holders of (a) a majority of the shares of Archemix common stock and Archemix preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, (b) two-thirds of the shares of Archemix Series A preferred stock and Series B preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, and (c) two-thirds of the shares of Archemix Series A preferred stock, Series B preferred stock, and Series C preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, each voting as a separate series. The stockholders of Archemix affiliated with Dr. Barrett, Mr. Mulloy, Dr. Ross, and Dr. Barkas, and other stockholders, holding collectively an aggregate of 85% of Archemix’s outstanding capital stock, have entered into voting agreements in connection with the merger. The shares of Archemix capital stock subject to these voting agreements represent the votes required to approve the merger agreement. The voting agreements are discussed in greater detail under the caption “Agreements Related to the Merger — Archemix Stockholder Agreements” beginning on page 130 of this joint proxy statement/prospectus.

Archemix Stock Options, Restricted Stock and Warrants (see page 106)

Each outstanding option to purchase shares of Archemix common stock that is not exercised prior to the consummation of the merger will be assumed by NitroMed at the effective time of the merger and will become an option to purchase shares of NitroMed common stock. Each outstanding warrant to purchase shares of Archemix capital stock that is not exercised prior to the consummation of the merger will be assumed by NitroMed at the effective time of the merger and will become a warrant to purchase shares of NitroMed common stock. The number of shares of NitroMed common stock subject to each assumed option and warrant will be determined by multiplying the number of shares of Archemix common stock or Archemix preferred stock that were subject to each option or warrant, as applicable, prior to the effective time of the merger by the common stock exchange ratio determined pursuant to the merger agreement, and rounding that result down to the nearest whole number of shares of NitroMed common stock. The per share exercise price for the assumed options and warrants will be determined by dividing the per share exercise price of the Archemix common stock or Archemix preferred stock subject to each option or warrant, as applicable, as in effect immediately prior to the effective time of the merger by the common stock exchange ratio and rounding that result up to the nearest whole cent. The common stock exchange ratio will be determined in accordance with the merger agreement by reference to NitroMed’s net cash balance and Archemix’s cash and cash equivalents, as calculated pursuant to the merger agreement, at the closing of the merger. In addition, NitroMed will grant retention options to specified employees of Archemix who remain employees or serve on the board of directors of the combined company in the merger. The retention options will have an exercise price equal to the fair market value of the NitroMed common stock on the date of grant, and the number of shares to be issued upon exercise of the retention options will be subject to the same adjustments as apply to the Archemix options assumed by NitroMed in the merger and described above.

Material United States Federal Income Tax Consequences of the Merger (see page 111)

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is a closing condition to the merger that NitroMed and Archemix each receive an opinion from its counsel regarding such qualification. As a result of the merger’s qualification as a reorganization, Archemix stockholders will not recognize a gain or loss for United States federal income tax purposes upon the exchange of shares of Archemix common stock or preferred stock for shares of NitroMed common stock, except with respect to cash received in lieu of fractional shares of NitroMed common stock.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Risk Factors (see page 19)

Both NitroMed and Archemix are subject to various risks associated with their businesses and their industries. In addition, the merger, as well as the possibility that the merger may not be completed, pose a number of risks to each company and its respective stockholders, including the following risks:

•	The consummation of the merger is subject to a number of closing conditions, including consummation of the asset sale, the continued listing of NitroMed’s shares on The NASDAQ Global Market, the merger shares having been approved for listing on The NASDAQ Global Market and NitroMed having net cash of at least $34.5 million at closing. If the closing conditions are not satisfied, then the merger agreement can be terminated. If NitroMed is not able to consummate the merger, it will review strategic alternatives, including another reverse merger. If it is not successful, NitroMed’s board may elect or be required to liquidate all of NitroMed’s business and assets.

•	The 70%/30% ownership ratio of common stock held by current Archemix and NitroMed securityholders after closing assumes NitroMed has $45 million of net cash at closing and that Archemix’s cash and cash equivalent balance at closing is at least $30 million. The exchange ratios are subject to adjustment based upon NitroMed’s net cash and Archemix’s cash and cash equivalents at closing. For example, if the net cash balance of NitroMed at the closing of the merger is below $45 million, the exchange ratios will be adjusted upward to increase the number of shares that Archemix securityholders will be entitled to receive pursuant to the merger, which would further dilute current NitroMed securityholders’ ownership in the combined company; if the net cash balance of NitroMed at the closing of the merger is below $34.5 million, Archemix may elect not to consummate the merger; and, if the net cash balance of NitroMed at the closing of the merger is greater than $45 million, the exchange ratios will be adjusted downward to decrease the number of shares that Archemix securityholders will be entitled to receive pursuant to the merger, which would further dilute current Archemix securityholders’ ownership in the combined company. Additionally, the exchange ratio for the merger will be adjusted to further increase, or to decrease, the number of shares that Archemix securityholders will be entitled to receive in the merger depending on whether Archemix’s cash and cash equivalent balance at closing is above or below $30 million. Specifically, if the Archemix cash and cash equivalent balance is below $30 million, then the percentage ownership of the combined company held by NitroMed securityholders will increase by approximately 2%.

•	The exchange ratio for the merger is not adjustable based on the market price of NitroMed common stock, and if the market price of NitroMed common stock declines, the value of the shares of NitroMed common stock that Archemix securityholders will be entitled to receive pursuant to the merger could be significantly lower.

•	Some of NitroMed’s and Archemix’s officers and directors have interests in the merger that may be different from yours and may influence them to support the merger without regard to your interests.

•	Failure to complete the merger may result in NitroMed or Archemix paying a termination fee to the other and could harm NitroMed’s or Archemix’s common stock price or NitroMed’s or Archemix’s future business and operations.

•	The merger may be completed even though material adverse changes may result from the announcement of the transaction, industry-wide changes and other causes, which could result in a decline in the combined company’s stock price and reduce the value of the merger to NitroMed’s or Archemix’s securityholders.

•	If the combined company resulting from the merger does not realize the anticipated benefits from the merger, the market price of the combined company’s common stock may decline as a result of the merger.

•	If the perceived benefits of the merger, including the benefits to the combined company’s business and prospects, are not realized after the merger, NitroMed and Archemix securityholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

These risks and other risks are discussed in greater detail under the caption “Risk Factors” beginning on page 19 of this joint proxy statement/prospectus. NitroMed and Archemix both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 110)

As of the date of this joint proxy statement/prospectus, neither NitroMed nor Archemix is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, NitroMed must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Global Market in connection with the issuance of shares of NitroMed common stock pursuant to the merger, including the filing with the SEC of this joint proxy statement/prospectus and the filing with NASDAQ of an initial listing application. As of the date hereof, the registration statement of which this joint proxy statement/prospectus is a part has not become effective.

The NASDAQ Global Market Listing (see page 113)

NitroMed has filed an initial listing application with The NASDAQ Global Market pursuant to NASDAQ’s “reverse merger” rules for the re-listing of NitroMed’s common stock in connection with the merger and to effect the initial listing of NitroMed’s common stock issuable in connection with the merger or upon exercise of Archemix’s options or warrants. If such application is accepted, NitroMed anticipates that its common stock will be listed on The NASDAQ Global Market following the closing of the merger under the trading symbol “ARCH.”

Anticipated Accounting Treatment (see page 113)

The merger will be accounted for as a capital transaction and not a business combination in accordance with accounting principles generally accepted in the United States. For accounting purposes, the transaction, in effect, will reflect the issuance of common stock by Archemix for the net monetary assets of NitroMed, accompanied by a recapitalization. As a result, Archemix will record the net assets of NitroMed at their fair values on the date of consummation. Neither goodwill nor intangible assets will be recognized.

Appraisal Rights (see page 113)

Holders of NitroMed common stock are not entitled to appraisal rights in connection with the merger or any of the proposals to be voted upon at the special meeting.

Under Delaware law, Archemix stockholders are entitled to appraisal rights in connection with the merger if they did not vote in favor of the merger agreement and they comply with the conditions established by Section 262 of the Delaware General Corporation Law. For more information about appraisal rights, see the provisions of Section 262 of the Delaware General Corporation Law attached to this joint proxy statement/prospectus as Annex B, and “The Merger — Appraisal Rights” beginning on page 113 of this joint proxy statement/prospectus.

Comparison of Stockholder Rights (see page 312)

Both NitroMed and Archemix are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law. If the merger is completed, Archemix stockholders will become stockholders of NitroMed, and their rights will be governed by the Delaware General Corporation Law, the certificate of incorporation of NitroMed and the bylaws of NitroMed. The rights of NitroMed contained in the certificate of incorporation and bylaws of NitroMed differ from the rights of Archemix stockholders under the certificate of incorporation and bylaws of Archemix, as more fully described under the section entitled “Comparison of Rights of Holders of NitroMed Stock and Archemix Stock” beginning on page 311 of this joint proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION AND UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION AND DATA

The following tables present summary historical financial data for NitroMed and Archemix, summary unaudited pro forma condensed combined financial data for NitroMed and Archemix, and comparative historical and unaudited pro forma per share data for NitroMed and Archemix.

Selected Historical Financial Data of NitroMed

The selected financial data as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 are derived from NitroMed’s audited financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, and are included in this joint proxy statement/prospectus beginning on page F-1. The selected financial data as of December 31, 2004 and 2003 and for the years ended December 31, 2005, 2004 and 2003, are derived from NitroMed’s audited financial statements which have been audited by Ernst & Young LLP, independent registered public accounting firm and are not included in this joint proxy statement/prospectus. The statement of operations data for the nine months ended September 30, 2007 and 2008, as well as the balance sheet data as of September 30, 2008 are derived from NitroMed’s unaudited financial statements included in this joint proxy statement/prospectus beginning on page F-29. The financial data should be read in conjunction with “NitroMed’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and NitroMed’s financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

						Nine Months Ended
	Year Ended December 31,					September 30,
	2007(1)	2006(1)	2005	2004	2003	2008	2007
	(In thousands, except per share data)

Statement of Operations Data:
Revenue	$16,019	$12,086	$6,047	$16,458	$12,775	$11,767	$11,042
Cost and operating expenses:
Cost of product sales	4,236	3,560	8,009	—	—	2,943	2,151
Research and development	12,185	17,029	31,340	27,401	18,447	2,622	9,745
Sales, general and administrative	31,358	59,403	74,596	20,185	3,574	8,438	23,709
Restructuring charges	1,004	5,283	—	—	—	2,708	1,004

Total costs and operating expenses	48,783	85,275	113,945	47,586	22,021	16,711	36,609

Loss from operations	(32,764)	(73,189)	(107,898)	(31,128)	(9,246)	(4,944)	(25,567)
Other income, net	1,190	1,852	2,046	1,355	477	352	863

Net loss	(31,574)	(71,337)	(105,852)	(29,773)	(8,769)	(4,592)	(24,704)
Deemed dividends related to beneficial conversion features of redeemable convertible preferred stock	—	—	—	—	(19,357)	—	—
Accretion of dividends and redemption value	—	—	—	—	(2,794)	—	—

Net loss attributable to common stockholders	$(31,574)	$(71,337)	$(105,852)	$(29,773)	$(30,920)	$(4,592)	$(24,704)

Net loss per common share:
Basic and diluted	$(0.75)	$(1.96)	$(3.49)	$(1.14)	$(6.95)	$(0.10)	$(0.60)
Weighted average basic and diluted common shares outstanding	41,997	36,399	30,355	26,152	4,447	45,954	40,877

(1)	NitroMed includes the expense associated with employee stock options in the Statement of Operations effective in 2006 upon the adoption of Statement of Financial Accounting Standards No. 123R, which resulted in an aggregate of $5.0 million and $8.0 million recorded in the line items of research and development and sales, general and administrative expenses for the years ended December 31, 2007 and 2006, respectively.

						As of
	As of December 31,					September 30,
	2007	2006	2005	2004	2003	2008
	(In thousands)

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$31,400	$42,153	$61,541	$142,367	$97,088	$17,823
Working capital	21,722	31,041	39,924	133,238	87,938	17,334
Total assets	35,567	48,705	76,521	149,357	99,170	22,892
Long-term debt	—	3,728	10,653	—	—	—
Accumulated deficit	(345,382)	(313,808)	(242,471)	(136,619)	(106,846)	(349,973)
Total stockholders’ equity	$22,225	$29,079	$33,066	$137,012	$81,799	$19,024

Selected Historical Financial Data of Archemix

The selected financial data as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 are derived from Archemix’s audited financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, and are included in this joint proxy statement/prospectus beginning on page F-42. The selected financial data as of December 31, 2005, 2004 and 2003 and for the years ended December 31, 2004 and 2003, are derived from Archemix’s audited financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, which are not included in this joint proxy statement/prospectus. The statement of operations data for the nine months ended September 30, 2008 and 2007, and the balance sheet data as of September 30, 2008, have been derived from Archemix’s unaudited financial statements included in this joint proxy statement/prospectus. The financial data should be read in conjunction with “Archemix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Archemix’s financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

						Nine Months Ended
	Year Ended December 31,					September 30,
	2007	2006	2005	2004	2003	2008	2007
	(In thousands)					(Unaudited)

Statement of Operations Data:
Revenue	$17,368	$6,408	$2,398	$1,911	$152	$20,741	$11,774
Operating expenses:
Research and development	29,171	16,965	17,061	9,531	9,226	24,715	20,799
General and administrative	11,123	7,634	6,213	5,133	3,158	7,642	6,902

Loss from operations	(22,926)	(18,191)	(20,876)	(12,753)	(12,232)	(11,616)	(15,927)
Interest income (expense), net	2,551	1,807	909	403	(36)	1,163	1,815

Net loss	(20,375)	(16,384)	(19,967)	(12,350)	(12,268)	(10,453)	(14,112)
Accretion to redemption value of redeemable convertible preferred stock	(8,534)	(8,534)	(6,896)	(5,566)	(3,324)	(6,400)	(6,400)

Net loss attributable to common stockholders	$(28,909)	$(24,918)	$(26,863)	$(17,916)	$(15,592)	$(16,853)	$(20,512)

						As of
	As of December 31,					September 30,
	2007	2006	2005	2004	2003	2008
	(In thousands)					(Unaudited)

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$55,778	$36,024	$41,864	$41,992	$17,419	$37,694
Working capital	43,653	33,742	40,367	39,335	15,317	28,731
Total assets	61,203	44,104	46,099	44,285	20,334	43,145
Redeemable convertible preferred stock	169,904	131,552	123,022	95,630	56,898	176,304
Long-term debt	—	—	—	—	591	—
Total stockholders’ deficit	$(136,957)	$(109,422)	$(84,881)	$(58,026)	$(40,171)	$(153,021)

Selected Unaudited Pro Forma Condensed Combined Financial Data of NitroMed and Archemix

The following selected unaudited pro forma condensed combined financial information have been prepared to give effect to the proposed merger of Archemix and NitroMed as a reverse acquisition of net assets and a recapitalization. Archemix’s and NitroMed’s unaudited pro forma condensed combined balance sheet data assume that the merger took place on September 30, 2008 and combine Archemix’s historical balance sheet at September 30, 2008 with NitroMed’s historical balance sheet at September 30, 2008. The following unaudited pro forma condensed combined statement of operations data give effect to the proposed merger transaction between NitroMed and Archemix and to the sale of substantially all of the assets related to NitroMed’s BiDil and BiDil XR drug business to JHP assuming that the sale took place on January 1, 2007. Archemix securityholders will own or have the right to acquire, after the merger, approximately 70% of the combined company on a fully diluted basis, subject to adjustment based upon NitroMed’s net cash and Archemix’s cash and cash equivalents at closing. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2007 combine Archemix’s historical statement of operations for the year then ended with NitroMed’s statement of operations for the year ended December 31, 2007. The unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2008 combine Archemix’s historical statement of operations for the nine months then ended with NitroMed’s historical statement of operations for the nine months ended September 30, 2008.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2008 and for the year ended December 31, 2007 are derived from the unaudited pro forma condensed combined financial information beginning at page 303 and should be read in conjunction with that information. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

		For the
	For The	Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2007	2008
	(In thousands)

Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Revenues	$17,368	$20,741
Operating expenses:
Research and development	29,171	24,715
General and administrative	11,123	7,642

Total operating expenses	40,294	32,357
Interest income, net	3,728	1,628

Net loss	$(19,198)	$(9,988)

As of
September 30,
2008
(In thousands)

Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and short term and long term marketable securities	$82,951
Working capital	62,346
Total assets	88,612
Stockholders’ equity	58,502

Comparative Historical and Unaudited Pro Forma Per Share Data

The following information does not give effect to the reverse stock split of NitroMed common stock described in NitroMed’s Proposal No. 2.

The information below reflects the historical net loss and book value per share of Archemix common stock and the historical net loss and book value per share of NitroMed common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of NitroMed with Archemix.

You should read the tables below in conjunction with the audited and unaudited financial statements of NitroMed beginning at page F-1 of this joint proxy statement/prospectus and audited and unaudited financial statements of Archemix beginning at page F-42 of this joint proxy statement/prospectus and the related notes and the unaudited pro forma condensed financial information and notes related to such financial statements included elsewhere in this joint proxy statement/prospectus.

NITROMED

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2007	2008

Historical Per Common Share Data:
Net loss per common share — basic and diluted	$(0.75)	$(0.10)
Book value per share	$0.53	$0.41

ARCHEMIX

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2007	2008

Historical Per Common Share Data:
Net loss per common share — basic and diluted	$(5.43)	$(2.46)
Book value per share	$(25.74)	$(22.33)

NITROMED AND ARCHEMIX

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2007	2008

Combined Unaudited Pro Forma Per Share Data:
Net loss per combined share from continuing operations — basic and diluted	$(0.14)	$(0.07)
Book value per combined share	NA	$0.40

MARKET PRICE AND DIVIDEND INFORMATION

NitroMed’s common stock is listed on The NASDAQ Global Market under the symbol “NTMD.” The following table presents, for the periods indicated, the range of high and low per share sales prices for NitroMed common stock as reported on The NASDAQ Global Market for each of the periods set forth below. Archemix is a private company and its common stock and preferred stock are not publicly traded.

NitroMed Common Stock

	High	Low

Year Ended December 31, 2006
First Quarter	$14.90	$7.51
Second Quarter	$8.86	$3.59
Third Quarter	$4.90	$2.38
Fourth Quarter	$3.20	$2.04
Year Ended December 31, 2007
First Quarter	$4.44	$2.25
Second Quarter	$3.98	$2.11
Third Quarter	$2.52	$1.75
Fourth Quarter	$1.80	$1.00
Year Ending December 31, 2008
First Quarter	$1.25	$0.80
Second Quarter	$1.52	$0.81
Third Quarter	$1.12	$0.37
Fourth Quarter (through December 18, 2008)	$0.50	$0.15

On November 18, 2008, the last full trading day prior to announcement of the proposed merger, the closing price per share of NitroMed common stock as reported on The NASDAQ Global Market was $0.31, for an aggregate value of NitroMed of approximately $14.4 million. Accordingly, if the merger had been consummated on that day, subject to the reverse stock split, the value attributable to the shares of NitroMed common stock issued in connection with the merger to holders of Archemix capital stock, and issuable to holders of Archemix’s outstanding options and warrants and in connection with retention option grants would have equaled $34.4 million, based upon approximately 110.9 million shares of NitroMed common stock issued or issuable to holders of Archemix’s capital stock, options and warrants in the merger, multiplied by $0.31. This assumes that NitroMed’s net cash balance at closing is $45 million and Archemix’s cash and cash equivalent balance at closing is at least $30 million. The exact number of shares issued or issuable by NitroMed will be based on NitroMed’s net cash balance and Archemix’s cash and cash equivalents at closing and will not be calculated until that time.

On December 18, 2008, the last full trading day prior to the filing of this joint proxy statement/prospectus, the closing price per share of NitroMed common stock as reported on The NASDAQ Global Market was $0.34, for an aggregate value of NitroMed of approximately $15.7 million. Accordingly, if the merger had been consummated on that day, subject to the reverse stock split, the value attributable to the shares of NitroMed common stock issued to holders of Archemix capital stock and issuable to holders of Archemix’s outstanding options and warrants and in connection with the retention option grants, would have equaled $37.7 million, based upon approximately 110.9 million shares of NitroMed common stock issued or issuable to holders of Archemix’s capital stock, options and warrants in the merger, multiplied by $0.34. This assumes that NitroMed’s net cash balance at closing is $45 million and Archemix’s cash and cash equivalent balance at closing is at least $30 million. The exact number of shares issued or issuable by NitroMed will be based on NitroMed’s net cash balance and Archemix’s cash and cash equivalents at closing and will not be calculated until that time.

Because the market price of NitroMed’s common stock is subject to fluctuation, the market value of the shares of NitroMed common stock issued or issuable in connection with the merger may increase or decrease.

Following consummation of the merger and subject to successful application for initial listing with The NASDAQ Global Market, NitroMed’s common stock will continue to be listed on The NASDAQ Global Market, but will trade under the combined company’s new name, “Archemix Corp.” and the new trading symbol, “ARCH.” There has not been, nor is there expected to be in the future, a public market for Archemix common stock or preferred stock.

As of December 1, 2008, NitroMed had approximately 51 holders of record of its common stock. This number does not include shareholders for whom shares are held in a “nominee” or “street” name.

As of December 1, 2008, Archemix had approximately 133 holders of record of its common stock and preferred stock.

Dividends

NitroMed has never declared or paid any cash dividends on its capital stock, nor does it intend to do so in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of NitroMed’s board of directors and will depend upon its financial condition, operating results, capital requirements, deployment of resources and ability to engage in strategic transactions, whether or not the merger is consummated, and such other factors as NitroMed’s board of directors deems relevant.

Archemix has never declared or paid cash dividends on its common stock nor does it intend to do so in the foreseeable future. In addition, the terms of Archemix’s loan agreement with Silicon Valley Bank preclude Archemix from paying dividends.

For detailed information regarding the beneficial ownership of certain stockholders of the combined company upon consummation of the merger, see the section entitled “Principal Stockholders of Combined Company” in this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 63, you should carefully consider each of the risks relating to NitroMed, Archemix and the combined company described below. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 339.

NitroMed intends to complete the sale of substantially all of its operating assets in the asset sale. In addition, if the merger is completed, NitroMed’s business immediately following the merger will be the business conducted by Archemix immediately prior to the merger. As a result, the risks described below under “— Risks Related to Archemix” are the most significant risks to the combined company if the merger is completed.

Risks Related to the Merger

The exchange ratios in the merger are subject to adjustment based on NitroMed’s net cash and Archemix’s cash and cash equivalents at closing, which could further dilute either NitroMed’s or Archemix’s securityholders’ ownership in the combined company.

At the effective time of the merger, all outstanding shares of Archemix’s capital stock will be converted into and exchanged for shares of NitroMed common stock, and all outstanding options, whether vested or unvested, and all outstanding warrants to purchase Archemix’s capital stock will be assumed by NitroMed and become options and warrants to purchase NitroMed’s common stock, based upon exchange ratios set forth in the merger agreement for each class and series of Archemix capital stock. In addition, NitroMed will grant retention options to specified employees of Archemix who remain employees or serve on the board of directors of the combined company. If the net cash balance of NitroMed at the closing of the merger is $45 million and Archemix’s cash and cash equivalent balance is at least $30 million, Archemix’s securityholders will own approximately 70% of the combined company and NitroMed’s securityholders will own approximately 30% of the combined company. The merger agreement provides that the exchange ratios for the shares of NitroMed common stock to be issued to the Archemix securityholders in the merger or issuable upon the exercise of assumed options or warrants or retention options are subject to upward and downward adjustment based on the actual net cash balance of NitroMed and the cash and cash equivalent balance for Archemix at the closing of the merger as follows:

•	If the net cash balance of NitroMed at the closing of the merger is below $45 million, the merger agreement provides for adjusting the exchange ratios to increase the number of shares of NitroMed common stock that Archemix securityholders will be entitled to receive pursuant to the merger, which would further dilute current NitroMed securityholders’ ownership in the combined company.

•	If the net cash balance of NitroMed at the closing of the merger is greater than $45 million, the merger agreement provides for adjusting the exchange ratios to decrease the number of shares of NitroMed common stock that Archemix securityholders will be entitled to receive pursuant to the merger, which would further dilute current Archemix securityholders’ ownership in the combined company.

•	If Archemix’s cash and cash equivalent balance is below $30 million at the closing of the merger, then the percentage ownership of the combined company held by NitroMed securityholders will increase by approximately 2%.

The items that will constitute NitroMed’s net cash balance at the closing of the merger are subject to a number of factors, many of which are outside of NitroMed’s control. For a more detailed discussion of the calculation of NitroMed’s net cash at the closing of the merger and to view a table that illustrates how changes in NitroMed’s net cash and Archemix’s cash and cash equivalent balances at the closing of the merger will affect the exchange ratios, see “The Merger Agreement — Merger Consideration and Adjustment” on page 117 of this joint proxy statement/prospectus.

The exchange ratio is not adjustable based on the market price of NitroMed common stock, and if the market price of NitroMed common stock declines, the value of the shares of NitroMed common stock that Archemix securityholders will be entitled to receive pursuant to the merger could be significantly lower.

The merger agreement has set the exchange ratios for the various classes and series of Archemix capital stock and such exchange ratios are adjustable upward or downward depending upon NitroMed’s net cash balance and Archemix’s cash and cash equivalents, as calculated at the closing of the merger pursuant to the merger agreement, not the market price of NitroMed common stock. Accordingly, any changes in the market price of NitroMed common stock will not affect the number of shares that Archemix securityholders will be entitled to receive pursuant to the merger. However, if the market price of NitroMed common stock declines prior to the closing of the merger, Archemix securityholders would receive merger consideration with less value. Because the exchange ratios do not adjust as a result of changes in the value of NitroMed common stock, for each one percentage point that the market value of NitroMed common stock declines, there is a concomitant one percentage point decline in the value of the total merger consideration issued to Archemix securityholders. For example, on December 1, 2008, the closing price of NitroMed common stock, as reported on The NASDAQ Global Market, was $0.26 per share. Assuming that a total of approximately 110.9 million shares of NitroMed common stock are issued or issuable to Archemix securityholders upon the closing of the merger at a per share value of $0.26 per share, the aggregate merger consideration to be issued to Archemix securityholders in the merger would be approximately $28.8 million. If, however, the closing price of NitroMed common stock on the date of closing of the merger had declined from $0.26 per share to, for example, $0.22 per share, a decline of 15%, the aggregate merger consideration to be issued to Archemix securityholders in the merger would decrease from approximately $28.8 million to approximately $24.4 million, a decline of $4.4 million, or 15%.

Because the lack of a public market for the Archemix shares makes it difficult to evaluate the fairness of the merger, Archemix’s securityholders may receive consideration in the merger that is greater than or less than the fair value of the Archemix shares.

The outstanding capital stock of Archemix is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair value of Archemix. Since the percentage of NitroMed’s equity to be issued to Archemix’s securityholders was determined based on negotiations between the parties, it is possible that the value of the NitroMed common stock issued or issuable in connection with the merger will be greater than the fair value of Archemix. Alternatively, it is possible that the value of the shares of NitroMed’s common stock issued or issuable in connection with the merger will be less than the fair value of Archemix.

NitroMed’s and Archemix’s securityholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

It is anticipated that, immediately following the completion of the merger, NitroMed’s securityholders who prior to the closing of the merger own 100% of NitroMed’s common stock, will own approximately 30% of the common stock of the combined company and Archemix’s securityholders who prior to the closing of the merger own 100% of the fully diluted common stock of Archemix will own approximately 70% of the common stock of the combined company, after giving effect to shares issuable pursuant to Archemix’s outstanding options, warrants and the retention options as well as to any shares issuable pursuant to NitroMed’s outstanding options, assuming that NitroMed’s net cash balance at closing is $45 million and that Archemix’s cash and cash equivalent balance at closing is at least $30 million. Accordingly, if the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, NitroMed’s and Archemix’s securityholders will have experienced substantial dilution of their respective ownership interests without receiving any commensurate benefit.

Some of NitroMed’s and Archemix’s officers and directors have interests that may be different from yours and influence them to support or approve the merger.

Certain officers and directors of NitroMed and Archemix participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, their continued service as an officer or director of the combined company, retention and severance benefits, the acceleration of restricted stock and stock option vesting and continued indemnification.

It is anticipated that Kenneth Bate, President, Chief Executive Officer and Interim Chief Financial Officer of NitroMed will continue as President and Chief Executive Officer of the combined company. Mr. Bate’s compensation arrangements have not yet been determined. In addition, Argeris Karabelas, Ph.D., and Mark Leschly, directors of NitroMed, may be deemed to have an interest in the transactions contemplated herein because each of them may be deemed to beneficially own approximately 5.1% and 9.3%, respectively, of the outstanding capital stock of Archemix as a result of their affiliations with certain investment funds that hold preferred stock of Archemix. Also, Frank Douglas, M.D., Ph.D., a director of NitroMed, may be deemed to have an interest in the transactions contemplated herein because he owns options to purchase 30,000 shares of common stock of Archemix.

Certain of Archemix’s executive officers are expected to continue as executive officers of the combined company with initial annual base salaries following the merger that are identical to their respective annual base salaries with Archemix immediately prior to the merger. These individuals, their expected positions and annual base salaries with the combined company are as follows:

•	Gregg Beloff — Vice President, Chief Financial Officer, Treasurer and Secretary, annual base salary of $255,500;

•	Duncan Higgons — Executive Vice President, Business Operations, annual base salary of $315,000;

•	Page Bouchard, D.V.M. — Senior Vice President, Research and Preclinical Development, annual base salary of $278,000; and

•	James Gilbert, M.D. — Senior Vice President, Chief Medical Officer, annual base salary of $315,000.

As of December 1, 2008, Archemix’s executive officers and directors, and their affiliates, in the aggregate beneficially owned, directly or indirectly, 56% of the shares of Archemix’s common stock on an as converted basis.

Assuming that the merger had been consummated on December 1, 2008, Archemix’s current executive officers and directors, and their affiliates, would beneficially own, in the aggregate approximately 47,128,457 shares, or approximately 30.4%, of the outstanding common stock of the combined company, which includes options that are exercisable within sixty days of December 1, 2008. Additionally, retention options to purchase an aggregate of 1,708,307 shares of common stock will be granted to these executive officers following completion of the merger, which number assumes application of the common stock exchange ratio specified elsewhere in this joint proxy statement/prospectus.

These interests, among others, may influence the officers and directors of NitroMed and Archemix to support or approve the merger. For a more detailed discussion, see “The Merger — Interests of NitroMed’s Directors and Executive Officers in the Merger” and “The Merger — Interests of Archemix’s Directors and Executive Officers in the Merger” beginning on pages 97 and 100, respectively, of this joint proxy statement/prospectus.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between November 18, 2008, the date of the merger agreement, and the closing. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on NitroMed or Archemix, to the extent they resulted from the following and do not have a materially disproportionate effect on NitroMed or Archemix, as the case may be:

•	any change in the business, financial condition, assets, operations or financial performance or prospects of NitroMed or Archemix caused by, related to or resulting from, directly or indirectly, the merger and the other transactions and actions contemplated by the merger;

•	any failure by NitroMed or Archemix to meet internal projections or forecasts for any period;

•	any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which NitroMed or Archemix competes;

•	any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing;

•	any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof;

•	any effect, change, event, circumstance or development resulting from the announcement or pendency of the merger; or

•	in the case of NitroMed, completion of the asset sale.

In addition, if a material adverse change occurs between November 18, 2008 and the closing that affects one party, and assuming that all other closing conditions have been satisfied, the other party may, to the extent consistent with such party’s obligations under Delaware and federal and state securities laws, elect to complete the merger without seeking further stockholder approval, notwithstanding the material adverse change.

If adverse changes occur but NitroMed and Archemix must still or elect to complete the merger, the combined company’s stock price may suffer.

During the pendency of the merger, NitroMed and Archemix may not be able to enter into a business combination with another party because of restrictions in the merger agreement.

Covenants in the merger agreement limit the ability of NitroMed or Archemix to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. While the merger agreement is in effect, and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, other than the asset sale or a sale of NitroMed’s nitric oxide business other than in specified circumstances, an acquisition of NitroMed’s common stock, a tender offer for NitroMed’s common stock, a merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to such party’s stockholders.

Negative perceptions regarding the pending merger may harm either NitroMed’s or Archemix’s business and employee relationships.

During the pendency of the merger, uncertainty or negative perceptions regarding the merger or the combined company’s business and prospects could harm relationships that either NitroMed or Archemix has established as an independent, standalone company. For example:

•	Suppliers, distributors and other business partners may seek to change or terminate their relationships with either NitroMed or Archemix as a result of the proposed merger.

•	As a result of the proposed merger, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect the ability of either NitroMed or Archemix to retain its key employees, who may seek other employment opportunities.

In addition, during the pendency of the merger, the management team of either NitroMed or Archemix may be distracted from day to day operations as a result of the proposed merger.

If the merger is completed and the perceived benefits of the merger are not realized, the market price of the combined company’s common stock may decline.

If the merger is completed, the market price of the combined company’s common stock may decline further for a number of reasons, including if:

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on the combined company’s business and prospects as a result of the merger.

If any of the events described in “Risks Related to Archemix” occur, those events could cause the potential benefits of the merger not to be realized.

Following the effective time of the merger, Archemix’s business is expected to constitute the business of the combined company. As a result, the risks described below in the section entitled “Risks Related to Archemix” beginning on page 37 are among the most significant risks to the combined company if the merger is completed. To the extent any of the events in such risks occur, those events could cause the potential benefits of the merger not to be realized and the market price of the combined company’s common stock to decline.

Risks Related to NitroMed

In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider each of the risks described below. Until the closing of the proposed asset sale with JHP and the proposed merger with Archemix, NitroMed expects to continue its business in accordance with its existing business strategy. Except as specifically described below, the following discussion of risks related to NitroMed does not reflect changes to NitroMed’s business that will occur if it consummates the proposed asset sale with JHP and the proposed merger with Archemix. Specifically, after the consummation of the asset sale and the merger, NitroMed and Archemix anticipate that the business of the combined company will be the business of Archemix prior to the merger.

For a further discussion of NitroMed’s risks relating to the merger, see “Risks Related to the Merger” beginning on page 19.

Risks Relating to NitroMed’s Business, Strategy and Financial Condition

If NitroMed fails to complete the asset sale, it will have limited resources with which to continue to operate its business and it may not be able to successfully complete the merger or any other strategic transactions for the sale or other divestiture of its BiDil and BiDil XR drug business or remaining assets.

The consummation of the proposed asset sale with JHP is subject to a number of closing conditions, including that NitroMed’s stockholders approve the transaction. The obligation of JHP to complete the transaction is also subject to the absence of changes or circumstances that are materially adverse to the business, financial condition or results of operations of the BiDil drug business as a whole or the assets to be sold in the asset sale, or that materially impair NitroMed’s ability to complete the transaction. NitroMed’s obligation to complete the asset sale is subject to the absence of a material adverse effect on the ability of JHP to complete the purchase of the assets. If the closing conditions for the transaction are not satisfied, then the asset purchase agreement can be terminated. NitroMed has determined to discontinue active promotion of BiDil and currently has very limited manpower with which to operate its business and also has limited cash resources to fund its operations. As such, if the asset purchase agreement is terminated and/or NitroMed is otherwise not able to consummate the asset sale, NitroMed will have limited ability to continue its operations.

In addition, completion of the asset sale is a condition to the proposed merger and if the asset sale is not approved by NitroMed’s stockholders or if the asset sale does not close for other reasons, Archemix has the right to terminate the merger agreement, and it is likely Archemix would do so. If NitroMed does not complete the asset sale and as a result Archemix exercises its right to terminate the merger agreement, NitroMed will review all options for continuing operations, including seeking to identify and effect an alternative business combination, sale of assets or another similar strategic transaction or transactions. However, NitroMed may not be able to consummate such an alternative transaction on favorable terms, if at all. If NitroMed is unable to successfully consummate one or more strategic transactions relating to its business, NitroMed may not have sufficient capital to execute on its business plan and could be required to significantly curtail or cease its operations.

Even if NitroMed’s stockholders approve the asset sale, the proposed merger of NitroMed and Archemix may not be approved by stockholders or may not occur for other reasons.

Assuming the asset sale is approved, NitroMed will proceed with the sale of its BiDil and BiDil XR drug business to JHP, pay its liabilities that are not assumed by JHP and continue to pay ongoing operating expenses. After the asset sale to JHP, NitroMed will have very limited operations and assets and no revenue. Even if NitroMed is able to successfully consummate the asset sale to JHP, but the proposed merger between NitroMed and Archemix does not occur, NitroMed will review strategic alternatives for its remaining business and assets, including the possible dissolution of the company and liquidation of its assets, the discharge of any remaining liabilities, and the eventual distribution of remaining assets, if any, to NitroMed stockholders. If NitroMed decides to dissolve and liquidate its assets, that action would require the approval of the holders of the majority of its then outstanding shares of common stock, and NitroMed can not give any assurances as to the amount and timing of liquidation proceeds that might eventually be distributed to its stockholders.

For a further discussion of certain risks NitroMed faces in connection with the closing of the merger, please see “— Risks Relating to the Merger” starting on page 19.

NitroMed has discontinued active promotional activities related to its only commercially-available product, BiDil, which is likely to significantly adversely affect its future revenue and its ability to continue to fund its operations, including supporting continued sales of BiDil and development of BiDil XR.

In January 2008, NitroMed discontinued active promotional activities for BiDil based upon its determination that the successful commercialization of BiDil requires a magnitude of resources that it cannot currently allocate to the program, as well as its plans at that time to conserve cash in order to pursue the development of BiDil XR. NitroMed concurrently implemented a restructuring plan that eliminated approximately 80 positions and it currently employs five individuals. Although NitroMed has discontinued its promotional activities for BiDil, NitroMed continues to contract for the manufacturing of, and to sell, BiDil and maintain the product on the market for patients through normal wholesale and retail channels. NitroMed has also conducted limited advertising in select medical publications, and has utilized a third-party marketing firm to contact healthcare professionals on its behalf, in each case in an effort to maintain a limited market presence for BiDil.

Unless and until it completes a divestiture of its BiDil and BiDil XR drug business, NitroMed expects to incur operating expenses going forward primarily related to keeping BiDil available on the market and to supporting the further development of BiDil XR. NitroMed expects to fund a substantial portion of these operating expenses through ongoing BiDil sales. NitroMed believes that the elimination of its sales force and discontinuation of its active promotional efforts related to BiDil is likely to result in a decline in BiDil prescriptions by healthcare providers and could also adversely affect the willingness of third party payors to provide reimbursement at favorable levels. If physicians do not continue to prescribe BiDil in sufficient quantities, and/or if managed care providers remove BiDil from a preferential reimbursement tier on their plan formularies, then NitroMed’s future revenue from sales of BiDil will decline significantly, it may not generate sufficient capital to support continued sales of BiDil, and its ability to advance the development of BiDil XR will be adversely affected, in which case NitroMed may be required to further curtail or cease its operations.

NitroMed has a history of operating losses, and if it is not able to consummate the asset sale and the merger it will require substantial additional cash to fund its operating plan, including supporting any continued sales of BiDil and/or the development of BiDil XR. If such additional capital is not available, NitroMed may be required to cease its operations.

NitroMed has experienced significant operating losses since its inception in 1992. As of September 30, 2008, NitroMed had an accumulated deficit of $350.0 million. NitroMed has incurred losses in all but one quarter since its inception, it has discontinued active promotion of BiDil, and it may incur losses in future periods. Losses that NitroMed may incur in the future could fluctuate from quarter to quarter, and these fluctuations could be substantial.

In January 2008, NitroMed ceased actively promoting sales of BiDil, which is its only significant source of revenue. Pending the sale of its BiDil and BiDil XR drug business to JHP, NitroMed expects to incur operating expenses going forward primarily related to keeping BiDil available on the market and to supporting the further development of BiDil XR. Whether or not the asset sale is completed, NitroMed believes that its existing sources of liquidity and the cash expected to be generated from future sales of BiDil, together with the significant reduction in expenditures as a result of its January 2008 restructuring, will be sufficient to fund its operations for at least the next twelve months. However, NitroMed’s future capital requirements, and the period in which it expects its current cash to support its operations, may vary due to a number of factors, including the following:

•	NitroMed’s ability to successfully consummate one or more strategic arrangements relating to its business and assets, including the asset sale and the proposed merger and the expenses related to any such transactions;

•	the amount of future product sales of BiDil;

•	the cost of manufacturing and selling BiDil;

•	the timing of collections related to sales of BiDil;

•	the time and costs involved in completing the clinical trials and further development of, and obtaining regulatory approvals for, BiDil XR, if at all;

•	the effect of competing technological and market developments;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	the cost of maintaining licenses to use patented technologies;

•	unfavorable conditions in the capital markets, which may adversely affect the value and liquidity of its investments; and

•	general global and domestic economic conditions, including inflation, recessionary risks and volatile energy costs.

NitroMed intends to divest all or substantially all of its business through the asset sale and then to consummate the proposed merger. If the proposed merger with Archemix is not approved by NitroMed’s stockholders or is not completed for other reasons, NitroMed will continue to consider and explore strategic alternatives for its remaining business and assets that may include, without limitation, seeking to identify and effect a different business combination, a divestiture of any remaining assets, or another similar strategic transaction or transactions. The process of identifying and effecting such a transaction may take a considerable period of time and may not occur at all.

If NitroMed is able to successfully consummate the asset sale to JHP, but the proposed merger between NitroMed and Archemix does not occur, NitroMed will review strategic alternatives for its remaining business and assets, including the possible dissolution of the company and liquidation of its assets, the discharge of any remaining liabilities, and the eventual distribution of remaining assets, if any, to NitroMed stockholders.

If NitroMed fails to regain compliance with the requirements for continued listing on The NASDAQ Global Market, its common stock could be delisted from trading, which would adversely affect the liquidity of its common stock and its ability to raise additional capital or enter into strategic transactions.

On September 16, 2008, NitroMed received a letter from The NASDAQ Stock Market’s Listing Qualifications Department providing notification that, for the last 30 consecutive business days, the bid price of its common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market, referred to as the minimum bid price rule. NASDAQ stated in such notification that, in accordance with the NASDAQ Marketplace Rules, NitroMed has 180 calendar days, or until March 16, 2009, to regain compliance with the minimum bid price rule. On October 22, 2008, NitroMed received an additional letter from NASDAQ to advise it that NASDAQ has suspended enforcement of the bid price requirements for all NASDAQ listed companies through January 19, 2009. The bid price rules will be reinstated on January 20, 2009. As a result of this suspension, NASDAQ has informed NitroMed that, because it still had 151 days remaining in its 180 day compliance period as of the suspension date, that upon reinstatement of the bid price rules on January 20, 2009, NitroMed will still have that number of days, or until June 19, 2009, to regain compliance.

NASDAQ has notified NitroMed that if, at any time before June 19, 2009, the bid price of its common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that NitroMed has achieved compliance with the minimum bid price rule. However, NASDAQ may, in its discretion, require that NitroMed maintain a bid price of in excess of $1.00 for a period in excess of 10 days, but generally no more than 20 days, before determining that it has demonstrated the ability to maintain long-term compliance. If NitroMed does not regain compliance with the minimum bid price rule by June 19, 2009, NASDAQ will provide written notification that its securities will be delisted from The NASDAQ Global Market. At that time, NitroMed may appeal NASDAQ’s determination to delist its securities to a NASDAQ Listing Qualifications Panel. NitroMed can not assure you that any such appeal, if made, would be successful. Alternatively, in the event such delisting is based solely upon non-compliance with the minimum bid price rule, NitroMed could apply to transfer its securities to The NASDAQ Capital Market, provided that it satisfies the requirements for initial listing on such market, other than the minimum bid price rule. If such an application were approved and NitroMed otherwise maintains the listing requirements for The NASDAQ Capital Market, other than the minimum bid price requirement, NitroMed would be afforded the remainder of The NASDAQ Capital Market’s second 180 calendar day grace period in order to regain compliance with the minimum bid price rule.

There are many factors that may adversely affect NitroMed’s minimum bid price, including those described throughout this section and the section titled “Risks Related to the Merger.” Many of these factors are outside of NitroMed’s control. As a result, NitroMed may not be able to sustain compliance with the minimum bid price rule in the long term. Any potential delisting of NitroMed’s common stock from The NASDAQ Global Market would make it more difficult for its stockholders to sell its common stock in the public market and would likely result in decreased liquidity and increased volatility for its common stock.

Commercialization risks and other factors may adversely affect NitroMed’s ability to maintain sales of BiDil and, if successfully developed, BiDil XR.

Factors that NitroMed believes may materially adversely affect continued sales of BiDil, and may also affect sales of BiDil XR, if it is successfully developed and commercialized, include:

•	the discontinuation of NitroMed’s active promotional efforts related to BiDil as a result of its January 2008 restructuring plan;

•	the unavailability of favorable government and third-party payor reimbursement;

•	NitroMed’s inability to manufacture and sell BiDil at a competitive price;

•	the availability in generic form and at substantially lower prices of the individual components that constitute BiDil (isosorbide dinitrate, which is separately marketed for angina, and hydralazine hydrochloride, which is separately marketed for hypertension) and the misperception by physicians, patients and payors that these generic components are equivalent to BiDil;

•	the requirement by potential large purchasers of BiDil, such as hospitals or health maintenance organizations, or by state formularies, other government agencies or private payors that approve reimbursement for drugs, that the generic components of BiDil be substituted for BiDil;

•	the failure of physicians, third-party payors and patients to accept a product intended to improve therapeutic results based on ethnicity or to accept BiDil as being safe, effective, easy to administer and medically necessary; and

•	NitroMed’s inability to maintain the necessary patent protection, licenses and regulatory approvals required to manufacture and sell BiDil.

If the third-party manufacturer of BiDil encounters delays or difficulties in production, NitroMed may not be able to meet demand for the product and it may lose potential revenue, which would adversely affect its financial results and its ability to execute its business plan.

NitroMed does not physically manufacture BiDil and has no plans to do so. NitroMed has engaged Schwarz Pharma under a five-year exclusive manufacturing and supply agreement solely for the three times daily immediate release dosage formulation of BiDil. The terms of the supply agreement provide that it may be terminated by either NitroMed or Schwarz Pharma under specified circumstances, including a material breach of the supply agreement by either party, the occurrence of a payment default by NitroMed, its material impairment of the manufacturing licenses NitroMed has granted to Schwarz Pharma or a failure of Schwarz Pharma to supply conforming products. In addition, either party may terminate the supply agreement in the event the FDA takes any action, the result of which is to permanently prohibit the manufacture, sale or use of the product.

Furthermore, Schwarz Pharma may encounter difficulties in production. These problems may include, but are not limited to:

•	difficulties with production costs and yields;

•	quality control and assurance;

•	difficulties obtaining ingredients for NitroMed’s products;

•	shortages of qualified personnel;

•	compliance with strictly enforced federal, state and foreign regulations; and

•	lack of capital funding.

If NitroMed is unable to maintain a commercially reasonable manufacturing agreement for the production of BiDil with Schwarz Pharma, it has no back-up manufacturing facility and thus it would not be able to manufacture and sell BiDil until another facility was qualified. The number of third-party manufacturers with the manufacturing and regulatory expertise and facilities necessary to manufacture finished products for NitroMed on a commercial scale is limited, and it would take a significant amount of time to arrange, qualify, and receive necessary regulatory approval for alternative arrangements. NitroMed may not be able to contract for alternative manufacturing on acceptable terms, if at all.

If NitroMed is unable to successfully contract for third-party manufacturing, or if Schwarz Pharma or any other third-party manufacturer of BiDil fails to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices, NitroMed may be unable to meet the demand for its product and it may lose potential revenues, all of which could cause the price of its common stock to decline and would adversely affect its financial results and its ability to execute its business plan.

NitroMed relies on a single supplier for one of the two active ingredients in BiDil, and the loss of this supplier could prevent or interrupt the sale of BiDil, which would materially harm its business.

NitroMed relies on Sumitomo Corp. for its supply of hydralazine hydrochloride, one of the two active ingredients in BiDil. Sumitomo is currently the only supplier that is qualified to provide hydralazine hydrochloride for the manufacture of BiDil. NitroMed does not have any agreement with Sumitomo regarding the supply of hydralazine hydrochloride. If Sumitomo stops manufacturing or is unable to manufacture hydralazine hydrochloride, or if NitroMed is unable to procure hydralazine hydrochloride from Sumitomo on commercially favorable terms, NitroMed will need to identify, qualify, and obtain FDA approval of a new drug application, or NDA, supplement for an alternative manufacturer/supplier of hydralazine hydrochloride. If NitroMed is unable or delayed in doing this, NitroMed may be unable to continue to sell BiDil on commercially viable terms, if at all, or the supply of BiDil may be interrupted. Furthermore, because Sumitomo is currently the sole qualified supplier of hydralazine hydrochloride for the manufacture of BiDil, Sumitomo exercises control over the price of hydralazine hydrochloride that NitroMed purchases. Any increase in the price for hydralazine hydrochloride may reduce NitroMed’s gross margins and adversely affect its ability to sell BiDil at a favorable price, unless an alternative manufacturer/supplier can be identified and qualified, a NDA supplement for the use of this manufacturer/supplier can be approved by the FDA, and a favorable price can be negotiated.

BiDil is subject to ongoing regulatory review and oversight. If NitroMed fails to comply with continuing United States regulations, it could lose its approval to market BiDil and its business would be seriously harmed.

Even after approval, any products NitroMed develops are subject to ongoing regulatory review and restrictions, including the review of new clinical results and other post-marketing data. The FDA can propose to withdraw approval or place additional restrictions on indications for which NitroMed can market the product or the manner in which it may distribute the product if new clinical data or experience shows that a product is not safe for use under the approved conditions of use. In addition, NitroMed is required to report any serious and unexpected adverse experiences and certain quality problems with BiDil and make other periodic reports to the FDA.

The marketing claims NitroMed is permitted to make in labeling or advertising regarding its marketed products must comply with FDA laws and regulations and are limited to those specified in any FDA approval. Although NitroMed is not actively marketing BiDil, it could face liability for its previous marketing activities if the FDA believes that NitroMed has promoted its products for unapproved indications or otherwise failed to comply with the FDA’s promotional labeling or advertising regulations, or guidelines regarding company support for continuing medical education. Based on such allegations, the FDA could issue an untitled letter or warning letter, or take other enforcement action including seizure of allegedly violative product, injunctions or civil or criminal prosecution against NitroMed and its officers or employees. In addition, the Department of Justice enforces laws prohibiting kickbacks to healthcare providers and false claims in connection with government-funded reimbursement programs for drug purchases, such as Medicare and Medicaid, and any prior off-label marketing of BiDil could subject NitroMed to civil or criminal prosecution, for which the government could seek to recover substantial monetary penalties, the imposition of restrictions on its marketing activities, and the exclusion of BiDil from eligibility for government reimbursement programs.

In addition, the manufacturer and the manufacturing facilities NitroMed uses to produce BiDil are subject to periodic review and inspection by the FDA. The discovery of any previously unknown problems with a product, manufacturer or facility may result in restrictions on the product, manufacturer or manufacturing facility, including withdrawal of the product from the market. Certain changes to an approved product often require prior FDA approval before the product, as modified, may be marketed.

If NitroMed or its third-party manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, NitroMed or they could be subject to enforcement actions which could affect NitroMed’s ability to develop, market and sell BiDil successfully and could harm its reputation and lead to lower acceptance of BiDil by the market. These enforcement actions include product seizures; voluntary or mandatory recalls; patient or physician notifications, including letters to healthcare professionals and corrective advertising; withdrawal of product approvals; restrictions on, or prohibitions against, marketing its products; operating restrictions; fines; restrictions on importation or exportation of its products; injunctions; debarments; civil and criminal penalties; and suspension of review of, or refusal to approve, pending applications.

Clinical testing of BiDil XR may not be successful, in which case NitroMed may be unable to commercialize BiDil XR and the value of its business will substantially decline.

In order to obtain regulatory approvals for the commercial sale of BiDil XR, NitroMed will be required to complete clinical trials in humans to demonstrate the safety and efficacy of BiDil XR. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more of NitroMed’s clinical trials of BiDil XR can occur at any stage of testing.

NitroMed met with the FDA in December 2007, and the agency agreed that NitroMed’s clinical development plan to conduct bioequivalence and pharmacodynamic studies comparing BiDil XR to the current commercial immediate release formulation of BiDil is acceptable. The agency indicated that such a plan could support FDA approval to commercialize BiDil XR, if bioequivalence is demonstrated. The bioequivalence study design compares the pharmacokinetics of the XR formulation to the pharmacokinetics of the immediate release formulation. Pharmacokinetics refers to the manner in which the body absorbs, distributes, metabolizes and excretes the study drug. The adequacy of the results will ultimately be determined by the FDA during the regulatory review period. Although NitroMed is encouraged by this meeting with the FDA, it may experience numerous unforeseen events during, or as a result of, its planned clinical trials of BiDil XR that could delay or prevent its ability to receive regulatory approval for, or commercialize, BiDil XR, including:

•	conditions imposed on NitroMed by the FDA regarding the scope or design of its clinical trials;

•	difficulty obtaining or maintaining internal review board approval of studies;

•	problems in finalizing the formulation of BiDil XR through NitroMed’s planned clinical studies;

•	NitroMed’s clinical trials may produce negative or inconclusive results, and it may decide, or regulators may require it, to conduct additional clinical trials, including testing alternative formulations of BiDil XR;

•	the number of patients required for NitroMed’s clinical trials may be larger than it anticipates, enrollment in its clinical trials may be slower than it currently anticipates, or participants may drop out of its clinical trials at a higher rate than it anticipates, any of which would result in significant delays and increased costs;

•	NitroMed’s third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to NitroMed in a timely manner;

•	NitroMed might have to suspend or terminate one or more of its clinical trials if the participants are being exposed to unacceptable health risks;

•	regulators may require that NitroMed hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	the cost of NitroMed’s clinical trials may be greater than it anticipates;

•	the supply or quality of BiDil XR or other materials necessary to conduct NitroMed’s clinical trials may be insufficient or inadequate; and

•	the effects of BiDil XR may not be the desired effects or may include undesirable side effects or may have other unexpected characteristics.

If NitroMed is required to conduct additional clinical trials or other testing of BiDil XR beyond those that it currently contemplates, if NitroMed is unable to successfully complete its clinical trials or other testing, if the results of these trials or tests are not positive or are only modestly positive, or if there are safety concerns, NitroMed may:

•	be delayed in obtaining marketing approval for BiDil XR;

•	not be able to obtain marketing approval;

•	obtain approval for an indication that is not as broad as intended; or

•	have the product removed from the market after obtaining marketing approval.

NitroMed’s product development costs will also increase if it experiences delays in testing or approvals. NitroMed does not know whether future clinical trials will begin as planned, will need to be redesigned or will be completed on schedule, if at all. Significant clinical trial delays also could shorten any periods during which NitroMed may have the exclusive right to commercialize BiDil XR, or allow its competitors to bring products to market before it does, which could impair its ability to commercialize BiDil XR and may harm its business and results of operations.

If NitroMed is not able to obtain required regulatory approvals, it will not be able to commercialize BiDil XR and its ability to generate revenue will be materially impaired.

BiDil XR, and the activities associated with its development and commercialization, including testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by authorities in other countries. Failure to obtain regulatory approval for BiDil XR will prevent NitroMed from commercializing BiDil XR.

Securing FDA approval may require the submission of extensive preclinical and clinical data, information about product manufacturing processes and inspection of facilities and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy. BiDil XR may not be effective, may be only moderately effective or may prove to have undesirable side effects, toxicities or other characteristics that may preclude its obtaining regulatory approval or prevent or limit commercial use.

The process of obtaining regulatory approvals is expensive and often takes many years, if approval is obtained at all, and can vary substantially based upon the type, complexity and novelty of the product candidate involved. Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA has substantial discretion in the approval process and may refuse to accept any application, or the FDA may decide that NitroMed’s data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Any regulatory approval NitroMed ultimately obtains may be limited in scope or subject to restrictions or post-approval commitments that render the product not commercially viable. If any regulatory approval that NitroMed obtains is delayed or is limited, it may decide not to commercialize BiDil XR after receiving the approval.

The development and future commercialization of BiDil XR may be terminated or delayed, and the cost of development and future commercialization may increase, if third parties on whom NitroMed relies to manufacture BiDil XR do not fulfill their obligations.

NitroMed does not have manufacturing capabilities for BiDil XR and has no current plans to develop any such capacity in the future. In order to continue to develop BiDil XR, apply for regulatory approvals and commercialize this product, NitroMed plans to rely on its collaborative licensor, Elan Pharma International Limited, and its affiliate, Elan Drug Delivery, Inc., for the production of clinical and commercial quantities of BiDil XR. In addition, contract manufacturers are subject to ongoing periodic, unannounced inspection by the FDA and corresponding state and foreign agencies or their designees to ensure strict compliance with current Good Manufacturing Practices, or cGMP, and other governmental regulations and corresponding foreign standards. The cGMP requirements govern, among other things, quality control of the manufacturing process and documentation of policies and procedures. Other than through contract, NitroMed does not have control over compliance by its contract manufacturers with these regulations and standards. NitroMed’s present or future contract manufacturers may not be able to comply with cGMP and other FDA requirements or similar regulatory requirements outside the United States. Any failure by NitroMed’s contract manufacturers or NitroMed to comply with applicable regulations could result in sanctions being imposed on it, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of BiDil XR, delays, suspension or withdrawal of approvals, seizures or recalls of such product candidate, operating restrictions, and criminal prosecutions, any of which could significantly and adversely affect NitroMed’s business. NitroMed will depend upon these third parties to perform their obligations in a timely manner and in accordance with applicable laws and regulations, including those related to quality control and quality assurance. To the extent that third-party manufacturers with whom NitroMed contracts fail to perform their obligations in accordance with applicable laws and regulations, NitroMed may be adversely affected in a number of ways, including:

•	NitroMed may not be able to initiate or continue clinical trials of BiDil XR;

•	NitroMed may be delayed in submitting applications for regulatory approvals for BiDil XR; and

•	even if NitroMed successfully commercializes BiDil XR, it may be required to cease distribution and/or recall some or all batches of the product and it may not be able to meet commercial demands for its products or achieve profitability.

Risks Relating to NitroMed’s Intellectual Property Rights

NitroMed’s patent protection for BiDil, the individual components of which are available in generic form, is limited, and NitroMed may be subject to generic substitution or competition and resulting pricing pressure.

NitroMed has no composition of matter patent covering BiDil, its product for the treatment of heart failure in self-identified black patients as an adjunct to current standard therapy. BiDil is a fixed-dose combination of two individual components, isosorbide dinitrate and hydralazine hydrochloride, both of which are available in generic form, which are approved and separately marketed, in dosages similar to those it includes in BiDil, for indications other than heart failure, at prices below the prices NitroMed is charging for BiDil. NitroMed has two issued method-of-use patents that expire in 2020. One patent covers the use of the combination of isosorbide dinitrate and hydralazine hydrochloride to reduce mortality associated with chronic congestive heart failure, for improving the oxygen consumption, for improving the quality of life or for improving exercise tolerance in a black patient. The other patent covers the use of the combination of isosorbide dinitrate and hydralazine hydrochloride in certain dosage amounts for reducing mortality associated with heart failure in a black patient. NitroMed’s method of use patent that covered the use of the combination of isosorbide dinitrate and hydralazine hydrochloride to reduce the incidence of mortality associated with chronic congestive heart failure expired in accordance with its terms in April 2007.

NitroMed may not be able to enforce its method-of-use patents to prevent physicians from prescribing isosorbide dinitrate and hydralazine hydrochloride separately for the treatment of heart failure in black patients, even though neither drug is approved for such use. NitroMed also may not be able to enforce these method-of-use patents to prevent hospitals and pharmacies from supplying such patients with these individual components separately in lieu of BiDil.

Other factors may also adversely affect NitroMed’s patent protection for BiDil. If NitroMed is successful in marketing BiDil, manufacturers of generic drugs will have an incentive to challenge its patent position. The combination therapy of isosorbide dinitrate and hydralazine hydrochloride for use in heart failure was developed through lengthy, publicly-sponsored clinical trials conducted during the 1980s, prior to the filing of the patent application that resulted in the 2007 patent. The U.S. Patent and Trademark Office, or U.S. patent office, considered published reports on these clinical trials and concluded that they did not constitute prior art that would prevent the issuance of the 2007 patent. The U.S. patent office also considered the question of whether the 2007 patent constituted prior art with respect to the 2020 patents, and determined that the claims of the 2020 patents were non-obvious and patentable. A court considering the validity of the 2020 patents with respect to questions of prior art might be presented with other alleged prior art or might reach conclusions different than those reached by the U.S. patent office. If the 2020 patents were to be invalidated or if physicians were to prescribe isosorbide dinitrate and hydralazine hydrochloride separately for heart failure in black patients, NitroMed’s BiDil revenue could be significantly reduced, it could fail to recover the cost of developing BiDil and BiDil might not be a viable commercial product.

If NitroMed is not able to obtain and enforce patent protection for its discoveries, its ability to divest its product candidates and technologies will be harmed, and NitroMed may not be able to successfully operate its business.

NitroMed’s success depends, in part, on its ability to protect proprietary methods and technologies that NitroMed developed under the patent and other intellectual property laws of the United States and other countries, in order to prevent others from using its inventions and proprietary information. Because certain United States patent applications are confidential until patents issue, such as applications filed prior to November 29, 2000, or applications filed after such date which will not be filed in foreign countries, third parties may have filed patent applications for technology covered by NitroMed’s pending patent applications without it being aware of those applications, and NitroMed’s patent applications may not have priority over patent applications of others.

The process of seeking patent protection for NitroMed’s discoveries is expensive and time consuming, and NitroMed may not be able to prosecute all necessary or desirable patent applications or maintain all issued patents at a reasonable cost. Despite NitroMed’s efforts to protect its proprietary rights, unauthorized parties may be able to obtain and use information that NitroMed regards as proprietary. The mere issuance of a patent does not guarantee that it is valid or enforceable; even if NitroMed has obtained patents, they may not be valid or enforceable against third parties.

The issued patents and patent applications for NitroMed’s potential product candidates and nitric oxide technology include claims with respect to both the composition of specific products or compounds and specific methods of using these products or compounds in therapeutic areas. In some cases, like BiDil, NitroMed’s only patent protection is with respect to the method of using a product or compound. Method-of-use patents may provide less protection for NitroMed’s product candidates and products. If another company gains FDA approval for an indication separate from the one claimed in NitroMed’s method-of-use patents, physicians may be able to prescribe that product for use in the approved indication. In addition, physicians may prescribe a product for which NitroMed or its potential strategic partners have obtained approval for an unapproved indication for that product. As a practical matter, NitroMed or its potential strategic partners may not be able to enforce NitroMed’s method-of-use patents against physicians prescribing products for such off-label use. Off-label use and any resulting off-label sales could make it more difficult to obtain the price NitroMed or its potential strategic partners would otherwise wish to achieve for, or to successfully commercialize, its potential products. In addition, in those situations where NitroMed has only method-of-use patent coverage for a product candidate, it may be more difficult to find a pharmaceutical company partner to license or support development of NitroMed’s potential product candidates.

NitroMed’s pending patent applications may not result in issued patents. The patent position of pharmaceutical or biotechnology companies, including NitroMed’s, is generally uncertain and involves complex legal and factual considerations. The standards which the U.S. patent office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change over time. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Accordingly, NitroMed does not know the degree of future protection for its proprietary rights or the breadth of claims allowed in any patents issued to NitroMed or to others.

NitroMed also relies on trade secrets, know-how and technology, which are not protected by patents, to maintain its competitive position. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, NitroMed’s business and financial condition could be materially adversely affected.

If NitroMed becomes involved in patent litigation or other proceedings to enforce its patent rights, NitroMed would incur substantial costs and expenses, could incur substantial liability for damages and could be required to stop product development and commercialization efforts.

A third party may sue NitroMed for infringing on its patent rights. Likewise, NitroMed may need to resort to litigation to enforce a patent issued to it or to seek a declaratory judgment on the scope and validity of third-party proprietary rights. The cost to NitroMed of any litigation or other proceedings relating to intellectual property rights, even if resolved in NitroMed’s favor, could be substantial, and the litigation would divert management’s efforts. Some of NitroMed’s competitors may be able to sustain the costs of complex patent litigation more effectively than NitroMed can because they have substantially greater resources. Uncertainties resulting from litigation could limit NitroMed’s ability to continue its operations.

If a third party is able to successfully claim that the development or use by NitroMed of proprietary technologies infringes upon such third party’s intellectual property rights, NitroMed might be forced to pay damages, potentially including treble damages, if it is found to have willfully infringed on such party’s patent rights. In addition to any damages NitroMed might have to pay, a court could require NitroMed to stop the infringing activity or obtain a license on terms that are unfavorable to NitroMed. In addition, some licenses may be non-exclusive, and therefore NitroMed’s competitors may have access to the same technology licensed to NitroMed. If NitroMed fails to obtain a required license or is unable to design around a patent, NitroMed may be unable to effectively market some of its technology and product candidates, which could limit its ability to generate revenues or achieve profitability and possibly prevent NitroMed from generating sufficient revenue to sustain its operations.

NitroMed in-licenses a significant portion of its principal proprietary technologies, and if it fails to comply with its obligations under any of the related agreements, NitroMed could lose license rights that are necessary to commercializing BiDil and out-licensing its other product candidates.

NitroMed is a party to several licenses that give NitroMed rights to third-party intellectual property that are necessary for its business. In particular, NitroMed has obtained the exclusive right to develop and commercialize BiDil pursuant to a license agreement with Dr. Jay N. Cohn, and some of NitroMed’s intellectual property rights relating to nitric oxide compounds have been obtained pursuant to license agreements with the Brigham and Women’s Hospital and Boston University. In addition, NitroMed may enter into additional licenses in the future. These licenses impose various development, commercialization, funding, royalty, diligence, and other obligations on NitroMed. If NitroMed breaches these obligations, the licensor may have the right to terminate the license or render the license non-exclusive, which could result in NitroMed being unable to develop, manufacture and sell products that are covered by the licensed technology.

Risks Relating to NitroMed’s Industry

NitroMed could be negatively impacted by the application or enforcement of federal and state fraud and abuse laws, including anti-kickback laws and other federal and state anti-referral laws.

NitroMed is subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs. Because of the far-reaching nature of these laws, NitroMed may be required to alter or discontinue one or more of its practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. Any violations of these laws, or any action against NitroMed for violation of these laws, even if NitroMed successfully defends against it, could result in a material adverse effect on its business, financial condition and results of operations. Moreover, if there is a change in law, regulation or administrative or judicial interpretations, NitroMed may have to change or discontinue its business practices or its existing business practices could be challenged as unlawful, which could have a material adverse effect on its business, financial condition and results of operations.

In addition, NitroMed could become subject to false claims litigation under federal statutes, which can lead to treble damages based on the reimbursements by federal healthcare programs, civil money penalties (including penalties levied on a per false claim basis), restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state healthcare programs. These false claims statutes include the False Claims Act, which allows any person to bring suit on behalf of the federal government alleging the submission of false or fraudulent claims, or causing to present such false or fraudulent claims, under federal programs or contracts claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. These suits against pharmaceutical and biotechnology companies have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claim action, pay fines or restitution, or be excluded from the Medicare, Medicaid or other federal and state healthcare programs as a result of an investigation arising out of such action. It is possible that NitroMed could become subject to such litigation and, if NitroMed is not successful in defending against it, such litigation would have a material adverse effect on its business, financial condition and results of operations. In addition, the cost of defending claims or allegations under the False Claims Act, even if successful, would also have a material adverse effect on its business, financial condition and results of operations.

NitroMed faces significant competition and its ability to successfully compete has been significantly adversely affected by its discontinuation of promotional activities for BiDil, which may result in others commercializing competitive products more successfully.

The pharmaceutical industry is highly competitive and characterized by rapid and significant technological change. Moreover, because NitroMed has discontinued all promotional activities for BiDil and NitroMed has ceased all research and development related to its nitric oxide-based product candidates, its ability to effectively compete in the marketplace has been significantly adversely affected. NitroMed’s principal competitors are large, multinational pharmaceutical companies that have substantially greater financial and other resources than NitroMed does and are conducting extensive research and development activities on technologies and product candidates similar to or competitive with NitroMed’s. Many of NitroMed’s competitors are more experienced than NitroMed is in pharmaceutical development and commercialization, obtaining regulatory approvals and product marketing and manufacturing. As a result, NitroMed’s competitors may:

•	develop and commercialize products that render BiDil and/or BiDil XR, if successfully developed and commercialized, obsolete or non-competitive or that cause BiDil to be less desirable as a result of patent or non-patent exclusivity;

•	develop product candidates and market products that are less expensive or more effective than BiDil;

•	initiate or withstand substantial price competition more successfully than NitroMed can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic relationships; and

•	take advantage of product acquisition or other opportunities more readily than NitroMed can.

There are a number of companies currently marketing and selling products to treat heart failure in the general population that compete with BiDil. These include GlaxoSmithKline, plc, which currently markets Coreg®, Merck & Co., Inc., which currently markets Vasotec® and Astra Zeneca, plc, which currently markets Toprol XL®. NitroMed also competes on the basis of the availability in generic form and at substantially lower prices of the individual components that constitute BiDil (isosorbide dinitrate, which is separately marketed for angina, and hydralazine hydrochloride, which is separately marketed for hypertension). Although these generic components are not bioequivalent to BiDil, physicians have prescribed them in lieu of prescribing BiDil and may continue to do so in the future.

NitroMed expects to face similar competitive factors with respect to BiDil XR to the extent that BiDil XR is successfully developed and commercialized.

NitroMed may be exposed to product liability claims and may not be able to obtain or maintain adequate product liability insurance.

NitroMed’s business exposes it to the risk of product liability claims that is inherent in the clinical testing, manufacturing and marketing of human therapeutic products. NitroMed’s clinical trial and commercial product liability insurance is subject to deductibles and coverage limitations. NitroMed may not be able to obtain or maintain insurance on acceptable terms, if at all. Moreover, any insurance that NitroMed does obtain may not provide adequate protection against potential liabilities, and its capital resources could be depleted as a result.

Risks Relating to NitroMed’s Common Stock

The price of NitroMed’s common stock is likely to continue to be volatile in the future.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of NitroMed’s common stock has been and may continue to be highly volatile. During the period from January 1, 2006 to December 18, 2008, the day before the filing of this joint proxy/prospectus statement, NitroMed’s stock price has ranged from a low of $0.15 per share on each of October 8 and 10 and November 25, 2008 to a high of $14.90 per share on January 9, 2006. The following factors, among others, may affect the price of NitroMed’s common stock:

•	fluctuations in NitroMed’s financial results, including with respect to sales of BiDil;

•	announcements concerning fundamental or material corporate transactions, restructuring or the like, or NitroMed’s failure to successfully consummate any such transaction;

•	general market conditions, both domestic and international;

•	announcements of technological innovations or new commercial products by NitroMed’s competitors;

•	announcements of actual or potential results relating to NitroMed’s BiDil XR development program;

•	governmental regulations and regulatory developments in both the U.S. and foreign countries affecting NitroMed or its competitors;

•	disputes relating to patents or other proprietary rights affecting NitroMed or its competitors;

•	public concern as to the safety of products developed by NitroMed or other biotechnology and pharmaceutical companies;

•	fluctuations in price and volume in the stock market in general, or in the trading of the stock of biopharmaceutical and biotechnology companies in particular, that are unrelated to NitroMed’s operating performance;

•	sales of common stock by existing stockholders; and

•	the perception that such issuances or sales could occur.

Insiders have substantial control over NitroMed and could delay or prevent a change in corporate control.

As of December 1, 2008, NitroMed’s directors and executive officers, together with their affiliates, beneficially owned, in the aggregate, approximately 35.2% of its outstanding common stock. As a result, these stockholders, if acting together, may have the ability to determine the outcome of most matters submitted to NitroMed’s stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of NitroMed’s assets. In addition, these persons, if acting together, could have the ability to control the management and affairs of NitroMed. Accordingly, this concentration of ownership may harm the market price of NitroMed’s common stock by:

•	delaying, deferring or preventing a change in control of NitroMed;

•	impeding a merger, consolidation, takeover or other business combination involving NitroMed; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of NitroMed.

Provisions in NitroMed’s charter documents and under Delaware law may prevent or frustrate attempts by stockholders to change current management and hinder efforts to acquire a controlling interest in NitroMed.

Provisions of NitroMed’s restated certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions may prevent or frustrate attempts by stockholders to replace or remove NitroMed’s current management. These provisions include:

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by a majority of the board of directors, the chairman of the board or the chief executive officer;

•	advance notice requirements for stockholder proposals and nominations;

•	limitations on the ability of stockholders to amend, alter or repeal NitroMed’s certificate of incorporation or bylaws; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally defined as a person or entity which together with its affiliates owns or within the last three years has owned 15% of NitroMed’s voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of NitroMed.

Substantially all of NitroMed’s outstanding common stock may be sold into the market at any time. This could cause the market price of its common stock to drop significantly.

Sales of a substantial number of shares of NitroMed’s common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of NitroMed’s common stock. As of December 1, 2008, there were 46,076,551 shares of common stock outstanding. Substantially all of these shares may also be resold in the public market at any time. In addition, NitroMed has a significant number of shares that are subject to outstanding options and restricted stock awards. The sale of the common stock underlying these options and pursuant to these restricted stock awards after such time as the options and restricted stock awards have vested and become exercisable or free from forfeiture, as the case may be, could cause a further decline in NitroMed’s stock price. These sales also might make it difficult for NitroMed to sell equity securities in the future at a time and at a price that it deems appropriate.

NitroMed may incur significant costs and suffer management distraction and reputational damage from class action litigation.

NitroMed’s stock price has been, and is likely to continue to be, volatile. When the market price of a company’s stock is volatile, holders of that company’s stock may bring securities class action litigation against the company that issued the stock. If any of NitroMed’s stockholders were to bring a lawsuit of this type against NitroMed, even if the lawsuit was without merit, NitroMed could incur substantial costs defending the lawsuit.

Risks Related to Archemix

In determining whether to approve the merger, you should carefully read the following risk factors. NitroMed and Archemix anticipate that immediately following the merger the business of the combined company will be the business conducted by Archemix immediately prior to the merger. As a result, the following risks, and the risks factors set forth under the heading “— Risks Related to the Combined Company,” are the most significant that you will face if the merger is completed.

Risks Related to Archemix’s Financial Position and Capital Requirements

Archemix has incurred net operating losses since its inception and anticipates that it will continue to incur substantial operating losses for the foreseeable future. Archemix may never achieve or sustain profitability.

As of September 30, 2008, Archemix had an accumulated deficit of $156.3 million, including net losses of $10.5 million for the nine months ended September 30, 2008, and $20.4 million for the year ended December 31, 2007. Archemix expects to incur substantial net losses to further develop and commercialize its aptamer product candidates and does not know whether or when it will become profitable. To date, Archemix has not commercialized any aptamer product candidates or generated any revenues from the sale of aptamer product candidates. Furthermore, Archemix does not expect to generate any product revenues in the foreseeable future. Archemix’s losses have resulted principally from costs incurred in its discovery and development activities. Archemix anticipates that its operating losses will substantially increase over the next several years as it expands its discovery, research, development and commercialization activities. Archemix must successfully develop and obtain regulatory approval for its existing and future aptamer product candidates and effectively manufacture, market and sell any aptamer product candidates that are approved. If Archemix is unsuccessful, it may never generate product sales, and even if it does generate product sales, it may never achieve or sustain profitability on a quarterly or annual basis. Archemix’s failure to become and remain profitable could impair its ability to raise capital, expand its business, diversify its product offerings or continue its operations.

Archemix will require substantial additional financing to achieve its goals, and a failure to obtain this necessary capital when needed could force Archemix to delay, limit, reduce or terminate its aptamer product development or commercialization efforts.

Archemix acquired the rights underlying its aptamer product candidates in October 2001, and shortly thereafter began to focus on the development of aptamer therapeutics. Since then, most of its resources have been dedicated to the discovery, research and development and preclinical and clinical testing of aptamer product candidates. Any aptamer product candidate that Archemix discovers and develops must undergo extensive and costly preclinical and clinical testing prior to seeking the necessary regulatory approvals for commercial sales. Archemix will continue to expend substantial resources for the foreseeable future developing new and existing aptamer product candidates, including costs associated with research and development, acquiring new technologies, conducting preclinical and clinical trials, obtaining regulatory approvals and manufacturing, as well as marketing and selling any aptamer product candidates approved for sale. Archemix’s most advanced aptamer product candidate, ARC1779, has completed only one Phase 1 clinical trial and, as of December 2008, completed enrollment in a Phase 2a clinical trial. Because the outcome of Archemix’s planned and anticipated clinical trials is uncertain, Archemix cannot estimate the actual costs necessary to complete successfully the development and commercialization of its aptamer product candidates.

Assuming the merger closes and NitroMed’s net cash at closing is at least $34.5 million, which is the minimum specified in the merger agreement, Archemix anticipates that the cash, cash equivalents and available-for-sale marketable securities of the combined company will be sufficient to support Archemix’s current operating plan, including planned increases in general and administrative and research and development expenses, through the first half of 2010.

Archemix’s future capital requirements depend on many factors, including:

•	the number and characteristics of the aptamer product candidates Archemix pursues;

•	the scope, progress, results and costs of researching and developing and conducting preclinical and clinical trials of Archemix’s aptamer product candidates;

•	the timing of, and the costs involved in, obtaining regulatory approvals for Archemix’s aptamer product candidates;

•	the cost of commercialization activities, including marketing, sales and distribution;

•	the cost of manufacturing Archemix’s aptamer product candidates;

•	the number and financial terms of the collaboration and license agreements that Archemix may enter into with third parties with respect to its aptamer technology;

•	Archemix’s ability to establish and maintain strategic collaborations, licensing or other arrangements;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation; and

•	the timing, receipt and amount of sales of or royalties on Archemix’s future products, if any.

Additional funds may not be available when Archemix needs them, on terms that are acceptable to Archemix, or at all. If adequate funds are not available to Archemix on a timely basis, Archemix may be required to:

•	delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for one or more of its aptamer product candidates;

•	delay, limit, reduce or terminate its research and development activities; or

•	delay, limit, reduce or terminate its establishment of sales and marketing capabilities or other activities that may be necessary to commercialize its aptamer product candidates.

Conducting preclinical and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and Archemix may never generate the necessary information to obtain regulatory approval and achieve product sales. In addition, to compete effectively, Archemix’s aptamer product candidates must be easy to use, cost-effective and economical to manufacture on a commercial scale. Archemix may not achieve any of these objectives. Archemix’s commercial revenues, if any, will be derived from sales of aptamer product candidates that it does not expect to be commercially available for several years, if at all. Accordingly, Archemix will need to continue to rely on additional financing to achieve its business objectives.

Raising additional capital may cause dilution to Archemix’s stockholders, restrict its operations or require Archemix to relinquish rights to its technologies or aptamer product candidates.

Archemix may seek additional capital through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that Archemix raises additional capital through the sale of equity or convertible debt securities, its stockholders’ ownership interests will be diluted, and the terms may include liquidation or other preferences that adversely affect their rights as stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Archemix’s ability to take specific actions, such as incurring debt, making capital expenditures or declaring dividends. If Archemix raises additional funds through collaborations, strategic alliances and licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies or aptamer product candidates, or grant licenses on terms that are not favorable to Archemix. If Archemix is unable to raise additional funds through equity or debt financing when needed, it may be required to delay, limit, reduce or terminate its aptamer product development or commercialization efforts or grant rights to develop and market aptamer product candidates that Archemix would otherwise prefer to develop and market itself.

Risks Relating to Discovery, Development, Clinical Testing and Regulatory Approval of Archemix’s Aptamer Product Candidates

Archemix’s success depends heavily on the success of its most advanced aptamer product candidate, ARC1779, and if ARC1779 does not receive regulatory approval or become successfully commercialized, its business will suffer.

Archemix completed one Phase 1 clinical trial in healthy volunteers for its lead aptamer product candidate ARC1779. In addition, as of December 2008, Archemix had completed enrollment in a Phase 2a trial in patients suffering from thrombotic thrombocytopenic purpura, or TTP, and patients suffering from a subtype of von Willebrand Disease, referred to as Type 2B, or vWD-2B. Archemix must successfully complete additional clinical trials, including other Phase 2 and Phase 3 clinical trials, before it is able to submit a New Drug Application, or NDA, to the United States Food and Drug Administration, or FDA, and equivalent foreign regulatory filings to applicable foreign regulatory authorities, for approval of ARC1779. This process takes many years and will require the expenditure of substantial resources. Clinical trials required for FDA or foreign regulatory approval of ARC1779 may not be successfully completed. If these clinical trials fail to demonstrate to the satisfaction of the reviewing regulatory agency that ARC1779 is safe and effective for its intended use, it will not receive regulatory approval. Even if ARC1779 receives regulatory approval, it may never be successfully commercialized. If ARC1779 does not receive regulatory approval or is not successfully commercialized, Archemix may not be able to generate revenue, become profitable or continue its operations. Since ARC1779 is Archemix’s most advanced aptamer product candidate, if Archemix’s development of it does not succeed, it could have a material adverse effect on its business.

Initial results from a clinical trial do not ensure that the trial will be successful and success in early stage clinical trials does not ensure success in later-stage clinical trials.

Archemix will only obtain regulatory approval to commercialize an aptamer product candidate if it can demonstrate to the satisfaction of the FDA or applicable foreign regulatory authorities, in well-designed and conducted clinical trials, that the aptamer product candidate is safe and effective and otherwise meets the appropriate standards required for approval for an intended particular indication. Clinical trials are lengthy, complex and extremely expensive processes with uncertain results. A failure of one or more of Archemix’s clinical trials may occur at any stage of testing.

Archemix’s efforts to develop all of its aptamer product candidates are at an early stage. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and initial results from a clinical trial do not necessarily predict final results. For example, results from Archemix’s Phase 2a clinical trial of ARC1779 for the treatment of TTP are based on data from only 21 patients. Additional data from any future trials may be less favorable than the results to date. No definitive conclusions as to the safety or efficacy of any aptamer product candidate can be drawn from such a small number of patients. Archemix cannot assure you that these trials will ultimately be successful.

Even if Archemix’s early stage clinical trials are successful, it will need to conduct additional clinical trials with larger numbers of patients receiving each aptamer product candidate for longer periods before it is able to seek approvals to market and sell any aptamer product candidate from the FDA and any foreign regulatory authorities.

Archemix may experience delays in the enrollment of patients in its clinical trials, which could delay or prevent the receipt of necessary regulatory approvals.

Each of the aptamer product candidates that Archemix is developing internally are intended to treat relatively rare diseases and Archemix expects only a subset of the limited number of patients with these diseases to be eligible for its clinical trials. Given that each of Archemix’s aptamer product candidates is in the early stages of required testing, Archemix may not be able to enroll or may experience significant delays in enrolling a sufficient number of eligible patients to participate in the clinical trials required by the FDA or foreign regulatory authorities. Archemix’s clinical protocols do not permit the enrollment of any patient that is involved in another clinical trial for the same indication.

In Archemix’s clinical development of ARC1779 for the treatment of thrombotic microangiopathies, or TMA, Archemix may find it difficult to enroll patients due to the small number of people who suffer from TMA. The prevalence of acute episodes of TMA has not been definitively determined but can be estimated at approximately 6,000 to 10,000 total patients in North America and Europe. There can be no guarantee, however, that any of Archemix’s clinical trials will be effective at enrolling these patients in the United States and Europe. Archemix understands that the centers at which it plans to conduct this clinical trial have historically treated small numbers of patients per year with acute TMA, and that the number treated can vary widely from year to year. Assuming timely enrollment, Archemix believes that the recruitment phase of the study could last approximately 24 months. If these centers receive lower numbers of acute TMA patients for treatment during the course of Archemix’s Phase 2b clinical trial, or if one or more of those patients refuses to participate in the trial, Archemix may be unable to enroll a sufficient number of acute TMA patients in the clinical trial in a timely manner or at all. An inability to enroll patients or to obtain clinically significant data could delay the completion of Archemix’s Phase 2b clinical trial and any subsequent trials. In addition, regulatory authorities could require Archemix to conduct additional Phase 2 or Phase 3 clinical trials, with additional acute TMA patients, before Archemix is able to proceed to additional clinical testing of ARC1779 for this indication.

Enrollment delays in Archemix’s clinical trials may result in increased development costs for its aptamer product candidates, which would limit Archemix’s ability to obtain additional financing. Archemix’s inability to enroll a sufficient number of patients for any of its current or future clinical trials would result in significant delays or may require Archemix to abandon one or more clinical trials altogether.

There is no approved drug treatment for TMA. If the FDA or applicable foreign regulatory authorities require different endpoints than the endpoints Archemix anticipates using, it may be more difficult for Archemix to obtain, or Archemix may be delayed in obtaining, approval of ARC1779 by the FDA or applicable foreign regulatory authorities.

Because there is no approved drug to treat TMA, Archemix cannot be sure what endpoints the FDA or applicable foreign regulatory authorities will require it to measure in later-stage clinical trials of ARC1779. Further, Archemix cannot be certain that the FDA or applicable foreign regulatory authorities will permit any of the endpoints in Archemix’s Phase 2b or any Phase 3 clinical trials of ARC1779 to be used in the approval process. If the FDA or applicable foreign regulatory authorities require different endpoints than the endpoints Archemix anticipates using, it may be more difficult or expensive for Archemix to obtain, or Archemix may be delayed in obtaining, FDA or foreign regulatory approval for ARC1779. If Archemix is not successful in commercializing ARC1779, or is significantly delayed in doing so, its business will be materially harmed.

Clinical trials and the process of seeking regulatory approval for Archemix’s aptamer product candidates, including ARC1779, both in and outside of the United States, will be lengthy and expensive and the outcome is uncertain.

Conducting preclinical and clinical trials is a time-consuming, expensive and uncertain process that usually takes years to complete. Before obtaining regulatory approval for the commercial sale of any aptamer product candidate, Archemix must demonstrate through preclinical studies and clinical trials that its aptamer product candidates are safe and effective for their intended use. Archemix’s most advanced aptamer product candidate, ARC1779, has completed only one Phase 1 clinical trial and, as of December 2008, has completed enrollment in a Phase 2a trial in TTP patients. In addition, Archemix’s aptamer product candidates may not demonstrate in humans the same chemical and pharmacological properties that Archemix has observed in laboratory or preclinical animal studies, and they may interact with human biological systems in unforeseen, ineffective or harmful ways. For example, Archemix observed that sub-cutaneous administration of ARC1779 was not an effective means of delivering sufficient drug product to patients in its Phase 2a clinical trial, even though it was effective in animal studies. Accordingly, Archemix expects that ARC1779 for the treatment of

TMA will need to be delivered intravenously. The interim results of preclinical studies or clinical trials do not necessarily predict the final results, and acceptable results in early clinical trials might not be seen in later clinical trials, in large part because earlier phases of clinical trials are often conducted on smaller groups of patients than later-phase clinical trials, and without the same trial design features, such as randomized controls and long-term patient follow-up and analysis. For example, the results of ARC1779 used on a single patient suffering from TTP on a named patient basis in Austria may not be able to be replicated in other patients suffering from TTP who have been or will be enrolled in Archemix’s Phase 2a or 2b clinical trial of ARC1779. Aptamer product candidates that appear promising at early stages of development may ultimately fail for a number of reasons, including the possibility that the aptamer product candidates may be ineffective, or less effective than products of Archemix’s competitors.

Archemix intends to seek approval to market its aptamer product candidates both in and outside the United States. In order to market its aptamer product candidates in the European Union and many other foreign jurisdictions, Archemix must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional clinical testing. The time required to obtain approval outside the United States may differ from that required to obtain FDA approval. The regulatory approval process outside the United States may include all of the risks associated with obtaining FDA approval or more. Archemix may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA or regulatory authorities in some countries does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or by the FDA. The failure to obtain these approvals could materially adversely affect Archemix’s business, financial condition and results of operations.

If serious adverse events or other undesirable side effects are identified during the development of ARC1779 or Archemix’s other aptamer product candidates, Archemix may need to abandon its development of some of its aptamer product candidates.

Archemix’s aptamer product candidates are in an early stage of development and their risk of failure is high. Archemix cannot predict when or if any of its aptamer product candidates will prove effective or safe in humans or will receive regulatory approval. If the effects of Archemix’s aptamer product candidates include undesirable side effects or have other unexpected characteristics, Archemix may need to abandon its development of those aptamer product candidates.

Commonly observed side effects associated with the administration of other classes of oligonucleotides, such as antisense and small interfering RNA, or siRNA, include stimulation of the immune system, activation of the blood complement system and inhibition of coagulation. To date, the side effects that Archemix has observed in clinical trial participants receiving ARC1779 and a prior aptamer product candidate, ARC183, were non-serious and serious adverse events of varying degrees of severity. In addition, two patients who participated in the Phase 2a clinical trial for ARC1779 for the treatment of TTP died for reasons that were determined to be unrelated to the administration of ARC1779.

In the Phase 2a clinical trial in patients with TTP, Archemix observed a serious adverse reaction which made it necessary to modify the mode of administration of ARC1779 in a manner which made it impractical to use ARC1779 in the setting of percutaneous coronary intervention, or PCI, for acute coronary syndrome. The event was an allergic-like reaction following administration of ARC1779, resulting in dizziness, nausea, abdominal pain, shortness of breath, a flushing sensation, signs of hypotension, rapid heart rate, respiratory wheezing, and a few, diverse abnormal lab test results. A standard treatment protocol for presumed allergic reaction was administered and the patient fully recovered within a few hours. Archemix cannot assure you that additional or more severe adverse side effects with respect to ARC1779 will not develop in future clinical trials, including, but not limited to the Phase 2b in TMA and Phase 2a in carotid endarterectomy, which could delay or preclude regulatory approval of ARC1779 or limit its commercial use.

In addition, one participant in Archemix’s Phase 1 clinical trial of ARC1779 experienced an allergic-like reaction following a rapid bolus administration of ARC1779, resulting in dizziness, nausea, abdominal pain, shortness of breath, a flushing sensation, signs of hypotension, rapid heart rate, respiratory wheezing, and a few, diverse abnormal lab test results. No treatment intervention was required, and these signs and symptoms resolved spontaneously within 24 hours. In other participants, the occurrence of mild or moderately severe, non-serious adverse events which were potentially attributable to ARC1779 included dizziness, flushing, excessive sweating, chest discomfort, nausea, vein inflammation and a few, diverse abnormal lab test results. In addition, in Archemix’s Phase 1 clinical trial of ARC183, an earlier aptamer product candidate which Archemix abandoned, Archemix observed that approximately 30% of subjects had symptoms which might have been indicative of a hypersensitivity type of reaction.

Archemix cannot assure you that additional or more severe adverse side effects with respect to its aptamer product candidates will not develop in future clinical trials, which could delay or preclude regulatory approval of its aptamer product candidates or limit their commercial use.

Archemix has only limited experience in conducting and managing the preclinical development activities and clinical trials and in preparing, filing and prosecuting the applications necessary to obtain regulatory approvals, including approval by the FDA, in the markets in which it intends to market its aptamer product candidates.

Archemix has limited experience in conducting and managing the preclinical development activities and clinical trials and in preparing, filing and prosecuting the applications necessary to obtain regulatory approvals, including approval by the FDA, in the markets in which it intends to market its aptamer product candidates. Currently, Archemix is only investigating ARC1779 in Phase 2 clinical trials. Archemix has never conducted a Phase 3 clinical trial nor obtained regulatory approval for any of its aptamer product candidates. Archemix’s limited experience might prevent it from successfully designing or implementing a clinical trial. Archemix has limited experience in conducting and managing the application process necessary to obtain regulatory approvals and it might not be able to demonstrate that its aptamer product candidates meet the appropriate standards for regulatory approval. If Archemix is not successful in conducting and managing its preclinical development activities or clinical trials or obtaining regulatory approvals, it will not be able to commercialize its aptamer product candidates, or might be significantly delayed in doing so, which will materially harm its business.

Archemix is discovering and developing an emerging class of drugs that are unproven as systemically administered therapeutic agents and its efforts may never lead to products which gain regulatory approval or are commercialized.

All of Archemix’s product candidates are aptamers, and Archemix’s future success depends on the successful development of products based on its aptamer technology. None of Archemix’s aptamer product candidates has obtained regulatory approval and all of them are in early stages of research and clinical development. Archemix’s aptamer product candidates may not prove to be safe, effective or commercially viable as treatments for disease. Furthermore, Archemix is aware of only one aptamer, Macugen®, which is marketed by Eyetech, Inc., for the treatment of an eye disease known as age-related macular degeneration, that has obtained FDA approval. Macugen® is administered by a direct, local injection in a patient’s eye. This is different than Archemix’s aptamer product candidates which are designed to be administered systemically, which means that they are designed to reach their intended targets through the body’s circulatory system. As a result, Archemix cannot be certain what endpoints or safety studies the FDA or applicable foreign regulatory authorities will require. In addition, even if Archemix successfully completes its requisite clinical trials, it may be more difficult for it to achieve market acceptance of its aptamer product candidates, particularly the first aptamer product candidates that it introduces to the market based on new technologies. Archemix’s efforts to educate the medical community about these potentially unique approaches may require greater resources than would be typically required for products based on conventional technologies. If Archemix fails to generate aptamer product candidates that are safe, effective and commercially viable treatments for disease, or if Archemix’s aptamer product candidates fail to obtain FDA or foreign regulatory approval, its business will be severely harmed.

If Archemix is not successful in developing an aptamer product candidate using its technology, Archemix may be required to change the scope and direction of its product development activities. In that case, Archemix may not be able to identify and implement successfully an alternative product development strategy.

Because there is currently only one aptamer that has been approved by the FDA for commercial sale, the requirements that will apply to aptamers may be less clearly established than for already approved classes of therapeutics.

Archemix has focused its clinical development efforts and research on aptamer technology and its future success depends on the successful development of this technology and products based on its aptamer technology. The scientific discoveries that form the basis for Archemix’s efforts to discover and develop aptamer product candidates are relatively new. As a result, Archemix may need to spend more time and resources on the process of demonstrating to the FDA or foreign regulatory authorities that its aptamer product candidates are safe and effective than it would if Archemix were developing product candidates that were part of an established class of therapeutic agents.

If clinical trials for Archemix’s aptamer product candidates are delayed or are not successful, Archemix may be unable to obtain regulatory approvals to commercialize its aptamer product candidates on a timely basis, or at all.

Archemix cannot predict whether it will encounter problems with any of its completed, ongoing or planned clinical trials that will cause Archemix or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. At any time during Archemix’s clinical trials Archemix, an institutional review board, or IRB, the FDA or foreign regulatory authorities might delay or halt any ongoing or planned clinical trials for various reasons, including:

•	discovery of harmful unexpected toxicities or side effects caused by the aptamer product candidate;

•	failure to demonstrate the efficacy or safety of the aptamer product candidate;

•	development of disease resistance or other physiological factors;

•	delays or failure in reaching agreement on acceptable clinical trial contracts or clinical trial protocols with prospective sites;

•	lower than anticipated recruitment and retention rates of subjects and patients in clinical trials;

•	delays in obtaining, or Archemix’s inability to obtain, required approvals from IRBs or other reviewing entities at clinical sites selected for participation in Archemix’s clinical trials;

•	insufficient supply or deficient quality of Archemix’s aptamer product candidates or other materials necessary to conduct Archemix’s clinical trials;

•	governmental or regulatory delays and changes in regulatory requirements and guidelines; or

•	failure of Archemix’s third-party contractors to comply with regulatory requirements or otherwise meet their contractual obligations to Archemix in a timely manner.

For example, previously, Archemix was developing ARC1779 for the treatment of patients with acute coronary syndrome undergoing PCI, and Archemix commenced a Phase 2a clinical trial of ARC1779 in such patients in November 2007. The planned enrollment for this clinical trial was 300 patients, but it was prematurely terminated after only 20 patients were enrolled as a result of the occurrence of a serious adverse reaction in the simultaneously conducted Phase 2a clinical trial for the treatment of patients with TTP. In that trial, one patient suffered an allergic-like reaction following administration of ARC1779, resulting in patient dizziness, nausea, abdominal pain, shortness of breath, a flushing sensation, abnormally low blood pressure, rapid heart rate, respiratory wheezing, and a few, diverse abnormal lab test results. In response and in order to lower the risk of such reactions in the future, Archemix slowed the rate of administration, which makes ARC1779 impractical to use in the setting of PCI for acute coronary syndrome.

Archemix’s clinical trials may not begin as planned, may need to be redesigned, and may not be completed on schedule, if at all. For example, if Archemix does not meet its primary efficacy or safety endpoints, Archemix may have to redesign the clinical trials for its aptamer product candidates or it may have to discontinue development of its aptamer product candidates. Delays in Archemix’s clinical trials may result in increased development costs for its aptamer product candidates, which could limit Archemix’s ability to obtain additional financing. In addition, if one or more of Archemix’s clinical trials are delayed, its competitors may be able to bring products to market before Archemix does, and the commercial viability of Archemix’s aptamer product candidates could be significantly reduced.

Clinical trials also require the review and oversight of an IRB at each of the sites at which a clinical trial will be conducted in the United States, and one or more ethics committees, or EC, in Europe. Each IRB and EC must approve and continually review clinical investigations and protect the rights and welfare of human subjects. Inability to obtain, or delay in obtaining, IRB approval or similar foreign approvals can prevent or delay the initiation and completion of clinical trials.

Any failure or substantial delay in successfully completing clinical trials and obtaining regulatory approval for Archemix’s aptamer product candidates could severely harm its business.

If Archemix is unable to discover suitable potential aptamer product candidates through internal research programs, its business prospects will suffer.

A key element of Archemix’s strategy is to discover, develop and commercialize a portfolio of aptamer product candidates through its own internal discovery and development programs, in addition to licensing its technology to others. For example, Archemix is currently conducting research programs on the development of aptamer product candidates for the treatment of hemophilia and sickle cell disease. A significant portion of the research that Archemix is conducting involves new and unproven technologies. Research programs to identify new disease targets and aptamer product candidates require substantial technical, financial and human resources, whether or not any aptamer product candidates or technologies are ultimately identified or developed. Archemix’s initial research and preclinical programs may show promise in identifying potential aptamer product candidates but further testing either in preclinical or clinical settings may conclude that the research Archemix conducted was not indicative of the ultimate viability and success of the aptamer product candidate.

If Archemix receives regulatory approval for any of its aptamer product candidates, Archemix will also be subject to ongoing obligations of the FDA and regulatory authorities in other countries in which its aptamer product candidates are approved and continued regulatory review, such as continued safety testing and other requirements. Archemix may also be subject to additional FDA post-marketing obligations or those required by regulatory authorities in other countries, all of which may result in significant expense and limit Archemix’s ability to commercialize its aptamer product candidates.

Any regulatory approvals that Archemix receives for its aptamer product candidates may also be subject to limitations on the indicated uses for which the aptamer product candidate may be marketed and may contain requirements for potentially costly post-marketing testing and surveillance to monitor the safety and efficacy of the aptamer product candidate. In addition, if the FDA or regulatory authorities in other countries approve any of Archemix’s aptamer product candidates, the labeling, manufacturing, packaging, adverse event reporting, storage, advertising, promotion and record-keeping for the aptamer product candidate will be subject to extensive regulatory requirements. Violations of, or noncompliance with, regulatory requirements, or the subsequent discovery of previously unknown problems with the aptamer product candidate, including adverse events of unanticipated severity or frequency, may result in actions such as:

•	restrictions on the use or distribution of such aptamer product candidates, manufacturers or manufacturing processes;

•	warning letters;

•	withdrawal of the aptamer product candidates from the market;

•	refusal of the FDA or foreign regulatory authorities to approve pending applications or supplements to approved applications that Archemix submits;

•	recalls;

•	fines;

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of Archemix’s aptamer product candidates;

•	product seizure or detention of Archemix’s aptamer product candidates; or

•	injunctions or the imposition of civil or criminal penalties.

Archemix relies on third parties to conduct, supervise and monitor its clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such trials.

Archemix relies on third parties such as contract research organizations, medical institutions and clinical investigators to enroll qualified patients and conduct, supervise and monitor its clinical trials. For example, Archemix has engaged a contract research organization to conduct its Phase 2b clinical trial for ARC1779 in TMA.

Archemix’s reliance on these third parties for clinical development activities reduces its control over these activities. Archemix’s reliance on these third parties, however, does not relieve it of its regulatory responsibilities, including ensuring that its clinical trials are conducted in accordance with good clinical practice regulations, or GCP. In addition, they may not complete activities on schedule, or may not conduct Archemix’s preclinical studies or clinical trials in accordance with regulatory requirements or Archemix’s trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Archemix’s efforts to obtain regulatory approvals for, and commercialize, its aptamer product candidates may be delayed or prevented.

Risks Related to the Marketing and Commercialization of Archemix’s Aptamer Product Candidates

If Archemix’s aptamer product candidates do not achieve significant market acceptance, Archemix will not be able to recover the significant investment it has made in developing its aptamer product candidates and its business would be severely harmed.

Even if clinical trials demonstrate the safety and efficacy of Archemix’s aptamer product candidates and the necessary regulatory approvals are obtained, Archemix’s aptamer product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any aptamer product candidates that Archemix develops will depend on a number of factors, including the aptamer product candidates’ clinical efficacy and safety, cost-effectiveness and advantage over alternative treatment methods. Archemix believes that, if approved, ARC1779 may compete with a product candidate under development by Ablynx NV, a Belgian biotechnology company. Ablynx has disclosed that it is developing an antibody-derived protein which is designed to be an anti-thrombotic treatment targeting vWF in patients with acute coronary syndrome and TTP. In addition, Archemix is aware that Ajinomoto Co., Inc., a worldwide producer of food seasonings, cooking oils, food and pharmaceuticals, may also be conducting clinical trials with an anti-vWF antibody. Baxter International Inc. has announced that it is developing a recombinant form of ADAMTS13, an enzyme that plays a critical role in blood coagulation, for the treatment of TTP and related disorders. In addition, clinical trials are being planned and conducted by academic physicians with the monoclonal antibody rituximab (Rituxan®) in idiopathic TTP. The general objective of these studies is to assess the efficacy and safety of rituximab in the management of patients with refractory or relapsed idiopathic TTP. Furthermore, market acceptance may be affected by the availability of insurance or other third-party reimbursement, the quality of Archemix’s marketing and distribution capabilities for Archemix’s aptamer product candidates and the timing of market entry relative to competitive treatments. The aptamer product candidates that Archemix is developing are based upon technologies and therapeutic approaches that are relatively new and unproven. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept a product intended to improve therapeutic results that is based on aptamer technology. As a result, it may be more difficult for Archemix to achieve market acceptance of its aptamer product candidates.

If Archemix fails to obtain an adequate level of reimbursement for ARC1779 by third-party payors, the sales of ARC1779 would be adversely affected or there may be no commercially viable markets for ARC1779, thereby harming its business.

The course of treatment for patients with TMA using ARC1779 is expected to be expensive. There will be no commercially viable market for ARC1779 without reimbursement from third-party payors. Additionally, even if there is a commercially viable market, if the level of reimbursement is below Archemix’s expectations, its revenue and gross margins will be adversely affected.

Reimbursement strategy is a complicated process that is based on a number of factors, including competition, patient profile and the condition being treated, among others. Third-party payors, such as government or private health care insurers, carefully review and increasingly challenge the prices charged for drugs. Reimbursement rates from private companies vary depending on the third-party payor, the insurance plan and other factors. Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis.

Archemix has no experience with obtaining reimbursement and will need to develop its own reimbursement expertise for any aptamer product candidate that it successfully develops. For any future products, Archemix will not know what the reimbursement rates will be until it is ready to market the product and the rates are negotiated. If Archemix is unable to obtain sufficiently high reimbursement rates, its products may not be commercially viable or any future revenues and gross margins may be adversely affected.

Any aptamer product candidates Archemix commercializes may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby harming its business.

The regulations that govern marketing approvals, pricing and reimbursement for new drugs vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. Although Archemix intends to monitor these laws, its aptamer product candidates are currently in the early stages of development and it will not be able to assess the impact of price regulation for a number of years. As a result, Archemix might obtain regulatory approval for an aptamer product candidate in a particular country, but then be subject to price regulation that delays its commercial launch of the product and negatively impact the revenues Archemix is able to generate from the sale of the product in that country.

Archemix’s ability to commercialize any aptamer product candidates successfully also will depend in part on the extent to which reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if Archemix succeeds in bringing one or more aptamer product candidates to the market, these products may not be considered cost-effective, and the amount paid for any products may be insufficient to allow Archemix to sell its products on a competitive basis. Because Archemix’s aptamer product candidates are in the early stages of development, Archemix is unable at this time to determine their cost effectiveness and the level or method of reimbursement. Increasingly, the third-party payors who cover the cost of drugs, such as government and private insurance plans, are requiring that drug companies provide them with predetermined discounts from list prices, and are challenging the prices charged for medical products. If the price Archemix is able to charge for any products it develops is inadequate in light of Archemix’s development and other costs, Archemix’s profitability could be adversely affected.

There may be significant delays in obtaining coverage for newly-approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or regulatory authorities in other countries. Moreover, eligibility for coverage does not imply that any drug will be paid for in all cases or at a rate that covers Archemix’s costs, including research, development, manufacture, sale and distribution. Interim payments for new drugs, if applicable, may also not be sufficient to cover Archemix’s costs and may not be made permanent. Payment rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost drugs that are already reimbursed, may be incorporated into existing payments for other services and may reflect budgetary constraints or imperfections in Medicare data. Net prices for drugs may be reduced by mandatory discounts or rebates required by government health care programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Other third party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Archemix’s inability to promptly obtain coverage and profitable payment rates from both government-funded or administered and private payors for new drugs that it develops could have a material adverse effect on Archemix’s operating results, its ability to raise capital needed to commercialize aptamer product candidates, and its overall financial condition.

Archemix believes that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory changes to the healthcare system in the United States and other major healthcare markets have been made in recent years. These changes have included the expansion of prescription drug benefits for Medicare beneficiaries and healthcare reform legislation enacted by certain states. Further federal and state legislative and regulatory developments are possible and Archemix expects ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from any aptamer product candidates that Archemix may successfully develop.

Another development that may affect the pricing of drugs is Congressional action regarding drug re-importation into the United States. The Medicare Prescription Drug, Improvement and Modernization Act of 2003, requires the Secretary of Health and Human Services to promulgate regulations for drug re-importation from Canada into the United States under some circumstances, including when the drugs are sold at a lower price than in the United States. The Secretary retains the discretion not to implement a drug re-importation plan if he finds that the benefits do not outweigh the cost. Proponents of drug re-importation may attempt to pass legislation that would directly allow re-importation under certain circumstances. If legislation or regulations were passed allowing the re-importation of drugs, they could decrease the price paid by individual patients for any aptamer product candidates that Archemix may develop, negatively affecting its anticipated revenues and prospects for profitability.

If Archemix fails to obtain or maintain orphan drug exclusivity for some of its aptamer product candidates, Archemix’s competitors may sell products to treat the same conditions and its revenues will be reduced.

As part of Archemix’s business strategy, it intends to develop some drugs that may be eligible for FDA and European Commission orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as a disease or condition that affects fewer than 200,000 people in the U.S. The company that first obtains FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. Orphan drug exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Similar regulations are available in the E.U. with a 10-year period of market exclusivity.

Because the extent and scope of patent protection for some of Archemix’s aptamer product candidates is limited, orphan drug designation is especially important for Archemix’s aptamer product candidates that are eligible for orphan drug designation. For eligible drugs, Archemix plans to rely on the exclusivity period under the Orphan Drug Act to maintain a competitive position. If Archemix does not obtain orphan drug exclusivity for its aptamer product candidates that do not have long lasting patent protection, its competitors may then sell the same drug to treat the same condition earlier then anticipated, and Archemix’s revenues will be reduced.

Even though Archemix has obtained orphan drug designation for ARC1779 for the treatment of TTP from both the FDA and the European Commission, and even if it obtains orphan drug designation for its other drug candidates, due to the uncertainties associated with developing pharmaceutical products, Archemix may not be the first to obtain marketing approval for any drug with an orphan designation. Further, even if Archemix obtains orphan drug exclusivity for an aptamer product candidate, that exclusivity may not effectively protect the aptamer product candidate from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve another drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care. Orphan drug designation neither shortens the development time nor regulatory review time of a drug candidate, nor gives the drug candidate any advantage in the regulatory review or approval process.

If Archemix decides to market its aptamer product candidates through a direct sales force, it would need to either hire a sales force with expertise in pharmaceutical sales or contract with a third party to provide a sales force to meet its needs.

Archemix does not currently have a sales or marketing organization and has no experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for any approved aptamer product candidate, Archemix must either develop a sales and marketing organization or outsource these functions to third parties.

Archemix may be unable to establish marketing, sales and distribution capabilities necessary to commercialize and gain market acceptance for its aptamer product candidates and be competitive. In addition, co-promotion or other marketing arrangements with third parties to commercialize aptamer product candidates could significantly limit the revenues Archemix derives from these aptamer product candidates, and these third parties may fail to commercialize Archemix’s aptamer product candidates successfully. If Archemix does not establish sales and distribution capabilities successfully, either on its own or in collaboration with third parties, Archemix may not successfully commercialize its aptamer product candidates.

Risks Related to Intellectual Property

If Archemix fails to comply with its intellectual property licenses with third parties, Archemix could lose license rights that are important to its business or it may become involved in costly and distracting lawsuits and proceedings to defend its rights, the outcome of which would be uncertain and could have a material adverse effect on the success of Archemix’s business.

Archemix holds a license from Gilead Sciences, Inc. for patents, patent applications and know-how covering all of Archemix’s current aptamer product candidates, Archemix’s technology and Archemix’s proprietary process called Systematic Evolution of Ligands by EXpotential expression, or the SELEX process, specifically. The license agreement imposes diligence and other obligations on Archemix. If Archemix fails to comply with the obligations imposed on it in the license agreement, Gilead may have the right to terminate the license and Archemix may not be able to use any or all of the intellectual property and other rights which are the subject of the license agreement, including the SELEX process. To date, Archemix believes that it has met all such obligations and is in compliance with the terms and conditions of the Gilead agreement.

Archemix also holds licenses from other third parties for patents, patent applications and know-how covering various technologies that may be used in Archemix’s aptamer product candidates and Archemix’s technology and the SELEX process specifically. These license agreements also impose diligence and other obligations on Archemix. If Archemix fails to comply with the obligations imposed on it in these license agreements, the licenses could be terminated and Archemix may not be able to use the intellectual property and other rights which are the subject of the license agreements, including the SELEX process.

In addition, Archemix has entered into license agreements with numerous third parties for the research, development and/or commercialization of aptamer product candidates. These license agreements impose various obligations on Archemix. If Archemix fails to comply with the obligations imposed on it in these license agreements, the licenses could be terminated. Each of these third party license agreements also contain representations and warranties, field restrictions, confidentiality obligations, license grants and exclusivity and other provisions. If Archemix fails to comply with the obligations imposed on it in its license agreements or breaches any of the other terms of its agreements, third parties may assert claims against Archemix seeking damages or other remedies. Even if resolved in Archemix’s favor, litigation would cause Archemix to incur significant expenses, and would distract its technical and management personnel from their normal responsibilities. Such litigation could substantially increase Archemix’s operating losses and reduce its resources available for development activities. Archemix may not have sufficient financial or other resources to adequately conduct such litigation or proceedings, and some of its competitors may be able to sustain the costs of such litigation or proceedings more effectively than Archemix can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of the litigation could have a material adverse effect on Archemix’s ability to compete in the marketplace.

If Archemix is unable to obtain and maintain patent protection for its technology and aptamer product candidates, its competitors could develop and commercialize technology and products similar or identical to Archemix’s, and Archemix’s ability to successfully commercialize its technology and aptamer product candidates may be adversely affected.

Archemix’s success will depend in large part on its ability to obtain and maintain patent protection in the United States and other countries for its proprietary technology and aptamer product candidates. Archemix has sought to protect its proprietary position by filing patent applications in the United States and abroad related to its proprietary technology and aptamer product candidates that are important to the development of its business. This process is expensive and time-consuming, and Archemix may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of Archemix’s patent rights are highly uncertain. Archemix’s pending and future patent applications may not result in patents being issued which protect its technology or aptamer product candidates, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or the interpretation of the patent laws in the United States and other countries may diminish the value of Archemix’s intellectual property or narrow the scope of its patent protection.

Because publications of discoveries in the scientific literature often lag behind the actual discoveries, and because patent applications in the United States and many other jurisdictions are typically not published until 18 months after filing, or in some cases not at all, neither Archemix nor its licensors can be certain that Archemix or they were the first to make the inventions claimed in Archemix’s or their issued patents or pending patent applications, or that Archemix or they were the first to file for protection of the inventions set forth in these patent applications. Assuming the other requirements for patentability are met, in the United States, the first to make the claimed invention is entitled to the patent, and outside the United States, the first to file is entitled to the patent. If a third party filed or files a United States patent application directed to the same or a similar invention as one of Archemix’s patents or patent applications, Archemix may be required to participate in an adversarial proceeding, known as an interference, declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of such a proceeding could be substantial, and it is possible that Archemix’s efforts could be unsuccessful, resulting in a narrowing or loss of its United States patent rights. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent rights sought by Archemix, which in turn could affect Archemix’s ability to market a potential aptamer product candidate to which that patent filing was directed.

Even if issued, patents may not effectively exclude competitors from engaging in activities that compete with Archemix or provide Archemix with a competitive advantage. Archemix’s competitors may be able to circumvent its patents by developing similar or alternative technologies or products in a manner that does not infringe its patents. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and Archemix’s patents may be challenged in the courts or patent offices. Such challenges to Archemix’s patents may result in the claims being narrowed, invalidated or held unenforceable, which could limit Archemix’s ability to stop others from using or commercializing similar or identical technology and products, or limit the term of patent protection Archemix may have for its technology and aptamer product candidates.

Because of the time required for development, testing and regulatory review of a new drug, it is likely that one or more related patents may expire before any of Archemix’s aptamer product candidates can be commercialized, or may remain in force for only a short period following commercialization. In either case, this would reduce any advantages of the patents.

Archemix may become involved in costly and distracting lawsuits and proceedings to protect, defend or enforce its patent rights, the outcome of which would be uncertain and could put its patent rights and proprietary information at risk.

In order to protect or enforce its patent rights, Archemix may initiate litigation against third parties in the United States or in foreign countries. In addition, Archemix may become involved in an interference or opposition proceeding conducted in the United States or other patent offices challenging its patent rights or the patent rights of others. The defense of patents through lawsuits, interferences, oppositions and other legal and administrative proceedings can be costly and can distract Archemix’s technical and management personnel from their normal responsibilities. Archemix may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Such costs could increase Archemix’s operating losses and reduce its resources available for development activities. An adverse determination of any litigation or proceeding, or a settlement of such a dispute, could put one or more of Archemix’s patents at risk of being narrowed, invalidated or held unenforceable, or could put Archemix’s pending patent claims at risk of being narrowed or not issuing. In addition, an adverse determination could allow third parties to commercialize Archemix’s technology or products and compete directly with Archemix, without payment to Archemix.

Furthermore, because of the substantial amount of discovery and testimony usually required in connection with intellectual property litigation and proceedings, there is a risk that some of Archemix’s confidential information could be compromised by disclosure during such litigation or proceedings. For example, during the course of litigation and despite protective orders entered by the court, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. Such disclosures could materially adversely affect Archemix’s business and financial results.

If Archemix is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed.

In addition to seeking patents for some of its technology and aptamer product candidates, Archemix also relies on trade secrets, including unpatented know-how, technology, and other proprietary information, to maintain its competitive position. Archemix seeks to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties that have access to them, such as its employees, corporate collaborators, outside scientific collaborators, sponsored researchers, contract manufacturers, consultants, advisors and other third parties. Archemix also has entered into confidentiality and invention or patent assignment agreements with all of its employees and its consultants. Any of these parties may breach the agreements and disclose Archemix’s proprietary information, and Archemix may not have adequate remedies for any such breach. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of Archemix’s trade secrets were to be lawfully obtained or independently developed by a competitor, Archemix would have no right to prevent them from using that technology or information to compete with it. If any of Archemix’s trade secrets were to be disclosed to or independently developed by a competitor, Archemix’s competitive position would be harmed.

Third parties may allege that Archemix is infringing their intellectual property, which would cause Archemix to spend substantial resources on litigation, the outcome of which would be uncertain and could have a material adverse effect on the success of Archemix’s business.

Although Archemix is not currently a party to any patent litigation or any other adversarial proceeding regarding intellectual property rights with respect to its aptamer product candidates and technology, including any interference proceeding before the United States Patent and Trademark Office, it may become so in the future. Third parties may assert infringement claims against Archemix based on existing patents or patents that may be granted in the future. Even when Archemix is aware of third-party patents relevant to its research and development efforts or its aptamer product candidates, Archemix undertakes research and development on the basis that one or more of the following is true with respect to such third-party patents: (1) Archemix’s technology and aptamer product candidates do not infringe any valid claim of the patent, (2) the patent will expire before any potentially infringing technology or product will be commercialized, (3) any potential infringement falls within the statutory exceptions to infringement for the development of information solely for purposes reasonably related to submission to the FDA, (4) any potential infringement has been discontinued and any damages for past infringement would not result in a material adverse effect on Archemix’s business, (5) a license to the patent is likely available on commercially reasonable terms, or (6) the patent could be avoided by conducting the potentially infringing activity in a jurisdiction where no such patent is in effect. However, the outcome of litigation is subject to uncertainties that cannot be adequately quantified in advance, including the identity of the adverse party and the demeanor and credibility of witnesses, especially in biotechnology related patent cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. If Archemix is found to infringe any claim of any of these patents, it could be required to obtain a license from the patent owner, which might not be available on commercially reasonable terms or at all, or Archemix could be forced to cease commercializing the infringing technology or product. Archemix could also be found liable for monetary damages for past infringement. As a result, a finding of infringement could have a material adverse effect on Archemix’s business.

Even if resolved in Archemix’s favor, litigation relating to claims of intellectual property infringement would cause Archemix to incur significant expenses, and would distract its technical and management personnel from their normal responsibilities. Such litigation could substantially increase Archemix’s operating losses and reduce its resources available for development activities. Archemix may not have sufficient financial or other resources to adequately conduct such litigation or proceedings, and some of its competitors may be able to sustain the costs of such litigation or proceedings more effectively than Archemix can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Archemix’s ability to compete in the marketplace.

Many of Archemix’s employees were previously employed at universities or other biotechnology or pharmaceutical companies, including Archemix’s competitors or potential competitors. Although Archemix tries to ensure that its employees do not use the proprietary information or know-how of others in their work for it, Archemix may be subject to claims that it or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee’s former employer. Litigation may be necessary to defend against these claims and, even if Archemix is successful in defending itself, could result in substantial costs and distract its technical and management personnel. If Archemix fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel.

If a patent or other infringement proceeding is resolved against Archemix, it may be enjoined from researching, developing, manufacturing or commercializing its technology or products without a license from the other party and Archemix may be held liable for significant damages. Archemix may not be able to obtain any required license on commercially acceptable terms or at all. Even if Archemix was able to obtain licenses to such technology, some licenses may be non-exclusive, thereby giving its competitors access to the same technologies licensed to Archemix. Ultimately, Archemix may be unable to commercialize some of its aptamer product candidates or may have to cease some of its business operations, which could harm Archemix’s business.

Risks Relating to Archemix’s Agreements with Third Parties

Because Archemix has licensed some aptamer product candidates and related technology to third parties, it is dependent on third parties for the successful development and commercialization of those aptamer product candidates.

Archemix’s decision to license some aptamer product candidates to third parties means it has relinquished control over how those aptamer product candidates are developed and commercialized and how they are perceived in the marketplace. As a result, Archemix’s success depends, in part, on the efforts of those licensees and on their success in the clinical development of those aptamer product candidates, each of which is outside Archemix’s control.

In addition, Archemix’s aptamer product candidates may receive negative publicity relating to the activities of its licensees, regardless of whether such publicity is properly attributable to the merits of Archemix’s aptamer product candidates. If Archemix receives negative publicity based on the activities of its licensees, which are not within its control, Archemix’s business, financial condition and results of operations and the value of Archemix’s common stock could be materially and adversely affected.

The success of the aptamer product candidates that Archemix licenses to third parties depends heavily on its collaboration with each third party. If a third party licensee is unable to further develop or commercialize an aptamer product candidate, or experiences significant delays in doing so, Archemix’s business may be materially harmed.

Archemix has entered into a series of agreements with third parties for the development and commercialization of aptamer product candidates, and it cannot predict the success of these collaborations. Each collaboration involves a complex allocation of responsibilities, costs and benefits. Often, the third party is responsible for conducting and funding much of the future development and regulatory approval activities for an aptamer product candidate and has control over the conduct and timing of development efforts for the aptamer product candidate. A third party’s failure to devote sufficient financial and other resources to the development plan may delay the clinical development of an aptamer product candidate, which could lead to the delay in payment of clinical and regulatory milestones under Archemix’s agreements and may delay eventual commercialization of an aptamer product candidate and any royalties Archemix could receive on commercial sales.

Because clinical trials and the process of seeking regulatory approval for Archemix’s aptamer product candidates, including ARC1779, ARC5692 and its hemophilia programs will be lengthy and expensive and the outcomes of such trials are uncertain, Archemix may choose to enter into collaborations with other companies that can provide capabilities and funds for the development and commercialization of some or all of these aptamer product candidates. If Archemix is unsuccessful in forming or maintaining these collaborations on favorable terms, its business may not succeed.

Conducting preclinical and clinical trials is a time-consuming, expensive and uncertain process that usually takes years to complete. Before obtaining regulatory approval for the commercial sale of any aptamer product candidate, Archemix must demonstrate through preclinical studies and clinical trials that its aptamer product candidates are safe and effective for their intended use. Consequently, Archemix may choose to enter into collaborations with other companies that can provide capabilities and funds for the development and commercialization of some or all of its proprietary aptamer product candidates, including ARC1779, ARC5692 and its hemophilia programs. In such collaborations, Archemix would expect its biotechnology or pharmaceutical collaborators to provide substantial funding, as well as significant capabilities in clinical development, regulatory affairs, marketing and sales. Archemix may not be successful in entering into any such collaborations on favorable terms, if at all.

In addition, any collaboration that Archemix enters into may be unsuccessful. The success of the research and development of aptamer product candidates with Archemix’s collaborators is subject to all of the same risks associated with the research and development of Archemix’s own aptamer product candidates. In addition, the success of Archemix’s collaboration arrangements will depend heavily on the efforts and activities of its collaborators. Archemix’s collaborators will have significant discretion in determining the efforts and resources that they will apply to these collaborations. Archemix anticipates that in any collaboration it enters into it will be subject to the following risks, among others:

•	Archemix’s collaborators may have the first right to maintain or defend certain of Archemix’s intellectual property rights and, although it would have the right to assume the maintenance and defense of these intellectual property rights if its collaborators do not, Archemix’s ability to do so may be compromised by its collaborators’ acts or omissions;

•	Archemix’s collaborators may utilize certain of Archemix’s intellectual property rights in such a way as to invite litigation that could jeopardize or invalidate these intellectual property rights or expose Archemix to potential liability;

•	Archemix’s collaborators may not comply with all applicable regulatory requirements; and

•	If Archemix is unsuccessful in forming or maintaining these collaborations on favorable terms, its business may not succeed.

Archemix may not be able to execute its business strategy if it is unable to continue to out-license its technology to others to develop their own aptamer product candidates, which can provide funds for the development and commercialization of Archemix’s own aptamer product candidates. If Archemix is unsuccessful in forming or maintaining these out-license agreements on favorable terms, its business may not succeed.

Part of Archemix’s business strategy involves entering into license agreements with third parties under which the third parties take licenses from Archemix to develop their own aptamer product candidates. These licenses provide Archemix with funds that it can devote to the development of its aptamer product candidates itself. Archemix may not be successful in entering into any such agreements in the future on terms that are favorable to it, or at all. Even if Archemix does succeed in securing such alliances, it may not be able to maintain them if, for example, development or approval of an aptamer product candidate is delayed or sales of an approved aptamer product candidate are disappointing. Furthermore, any delay in entering into out-license agreements could delay the development and commercialization of aptamer product candidates and reduce their competitiveness even if they reach the market. Any such delay related to Archemix’s out-license agreements could adversely affect its business.

If any collaborator or licensee terminates its agreement with Archemix or fails to perform its obligations under its agreement with Archemix, or fails to comply with applicable law, the development and commercialization of Archemix’s aptamer product candidates could be delayed or terminated.

Archemix’s use of collaborators and licensees for funding and aptamer product candidate development means that its business would be adversely affected if any collaborator or licensee terminates its agreement with Archemix or fails to perform its obligations under that agreement or under applicable law. Archemix’s current or future collaborations and licenses may not result in aptamer product candidates that are scientifically or commercially successful or result in the development or commercialization of any aptamer product candidates, which could have a material adverse effect on Archemix’s business. In addition, disputes may arise in the future with respect to the ownership of rights to technology or aptamer product candidates developed with collaborators and licensees, which could have an adverse effect on Archemix’s ability to develop and commercialize any affected aptamer product candidate.

Archemix’s current collaborations allow, and Archemix expects that any future collaborations will allow, either party to terminate the collaboration for specified material breaches by the other party. If a collaborator terminates its collaboration with Archemix, for breach or otherwise, it would be difficult for Archemix to attract new collaborators and could adversely affect how Archemix is perceived in the business and financial communities. In addition, a collaborator or licensee could determine that it is in its financial interest to:

•	pursue alternative technologies or develop alternative products, either on its own or jointly with others, that may be competitive with the aptamer product candidates on which it is collaborating with Archemix or which could affect its commitment to the collaboration with Archemix;

•	pursue higher-priority programs or change the focus of its development programs, which could affect the collaborator’s commitment to Archemix; or

•	if it has marketing rights, choose to devote fewer resources to the marketing of Archemix’s aptamer product candidates, if any are approved for marketing, than it does for product candidates of its own development.

If any of these events occur, the development and commercialization of one or more aptamer product candidates could be delayed, curtailed or terminated because Archemix may not have sufficient financial resources or capabilities to continue such development and commercialization on its own.

Risks Related to the Manufacture of Archemix’s Aptamer Product Candidates

Archemix has no manufacturing capacity and relies on third party manufacturers to manufacture and supply its aptamer product candidates for the development and commercial quantities of its aptamer product candidates. Any problems experienced by outside vendors could result in a delay or interruption in the supply of aptamers to Archemix until the vendor cures the problem or until Archemix locates and qualifies an alternative source of supply.

The manufacture of aptamers requires specialized equipment and utilizes complicated production processes that would be difficult, time-consuming and costly to duplicate. Archemix does not currently operate manufacturing facilities for preclinical, clinical or commercial production of its aptamer product candidates under development. Archemix has no experience in drug formulation or manufacturing and it lacks the resources and the capabilities to manufacture any of its aptamer product candidates on a clinical or commercial scale. As a result, Archemix currently relies on a two contract manufacturers to manufacture and supply drug supplies for its preclinical tests and human clinical trials and expects that it will continue to rely on third-party manufacturers for clinical and commercial supply of its aptamer product candidates. There are currently a limited number of third-party manufacturers available to manufacture Archemix’s aptamer product candidates. For example, Avecia Biologics Limited, or Avecia, is currently the third-party manufacturer of ARC1779. Archemix does not have a long-term contract with Avecia, but rather engages it on a purchase order basis. Any performance failure on the part of Archemix’s existing or future third-party manufacturers could delay clinical development or regulatory approval of its aptamer product candidates or their commercialization, producing additional losses and depriving Archemix of potential product revenues. Archemix would also need to seek additional third-party manufacturers, thereby increasing its development costs. Even though Archemix’s third-party manufacturer carries manufacturing interruption insurance policies, Archemix may suffer losses as a result of business interruptions that exceed the coverage available under these insurance policies, if any. Events beyond Archemix’s control, such as natural disasters, fire, sabotage or business accidents could have a significant negative impact on Archemix’s operations by disrupting its aptamer product candidate development efforts until its third-party manufacturer can repair its facility or put in place other third-party contract manufacturers to assume this manufacturing role. Any delay or interruption in Archemix’s supply of aptamers would likely lead to a delay or interruption in Archemix’s preclinical and clinical trials of its aptamer product candidates, which could negatively affect its business.

If the FDA or regulatory authorities in other countries approve any of Archemix’s aptamer product candidates for commercial sale, it will need to manufacture them in larger quantities. To date, Archemix’s aptamer product candidates have been manufactured in small quantities for preclinical testing and clinical trials and Archemix may not be able to successfully increase the manufacturing capacity, whether in collaboration with third-party manufacturers or on its own, for any of its aptamer product candidates in a timely or economic manner, or at all. Archemix does not currently have any agreements to manufacture its aptamer product candidates on a commercial scale. In order to commercialize its aptamer product candidates, Archemix’s existing supplier will need to scale up its manufacturing of Archemix’s aptamer product candidates. Archemix may be required to fund capital improvements to support scale-up of manufacturing and related activities. Archemix’s existing manufacturer may not be able to increase its manufacturing capacity for any of Archemix’s aptamer product candidates for which it obtains marketing approval in a timely or economic manner, or at all. Archemix may need to engage other manufacturers to provide commercial supplies of its aptamer product candidates. It may be difficult for Archemix to enter into commercial supply arrangements on a timely basis or on acceptable terms, which could delay or prevent Archemix’s ability to commercialize its aptamer product candidates. If Archemix’s existing manufacturer is unable or unwilling to increase its manufacturing capacity or Archemix is unable to establish alternative arrangements, the development and commercialization of Archemix’s aptamer product candidates may be delayed or there may be a shortage in supply.

If third-party manufacturers with which Archemix contracts fail to perform their obligations, Archemix may be adversely affected in a number of ways, including:

•	Archemix may not be able to initiate or it may need to discontinue human clinical trials of its aptamer product candidates;

•	the submission of applications for regulatory approvals for Archemix’s aptamer product candidates may be delayed;

•	Archemix may have to cease distribution of or recall some or all batches of its aptamer product candidates; or

•	Archemix may fail to meet clinical trial requirements or commercial demand for its aptamer product candidates.

Furthermore, if a third-party manufacturer with which Archemix contracts fails to perform its obligations, Archemix may be forced to manufacture the materials itself, for which it may not have the capabilities or resources, or enter into an agreement with a different third-party manufacturer, which it may not be able to do on reasonable terms, if at all. In addition, if Archemix is required to change manufacturers for any reason, it will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer or the re-verification of an existing manufacturer could negatively affect Archemix’s ability to develop aptamer product candidates or produce approved products in a timely manner.

If changes in the manufacturing process or procedure are required, Archemix might not be able to obtain adequate clinical or commercial quantities of its aptamer product candidates and its business could be severely harmed.

Changes in the manufacturing process or procedure, including a change in the location where the product is manufactured or a change of a third-party manufacturer, generally, among other things, require prior FDA, or foreign regulatory authority, review and/or approval of the manufacturing process and procedures in accordance with the FDA’s current good manufacturing practices, or cGMPs, or comparable foreign regulatory requirements. Archemix may also need to conduct additional studies to support approval of such changes. This review may be costly and time-consuming and could delay or prevent the launch of an aptamer product candidate. In addition, if Archemix elects to manufacture aptamer product candidates in a facility of its own or at the facility of another third party, it would need to ensure that the product as approved is equivalent to the product as used in earlier clinical trials, and that the new facility and the manufacturing process are in compliance with cGMPs, or comparable foreign regulatory requirements. Any such new facility would be subject to a pre-approval inspection by the FDA, or comparable foreign regulatory authorities, as well as periodic unannounced inspections by the FDA, or comparable foreign regulatory authorities, and certain state agencies.

Archemix’s aptamer product candidates require precise, high quality manufacturing and if Archemix or its third-party manufacturer fail to meet necessary quality requirements, Archemix might not be able to obtain adequate clinical or commercial quantities of its aptamer product candidates and its business could be severely harmed.

The manufacture and packaging of pharmaceutical products, such as ARC1779 and other aptamer product candidates, are regulated by the FDA and foreign regulatory authorities and must be conducted in accordance with the FDA’s cGMPs, and comparable requirements of foreign regulatory authorities. There are a limited number of manufacturers that operate under cGMP or comparable foreign regulations who are both capable of manufacturing ARC1779 or other aptamer product candidates and willing to do so. Failure by Archemix or its third-party manufacturers to comply with applicable regulations, requirements, or guidelines could result in sanctions and penalties being imposed on Archemix, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of Archemix’s aptamer product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect Archemix’s business.

The FDA and foreign regulatory authorities may also implement new standards, or change their interpretation and enforcement of existing standards and requirements, for manufacture, packaging, or testing of aptamer product candidates at any time. If Archemix is unable to comply with these new standards or requirements, it may be subject to regulatory, civil actions or penalties which could significantly and adversely affect its business.

Risks Related to Archemix’s Industry

Archemix faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than Archemix does.

The pharmaceutical and biotechnology industries are intensely competitive and any aptamer product candidate developed by Archemix would compete with existing drugs and therapies. The development and commercialization of new drugs is highly competitive. Archemix will face competition with respect to ARC1779 and any aptamer product candidates it may develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies, biotechnology companies and academic and research institutions and government agencies worldwide. Archemix is aware of other companies that have developed or are developing product candidates that target vWF which, if approved, may compete with ARC1779. Archemix believes that, if approved, ARC1779 may compete with a product candidate under development by Ablynx NV, a Belgian biotechnology company. Ablynx has disclosed that it is developing an antibody-derived protein which is designed to be an anti-thrombotic treatment targeting vWF in patients with acute coronary syndrome and TTP. Archemix is also aware that Ajinomoto Co., Inc., a worldwide producer of food seasonings, cooking oils, food and pharmaceuticals, may also be conducting clinical trials with an anti-vWF antibody. Baxter International Inc. has announced that it is developing a recombinant form of ADAMTS13, an enzyme that plays a critical role in blood coagulation, for the treatment of TTP and related disorders. In addition, clinical trials are being planned and conducted by academic physicians with the monoclonal antibody rituximab (Rituxan®) in idiopathic TTP. The general objective of these studies is to assess the efficacy and safety of rituximab in the management of patients with refractory or relapsed idiopathic TTP.

Archemix has licensed its technology to third parties to develop their own aptamer product candidates. These licensees may, in the future, develop aptamers which compete directly or indirectly with Archemix’s aptamer product candidates. Furthermore, Archemix cannot guarantee that a company, academic institution or other organization will not infringe Archemix’s intellectual property and develop a competing aptamer product candidate.

Many of Archemix’s competitors have substantially greater financial, technical, manufacturing, marketing and human resources than Archemix has. In addition, many of these competitors have significantly greater commercial infrastructures than Archemix has. Additional mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated by Archemix’s competitors.

Competition may increase further as a result of advances made in the commercial applicability of technologies and greater availability of capital for investment in these fields.

As a result, Archemix’s competitors may:

•	develop products that are safer or more effective than Archemix’s aptamer product candidates;

•	obtain FDA and other regulatory approvals or reach the market with their products more rapidly than Archemix can, reducing the potential sales of Archemix’s aptamer product candidates;

•	develop new or improved technologies and scientific advances;

•	obtain patent protection and/or receive regulatory approval for commercializing products before Archemix;

•	devote greater resources to market or sell their products;

•	initiate or withstand substantial price competition more successfully than Archemix can;

•	recruit skilled scientific workers from the limited pool of available talent; and

•	take advantage of acquisition or other opportunities more readily than Archemix can.

Archemix faces the risk of product liability claims and if it is not able to obtain adequate insurance coverage, its business could be severely harmed.

Archemix’s business exposes it to the risk of product liability claims that is inherent in the testing, manufacturing and marketing of drugs. Regardless of their merit or eventual outcome, product liability claims may result in:

•	decreased demand for Archemix’s aptamer product candidates;

•	injury to Archemix’s reputation and significant negative media attention;

•	withdrawal of clinical trial volunteers;

•	significant litigation costs;

•	distraction of management; and

•	substantial monetary awards to plaintiffs.

Archemix currently has at least $5 million of product liability insurance for aptamer product candidates which are in clinical testing. Although Archemix believes that this amount is appropriate, this insurance is subject to deductibles and coverage limitations. Furthermore, this coverage may not be adequate in scope to protect Archemix in the event of a successful product liability claim. If any of Archemix’s aptamer product candidates are approved for marketing, Archemix may seek additional insurance coverage. If Archemix is unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, it will be exposed to significant liabilities, which may harm its business. These liabilities could prevent or interfere with Archemix’s product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity or reduced acceptance of Archemix’s aptamer product candidates in the market.

If Archemix fails to comply with the environmental, health and safety regulations that govern its business and the biotechnology industry in general Archemix may become party to litigation or other proceedings, the outcome of which would be uncertain but could have a material adverse effect on the success of its business.

Archemix’s research and development activities involve the controlled use of hazardous and flammable materials, including chemicals and radioactive and biological materials. Archemix’s operations also produce hazardous waste products. Archemix is subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of these materials. Archemix generally contracts with third parties for the disposal of such substances. Archemix also stores certain low-level radioactive waste at its facility until the materials are no longer considered radioactive. Archemix cannot eliminate the risk of accidental contamination or injury from these materials. Archemix believes that its procedures for storing, handling and disposing these materials in its Cambridge facility comply with the relevant federal, state and local guidelines. Although Archemix believes that its safety procedures for handling and disposing of these materials comply with the applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. Archemix is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials.

Archemix may be required to incur substantial costs to comply with current or future environmental and safety regulations and current or future environmental regulations may impair its research, development or production efforts. Although Archemix believes that its safety procedures for handling and disposing of these materials comply with the standards prescribed by applicable laws and regulations, Archemix cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, Archemix could be held liable for any resulting damages, and any liability could exceed its resources. If contamination occurred, Archemix would likely incur significant costs associated with civil penalties or criminal fines and in complying with environmental laws and regulations.

Although Archemix maintains workers’ compensation insurance to cover it for costs and expenses it may incur due to injuries to its employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. Archemix does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it in connection with its storage or disposal of biological, hazardous or radioactive materials. Additional federal, state and local laws and regulations affecting Archemix’s operations may be adopted in the future. Archemix may incur substantial costs to comply with and substantial fines or penalties if it violates any of these laws or regulations.

Risks Related to Archemix’s Employees and Growth

If Archemix is not able to retain its current senior management team or continue to attract and retain qualified scientific, technical and business personnel, Archemix’s business will suffer.

Archemix depends on the members of its management team for its business success. An important element of Archemix’s strategy is to take advantage of the research and development expertise of its current management. The loss of any one of Archemix’s executive officers, including, in particular, Dr. Page Bouchard, Archemix’s Senior Vice President, Discovery and Preclinical Development, and Dr. James Gilbert, Archemix’s Chief Medical Officer, could result in a significant loss in the knowledge and experience that Archemix, as an organization, possesses and could cause significant delays, or outright failure, in the development and commercialization of its aptamer product candidates.

To grow, Archemix will need to hire a significant number of qualified commercial, scientific and administrative personnel. However, there is intense competition for qualified scientific personnel, including management in the technical fields in which Archemix operates and it may not be able to attract and retain qualified personnel necessary for the successful development and commercialization of its aptamer product candidates. Archemix’s inability to attract new employees or to retain existing employees could limit its growth and harm its business.

Archemix expects to expand its development, regulatory and sales and marketing capabilities, and as a result, Archemix may encounter difficulties in managing its growth, which could disrupt its operations.

Archemix expects to experience significant growth in the number of its employees and the scope of its operations, particularly in the areas of drug development, regulatory affairs and sales and marketing. To manage its anticipated future growth, Archemix must continue to implement and improve its managerial, operational and financial systems, expand its facilities and continue to recruit and train additional qualified personnel. As a result of Archemix’s limited financial resources and the inexperience of its management team in managing a company with such anticipated growth, Archemix may not be able to manage the expansion of its operations effectively or recruit and train additional qualified personnel. The physical expansion of

Archemix’s operations may lead to significant costs and may divert Archemix’s management and business development resources from the running of Archemix’s business. Any inability to manage growth could delay the implementation of Archemix’s business plans or disrupt its operations. Depending on the rate at which Archemix expands its workforce, it may need to seek alternative space for its operations in the future, which may not be available to Archemix on reasonable terms.

Risks Related to the Combined Company

In determining whether you should approve the merger or the issuance of shares of NitroMed common stock pursuant to the merger and related matters, as the case may be, you should carefully read the following risk factors. Following the merger, NitroMed and Archemix anticipate that the business of the combined company will be the business conducted by Archemix prior to the merger. As a result, the risk factors set forth under the heading “— Risks Related to Archemix,” together with the following risks, are the most significant you will face if the merger is completed.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may decline in value following the merger.

The market price of the combined company’s common stock could be subject to significant fluctuations following the merger. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

•	the results of the combined company’s current and any future clinical trials of its aptamer product candidates;

•	the results of preclinical studies and planned clinical trials of the combined company’s discovery stage and preclinical programs;

•	the entry into, or termination of, key agreements, including key strategic alliance agreements;

•	the results and timing of regulatory reviews relating to the approval of the combined company’s aptamer product candidates;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of the combined company’s intellectual property rights;

•	failure of any of the combined company’s aptamer product candidates, if approved, to achieve commercial success;

•	general and industry-specific economic conditions that may affect the combined company’s research and development expenditures;

•	the results of clinical trials conducted by others on drugs that would compete with the combined company’s aptamer product candidates;

•	issues in manufacturing the combined company’s aptamer product candidates or any approved products;

•	the loss of key employees;

•	the introduction of technological innovations or new commercial products by competitors of the combined company;

•	changes in estimates or recommendations by securities analysts, if any, who cover the combined company’s common stock;

•	future sales of the combined company’s securities;

•	changes in the structure of health care payment systems; and

•	period-to-period fluctuations in the combined company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

If the combined company’s operating results fluctuate significantly, its stock price may decline and result in losses to you.

The combined company’s operating results are likely to fluctuate significantly from quarter to quarter and year to year. These fluctuations could cause the combined company’s stock price to decline. Some of the factors that could cause operating results to fluctuate include:

•	a failure to successfully complete preclinical studies and clinical trials in a timely manner or at all, resulting in a delay in receiving, or a failure to receive, the required regulatory approvals to commercialize the combined company’s aptamer product candidates;

•	the timing of regulatory approvals or other regulatory actions; and

•	general and industry-specific economic conditions that may affect Archemix’s and its collaborators’ operations and financial results.

In any particular quarter or quarters, the combined company’s operating results could be below the expectations of securities analysts or investors and the combined company’s stock price could decline.

A significant portion of the combined company’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of the combined company’s common stock to drop significantly, even if its business is doing well.

Sales of a substantial number of shares of the combined company’s common stock in the public market following the merger could cause the market price to decline. Such sales also might make it more difficult for the combined company to sell equity securities in the future at a time and at a price that it deems appropriate. Following the consummation of the merger, the holders of an aggregate of approximately 101.1 million shares of the combined company’s common stock will be subject to lock-up agreements entered into in connection with the merger, or 69.1% of the total common stock outstanding based on an assumed net cash balance of NitroMed of $45 million at closing and that Archemix’s cash and cash equivalent balance at closing is at least $30 million. The lock-up agreements restrict these stockholders, except in limited circumstances, from selling or otherwise disposing of any of their shares for a period of 90 days and 50% of their shares for a period of 180 days following the consummation of the merger without the prior written consent of the combined company. However, the combined company may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. In addition, the registration statement of which this joint proxy statement/prospectus is a part will register the shares of NitroMed’s common stock underlying the Archemix stock options assumed by NitroMed in the merger, following which such shares may be freely sold in the public market upon issuance. In the future, the combined company may issue additional shares to its employees, directors or consultants, in connection with corporate alliances or acquisitions or to raise capital. Accordingly, sales of a substantial number of shares of the combined company’s common stock in the public market could occur at any time.

Insiders will continue to have substantial control over the combined company, which could delay or prevent a change in corporate control or result in the entrenchment of management and the board of directors.

Following the consummation of the merger, directors and executive officers of the combined company, together with their affiliates and related persons, will beneficially own, in the aggregate, approximately 40.5%

of the combined company’s outstanding common stock based on an assumed net cash balance of NitroMed of $45 million at closing and that Archemix’s cash and cash equivalent balance at closing is at least $30 million. As a result, these stockholders, if acting together, may have the ability to determine the outcome of matters submitted to the combined company’s stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the combined company’s assets. In addition, these persons, acting together, may have the ability to control the management and affairs of the combined company. Accordingly, this concentration of ownership may harm the market price of the combined company’s common stock by:

•	delaying, deferring or preventing a change in control;

•	entrenching management and the board of directors;

•	impeding a merger, consolidation, takeover or other business combination involving the combined company; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the combined company.

The combined company’s management will be required to devote substantial additional time and incur additional expense to comply with public company regulations. Failure by the combined company to comply with such regulations could subject the combined company to public investigations, fines, enforcement actions and other sanctions by regulatory agencies and authorities and, as a result, its stock price could decline in value.

As a public company, the combined company will incur significant legal, accounting and other expenses that Archemix did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and The NASDAQ Global Market, impose various requirements on public companies, including with respect to corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs relative to those of Archemix and will make some activities more time-consuming and costly.

In addition, the Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, the combined company must perform system and process evaluation and testing of its internal controls over financial reporting to allow management and the combined company’s independent registered public accounting firm to report on the effectiveness of its internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. The combined company’s compliance with Section 404 will require that it incur substantial accounting and related expense and expend significant management efforts. The combined company may need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Moreover, if the combined company is not able to comply with the requirements of Section 404, or if the combined company or its independent registered public accounting firm identifies deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses, the market price of the combined company’s stock could decline and the combined company could be subject to sanctions or investigations by The NASDAQ Global Market, SEC or other regulatory authorities.

The combined company does not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment in the combined company.

The combined company anticipates that it will retain its earnings, if any, for future growth and therefore does not anticipate paying cash dividends in the future. As a result, only appreciation of the price of the combined company’s common stock will provide a return to stockholders. Investors seeking cash dividends should not invest in the combined company’s common stock.

Anti-takeover provisions in the combined company’s charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the combined company difficult.

The combined company’s certificate of incorporation and bylaws will contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of the combined company’s common stock, thereby depressing the market price of the combined company’s common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Furthermore, these provisions could prevent or frustrate attempts by stockholders to replace or remove the combined company’s management. These provisions include:

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by a majority of the board of directors, the chairman of the board or the chief executive officer;

•	advance notice requirements for stockholder proposals and nominations;

•	limitations on the ability of stockholders to amend, alter or repeal the certificate of incorporation or bylaws; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

Also, because the combined company will be incorporated in Delaware, it will be governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the combined company’s outstanding voting stock, from merging or combining with the combined company for a prescribed period of time.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus contains “forward-looking statements” of NitroMed within the meaning of the Private Securities Litigation Reform Act of 1995, which is applicable to NitroMed because NitroMed is a public company subject to the reporting requirements of the Exchange Act, but is not applicable to Archemix because Archemix is not a public company and is not currently subject to the reporting requirements of the Exchange Act. These forward-looking statements include without limitation:

•	the potential value created by the proposed merger for the stockholders of NitroMed and Archemix;

•	the efficacy, safety and intended utilization of Archemix’s drug candidates;

•	the conduct and results of Archemix’s research, discovery and preclinical efforts and clinical trials;

•	Archemix’s plans regarding future research, discovery and preclinical efforts and clinical activities and collaborative, intellectual property and regulatory activities;

•	the amount of cash and cash equivalents that NitroMed anticipates it will hold on the closing date of the merger, after giving effect to the asset sale;

•	the period in which Archemix expects cash will be available to fund its current operating plan, both before and after giving effect to the merger;

•	the amount of shares NitroMed expects to issue in the merger; and

•	each of NitroMed’s and Archemix’s results of operations, financial condition and businesses, and products and drug candidates under development and the expected impact of the proposed merger on the combined company’s financial and operating performance.

Words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. Actual results may differ materially from the results contemplated by such forward-looking statements as a result of various important factors, including without limitation risks relating to:

•	the ability of NitroMed to complete the proposed asset sale;

•	the ability of NitroMed and Archemix to complete the proposed merger;

•	fluctuations in NitroMed’s net cash balance prior to and at closing;

•	the ability of both NitroMed and Archemix to obtain the substantial additional funds required to fund their respective operating plans;

•	the significant increased costs and allocation of management resources associated with Archemix operating as a public company;

•	the discovery, development, clinical testing, regulatory approval and commercialization of Archemix’s products under development;

•	NitroMed’s ability to continue to generate revenue from sales of BiDil without active promotional efforts;

•	NitroMed’s ability to continue the manufacturing and distribution of its sole product, BiDil;

•	patient, physician and payor acceptance of products and products under development;

•	regulatory risks;

•	competitive pressures;

•	the ability to maintain and enforce necessary intellectual property protection;

•	Archemix’s ability to enter into and maintain successful alliances for its product development and commercialization programs;

•	NitroMed’s ability to maintain compliance with NASDAQ Global Market listing standards; and

•	general industry and market conditions.

These and other risks are described in greater detail in the section entitled “Risk Factors” beginning on page 19 of this joint proxy statement/prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this joint proxy statement/prospectus represent NitroMed’s views only as of the date of this joint proxy statement/prospectus and should not be relied upon as representing NitroMed’s views as of any subsequent date. NitroMed anticipates that subsequent events and developments will cause its views to change. However, while NitroMed may elect to update these forward-looking statements publicly at some point in the future, NitroMed specifically disclaims any obligation to do so, except as may be required by law, either as a result of new information, future events or otherwise. In particular, unless otherwise stated or the context otherwise requires, NitroMed has prepared this joint proxy statement/prospectus as if it were going to remain an independent, standalone company. If NitroMed consummates the asset sale and the merger, the descriptions of its strategy, future operations and financial position, future revenues, projected costs and prospects and the plans and objectives of management in this joint proxy statement/prospectus will no longer be applicable.

THE SPECIAL MEETING OF NITROMED STOCKHOLDERS

General

This joint proxy statement/prospectus is first being furnished to stockholders of NitroMed on or about          , 2009.

NitroMed is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by NitroMed’s board of directors for use at the NitroMed special meeting and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting of NitroMed stockholders will be held at 10:00 a.m., local time, on          , 2009, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

Purposes of the NitroMed Special Meeting

The purposes of the NitroMed special meeting are to consider and act upon the following matters:

1. To approve the issuance of NitroMed common stock pursuant to the Agreement and Plan of Merger, dated as of November 18, 2008, by and among NitroMed, Newport Acquisition Corp., a wholly owned subsidiary of NitroMed, and Archemix Corp. as described in this joint proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

2. To approve an amendment to NitroMed’s certificate of incorporation effecting the reverse stock split, as described in this joint proxy statement/prospectus. A copy of the proposed amendment is attached as Annex D to this joint proxy statement/prospectus.

3. To approve an amendment to NitroMed’s certificate of incorporation to change the name of the company from “NitroMed, Inc.” to “Archemix Corp.”, as described in this joint proxy statement/prospectus. A copy of the proposed amendment is attached as Annex E to this joint proxy statement/prospectus.

4. To consider and vote upon an adjournment of the NitroMed special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of NitroMed Proposal Nos. 1, 2, and 3.

Stockholders will also consider and act on any other matters that may properly come before the NitroMed special meeting or any adjournment or postponement thereof.

Recommendations of the NitroMed Board of Directors

NITROMED’S BOARD OF DIRECTORS CREATED A COMMITTEE OF DISINTERESTED DIRECTORS COMPRISED OF ZOLA HOROVITZ, JOHN LITTLECHILD, DAVEY SCOON AND CHRISTOPHER SOBECKI AND DELEGATED AUTHORITY TO THE COMMITTEE TO EVALUATE AND MAKE A RECOMMENDATION TO THE BOARD OF DIRECTORS REGARDING THE MERGER AND RELATED TRANSACTIONS. BASED UPON THE UNANIMOUS RECOMMENDATION OF THE COMMITTEE.

THE NITROMED BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF NITROMED COMMON STOCK PURSUANT TO THE MERGER IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF NITROMED AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH PROPOSAL. THE NITROMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NITROMED STOCKHOLDERS VOTE “FOR” NITROMED PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF NITROMED COMMON STOCK PURSUANT TO THE MERGER.

THE NITROMED BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE AMENDMENT TO NITROMED’S CERTIFICATE OF INCORPORATION EFFECTING THE

REVERSE STOCK SPLIT, AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF NITROMED AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH PROPOSAL. THE NITROMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NITROMED STOCKHOLDERS VOTE “FOR” NITROMED PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO NITROMED’S CERTIFICATE OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT.

THE NITROMED BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE AMENDMENT OF NITROMED’S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF NITROMED TO “ARCHEMIX CORP.” AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF NITROMED AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH PROPOSAL. THE NITROMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NITROMED STOCKHOLDERS VOTE “FOR” NITROMED PROPOSAL NO. 3 TO APPROVE THE NAME CHANGE.

THE NITROMED BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ADJOURNING THE NITROMED SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF NITROMED PROPOSAL NOS. 1, 2 AND 3 IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, NITROMED AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH PROPOSAL. THE NITROMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NITROMED STOCKHOLDERS VOTE “FOR” NITROMED PROPOSAL NO. 4 TO ADJOURN THE NITROMED SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF NITROMED PROPOSAL NOS. 1, 2, AND 3.

Record Date and Voting Power

Only holders of record of NitroMed common stock at the close of business on the record date,          , 2009, are entitled to notice of, and to vote at, the NitroMed special meeting. There were approximately           holders of record of NitroMed common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, NitroMed is unable to estimate the total number of stockholders represented by these record holders. At the close of business on the record date,           shares of NitroMed common stock were issued and outstanding. Each share of NitroMed common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Principal Stockholders of NitroMed” on page 323 of this joint proxy statement/prospectus for information regarding persons known to the management of NitroMed to be the beneficial owners of more than 5% of the outstanding shares of NitroMed common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of NitroMed for use at the NitroMed special meeting.

If you are a stockholder of record of NitroMed as of the applicable record date referred to above, you may vote in person at the NitroMed special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the NitroMed special meeting, NitroMed urges you to vote by proxy to ensure your vote is counted. You may still attend the NitroMed special meeting and vote in person if you have already voted by proxy.

If your shares are registered directly in your name, you may vote:

•	Over the Internet. Go to the web site of NitroMed’s tabulator, American Stock Transfer and Trust Company, LLC, at http://www.voteproxy.com and follow the instructions you will find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•	By Telephone. Call 800-776-9437 toll-free from the United States or 718-921-8500 from foreign countries and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to American Stock Transfer and Trust Company, LLC. Your proxy will be voted according to your instructions.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank broker or other nominee, you may vote:

•	Over the Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

All properly executed proxies that are not revoked will be voted at the NitroMed special meeting and at any adjournments or postponements of the NitroMed special meeting in accordance with the instructions contained in the proxy. If a holder of NitroMed common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” NitroMed Proposal No. 1 to approve the issuance of shares of NitroMed common stock pursuant to the merger; “FOR” NitroMed Proposal No. 2 to approve an amendment to NitroMed’s certificate of incorporation to effect the reverse stock split described in this joint proxy statement/prospectus; “FOR” NitroMed Proposal No. 3 to approve an amendment to NitroMed’s certificate of incorporation to change the name “NitroMed, Inc.” to “Archemix Corp.”; and “FOR” NitroMed Proposal No. 4 to adjourn the NitroMed special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of NitroMed Proposal Nos. 1, 2, and 3 in accordance with the recommendation of the NitroMed board of directors.

Any NitroMed stockholder of record voting by proxy, other than those stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by sending a written notice stating that it would like to revoke its proxy to the Secretary of NitroMed, by voting again over the Internet or by telephone, by providing a duly executed proxy card bearing a later date than the proxy being revoked or by attending the special meeting and voting in person. Attendance alone at the special meeting will not revoke a proxy. A beneficial owner of NitroMed’s common stock that holds shares in “street name” must follow directions received form the bank, broker or other nominee that holds the shares to change its voting instructions.

Quorum and Required Vote

The presence, in person or represented by proxy, at the special meeting of holders of a majority of the shares of NitroMed’s common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. If NitroMed’s stockholders do not vote by proxy or in person at the special meeting, the shares of common stock of such NitroMed’s stockholders will not be counted as present for the purpose of determining a quorum. If a quorum is not present at the special meeting, NitroMed expects that the special meeting will be adjourned or postponed to solicit additional proxies. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. A “broker non-vote” occurs when a broker is not permitted to vote because the broker does not have specific voting instructions from the beneficial owner of the shares.

A description of the vote required to approve each proposal being submitted to a vote of the NitroMed’s stockholders is included with the description of each proposal beginning on page 134. For proposals requiring the approval of holders of a majority of the outstanding shares of NitroMed’s common stock, a failure to vote by proxy or in person at the special meeting, or an abstention, vote withheld or “broker non-vote” for such proposals, will have the same effect as a vote against the approval of such proposals. For proposals requiring the approval of a majority of the shares of NitroMed’s common stock presented in person or represented by proxy and voting on such matter at the special meeting, a failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will have no effect on the outcome of such proposals.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of NitroMed may solicit proxies from NitroMed’s stockholders by personal interview, telephone, telegram or other electronic means. NitroMed and Archemix will share equally the costs of the solicitation of proxies by NitroMed from NitroMed’s stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of NitroMed common stock for the forwarding of solicitation materials to the beneficial owners of NitroMed common stock. NitroMed will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

NitroMed has retained The Altman Group, a proxy solicitation firm, to assist in the solicitation of proxies for both the merger and the asset sale for a fee of approximately $8,500.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless NitroMed stockholders have notified NitroMed of their desire to receive multiple copies of the proxy statement. This is known as householding.

NitroMed will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies of this proxy statement should be directed to: NitroMed, Inc., Attention: Corporate Secretary, 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421.

Other Matters

As of the date of this joint proxy statement/prospectus, the NitroMed board of directors does not know of any business to be presented at the NitroMed special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the NitroMed special meeting, or any adjournment or postponement of the special meeting it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE SPECIAL MEETING OF ARCHEMIX STOCKHOLDERS

General

Archemix is furnishing this joint proxy statement/prospectus to holders of Archemix common stock and Archemix preferred stock in connection with the solicitation of proxies by the Archemix board of directors for use at the Archemix special meeting to be held on          , 2009 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to stockholders of Archemix on or about          , 2009.

Date, Time and Place

The special meeting of Archemix stockholders will be held on          , 2009 at      a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111.

Purposes of the Archemix Special Meeting

The purposes of the Archemix special meeting are:

1. To consider and vote upon Archemix Proposal No. 1 to adopt the merger agreement.

2. To consider and vote upon Archemix Proposal No. 2 to adjourn the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Recommendations of the Archemix Board of Directors

THE ARCHEMIX BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, ARCHEMIX AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AND THE MERGER AGREEMENT. THE ARCHEMIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ARCHEMIX STOCKHOLDERS VOTE “FOR” ARCHEMIX PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

THE MEMBERS OF ARCHEMIX’S BOARD OF DIRECTORS WHO ARE NOT MEMBERS OF MANAGEMENT, PREFERRED STOCKHOLDERS OR DESIGNATED BY PREFERRED STOCKHOLDERS, JOHN MARAGANORE AND ROBERT STEIN, REVIEWED THE PROPOSED EXCHANGE RATIOS FOR THE SHARES OF ARCHEMIX COMMON STOCK AND PREFERRED STOCK TO BE EXCHANGED IN THE MERGER, INCLUDING THE ALLOCATION OF MERGER CONSIDERATION BETWEEN THE DIFFERENT CLASSES AND SERIES OF CAPITAL STOCK, AND RECOMMENDED THAT THE ARCHEMIX BOARD OF DIRECTORS VOTE IN FAVOR OF THE MERGER, INCLUDING THE EXCHANGE RATIOS, AND RECOMMEND ITS APPROVAL TO THE ARCHEMIX STOCKHOLDERS.

THE ARCHEMIX BOARD OF DIRECTORS HAS CONCLUDED THAT THE PROPOSAL TO ADJOURN THE ARCHEMIX SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ARCHEMIX AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, THE ARCHEMIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ARCHEMIX STOCKHOLDERS VOTE “FOR” ARCHEMIX PROPOSAL NO. 2 TO ADJOURN THE ARCHEMIX SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

Record Date; Shares of Common Stock and Preferred Stock Outstanding and Entitled to Vote

Archemix has fixed the close of business on          , 2009 as the record date for determination of the holders of Archemix common stock and Archemix preferred stock entitled to notice of and to attend and vote at the Archemix special meeting or at any adjournment or postponement thereof. As of the close of business on          , 2009, there were           shares of Archemix common stock and 120,547,202 shares of Archemix preferred stock, consisting of 51,774,995 shares of Series A preferred stock, 53,850,000 shares of Series B preferred stock and 14,922,207 shares of Series C preferred stock, outstanding and entitled to vote. Each share of Archemix common stock and each share of Archemix preferred stock entitles its holder to one vote at the Archemix special meeting on all matters properly presented at the Archemix special meeting.

Quorum and Required Vote of Archemix Stockholders

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the Archemix special meeting of the holders of a majority of the shares of Archemix common stock and Archemix preferred stock issued and outstanding and entitled to vote at the Archemix special meeting is necessary to constitute a quorum at the Archemix special meeting. If a quorum is not present at the Archemix special meeting, Archemix expects that the meeting will be adjourned or postponed to solicit additional proxies.

The adoption of the merger agreement requires the affirmative vote of the holders of (a) a majority of the shares of Archemix common stock and Archemix preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, (b) two-thirds of the shares of Archemix Series A preferred stock and Series B preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, and (c) two-thirds of the shares of Archemix Series A preferred stock, Series B preferred stock, and Series C preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, each voting as a separate series.

The adjournment of the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the Archemix special meeting.

Abstentions count as being present to establish a quorum and will have the same effect as votes against the adoption of the merger agreement and against the adjournment of the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Stockholders of Archemix that collectively own 116,656,509 shares of preferred stock of Archemix, representing approximately 85% of the outstanding capital stock of Archemix and approximately 97% of the outstanding preferred stock of Archemix as of December 1, 2008, have entered into agreements to vote their shares of common stock and preferred stock in favor of the adoption of the merger agreement and to adjourn the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement. The shares of Archemix capital stock subject to these voting agreements represent the votes required to approve the merger agreement. See “Agreements Related to the Merger — Archemix Stockholder Agreements” on page 130 of this joint proxy statement/prospectus.

If you do not submit a proxy card or vote at the Archemix special meeting, your shares of Archemix common stock and/or Archemix preferred stock will not be counted as present for the purpose of determining a quorum and will have the same effect as votes against the adoption of the merger agreement, but will not be counted for any purpose in determining whether to adjourn the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Voting of Proxies

Archemix requests that its stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Archemix. All properly executed proxies that Archemix receives prior to the vote at the Archemix special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instruction is indicated, to adopt the merger agreement and to adjourn the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement. The Archemix board of directors does not currently intend to bring any other business before the Archemix special meeting and, so far as the Archemix board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the Archemix special meeting, the proxies will vote in accordance with their own judgment.

In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of Archemix in person or by telephone, telegram or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of Archemix for such services.

Revocation of Proxies

Stockholders, other than those who have executed a voting agreement and irrevocable proxy, may revoke their proxies at any time prior to use by delivering to the Secretary of Archemix a signed notice of revocation or a later-dated signed proxy, or by attending the Archemix special meeting and voting in person. Attendance at the Archemix special meeting does not in itself constitute the revocation of a proxy. You may also attend the Archemix special meeting in person instead of submitting a proxy.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 117 of this joint proxy statement/prospectus describe the material aspects of the merger, including the merger agreement. While NitroMed and Archemix believe that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus for a more complete understanding of the merger and the merger agreement, including the merger agreement, attached as Annex A, the opinion of Cowen relating to the merger, attached as Annex C, and the other documents to which you are referred herein. See “Where You Can Find More Information” on page 339 of this joint proxy statement/prospectus.

Background of the Merger

NitroMed’s Background of the Merger

NitroMed’s board of directors has from time to time in recent years engaged with senior management in strategic reviews and considered ways to enhance NitroMed’s performance and prospects. These reviews have included consideration of potential transactions with third parties to further NitroMed’s strategic objectives, and the potential benefits and risks of those transactions. These strategic reviews have on several occasions included informal exploratory discussions regarding potential financing transactions or strategic transactions, including possible co-promotion arrangements or business combinations, with other pharmaceutical and biotechnology companies.

On November 16, 2007, NitroMed’s board of directors held a regularly scheduled meeting during which the board discussed NitroMed’s strategic position and potential strategic opportunities. The board also discussed the potential necessity of a restructuring of the company in light of the company’s limited cash resources and the limited availability of additional financing to effectively promote BiDil and further the development of BiDil XR. The board of directors also established a strategy committee of the board, comprised of Zola Horovitz, Argeris Karabelas, Mark Leschly, John Littlechild and Christopher Sobecki, to review and consider potential restructuring and strategic options.

On December 4, 2007, the strategy committee of the board of directors met to discuss NitroMed’s planned December 10, 2007 meeting with the FDA regarding NitroMed’s development plan for BiDil XR. The strategy committee also discussed NitroMed’s potential strategic opportunities and the timing of a possible restructuring of the company, as well as the possible engagement of a financial advisor to assist NitroMed in reviewing its strategic alternatives.

On December 19, 2007, the board of directors held a telephonic board meeting during which Kenneth Bate, NitroMed’s President and Chief Executive Officer, provided an update on NitroMed’s strategic opportunities and NitroMed’s December 10, 2007 meeting with the FDA regarding the development of BiDil XR. The board of directors also discussed in detail a possible restructuring of the company.

On January 2, 2008, the strategy committee of the board of directors held a meeting to discuss NitroMed’s potential strategic opportunities, the need for a restructuring of the company and the possible engagement of a financial advisor to assist NitroMed in reviewing its strategic alternatives.

On January 9 and 13, 2008, the board of directors held telephonic board meetings to discuss the company’s strategic position, NitroMed’s recent meeting with the FDA regarding the development plan for BiDil XR and the potential restructuring of the company. After detailed discussion and consideration, the board of directors approved the discontinuation of active promotional activities for BiDil based upon its determination that NitroMed did not have, and would not be able to access through the equity or debt markets, sufficient resources to effectively commercialize BiDil and further develop BiDil XR and therefore would likely continue its unprofitable operations and risk exhausting its limited cash resources. The board of directors also delegated to a restructuring committee of the board, comprised of Mr. Bate, Robert Cohen, Dr. Karabelas, Mr. Leschly, Mr. Littlechild and Davey Scoon, authority to review and implement a restructuring plan for NitroMed and to engage a financial advisor to assist NitroMed in reviewing its strategic alternatives.

On January 14, 2008, the restructuring committee of the board of directors met telephonically to further discuss and approve a restructuring plan to discontinue active promotional activities related to BiDil and eliminate approximately 80 positions to preserve available cash. The restructuring committee also approved the engagement of a financial advisor to more formally explore strategic alternatives. On January 14, 2008, NitroMed entered into an agreement with Cowen and Company, LLC, or Cowen, to engage Cowen as NitroMed’s financial advisor in connection with a proposed transaction involving a merger, other combination, or other transaction involving the transfer of control of, or a majority interest in, NitroMed or a sale of all or substantially all of NitroMed’s assets.

In late January and February 2008, at the direction of the board of directors, Cowen had contact with over 80 parties concerning possible interest in potential strategic transactions with NitroMed, including both strategic buyers and financial buyers.

On March 14, 2008, the board of directors met for a regularly scheduled meeting. At the meeting, Mr. Bate and representatives of Cowen discussed with the board NitroMed’s strategic alternatives and potential interested parties in a strategic transaction with NitroMed.

In late March 2008 and early April 2008, representatives from NitroMed met with representatives from another public commercial-stage pharmaceutical company, which we refer to as Strategic Company A, to discuss a potential strategic business combination.

On April 1, 2008, Mr. Bate had a telephonic conference call with the chief executive officer of a privately-held life sciences company, which we refer to as Strategic Company B, regarding a possible strategic business combination; and on April 11, 2008, representatives from NitroMed met with representatives of Strategic Company B to discuss due diligence matters and possible terms for a potential strategic transaction.

On April 10 and 17 and May 2, 2008, representatives from NitroMed and Strategic Company A held meetings and conference calls to discuss due diligence matters relating to the BiDil and BiDil XR drug business, including intellectual property and regulatory matters. During this time, NitroMed conducted due diligence on Strategic Company A and reviewed its business and prospects.

On April 18, 2008, representatives from NitroMed met with representatives from JHP, one of the parties contacted by representatives from Cowen, to discuss a possible strategic transaction. JHP conducted due diligence regarding NitroMed, the BiDil and BiDil XR drug business and related transaction matters through April and early May 2008.

On April 24 and May 7, 2008, the strategy committee of the board of directors held telephonic meetings during which NitroMed’s strategic position and a potential strategic business combination with Strategic Company A were discussed. During the meetings, Mr. Bate and representatives from Cowen discussed with the strategy committee the status of discussions with and due diligence on Strategic Company A.

On April 28, 2008, representatives from NitroMed met with representatives from JHP to discuss diligence matters and possible terms for the sale of the BiDil and BiDil XR drug business.

On May 8, 2008, representatives from NitroMed held a telephonic conference call with representatives from another privately-held specialty pharmaceutical company, which we refer to as Strategic Company C, to discuss a possible strategic business combination.

On May 13, 2008, NitroMed received a non-binding, preliminary proposal from JHP to purchase NitroMed’s BiDil drug business in an asset transaction for $22 million in cash.

On May 14, 2008, representatives from Strategic Company B met with Mr. Bate and one of NitroMed’s board members to further discuss the terms of a possible business combination.

On May 16, 2008, the strategy committee of the board of directors held a telephonic meeting to discuss JHP’s proposal to purchase NitroMed’s BiDil drug business, as well as the status of discussions with and due diligence on Strategic Company A. After discussion and consideration, the strategy committee determined that JHP’s initial proposal reflected an inadequate valuation for the BiDil drug business and instructed Cowen to inform JHP of such determination. The strategy committee also discussed interest in a potential strategic transaction with Strategic Company B and authorized the company to enter into discussions with and conduct due diligence on Strategic Company B.

On May 18, 2008, the strategy committee of the board of directors held a telephonic meeting to discuss potential transactions with Strategic Company A and Strategic Company B. After discussion and consideration of the due diligence materials relating to Strategic Company A, the strategy committee determined not to pursue a possible business combination with Strategic Company A because of uncertainties regarding, among other things, its financial resources and its ability to consummate a transaction. The strategy committee also authorized the company to continue discussions with and due diligence on Strategic Company B and to enter into discussions regarding a possible strategic business combination with Strategic Company C.

On May 29, 2008, Mr. Bate and other members of NitroMed’s senior management met with representatives of Strategic Company C to further discuss a possible strategic business combination.

Also on May 29, 2008, NitroMed received a revised non-binding proposal from JHP to purchase NitroMed’s BiDil drug business for $24 million in cash, plus up to $1.3 million for the value of inventory to be sold.

On or about May 30, 2008, representatives from Cowen were contacted by representatives from Archemix’s financial advisor, Merrill Lynch & Co., which we refer to as Merrill Lynch, regarding the possibility of a potential business combination between NitroMed and Archemix, assuming the prior disposition of the BiDil and BiDil XR drug business. Later that day, following discussions between representatives from Cowen and representatives from Merrill Lynch, Errol De Souza, Archemix’s President and Chief Executive Officer, telephoned Mr. Bate to discuss the possibility of and the parties respective interest in a potential business combination. During this telephone call, Mr. Bate and Dr. De Souza agreed to meet to further discuss a potential business combination.

On June 2, 2008, the strategy committee of the board of directors held a meeting to discuss the revised proposal from JHP to purchase the BiDil drug business, as well as the proposed structure and terms for a potential merger transaction with Strategic Company B. The strategy committee also discussed a possible indication of interest in a strategic transaction from Strategic Company C. The strategy committee also discussed and considered, based on indications of interest received by NitroMed to date, whether the sale of NitroMed’s BiDil and BiDil XR drug business, in conjunction with or followed by a potential business combination with a private company believed to have potential for growth as a public company based upon the resources that NitroMed would bring to such a transaction, would be the most favorable strategic transaction structure available to NitroMed. In addition, the strategy committee authorized NitroMed to enter into discussions with Archemix regarding a potential business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business in response to the inquiry received from Archemix. The strategy committee also disclosed and discussed the potential interests that two of the members of the committee, Dr. Karabelas and Mr. Leschly, may have in a potential business combination with NitroMed because each of them is affiliated with certain investment funds that hold preferred stock in Archemix, as described in the section of this joint proxy statement/prospectus entitled “Interests of NitroMed’s Directors and Executive Officers in the Merger.”

Also on June 2, 2008, NitroMed and Archemix entered into a mutual non-disclosure agreement.

On June 3, 2008, NitroMed provided a non-binding term sheet to Strategic Company B regarding a possible merger of the two companies and requested additional due diligence materials from Strategic Company B.

On June 6, 2008, representatives from NitroMed met with representatives from Archemix to discuss the possibility of a potential business combination. At this meeting, each of NitroMed and Archemix presented summary information regarding its respective business and research and development activities.

During the weeks of June 9 and June 16, 2008, NitroMed and Archemix and their respective advisors conducted diligence on each party’s assets and businesses and engaged in multiple discussions with respect to the form and structure of a potential business combination between NitroMed and Archemix. During this time, representatives from NitroMed met with representatives from Archemix at Archemix’s headquarters in Cambridge, Massachusetts to conduct due diligence on Archemix, including due diligence relating to Archemix’s business, finances, research, clinical development, regulatory matters, business development, legal matters and intellectual property.

On June 17, 2008, the strategy committee of NitroMed’s board of directors held a telephonic meeting to discuss potential strategic transactions. After discussion and consideration, the strategy committee determined that the terms and transaction structures available for a business combination with Strategic Company C would not be favorable to NitroMed and its stockholders, and that NitroMed should not pursue further discussions with Strategic Company C. The strategy committee also determined that the terms of a potential merger transaction with Strategic Company B, including the post-merger ownership of the combined company, would not be favorable to NitroMed and its stockholders and that NitroMed should not pursue further discussions with Strategic Company B. At the meeting, Mr. Bate and representatives of Cowen also updated the committee on the status of discussions with JHP regarding the possible sale of the BiDil and BiDil XR drug business, as well as potential business combinations in conjunction with or following the sale of the BiDil and BiDil XR drug business with a private company that has potential for growth as a public company. Also on June 17, 2008, NitroMed provided a non-binding term sheet to another private company, which we refer to as Strategic Company D, regarding a possible merger of the two companies in conjunction with or following the sale of the BiDil and BiDil XR drug business and requested additional due diligence materials from Strategic Company D.

On June 23, 2008, the strategy committee of NitroMed’s board of directors held a telephonic meeting to discuss NitroMed’s strategic alternatives. After discussion and consideration of NitroMed’s strategic position and all of the strategic opportunities presented to NitroMed, the strategy committee determined that NitroMed should focus on the potential sale of the BiDil and BiDil XR drug business in conjunction with or followed by a business combination with a private company that has potential for growth as a public company. The strategy committee requested that Cowen provide information with respect to potential candidates, identified by NitroMed, with which to engage in a business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business. The strategy committee also discussed Archemix’s potential interest in a strategic business combination conditioned upon the sale of the BiDil and BiDil XR drug business. In addition, on June 23, 2008, Mr. Bate met with representatives from JHP to discuss possible terms for the sale of the BiDil and BiDil XR drug business, including third party financing arrangements for the transaction.

Also on June 23, 2008, NitroMed received a non-binding preliminary indication of interest from Archemix relating to a potential business combination in conjunction with or following NitroMed’s sale of its BiDil and BiDil XR drug business. The non-binding preliminary indication of interest proposed a stock-for-stock merger, conditioned upon and following completion of the sale of the BiDil and BiDil XR drug business, in which Archemix securityholders would receive 75% of the shares of the combined company on a fully diluted basis and NitroMed securityholders would retain 25% of the shares of the combined company on a fully-diluted basis, assuming that NitroMed had a net cash balance at the closing of the merger of $45 million, with an adjustment in the ownership of NitroMed’s securityholders for any variance in its net cash at closing. The indication of interest further proposed that NitroMed would be entitled to appoint members to the board of directors of the combined company in the same proportionate share as the fully diluted ownership of NitroMed’s securityholders following the transaction. In addition, Archemix proposed that the management team of the combined company would be comprised of the current Archemix management team.

On June 25, 2008, NitroMed provided a revised, non-binding term sheet to Strategic Company D regarding a possible merger of the two companies in conjunction with or following the sale of the BiDil and BiDil XR drug business. On the same day, Mr. Bate met with representatives of Strategic Company D regarding the possible terms of the proposed merger.

Also on June 25, 2008, Mr. Bate met with Dr. De Souza in Cambridge, Massachusetts to discuss Archemix’s June 23, 2008 non-binding indication of interest.

On June 27, 2008, NitroMed received a revised non-binding indication of interest from Archemix relating to a potential business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business. The revised non-binding indication of interest proposed that Archemix securityholders would receive 70% of the shares of the combined company on a fully-diluted basis and NitroMed securityholders would retain 30% of the shares of the combined company on a fully-diluted basis, with the other terms from Archemix’s June 23, 2008 non-binding preliminary indication of interest unchanged.

Between June 27, 2008 and November 11, 2008, NitroMed and Archemix, with the help of their respective representatives, conducted further due diligence on each other. The due diligence was conducted in person at meetings and presentations, as well as telephonically. These due diligence activities included evaluating and reviewing information regarding Archemix’s business, finances, research, clinical development, regulatory matters, business development, legal matters and intellectual property. The due diligence also included evaluating and reviewing information regarding NitroMed’s business, finances, legal matters and intellectual property, in each case assuming the sale of NitroMed’s BiDil and BiDil XR drug business, as well as consideration of the terms of the potential asset sale, liabilities to be retained by NitroMed, and the indemnification obligations of NitroMed following the closing of the asset sale. In late June 2008, NitroMed engaged Ernst & Young LLP to conduct financial due diligence of Archemix, and Archemix engaged KPMG LLP to conduct financial due diligence of NitroMed.

On June 30, 2008, the strategy committee of the NitroMed board of directors held a telephonic meeting. At the meeting, representatives of Cowen discussed information regarding potential candidates previously identified by NitroMed with which to engage in a business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business based on criteria relating to the stage of development of the potential candidate and the anticipated cash resources and capital needs of the combined company, including Archemix and Strategic Company D.

On July 2, 2008, the NitroMed board of directors held a telephonic board meeting to discuss the potential sale of the BiDil and BiDil XR drug business in conjunction with or followed by a business combination with a private company. Mr. Bate and the strategy committee provided updates regarding discussions with JHP for the potential sale of the BiDil and BiDil XR drug business and potential candidates with which to engage in a business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business. Following discussion and consideration, the board authorized NitroMed to continue discussions and negotiations with JHP regarding the sale of the BiDil and BiDil XR drug business. Following discussion and consideration among the directors other than Drs. Douglas and Karabelas and Mr. Leschly, the remaining members of the board concluded that a proposed business combination with Strategic Company D did not represent a more favorable deal for NitroMed’s stockholders than the terms offered by Archemix and authorized NitroMed to continue discussions with Archemix regarding a potential business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business. The board of directors also changed the composition of the strategy committee so that it was comprised of three members of the board who did not have any economic or other interests in the parties with which NitroMed was discussing potential strategic transactions. The new members of the strategy committee were Dr. Horovitz, Mr. Scoon and Mr. Sobecki.

Between early July and early September 2008, Dr. Horovitz, Mr. Littlechild and Mr. Sobecki, NitroMed directors and members of the special committee, each met separately, in person or by telephone, with members of Archemix’s senior management to discuss Archemix’s business, product pipeline, aptamer technology and business prospects.

On July 7, 2008, members of senior management of NitroMed and Archemix and their respective outside legal and financial advisors met at the offices of Archemix’s legal advisor, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., which we refer to as Mintz Levin, to discuss next steps in the negotiations for a potential merger in conjunction with or following the sale of the BiDil and BiDil XR drug business and the process for continued business, financial and legal due diligence.

On July 22, 2008, NitroMed received a non-binding, preliminary proposal from Strategic Company A to acquire the BiDil and BiDil XR drug business for either (1) $15 million in cash, plus an 8% royalty on future BiDil and BiDil XR sales and milestone payments of up to $7 million or (2) a one time cash payment of $22 million, plus a milestone payment of up to $5 million relating to BiDil XR.

On July 25, 2008, NitroMed received a revised written proposal from Strategic Company A to acquire the BiDil and BiDil XR drug business for $30 million in cash, subject to Strategic Company A obtaining financing for the transaction.

On July 29, 2008, Mr. Bate held a meeting with Peter Barrett, one of Archemix’s directors, during which Dr. Barrett discussed with Mr. Bate the potential management of the combined company following completion of the merger. During the meeting, Mr. Barrett raised the possibility of Mr. Bate serving as the Chief Executive Officer of the combined company. In late July and early August 2008, Mr. Bate held a series of individual meetings with other members of the Archemix board of directors to discuss a potential merger transaction between NitroMed and Archemix in conjunction with or following the sale of the BiDil and BiDil XR drug business. During these meetings, Mr. Bate discussed with these members of the Archemix board the potential merger transaction, due diligence regarding both Archemix and NitroMed and the operations of the combined company following a potential merger.

On July 31, 2008, the strategy committee of the NitroMed board of directors held a telephonic meeting to discuss the status of the negotiations with JHP regarding the sale of the BiDil and BiDil XR drug business and to review the July 22, 2008 proposal and July 25, 2008 revised proposal from Strategic Company A. The strategy committee discussed the financing contingency in Strategic Company A’s proposal and questions regarding the sufficiency of Strategic Company A’s financial resources to consummate its proposed transaction. After discussion, the strategy committee decided to continue discussions with Strategic Company A and to monitor developments with respect to Strategic Company A’s capital resources to determine whether Strategic Company A would be able to obtain sufficient financial resources to consummate its proposed transaction. Mr. Bate and representatives of Cowen also updated the strategy committee on the status of discussions with Archemix regarding a potential merger in conjunction with or following the sale of the BiDil and BiDil XR drug business. Mr. Bate also informed the strategy committee that he had been approached by Dr. Barrett regarding the possibility of serving as the Chief Executive Officer of the combined company. After discussion, the strategy committee was supportive of the possibility that Mr. Bate would serve as the Chief Executive Officer of the combined company, but the consensus of the committee was that any discussions regarding the terms or conditions of Mr. Bate’s service as the combined company’s Chief Executive Officer should be deferred until after the terms of a definitive transaction agreement were negotiated.

On August 4, 2008, NitroMed received a draft merger agreement from Mintz Levin regarding a business combination with Archemix in conjunction with or following the sale of the BiDil and BiDil XR drug business. Between August 4 and November 17, 2008, representatives of NitroMed, NitroMed’s legal advisor, Wilmer Cutler Pickering Hale and Dorr LLP, which we refer to as WilmerHale, Archemix and Mintz Levin engaged in further discussions and negotiations regarding the terms of the merger agreement.

On August 12, 2008, the strategy committee of the NitroMed board of directors held a telephonic meeting to discuss the status of negotiations with JHP regarding the sale of the BiDil and BiDil XR drug business and negotiations with Archemix regarding a business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business. Mr. Bate and representatives of Cowen updated the strategy committee on discussions with and due diligence review of Archemix, as well as on the efforts of Strategic Company A to restructure its existing debt to provide sufficient capital resources to consummate its proposed transaction with NitroMed.

On August 20, 2008, the NitroMed board of directors held a telephonic board meeting. During the meeting, Mr. Bate and the strategy committee updated the board on the status of discussions and negotiations with JHP regarding the sale of the BiDil and BiDil XR drug business. Mr. Bate and the strategy committee also updated the directors, other than Drs. Douglas and Karabelas and Mr. Leschly, on the status of discussions and negotiations with Archemix regarding a business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business. Mr. Bate also informed the board that he had been approached by Dr. Barrett regarding the possibility of serving as the Chief Executive Officer of the combined company. The board of directors established a new special committee to replace the strategy committee. The new special committee was comprised of four members of the board who did not have any economic or other interests in the parties with which NitroMed was discussing potential strategic transactions: Dr. Horovitz, Mr. Littlechild,

Mr. Scoon and Mr. Sobecki. The board delegated to the new special committee authority to, among other things, review, consider and determine the advisability of NitroMed’s strategic transaction options, including the proposed sale of the BiDil and BiDil XR drug business and subsequent proposed business combination with a private company, and to make recommendations to the board of directors with respect to what, if any, action the board of directors should take with respect to any such strategic transactions.

On August 25, 2008, the special committee of the NitroMed board of directors held a telephonic meeting. During the meeting, Mr. Bate and representatives of Cowen updated the committee regarding the status of discussions and negotiations with JHP for the sale of the BiDil and BiDil XR drug business and negotiations with Archemix regarding a business combination in conjunction with or promptly following the sale of the BiDil and BiDil XR drug business. The special committee also considered and discussed the interests that Mr. Bate, Drs. Douglas and Karabelas and Mr. Leschly may have in a transaction with Archemix. After discussion of the possibility of Mr. Bate serving as the Chief Executive Officer of the combined company, the special committee determined that discussions regarding the terms or conditions of such service should be deferred until after the terms of a definitive transaction agreement were negotiated and the special committee had authorized such discussions.

On August 27, 2008, Mr. Bate met with Dr. De Souza at Archemix’s headquarters in Cambridge, Massachusetts to discuss the proposed terms and conditions of the merger of NitroMed and Archemix and the status of the due diligence review and merger negotiation process.

On September 4, 2008, representatives from NitroMed and Archemix and their respective outside legal advisors met in Boston, Massachusetts at the offices of Mintz Levin to negotiate the substantive terms and conditions of the merger agreement and the merger, including the grant of retention stock options to specified employees of Archemix and the effect of such retention options on the exchange ratios for Archemix’s common stock and preferred stock in the merger.

On September 8, 2008, the special committee of the NitroMed board of directors held a meeting during which the committee received management presentations from, and reviewed due diligence information relating to, Archemix. Also at the meeting, Mr. Bate and representatives from Cowen discussed with the committee the status of negotiations with JHP regarding the asset purchase agreement and negotiations with Archemix regarding the merger agreement.

On September 10, 2008, Mr. Bate and Dr. De Souza had a telephone call during which they discussed the status of the negotiations relating to the proposed merger, the status of the due diligence review of both companies and the proposed allocation of merger consideration among Archemix’s securityholders.

On September 11, 2008, NitroMed received a further revised proposal from Strategic Company A to acquire NitroMed’s BiDil and BiDil XR drug business for $28 million in cash, subject to Strategic Company A obtaining financing for the transaction. Strategic Company A also provided NitroMed with information regarding the proposed financing for its proposed asset purchase.

On September 15, 2008, Strategic Company A revised its proposal for the purchase of the BiDil and BiDil XR drug business by increasing the purchase price to $30 million in cash, subject to Strategic Company A obtaining financing for the transaction.

On September 16, 2008, the special committee of the board of directors held a telephonic meeting to discuss and consider the September 11, 2008 and September 15, 2008 revised proposals from Strategic Company A. During the meeting, Mr. Bate also updated the special committee on the status of discussions and negotiations with JHP regarding the sale of the BiDil and BiDil XR drug business and on the status of discussions and negotiations with Archemix regarding a merger in conjunction with or promptly following the asset sale.

On September 24, 2008, the special committee of the board of directors held a telephonic meeting at which Mr. Bate updated the committee on the status of negotiations with Strategic Company A, as well as continued negotiations with JHP and Archemix. Mr. Bate informed the special committee that JHP intended to revise its proposal to increase the purchase price for the BiDil and BiDil XR drug business to $24.5 million.

Mr. Bate and representatives of Cowen also reviewed with the special committee Strategic Company A’s initial comments to, and negotiation of, the draft asset purchase agreement, as well as uncertainties relating to Strategic Company A’s proposed financing for the transaction.

On October 8, 2008, the special committee of the NitroMed board of directors held a telephonic meeting. During the meeting, Mr. Bate and representatives of Cowen updated the special committee on the status of discussions and negotiations with JHP regarding the sale of the BiDil and BiDil XR drug business and discussions with Archemix regarding a business combination in conjunction with or promptly following the sale of the BiDil and BiDil XR drug business. Mr. Bate also updated the special committee on the status of discussions and negotiations with Strategic Company A, noting the outstanding due diligence to be conducted, an extensive mark-up of the asset purchase agreement received from Strategic Company A on October 8, 2008, delays in resolving open negotiation issues relating to the asset purchase agreement and continued uncertainties relating to Strategic Company A’s proposed financing for the transaction.

On October 13, 2008, the special committee of the NitroMed board of directors held a telephonic meeting. During the meeting, Mr. Bate informed the special committee that Strategic Company A had withdrawn its proposal, but had indicated that it may be willing to proceed with the transaction at a significantly lower price. Mr. Bate and representatives of Cowen also discussed with the special committee continued concerns regarding uncertainties relating to Strategic Company A’s financing for the proposed transaction and uncertainties relating to Strategic Company A’s ability to complete the proposed transaction in a timely manner. The special committee then discussed the status of discussions and negotiations (1) with JHP relating to the sale of the BiDil and BiDil XR drug business and (2) with Archemix relating to a business combination in conjunction with or promptly following the sale of the BiDil and BiDil XR drug business. The special committee determined not to pursue further discussions with Strategic Company A because of the reduced purchase price, significant uncertainties regarding Strategic Company A’s ability to obtain sufficient funding for its proposed transaction and significant uncertainties regarding the ability of Strategic Company A to complete the proposed transaction in a timely manner. After discussion, the committee instructed management and Cowen to continue discussions and negotiations with JHP and Archemix.

On October 17, 2008, the special committee of the NitroMed board of directors held a telephonic meeting. During the meeting, Mr. Bate updated the special committee on the status and timing of the negotiations with JHP relating to the sale of the BiDil and BiDil XR drug business, as well as with Archemix relating to a business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business. The special committee discussed the possibility of continuing to proceed with the sale of the BiDil and BiDil XR drug business and then, in the near future following the announcement of the asset sale, entering into a business combination with Archemix that may not be consummated several weeks or months after the completion of the BiDil asset sale. After discussion and consideration, the special committee instructed management to continue discussions and negotiations with both JHP and Archemix to finalize the terms of both transactions as promptly as reasonably possible.

On October 20, 2008, the special committee of the NitroMed board of directors held a telephonic meeting. During the meeting, Mr. Bate updated the special committee on the status and timing of the negotiations with JHP relating to the sale of the BiDil and BiDil XR drug business, as well as with Archemix relating to a business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business. Mr. Bate informed the special committee that the negotiations of the terms and conditions of the sale of the BiDil and BiDil XR drug business to JHP were nearing completion, but that the negotiations with Archemix relating to a business combination in conjunction with or following the sale of the BiDil and BiDil XR drug business would require additional time and effort. After discussion and consideration, the special committee determined to proceed with the sale of the BiDil and BiDil XR drug business without an agreement for a subsequent business combination with a private company in order to increase the certainty that the sale of the BiDil and BiDil XR drug business would occur, and to avoid the risk that the negotiated terms and conditions of the sale of the BiDil and BiDil XR drug business would change. The special committee instructed management to finalize the terms and conditions of the sale of the BiDil and BiDil XR drug business to JHP as quickly as possible.

On October 22, 2008, the special committee of the board of directors held a telephonic meeting to consider and approve the proposed sale of the BiDil and BiDil XR drug business and vote on the asset purchase agreement and related matters. Later in the day on October 22, 2008, the board of directors held a special telephonic meeting to consider and approve the proposed sale of the BiDil and BiDil XR drug business to JHP. Thereafter, NitroMed and JHP executed and delivered to each other the asset purchase agreement relating to the sale of the BiDil and BiDil XR drug business.

On October 29, 2008, the special committee of the NitroMed board of directors held a telephonic meeting. During the meeting, Mr. Bate and representatives from Cowen updated the special committee on the status and timing of the negotiations with Archemix relating to a business combination following the sale of the BiDil and BiDil XR drug business. The special committee discussed the status of the proposed transaction with Archemix and the draft merger agreement and the effect that the then current market conditions could be expected to have on the proposed ownership split of the combined company. The special committee also considered and discussed the potential dissolution of NitroMed and liquidation of its assets, as well as other potential candidates with which to engage in a business combination following the sale of the BiDil and BiDil XR drug business, including the review of diligence on another private specialty pharmaceutical company, which we refer to as Strategic Company E. After discussion and consideration, the special committee determined that the proposed transaction with Archemix would be more favorable to NitroMed’s stockholders than any other alternative then reasonably available to NitroMed and its stockholders, including a transaction with Strategic Company E, or the dissolution of NitroMed and liquidation of its assets or a merger or other business combination with another private company. The special committee determined to proceed with the proposed transaction with Archemix and instructed NitroMed’s management to set a firm timetable for completion of the transaction.

On November 5, 2008, representatives from NitroMed and Archemix and their respective outside legal advisors held a telephonic conference call to discuss the planned sale of the BiDil and BiDil XR drug business, the status of the proposed merger transaction and remaining open items in the draft merger agreement.

On November 10, 2008, the special committee of the NitroMed board of directors held a telephonic meeting. During the meeting, Mr. Bate and representatives from Cowen updated the special committee on the status and timing of the negotiations with Archemix relating to a business combination following the sale of the BiDil and BiDil XR drug business and discussed remaining open issues with the special committee. Mr. Bate and representatives from Cowen also summarized for the special committee a review of the then current market conditions and other potential candidates for a business combination following the sale of the BiDil and BiDil XR drug business, as well as the potential dissolution of NitroMed and liquidation of its assets. After discussion and consideration, the special committee determined that the proposed transaction with Archemix continued to be more favorable to NitroMed’s stockholders than any other alternative then reasonably available to NitroMed and its stockholders given the expected cash balance available to NitroMed following the BiDil asset sale and cash needs of potential merger partners, including a merger or other business combination with another private company or the dissolution of NitroMed and liquidation of its assets. The special committee determined to proceed with the proposed transaction with Archemix and instructed NitroMed’s management to complete the negotiations relating to the proposed transaction.

On November 11, 2008, representatives from NitroMed and Archemix and their respective outside legal advisors met in Waltham, Massachusetts to resolve the remaining open issues in connection with the proposed merger, complete their due diligence review and negotiate the remaining substantive terms and conditions of the merger agreement, including the exchange ratios related to the transaction, adjustments to the equity allocations based on NitroMed’s and Archemix’s cash at closing, the ability of Archemix to enter into strategic collaborations between signing and closing, the parties’ respective termination rights, the calculation of NitroMed’s net cash at closing and NitroMed’s required minimum net cash at closing.

On November 14, 2008, Mr. Bate met with senior management of Archemix to discuss the merger transaction and the management of the combined company following the closing of the merger.

On November 17, 2008, the NitroMed special committee held a telephonic meeting to consider the proposed merger between NitroMed and Archemix following the sale of the BiDil and BiDil XR drug business to JHP and determine a recommendation to the full board of directors regarding the merger agreement and related matters. At the meeting of the special committee, the committee received reports on the status of the discussions with Archemix, diligence conducted with respect to Archemix and the terms of the merger agreement, the resolution of open issues since the November 10, 2008 meeting and the terms of the merger agreement. Representatives of WilmerHale summarized the fiduciary duties of NitroMed directors in evaluating the merger, as well as the terms of the proposed merger agreement and related agreements. Representatives of WilmerHale and Cowen also responded to a number of questions from members of the special committee regarding the proposed merger. The special committee also considered and discussed the interests of Mr. Bate and certain of NitroMed’s directors in the transactions contemplated by the merger agreement, as described in the section of this joint proxy statement/prospectus entitled “Interests of NitroMed’s Directors and Executive Officers in the Merger.” Following these discussions, and after review and consideration among the members of the special committee, the special committee unanimously determined, among other things, that the merger agreement, the proposed merger with Archemix and the related transactions are advisable and in the best interest of NitroMed and its stockholders, and voted to recommend that the NitroMed board of directors approve the merger agreement and the merger.

Later in the day on November 17, 2008, the NitroMed board of directors held a special telephonic meeting to consider the proposed merger between NitroMed and Archemix following the sale of the BiDil and BiDil XR drug business to JHP and to vote on the merger agreement and related matters. The board also considered the potential dissolution of NitroMed and liquidation of its assets. At the meeting, the board of directors received reports on the status of the discussions with Archemix, diligence conducted with respect to Archemix, the resolution of open issues and the terms of the merger agreement. Representatives of WilmerHale reviewed with the directors their fiduciary duties in evaluating the merger and summarized the terms of the proposed merger agreement and related agreements. Representatives of WilmerHale and Cowen also responded to a number of questions from members of the board of directors. The board also considered and discussed the recommendations of the special committee regarding the advisability of the proposed merger and related transactions, as well as the interests of Mr. Bate and certain of NitroMed’s directors in the transactions contemplated by the merger agreement, as described in the section of this joint proxy statement/prospectus entitled “Interests of NitroMed’s Directors and Executive Officers in the Merger.” At the meeting, representatives from Cowen delivered certain of its written analyses and its oral opinion to the board to the effect that, and subject to various assumptions, qualifications and limitations, as of November 17, 2008, the consideration to be paid by NitroMed in the merger pursuant to the merger agreement was fair, from a financial point of view, to NitroMed. Cowen subsequently confirmed its oral opinion by delivering its written opinion, dated November 17, 2008, to the board of directors. The written opinion of Cowen is attached to this joint proxy statement/prospectus as Annex C. Following these discussions, and after review and discussion among the members of the board of directors, the board unanimously determined, among other things, that the merger agreement and the proposed merger contemplated thereby are advisable and in the best interest of NitroMed and its stockholders and resolved to recommend that NitroMed’s stockholders approve the issuance of shares in connection with the proposed merger.

On November 18, 2008, certain Archemix preferred stockholders executed voting and lock-up agreements with NitroMed, and certain NitroMed stockholders executed voting and lock-up agreements with Archemix. After the close of trading markets on November 18, 2008, NitroMed and Archemix executed and delivered to each other the merger agreement. Thereafter, NitroMed and Archemix issued a joint press release announcing the execution of the merger agreement and held a joint conference call discussing the merger.

Subsequent Developments

On December 4, 2008, NitroMed received an unsolicited written proposal from Deerfield Management, which manages funds that beneficially own approximately 12% of NitroMed’s common stock, to acquire NitroMed for $0.50 per share in cash.

On December 17, 2008, NitroMed received further correspondence from Deerfield clarifying that its offer to acquire NitroMed for $0.50 per share in cash is proposed in lieu of both the sale of the BiDil and BiDil XR drug business to JHP and the proposed merger with Archemix. The special committee and the NitroMed board of directors, as appropriate, intend to review and consider Deerfield’s clarified unsolicited proposal.

Archemix’s Background of the Merger

Since its inception, Archemix has devoted most of its expenditures to discovering and developing a pipeline of proprietary and licensed aptamer product candidates and seeking, obtaining or maintaining patents for its intellectual property. Archemix’s board of directors and management team has, on an ongoing basis, evaluated various strategic options to continue and expand the company’s research and product development efforts and maximize value for the company’s stockholders, including equity financings, strategic collaborations and potential merger transactions with other companies. As part of this ongoing assessment, Archemix has considered the relative advantages and disadvantages of various means of financing the development of Archemix’s proprietary product pipeline, including private financings, an initial public offering, partnerships with pharmaceutical companies, project financing, debt financing and merger and acquisition transactions.

Through September 30, 2008, Archemix has funded its operations primarily through proceeds of $136.0 million from private placements of redeemable convertible preferred stock and other equity issuances, as well as cash receipts of $60.7 million from license fees, research and development funding and milestone payments from its collaborators and licensees.

In the spring of 2007, at the direction of Archemix’s board of directors, the management team of Archemix began meeting with representatives of Banc of America Securities LLC, Bear, Stearns & Co. Inc. and Cowen and Company, LLC, as lead underwriters, to prepare for an initial public offering of Archemix common stock. Following an organizational meeting on June 15, 2007, representatives of Archemix, the underwriters and their respective legal counsel began the process of conducting due diligence reviews of Archemix’s affairs and drafting a registration statement to be filed with the SEC. Archemix filed the registration statement with the SEC on July 25, 2007. Archemix filed amendments to the registration statement in response to SEC comments and/or to update the information contained therein on August 7, 2007, August 31, 2007, October 5, 2007, October 23, 2007, October 31, 2007, and November 9, 2007, resolving all of the SEC’s comments. However, due to a deterioration in U.S. economic conditions during the fall of 2007, and, in particular, the market for publicly traded biotechnology companies, Archemix determined, with advice of its underwriters, not to commence a road show during the remainder of 2007. On January 3, 2008, Archemix filed another amendment to its registration statement to update the information contained therein, and began preparing to commence a road show in early 2008 if market conditions improved. However, due to continued challenges in the public equity markets for new listings, and with the advice of its underwriters that market conditions were not likely to improve in the near-term, Archemix withdrew its registration statement on February 6, 2008. Following the abandonment of its initial public offering, Archemix began to actively consider various strategic alternatives, including equity investments from new investors, debt financing, strategic collaborations and merger and acquisition transactions.

On March 28, 2008, at a regularly scheduled meeting of the Archemix board of directors, the board formed a subcommittee of the board, which we refer to as the strategic transaction committee, to oversee the formal process of evaluating strategic transactions, including equity investments, reverse mergers or a sale of the company. The strategic transaction committee was comprised of Peter Barrett (Chair), Alex Barkas and Michael Ross.

On May 1, 2008, Archemix executed an engagement letter formally retaining Merrill Lynch as Archemix’s investment banking firm and financial advisor in connection with evaluating and negotiating a potential sale of the company or business combination transaction.

In May and June 2008, Archemix’s management began evaluating alternatives to a third party equity financing, including debt financing and a reverse merger transaction with a publicly held company with cash resources that could be used to finance the development and commercialization of Archemix’s product candidates. Archemix continued to participate in strategic discussions concerning various types of transactions, including with several public companies for a reverse merger transaction prior to entering into the merger agreement with NitroMed.

On or about May 30, 2008, in connection with Archemix’s preliminary attempts to gauge interest regarding a potential strategic transaction, representatives from Archemix’s financial advisor, Merrill Lynch, contacted representatives from NitroMed’s financial advisor, Cowen, regarding the possibility of a potential business combination between Archemix and NitroMed, assuming the prior disposition by NitroMed of the BiDil and BiDil XR drug business. Later that day, following discussions between representatives from Merrill Lynch and representatives from Cowen, Dr. De Souza telephoned Mr. Bate to discuss the possibility of and the parties respective interest in a potential business combination. During this telephone call, Dr. De Souza and Mr. Bate agreed to meet to further discuss a potential business combination.

On June 2, 2008, Archemix and NitroMed entered into a mutual non-disclosure agreement.

On June 6, 2008, representatives from Archemix met with representatives from NitroMed to discuss the possibility of a potential business combination. At this meeting, Archemix and NitroMed each presented summary information regarding each company’s business and research and development activities.

During the weeks of June 9 and June 16, 2008, Archemix and NitroMed and their respective advisors conducted diligence on the parties’ respective assets and businesses and engaged in multiple discussions with respect to the form and structure of a potential business combination between Archemix and NitroMed. During this time, representatives from Archemix met with representatives from NitroMed at Archemix’s headquarters in Cambridge, Massachusetts to conduct due diligence on each of the companies, including business, finances, research, clinical development, regulatory matters, legal matters and intellectual property.

On June 13, 2008, in a regularly scheduled conference call, Archemix’s management updated the strategic transaction committee of the Archemix board of directors on the progress of the meetings with NitroMed. The strategic transaction committee authorized management to continue exploring the viability of a merger with NitroMed.

On June 16, 2008, members of the strategic transaction committee of the Archemix board of directors and Archemix’s management met by teleconference, with representatives of Merrill Lynch and Mintz Levin, to discuss the terms of a proposed preliminary non-binding indication of interest regarding a merger transaction to be submitted to NitroMed, and to draft a non-binding indication of interest letter.

On June 23, 2008, Archemix submitted a non-binding preliminary indication of interest to NitroMed setting forth the form and structure of a reverse merger proposal. The non-binding preliminary indication of interest proposed a stock-for-stock merger, conditioned upon and following completion of the sale by NitroMed of its BiDil and BiDil XR drug business, in which Archemix securityholders would receive 75% of the shares of the combined company on a fully diluted basis and NitroMed securityholders would retain 25% of the shares of the combined company on a fully-diluted basis, assuming that NitroMed had a net cash balance at the closing of the merger of $45 million, with an adjustment in the ownership of NitroMed’s securityholders for any variance in its net cash at closing. The indication of interest further proposed that NitroMed would be entitled to appoint members to the board of directors of the combined company in the same proportionate share as the fully diluted ownership of NitroMed’s securityholders following the transaction. In addition, Archemix proposed that the management team of the combined company would be comprised of the current Archemix team.

On June 25, 2008, Dr. De Souza met with Mr. Bate in Cambridge, Massachusetts to discuss Archemix’s June 23, 2008 non-binding indication of interest. Following this meeting, members of Archemix’s management met by teleconference with the strategic transaction committee of the Archemix board of directors and with representatives of Merrill Lynch and Mintz Levin to discuss potential revisions to the initial proposal based on certain assumed valuations and cash balances as of September 30, 2008 for each of Archemix and NitroMed.

On June 27, 2008, Archemix submitted a revised non-binding indication of interest to NitroMed proposing that Archemix securityholders would receive 70% of the shares of the combined company on a fully-diluted basis and NitroMed securityholders would retain 30% of the shares of the combined company on a fully-diluted basis, with the other terms from Archemix’s June 23, 2008 non-binding preliminary indication of interest unchanged.

Between June 27, 2008 and November 14, 2008, Archemix and NitroMed, with the help of their respective representatives, conducted due diligence on each other. The due diligence was conducted in person at meetings and presentations, as well as telephonically. These due diligence activities included evaluating and reviewing information regarding Archemix’s business, finances, research, clinical development, regulatory matters, business development, legal matters and intellectual property. The due diligence also included evaluating and reviewing information regarding NitroMed’s business, finances, legal matters and intellectual property, in each case assuming the sale of NitroMed’s BiDil and BiDil XR drug business, as well as consideration of the terms of the potential asset sale, any liabilities to be retained by NitroMed, and the indemnification obligations of NitroMed following the closing of the asset sale. In late June 2008, Archemix engaged KPMG LLP to conduct financial due diligence of NitroMed, and NitroMed engaged Ernst & Young LLP to conduct financial due diligence of Archemix. Through the due diligence and negotiation process, Archemix held regularly scheduled conference calls with its advisors, Mintz Levin and Merrill Lynch, and the strategic transaction committee of the Archemix board of directors to update the committee on the status of the transaction, to receive input from the committee on open issues and to discuss and consider potential alternatives to a merger with NitroMed.

Between early July and early September 2008, members of Archemix’s senior management met separately with three members of NitroMed’s board of directors who were also members of the special committee of NitroMed’s board, Dr. Horovitz, Mr. Littlechild and Mr. Sobecki, to discuss Archemix’s business, product pipeline, aptamer technology and business prospects.

On July 7, 2008, members of senior management of Archemix and NitroMed and their respective outside legal and financial advisors met at the offices of Mintz Levin to discuss next steps in the negotiations for a potential merger in conjunction with or following the sale of the BiDil and BiDil XR drug business and the process for continued business, financial and legal due diligence.

On July 29, 2008, Dr. Barrett, a member of the strategic transaction committee, held a meeting with Mr. Bate during which Dr. Barrett discussed with Mr. Bate the potential management of the combined company following completion of the merger. During the meeting, Mr. Barrett raised the possibility of Mr. Bate serving as the Chief Executive Officer of the combined company. In late July and early August 2008, members of the strategic transaction committee held a series of individual meetings with Mr. Bate to discuss a potential merger transaction between Archemix and NitroMed conditioned upon the sale of the BiDil and BiDil XR drug business. During these meetings, the members of the strategic transaction committee discussed with Mr. Bate the potential merger transaction, due diligence regarding both NitroMed and Archemix and the operations of the combined company following the potential merger.

On August 4, 2008, Mintz Levin delivered to NitroMed a draft merger agreement regarding a business combination between Archemix and NitroMed in conjunction with or following the sale of the BiDil and BiDil XR drug business. Between August 4 and November 17, 2008, representatives of Archemix, Mintz Levin, NitroMed and WilmerHale engaged in further discussions and negotiations regarding the terms of the merger agreement.

On August 27, 2008, Dr. De Souza met with Mr. Bate at Archemix’s offices in Cambridge, Massachusetts to discuss the proposed terms and conditions of the merger of Archemix and NitroMed and the status of the due diligence review and merger negotiation process.

On September 4, 2008, representatives from Archemix and NitroMed and their respective outside legal advisors met in Boston, Massachusetts at the offices of Mintz Levin to negotiate the substantive terms and conditions of the merger agreement and the merger, including the grant of retention stock options to specified employees of Archemix and the effect of such retention options on the exchange ratio for the merger.

On September 8, 2008, members of Archemix’s senior management made a management presentation to and reviewed due diligence information relating to Archemix with the special committee of the NitroMed board of directors.

On September 10, 2008, Dr. De Souza and Mr. Bate had a telephone call during which they discussed the status of the negotiations relating to the proposed merger, the status of the due diligence review of both companies and the proposed allocation of merger consideration among Archemix securityholders.

On September 16, 2008, at a regularly scheduled meeting of the Archemix board of directors, Archemix’s management, together with the company’s legal and financial advisors, apprised the board of the status of the negotiations with NitroMed, issues related to the transaction and proposed resolutions, and a draft voting agreement and lock-up agreement to be signed by Archemix’s preferred stockholders. Mintz Levin and KPMG presented their respective preliminary due diligence reports. Mintz Levin also reviewed with the Archemix board various legal considerations, including regarding their fiduciary duties in evaluating the potential transaction. The Archemix board of directors then discussed a proposal from the strategic transaction committee to allocate the merger consideration among Archemix common and preferred stockholders. A determination of how to allocate the merger consideration in a reverse merger transaction was necessary because the terms of the company’s certificate of incorporation do not address liquidation, conversion, payment of accrued dividends and other matters in connection with a reverse merger transaction where Archemix’s stockholders would continue to control a majority of the combined company but the preferred stockholders are required to exchange their shares of preferred stock for shares of common stock in the public company. The Archemix board appointed a different special subcommittee of the board to review the proposed exchange ratios for the shares of Archemix common stock and preferred stock to be exchanged in the merger, including the allocation of merger consideration between the different classes and series of capital stock. The special subcommittee was comprised of John Maraganore and Robert Stein, who were the only members of the board who were not also members of management, preferred stockholders or designated by preferred stockholders. Following the presentations and discussion by board members, the Archemix board of directors authorized management and the company’s legal and financial advisors to continue discussions related to a potential merger with NitroMed and to negotiate a definitive agreement, subject to final approval by the Archemix board.

On October 29, 2008, the Archemix board of directors held a telephonic meeting at which Archemix’s management and the company’s legal and financial advisors apprised the board of the status and timing of the negotiations with NitroMed relating to the reverse merger and outstanding issues. By that meeting, the special subcommittee of the Archemix board of directors that had been formed to review the proposed common stock and preferred stock exchange ratios had completed its review and had determined that the company should proceed with the proposals discussed by the full board at its last meeting. In performing this review, the board considered and discussed the interests of Archemix’s executive officers and certain of its directors in the transactions contemplated by the merger agreement, as described in the section of this joint proxy statement/prospectus entitled “Interests of Archemix’s Directors and Executive Officers in the Merger.” Following the discussion, the Archemix board of directors authorized management and its legal and financial advisors to continue discussions related to a potential merger with NitroMed, including with respect to the proposed allocation of merger consideration between the different classes and series of Archemix capital stock.

On November 5, 2008, representatives from Archemix and NitroMed and their respective outside legal advisors held a telephonic conference call to discuss the planned sale of the BiDil and BiDil XR drug business, the status of the proposed merger transaction and remaining open items in the draft merger agreement.

On November 11, 2008, representatives from Archemix and NitroMed and their respective outside legal advisors met in Waltham, Massachusetts to resolve the remaining open issues in connection with the proposed merger, complete their due diligence review and negotiate the remaining substantive terms and conditions of the merger agreement, including the exchange ratios related to the transaction, adjustments to the equity allocations based on NitroMed’s and Archemix’s cash at closing, the ability of Archemix to enter into strategic collaborations between signing and closing, the parties’ respective termination rights, the calculation of NitroMed’s net cash at closing and NitroMed’s required minimum net cash at closing.

On November 12, 2008, the strategic transaction committee of the Archemix board of directors held a telephonic meeting at which Archemix’s management and the company’s legal and financial advisors apprised the board of the status of open items, including NitroMed’s proposals to adjust the exchange ratio if Archemix’s cash and cash equivalent balance is less than $30 million at closing and reducing the required minimum NitroMed net cash from $37.5 million to $34.5 million.

On November 14, 2008, senior management of Archemix met with Mr. Bate to discuss the merger transaction and the management of the combined company following the closing of the merger.

On November 14, 2008, the board of directors of Archemix held a telephonic meeting to discuss and approve the proposed merger with NitroMed, including the revised terms proposed by NitroMed on November 11, 2008. Prior to the meeting, the board of directors of Archemix had received copies of the transaction documents, final due diligence reports, a summary of the transaction, a pro forma capitalization table and other related documents. Representatives from Mintz Levin reviewed with the directors their fiduciary duties in evaluating the merger, summarized the terms of the merger agreement and related agreements and answered questions posed by members of the board. Representatives from Merrill Lynch summarized the capitalization model and calculation of the exchange ratios and answered questions posed by members of the board. The board also considered and discussed the interests of Archemix’s executive officers and certain of its directors in the transactions contemplated by the merger agreement, as described in the section of this joint proxy statement/prospectus entitled “Interests of Archemix’s Directors and Executive Officers in the Merger.” Following discussion, the board of directors of Archemix unanimously approved the proposed merger with NitroMed and the merger agreement and all other agreements related to the merger in substantially the form presented to the Archemix board, with such changes as the strategic transaction committee deemed necessary or advisable.

On November 17, 2008, the strategic transaction committee of the Archemix board of directors held a telephonic meeting at which Archemix’s management and the company’s legal and financial advisors apprised the committee of the negotiated resolutions with respect to the remaining open items and summarized the changes to the merger agreement from the version approved by the full board on November 14, 2008. Following discussion, the strategic transaction committee approved the final form of the merger agreement.

On November 18, 2008, certain Archemix preferred stockholders executed voting and lock-up agreements with NitroMed, and certain NitroMed stockholders executed voting and lock-up agreements with Archemix. After the close of trading markets on November 18, 2008, NitroMed and Archemix executed and delivered to each other the merger agreement. Thereafter, NitroMed and Archemix issued a joint press release announcing the execution of the merger agreement and held a joint conference call discussing the merger.

Reasons for the Merger

NitroMed’s Reasons for the Merger

In January 2008, NitroMed discontinued active promotional activities for its BiDil drug product based upon its determination that it did not have, and would not be able to access through the equity or debt markets, sufficient resources to commercialize BiDil and therefore would likely continue its unprofitable operations and risk exhausting its limited cash resources. At that time, NitroMed implemented a restructuring plan that eliminated approximately 80 positions and focused its efforts on preserving available cash and exploring strategic alternatives, including the merger of NitroMed with another company and/or the sale of NitroMed’s BiDil and BiDil XR drug business.

In connection with exploring strategic alternatives, representatives from Cowen, acting at the direction of NitroMed, contacted over 80 potentially interested parties and NitroMed’s board of directors and management received preliminary indications of interest for the sale of the entire company or for the sale of all or substantially all of the company’s assets from several parties. After careful review and consideration of the indications of interest for either NitroMed or its assets, the board of directors approved the sale of NitroMed’s BiDil and BiDil XR drug business to JHP pursuant to the asset purchase agreement entered into with JHP on October 22, 2008.

NitroMed’s board of directors considered a number of alternatives with respect to NitroMed’s remaining business following the completion of the asset sale to JHP, including (1) dissolution of NitroMed and liquidation of its assets, following the discharge of any remaining liabilities, and the eventual distribution of remaining assets, if any, to NitroMed’s stockholders, or (2) merging or otherwise combining the remaining public entity with a private company and using the value of NitroMed’s status as a public company and cash on hand to secure an equity position in the newly merged or combined corporate entity. NitroMed’s board of directors considered the alternatives with respect to its remaining business following the completion of the asset sale to JHP. NitroMed identified and evaluated several potential private company candidates for a merger following the completion of the BiDil asset sale based on criteria relating to the stage of development of the private company candidate, the anticipated cash resources of the combined company and the anticipated capital needs of the combined company to realize its development objectives. Following this review and evaluation, the special committee of NitroMed’s board and NitroMed’s board of directors concluded that Archemix was the best of these private company candidates for a merger based on the specified evaluation criteria and Archemix’s present business opportunities and prospects. The board determined that the proposed merger with Archemix would provide NitroMed’s stockholders with a greater potential opportunity to realize a return on their investment than the dissolution of NitroMed and liquidation of its assets, which would require making adequate provision for the payment of contingent liabilities, including those arising as a result of the sale of the BiDil and BiDil XR drug business to JHP. On November 18, 2008, NitroMed entered into the merger agreement with Archemix, conditioned upon and to be completed following the closing of the asset sale.

In evaluating the merger with Archemix, NitroMed’s board of directors consulted with management, a special committee of disinterested directors, and NitroMed’s legal, financial and other advisors, and, in the course of reaching its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, NitroMed’s board of directors reviewed a significant amount of information and considered a number of factors, including the following:

•	historical and current information concerning NitroMed’s business, including the discontinuation of active promotional activities for BiDil and the proposed asset sale to JHP, and negative trends in its financial condition, operations and competitive position;

•	current financial market conditions, and historical market prices, volatility and trading information with respect to NitroMed’s common stock;

•	NitroMed’s limited prospects if it were to remain an independent, standalone company as a result of factors such as the discontinuation of active promotional activities for BiDil and the agreement to sell its BiDil and BiDil XR drug business to JHP, and NitroMed’s expected very limited operations and assets following the BiDil asset sale;

•	Archemix’s prospects, and the belief that the merger would result in a combined company with the potential for enhanced future growth and value;

•	the opportunity for NitroMed’s stockholders to participate in the potential future value of the combined company;

•	historical and current information concerning Archemix’s business, financial performance, financial condition, operations and management, including the results of a due diligence investigation of Archemix conducted by NitroMed’s management and advisors;

•	the active evaluation of strategic alternatives in which NitroMed had contact with over 80 parties to assess potential interest and received preliminary indications of interest for the sale of the entire company or for the sale of all or substantially all of NitroMed’s assets from several parties;

•	the NitroMed board of directors’ consideration of strategic alternatives to the merger, including the identification and evaluation of several potential private company candidates for a merger transaction and the consideration of undertaking the dissolution and liquidation of NitroMed, and the board of directors’ belief that the merger was more favorable to NitroMed’s stockholders than any other alternative reasonably available to NitroMed and its stockholders;

•	the recommendation of a special committee of disinterested directors that had been actively involved in the negotiation of the merger and the sale of the BiDil and BiDil XR drug business that the board of directors approve the merger with Archemix;

•	the financial analyses of Cowen (including the assumptions and methodologies underlying the analyses) and the opinion of Cowen which is attached to this joint proxy statement/prospectus as Annex C, which you should read carefully in its entirety, that as of November 17, 2008, the consideration to be paid by NitroMed in the merger was fair, from a financial point of view, to NitroMed; and

•	the terms and conditions of the merger agreement, including:

•	the determination that the relative percentage ownership of the combined company by NitroMed’s securityholders and Archemix’s securityholders is consistent with NitroMed’s perceived valuations of each company at the time NitroMed’s board of directors approved the merger;

•	that the terms of the merger agreement are reasonable, including the parties’ representations, warranties and covenants and the conditions to the parties’ respective obligations;

•	the non-solicitation provisions limiting Archemix’s ability to engage in discussions or negotiations regarding, or furnish to any person any information with respect to, or solicit, encourage or knowingly facilitate any inquiry with respect to an alternative acquisition proposal;

•	NitroMed’s rights under the merger agreement to pursue alternative acquisition proposals received independently under specified circumstances and to terminate the merger agreement under specified circumstances;

•	the voting agreements entered into with holders of approximately 85% of the shares of Archemix’s outstanding capital stock, constituting a sufficient vote of Archemix’s stockholders to approve the merger, pursuant to which those stockholders agreed to vote in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the merger;

•	NitroMed’s board of directors’ belief that the $1.5 million termination fee and obligation to reimburse Archemix’s documented expenses up to $1.5 million if NitroMed has less than $34.5 million in net cash at closing or $500,000 in certain other circumstances set forth in the merger agreement was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior acquisition proposal; and

•	the qualification of the merger as a reorganization for U.S. federal income tax purposes, with the result that in the merger neither NitroMed’s nor Archemix’s stockholders will recognize gain or loss for U.S. federal income tax purposes.

In the course of its deliberations, NitroMed’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including the following:

•	the risk that the merger might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, some of which are outside of NitroMed’s control;

•	if the merger is not completed, the potential adverse effect of the public announcement of any termination of the merger or the merger agreement on NitroMed’s reputation;

•	the immediate and substantial dilution of the equity interests and voting power of NitroMed’s stockholders upon completion of the merger;

•	the ability of Archemix’s current stockholders, officers and directors to significantly influence the combined company’s business after the completion of the merger;

•	the risk that the combined company will be unable to raise additional capital and that such additional capital, even if available, will be further dilutive to NitroMed’s stockholders and may be at a lower valuation than reflected in the merger;

•	the restrictions that the merger agreement imposes on soliciting competing acquisition proposals;

•	the fact that if the merger agreement is terminated under certain circumstances, NitroMed would be obligated to pay a $1.5 million termination fee to Archemix and NitroMed may be required to reimburse Archemix’s documented expenses up to $1.5 million if NitroMed has less than $34.5 million in net cash at closing or $500,000 in certain other circumstances;

•	the restrictions on the conduct of NitroMed’s business prior to the completion of the merger, which require NitroMed, except for the sale of the BiDil and BiDil XR drug business which is expressly permitted, to carry on its business in the usual and ordinary course in substantially the same manner as previously conducted, subject to specific additional restrictions, which may delay or prevent NitroMed from pursuing business opportunities that would otherwise be in its best interests as a standalone company;

•	the requirement that NitroMed receive approval from NASDAQ for the re-listing of NitroMed’s common stock in connection with the merger based on NASDAQ’s initial listing requirements;

•	the challenges and costs of combining certain limited administrative operations and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the limited administrative integration and such other expenses, as well as the additional public company expenses and obligations that Archemix will be subject to in connection with the merger that it has not previously been subject to, could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility of the trading price of NitroMed’s common stock resulting from the announcement and pendency of the merger;

•	the possible limitations on the liquidity of the combined company’s common stock following the consummation of the merger resulting from restrictions on transfer that will affect approximately 69% of the outstanding shares of the combined company, based on an assumed net cash balance of NitroMed of $45 million at closing and a cash and cash equivalent balance of Archemix at closing of at least $30 million, for a period of 90 to 180 days following the consummation of the merger;

•	the possible volatility of the trading price of the combined company’s common stock resulting from the possible sale of a substantial number of shares upon the lapsing of lock-up restrictions 90 and 180 days following the consummation of the merger;

•	the interests of NitroMed’s executive officer and directors in the transactions contemplated by the merger agreement, as described in the section of this joint proxy statement/prospectus entitled “Interests of NitroMed’s Directors and Executive Officers in the Merger;” and

•	various other applicable risks associated with the business of Archemix and the combined company and the merger, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

The foregoing discussion of the factors considered by NitroMed’s board of directors is not intended to be exhaustive, but does set forth the principal factors considered by NitroMed’s board of directors. NitroMed’s board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of NitroMed’s board of directors deemed relevant. In view of the wide variety of factors considered by the members of NitroMed’s board of directors in connection with their evaluation of the merger agreement and the complexity of these matters, NitroMed’s board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. NitroMed’s board of directors made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

NitroMed’s board of directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of NitroMed’s stockholders and unanimously approved the merger agreement and the issuance of the NitroMed common stock pursuant to the merger agreement. NitroMed’s board of directors unanimously recommends that NitroMed’s stockholders approve the issuance of

NitroMed’s common stock pursuant to the merger agreement, the reverse stock split and the change of NitroMed’s name to “Archemix Corp.”

Archemix’s Reasons for the Merger

Since the withdrawal of the registration statement relating to Archemix’s initial public offering in February 2008, Archemix’s ability to obtain financing from an unaffiliated third party on attractive terms had proved to be challenging due to a number of factors, including adverse market conditions and the stage of development of Archemix. During this period, Archemix’s management and the board of directors reviewed a number of alternatives to finance the ongoing operations of the company and accelerate the development of its pipeline.

In evaluating the merger with NitroMed, Archemix’s board of directors consulted with senior management and Archemix’s legal and financial advisors, and, in the course of reaching its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, Archemix’s board of directors reviewed a significant amount of information and considered a number of factors, including the following:

•	historical and current information concerning Archemix’s business, financial performance, financial condition, operations and management, including financial projections of Archemix under various scenarios and its short and long-term strategic objectives and the risks associated therewith;

•	that the cash resources of the combined company expected to be available at the closing of the merger and the ability to access capital markets as a public company are anticipated to provide sufficient capital to maintain Archemix’s projected business operations through and after 2009, including continued Phase 2 clinical development of ARC1779 and continued research and preclinical development of other product candidates; and that without NitroMed’s net cash that is expected to be available to the combined company at the closing of the merger, Archemix would need to raise additional funds through private or public equity offerings, partnerships with pharmaceutical companies, debt financing or other arrangements during 2009;

•	the expectation that the merger with NitroMed would be a more time- and cost-effective means, including less dilutive to current Archemix stockholders, to access sufficient capital than other options considered, including an initial public offering or an additional round of private equity financing, given the stage of development of Archemix and the condition of capital markets for initial public offerings and follow-on rounds of venture financings;

•	the view that the range of options available to the combined company to access private and public equity markets should additional capital be needed in the future will likely be greater than the range of options Archemix would have as a private company;

•	the fact that shares of NitroMed common stock to be issued to Archemix’s stockholders will be registered on a Form S-4 registration statement by NitroMed and will become freely tradable for Archemix’s stockholders who are not affiliates of NitroMed and who are not parties to lock-up agreements;

•	the opportunity for Archemix’s stockholders to participate in the long-term value of the product candidate development programs of Archemix through the ownership of stock in a public company; and

•	the terms and conditions of the merger agreement, including:

•	the determination that expected relative percentage ownership of the combined company by Archemix’s securityholders and NitroMed’s securityholders is consistent with Archemix’s perceived valuations of each company at the time Archemix’s board of directors approved the merger;

•	that the terms of the merger agreement are reasonable, including the parties’ representations, warranties and covenants and the conditions to the parties’ respective obligations;

•	the non-solicitation provisions limiting NitroMed’s ability to engage in discussions or negotiations regarding, or furnish to any person any information with respect to, or solicit, encourage or knowingly facilitate any inquiry with respect to an alternative acquisition proposal;

•	the qualification of the merger as a reorganization for U.S. federal income tax purposes, with the result that in the merger neither NitroMed’s nor Archemix’s stockholders will recognize gain or loss for U.S. federal income tax purposes;

•	Archemix’s rights under the merger agreement to pursue alternative acquisition proposals received independently under specified circumstances and to terminate the merger agreement under specified circumstances;

•	that appraisal rights would be available to non-consenting Archemix stockholders under Delaware law; and

•	the fact that NitroMed would be obligated to pay a termination fee to Archemix of $1.5 million and NitroMed may be required to reimburse Archemix’s documented expenses up to $1.5 million if NitroMed has less than $34.5 million in net cash at closing or $500,000 in certain other circumstances.

In the course of its deliberations, Archemix’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including the following:

•	the risk that the merger might not be completed in a timely manner, or at all, due to failure to satisfy the closing conditions, some of which are outside of Archemix’s control;

•	if the merger is not completed, the potential adverse effect of the public announcement of any termination of the merger or the merger agreement on Archemix’s business, including its ability to attract new sources of capital, retain key personnel and maintain its overall competitive position;

•	the indemnification obligations and other potential liabilities retained by NitroMed following the BiDil asset sale, which would be borne by the combined company following the merger;

•	the substantial expenses to be incurred in connection with the merger and the fact that Archemix would be obligated to pay a $1.5 million termination fee to NitroMed and reimburse a portion of NitroMed’s expenses if the merger agreement is terminated under specified circumstances;

•	expenses and obligations that the combined company would be subject to as a result of being a public company could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the interests of Archemix’s executive officers and directors in the transactions contemplated by the merger agreement, as described in the section of this joint proxy statement/prospectus entitled “Interests of Archemix’s Directors and Executive Officers in the Merger;” and

•	various other applicable risks associated with the business of Archemix, NitroMed and the combined company and the merger, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

The foregoing discussion of the factors considered by Archemix’s board of directors is not intended to be exhaustive, but sets forth the principal factors considered by Archemix’s board of directors. Archemix’s board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of Archemix’s board of directors deemed relevant. In view of the wide variety of factors considered by the members of Archemix’s board of directors in connection with their evaluation of the merger agreement and the complexity of these matters, Archemix’s board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Archemix’s board of directors made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Archemix’s board of directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Archemix’s stockholders and unanimously approved the merger agreement. Archemix’s board of directors unanimously recommends that Archemix’s stockholders adopt the merger agreement.

Opinion of NitroMed’s Financial Advisor Cowen and Company, LLC

Pursuant to an engagement letter dated January 14, 2008, as amended on September 2, 2008, NitroMed retained Cowen and Company, LLC (“Cowen”) to render an opinion to the board of directors of NitroMed as to the fairness to NitroMed, from a financial point of view, of the consideration to be paid in the merger.

On November 17, 2008, Cowen delivered certain of its written analyses and its oral opinion to the NitroMed board, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions, qualifications and limitations set forth therein, as of November 17, 2008 the consideration to be paid in the merger was fair, from a financial point of view, to NitroMed. The full text of the written opinion of Cowen, dated November 17, 2008, is attached as Appendix C and is incorporated by reference. Holders of NitroMed common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the NitroMed board and are directed only to the fairness, from a financial point of view, of the consideration to be paid in the merger, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The consideration paid in the merger was determined through negotiations between NitroMed and Archemix and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement received on November 13, 2008, which was the most recent draft made available to Cowen;

•	certain publicly available financial and other information for NitroMed and Archemix, respectively, including equity research, and certain other relevant financial and operating data furnished to Cowen by the managements of NitroMed and Archemix, respectively;

•	certain internal financial analyses, financial projections, reports and other information concerning Archemix (the “Archemix Forecasts”) prepared by the management of Archemix;

•	discussions Cowen had with certain members of the management of Archemix concerning the historical and current business operations, financial condition and prospects of Archemix and such other matters Cowen deemed relevant;

•	discussions Cowen had with certain members of the management of NitroMed concerning the historical and current business operations, financial condition and prospects of NitroMed, including, more specifically, that following the asset sale NitroMed does not, and does not intend to, engage in any activity that may result in the generation of any revenue, and such other matters Cowen deemed relevant;

•	certain operating results of Archemix as compared to the operating results, reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of certain companies that completed their initial public offerings that Cowen deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

•	certain pro forma financial effects of the merger; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with NitroMed’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by NitroMed and Archemix or which was publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verifications, the assessment of NitroMed management as to the existing products and services of NitroMed and the viability of, and risks associated with, the future products and services of NitroMed. In addition, Cowen did not conduct, nor assume any obligation to conduct, any physical inspection of the properties or facilities of NitroMed or Archemix. Cowen further relied upon NitroMed’s representation that all information provided to it by NitroMed was accurate and complete in all material respects. Cowen was instructed by NitroMed, and assumed, with NitroMed’s consent, that the asset sale would be consummated and the only asset of NitroMed is its net cash and that NitroMed does not, and does not intend to, engage in any activity that may result in the generation of any revenue. Cowen, with NitroMed’s consent, assumed that NitroMed’s net cash at the closing of the merger will be $37.7 million, and that the common stock exchange ratio would be 0.5748 and the preferred stock exchange ratio would be 0.8983. Cowen, with NitroMed’s consent, also assumed that the financial forecasts provided to Cowen were reasonably prepared by the management of Archemix, and reflected the best available estimates and good faith judgments of such management as to the future performance of Archemix, and that such financial forecasts provided a reasonable basis for its opinion. Cowen expressed no opinion as to the financial forecasts or the assumptions on which they were made. Cowen expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Cowen becomes aware after the date of its opinion.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of NitroMed or Archemix, nor was Cowen furnished with these materials. In addition, Cowen did not evaluate the solvency or fair value of NitroMed or Archemix under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to all legal matters relating to NitroMed or Archemix, Cowen relied on the advice of legal counsel to NitroMed. Cowen’s opinion addressed only the fairness to NitroMed, from a financial point of view of the consideration to be paid in the merger. Cowen expressed no view as to any other aspect or implication of the merger agreement or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including the asset sale and the use of the proceeds therefrom. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. NitroMed informed Cowen, and Cowen assumed, that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on or otherwise act with respect to the proposed merger or any other transaction, including the asset sale. Cowen’s opinion does not imply any conclusion as to the likely trading range for NitroMed’s common stock following consummation of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid in the merger. Cowen expresses no opinion as to the underlying business reasons that may support the decision of the NitroMed board to approve, or NitroMed’s decision to consummate, the merger or the relative merits of the merger as compared to other business strategies or transactions that might be available to NitroMed. Cowen’s opinion does not address the fairness of the amount or the nature of any compensation to any of NitroMed’s officers, directors or employees, or any class of such persons, relative to the consideration to be offered to the stockholders of NitroMed.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of NitroMed and Archemix the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Archemix. No limitations were imposed by the NitroMed board with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

Analysis of Selected Publicly Traded Companies.  To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data for Archemix to the corresponding operating and financial data of 15 companies with platform or transforming technologies (the “Selected Companies”) whose securities are publicly traded and which Cowen believes have market valuation and trading valuations similar to what might be expected of Archemix. These companies were:

•	Affymax Inc.

•	Alnylam Pharmaceuticals Inc.

•	Altus Pharmaceuticals Inc.

•	Amicus Therapeutics Inc.

•	Exelixis Inc.

•	Incyte Corp.

•	Isis Pharmaceuticals Inc.

•	Lexicon Pharmaceuticals Inc.

•	Maxygen Inc.

•	Rigel Pharmaceuticals Inc.

•	Seattle Genetics Inc.

•	Trubion Pharmaceuticals Inc.

•	XenoPort Inc.

•	XOMA Ltd.

•	ZymoGenetics Inc.

The data included the market capitalization of common stock plus total debt less cash and equivalents (referred to as “enterprise value”) of the Selected Companies and the market capitalization (referred to as “equity value”) of common stock of the Selected Companies. The enterprise values implied for the Selected Companies were adjusted for Archemix’s total debt and cash and cash equivalents as of September 30, 2008 to calculate implied equity values for Archemix.

The following table presents the reference ranges for the equity value and the enterprise value of Archemix implied by this analysis. The information in the table is based on the closing stock prices on November 14, 2008.

	Archemix Implied
	Equity Value Range
	Low	High

Methodology
Equity Value Analysis	$150.0	$250.0
Enterprise Value Analysis	$137.7	$187.7

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Archemix. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Archemix to which they are being compared.

Analysis of Selected Transactions.  Cowen reviewed the financial terms, to the extent publicly available, of 19 transactions (the “Precedent Transactions”) involving the acquisition of companies with platform or transforming technologies, which were announced or completed since January 1, 2005 that were greater than $20 million in equity value. These transactions were (listed as acquiror/target):

•	Roche Holdings AG/ARIUS Research Inc.

•	Roche Holdings AG/Mirus Bio Corporation

•	Shire plc./Jerini AG

•	Daiichi Sankyo Co Ltd./U3 Pharma AG

•	GlaxoSmithKline plc./Sirtris Pharmaceuticals Inc.

•	Astellas Pharma Inc./Agensys Inc.

•	VaxGen Inc./Raven Biotechnologies Inc.

•	Bristol-Myers Squibb Co./Adnexus Therapeutics Inc.

•	PepTech Ltd./EvoGenix Ltd.

•	Roche Holdings AG/Therapeutic Human polyclonals Inc.

•	Eisai Co./Morphotek Inc.

•	GlaxoSmithKline plc./Domantis Ltd.

•	Merck & Co., Inc./Sirna Therapeutics

•	Amgen Inc./Avida Inc.

•	AstraZeneca plc./Cambridge Antibody Technology Group plc.

•	Merck & Co., Inc./GlycoFi Inc.

•	Merck & Co., Inc./Abmaxis Inc.

•	Amgen Inc./Abgenix Inc.

•	Roche/GlycArt Biotechnology AG

Cowen reviewed the equity values and the enterprise values paid in the Precedent Transactions and adjusted the implied enterprise values for Archemix’s total debt and cash and cash equivalents as of September 30, 2008 to calculate implied equity values for Archemix.

The following table presents the reference ranges for the equity value and the enterprise value of Archemix implied by this analysis.

	Archemix Implied
	Equity Value Range
	Low	High

Methodology
Equity Value Analysis	$200.0	$300.0
Enterprise Value Analysis	$237.7	$337.7

Although the Precedent Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Archemix. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Archemix to which they are being compared.

Analysis of Selected IPO Transactions.  Cowen reviewed the pre-money equity valuations for 6 initial public offerings (referred to as “IPOs”) priced between January 1, 2004 and November 16, 2008 of selected life sciences companies with platform or transforming technologies and whose lead product was in Phase II or Phase III (the “IPO Transactions”). These companies were:

•	Amicus Therapeutics Inc.

•	Affymax Inc.

•	Trubion Pharmaceuticals Inc.

•	Altus Pharmaceuticals Inc.

•	CombinatoRx Inc.

•	XenoPort Inc.

Cowen reviewed the pre-money equity valuations for these companies. The following table presents the reference range of pre-money equity valuations for Archemix implied by this analysis.

	Archemix Implied
	Equity Value Range
	Low	High

Methodology
Equity Value Analysis	$200.0	$250.0

Although the IPO Transactions were used for comparison purposes, none of these transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Archemix. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the pre-money value of such companies or Archemix to which they are being compared.

Pro Forma Income Statement and Balance Sheet.  For illustrative purposes, Cowen reviewed the potential effect of the proposed merger on the projected combined income statement and balance sheet of NitroMed and Archemix for the calendar years ended 2009 and 2010 and at the end of those periods. This review was based upon the Archemix Forecasts and balance sheet information provided by NitroMed and Archemix with a pro forma adjustment of an additional $1.6 million in internal expenses related to public company costs for the pro forma company.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the NitroMed board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of NitroMed and Archemix. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of NitroMed, Archemix, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the NitroMed board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

Cowen was selected by the NitroMed board to render an opinion to the NitroMed board because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates may trade the equity securities of NitroMed for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Cowen and its affiliates in the future may provide commercial and investment banking services to NitroMed and Archemix and may in the future receive fees for the rendering of such services. Cowen provided an opinion to the board of NitroMed in connection with the asset sale and has received fees pursuant to its engagement letter with respect to such opinion. Cowen was also offered the opportunity to act as joint book-running managing underwriter for the initial public offering that was considered but withdrawn by Archemix. In the two years preceding the date of its opinion, Cowen has not had any other material relationship with NitroMed or any other party to the merger. The issuance of Cowen’s opinion was approved by Cowen’s fairness opinion review committee.

Pursuant to Cowen’s engagement letter dated January 14, 2008, as amended on September 2, 2008, if the merger is consummated, Cowen will be entitled to receive a transaction fee. NitroMed also has agreed to pay a fee to Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid. Additionally, NitroMed has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between NitroMed and Cowen, and the NitroMed board was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the completion of the merger.

Interests of NitroMed’s Directors and Executive Officers in the Merger

In considering the recommendation of the NitroMed board of directors with respect to issuing shares of NitroMed common stock as contemplated by the merger agreement and the other matters to be acted upon by NitroMed’s stockholders at the NitroMed special meeting, NitroMed’s stockholders should be aware that certain members of the board of directors and Kenneth Bate, NitroMed’s sole executive officer, have interests in the merger that may be different from, or in addition to, the interests of NitroMed’s stockholders. Each of the NitroMed and Archemix boards of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and, in the case of each board, to recommend that their respective stockholders approve the

NitroMed and Archemix proposals, as applicable, contemplated by this joint proxy statement/prospectus to be presented to their stockholders for consideration at their respective special meetings. The NitroMed board of directors created a committee of disinterested directors and delegated authority to the committee to evaluate and make a recommendation regarding the merger and related actions.

Ownership Interests

As of December 1, 2008, all directors and the sole executive officer of NitroMed, together with their affiliates, beneficially owned approximately 35.2% of the shares of NitroMed common stock. The affirmative vote of the holders of a majority of the NitroMed common stock having voting power present in person or represented by proxy at the NitroMed special meeting is required for approval of NitroMed Proposals No. 1 and 4. The affirmative vote of holders of a majority of the NitroMed common stock having voting power outstanding on the record date for the NitroMed special meeting is required for approval of NitroMed Proposal Nos. 2 and 3. Certain NitroMed officers and directors, and their affiliates, have also entered into stockholder agreements in connection with the merger. For a more detailed discussion of the voting agreements see “Agreements Related to the Merger — NitroMed Stockholder Agreements” on page 130 of this joint proxy statement/prospectus.

Employment Agreements with Kenneth Bate

In January 2007, NitroMed entered into an employment offer letter with Mr. Bate, pursuant to which he became NitroMed’s president and chief executive officer. Mr. Bate now also serves as NitroMed’s interim chief financial officer and is NitroMed’s sole executive officer. The agreement specifies that Mr. Bate’s employment by NitroMed will be at-will and supersedes any and all prior or contemporaneous agreements relating to Mr. Bate’s employment by NitroMed. The terms of the January 2007 offer letter provide that NitroMed pays Mr. Bate an annual base salary of $385,000, subject to adjustments as may be determined by NitroMed’s board. In addition, the offer letter provides that Mr. Bate may be eligible for a discretionary cash incentive award of up to 50% of his annualized base salary. NitroMed’s compensation committee determines the annual cash incentive award based on both individual and corporate performance. In accordance with the terms of the offer letter, NitroMed’s independent directors granted Mr. Bate an option to purchase 500,000 shares of its common stock at an exercise price equal to $2.65 per share, which vests and becomes exercisable over four years in equal annual installments, subject to Mr. Bate’s continued employment.

Retention Agreement

In January 2007, Mr. Bate became a party to a retention agreement with NitroMed. The retention agreement provides that if a change of control occurs during the term of the agreement and Mr. Bate’s employment is terminated either prior to the change of control, in connection with, or in anticipation of the change of control, or within 12 months after the change of control, without cause or by Mr. Bate for good reason, as each such term is defined in the change in control agreement, then Mr. Bate will be entitled to the following:

•	100% of Mr. Bate’s outstanding and unexercisable stock options become immediately exercisable in full;

•	a lump sum payment of (1) Mr. Bate’s base salary until through the date of termination plus any deferred pay and any vacation time; (2) an amount equal to Mr. Bate’s highest annual base salary during the two year period prior to the change in control; and (3) an amount equal to Mr. Bate’s then current annual bonus target percentage multiplied by highest base salary over the last two years; and

•	for a minimum of 12 months following termination, continued benefits coverage for Mr. Bate and his family at least equal to benefits NitroMed provided prior to Mr. Bate’s termination. The obligation to provide benefits will cease if Mr. Bate becomes employed by another employer and is eligible to receive benefits through that other employer.

The agreement has an initial term ending on December 31, 2008; provided that commencing on January 1, 2009 and each January 1 thereafter, the term of the agreement will be automatically extended for additional one year periods unless NitroMed gives 90 days prior written notice to Mr. Bate that the term will not be extended. The change of control agreement expires on the earliest to occur of a (a) December 31, 2008, (b) termination of Mr. Bate’s employment prior to a change in control, (c) twelve months following a change in control if Mr. Bate continues as an employee on that date, or (d) final payment of all benefits due to Mr. Bate under the change in control agreement.

Severance Benefits

Mr. Bate is also entitled to benefits under NitroMed’s executive severance benefit plan, pursuant to which if Mr. Bate is terminated without cause, except following a change in control, then following execution of a release Mr. Bate is entitled to twelve months continuation of his base salary and twelve months of COBRA health and benefit coverage paid by NitroMed. In addition, pursuant to the terms of a severance agreement with Mr. Bate dated January 23, 2007, Mr. Bate is entitled to receive, in addition to the benefits set forth in the executive severance benefit plan, a payment equal to his then-current annual cash incentive award target percentage at the date of termination, multiplied by Mr. Bate’s then-current annual base salary.

Summary of Potential Payments in Connection with the Merger

It is anticipated that Mr. Bate will be President and Chief Executive Officer of the combined company. Arrangements regarding Mr. Bate’s compensation have not yet been determined.

Director Interests

The following directors of NitroMed will remain directors of the combined company following consummation of the merger: Kenneth Bate, Mark Leschly and Davey Scoon, C.P.A.

Argeris Karabelas, Ph.D., a director of NitroMed, may be deemed to have an interest in the merger because Dr. Karabelas, a manager of Care Capital II, LLC, the manager of Care Capital Investments II, L.P. and Care Capital Offshore Limited Investments II, L.P., has voting and investment control over, and may be deemed to beneficially own, the shares of, Care Capital Investments II, L.P. and Care Capital Offshore Limited Investments II, L.P., which together beneficially own approximately 5.1% of the outstanding capital stock of Archemix.

Mark Leschly, a director of NitroMed, may be deemed to have an interest in the merger because Mr. Leschly, a managing member, managing director and managing partner of the general partners and investment advisors of Rho Management Trust I, Rho Ventures IV GmbH & Co. Beteiligungs KG, Rho Ventures IV, L.P., and Rho Ventures IV (QP), L.P., may be deemed to have voting and investment control over the shares of Rho Management Trust I, Rho Ventures IV GmbH & Co. Beteiligungs KG, Rho Ventures IV, L.P., and Rho Ventures IV (QP), L.P., which together beneficially own approximately 9.3% of the outstanding capital stock of Archemix.

Frank Douglas, M.D., Ph.D., a director of NitroMed, may be deemed to have an interest in the transactions contemplated herein because he owns options to purchase 30,000 shares of common stock of Archemix which expire on April 25, 2009. Dr. Douglas served on the board of directors of Archemix from March 2, 2005 to April 25, 2006.

The NitroMed board of directors created a committee of disinterested directors, comprised of Zola Horovitz, John Littlechild, Davey Scoon and Christopher Sobecki, and delegated authority to this committee to evaluate and make a recommendation to the full board of directors regarding the merger and related actions. After a series of meetings, this committee unanimously recommended that the NitroMed board of directors approve the merger and related actions.

Indemnification of Officers and Directors

The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company will, to the fullest extent permitted by Delaware law, indemnify and hold harmless all present and former directors and officers of NitroMed against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of NitroMed. In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of the combined company will contain provisions no less favorable with respect to indemnification of present and former directors and officers of NitroMed than are presently set forth in the certificate of incorporation and bylaws of NitroMed.

The merger agreement also provides that, for a period of six years following the consummation of the merger, the combined company will maintain in effect a directors’ and officers’ liability insurance policy covering the directors and officers of NitroMed, with coverage in amount and scope at least as favorable as the coverage under NitroMed’s existing policy as of the time the merger becomes effective. If the annual premiums payable for such insurance coverage exceed 200% of the current annual premiums paid by NitroMed for its existing policy, the combined company may reduce the amount of coverage to the amount of coverage available for a cost equal to that amount.

Interests of Archemix’s Directors and Executive Officers in the Merger

In considering the recommendation of the Archemix board of directors with respect to adopting the merger agreement, Archemix stockholders should be aware that certain members of the board of directors and executive officers of Archemix have interests in the merger that may be different from, or in addition to, interests they may have as Archemix stockholders. Each of the NitroMed and Archemix boards of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and, in the case of each board of directors, to recommend that their respective stockholders approve the NitroMed and Archemix proposals, as applicable, contemplated by this joint proxy statement/prospectus to be presented to their stockholders for consideration at their respective special meetings.

Ownership Interests

As of December 1, 2008, all directors and executive officers of Archemix, together with their affiliates, beneficially owned approximately 56% of the shares of Archemix capital stock. Archemix cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of (a) a majority of the shares of Archemix common stock and Archemix preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, (b) two-thirds of the shares of Archemix Series A preferred stock and Series B preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, and (c) two-thirds of the shares of Archemix Series A preferred stock, Series B preferred stock, and Series C preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, each voting as a separate series. Certain stockholders of Archemix holding collectively an aggregate of 85% of Archemix’s outstanding capital stock have entered into voting agreements in connection with the merger. The shares of Archemix capital stock subject to these voting agreements represent the votes required to approve the merger agreement. For a more detailed discussion of the voting agreements see “Agreements Related to the Merger — Archemix Stockholder Agreements” on page 130 of this joint proxy statement/prospectus.

Employment and Severance and Change in Control Arrangements with Executive Officers who will Become Executive Officers of the Combined Company

Employment Arrangements

All of Archemix’s executive officers, with the exception of Errol De Souza, Ph.D., Archemix’s President and Chief Executive Officer, will become executive officers of the combined company and will hold the same positions that each currently holds at Archemix. With the exception of Duncan Higgons, Executive Vice President, Business Operations, who has an employment agreement with Archemix, Archemix has no formal employment agreements in place with the other executive officers who will become executive officers of the combined company. Certain terms of the employment of these executive officers are, however, set forth in offer letters entered into with Archemix at the time their employment commenced. Mr. Higgons’ employment agreement and the offer letters will remain in effect following completion of the merger. Mr. Higgons’ employment agreement and the offer letters with each of Gregg Beloff, Vice President, Chief Financial Officer, Page Bouchard, D.V.M., Senior Vice President, Discovery and Preclinical Development, and James Gilbert, M.D., Senior Vice President, Chief Medical Officer, are described below under the heading “Executive Compensation and Other Information with Respect to the Combined Company.”

Change in Control Agreements

On September 30, 2008, Archemix entered into change in control agreements with each of its executive officers, with the exception of Dr. De Souza. The change in control agreements provide for certain payments and benefits in the event of a termination in connection with or subsequent to a change in control or reverse merger, as such events are defined in the change in control agreements and summarized below under the heading “Executive Compensation and Other Information with Respect to the Combined Company,” as well as the right to receive equity awards in the event of a reverse merger in such amount that allows the executive officer to maintain his proportionate ownership in the combined company as he held in Archemix prior to such reverse merger.

The merger of Archemix and NitroMed constitutes a reverse merger under the change in control agreements, and as a result may trigger payment of the benefits set forth in the agreement should a termination occur under the circumstances described therein, and will trigger the rights of the executive officers to receive stock options to purchase shares of NitroMed common stock as further discussed below.

The change in control agreements obligate Archemix to require any acquiring corporation to expressly assume and perform the agreement, and the failure to do constitutes a material breach of the agreement by Archemix. The change in control agreements will be assumed by NitroMed. A detailed discussion of the terms of the change in control agreements is set forth below under the heading “Executive Compensation and Other Information with Respect to the Combined Company.”

Post-Closing Options to Purchase NitroMed Common Stock to be Granted to Continuing Archemix Executive Officers

Pursuant to the terms of the change in control agreements discussed above, subject to and following the closing of the merger, NitroMed will grant options to purchase shares of NitroMed common stock to Mr. Beloff, Dr. Bouchard, Dr. Gilbert and Mr. Higgons in relative proportion to the executive officer’s holdings of shares of Archemix common stock and options immediately prior to the merger such that the executive officer’s proportionate ownership of the equity distributed to holders of Archemix common stock and options in connection with the merger is at least equal to the executive officer’s proportionate ownership in Archemix prior to the merger. These options will be granted with an exercise price equal to the fair market value of NitroMed’s common stock on the date of grant. The options to be granted to the Archemix executive officers who will become executive officers of NitroMed are set forth below.

Number of
Stock
Name	Options(1)

Gregg Beloff	305,441
Page Bouchard, D.V.M.	328,177
James Gilbert, M.D.	260,803
Duncan Higgons	652,007

Total	1,546,428

(1)	The Number of Stock Options does not reflect application of the exchange ratio applicable to options to purchase Archemix common stock in connection with the merger described elsewhere in this joint proxy statement/prospectus and will be adjusted in the same manner as outstanding options to purchase Archemix common stock.

Payments and Benefits to Dr. De Souza in Connection with his Resignation as President and Chief Executive Officer of Archemix Upon Completion of the Merger

Payments and Benefits Pursuant to Dr. De Souza’s Employment Agreement with Archemix

Errol De Souza, Ph.D., Archemix’s President and Chief Executive Officer and a member of the Archemix board of directors, will resign as President and Chief Executive Officer immediately prior to completion of the merger, but will serve as a member of the combined company’s board of directors.

In connection with his resignation as President and Chief Executive Officer, Dr. De Souza will receive the payments and benefits set forth in his employment agreement with Archemix as if he were terminated without cause or resigned with good reason, as such events are defined in the employment agreement and summarized below under the heading “Director Compensation with Respect to the Combined Company.” Assuming that the merger were to be completed, and Dr. De Souza’s resignation effective, on December 31, 2008, Dr. De Souza would receive the amounts set forth below in connection with his resignation. The actual amounts of these payments will be calculated based on Dr. De Souza’s salary, target bonus, and benefits in effect on the date of his resignation.

Payments and Benefits to Dr. De Souza Upon Resignation as
President and Chief Executive Officer of Archemix Pursuant to
Employment Agreement

Salary Continuation(1)	$687,975
Bonus(2)	573,313
Benefit Continuation(3)	18,130

Total	$1,279,418

(1)	Represents 18 months of salary continuation based on Dr. De Souza’s current annual base salary of $458,650, which is the maximum amount of potential salary continuation payments under Dr. De Souza’s employment agreement. Dr. De Souza’s employment agreement provides for continued payment of his base salary for a minimum of 12 months with a continuance for each month or partial month that he has not obtained full-time employment, up to an aggregate of 18 months, provided that if Dr. De Souza obtains full-time employment prior to the end of the 18 months with a salary that is less than his base salary at the time of termination with Archemix, then for each month or partial month through the 18th month, Archemix will pay him the difference between his base salary and new salary.

(2)	Consists of $229,325, representing Dr. De Souza’s target annual bonus for 2008, which is payable within 30 days following Dr. De Souza’s termination, and $229,325, representing Dr. De Souza’s target annual bonus for 2008, which is payable within 30 days after the 12 month anniversary of his termination. This amount also includes $114,663, representing 50% of Dr. De Souza’s target annual bonus for 2008, which is payable only to the extent Dr. De Souza receives salary continuation payments following the minimum 12 months of payments discussed above and assumes such payments continue for the maximum 18 month period, and is subject to adjustment based on the actual number of months salary continuation payments are made after the first 12 months.

(3)	Represents 18 months of continuation of group health insurance and payment of the premium in effect on the date of termination, which is the maximum amount of time for which this benefit will be provided, the actual duration of which will coincide with the number of months of salary continuation payments discussed above.

Post Closing Options to Purchase NitroMed Common Stock to be Granted to Dr. De Souza

In addition, the vesting of Dr. De Souza’s outstanding options on the date of termination will accelerate by 36 months. As of December 1, 2008, Dr. De Souza held options to purchase 5,749,959 shares of Archemix common stock, 1,343,750 of which were unvested, but all of which will fully vest in accordance with the acceleration provided for upon his termination. Pursuant to the merger agreement, these options will be assumed by NitroMed in connection with the merger and will become options to purchase shares of NitroMed common stock. As provided in Dr. De Souza’s employment agreement, Dr. De Souza will have a period of 36 months following his termination to exercise these options.

In addition, to the payments and benefits set forth above to be paid to Dr. De Souza in connection with his resignation as President and Chief Executive Officer, NitroMed has agreed to grant Dr. De Souza options to purchase 1,789,797 shares of NitroMed common stock following completion of the merger, which number will be adjusted upon application of the exchange ratio applicable to Archemix stock options being assumed by NitroMed in connection with the merger. These options will be granted with an exercise price equal to the fair market value of NitroMed’s common stock on the date of grant.

Directors Interests

The following directors of Archemix will become directors of the combined company following consummation of the merger: Errol De Souza, Ph.D., Alex Barkas, Ph.D, Peter Barrett, Ph.D., John Maraganore, Ph.D., and Michael Ross, Ph.D. Lawrence Best, Corey Mulloy and Robert Stein, M.D. will resign from the Archemix board of directors as of the effective time of the merger.

Dr. Barkas, a director of Archemix, may be deemed to have an interest in the merger because, as a managing member of the general partners of the funds hereinafter listed, he shares voting and investment control over the shares held by, and therefore may be deemed to beneficially own, the shares of Archemix preferred stock owned by Prospect Venture Partners, L.P. and Prospect Venture Partners II, L.P., which together own approximately 13.5% of the outstanding capital stock of Archemix.

Dr. Barrett, a director of Archemix, may be deemed to have an interest in the merger because, as a partner at Atlas Venture, he may be deemed to beneficially own the shares of Archemix preferred stock owned by Atlas Venture Fund V, L.P. and Atlas Venture Entrepreneurs’ Fund V, L.P., which together own approximately 13.5% of the outstanding capital stock of Archemix.

Mr. Mulloy, a director of Archemix, may be deemed to have an interest in the merger because, as a managing director of Highland Management, he shares voting and investment control over the shares held by, and therefore may be deemed to beneficially own, the shares of Archemix preferred stock owned by Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, and Highland Entrepreneurs’ Fund VI Limited Partnership, which together own approximately 12.8% of the outstanding capital stock of Archemix.

Dr. Ross, a director of Archemix, may be deemed to have an interest in the merger because, as a member of the investment committee of the general partner of the general partner of the funds hereinafter listed, he shares voting and investment control over the shares held by, and therefore may be deemed to beneficially own, the shares of Archemix preferred stock owned by International Life Sciences Fund III (LP1), L.P., International Life Sciences Fund III (LP2), L.P., International Life Sciences Fund III Strategic Partners, L.P., and International Life Sciences Fund III Co-investment, L.P., which together own approximately 11.2% of the outstanding capital stock of Archemix.

The members of Archemix’s board of directors who are not members of management, preferred stockholders or designated by preferred stockholders, John Maraganore and Robert Stein, reviewed the proposed exchange ratios for the shares of Archemix common stock and preferred stock to be exchanged in the merger, including the allocation of merger consideration between the different classes and series of capital stock, and recommended that the Archemix board of directors vote in favor of the merger, including the exchange ratios, and recommend its approval to the Archemix stockholders.

Stock Options and Restricted Stock

Under the terms of the merger agreement, at the effective time of the merger, each outstanding and unexercised option to purchase shares of Archemix common stock, whether vested or unvested, will be assumed by NitroMed and will become an option to acquire, on the same terms and conditions as were applicable under the stock option agreement by which such option is evidenced and the stock option plan under which such option was issued, an option to purchase shares of NitroMed common stock. In addition, each share of Archemix common stock that is unvested or subject to a repurchase option or risk of forfeiture under any applicable restricted stock purchase or other agreement with Archemix will be exchanged for shares of NitroMed common stock that will be unvested to the same extent and subject to the same repurchase option or risk of forfeiture in effect at the effective time of the merger. The number of shares of NitroMed common stock subject to each assumed option will be determined by multiplying the number of shares of Archemix common stock that was subject to each option prior to the effective time of the merger by the common stock exchange ratio determined pursuant to the merger agreement, and rounding that result down to the nearest whole number of shares of NitroMed common stock. The per share exercise price for the assumed options will be determined by dividing the per share exercise price of the Archemix common stock subject to each option as in effect immediately prior to the effective time of the merger by the common stock exchange ratio and rounding that result up to the nearest whole cent. The actual exchange ratio is determined in accordance with the merger agreement by reference to NitroMed’s net cash balance and Archemix’s cash and cash equivalents, as calculated pursuant to the merger agreement, at the consummation of the merger. For a more detailed discussion of the calculation of NitroMed’s net cash at the closing of the merger, see “The Merger Agreement — Merger Consideration and Adjustment” on page 117 of this joint proxy statement/prospectus. Assuming that NitroMed’s net cash balance at the closing of the merger is $45 million and Archemix’s cash and cash equivalents at the closing of the merger is at least $30 million, the common stock exchange ratio will be 0.5120, subject to adjustment to account for the reverse stock split.

In addition, pursuant to the terms of the merger agreement, prior to the completion of the merger, the NitroMed board of directors will authorize the grant of stock options to purchase NitroMed common stock to specified employees of Archemix who remain employees or serve on the board of directors of the combined company following the merger for the purpose of retaining the services of these individuals, which options will be granted following completion of the merger. These retention options will be issued under Archemix’s 2001 Stock Plan, which NitroMed is assuming in connection with the merger, to the extent shares are available under this plan on the date of grant, and, to the extent necessary, under NitroMed’s 2003 Stock Incentive Plan, and will be evidenced by a new form of option agreement to be adopted under Archemix’s 2001 Stock Plan and NitroMed’s 2003 Stock Incentive Plan for options granted following completion of the merger, as applicable. Archemix’s 2001 Stock Plan and NitroMed’s 2003 Stock Incentive Plan are described below under the heading “Management Following the Merger — Employee Benefit Plans.” The retention options will have an exercise price equal to the fair market value of NitroMed’s common stock on the date of grant, and will vest over a two year period with 50% of the shares vesting on the first anniversary of the date of grant and 12.5% of the shares vesting quarterly thereafter. The number of shares of NitroMed’s common stock to be issuable upon the exercise of such retention options will be adjusted in the same manner as the Archemix options assumed in the merger.

The table below sets forth, as of September 30, 2008, information with respect to options and shares of restricted stock held by each of Archemix’s current executive officers and directors, as well as the number of retention options to purchase NitroMed common stock expected to be granted to each of Archemix’s current executive officers following the merger in accordance with the arrangements discussed above. The numbers set forth in the below table, including those under the heading “Post-Closing Retention Options to Purchase NitroMed Common Stock,” do not reflect application of the exchange ratio described elsewhere in this joint proxy statement/prospectus that will be applied to shares of Archemix common stock being exchanged for shares of NitroMed common stock, and to options to purchase shares of Archemix common stock being assumed by NitroMed in connection with the merger and which will become following the merger options to purchase shares of NitroMed common stock.

								Post-
								Closing
								Retention
				Weighted				Options to
				Average	Total			Purchase
	Total			Exercise	Shares of		Shares	NitroMed
	Options	Vested	Unvested	Price per	Restricted	Vested	Subject to	Common
Name	Held	Options	Options	Share	Stock Held	Shares	Repurchase	Stock

Executive Officers
Errol De Souza, Ph.D.	5,749,959	4,387,459	1,362,500	$0.14	—	—	—	1,789,797
Gregg Beloff	702,693	540,193	162,500	$0.14	—	—	—	305,441
Page Bouchard, D.V.M.	755,000	553,750	201,250	$0.13	—	—	—	328,177
James Gilbert, M.D.	600,000	262,500	337,500	$0.17	—	—	—	260,803
Duncan Higgons	300,000	93,750	206,250	$0.14	1,200,000	750,000	750,000	652,007
Directors(1)(2)
Lawrence Best	182,000	154,000	28,000	$0.15	—	—	—	—
John Maraganore, Ph.D.	130,000	80,000	50,000	$0.16	—	—	—	—
Robert Stein, M.D., Ph.D.	110,000	30,000	80,000	$0.24	—	—	—	—

(1)	Dr. De Souza, President and Chief Executive Officer of Archemix, is also a director of Archemix.

(2)	The following members of the Archemix board of directors do not hold any options to purchase Archemix common stock: Peter Barrett, Ph.D., Alex Barkas, Ph.D., Corey Mulloy, and Michael Ross, Ph.D.

Indemnification of Officers and Directors

The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company will, to the fullest extent permitted by Delaware law, indemnify and hold harmless all present and former directors and officers of Archemix against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Archemix. In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of the combined company will contain provisions no less favorable with respect to indemnification of present and former directors and officers of Archemix than are presently set forth in the certificate of incorporation and bylaws of Archemix.

The merger agreement also provides that, for a period of six years following the consummation of the merger, the combined company will maintain in effect a directors’ and officers’ liability insurance policy covering the directors and officers of Archemix, with coverage in amount and scope at least as favorable as the coverage under Archemix’s existing policy as of the time the merger becomes effective. If the annual premiums payable for such insurance coverage exceed 200% of the current annual premiums paid by Archemix for its existing policy, the combined company may reduce the amount of coverage to the amount of coverage available for a cost equal to that amount.

Archemix Stock Options, Restricted Stock and Warrants

Archemix has granted options to purchase shares of its common stock under its Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended, which are subject to a right of early exercise, pursuant to which an optionee can exercise unvested stock options and receive, upon exercise, shares of restricted common stock. Each outstanding option to purchase shares of Archemix common stock that is not exercised prior to the effective time of the merger will be assumed by NitroMed at the effective time of the merger in accordance with the terms of the stock plan and the terms of the stock option agreement by which such option is evidenced and will become an option to purchase shares of NitroMed common stock. The number of shares of NitroMed common stock subject to each assumed option will be determined by multiplying the number of shares of Archemix common stock that was subject to each option prior to the effective time of the merger by the common stock exchange ratio determined pursuant to the merger agreement, and rounding that result down to the nearest whole number of shares of NitroMed common stock. The per share exercise price for the assumed options will be determined by dividing the per share exercise price of the Archemix common stock subject to each option as in effect immediately prior to the effective time of the merger by the common stock exchange ratio and rounding that result up to the nearest whole cent. The actual exchange ratio is determined in accordance with the merger agreement by reference to NitroMed’s net cash balance and Archemix’s cash and cash equivalents, as calculated pursuant to the merger agreement, at the consummation of the merger. The items that will constitute NitroMed’s net cash balance at the closing of the merger are subject to numerous factors, many of which are outside of NitroMed’s control. For a more detailed discussion of the calculation of NitroMed’s net cash at the closing of the merger, see “The Merger Agreement — Merger Consideration and Adjustment” on page 117 of this joint proxy statement/prospectus. Assuming that NitroMed’s net cash balance at the closing of the merger is $45 million and Archemix’s cash and cash equivalents at the closing of the merger are at least $30 million, the common stock exchange ratio will be 0.5120, subject to adjustment to account for the reverse stock split. In such case, the options to purchase an aggregate of 13,503,661 shares of Archemix common stock that were outstanding as of December 1, 2008 would become options to purchase an aggregate of 6,914,533 shares of NitroMed common stock at the effective time of the merger subject to adjustment on account of the reverse stock split. Such options, which were exercisable at prices per share ranging from $0.10 to $0.31 as of December 1, 2008, would become exercisable at prices per share ranging from $0.20 to $0.61 at the effective time of the merger subject to adjustment on account of the reverse stock split.

Each share of Archemix common stock that is unvested or subject to a repurchase option or risk of forfeiture under any applicable restricted stock purchase or other agreement with Archemix will be exchanged for shares of NitroMed common stock that will be unvested to the same extent and subject to the same repurchase option or risk of forfeiture in effect at the effective time of the merger.

Archemix has issued warrants to purchase shares of its common stock and Series A preferred stock. Each outstanding warrant to purchase shares of Archemix common stock and Series A preferred stock will be assumed by NitroMed at the effective time of the merger in accordance with its terms and will become a warrant to purchase shares of NitroMed common stock. The number of shares of NitroMed common stock subject to each assumed warrant will be determined by multiplying the number of shares of Archemix common stock or Series A preferred stock, as applicable, that was subject to each warrant prior to the effective time of the merger by the common stock exchange ratio determined pursuant to the merger agreement, and rounding that result down to the nearest whole number of shares of NitroMed common stock. The per share exercise price for the assumed warrants will be determined by dividing the per share exercise price of the Archemix common stock or Series A preferred stock, as applicable, subject to each warrant as in effect immediately prior to the effective time of the merger by the common stock exchange ratio and rounding that result up to the nearest whole cent. The actual exchange ratio is determined in accordance with the merger agreement by reference to NitroMed’s net cash balance and Archemix’s cash and cash equivalents, as calculated pursuant to the merger agreement, at the consummation of the merger. The items that will constitute NitroMed’s net cash balance at the closing of the merger are subject to numerous factors, many of which are outside of NitroMed’s control. For a more detailed discussion of the calculation of NitroMed’s net cash at the closing of the merger, see “The Merger Agreement — Merger Consideration and Adjustment” on page 117 of this joint proxy statement/prospectus. Assuming that NitroMed’s net cash balance at the closing of the merger is $45 million and Archemix’s cash and cash equivalents at the closing of the merger are at least $30 million, the common stock exchange ratio for common stock and Series A preferred stock warrantholders will be 0.5120, subject to adjustment to account for the reverse stock split. In such case, the warrants to purchase an aggregate of 600,000 shares of Archemix common stock that were outstanding as of December 1, 2008 would become warrants to purchase an aggregate of 307,229 shares of NitroMed common stock at the effective time of the merger. Such common stock warrants, which were exercisable at a price per share of $0.25 as of December 1, 2008, would become exercisable at a price per share of $0.49. In addition, in such case, the warrants to purchase an aggregate of 30,000 shares of Archemix Series A preferred stock that were outstanding as of December 1, 2008 would become warrants to purchase an aggregate of 15,361 shares of NitroMed common stock at the effective time of the merger. Such Series A preferred stock warrants, which were exercisable at a price per share of $1.00 as of December 1, 2008, would become exercisable at a price per share of $1.96. All of the foregoing amounts and exercise prices are subject to adjustment on account of the reverse stock split. These warrants to purchase shares of Series A preferred stock expire on December 18, 2009.

Form of the Merger

The merger agreement provides that, at the effective time, merger sub will be merged with and into Archemix. Upon the consummation of the merger, Archemix will continue as the surviving corporation and will be a wholly owned subsidiary of NitroMed.

After completion of the merger, assuming NitroMed Proposal No. 3 is approved by NitroMed stockholders at the NitroMed special meeting, NitroMed will be renamed “Archemix Corp.” and expects to trade on The NASDAQ Global Market following the closing of the merger under the symbol “ARCH.”

Merger Consideration

At the effective time of the merger, all shares of Archemix capital stock outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive shares of NitroMed common stock. In addition, at the effective time of the merger, all options to purchase shares of Archemix common stock outstanding and unexercised immediately prior to the effective time of the merger will be assumed by NitroMed and will become options to purchase shares of NitroMed common stock and all warrants to purchase shares of Archemix common stock and Series A preferred stock outstanding and unexercised immediately prior to the effective time of the merger will be assumed by NitroMed and will become warrants to purchase shares of NitroMed common stock. The merger agreement also provides that following the effective time of the merger, NitroMed will grant to specified Archemix employees who remain employees or serve on the board of directors of the combined company retention options to purchase shares of NitroMed common stock. Archemix stockholders, together with the holders of options and warrants to purchase shares of capital stock of Archemix and the holders of retention options, will be entitled to receive shares of NitroMed common stock and options and warrants to purchase shares of NitroMed common stock equal to approximately 70% of the fully-diluted shares of the combined company as of immediately following the consummation of the merger. This percentage assumes that NitroMed’s net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger is equal to $45 million and that Archemix’s cash and cash equivalent balance at closing is at least $30 million.

There will be no adjustment to the total number of shares of NitroMed common stock that Archemix securityholders will be entitled to receive as a result of changes in the market price of NitroMed common stock. While the merger agreement includes a condition to closing that NitroMed have net cash of at least $34.5 million at closing, as calculated pursuant to the merger agreement, the merger agreement does not include a price-based termination right. Accordingly, the market value of the shares of NitroMed common stock issued in connection with the merger will depend on the market value of the shares of NitroMed common stock at the time of effectiveness of the merger, and could vary significantly from the market value on the date of this joint proxy statement/prospectus.

The number of shares of NitroMed common stock that stockholders of Archemix capital stock will be entitled to receive in exchange for all shares of Archemix capital stock at the consummation of the merger will be allocated among holders of Archemix common stock and holders of Archemix preferred stock. Each share of Archemix common stock and Archemix preferred stock will be converted into the right to receive a number of shares of NitroMed common stock equal to an exchange ratio applicable to each class and series of Archemix capital stock. Assuming the net cash of NitroMed at the closing of the merger, as calculated pursuant to the merger agreement, is $45 million, and that the cash and cash equivalent balance of Archemix is at least $30 million, respectively, the exchange ratios will be as follows, subject, in each case, to adjustment to account for the reverse stock split:

•	The exchange ratio for Archemix common stock will be 0.5120;

•	The exchange ratio for Archemix Series A preferred stock will be 0.8001;

•	The exchange ratio for Archemix Series B preferred stock will be 0.8001; and

•	The exchange ratio for Archemix Series C preferred stock will be 0.5120.

The exchange ratios for the Series A and Series B preferred stock differ from the exchange ratios for the Series C preferred stock and common stock to reflect the allocation of an aggregate of approximately $43.1 million in accrued dividends payable with respect to the Series A and Series B preferred stock. There are no accrued dividends payable with respect to the Series C preferred stock or common stock. Under the terms of Archemix’s certificate of incorporation as currently in effect, the Series A and B preferred stock would be entitled to receive these dividends, together with their liquidation preference of approximately $105.6 million, upon a sale of the company prior to the distribution of any consideration to the holders of Series C preferred stock and common stock. The exchange ratios used in the merger allocate these accrued dividends to the Series A and B preferred stock and then allocate the remaining portion of the merger consideration to all equity holders on a pro rata basis instead of giving effect to the preferred stock liquidation preferences, which amount to approximately $135.5 million not including the accrued dividends. The members of Archemix’s board of directors who are not members of management, preferred stockholders or designated by preferred stockholders, John Maraganore and Robert Stein, reviewed the proposed exchange ratios for the shares of Archemix common stock and preferred stock to be exchanged in the merger, including the allocation of merger consideration between the different classes and series of capital stock, and recommended that the Archemix board of directors vote in favor of the merger, including the exchange ratios, and recommend its approval to the Archemix stockholders.

Each option to purchase shares of Archemix common stock that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by NitroMed and will become an option to purchase shares of NitroMed common stock. From and after the effective time of the merger, the number of shares of NitroMed common stock subject to each option so assumed will be determined by multiplying the number of shares of Archemix common stock that were subject to such option immediately prior to the effective time of the merger by the common stock exchange ratio and rounding the resulting number down to the nearest whole number of shares of NitroMed common stock. The per share exercise price for the NitroMed common stock issuable upon exercise of each such option will be determined by dividing the effective per share exercise price for the Archemix common stock subject to such option immediately prior to the effective time of the merger by the common stock exchange ratio and rounding the resulting exercise price up to the nearest whole cent.

In addition, employees of Archemix who remain employed or serve on the board of directors of the combined company following the merger will be granted retention options to purchase NitroMed common stock at an exercise price equal to the fair market value of NitroMed’s common stock on the date of grant. The number of shares of NitroMed’s common stock to be issuable upon the exercise of such retention options will be adjusted in the same manner as the Archemix options assumed in the merger.

Each warrant to purchase shares of Archemix common stock or Series A preferred stock that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by NitroMed and will become a warrant to purchase shares of NitroMed common stock. From and after the effective time of the merger, the number of shares of NitroMed common stock subject to each warrant so assumed will be determined by multiplying the number of shares of Archemix common stock or preferred stock that were subject to such warrant immediately prior to the effective time of the merger by the common stock exchange ratio and rounding the resulting number down to the nearest whole number of shares of NitroMed common stock. The per share exercise price for the NitroMed common stock issuable upon exercise of each such warrant will be determined by dividing the effective per share exercise price for the Archemix common stock or preferred stock subject to such warrant immediately prior to the effective time of the merger by the common stock exchange ratio and rounding the resulting exercise price up to the nearest whole cent. The exchange ratio applicable to each warrant to purchase Series A preferred stock is the same as the common stock exchange ratio because no dividends have accrued on the shares of Series A preferred stock underlying these warrants, as the shares have not yet been issued.

If the net cash of NitroMed at the closing of the merger differs from $45 million, as calculated pursuant to the merger agreement, the exchange ratios will be determined in accordance with the merger agreement. Additionally, if Archemix’s cash and cash equivalent balance is less than $30 million, then the percentage ownership of the combined company held by Archemix will decrease by approximately 2%. NitroMed’s net cash balance at the closing of the merger will generally be equal to the amount of cash, cash equivalents, short-term and long-term investments, net accounts receivable and restricted cash as of the date of the closing and determined in a manner substantially consistent with the manner in which each such item was determined for NitroMed’s then most recent consolidated balance sheets filed with the SEC, minus NitroMed’s accounts payable and accrued expenses, contractual obligations, restructuring accruals, certain insurance obligations, change in control payments and certain other similar payments arising as a result of merger, unpaid taxes and payments to its advisors in connection with the merger. For a more detailed description of the calculation of NitroMed’s net cash balance at the closing of the merger, see “The Merger Agreement — Merger Consideration and Adjustment” on page 117 of this joint proxy statement/prospectus.

The items that will constitute NitroMed’s net cash balance at the closing of the merger are subject to a number of factors, many of which are outside of NitroMed’s control. For a more detailed discussion of the different exchange ratios at different net cash balances of NitroMed at the closing of the merger for the different classes, and series of Archemix capital stock, see “The Merger Agreement — Merger Consideration and Adjustment” on page 117 of this joint proxy statement/prospectus. If NitroMed’s net cash at closing is below $34.5 million, based on the manner of calculating net cash pursuant to the merger agreement, NitroMed would be unable to satisfy a closing condition for the merger, and Archemix could elect to terminate the merger agreement or Archemix could elect to proceed with the merger at exchange ratios adjusted upward to reflect the lower net cash at closing.

No fractional shares of NitroMed common stock will be issued in connection with the merger. Instead, each Archemix stockholder who would otherwise be entitled to receive a fraction of a share of NitroMed common stock, after aggregating all fractional shares of NitroMed common stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded to the nearest whole cent, without interest, determined by multiplying such fraction by the closing price of a share of NitroMed common stock as quoted on The NASDAQ Global Market on the date the merger becomes effective.

The merger agreement provides that, at the effective time of the merger, NitroMed will deposit with an exchange agent acceptable to NitroMed and Archemix stock certificates representing the shares of NitroMed common stock issuable to the Archemix stockholders and a sufficient amount of cash to make payments in lieu of fractional shares.

The merger agreement provides that, promptly, but in no event more than five business days, after the effective time of the merger, the exchange agent will mail to each record holder of Archemix common stock and Archemix preferred stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the record holder’s Archemix stock certificates. Upon surrender of an Archemix common stock certificate or an Archemix preferred stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal, and such other documents as the exchange agent or NitroMed may reasonably require, the holder of the Archemix stock certificate will be entitled to receive the following:

•	a certificate representing the number of whole shares of NitroMed common stock that such holder has the right to receive pursuant to the provisions of the merger agreement;

•	cash in lieu of any fractional share of NitroMed common stock; and

•	dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement.

The Archemix stock certificate surrendered will be cancelled.

At the effective time of the merger, all holders of certificates representing shares of Archemix common stock or Archemix preferred stock that were outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of Archemix. In addition, no transfer of Archemix common stock or Archemix preferred stock after the effective time of the merger will be registered on the stock transfer books of Archemix.

If any Archemix stock certificate has been lost, stolen or destroyed, NitroMed may, in its discretion, and as a condition to the delivery of any shares of NitroMed common stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and post a bond indemnifying NitroMed against any claim suffered by NitroMed related to the lost, stolen or destroyed certificate or any NitroMed common stock issued in exchange for such certificate as NitroMed may reasonably request.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced Archemix common stock or Archemix preferred stock will be deemed to represent only the right to receive shares of NitroMed common stock and cash in lieu of any fractional share of NitroMed common stock. NitroMed will not pay dividends or other distributions on any shares of NitroMed common stock to be issued in exchange for any unsurrendered Archemix stock certificate until the Archemix stock certificate is surrendered as provided in the merger agreement.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the consummation of the asset sale, the adoption of the merger agreement by the stockholders of Archemix and the approval of the issuance of shares of NitroMed common stock pursuant to the merger by the stockholders of NitroMed. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by NitroMed and Archemix and specified in the certificate of merger. However, neither NitroMed nor Archemix can predict the exact timing of the consummation of the merger.

Regulatory Approvals

Neither NitroMed nor Archemix is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, NitroMed must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of NitroMed’s common stock in the merger, including the filing with the SEC of this joint proxy statement/prospectus. As of the date hereof, the registration statement has not become effective. NitroMed has filed an initial listing application with The NASDAQ Global Market pursuant to NASDAQ’s “reverse merger” rules for the re-listing of NitroMed’s common stock in connection with the merger and to effect the initial listing of NitroMed’s common stock issuable in connection with the merger or upon exercise of Archemix’s outstanding stock options or warrants.

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes the material United States federal income tax considerations of the merger that are expected to apply generally to Archemix stockholders upon an exchange of their Archemix common or preferred stock for NitroMed common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect.

This summary only applies to an Archemix stockholder that is a “U.S. person,” defined to include:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, or any political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if either:

•	a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or

•	the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Any Archemix stockholder other than a “U.S. person” as so defined is, for purposes of this discussion, a “non-U.S. person.” If a partnership holds Archemix common or preferred stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Archemix common or preferred stock, you should consult your tax advisor.

This summary assumes that Archemix stockholders hold their shares of Archemix common or preferred stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to particular holders, including holders:

•	who are subject to special treatment under United States federal income tax rules such as dealers in securities, financial institutions, non-U.S. persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, employees of Archemix who will become employees of NitroMed, or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•	who do not hold their shares as capital assets.

In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address any of the:

•	tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which Archemix shares are acquired or NitroMed shares are disposed of;

•	tax consequences of the receipt of NitroMed shares other than in exchange for Archemix shares; or

•	tax implications of a failure of the merger to qualify as a reorganization.

Accordingly, holders of Archemix common and preferred stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences of the merger under state, local and foreign tax laws.

As a condition to the consummation of the merger, Wilmer Cutler Pickering Hale and Dorr LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. must render tax opinions that the merger will constitute a reorganization within the meaning of Section 368 of the Code, which we refer to as a reorganization. The tax opinions will be conditioned upon certain assumptions stated therein and will be based on the truth and accuracy, as of the completion of the merger, of certain representations and other statements to be made by NitroMed and Archemix in certificates to be delivered to counsel. If any such representations and other statements made in such certificates are inaccurate, then the tax opinions may not be valid.

No ruling from the Internal Revenue Service, or IRS, has been or will be requested in connection with the merger. In addition, stockholders of Archemix should be aware that the tax opinions discussed in this section are not binding on the IRS, and the IRS could adopt a contrary position and a contrary position could be sustained by a court.

It is intended that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the following material United States federal income tax consequences will result:

•	NitroMed, merger sub and Archemix will not recognize any gain or loss solely as a result of the merger;

•	stockholders of Archemix will not recognize any gain or loss upon the receipt of solely NitroMed common stock for their Archemix common or preferred stock, other than with respect to cash received in lieu of fractional shares of NitroMed common stock;

•	the aggregate tax basis of the shares of NitroMed common stock received by an Archemix stockholder in the merger (including any fractional share deemed received) will be equal to the aggregate tax basis of the shares of Archemix common and preferred stock surrendered in exchange therefor;

•	the holding period of the shares of NitroMed common stock received by an Archemix stockholder in the merger will include the holding period of the shares of Archemix common and preferred stock surrendered in exchange therefor;

•	generally, cash payments received by Archemix stockholders in lieu of fractional shares will be treated as if such fractional shares of NitroMed common stock were issued in the merger and then sold. A stockholder of Archemix who receives such cash will recognize gain or loss equal to the difference, if any, between such stockholder’s basis in the fractional share and the amount of cash received; and

•	such gain or loss will be capital gain or loss, and generally will constitute long-term capital gain or loss if the stockholder’s holding period in the shares surrendered is more than one year as of the effective time of the merger. Net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) will be subject to tax at reduced rates for non-corporate stockholders who receive cash. The deductibility of capital losses is subject to various limitations for corporate and non-corporate holders.

For purposes of the above discussion of the bases and holding periods for shares of Archemix common or preferred stock and NitroMed common stock, stockholders who acquired different blocks of Archemix common or preferred stock and NitroMed common stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled, or received in the merger.

Archemix stockholders are required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder’s tax basis in the stockholder’s Archemix common or preferred stock and a description of the NitroMed common stock received.

The above discussion does not apply to Archemix stockholders who properly perfect appraisal rights. Generally, an Archemix stockholder who perfects appraisal rights with respect to such stockholder’s shares of Archemix common or preferred stock will recognize capital gain or loss equal to the difference between such stockholder’s tax basis in such shares and the amount of cash received in exchange for such shares.

Certain noncorporate Archemix stockholders may be subject to backup withholding, at a rate of 28% for 2008, on cash received pursuant to the merger. Backup withholding will not apply, however, to an Archemix stockholder who furnishes a correct taxpayer identification number and certifies that the Archemix stockholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or is otherwise exempt from backup withholding. If an Archemix stockholder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the Archemix stockholder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Archemix stockholder’s federal income tax liability, provided that the Archemix stockholder furnishes the required information to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. ARCHEMIX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

The NASDAQ Global Market Listing

NitroMed common stock currently is listed on The NASDAQ Global Market under the symbol “NTMD.” NitroMed has agreed to use reasonable efforts to obtain approval for listing on The NASDAQ Global Market of the shares of NitroMed common stock that Archemix securityholders will be entitled to receive pursuant to the merger.

NitroMed has filed an initial listing application with The NASDAQ Global Market pursuant to NASDAQ’s “reverse merger” rules for the re-listing of NitroMed’s common stock in connection with the merger and to effect the initial listing of NitroMed’s common stock issuable in connection with the merger or upon exercise of Archemix’s outstanding stock options or warrants.

Anticipated Accounting Treatment

The merger will be accounted for as a capital transaction and not a business combination in accordance with accounting principles generally accepted in the United States. For accounting purposes, the transaction, in effect, will reflect the issuance of common stock by Archemix for the net monetary assets of NitroMed, accompanied by a recapitalization. As a result, Archemix will record the net assets of NitroMed at their fair values on the date of consummation. Neither goodwill nor intangible assets will be recognized.

Appraisal Rights

If the merger is completed, Archemix stockholders are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, or Section 262, provided that they comply with the conditions established by such Section 262.

The discussion below is not a complete summary regarding an Archemix stockholder’s appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this joint proxy statement/prospectus as Annex B. Stockholders intending to exercise appraisal rights should carefully review Annex B. Failure to follow precisely any of the statutory procedures set forth in Annex B may result in a termination or waiver of these rights.

A record holder of shares of Archemix capital stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, or the Delaware Court, of the fair value of his, her or its shares of Archemix capital stock in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Archemix capital stock” are to the record holder or holders of shares of Archemix capital stock. Except as set forth herein, stockholders of Archemix will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Archemix special meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus shall constitute such notice to the record holders of Archemix capital stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Voting “for” the adoption of the merger agreement will result in the waiver of appraisal rights. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with Archemix before the taking of the vote on the merger agreement at the special meeting. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Archemix capital stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote. That is, failure to return your proxy, voting against, or abstaining from voting on, the merger will not satisfy your obligation to make a written demand for appraisal.

•	A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Archemix capital stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Archemix at 300 Third Street, Cambridge, Massachusetts 02142, Attention: Chief Financial Officer.

Within ten days after the effective time of the merger, Archemix must provide notice of the effective time of the merger to all Archemix stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.

Within 120 days after the effective time of the merger, either Archemix or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Archemix in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Archemix to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Archemix will file such a petition or that Archemix will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Archemix capital stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Archemix a statement setting forth the aggregate number of shares of Archemix common stock and Archemix preferred stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Archemix and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the stockholder’s request has been received by Archemix or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed and a copy thereof is served upon Archemix, Archemix will then be obligated, within 20 days after service, to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders, as required by the Delaware Court, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Archemix capital stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although the board of directors of Archemix believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, Archemix does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Archemix capital stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. The cost of the appraisal proceeding, which does not include attorneys’ or experts’ fees, may be determined by the Delaware Court and taxed against the dissenting stockholder and/or Archemix as the Delaware Court deems equitable in the circumstances. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of Archemix. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal, if available, will cease. Inasmuch as Archemix has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Archemix a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Archemix and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any Archemix stockholder to comply fully with the procedures described above and set forth in Annex B to this joint proxy statement/prospectus may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising appraisal rights under Delaware law, any Archemix stockholder considering exercising these rights should consult with legal counsel.

THE MERGER AGREEMENT

NitroMed and Archemix entered in into the merger agreement on November 18, 2008. The full text of this agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. NitroMed and Archemix urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger and related matters.

The representations and warranties described below and included in the merger agreement were made by NitroMed and Archemix to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by NitroMed and Archemix in connection with negotiating the terms of the merger agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between NitroMed and Archemix rather than establishing matters as facts. The merger agreement is described in this joint proxy statement/prospectus and included as Annex A only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding NitroMed, Archemix or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about NitroMed or Archemix, and you should read the information provided elsewhere in this joint proxy statement/prospectus for information regarding NitroMed and its business. See “Where You Can Find More Information” beginning on page 339 of this joint proxy statement/prospectus.

General

Under the merger agreement, merger sub, a wholly owned subsidiary of NitroMed formed by NitroMed in connection with the merger, will merge with and into Archemix. After completion of the merger, Archemix will be a wholly owned subsidiary of NitroMed and NitroMed will operate thereafter under the name “Archemix Corp.” Pursuant to the merger agreement, subject to adjustment as described below, Archemix securityholders will be entitled to receive shares of, and options and warrants to purchase shares of, NitroMed common stock equal in the aggregate to approximately 70% of the fully-diluted shares of the combined company, with existing NitroMed securityholders holding or being entitled to receive the remaining 30% of the fully-diluted shares of the combined company.

The closing of the merger will occur no later than the fifth business day after the last of the conditions to the merger has been satisfied or waived, or at another time as Archemix and NitroMed agree. However, because the merger is subject to a number of conditions, neither NitroMed nor Archemix can predict exactly when the closing will occur or if it will occur at all.

Merger Consideration and Adjustment

As a result of the merger, Archemix stockholders, together with the holders of options and warrants to purchase shares of capital stock of Archemix and Archemix employees who receive retention options, will be entitled to receive shares of NitroMed common stock and options and warrants to purchase shares of NitroMed capital stock equal to approximately 70% of the shares of the fully-diluted shares of the combined company. This percentage assumes that NitroMed’s net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger is equal to $45 million and that Archemix’s cash and cash equivalent balance at closing is at least $30 million. The exact ownership percentages will be determined in accordance with a formula that takes into account both NitroMed’s actual net cash balance and Archemix’s cash and cash equivalents at closing and will not be calculated until that time.

Assuming that NitroMed’s net cash balance is equal to $45 million at the closing of the merger and Archemix’s cash and cash equivalents are at least $30 million, the exchange ratios for the different classes and series of Archemix capital stock will be as follows, subject, in each case, to adjustment to account for the reverse stock split:

•	each share of Archemix common stock will entitle the holder to receive 0.5120 shares of NitroMed common stock;

•	each share of Archemix Series A preferred stock will entitle the holder to receive 0.8001 shares of NitroMed common stock;

•	each share of Archemix Series B preferred stock will entitle the holder to receive 0.8001 shares of NitroMed common stock; and

•	each share of Archemix Series C preferred stock will entitle the holder to receive 0.5120 shares of NitroMed common stock.

Archemix encourages its stockholders to obtain current market quotations of NitroMed common stock.

The merger agreement provides that the exchange ratios for Archemix’s capital stock are subject to upward and downward adjustment based on NitroMed’s net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger and Archemix’s cash and cash equivalents at the earlier of the March 31, 2009 or the closing of the merger. NitroMed’s net cash balance at the closing of the merger will generally be equal to the amount of cash, cash equivalents, short-term and long-term investments, net accounts receivable and restricted cash as of the date of the closing and determined for NitroMed in a manner substantially consistent with the manner in which each such item was determined for NitroMed’s then most recent consolidated balance sheets filed with the SEC, minus NitroMed’s accounts payable and accrued expenses, contractual obligations, restructuring accruals, certain insurance obligations, change of control payments and certain other similar payments arising as a result of the merger, unpaid taxes and payments to its advisors in connection with the merger. The items listed above that will constitute NitroMed’s net cash balance at the closing of the merger are subject to a number of factors, many of which are outside of NitroMed’s control. If NitroMed’s net cash at closing is below $34.5 million, based on the manner of calculating net cash pursuant to the merger agreement, NitroMed would be unable to satisfy a closing condition for the merger, and Archemix could elect to terminate the merger agreement or Archemix could elect to proceed with the merger at the exchange ratios outlined in the table below for NitroMed’s net cash at closing below $34.5 million.

The following table illustrates the exchange ratio for each class and series of Archemix capital stock at various net cash balances of NitroMed at the closing of the merger and also illustrates the adjustments if Archemix’s cash and cash equivalents are at least $30 million or below $30 million.

	If Archemix Cash and Cash Equivalents			If Archemix Cash and Cash Equivalents
NitroMed’s Net	is at Least $30 Million			is Below $30 Million
Cash At		Exchange			Exchange
Closing As		Ratio for		Exchange	Ratio for
Calculated	Exchange	Series C	Pro Forma	Ratio for	Series C	Pro Forma
Pursuant to the	Ratio for	Preferred	Ownership of	Series A	Preferred	Ownership of
Merger	Series A and B	Stock and	Combined	and B	Stock and	Combined
Agreement	Preferred	Common	Company	Preferred	Common	Company
(In millions)(1)	Stock	Stock	Archemix/NitroMed	Stock	Stock	Archemix/NitroMed

$34.5	0.95631	0.61201	73.6%/26.4%	0.87497	0.55996	71.8%/28.2%
$36.0	0.93036	0.59541	73.1%/26.9%	0.85320	0.54602	71.3%/28.7%
$37.5	0.90579	0.57968	72.5%/27.5%	0.83249	0.53277	70.8%/29.2%
$39.0	0.88248	0.56476	72.0%/28.0%	0.81276	0.52014	70.3%/29.7%
$40.5	0.86034	0.55059	71.5%/28.5%	0.79394	0.50810	69.8%/30.2%
$42.0	0.83928	0.53711	71.0%/29.0%	0.77597	0.49660	69.4%/30.6%
$43.5	0.81923	0.52428	70.5%/29.5%	0.75880	0.48561	68.9%/31.1%
$45.0	0.80011	0.51205	70.0%/30.0%	0.74237	0.47510	68.4%/31.6%

(1)	For purposes of determining the applicable exchange ratios above, net cash will be calculated in accordance with the merger agreement.

Amendments to NitroMed’s Certificate of Incorporation

The merger agreement provides that NitroMed’s stockholders must approve, as a condition to closing the merger, an amendment to NitroMed’s certificate of incorporation to effect a reverse stock split of NitroMed common stock, which requires the affirmative vote of holders of a majority of the outstanding common stock on the NitroMed record date for the NitroMed special meeting. Upon the effectiveness of the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split, the outstanding shares of NitroMed common stock immediately prior to the effective time of such amendment will be reclassified and combined into a smaller number of shares such that one share of NitroMed common stock will be issued for a specified number of shares, which shall be greater than one and equal or less than 50 shares of outstanding NitroMed common stock, with the exact number within the range to be determined by the NitroMed board of directors prior to the effective time of such amendment and will be publicly announced by NitroMed. As applicable NASDAQ initial listing standards require NitroMed to have, among other things, a $5.00 per share minimum bid price, the reverse stock split is necessary in order to consummate the merger.

Stockholders of record of NitroMed common stock on the record date for the NitroMed special meeting will be also be asked to approve the amendment to NitroMed’s certificate of incorporation to change the name of the corporation from “NitroMed, Inc.” to “Archemix Corp.” upon consummation of the merger.

Conditions to the Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the effective time of the merger, of various conditions, which include the following:

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order;

•	there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the merger illegal;

•	stockholders of Archemix must adopt the merger agreement, and stockholders of NitroMed must approve the asset sale (if not previously approved at a separate meeting of NitroMed stockholders), approve the issuance of NitroMed common stock pursuant to the merger and the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split;

•	any governmental authorization or other consent required to be obtained by any of the parties to the merger agreement under any applicable antitrust or competition law or regulation or other legal requirement shall have been obtained and shall remain in full force and effect; and

•	the existing shares of NitroMed common stock shall have been continually listed on The NASDAQ Global Market, and NitroMed shall have caused the shares of NitroMed common stock that Archemix securityholders will be entitled to receive pursuant to the merger to be approved for listing on The NASDAQ Global Stock Market following the closing of the merger.

In addition, each party’s obligation to complete the merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

•	all representations and warranties of the other party in the merger agreement being true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct, disregarding any materiality qualifications, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the party making the representations and warranties;

•	the other party to the merger agreement having performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it on or before the closing of the merger; and

•	the other party having delivered the documents required under the merger agreement for the closing of the merger, including third party consents, good standing certificates, and certificates from certain of its officers.

In addition, the obligation of NitroMed and the merger sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	NitroMed shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. or Wilmer Cutler Pickering Hale and Dorr LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code.

In addition, the obligation of Archemix to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	NitroMed shall have at least $34.5 million in net cash at closing, as calculated pursuant to the merger agreement;

•	the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split shall have become effective under the Delaware General Corporation Law;

•	Archemix shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP or Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of Code; and

•	NitroMed shall have completed the asset sale.

No Solicitation

Prior to the consummation of the merger or the termination of the merger agreement in accordance with its terms, each of Archemix and NitroMed agreed that, except as described below, Archemix and NitroMed and any of their respective subsidiaries will not, nor will either party authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its subsidiaries, and it will use its commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents not to, and will not authorize any of them to, directly or indirectly:

•	solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal,” as defined below, or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	furnish to any person any information with respect to it in connection with or in response to an acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	engage in discussions or negotiations with respect to any acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition proposal.

An “acquisition proposal” means any offer or proposal with respect to an “acquisition transaction,” as defined below, other than with respect to the potential sale by NitroMed of its operating assets or the entry into specified transactions by Archemix.

An “acquisition transaction” means the following:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction (1) in which Archemix, NitroMed or merger sub is a constituent corporation, (2) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Archemix, NitroMed or merger sub or any of their subsidiaries or (3) in which Archemix, NitroMed or merger sub or any of their subsidiaries issues securities representing more than 15% of the outstanding voting securities of any class of voting securities of such party or any of its subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute 15% or more of the consolidated net revenues, net income or book value of the assets of or fair market value of the assets of Archemix, NitroMed or merger sub and their subsidiaries, taken as a whole; and

•	any liquidation or dissolution of Archemix, NitroMed or merger sub.

Notwithstanding the foregoing, any transaction or series of transactions involving any of the foregoing circumstances which relate to the asset sale or the NO divestiture will not be deemed an acquisition transaction nor will any specified transaction by Archemix prior to the signing of the merger agreement.

However, before obtaining the applicable Archemix or NitroMed stockholder approvals required to consummate the merger, each party may furnish information regarding such party to, and may enter into discussions or negotiations with, any third party in response to a “superior offer,” as defined below, or a bona fide, unsolicited written acquisition proposal made or received after the date of the merger agreement that is reasonably likely to result in a “superior offer” that is submitted to that party if:

•	neither such party nor any representative of such party has breached the no solicitation provisions of the merger agreement described above;

•	that party’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of such board of directors under applicable legal requirements;

•	that party gives the other party at least three business days’ prior notice of the identity of the third party and of that party’s intention to furnish information to, or enter into discussions or negotiations with, such third party before furnishing any information or entering into discussions or negotiations with such person;

•	that party receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Archemix and NitroMed; and

•	at least three business days prior to the furnishing of any information to a third party, that party furnishes the same information to the other party to the extent not previously furnished.

A “superior offer” means an unsolicited, bona fide written offer made by a third party to enter into (1) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction, or the ultimate parent entity thereof, or (B) in which a person or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the party’s capital stock or (2) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party or its subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (x) was not obtained or made as a direct or indirect result of a breach of the merger agreement, and (y) is on terms and conditions that the board of directors of the party receiving the offer determines in its good faith judgment, after obtaining and taking into account such matters as its board of directors deems relevant following consultation with its outside legal counsel and financial advisor:

•	is more favorable, from a financial point of view, to that party’s stockholders than the terms of the merger; and

•	is reasonably capable of being consummated.

An offer will not be a superior offer if (1) any financing required to consummate the transaction contemplated by such offer is not committed, unless the board of directors of the applicable party determines in good faith that any required financing is reasonably capable of being obtained by such third party or (2) if the consummation of such transaction is contingent on any such financing being obtained.

The merger agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party fully informed with respect to, any acquisition proposal or any inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal or any change or proposed change to that acquisition proposal or inquiry, indication of interest or request for information.

The merger agreement contemplates that NitroMed may engage in discussions to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets to one or more organizations, and otherwise complete such strategic transactions and has generally excepted any such discussions and strategic transactions from the prohibitions described above in this section entitled “The Merger Agreement — No Solicitation.”

Meetings of Stockholders

NitroMed is obligated under the merger agreement to call, give notice of and hold the NitroMed special meeting for purposes of considering the issuance of shares of NitroMed common stock pursuant to the merger, and the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split.

Archemix is obligated under the merger agreement to call, give notice of and hold the Archemix special meeting for purposes of considering the adoption of the merger agreement.

Covenants; Conduct of Business Pending the Merger

Archemix agreed that it will conduct its business in the ordinary course in accordance with past practices and in compliance with all applicable laws, regulations, and certain contracts, and to take other agreed-upon actions. Archemix also agreed that, subject to certain limited exceptions, without the consent of NitroMed, it would not, during the period prior to closing of the merger:

•	declare, accrue, set aside or pay any dividends or make any other distributions in respect of any shares of its capital stock or repurchase any securities;

•	sell, issue or grant any securities, including options and warrants;

•	amend or waive any rights under, or permit the acceleration of vesting under, any stock option plan, stock option or warrant agreement, restricted stock purchase agreement, or other contract relating to any equity award;

•	modify its certificate of incorporation or bylaws or effect or become a party to any merger, consolidation, recapitalization, reclassification, stock split or similar transaction;

•	form any subsidiary or acquire equity or other interests in another entity;

•	make aggregate capital expenditures in excess of $500,000;

•	enter into any contract having a value in excess of $500,000, or amend or terminate any contract, or waive any right or remedy under any contract other than in the ordinary course of business consistent with past practices;

•	acquire, lease or license any right or asset or sell, dispose of, lease or license any right or asset or waive or relinquish any right except immaterial rights or assets in the ordinary course of business consistent with past practices;

•	write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness;

•	pledge or encumber any assets, except for pledges of immaterial assets made in the ordinary course of business consistent with past practices;

•	lend money to any person, incur or guarantee indebtedness in the aggregate in excess of $100,000, or issue or sell any debt securities or options, warrants, calls or other similar rights to acquire any debt securities;

•	establish or adopt any employee benefit plan, pay any bonus or make any profit sharing, incentive compensation or similar payment to or increase the wages, salary or fringe benefits or other compensation of any of its directors, officers or employees with an annual salary in excess of $200,000, or hire a new employee having an annual salary in excess of $200,000;

•	change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	threaten, commence or settle any legal proceeding;

•	enter into any transaction or take any other action outside the ordinary course of business consistent with past practices, other than the transactions contemplated by the merger agreement;

•	pay, discharge or satisfy any claim, liability or obligation, other than non-material amounts in the ordinary course of business consistent with past practices, or as required by any contract or legal requirement; or

•	agree or commit to take any of these restricted actions.

NitroMed agreed that it will conduct its business in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts, and to take other agreed-upon actions. NitroMed also agreed that, subject to certain limited exceptions, without the consent of Archemix, it would not, during the period prior to the closing of the merger:

•	declare, accrue, set aside or pay any dividends or make any other distributions in respect of any shares of its capital stock or repurchase any securities;

•	sell, issue or grant any securities, including options and warrants;

•	amend or waive any rights under, or permit the acceleration of vesting under, any stock option plan, stock option or warrant agreement, restricted stock purchase agreement, or other contract relating to any equity award;

•	modify its certificate of incorporation or bylaws or effect or become a party to any merger, consolidation, recapitalization, reclassification, stock split or similar transaction;

•	form any subsidiary or acquire equity or other interests in another entity;

•	make aggregate capital expenditures in excess of $100,000;

•	enter into any contract having a value in excess of $100,000, or amend or terminate any contract, or waive any right or remedy under any contract other than in the ordinary course of business consistent with past practices;

•	acquire, lease or license any right or asset or sell, dispose of, lease or license any right or asset or waive or relinquish any right, except immaterial rights or assets in the ordinary course of business consistent with past practices;

•	write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness;

•	pledge or encumber its assets except for pledges of immaterial assets made in the ordinary course of business consistent with past practices;

•	lend money to any person, incur or guarantee any indebtedness in the aggregate in excess of $50,000, or issue or sell any debt securities or options, warrants, calls or other similar rights to acquire any debt securities;

•	establish or adopt any employee benefit plan, pay any bonus or make any profit sharing, incentive compensation or similar payment to or increase the wages, salary or fringe benefits or other compensation of any of its directors, officers or employees with an annual salary in excess of $175,000, or hire a new employee having an aggregate salary in excess of $100,000;

•	change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	threaten, commence or settle any legal proceeding;

•	enter into any transaction or take any other action outside the ordinary course of business consistent with past practices other than the transactions contemplated by the merger agreement;

•	pay, discharge or satisfy any claim, liability or obligation, other than non-material amounts in the ordinary course of business consistent with past practices, or as required by any contract or legal requirements; or

•	agree or commit to take any of these restricted actions.

The merger agreement contemplates that NitroMed may engage in discussions to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets to one or more organizations, and otherwise complete such strategic transactions and has generally excepted any such discussions and strategic transactions from the prohibitions described above in this section entitled “The Merger Agreement — Covenants; Conduct of Business Pending the Merger.”

Other Agreements

Each of Archemix and NitroMed has agreed to use its commercially reasonable efforts to:

•	file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the merger;

•	take all actions necessary to complete the merger;

•	coordinate with the other in preparing and exchanging information and promptly provide the other with copies of all filings or submissions made in connection with the merger;

•	obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the merger agreement;

•	lift any injunction prohibiting the merger or other transactions contemplated by the merger agreement; and

•	consult and agree with each other about any public statement either will make concerning the merger, subject to certain exceptions.

Archemix and NitroMed agreed that:

•	NitroMed will use commercially reasonable efforts to maintain the listing of its common stock on The NASDAQ Global Market and to obtain approval for listing on The NASDAQ Global Market of its common stock that Archemix securityholders will be entitled to receive pursuant to the merger;

•	for a period of six years after the merger, the combined company will indemnify each of the directors and officers of Archemix and NitroMed to the fullest extent permitted under the Delaware General Corporation Law and will maintain directors’ and officers’ liability insurance for Archemix’s and NitroMed’s directors and officers; and

•	Archemix and NitroMed will prepare and deliver to each other certain financial statements.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained as set forth below:

•	by mutual written consent duly authorized by the board of directors of Archemix and NitroMed;

•	by Archemix or NitroMed, if the merger has not been completed by April 30, 2009, but this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to be completed by such date and such action or failure to act constitutes a breach of the merger agreement;

•	by Archemix or NitroMed, if a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger;

•	by Archemix or NitroMed, if the stockholders of NitroMed have not approved the asset sale, the issuance of NitroMed common stock pursuant to the merger and the amendment of NitroMed’s certificate of incorporation effecting the reverse stock split at a NitroMed special meeting or any adjournment or postponement thereof, provided that NitroMed may not terminate the merger agreement pursuant to this provision if such failure to obtain the approval of NitroMed’s stockholders was caused by the action or failure to act of NitroMed and such action or failure to act constitutes a material breach by NitroMed of the merger agreement;

•	by Archemix or NitroMed, if the stockholders of Archemix have not adopted the merger agreement at the Archemix special meeting or any adjournment or postponement thereof, provided that Archemix may not terminate the merger agreement pursuant to this provision if such failure to obtain the approval of Archemix’s stockholders was caused by the action or failure to act of Archemix and such action or failure to act is a material breach of the merger agreement;

•	by Archemix or NitroMed, if prior to the consummation of the merger, the board of directors of the terminating party determines that a non-foreseeable material development or change (other than an acquisition proposal) has occurred and such board of directors determines in good faith that the failure to withhold, amend, withdraw or modify its recommendation is reasonably likely to result in a breach of its fiduciary duties; provided that the non-terminating party must receive three business days prior written notice before the terminating party changes its recommendation; and the terminating party pays the non-terminating party a termination fee of $1.5 million;

•	by Archemix, at any time prior to the approval of the asset sale, the issuance of the shares of NitroMed common stock pursuant to the merger and the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split by the stockholders of NitroMed, if any of the following occur, each a “NitroMed Triggering Event”:

•	NitroMed’s board of directors fails to recommend that NitroMed’s stockholders vote to approve the asset sale, the issuance of the shares of NitroMed common stock pursuant to the merger or the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split or withdraws or modifies its recommendation in a manner adverse to Archemix provided that the NitroMed board may approve another asset sale or modify the existing agreement, or approve the sale of NitroMed’s other assets, without triggering a termination right so long as it does not materially increase the liability of NitroMed under the agreement or delay the consummation of the merger beyond April 30, 2009 or impose material limitations on the conduct of NitroMed’s business,

•	NitroMed fails to include in this joint proxy statement/prospectus a recommendation to approve the issuance of the shares of NitroMed common stock pursuant to the merger or the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split,

•	NitroMed fails to hold the NitroMed special meeting within 45 days after the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective under the Securities Act, other than to the extent that such registration statement is subject to a stop order or proceeding, or threatened proceeding by the SEC, seeking a stop order with respect to such registration statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending,

•	the NitroMed’s board of directors approves, endorses or recommends any acquisition proposal, as defined under “The Merger Agreement — No Solicitation,” or

•	NitroMed enters into any letter of intent or similar document or any contract relating to any acquisition proposal, as defined under “The Merger Agreement — No Solicitation,” other than a confidentiality agreement permitted pursuant to the merger agreement (each of the above clauses is referred to herein as a NitroMed Triggering Event);

•	by NitroMed, at any time prior to the adoption of the merger agreement by the stockholders of Archemix, if any of the following occur, each an “Archemix Triggering Event”:

•	the Archemix board of directors fails to recommend that Archemix’s stockholders vote to adopt the merger agreement or withdraws or modifies its recommendation in a manner adverse to NitroMed,

•	Archemix fails to include in this joint proxy statement/prospectus such recommendation,

•	Archemix fails to hold the Archemix special meeting within 45 days after the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective under the Securities Act, other than to the extent that such registration statement is subject to a stop order or proceeding, or threatened proceeding by the SEC, seeking a stop order with respect to such registration statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending,

•	the Archemix board of directors approves, endorses or recommends any acquisition proposal, as defined under “The Merger Agreement — No Solicitation,” or

•	Archemix enters into any letter of intent or similar document or any contract relating to any acquisition proposal, as defined under “The Merger Agreement — No Solicitation,” other than a confidentiality agreement permitted pursuant to the merger agreement (each of the above clauses is referred to herein as an “Archemix Triggering Event”).

•	by Archemix or NitroMed, if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement or if any representation or warranty has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of time of such breach or inaccuracy, provided that if such breach or inaccuracy is curable, then the merger agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy and the breaching party ceasing to exercise commercially reasonable efforts to cure such breach, if such breach has not been cured,

•	by Archemix, if NitroMed does not have $34.5 million in net cash at closing or if NitroMed’s board has recommended or NitroMed has entered into a divestiture of assets other than the asset sale which would be reasonably likely to cause a delay in the completion of the merger beyond April 30, 2009 or impose increased liability or indemnification obligations on NitroMed.

Termination Fees and Expenses

Fees and Expenses payable by NitroMed

NitroMed must pay Archemix a termination fee of $1.5 million if (1) the merger agreement is terminated because NitroMed’s stockholders do not approve the asset sale, the issuance of NitroMed common stock pursuant to the merger or the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split and an acquisition proposal, as defined above under “The Merger Agreement — No Solicitation,” with respect to NitroMed was publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of NitroMed prior to the NitroMed special meeting and NitroMed enters into a definitive agreement for, or consummates, an acquisition transaction, as defined above under “The Merger Agreement — No Solicitation,” within twelve months of the termination, or (2) the merger agreement is terminated by Archemix because of a NitroMed Triggering Event, as defined above under “The Merger Agreement — Termination,” or (3) the merger agreement is terminated by NitroMed, if prior to the consummation of the merger, the NitroMed board of directors determines that a non-foreseeable material development or change (other than an acquisition proposal) has occurred and determines in good faith that the failure to withhold, amend, withdraw or modify its recommendation is reasonably likely to result in a breach of its fiduciary duties; provided that Archemix must receive three business days prior written notice before NitroMed changes its recommendation. NitroMed must pay Archemix documented fees and expenses up to $1.5 million if the merger agreement is terminated because NitroMed does not have $34.5 million in net cash at closing or $500,000, if NitroMed’s board has recommended or NitroMed has entered into a divestiture of assets other than the asset sale which would be reasonably likely to cause a delay in the completion of the merger beyond April 30, 2009 or impose increased liability or indemnification obligations on NitroMed.

Fees payable by Archemix

Archemix must pay NitroMed a termination fee of $1.5 million if (1) the merger agreement is terminated because Archemix’s stockholders do not adopt the merger agreement and an acquisition proposal, as defined above under “The Merger Agreement — No Solicitation,” with respect to Archemix was publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of Archemix prior to the Archemix special meeting and Archemix enters into a definitive agreement or consummates an acquisition transaction, as defined above under “The Merger Agreement — No Solicitation,” within twelve months of the termination, or (2) the merger agreement is terminated by NitroMed because of an Archemix Triggering Event, as defined above under “The Merger Agreement — Termination,” or (3) the merger agreement is terminated by Archemix, if prior to the consummation of the merger, the board of directors of Archemix determines that a non-foreseeable material development or change (other than an acquisition proposal) has occurred and determines in good faith that the failure to withhold, amend, withdraw or modify its recommendation is reasonably likely to result in a breach of its fiduciary duties; provided that NitroMed must receive three business days prior written notice before Archemix changes its recommendation.

Representations and Warranties

The merger agreement contains customary representations and warranties of NitroMed and Archemix relating to, among other things:

•	corporate organization and power and similar corporate matters;

•	subsidiaries;

•	capital structure;

•	any conflicts or violations of each party’s agreements as a result of the merger or the merger agreement;

•	financial statements and, with respect to NitroMed, documents filed with the SEC and the accuracy of information contained in those documents;

•	any undisclosed liabilities;

•	any material changes or events;

•	with respect to Archemix, title to assets;

•	bank accounts and receivables;

•	equipment and leaseholds;

•	filing of tax returns and payment of taxes;

•	intellectual property;

•	compliance with legal requirements;

•	litigation matters;

•	any brokerage or finder’s fee or other fee or commission in connection with the merger;

•	employee benefits and related matters;

•	any liens and encumbrances;

•	environmental matters;

•	regulatory compliance;

•	insurance matters;

•	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

•	authority to enter into the merger agreement and the related agreements;

•	approval by the board of directors;

•	votes required for completion of the merger and approval of the proposals that will come before each of the NitroMed special meeting and the Archemix special meeting;

•	transactions with affiliates;

•	with respect to NitroMed, the valid issuance of the shares of NitroMed common stock in the merger;

•	with respect to NitroMed, controls and procedures and related matters; and

•	with respect to NitroMed, the inapplicability of the provisions of Section 203 of the Delaware General Corporation Law to the merger.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Archemix and NitroMed to complete the merger.

Amendment

The merger agreement may be amended by the parties at any time, except that after the merger agreement has been adopted by the stockholders of Archemix, no amendment which by law requires further approval by the stockholders of Archemix shall be made without such further approval.

AGREEMENTS RELATED TO THE MERGER

Archemix Stockholder Agreements

In connection with the execution of the merger agreement, holders of approximately 85% of the shares of Archemix’s outstanding capital stock have entered into agreements with NitroMed that provide, among other things, that the stockholders will vote in favor of adoption of the merger agreement and grant to NitroMed an irrevocable proxy to vote all of such stockholders’ shares of Archemix capital stock in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the proposal to adopt the merger agreement. This constitutes a sufficient vote of Archemix stockholders to approve the merger. In addition, these Archemix stockholders have agreed not to transfer or otherwise dispose of any shares of NitroMed common stock that they receive in the merger for 90 days after the effective time of the merger and as to 50% of the shares they receive in the merger for 180 days after the effective time of the merger.

The Archemix stockholders and option holders that entered into the stockholder agreements with NitroMed are Atlas Venture Entrepreneurs’ Fund V, L.P., Atlas Venture Fund V, L.P., Care Capital Investments II, LP, Care Capital Offshore Investments II, LP, Excelsior Venture Partners III, L.L.C., Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, Highland Entrepreneurs’ Fund VI Limited Partnership, International Biotechnology Trust plc, International Life Sciences Fund III (LP1), L.P., International Life Sciences Fund III (LP2), L.P., International Life Sciences Fund III Co-Investment, L.P., International Life Sciences Fund III Strategic Partners, L.P., Lumira Capital I Limited Partnership, Lumira Capital I Quebec Limited Partnership, Merck KGaA, MLII Co-Investment Fund NC Limited Partnership, POSCO Bio Ventures I, L.P., Prospect Venture Partners II, L.P., Prospect Venture Partners, L.P., Rho Management Trust I, Rho Ventures GmbH & Co. Beteiligungs KG, Rho Ventures IV (QP), L.P. and Rho Ventures IV, L.P.

NitroMed Stockholder Agreements

In connection with the execution of the merger agreement, holders of approximately 31% of NitroMed’s outstanding common stock, have entered into agreements that provide among other things, that the stockholders grant to Archemix and each of its executive officers an irrevocable proxy to vote their shares in favor of the issuance of NitroMed common stock in the merger and against any proposal made in opposition to, or in competition with, the proposal to issue NitroMed’s common stock in connection with the merger. In addition, these NitroMed stockholders have agreed not to transfer or otherwise dispose of any shares of NitroMed’s common stock that they own for 90 days after the effective time of the merger and as to 50% of the shares of NitroMed common stock that they own for 180 days after the effective time of the merger.

The NitroMed stockholders that entered into the voting agreements with Archemix are Care Capital Investments II LP, Care Capital Offshore Investments II LP, CC/Q Partners LP, CC/R Holdings LP, HealthCare Ventures V, L.P., Healthcare Ventures VI, L.P., Invus Public Equities, L.P., Rho Management Trust II, Rho Ventures IV GmbH & Co. Beteiligungs KG, Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P.

THE PROPOSED ASSET SALE BETWEEN NITROMED AND JHP

On October 22, 2008, NitroMed and JHP entered into an asset purchase agreement pursuant to which NitroMed has agreed to sell to JHP substantially all of the assets related to NitroMed’s BiDil and BiDil XR drug business. Under the terms of the asset purchase agreement, NitroMed will sell to JHP NitroMed’s BiDil and BiDil XR drug business, including intellectual property rights, trade names, certain assumed contracts, inventory, receivables and tangible personal property, and JHP will assume from NitroMed specified liabilities relating to the BiDil and BiDil XR drug business. NitroMed will retain its cash and cash equivalents and will also retain all assets associated with its nitric oxide enhancing technologies. JHP will pay NitroMed a total purchase price of $24.5 million for its assets, subject to adjustments set forth in the asset purchase agreement. The purchase price will be increased by up to $450,000 to the extent NitroMed’s accounts receivable on the closing date of the asset sale is less than its trade liabilities on the closing date and will be decreased to the extent NitroMed’s accounts receivable on the closing date is less than its trade liabilities on that date. The purchase price will also be increased by up to $1.8 million based on the net book value of NitroMed’s BiDil inventory, other than expired inventory, as of the closing date of the asset sale.

The asset purchase agreement contains customary representations, warranties and covenants of NitroMed including, among others, covenants:

•	to use reasonable commercial efforts to conduct the operations of the BiDil drug business in the ordinary course during the period between the execution of the asset purchase agreement and the completion of the asset sale;

•	not to engage in specified types of transactions during such period; and

•	not to solicit proposals relating to alternative transactions or, subject to specified exceptions, enter into discussions or provide confidential information in connection with proposals for alternative transactions.

NitroMed expects to complete the asset sale after all the conditions to the asset sale in the asset purchase agreement are satisfied or waived, including after NitroMed receives stockholder approval of that asset sale at the special meeting. NitroMed currently expects to complete the asset sale by early 2009. However, it is possible that factors outside of NitroMed’s control could require NitroMed to complete the asset sale at a later time or not to complete it at all.

The obligations of NitroMed and JHP to complete the asset sale are subject to the satisfaction or waiver of several conditions set forth in the asset purchase agreement, including the following:

•	the representations and warranties of the other party in the asset purchase agreement are true and correct as of the closing date of the asset sale except for specified exceptions;

•	the other party to the asset purchase agreement having performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it as of or prior to the closing of the asset sale;

•	no action, suit or proceeding brought by a governmental entity seeking to prevent the completion of the asset sale and no judgment, order, decree or injunction enjoining or preventing the completion of the asset sale being in effect;

•	approval of the asset sale by NitroMed stockholders; and

•	the filing of a proxy statement with the SEC relating to the special meeting of NitroMed stockholders at which the asset sale will be submitted for approval.

The obligation of JHP to complete the asset sale is also subject to the absence of changes or circumstances that are materially adverse to the business, financial condition or results of operation of the BiDil and BiDil XR drug business as a whole or the assets to be sold in the asset sale, or that materially impair the ability of NitroMed to complete the sale of the assets. In addition, the obligation of NitroMed to complete the asset sale is subject to the absence of a material adverse effect on the ability of JHP to complete the purchase of the assets.

The asset purchase agreement provides that any or all of the conditions described above may be waived, in whole or in part. NitroMed does not currently expect to waive any material condition to the completion of the asset sale.

NitroMed has agreed to hold JHP harmless against misstatements in its representations and warranties with specified exceptions as to which the following limitations do not apply. Subject to those specified exceptions, NitroMed’s indemnification obligations for such misstatements apply only to the extent that such misstatements cause damage to JHP that exceeds, in the aggregate, 0.75% of the purchase price, or approximately $183,750 based on an assumed purchase price of $24.5 million, up to a maximum amount equal to 15% of the purchase price, or approximately $3.7 million based on an assumed purchase price of $24.5 million. To qualify for indemnification, a claim for such misstatements must generally be made within 18 months after the closing date of the asset sale. JHP will similarly indemnify NitroMed for misstatements.

NitroMed will also indemnify JHP without limitation as to time or amount against breaches of covenants and other liabilities of NitroMed not assumed by JHP. JHP will indemnify NitroMed without limitation as to time or amount against breaches of covenants and other liabilities of NitroMed that are assumed by JHP.

The asset purchase agreement provides each of NitroMed and JHP with specified termination rights. If the asset purchase agreement is terminated under circumstances specified in the asset purchase agreement, NitroMed will be required to pay JHP a termination fee equal to 3.5% of the purchase price, or approximately $857,500 based on an assumed purchase price of $24.5 million.

NitroMed’s board of directors has unanimously approved the asset sale and the asset purchase agreement and adopted resolutions recommending the requisite stockholder approval for consummation of the asset sale. NitroMed intends to seek stockholder approval of the asset sale at a separate special meeting of stockholders to be held on January 14, 2009.

About JHP

JHP Pharmaceuticals, LLC is a specialty pharmaceutical company that manufactures and sells pharmaceutical products, primarily aseptic injectable products into the hospital segment, and provides contract manufacturing of sterile products for innovator pharmaceutical companies. JHP markets 14 branded pharmaceutical products through its national sales and marketing infrastructure and contract manufactures pharmaceutical products for large proprietary pharmaceutical companies. JHP employs more than 350 staff in the USA in its manufacturing, sales and marketing and corporate areas. In August, JHP announced the acquisition of US and Canadian rights for Dantrium® (dantrolene sodium) from Procter & Gamble. JHP is a private company wholly owned by JHP Holdings, LLC.

Important Additional Information Has Been Filed with the SEC

NitroMed has filed with the SEC and mailed to its stockholders a proxy statement in connection with the asset sale. The proxy statement contains important information about NitroMed, the asset sale and related matters. Investors and securityholders are urged to read the proxy statement as well as other documents that may be filed with the SEC carefully because they contain important information about the asset sale.

Investors and securityholders will be able to obtain free copies of the proxy statement relating to the asset sale and other documents filed with the SEC by NitroMed through the website maintained by the SEC at www.sec.gov. In addition, investors and securityholders will be able to obtain free copies of the proxy statement relating to the asset sale from NitroMed by contacting NitroMed, Inc., Attn: Corporate Secretary, 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421.

NitroMed, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the asset purchase agreement relating to the asset sale. Information regarding NitroMed’s directors and executive officers is contained in NitroMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its proxy statement dated April 16, 2008, which are filed with the SEC. As of December 1, 2008, NitroMed’s directors and executive officers beneficially owned approximately 16,791,805 shares, or approximately 35.2%, of NitroMed’s common stock. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement relating to the asset sale.

MATTERS BEING SUBMITTED TO A VOTE OF NITROMED STOCKHOLDERS

NitroMed Proposal No. 1: Approval of the Issuance of Common Stock in the Merger

At the NitroMed special meeting, NitroMed stockholders will be asked to approve the issuance of NitroMed common stock pursuant to the merger agreement. Immediately following the effective time of the merger, Archemix’s securityholders will own approximately 70%, and NitroMed’s current securityholders will own approximately 30%, of NitroMed’s common stock, after giving effect to shares issuable pursuant to Archemix’s outstanding options, warrants and the retention options, and after giving effect to any shares issuable pursuant to NitroMed’s outstanding options. As further described elsewhere in this joint proxy statement/prospectus, these percentages assume that NitroMed’s net cash balance at closing is $45 million and that Archemix’s cash and cash equivalent balance at closing is at least $30 million. The exact percentages will be determined in accordance with a formula that takes into account both NitroMed’s net cash balance at closing and Archemix’s cash and cash equivalent balance at closing and will not be calculated until that time.

The terms of, reasons for and other aspects of the merger agreement, the merger and the issuance of NitroMed common stock pursuant to the merger agreement are described in detail in the other sections of this joint proxy statement/prospectus. The full text of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of NitroMed common stock present in person or represented by proxy and voting on such matter at the NitroMed special meeting is required for approval of NitroMed Proposal No. 1.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have no effect on the outcome of NitroMed Proposal No. 1.

NITROMED’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NITROMED’S STOCKHOLDERS VOTE “FOR” NITROMED PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF NITROMED COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

NitroMed Proposal No. 2: Approval of the Reverse Stock Split

General

At the special meeting, NitroMed’s stockholders will be asked to approve an amendment to NitroMed’s certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of NitroMed’s common stock. Upon the effectiveness of the amendment to NitroMed’s certificate of incorporation effecting the reverse stock split, the outstanding shares of NitroMed’s common stock will be reclassified and combined into a lesser number of shares such that one share of NitroMed’s common stock will be issued for specified number of shares, which shall be greater than one and equal to or less than 50, of outstanding NitroMed’s common stock, with the exact number within the range to be determined by NitroMed’s board of directors prior to the effective time of such amendment and publicly announced by NitroMed. If NitroMed Proposal 2 is approved, the reverse stock split would become effective immediately prior to the effective time of the merger. NitroMed’s board of directors may effect only one reverse stock split in connection with this NitroMed Proposal 2. NitroMed’s board of directors’ decision will be based on a number of factors, including market conditions, existing and expected trading prices for NitroMed’s common stock and the listing requirements on The NASDAQ Global Market. Even if the stockholders approve the reverse stock split, NitroMed reserves the right not to effect the reverse stock split if NitroMed’s board of directors does not deem the reverse stock split to be in the best interests of NitroMed and its stockholders. NitroMed’s board of directors may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of shares of NitroMed’s common stock in the merger.

The form of the proposed amendment to NitroMed’s certificate of incorporation to effect the reverse stock split, as more fully described below, will effect the reverse stock split but will not change the number of authorized shares of common stock or preferred stock, or the par value of NitroMed’s common stock or preferred stock.

Purpose

The NitroMed board of directors approved the proposal authorizing the reverse stock split for the following reasons:

•	because the initial listing standards of The NASDAQ Global Market will require NitroMed to have, among other things, a $5.00 per share minimum bid price upon the closing of the merger, the reverse stock split is necessary in order to consummate the merger;

•	the board of directors believes effecting the reverse stock split may be an effective means of avoiding a delisting of NitroMed’s common stock from The NASDAQ Global Market in the future; and

•	the board of directors believes a higher stock price may help generate investor interest in NitroMed and help NitroMed attract and retain employees.

If the reverse stock split successfully increases the per share price of NitroMed’s common stock, NitroMed’s board of directors believes this could increase trading volume in NitroMed’s common stock and facilitate future financings by NitroMed.

NASDAQ Requirements for Listing on The NASDAQ Global Market

NitroMed’s common stock is quoted on The NASDAQ Global Market under the symbol “NTMD.”

According to NASDAQ rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-NASDAQ entity, resulting in a change of control of the issuer and potentially allowing the non-NASDAQ entity to obtain a NASDAQ listing. These are referred to as NASDAQ’s “reverse merger” rules. Accordingly, the listing standards of The NASDAQ Global Market will require NitroMed to have, among other things, a $5.00 per share minimum bid price upon the effective time of the merger. Therefore, the reverse stock split may be necessary in order to consummate the merger.

Additionally, NitroMed’s board of directors believes that maintaining its listing on The NASDAQ Global Market may provide a broader market for NitroMed common stock and facilitate the use of NitroMed common stock in financing and other transactions. NitroMed’s board of directors unanimously approved the reverse stock split as a means of maintaining the share price of NitroMed common stock following the merger above $5.00 per share.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in the combined company being able to issue more shares without further stockholder approval. NitroMed currently has no plans to issue shares, other than in connection with the merger, and to satisfy obligations under NitroMed’s employee stock options from time to time as these options are exercised. The reverse stock split will not affect the number of authorized shares of NitroMed common stock, which will continue to be 65.0 million.

Potential Increased Investor Interest

On          , 2009, NitroMed common stock closed at $      per share. In approving the proposal authorizing the reverse stock split, NitroMed’s board of directors considered that NitroMed common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the NitroMed board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of NitroMed common stock.

NitroMed cannot predict whether the reverse stock split will increase the market price for NitroMed common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of NitroMed common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of NitroMed common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase NitroMed’s ability to attract and retain employees; or

•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ for continued listing, or that NitroMed will otherwise meet the requirements of NASDAQ for inclusion for trading on The NASDAQ Global Market.

The market price of NitroMed common stock will also be based on NitroMed’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of NitroMed common stock declines, the percentage decline as an absolute number and as a percentage of NitroMed’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of NitroMed common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

If the stockholders approve the proposal to implement the reverse stock split and NitroMed’s board of directors implements the reverse stock split, NitroMed will amend NitroMed’s certificate of incorporation to effect the reverse stock split. The text of the form of the proposed amendment to NitroMed’s certificate of incorporation is attached to this joint proxy statement/prospectus as Annex D.

The reverse stock split will be effected simultaneously for all outstanding shares of NitroMed’s common stock. The reverse stock split will affect all of NitroMed’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in NitroMed, except to the extent that the reverse stock split results in any of NitroMed’s stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect NitroMed’s continuing to be subject to the periodic reporting requirements of the Exchange Act.

As of the effective time of the reverse stock split, NitroMed will adjust and proportionately decrease the number of shares of NitroMed’s common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options to acquire NitroMed’s common stock. In addition, as of the effective time of the reverse stock split, NitroMed will adjust and proportionately decrease the total number of shares of NitroMed’s common stock that may be the subject of the future grants under NitroMed’s stock option plans.

Assuming reverse stock split ratios of one-for-10, one-for-20 and one-for-30, which are ratios based on whole numbers of shares at various points of the range that NitroMed’s stockholders are being asked to approve, and assuming NitroMed’s net cash balance at closing is $45 million and Archemix’s cash and cash equivalent balance at closing is at least $30 million, the following table sets forth the number of shares of NitroMed’s common stock that would be (i) issued and outstanding, (ii) reserved for issuance and

(iii) authorized for issuance and neither issued nor reserved for issuance, in each case, both immediately prior to the merger (but after the reverse stock split) and immediately following the merger.

						Number of Shares
						Authorized but
	Number of Shares of	Number of Shares		Number of Shares		Neither Issued nor
	Common Stock	Issued and		Reserved For		Reserved for
	Authorized	Outstanding(1)		Issuance(1)		Issuance(1)

Prior to the Reverse Stock Split and Closing of the Merger:	65,000,000	46,076,551		7,619,679		11,303,770
After Assumed 10:1 Reverse Stock Split but Before Closing of the Merger:	65,000,000	4,607,655		761,968		59,630,377
After Assumed 20:1 Reverse Stock Split but Before Closing of the Merger:	65,000,000	2,303,828		380,984		62,315,188
After Assumed 30:1 Reverse Stock Split but Before Closing of the Merger:	65,000,000	1,535,885		253,989		63,210,126
After Assumed 10:1 Reverse Stock Split and Issuance of Shares Following Closing of the Merger:	65,000,000	15,702,597	(2)	1,983,493	(3)	47,313,910
After Assumed 20:1 Reverse Stock Split and Issuance of Shares Following Closing of the Merger:	65,000,000	7,851,299	(2)	991,747	(3)	56,156,954
After Assumed 30:1 Reverse Stock Split and Issuance of Shares Following Closing of the Merger:	65,000,000	5,234,199	(2)	661,164	(3)	59,104,637

(1)	These estimates assume 46,076,551 shares of NitroMed common stock issued and outstanding immediately prior to the closing of the merger which was the number of shares issued and outstanding as of December 1, 2008. These estimates also assume that NitroMed’s net cash at closing, as calculated pursuant to the merger agreement, will be $45 million and that Archemix’s cash and cash equivalents, as calculated pursuant to the merger agreement will be at least $30 million.

(2)	This assumes 46,076,551 shares of NitroMed common stock issued and outstanding immediately prior to the closing of the merger and 110,949,419 shares of NitroMed common stock that Archemix stockholders will be entitled to receive in connection with the merger.

(3)	This assumes (A) 7,619,679 shares of NitroMed common stock reserved for issuance for the exercise of options to purchase shares of NitroMed common stock outstanding immediately prior to the closing of the merger and (B) 12,215,254 shares of NitroMed common stock reserved for issuance for the exercise of options and warrants to purchase shares of NitroMed common stock (i) that the holders of options and warrants to purchase shares of Archemix capital stock will be entitled to receive in connection with the merger and (ii) that employees of Archemix who remain employees or serve on the board of directors of the combined company in the merger will receive in connection with the merger.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If NitroMed’s stockholders approve the proposal to effect the reverse stock split, and if NitroMed’s board of directors still believes that a reverse stock split is in the best interests of NitroMed and its stockholders, the NitroMed board will determine the ratio of the reverse stock split to be implemented. NitroMed will file a certificate of amendment with the Secretary of State of the State of Delaware immediately prior to the effective time of the merger. The NitroMed board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the effective date of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. NitroMed expects that NitroMed’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by NitroMed. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Fractional Shares

No certificates or scrip representing fractional shares of NitroMed’s common stock will be issued in connection with the reverse stock split. Each holder of NitroMed’s common stock who would otherwise have been entitled to receive a fraction of a share of NitroMed’s common stock (after taking into account all fractional shares of NitroMed’s common stock otherwise issuable to such holder) shall be entitled to receive, in lieu thereof, upon surrender of such holder’s certificate(s) representing such fractional shares of NitroMed’s common stock, cash (without interest) in an amount equal to such fractional part of a share of NitroMed’s common stock multiplied by the last reported sales price of NitroMed’s common stock on NASDAQ on the last trading day prior to the effective date of the merger.

By authorizing the reverse stock split, stockholders will be approving the combination of any whole number of shares of common stock between and including a number that is greater than one and less than or equal to 50 into one share. The certificate of amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the board of directors to be in the best interests of NitroMed and its stockholders. In accordance with these resolutions, the board of directors will not implement any amendment providing for a different split ratio.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where NitroMed is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by NitroMed or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The reverse stock split will not affect the stockholders’ equity on NitroMed’s balance sheet. However, because the par value of NitroMed common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the reverse stock split the board of directors decides to implement, the stated capital component will be reduced from the amount shown on NitroMed’s balance sheet included in its financial statements for the period ended September 30, 2008, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of NitroMed will be increased because there will be fewer shares of NitroMed common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of NitroMed’s board of directors or contemplating a tender offer or other transaction for the combination of NitroMed with another company, the reverse stock split proposal is not being proposed in response to any effort of which NitroMed is aware to accumulate shares of NitroMed common stock or obtain control of NitroMed, other than in connection with the merger with Archemix, nor is it part of a plan by management to recommend a series of similar amendments to NitroMed’s board of directors and stockholders. Other than the proposals being submitted to NitroMed’s stockholders for their consideration at the NitroMed special meeting, NitroMed’s board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of NitroMed.

No Appraisal Rights

Under the Delaware General Corporation Law, NitroMed’s stockholders are not entitled to appraisal rights with respect to the reverse stock split, and NitroMed will not independently provide stockholders with any such right.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, the following summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations and current administrative rulings and court decisions all of which are subject to change and to differing interpretations, possibly with retroactive effect. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the stockholder’s aggregate tax basis in the pre-split shares that are exchanged.

In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split will recognize gain or loss equal to the difference between their basis in the fractional share and the amount of cash received. The stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

Such gain or loss will be capital gain or loss, and generally will constitute long-term capital gain or loss if the stockholder’s holding period in the stock surrendered is more than one year as of the effective time of the merger. Net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) will be subject to tax at reduced rates for non-corporate stockholders who receive cash. The deductibility of capital losses is subject to various limitations for corporate and non-corporate holders.

For purposes of the above discussion of bases and holding periods, stockholders who acquired different blocks of stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock surrendered in the reverse stock split.

NitroMed’s view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the reverse stock split.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the outstanding shares of NitroMed’s common stock as of the record date for the special meeting is required for approval of NitroMed Proposal No. 2.

A failure to subject a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” for NitroMed Proposal No. 2 will have the same effect as a vote against the approval of NitroMed Proposal No. 2.

THE NITROMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NITROMED’S STOCKHOLDERS VOTE “FOR” NITROMED PROPOSAL NO. 2 TO AMEND NITROMED’S CERTIFICATE OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT.

NitroMed Proposal No. 3: Approval of Name Change

General

At the NitroMed special meeting, holders of NitroMed stock will be asked to approve the amendment to NitroMed’s certificate of incorporation to change the name of the corporation from “NitroMed, Inc.” to “Archemix Corp.” upon consummation of the merger.

The primary reason for the corporate name change is that management believes this will allow for brand recognition of Archemix’s product candidates and product candidate pipeline following the consummation of the merger. NitroMed’s management believes that the current name will no longer accurately reflect the business of the combined company and the mission of the combined company subsequent to the consummation of the merger. The text of the form of the proposed amendment to the NitroMed certificate of incorporation is attached to this joint proxy statement/prospectus as Annex E.

Insofar as the proposed new corporate name will only reflect Archemix’s business following the merger, the proposed name change and the amendment of NitroMed’s certificate of incorporation, even if approved by the stockholders at the special meeting, will only be filed with the office of the Secretary of State of the State of Delaware and, therefore, become effective if the merger is consummated.

Vote Required; Recommendation of Board of Directors

The affirmative vote of holders of a majority of the outstanding shares of NitroMed’s common stock as of the record date for the special meeting is required for approval of NitroMed Proposal No. 3.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” for NitroMed Proposal No. 3 will have the same effect as a vote against the approval of NitroMed Proposal No. 3.

THE NITROMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NITROMED’S STOCKHOLDERS VOTE “FOR” NITROMED PROPOSAL NO. 3 TO APPROVE THE NAME CHANGE.

NitroMed Proposal No. 4: Approval of Possible Adjournment of the NitroMed Special Meeting

General

If NitroMed fails to receive a sufficient number of votes to approve NitroMed Proposal Nos. 1, 2, and 3, NitroMed may propose to adjourn the NitroMed special meeting, if a quorum is present, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve NitroMed Proposal Nos. 1, 2 and 3. NitroMed currently does not intend to propose adjournment at the NitroMed special meeting if there are sufficient votes to approve NitroMed Proposal Nos. 1, 2, and 3.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of NitroMed’s common stock having voting power present in person or represented by proxy at the special meeting is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies to approve NitroMed Proposal Nos. 1, 2, and 3.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have no effect on the outcome of NitroMed Proposal No. 4.

THE NITROMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NITROMED’S STOCKHOLDERS VOTE “FOR” NITROMED PROPOSAL NO. 4 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF NITROMED PROPOSAL NOS. 1, 2, AND 3.

MATTERS BEING SUBMITTED TO A VOTE OF ARCHEMIX STOCKHOLDERS

Archemix Proposal No. 1: Adoption of the Merger Agreement

At the Archemix special meeting and any adjournment or postponement thereof, Archemix stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that at the effective time of the merger, merger sub will be merged with and into Archemix. Upon the consummation of the merger, Archemix will continue as the surviving corporation and will be a wholly owned subsidiary of NitroMed. The terms of, reasons for and other aspects of the merger agreement are described in detail in the other sections of this joint proxy statement/prospectus.

Required Vote

The adoption of the merger agreement requires the affirmative vote of the holders of (a) a majority of the shares of Archemix common stock and Archemix preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, (b) two-thirds of the shares of Archemix Series A preferred stock and Series B preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, voting together as a single class and on an as-converted basis, and (c) two-thirds of the shares of Archemix Series A preferred stock, Series B preferred stock, and Series C preferred stock outstanding on the record date and entitled to vote at the Archemix special meeting, each voting as a separate series.

THE ARCHEMIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT

Archemix Proposal No. 2: Adjournment of the Archemix Special Meeting, if Necessary, to Solicit Additional Proxies if There are Not Sufficient Votes in Favor of the Adoption of the Merger Agreement

At the Archemix special meeting and any adjournment or postponement thereof, Archemix stockholders will be asked to consider and vote upon a proposal to adjourn the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Required Vote

The adjournment of the Archemix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the Archemix special meeting.

THE ARCHEMIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE ARCHEMIX SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

NITROMED’S BUSINESS

Proposed Asset Sale with JHP and Merger with Archemix

Until the closing of the proposed asset sale with JHP and the proposed merger with Archemix, NitroMed expects to continue its commercial and development activities in accordance with its existing business strategy with a continued focus on managing its cash position. The description of NitroMed’s business set forth in this joint proxy statement/prospectus does not reflect changes to NitroMed’s business that may occur if it consummates the proposed asset sale with JHP and the proposed merger with Archemix.

For a further discussion of the asset sale, see “The Proposed Asset Sale Between NitroMed and JHP” beginning of page 131 of this joint proxy statement/prospectus.

Overview of Business

NitroMed is the maker of BiDil, which is indicated for the treatment of heart failure in self-identified black patients as an adjunct to current standard therapies. BiDil is an orally administered fixed-dose combination of isosorbide dinitrate and hydralazine hydrochloride. The U.S. Food and Drug Administration, or FDA, approved BiDil in June 2005 and NitroMed commercially launched BiDil in July 2005. In February 2005, NitroMed entered into a five-year exclusive manufacturing and supply agreement with Schwarz Pharma Manufacturing, Inc., or Schwarz Pharma, for BiDil.

In January 2008, NitroMed discontinued active promotional activities for BiDil based upon NitroMed’s determination that the successful commercialization of BiDil requires a magnitude of resources that it cannot currently allocate to the program, as well as NitroMed’s plans to conserve cash in order to pursue the development of an extended release formulation of BiDil, known as BiDil XR. NitroMed concurrently implemented a restructuring plan that included the elimination of approximately 80 positions, reducing headcount to a current level of six positions. Although NitroMed has discontinued promotional activities related to BiDil, it continues to contract for the manufacturing of, and to sell BiDil, and maintain the product on the market for patients through normal wholesale and retail channels. NitroMed is seeking to consummate the asset sale and merger or, if it is not able to successfully consummate the asset sale and merger, to pursue one or more alternative strategic transactions for its business which may include the divestiture of its BiDil and BiDil XR business, a merger or consolidation with another company, or other comparable arrangements.

BiDil is an orally-administered medicine that is presently dosed three times daily. Pending a successful sale of its BiDil and BiDil XR assets, if at all, NitroMed is seeking to develop BiDil XR as a once-daily formulation. NitroMed believes that BiDil XR could enhance the market for BiDil through improved patient convenience and treatment compliance. In December 2007, NitroMed met with the FDA to discuss its proposed development plan for BiDil XR. The FDA agreed that NitroMed’s clinical development plan to conduct bioequivalence and pharmacodynamic studies comparing BiDil XR to the current commercial immediate release formulation of BiDil is acceptable. NitroMed’s proposed plan could support FDA approval to commercialize BiDil XR, if bioequivalence is demonstrated. The bioequivalence study design compares the pharmacokinetics of the BiDil XR formulation to the pharmacokinetics of BiDil. Pharmacokinetics refers to the manner in which the body absorbs, distributes, metabolizes and excretes the study drug. The adequacy of the results will ultimately be determined by the FDA during the regulatory review period.

In connection with NitroMed’s efforts to develop BiDil XR, in February 2007 NitroMed entered into a license agreement with Elan pursuant to which Elan granted to NitroMed an exclusive worldwide royalty-bearing license to specified sustained-release technology owned or controlled by Elan. In addition to its obligation to pay a royalty on net sales, if any, NitroMed has also agreed to pay Elan specified amounts upon the achievement of specified development and commercialization milestone events set forth in the agreement.

In connection with its past research and development programs, NitroMed generated significant intellectual property rights relating to its nitric oxide enhancing technologies and NitroMed is seeking to divest these proprietary technologies through a sale of assets, exclusive license or otherwise. NitroMed does not have any plans to conduct further research with respect to these technologies.

BiDil: Treatment for Heart Failure in African Americans

Heart Failure in African Americans

Heart failure, also called congestive heart failure or dilated cardiomyopathy, is a progressively worsening condition that occurs when the heart muscle weakens and cannot pump blood efficiently enough to meet the metabolic needs of the body. The loss of pump function is usually caused by an underlying condition, such as hypertension or coronary artery disease, which weakens the heart muscle and increases a person’s risk of heart failure. The most common symptoms of heart failure include shortness of breath from congestion in the lungs, fatigue, sleeping problems due to the inability to lay flat, sudden awakening with shortness of breath and swelling in the feet, ankles and other parts of the body.

Heart failure affects approximately five million Americans and there is currently no cure for the disease. After a patient is diagnosed with heart failure, their prognosis is generally poor, with approximately 50 percent of patients dying within five years. Heart failure is the primary reason for hospitalizations among people over the age of 65 and is one of the most expensive diseases faced by Americans, costing more than all cancers combined.

An estimated 750,000 African Americans are currently diagnosed with heart failure. African Americans between the ages of 45 and 64 are 2.5 times more likely to die from heart failure than Caucasians in the same age range. The African American community is also more likely to be subject to the disease at a younger age than their Caucasian counterparts, resulting in earlier disability and higher rates of both hospitalization and premature death. Ethnic disparities in the prevalence of heart failure have been attributed to a variety of factors, including access to medical care, disease management, socioeconomic factors, lifestyle habits and a higher incidence of diabetes, hypertension and metabolic syndrome.

African American Heart Failure Trial (A-HeFT)

In 2001, NitroMed partnered with the Association of Black Cardiologists, Inc. to conduct the African American Heart Failure Trial, or A-HeFT, the first trial conducted in a heart failure population in which all of the participants identified themselves as black. A retrospective analysis of an earlier study with a combination of isosorbide dinitrate and hydralazine hydrochloride had suggested a trend for improved survival in the subset of patients with mild to moderate heart failure who self-identified themselves as black. The randomized, double-blind, placebo-controlled A-HeFT study enrolled 1,050 self-identified black patients with New York Heart Association, or NYHA, class III or IV heart failure at 169 clinical research sites. The classification system means that patients had marked limitation of physical activity (class III) or were unable to carry out any physical activity without discomfort (class IV). Participants in A-HeFT were required to be stable while receiving standard heart failure therapy at the time of the beginning of the trial, per their physicians. The primary end point for the trial was a composite score made up of weighted values for death from any cause, a first hospitalization for heart failure, and change in the quality of life.

After a unanimous recommendation from the independent A-HeFT Data Safety Monitoring Board in July 2004, A-HeFT was halted early due to a significant survival benefit seen with the drug. Patients taking BiDil in addition to current therapies experienced a significant 43% decrease in the risk of mortality (p=0.012) (absolute mortality rate: BiDil, 6.2% vs. placebo, 10.2%), a 39% reduction in the risk of first hospitalization for heart failure (p<0.001) (absolute first hospitalization rate: BiDil, 16.4% vs. placebo, 24.4%) and a statistically significant improvement at most time points in response to the Minnesota Living with Heart Failure Questionnaire, which is a self-report of the patient’s functional status, versus patients taking placebo in addition to current standard therapies. Adverse events reported in the trial included symptoms of headache and dizziness, which were significantly more frequent in the group given BiDil, and exacerbations of congestive heart failure, both moderate and severe, which were significantly more frequent in the placebo group.

BiDil

BiDil, an orally administered fixed-dose combination of isosorbide dinitrate and hydralazine hydrochloride, was approved by the FDA in June 2005 for the treatment of heart failure in self-identified black patients.

BiDil is indicated for the treatment of heart failure as an adjunct to standard therapy in self-identified black patients to improve survival, to prolong time to hospitalization for heart failure, and to improve patient-reported functional status. There is little experience in patients with NYHA class IV heart failure. Most patients in the A-HeFT clinical trial received, in addition to BiDil or placebo, concomitant therapy with one or more of the following other heart failure medicines: a loop diuretic, an angiotensin converting enzyme inhibitor or an angiotensin receptor blocker, and a beta blocker. In addition, many patients also received a cardiac glycoside or an aldosterone antagonist. BiDil is a fixed-dose combination of isosorbide dinitrate, a vasodilator with effects on arteries and veins, and hydralazine hydrochloride, a predominantly arterial vasodilator. The mechanism of action underlying the beneficial effects of BiDil in the treatment of heart failure has not been established.

Based upon NitroMed’s determination that the successful commercialization of BiDil requires a magnitude of resources that it cannot currently allocate to the program, as well as NitroMed’s plans to conserve cash in order to pursue the development of BiDil XR, in January 2008 NitroMed discontinued active promotional activities for BiDil. Although NitroMed has discontinued promotional activities related to BiDil, it intends to continue to contract for the manufacturing of, and to sell BiDil, and maintain the product on the market for patients through normal wholesale and retail channels.

NitroMed is party to a five-year exclusive manufacturing and supply agreement with Schwarz Pharma, which is now a division of UCB S.A., for the three times daily immediate release dosage formulation of BiDil. Under the supply agreement, NitroMed has the right to engage a backup manufacturer. As part of the manufacturing process, NitroMed orders bulk materials of hydralazine hydrochloride from Flavine International, Inc., the U.S. representative of Sumitomo Corp., and isosorbide dinitrate from Dottikon ES Holding AG.

NitroMed estimates that a substantial majority of insured African American patients over the age of 45 have access to BiDil at Tier II insurance reimbursement, a term generally used to denote a preferential level of reimbursement at which patient co-pays range from approximately $15.00 to $30.00 per prescription. NitroMed’s estimates are drawn from published databases, subscription databases and external consultants who have expertise in this area. Due to the fact that ethnicity data is not generally collected by commercial and Medicare Part D insurers, exact figures cannot be determined.

BiDil XR

The current formulation of BiDil is an immediate-release tablet that must be taken three times daily. NitroMed is currently developing an extended release formulation of BiDil, known as BiDil XR, which is designed to be taken once a day. NitroMed believes that BiDil XR could enhance the BiDil market by facilitating greater compliance by patients with their medications schedule, an issue which it believes is more pronounced in a patient population already on a substantial number of concomitant medications. NitroMed commenced clinical development of BiDil XR in October 2006, and preliminary clinical studies with BiDil XR have demonstrated proof of principle.

Nitric Oxide-Enhancing Intellectual Property

In the 1980s, nitric oxide was identified as a significant molecule that regulates a wide range of important cellular functions. Professor Robert R. Furchgott, a member of NitroMed’s then-current scientific advisory board until his retirement in 2005, and two other individuals were awarded the Nobel Prize in Physiology and Medicine in 1998 for this discovery. Recent research has shown that nitric oxide also plays important biochemical and physiological roles in many diseases or medical conditions, including cardiovascular disease, gastrointestinal and inflammatory disease, central nervous system disorders, sexual dysfunction and respiratory disease.

In March 2006, NitroMed eliminated its discovery research programs, and NitroMed does not have any current plans to conduct any other discovery research efforts with respect to its nitric oxide enhancing technologies. NitroMed is currently seeking to divest the intellectual property rights associated with these technologies through an asset sale or exclusive license arrangement. Prior to NitroMed’s March 2006 restructuring, NitroMed utilized its nitric oxide expertise and proprietary position to develop product candidates for a variety of medical conditions. NitroMed’s previous efforts sought to produce nitric oxide-enhancing drug candidates by combining an existing, marketed medicine with a nitric oxide donor, which is a molecule capable of increasing nitric oxide levels in the body. The nitric oxide donor and the existing medicine can be combined together through either a chemical linkage to potentially create a proprietary new chemical entity or through the direct mixing of the medicine and the nitric oxide-enhancing compound to potentially create a patentable new use and dosage form.

Research and Development

NitroMed’s internal development activities are solely directed to the continued development of BiDil XR. During the nine months ended September 30, 2008 and the fiscal years ended December 31, 2007, 2006 and 2005, NitroMed’s total company-sponsored research and development expenses were $2.6 million, $12.2 million, $17.0 million and $29.0 million, respectively, and its collaborator-sponsored research and development expenses were $-0-, $-0-, $-0- and $2.3 million, respectively.

Proprietary Rights and Licensing

NitroMed’s policy is to prosecute and enforce its patents and proprietary technology. NitroMed will be able to protect its proprietary technologies from unauthorized use by third parties only to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

BiDil

As of September 30, 2008, NitroMed has two issued U.S. patents that expire in 2020, which relate to co-administration of the components of BiDil. The first U.S. patent covers methods for reducing mortality associated with chronic congestive heart failure, for improving the quality of life, for improving oxygen consumption or for improving exercise tolerance in black patients. The second U.S. patent covers additional claims to specific indications and dosing ranges for the treatment of heart failure and other conditions in black patients. In addition, NitroMed has filed 13 U.S. patent applications, 2 Patent Cooperation Treaty, or PCT, applications, and 28 corresponding foreign patent applications that could provide additional patent protection for BiDil.

Nitric Oxide-Enhancing Technologies

As of September 30, 2008, NitroMed has 29 pending U.S. patent applications and 90 issued U.S. patents and NitroMed also has 37 issued patents and 103 pending patent applications in certain major industrial countries, including Canada, the major European market countries, Australia and Japan generally relating to its nitric oxide-enhancing technologies. These issued U.S. and foreign patents expire on various dates through 2027.

Corporate Collaborations and Business Arrangements

Elan.  In February 2007, in connection with NitroMed’s efforts to develop BiDil XR, NitroMed entered into a license agreement with Elan. Pursuant to the agreement, Elan granted to NitroMed an exclusive worldwide license, for the term of the agreement, to certain know-how, patents and technology, and any improvements to any of the foregoing developed by either party during the term of the agreement. Pursuant to this license, NitroMed has the right to import, use, offer for sale and sell the oral capsule formulation incorporating specified technology referred to in the agreement and containing, as its sole active combination of ingredients, the combination of the active drug substances isosorbide dinitrate and hydralazine hydrochloride, including BiDil XR. In consideration for the grant of the license, NitroMed has agreed to pay Elan royalties that are calculated by reference to annual net sales parameters set forth in the agreement. In addition, NitroMed has also agreed to pay Elan specified amounts upon the achievement of specified development and commercialization milestone events set forth in the agreement.

The term of the agreement runs in the United States from the effective date of the agreement until the later of (a) the 20th anniversary of the date of the first sale of the product by NitroMed or a permitted sublicensee to an unaffiliated third party, which is referred to in the agreement as the first in market sale, or (b) the expiration of the last-to-expire patent for the product listed in the FDA’s “Orange Book.” Elsewhere in the world, the term will run on a country by country basis from the effective date of the agreement until the later of (a) the 20th anniversary of the date of the first in market sale of the product in the country concerned or (b) the expiration of the life of the last to expire patent included in the Elan intellectual property in that country. Following the expiration of the initial term, the agreement shall continue automatically for rolling 3 year periods thereafter, unless the agreement has been terminated by either of the parties by serving 1 year’s written notice on the other party prior to the end of the initial term or any such additional 3 year period. Either Elan or NitroMed may terminate the agreement in the event of a material, uncured breach by the other party, or if the other party goes into liquidation or becomes bankrupt or insolvent. In addition, NitroMed may terminate the agreement in the event of a technical failure, which is defined as the inability to achieve a pharmacokinetic profile for the product consistent with that of BiDil administered three times daily (at 6 hour intervals). Elan may terminate the agreement with respect to a particular country in the territory in the event that NitroMed does not meet certain obligations set forth in the agreement with respect to such country, provided that Elan must first consult with NitroMed and, if applicable, provide NitroMed with an opportunity to meet such obligations prior to exercising Elan’s termination rights.

Schwarz Pharma Manufacturing, Inc.  In February 2005, NitroMed entered into a five-year exclusive manufacturing and supply agreement with Schwarz Pharma for the three times daily immediate release dosage formulation of BiDil. Under the supply agreement, NitroMed has the right to engage a backup manufacturer but does not currently have any backup manufacturing agreement in place. The agreement renews automatically upon the expiration of the then-current term for successive one year terms unless either party provides written notice of termination at least six months prior to the expiration of the then-current term. The agreement is also terminable upon the occurrence of certain specified events. Schwarz Pharma is now a division of UCB S.A.

Cardinal Health PTC, LLC.  In June 2005, NitroMed entered into a three-year exclusive distribution agreement with Cardinal Health for the distribution of BiDil in all formulations. NitroMed is obligated to pay Cardinal Health fees for the services provided under the agreement. Pursuant to the terms of the agreement, Cardinal Health has the right of first negotiation for any new pharmaceutical product to be sold by NitroMed during the term. The agreement renews automatically unless either party provides written notice of termination at least ninety days prior to the expiration of the then-current term. The agreement may be terminated without cause upon 120 days notice. However, NitroMed is obligated to pay certain fees if NitroMed exercises this termination right during the initial term of the agreement. The agreement is also terminable upon the occurrence of certain specified events.

Dr. Jay N. Cohn.  In January 1999, as amended in August 2000, January 2001, March 2002 and September 2008, NitroMed entered into a collaboration and license agreement with Dr. Jay N. Cohn. Under the agreement, Dr. Cohn licensed to NitroMed exclusive worldwide royalty-bearing rights to technology and inventions owned or controlled by Dr. Cohn and that relate to BiDil for the treatment of cardiovascular disease. NitroMed has made milestone payments and is currently making royalty payments to Dr. Cohn upon sales of BiDil. NitroMed will pay Dr. Cohn a specified reduced royalty on net sales of collaboration products (as defined in the original agreement) until such time as the aggregate dollar amount retained by it and not required to be paid to Dr. Cohn as a result of such reduced royalty rate equals a specified aggregate dollar amount, which NitroMed refers to as the maximum amount. Once the maximum amount has been achieved, the original royalty rate will be restored. Should NitroMed sublicense its rights under the agreement to a third party, Dr. Cohn will receive a specified percentage of any royalty payments NitroMed receives from the sublicensee, and any such payments made to Dr. Cohn by it will also be subject to offset up to the maximum amount. The agreement imposes upon NitroMed an obligation to use reasonable best efforts to develop and, upon receipt of regulatory approval, manufacture, market and commercialize products based upon the licensed rights. If NitroMed fails to meet this obligation, Dr. Cohn has the right to terminate the agreement and the license granted to NitroMed under the agreement. Dr. Cohn also has the right to terminate the agreement if NitroMed materially breaches the agreement and fails to remedy the breach within 30 days. NitroMed has the right to terminate the agreement at any time upon 30 days prior written notice. Unless earlier terminated, the agreement continues in perpetuity. Pursuant to the initial agreement, Dr. Cohn was appointed to NitroMed’s then-current scientific advisory board, entered into a consulting agreement with NitroMed and was granted an option to purchase 10,000 shares of its common stock.

FoxKiser.  In connection with NitroMed’s efforts to obtain the approval of BiDil from the FDA, NitroMed entered into an agreement with the law firm of FoxKiser LLC, which NitroMed refers to as FoxKiser, for services related to the regulatory approval process for BiDil. The agreement provided for payment of legal consulting fees upon receipt of written FDA approval of BiDil. On June 23, 2005, NitroMed received written FDA approval of BiDil, and in July 2005, NitroMed paid $2.4 million pursuant to the terms of this agreement. In addition, the agreement requires NitroMed to pay royalties to FoxKiser on commercial sales of BiDil. The royalty term ends six months after the date of market introduction of an FDA-approved generic version of BiDil.

Trademarks, Trade Secrets and Other Proprietary Information

NitroMed owns the following registered U.S. trademarks:

•	BiDil;

•	NitroMed;

•	NitroMed Cares;

•	More Life to Live; and

•	NitroMed “N” logo.

NitroMed has also filed applications for BiDil XR and HeartHealthHeritage. In addition, NitroMed depends upon trade secrets, know-how and continuing technological improvements to develop and maintain NitroMed’s competitive position. To maintain the confidentiality of trade secrets and proprietary information, NitroMed requires its employees, scientific advisors, consultants and collaborators, upon commencement of a relationship with NitroMed, to execute confidentiality agreements and, in the case of parties other than its research and development collaborators, to agree to assign their inventions to NitroMed. These agreements are designed to protect NitroMed’s proprietary information and to grant NitroMed ownership of technologies that are developed in connection with their relationship with NitroMed. These agreements may not, however, provide protection for NitroMed’s trade secrets in the event of unauthorized disclosure of such information.

Competition

NitroMed faces intense competition from a wide range of pharmaceutical and life science companies, as well as academic and research institutions and government agencies. These competitors include organizations that are developing and commercializing pharmaceutical products that may be competitive with BiDil and, if successfully developed and commercialized, BiDil XR.

NitroMed believes that competition for BiDil principally comes from companies currently marketing and selling therapeutics to treat heart failure in the general population. These competitors include GlaxoSmithKline, plc, Merck & Co., Inc., Pfizer Inc. and AstraZeneca plc. NitroMed also competes on the basis of the availability in generic form and at substantially lower prices of the individual components that constitute BiDil (isosorbide dinitrate, which is separately marketed for angina, and hydralazine hydrochloride, which is separately marketed for hypertension). Although these generic components are not bioequivalent to BiDil, physicians have, and may in the future, prescribe them in lieu of prescribing BiDil. NitroMed expects to face similar competitive factors with respect to BiDil XR to the extent that BiDil XR is successfully developed and commercialized.

Principal competitive factors in NitroMed’s industry include:

•	improved patient outcomes;

•	cost-effectiveness;

•	acceptance by patients, physicians, other health care providers and third-party public and private payors;

•	the quality and breadth of an organization’s technology;

•	the skill of an organization’s employees and its ability to recruit and retain skilled employees;

•	an organization’s intellectual property protection;

•	development, sales and marketing capabilities; and

•	the availability of substantial capital resources to fund development and commercialization activities.

Companies with which NitroMed competes generally have financial and other resources that are substantially greater than its own. Moreover, because NitroMed has discontinued all promotional activities for BiDil and NitroMed has ceased all research and development activities related to its nitric oxide based technologies, its ability to compete has been significantly adversely affected.

Government Regulation and Reimbursement

FDA Requirements for New Drug Compounds

The research, testing, manufacture, import, export and marketing of drug products (including their components) are extensively regulated by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to rigorous regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, labeling, promotion, sampling, marketing and distribution of pharmaceutical products. Failure to comply with applicable regulatory requirements may subject NitroMed to a variety of enforcement actions all of which could have a material effect.

The steps ordinarily required before a new pharmaceutical product may be marketed in the United States include pre-clinical laboratory tests, animal tests and formulation studies under the FDA’s good laboratory practice regulations, or GLP; the submission to the FDA of a notice of claimed investigational exemption or an investigational new drug application, or IND, which must become effective before clinical testing may commence; adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each indication for which FDA approval is sought; submission to the FDA of a new drug application, or NDA; satisfactory completion of a FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practice, or cGMP, requirements; and FDA review and approval of the NDA. Satisfaction of FDA pre-market approval requirements typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential product candidates for a considerable period of time and impose costly procedures upon a manufacturer’s activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, later discovery of previously unknown problems with a product, including new safety risks, may result in restrictions on the product or even complete withdrawal of the product from the market.

Clinical trials to support a NDA for marketing approval are typically conducted in three phases. In phase I, the drug is tested to assess safety, including side effects associated with increasing doses, metabolism, pharmacokinetics and pharmacological actions. Phase II usually involves trials in a limited patient population, to determine dosage tolerance and optimum dosage, identify possible adverse effects and safety risks, and provide preliminary support for the efficacy of the drug in the indication being studied. Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population. The FDA may require bioequivalence, bioavailability, or other clinical studies to support approval of new formulations of approved products, such as BiDil XR. All clinical trials must be conducted in compliance with patient protection laws and regulations, including requirements related to informed consent and institutional review board, or IRB, review and approval.

Clinical testing of any product may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient. The FDA, an IRB, or a clinical trial sponsor may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request additional clinical trials be conducted as a condition to product approval.

After successful completion of the required clinical testing, generally a NDA or supplement to an existing NDA is prepared and submitted to the FDA. FDA approval of the NDA or the NDA supplement is required before marketing of the product may begin in the United States. The cost of preparing and submitting a NDA or NDA supplement is substantial.

Following the FDA’s evaluations of the NDA or NDA supplement, including inspection of the manufacturing facilities, the FDA may issue an approval letter, an approvable letter, or a not approvable letter. A not approvable letter outlines deficiencies in the submission and often requires additional testing or information in order for the FDA to reconsider the application. An approvable letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require post-approval commitments, including testing and surveillance to monitor the drug’s safety or efficacy, and may also impose other conditions, including labeling restrictions which can materially impact the potential market and profitability of the drug. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Once the NDA or NDA supplement is approved, a product will be subject to certain post-approval requirements, including requirements for adverse event reporting and submission of periodic reports and/or supplemental NDAs for approval of changes to the originally approved prescribing information, product formulation, and manufacturing and testing requirements. Following approval, drug products are required to be manufactured and tested for compliance with NDA and/or compendial specifications prior to release for commercial distribution. The manufacture and testing must be performed in approved manufacturing and testing sites complying with current Good Manufacturing Practice, or cGMP, requirements and subject to FDA inspection authority. Drug manufacturers and their subcontractors are required to register their facilities with the FDA and are subject to periodic unannounced inspections by the FDA to assess compliance with cGMPs. Accordingly, after approval manufacturers must continue to expend time, money and effort in the area of production and quality control, and employee training, to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA strictly regulates the promotional claims that may be made about prescription drug products, including direct-to-consumer advertising, industry-sponsored scientific and educational activities, and promotional activities involving the Internet. Approved drug products must be promoted in a manner which is consistent with their terms and conditions of approval and the statutory standards of the Food, Drug, and Cosmetic Act. Failure to market consistent with the statutory and regulatory standards may result in enforcement action by the FDA, which may include product seizures, civil or criminal penalties, or regulatory letters, which may require corrective advertising or other corrective communications to healthcare professionals. Failure to comply with FDA regulations can also result in Department of Justice investigation based on the False Claims Act and other federal laws governing reimbursement for drugs under the Medicare, Medicaid and other federally supported healthcare programs. Both the FDA and Department of Justice enforcement may relate to previous marketing practices that NitroMed has since suspended.

Once a NDA is approved, the product covered thereby becomes a “listed drug” which can, in turn, be cited by potential competitors in support of approval of an abbreviated NDA, or ANDA. An approved ANDA provides for marketing of a drug product that has the same conditions of use, active ingredients, strength, dosage form, route of administration, and labeling as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. There is no requirement, other than the requirement for bioequivalence testing, for an abbreviated NDA applicant to conduct or submit results of pre-clinical or clinical tests to prove the safety or efficacy of its drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, are listed as such by the FDA, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

Federal law provides for a period of three years of marketing exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination, or for a new use, if the FDA deems that the approval of the drug was required to be supported by new clinical trials (other than bioequivalence studies) that were conducted by or for the sponsor. During this three-year period, the FDA cannot grant final approval of an ANDA based on that listed drug. Additionally, in the event that the sponsor of the listed drug has properly informed the FDA of patents covering its listed drug, applicants submitting an ANDA referencing that drug are required to certify whether they intend to market their generic products prior to expiration of those patents. If an ANDA applicant certifies that it believes all listed patents are invalid or not infringed, it is required to provide notice of its filing to the NDA sponsor and the patent holder. If the patent holder then initiates a suit for patent infringement against the ANDA sponsor within 45 days of receipt of the notice, the FDA cannot grant effective approval of the ANDA until either 30 months has passed or there has been a court decision holding that the patents in question are invalid, unenforceable or not infringed. If the ANDA applicant certifies that it does not intend to market its generic product before some or all listed patents on the listed drug expire, then the FDA cannot grant effective approval of the ANDA until those patents expire.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of drug products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency or the courts in ways that may significantly affect NitroMed’s business and its product candidates. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, or what the impact of such changes, if any, may be.

Foreign Regulation of New Drug Compounds

Approval of a drug product by comparable regulatory authorities will be necessary in all or most foreign countries prior to the commencement of marketing of the product in those countries, whether or not FDA approval has been obtained. The approval procedure varies among countries and can involve requirements for additional testing. The time required may differ than that required for FDA approval.

Hazardous Materials

NitroMed’s previous research and development processes involved the controlled use of hazardous materials, chemicals and radioactive materials and produce waste products. NitroMed is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. NitroMed does not expect the cost of complying with these laws and regulations to be material.

Reimbursement

NitroMed’s ability to continue to generate revenue through the sale of BiDil and any future products depends in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly-approved health care products, products used for indications not approved by the FDA and products which have competitors for their approved indications. If NitroMed is unable to maintain its level of preferential reimbursement treatment for BiDil from governmental and other third-party payors, NitroMed’s ability to sell and/or maintain acceptable pricing schemes for BiDil may be impaired, thereby reducing NitroMed’s revenue.

Employees

As of December 1, 2008, NitroMed had six employees, all of whom were engaged in management, regulatory, administration and finance.

None of NitroMed’s employees are represented by a labor union or covered by a collective bargaining agreement, nor has NitroMed experienced work stoppages.

Product Liability Insurance

The administration of NitroMed’s products to humans, whether in clinical trials or after marketing approvals are obtained and the product is in use commercially, may expose NitroMed to liability claims. These claims might be made by customers, including corporate partners, clinical trial subjects, patients, pharmaceutical companies or others. NitroMed maintains product liability insurance coverage for claims arising from the use of its products, whether in clinical trials or approved commercial usage. However, insurance coverage is becoming increasingly expensive, and its insurance may not provide sufficient coverage to fully protect NitroMed against liability. If NitroMed is unable to maintain sufficient levels of insurance due to increased costs or if its insurance does not provide sufficient coverage against liability claims, a finding of liability could deplete NitroMed’s resources and reduce the assets available for its daily operations.

Significant Customers

NitroMed’s significant customers for the period ended September 30, 2008 and in each of the last three years, and their percentage of its total sales, are as follows:

	Nine Months Ended	Year Ended
	September 30,	December 31,
Customer	2008	2007	2006	2005

McKesson Corporation	38%	38%	34%	44%
Cardinal Health	35%	36%	36%	21%
Amerisource Bergen Corporation	18%	17%	18%	14%

NitroMed’s sales of BiDil are made to customers geographically located throughout the United States.

NitroMed recognized $750,000 in research and development revenue from the non-exclusive licensing of certain non-strategic intellectual property in 2007, and recognized no research and development revenue in 2006. In 2005, NitroMed’s former collaboration activities with Boston Scientific Corporation accounted for 100% of NitroMed’s research and development revenues. No other company accounted for more than 10% of NitroMed’s total revenues in fiscal years 2007, 2006 or 2005 or for the nine months ended September 30, 2008.

Raw Materials

The active ingredients in BiDil are hydralazine hydrochloride, which NitroMed purchases from Flavine International, Inc., the U.S. representative of Sumitomo Corp., and isosorbide dinitrate, which NitroMed purchases from Dottikon ES Holding AG. Sumitomo is currently the only supplier which is qualified to provide hydralazine hydrochloride for the manufacture of BiDil. NitroMed does not have any agreement with Sumitomo regarding the supply of hydralazine hydrochloride.

Segment Information

During the nine months ended September 30, 2008 and the three years ended December 31, 2007, 2006 and 2005, NitroMed operated in one reportable business segment, developing nitric oxide-enhancing medicines, under the management approach of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.

Available Information

NitroMed’s internet website address is http://www.nitromed.com. Through NitroMed’s website, NitroMed makes available, free of charge, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, proxy and registration statements, and all of its insider Section 16 reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission, or SEC. These SEC reports can be accessed through the “Investors” section of NitroMed’s website. The information found on NitroMed’s website is not part of this or any other report it files with, or furnishes to, the SEC.

Properties

NitroMed subleases approximately 4,000 square feet of office space at a facility located at 45 Hayden Avenue in Lexington, Massachusetts pursuant to a month-to-month sublease. NitroMed believes that its office space is adequate for its needs for the foreseeable future.

Legal Proceedings

NitroMed is currently not a party to any material legal proceedings.

ARCHEMIX’S BUSINESS

Overview

Archemix is a biotechnology company focused on discovering, developing and commercializing aptamer therapeutics. Aptamers are synthetically-derived oligonucleotides, or short nucleic acid sequences. Aptamers represent an emerging class of potential therapeutic agents that Archemix believes may have broad application to treat a variety of human diseases and have distinct advantages over other drug classes. To date, the United States Food and Drug Administration, or FDA, has approved one aptamer therapeutic. Using Archemix’s proprietary aptamer discovery processes, which are protected by its patent portfolio, Archemix is developing aptamer product candidates for rare hematological diseases. Archemix currently has no products approved for commercial sale, and to date, it has generated no revenues from commercial sales.

Archemix believes that aptamer therapeutics combine many of the beneficial characteristics of biologics, small molecules and other classes of oligonucleotides, such as antisense and small interfering RNA, or siRNA. Aptamers have the ability to disrupt interactions between proteins, bind with high affinity and specificity to their protein targets and can be designed to have a specified duration of action. Aptamers are discovered using chemical processes, which permits rapid discovery and ease of manufacturing. In addition, Archemix has not observed the generation of antibodies, or immunogenicity, against its aptamer product candidates.

Archemix’s lead aptamer product candidate, ARC1779, is designed to inhibit the function of a protein known as von Willebrand Factor, or vWF. When vWF is activated, it is responsible for the adhesion, activation and aggregation of platelets, which are involved in the formation of blood clots. Archemix is developing ARC1779 to treat thrombotic microangiopathies, or TMA, which is a group of diseases caused by the increase of vWF activity. These diseases are characterized by the formation of excessive blood clots which block, or occlude, the arterial circulation and cause injury to key organs, including the brain, heart and kidneys. TMA includes the various forms of thrombotic thrombocytopenic purpura, or TTP, and hemolytic uremic syndrome, or HUS. There is no drug treatment specifically approved for patients with any form of TMA. Based on published case studies, Archemix believes that the mortality rate for patients with TTP, which accounts for most of the patients with TMA, is up to approximately 20%.

In March 2007, Archemix completed a Phase 1 clinical trial of ARC1779 in 47 healthy volunteers in which it observed no serious adverse events. In addition, Archemix observed that vWF activity and platelet function were inhibited in a manner that correlated to the dose and concentration of ARC1779. Archemix believes that the results of this clinical trial demonstrate the mechanism of action of ARC1779 and support the continued development of this aptamer product candidate. In January 2008, Archemix commenced a Phase 2a clinical trial of ARC1779 in patients suffering from TTP. As of December 1, 2008, Archemix had completed enrollment in the Phase 2a trial in TTP patients. In total, 21 patients were enrolled in the Phase 2a trial. On August 4, 2008, Archemix submitted an IND for a Phase 2b trial of ARC1779 in patients suffering from TMA to the FDA, which included interim safety data from the Phase 2a trial. The IND became effective on September 4, 2008. Currently, one site in the United States is active and recruiting patients for the Phase 2b trial. Archemix also has regulatory approval to conduct the Phase 2b trial in Canada and the United Kingdom and is waiting for regulatory approval in Austria, Switzerland and Italy. Archemix estimates that a total of approximately 35 sites worldwide will be activated and recruiting patients during the course of the Phase 2b trial. Assuming timely enrollment, Archemix believes that the recruitment phase of the study could last approximately 24 months. ARC1779 for the treatment of TTP has received orphan drug designation from both the FDA and the European Commission. Also, in September 2008, Archemix submitted a request for a Clinical Trial Authorization in the United Kingdom for a Phase 2a trial using ARC1779 in patients undergoing a surgical procedure known as carotid endarterectomy. Regulatory approval was received in November 2008, and Archemix expects to dose the first patient in this trial as early as the first quarter of 2009.

Archemix is also conducting pre-clinical and discovery research with additional aptamer programs focused on other rare hematological diseases. Archemix’s aptamer product candidate ARC5692 is in pre-clinical development and is designed to inhibit the function of a protein called P-selectin for use in patients with sickle cell disease, or SCD. Archemix is also conducting research activities with aptamers for use in treating patients with hemophilia. Archemix may advance these aptamer product candidates either on its own or through strategic alliances.

In addition to discovering and developing its own aptamer product candidates, Archemix has licensed its intellectual property to third parties to develop their own aptamer product candidates. Currently, Archemix’s licensees are evaluating five different aptamer product candidates in human clinical trials: two in Phase 2 with target indications of acute myeloid leukemia, renal cell carcinoma, coronary artery bypass graft surgery, or CABG, and percutaneous coronary intervention, or PCI and three in Phase 1 with target indications of CABG, PCI, kidney dialysis and age-related macular degeneration. Archemix enters into these license arrangements as part of its strategy to expand the commercial potential for aptamer therapeutics and to fund the development of its product pipeline. To date, Archemix has entered into license agreements with more than 10 biotechnology and pharmaceutical companies, including Pfizer, Merck Serono and Takeda Pharmaceuticals. These agreements provide Archemix with the right to receive upfront payments, research funding, payments if Archemix achieves specified milestones and/or potential royalties from any product sales. Some of the agreements also provide Archemix with equity investments, co-development rights, co-promotion rights, rights of first refusal and/or profit sharing rights.

From its inception through September 30, 2008, Archemix has received approximately $66.6 million in upfront payments and equity investments from its collaborators and an aggregate of approximately $23.9 million in research funding and milestone payments.

The Potential for Aptamer Therapeutics

Aptamers represent an emerging class of potential therapeutic agents that Archemix believes may have broad application to treat a variety of human diseases and have distinct advantages over other drug classes. The FDA has approved one aptamer for therapeutic use, Macugen®, which is marketed by Eyetech, Inc. for the treatment of an eye disease known as neovascular, or wet, age-related macular degeneration. Based on preclinical and clinical data, Archemix believes that aptamer therapeutics combine many of the beneficial characteristics of small molecules and biologic drugs and other classes of oligonucleotides, such as antisense and siRNA, without exhibiting many of their limitations.

Advantages of Aptamers

Archemix believes that aptamer therapeutics have the potential to offer the following benefits:

•	Attractive drug-like properties.

•	Ability to disrupt interactions between proteins. The large surface area of interaction between an aptamer and its protein target make an aptamer well-suited to block interactions between proteins. Because abnormal interactions between proteins are involved in many disease processes, the use of aptamers to inhibit these interactions may have meaningful clinical significance. Furthermore, since aptamers can interact with proteins found on the surface of and outside cells, aptamers do not have to cross the cell membrane, which may make it easier to deliver an effective quantity of aptamer to the target.

•	High affinity binding and specificity. Aptamers have well-defined, three-dimensional shapes, which allow them to interact with a folded, three-dimensional protein target, like a key in a lock. The complementary structure of an aptamer and its protein target allows aptamers to bind to their protein targets with high affinity and specificity.

•	Rationally designed duration of action. Aptamers can be rationally designed with an optimized duration of action necessary to achieve a desired effect. Archemix uses proprietary chemical stabilization and conjugation techniques to prevent or reduce the metabolism of the aptamer and its elimination from the body, which Archemix believes may permit aptamers to be used in treating both acute and chronic diseases.

•	No observed immunogenicity. Because nucleic acids are not typically recognized by the human immune system as foreign agents, aptamers do not generally trigger an antibody response. To date, Archemix has not observed an antibody response to any of its aptamer product candidates in its preclinical or clinical trials.

•	Rapid in vitro discovery and chemical synthesis. Discovering aptamers is an entirely in vitro process that does not rely on biological organisms. This allows for rapid and reproducible discovery compared to biologic drug products. Using Archemix’s proprietary process called Systematic Evolution of Ligands by EXponential expression, or SELEX, Archemix can select aptamers that bind to a selected target in vitro with high affinity and specificity in approximately one month. Then, using its proprietary post-SELEX modification processes, Archemix engineers desired characteristics and functionality into each aptamer such that it is ready for preclinical animal testing in approximately 12 to 15 months.

•	Ease of manufacturing. Because aptamers are chemically synthesized, they can be manufactured in a rapid, scalable and reproducible manner.

•	Intellectual property.

•	Broad patent portfolio. As of December 1, 2008, Archemix owns or has licensed exclusive rights for aptamer therapeutic applications to over 200 issued patents, including 162 issued United States patents and ten European patents and approximately 300 pending patent applications worldwide, including 64 pending United States patent applications, pertaining to the discovery and development of aptamers and their role in treating disease. All of Archemix’s issued patents and approximately 100 of its pending patent applications are exclusively licensed from Gilead pursuant to an agreement Archemix entered into with Gilead in October 2001. Archemix is obligated to pay a nominal royalty to the University of Colorado at Boulder, from which Gilead obtained the underlying technology, based on any net sales of and sublicense income from aptamer products. Archemix is also obligated to use commercially reasonable efforts to develop the licensed technology. In addition, Archemix has sublicensed the rights to patents and know-how from both Isis Pharmaceuticals, Inc. and SomaLogic, Inc. Archemix believes its access to these patents and know-how further strengthens its broad patent portfolio.

•	Rights to develop aptamer therapeutics. Archemix believes that its broad patent portfolio provides it with the exclusive right to discover and develop aptamer therapeutics, other than aptamer therapeutics targeting vascular endothelial growth factor and aptamers conjugated to radio therapeutics. In addition, because aptamers have only recently been recognized as potential therapeutic agents, the use of aptamers for the treatment of disease is often not blocked by existing intellectual property covering other classes of drugs.

Limitations of Other Therapies

Archemix believes that aptamer therapeutics will not exhibit some of the limitations of many other types of drugs, such as small molecules, monoclonal antibodies and other biologics, and other classes of oligonucleotides, such as antisense and siRNA. As a class, small molecules are often ineffective at blocking interactions between proteins. Therefore, Archemix believes that aptamer therapeutics may complement and not compete with small molecule therapeutics. Monoclonal antibodies are derived from biological processes and cannot be designed to have a specified duration of action or other desired properties. In addition, the structure and composition of monoclonal antibodies makes them susceptible to the body’s antibody response to the monoclonal antibody therapy. Biologics also have a long development cycle and are costly and difficult to manufacture. Archemix believes that the smaller size of current alternatives to monoclonal antibodies, such as antibody fragments, may result in the loss of important biological activity, shortened duration of action and lower expression levels that may reduce therapeutic potential.

Archemix also believes that there are limitations to other classes of therapeutic oligonucleotides, such as antisense and siRNA. These molecules function by binding to nucleic acids found inside cells, which requires them to cross the target cell membrane in a predictable manner to achieve meaningful concentrations. Archemix believes that delivering oligonucleotides across the cell membrane and into the target cell at a therapeutically meaningful level is a significant hurdle to the development of therapeutics based on these oligonucleotides. In contrast, aptamers bind to proteins. Each of Archemix’s aptamers in development targets a protein that is found on the surface of or outside a cell, which Archemix believes may facilitate the effective delivery of a therapeutically active quantity of the aptamer to the target.

Archemix’s Aptamer Discovery Process

Archemix intends to expand its aptamer product candidate pipeline through its proprietary discovery platform. Archemix discovers aptamers entirely in vitro using chemical processes, which it believes reduces costs and discovery timelines. Archemix begins discovery with its proprietary SELEX discovery process which isolates aptamers that exhibit high affinity and specificity for the selected target. Archemix then selects those that exhibit the desired functional activity and uses its proprietary post-SELEX modification processes to stabilize and optimize these aptamers, improving their suitability for preclinical and clinical development. Archemix believes that these proprietary discovery capabilities will allow it to develop many aptamer product candidates across a variety of therapeutic areas.

SELEX

The SELEX process is a drug discovery tool that rapidly identifies aptamers that specifically bind to many types of molecular targets. For each target, Archemix randomly generates one or more unique libraries of oligonucleotides that it screens against the target protein. SELEX is an iterative process that repeatedly tests and refines the binding capacity of each of the starting oligonucleotide libraries to a target protein. In general, in one month Archemix can reduce each starting library of an estimated 100 trillion, or 1014, random oligonucleotides to approximately 100 or fewer sequences of interest, or early leads.

The SELEX process incorporates the following four steps:

•	Pool generation. Archemix begins by randomly generating libraries, or pools, of unique oligonucleotides. Archemix estimates that there are 1014 oligonucleotides in each pool. Archemix uses different types of nucleotides in its pools depending on what properties it wants the resulting aptamer to have. For example, if Archemix is seeking to design an aptamer for an acute indication for which it wants a short duration of action, it may use natural nucleotides, which are the basic building blocks of RNA or DNA molecules, which are rapidly degraded in the body. Conversely, if Archemix wants an aptamer with a longer duration of action, it may introduce mixtures of chemically modified nucleotides that resist degradation.

•	Selection. After Archemix generates a pool of oligonucleotides, it screens the pool to find those oligonucleotides with the greatest affinity for the target of interest. Archemix screens a pool against the target protein by allowing the pool and target to incubate together for a period of time. The oligonucleotides in each pool with weak or no affinity for the target have a tendency to remain free in solution, while those with some capacity to bind will tend to associate with the target. Archemix then isolates the target-bound oligonucleotides from each pool, which are the oligonucleotides with the highest affinity for the target, and uses them in subsequent rounds of the SELEX process.

•	Amplification. After Archemix isolates the oligonucleotides that demonstrate high affinity for the target, Archemix copies, or amplifies, them to generate libraries of oligonucleotides with enhanced affinity for the target, or enriched pools. Archemix screens these enriched pools against the target in an iterative fashion until it identifies those aptamers from each pool with the highest binding affinity.

•	Aptamer isolation. After five to 15 cycles of selection and amplification, Archemix can reduce its starting pool of an estimated 1014 oligonucleotides to approximately 100 or fewer sequences that bind tightly to the target of interest. Archemix then determines the nucleotide sequences of the individual aptamers and measures and compares the target binding affinity and functional activity of these aptamers. Archemix advances the aptamers with the highest affinity and functional activity against the target to Archemix’s post-SELEX modification processes.

Post-SELEX Modification Processes

The early leads isolated by the SELEX process display affinity and specificity for the selected target, but often exhibit chemical characteristics that limit their potential as therapeutics. Accordingly, following the SELEX process, Archemix uses proprietary chemistry techniques, which it calls post-SELEX modification, to design, stabilize and optimize the early leads to create aptamer product candidates for clinical development. Specifically, Archemix seeks to engineer the aptamers’ rates of metabolism by and excretion from the body so that the aptamers may have the appropriate duration of action to achieve the desired therapeutic effect.

The steps involved in post-SELEX modification include:

•	Minimization. The initial aptamer sequences isolated by SELEX are typically 70 to 80 nucleotides long. Commercializing aptamers of this length would be difficult and expensive using current manufacturing techniques, and production yields would be low. Accordingly, Archemix applies its proprietary methods to identify the active portion or core of the aptamer and remove unnecessary nucleotides from the molecule. Archemix is typically able to reduce the aptamer to between 20 and 40 nucleotides in length without compromising the affinity, specificity or functional activity of the aptamer for the target of interest.

•	Optimization. Once Archemix has an aptamer of appropriate size, it optimizes its affinity, functional activity and metabolic stability.

•	Affinity and functional activity improvements. Archemix uses sequence and chemical modifications to improve an aptamer’s affinity for its target and functional activity using a technique in which sets of variant aptamers are chemically synthesized. These sets of variants typically differ from the starting aptamer as a result of the introduction of a single nucleotide modification and differ from each other by the location of this modification. Archemix then compares these variant aptamers to each other and to the starting aptamer in order to determine which modifications improve affinity and/or functional activity.

•	Nuclease resistance. If not chemically altered, aptamers composed of unmodified nucleotides may be rapidly degraded, or metabolized, by enzymes which are naturally present in the blood and tissues. These enzymes, known as nucleases, bind to and metabolize the aptamer. While rapid drug metabolism and a short duration of action are desirable for some clinical applications, a prolonged duration of action is necessary for other disease categories. Accordingly, Archemix uses proprietary methods to identify the specific sites within an aptamer that are most susceptible to nuclease metabolism. With this information, Archemix introduces site-specific stabilizing substitutions into the aptamer to achieve nuclease resistance.

•	PEGylation. Duration of action is often correlated to how long the aptamer remains in the body. Because aptamers are small in size, they may be naturally excreted before they have achieved their intended therapeutic effect. To slow the rate of excretion from the body, Archemix increases the size of the aptamer by attaching it to another molecule known as polyethylene glycol, or PEG, to create a larger molecule. This process is known as PEGylation. Archemix can achieve the desired duration of action by using different sizes, structures and attachment locations of PEG molecules. Once Archemix PEGylates the aptamer, it tests it to determine whether it has achieved the desired duration of action. Through this combination of SELEX and post-SELEX modification processes, Archemix is able to design and confirm the desired properties of an aptamer that it believes will address the proposed therapeutic indication.

Archemix’s Business Strategy

Archemix’s goal is to be the leader in the discovery and development of aptamer therapeutics. Archemix intends to achieve its goal by using its proprietary technology and expertise with aptamers to develop aptamer product candidates and to license its technology to others to discover and develop their own aptamer therapeutics. Consistent with its goal, Archemix is planning to pursue the following strategies:

•	Advance ARC1779 through clinical development. Archemix believes that the preclinical, Phase 1 and initial Phase 2a clinical data for ARC1779 demonstrate its ability to selectively inhibit vWF, which could play a key role in TMA, an area of unmet medical need. There is no drug treatment specifically approved for patients with the forms of TMA, and ARC1779 has received orphan drug designation for the treatment of TTP from both the FDA and the European Commission. Archemix has filed IND’s with the FDA and corresponding regulatory documents with foreign regulatory authorities to evaluate ARC1779 in a Phase 2b trial in patients with TMA and a Phase 2a in patients undergoing carotid endarterectomy. Archemix is currently recruiting patients in the Phase 2b trial in patients with TMA and expects to dose the first patient in the Phase 2a in patients undergoing carotid endarterectomy as early as the first quarter of 2009. If Archemix’s clinical trials of ARC1779 are successful, it intends to advance this aptamer product candidate into additional trials, including pivotal clinical trials, as rapidly as possible either on its own or through strategic alliances.

•	Generate additional aptamer product candidates for rare hematological diseases. Archemix plans to use its proprietary discovery platform, including SELEX and its post-SELEX modification processes, and expertise to discover and develop aptamer product candidates for rare hematological diseases. Archemix’s aptamer product candidate known as ARC5692 is in pre-clinical development and is designed to inhibit the function of a protein called P-selectin for use in patients with sickle cell disease, or SCD. Archemix is also conducting research activities with aptamers for use in treating patients with hemophilia. Archemix may advance these aptamer product candidates either on its own or through strategic alliances.

•	Enter alliances to build capabilities in therapeutic areas of strategic interest. In some disease areas, such as cancer, Archemix intends to continue to enter into strategic alliances in which its collaborators will share the costs and risks of developing and commercializing aptamer therapeutics. Under some of its collaborations, Archemix has the option to co-develop and co-promote aptamer product candidates in order to expand its development and marketing expertise. Archemix expects that these strategic alliances will also enable it to develop its own capabilities in these areas by working closely with its collaborators in developing and commercializing aptamer product candidates. Consistent with this strategy, Archemix plans to discover aptamers to treat cancer as part of its research and development collaborations with Merck Serono. As part of one of these collaborations, Archemix retains the right to co-develop and co-promote some or all of the aptamer product candidates in the United States subject to the collaboration.

•	Identify strategic opportunities to license Archemix’s technologies to others. Archemix intends to continue to license its intellectual property to third parties to develop their own aptamer therapeutics, primarily for chronic indications. Archemix expects to continue to use such agreements as part of its strategy to expand the commercial potential for aptamer therapeutics and to fund the development of its product pipeline. To date, Archemix has entered into aptamer product development agreements with more than 10 biotechnology and pharmaceutical companies, including Pfizer, Merck Serono and Takeda Pharmaceuticals. These agreements provide Archemix with a source of cash flow in the form of upfront payments, research funding and/or payments if Archemix achieves specified milestones. In addition, Archemix has the right to receive royalties from future product sales, if any, although it has not received any royalties to date. Some of the agreements also provide Archemix with equity investments, co-development rights, co-promotion rights, rights of first refusal or profit sharing rights.

•	Maintain and expand Archemix’s proprietary technology and intellectual property position. Archemix owns or exclusively licenses an extensive estate of issued patents and pending patent applications for the discovery and development of aptamers and their role in treating disease. Archemix believes that its intellectual property position is and will continue to be a key factor in its discovery and development efforts and its ability to form strategic relationships with others. Archemix intends to expand its intellectual property position by filing additional patent applications covering fundamental aspects of aptamers and through in-licensing agreements that provide Archemix with access to technologies useful in the development of aptamer therapeutics.

The Aptamer Development Pipeline

Archemix believes that aptamers can be used to treat acute and chronic diseases. To date, Archemix has elected to focus its internal drug discovery and development efforts primarily on acute indications related to rare hematological diseases and to collaborate with third parties for other acute indications and for chronic indications. The table below summarizes the most advanced aptamer product candidates Archemix is developing on its own, the aptamer product candidates Archemix has the option to co-develop with others, and the aptamer product candidates being developed under licenses Archemix has granted to others.

Aptamer Product
Development	Candidate		Stage of	Collaborator/
Rights	(Molecular Target)	Target Indication	Development	Licensee

Being developed by Archemix:	ARC1779 (von Willebrand Factor)	Thrombotic Microangiopathies	Phase 2b currently enrolling patients	None

	ARC1779 (von Willebrand Factor)	Carotid endarterectomy	Phase 2a expected to commence in 1Q09	None
	ARC5692	Sickle Cell Disease (Acute Chest Syndrome)	Pre-clinical development	None
		Hemophilia	Research	None

Being developed by others with specified co-development rights:	Anti-Cancer Aptamers	Multiple Cancers	Research	Merck Serono

Being developed by others under license:	AS1411 (Nucleolin)	Acute Myeloid Leukemia	Phase 2 commenced in 3Q07	Antisoma
	AS1411 (Nucleolin)	Renal Cell Carcinoma	Phase 2 commenced in 3Q08	Antisoma
	REG1 (Factor IXa)	Percutaneous Coronary Intervention, PCI	Phase 2 completed enrollment in 4Q08	Regado Biosciences

	REG1 (Factor IXa)	Coronary Artery Bypass Graft Surgery, CABG	Phase 2b expected to commence in 3Q09	Regado Biosciences
	NU172 (Thrombin)	CABG, PCI, Kidney Dialysis	Phase 2 expected to commence in 4Q08/1Q09	Nuvelo
	E10030 (PDGF)	Age Related Macular Degeneration (AMD)	Phase 1 commenced in 1Q08	Ophthotech
	ARC1905 (C5)	AMD	Phase 1 commenced in 4Q08	Ophthotech

Archemix’s Proprietary Aptamer Product Candidate: ARC1779

Archemix’s lead aptamer product candidate, ARC1779, is a PEGylated aptamer consisting of 40 nucleotides that is administered intravenously. ARC1779 is designed to inhibit the platelet-binding function of a protein called von Willebrand Factor, or vWF. vWF plays a key role in the normal blood clotting process by mediating platelet activity. The body regulates vWF to maintain the normal balance between clotting and bleeding. The increase of vWF can cause disease characterized by excessive clotting, while a deficiency of vWF can cause disease characterized by excessive bleeding. Archemix believes that ARC1779, with its potential to inhibit the function of vWF, could address significant, unmet medical needs in the treatment of patients who are suffering from blood disorders characterized by the increase of vWF.

Archemix is developing ARC1779 to treat thrombotic microangiopathies, or TMA, which is a group of diseases caused by the increase of vWF. These diseases are characterized by the formation of excessive blood clots which block, or occlude, the arterial circulation and cause injury to key organs, including the brain, heart and kidneys. TMA includes the various forms of thrombotic thrombocytopenic purpura, or TTP, and hemolytic uremic syndrome, or HUS. TTP is a disease characterized by decreased platelet counts, or thrombocytopenia, the abnormal fragmentation of red blood cells, or microangiopathic hemolytic anemia, and small blood clots, or microthrombi. HUS is a disease characterized by thrombocytopenia, hemolytic anemia and kidney failure. There is no drug treatment specifically approved for patients with any form of TMA. Based on published case studies, Archemix believes that the mortality rate for patients with TTP, which accounts for most of the patients with TMA, is up to approximately 20%.

In March 2007, Archemix completed a Phase 1 clinical trial of ARC1779 in 47 healthy volunteers in which it observed no serious adverse events. In addition, Archemix observed that vWF activity and platelet function were inhibited in a manner that correlated to the dose and concentration of ARC1779. Archemix believes that the results of this trial demonstrate the mechanism of action of ARC1779 and support the continued development of this aptamer product candidate in patients with TMA. In January 2008, Archemix commenced a Phase 2a clinical trial of ARC1779 in patients suffering from TTP. As of December 1, 2008, Archemix had completed enrollment in the Phase 2a trial in TTP patients. In total, 21 patients were enrolled in the Phase 2a trial. On August 4, 2008, Archemix submitted an IND for a Phase 2b trial of ARC1779 in patients suffering from TMA to the FDA, which included interim safety data from the Phase 2a trial. The IND became effective on September 4, 2008. Currently, one site in the United States is active and recruiting patients for the Phase 2b trial. Archemix also has regulatory approval to conduct the Phase 2b trial in Canada and the United Kingdom and is waiting for regulatory approval in Austria, Switzerland and Italy. Archemix estimates that a total of approximately 35 sites worldwide will be activated and recruiting patients during the course of the Phase 2b trial. Assuming timely enrollment, Archemix believes that the recruitment phase of the study could last approximately 24 months.

ARC1779 for the treatment of TTP has received orphan designation in both the United States and the European Union.

ARC1779 for TMA

Thrombotic microangiopathies, or TMA, is a group of rare blood disorders characterized by thrombocytopenia, microangiopathic hemolytic anemia, and microthrombi that occur primarily from the increase of vWF activity, which results in the formation of excessive blood clots which block, or occlude, the arterial circulation and cause injury to key organs, including the brain, heart and kidneys. This process leads to a consumption of platelets and thus a low platelet count and a variety of other symptoms such as anemia, purpura, renal failure, fragmented blood cells severed by fibrin products, and ischemic injury to target organs including the heart and brain. TMA include TTP and HUS. TTP has various forms, including familial TTP, which results from congenital defects or deficiencies of the enzyme ADAMTS13, which normally inactivates vWF; acquired or idiopathic TTP, which typically results from the formation of antibodies which inhibit the function of ADAMTS13; and forms of TTP which occur as a consequence of pre-existing medical conditions such as autoimmune disorders or drug toxicity related to procedures such as chemotherapy.

The enzyme ADAMTS13, which is responsible for regulating vWF by inactivating it, is necessary to maintain the normal balance between bleeding and clotting. In patients suffering from TMA, vWF is not properly broken down. This permits vWF to bind excessively to platelets, causing excessive blood clots. These clots form throughout the circulation and can lead to serious medical consequences such as strokes, seizures, kidney failure and heart attack. Each year in the United States, between four and 11 new cases of TMA per million of the total population are diagnosed. There is no drug treatment specifically approved for patients with any form of TMA.

Role of von Willebrand Factor in TMA

When blood vessels are cut or damaged as a result of an injury, there is a natural process to stop the resulting loss of blood. This is accomplished by solidification of the blood during a process called coagulation or clotting. When activated, vWF plays two important roles in the normal clotting process. First, vWF helps platelets adhere to damaged blood vessels. This immediate response forms an initial platelet coating at the site of injury. Second, vWF plays an important role in the accretion of additional platelets, and stimulation of additional platelet functions strengthens and stabilizes the clot.

An important part of the clotting process is the ability of vWF molecules to bind to one another to form larger molecules known as multimers. The size of these multimers allows them to bind to more platelets than a single vWF molecule. Because each multimer can bind many platelets at the site of an injury, the larger the multimer, the more extensive the binding. However, if a vWF multimer becomes too large it can bind excessively to platelets and cause undesired clots. The size of vWF multimers is regulated by ADAMTS13, which breaks down vWF multimers that have become too large. In the absence of ADAMTS13, long chains of vWF molecules, known as ultra-large multimers, form. These ultra-large vWF molecules are especially adhesive and can bind excessively to platelets and cause undesired clots.

Although vWF is synthesized normally in patients suffering from TMA, the deficiency or inhibition of ADAMTS13 in these patients results in an abnormal persistence of ultra-large vWF molecules circulating in their blood. These circulating ultra-large molecules abnormally bind platelets together, causing widespread and excessive clot formation, or thrombosis. As these clots grow in size and multiply, they may result in an acute episode in patients with TMA that restricts blood flow to critical organs such as the brain, kidneys, and heart, which may potentially cause strokes, seizures, kidney failure or heart attack. In all forms of TMA, patients suffer from an increase of vWF activity, which leads to excessive platelet aggregation and clotting. However, the ADAMTS13 deficiency that characterizes TMA does not by itself trigger an acute episode in patients with TMA.

Patients with TMA may live for an extended period of time with normal platelet levels and an absence of the systemic blood clots that characterize an acute episode in patients with TMA. While there is no predictive method for determining when, or if, a TMA patient will suffer an acute episode, certain factors such as pregnancy, infections, or other conditions may increase this risk. Once patients have experienced an acute episode and recovered, they are considered to be in remission. While in remission, some of these patients are susceptible to a re-occurrence and may experience a subsequent acute episode. Based on published case studies, Archemix believes that the risk of a recurrent episode ranges between 20% and 40% in patients with TTP.

Limitations of Current Therapies

There is no drug treatment specifically approved for patients with any form of TMA. Patients suffering from an acute episode of TTP are managed in the hospital by removing and replacing their plasma with fresh plasma from donors, which is known as plasma exchange. Although plasma exchange can reduce the risk of death, it is an expensive, invasive and time consuming procedure. Even with plasma exchange, acute episodes of TTP are associated with a high mortality rate, estimated to be as high as approximately 20%. Even in non-fatal cases there can be serious medical consequences such as strokes, seizures, kidney failure and heart attack. According to the Agency for Healthcare Research and Quality, or AHRQ, TTP patients require an average of nearly two weeks of plasma exchange therapy to achieve remission.

Potential Advantages of ARC1779

Because TMA is fundamentally a disease of excessive vWF activity, and because ARC1779 targets activated vWF, Archemix believes that ARC1779 can reduce or eliminate the formation of blood clots that cause the morbidity and mortality associated with acute episodes of TMA. Archemix believes that ARC1779 can bind to and inhibit the activity of ultra-large vWF molecules, thereby potentially reducing the formation of blood clots in patients experiencing acute episodes of TMA. Archemix believes that treating patients suffering an acute episode of TMA with ARC1779 in combination with plasma exchange could reduce the incidence of serious medical consequences such as strokes, seizures, kidney failure and heart attack.

In laboratory experiments, when Archemix either added ARC1779 to blood samples taken from TTP patients or took blood samples from TTP patients treated with ARC1779, ARC1779 blocked excessive vWF activity and related platelet function.

Phase 1 Clinical Development

In March 2007, Archemix completed a Phase 1 clinical trial of ARC1779 in 47 healthy volunteers. The primary objectives of the Phase 1 trial were to assess the safety and tolerability of ARC1779 and to establish proof of mechanism by determining the relationship between the administered doses of ARC1779 and the inhibition of plasma vWF activity and platelet function. The study evaluated five ascending doses of ARC1779, with each such dose administered as a single rapid infusion over approximately 15 minutes, and one additional dose of ARC1779 administered as a rapid infusion over approximately 15 minutes followed by four-hour infusion. Cutaneous bleeding time was measured as a proxy for bleeding risk potentially associated with ARC1779 administration. Archemix observed no serious adverse events in the Phase 1 trial, however, one participant experienced an allergic-like reaction following a rapid bolus administration of ARC1779, resulting in dizziness, nausea, abdominal pain, shortness of breath, a flushing sensation, signs of hypotension, rapid heart rate, respiratory wheezing, and a few, diverse abnormal lab test results. No treatment intervention was required, and these signs and symptoms resolved spontaneously within 24 hours. In other participants, the occurrence of mild or moderately severe, non-serious adverse events which were potentially attributable to ARC1779 included dizziness, flushing, excessive sweating, chest discomfort, nausea, vein inflammation and a few, diverse abnormal lab test results.

Archemix believes that the data from the Phase 1 clinical trial demonstrate the mechanism of action of ARC1779. ARC1779 demonstrated dose- and concentration-dependent inhibition of plasma vWF activity and platelet function. In the trial, Archemix was able to inhibit both vWF activity and platelet function to the limits of assay detection.

In October 2007, prior to the commencement of Archemix’s Phase 2a clinical trial, a physician at the Medical University of Vienna in Austria administered ARC1779 to a patient diagnosed with acute TTP. In Europe, medical practitioners can request and use certain product candidates prior to their approval by the applicable regulatory authorities where there is unmet clinical need and the practitioners are satisfied that the use of the product candidate would provide a direct benefit to the patient. This practice is referred to as treatment on a named patient basis. ARC1779 was administered in conjunction with daily plasma exchange to this TTP patient for a total of 30 days. During this course of treatment, Archemix observed a sustained rise in the patient’s platelet count and a reduction in the levels of biomarkers associated with cellular damage in the circulatory system. Archemix believes these data demonstrate that ARC1779 interfered with the disease process, reducing the excessive vWF activity and resulting platelet aggregation that is the hallmark of acute TTP. Notwithstanding the results observed in this single patient, Archemix may not be able to replicate these results.

Phase 2a Clinical Development

Based on the results of laboratory experiments using blood extracted from TTP patients and Archemix’s Phase 1 clinical trial of ARC1779 in healthy volunteers, Archemix commenced a Phase 2a clinical trial of ARC1779 in January 2008. As of December 1, 2008, Archemix had completed enrollment in the Phase 2a trial in TTP patients. This trial was conducted at a single center at the Medical University of Vienna in Austria and was designed to evaluate the safety and pharmacokinetic and pharmacodynamic activities of ARC1779 in patients with vWF-related platelet function disorders. Participants in the study included patients suffering an acute episode of TTP, patients who previously suffered an acute episode of TTP but are considered to be in remission, patients with familial TTP and patients with a subtype of von Willebrand Disease, referred to as Type 2B, or vWD-2B, which is characterized by excessive, unregulated binding of vWF to platelets. Archemix included patients with vWD-2B because the excessive, unregulated binding of vWF to platelets in these patients is similar to the binding of vWF to platelets in patients who suffer from TMA. Archemix believes that studying the properties of ARC1779 in vWD-2B will generate supportive data for the continued clinical development of ARC1779 in TMA. Archemix does not, however, intend to pursue ARC1779 for vWD-2B commercially.

The primary objective of the Phase 2a trial was to assess ARC1779’s activity in the presence of the excessive activity of vWF that characterizes TMA, as measured by changes in vWF activity, platelet count and vWF-related platelet function. Archemix also evaluated the safety of ARC1779 in this trial. The Phase 2a trial enrolled 21 patients: three cohorts consisted of six total patients with TTP in remission; one cohort of eight patients who experienced an acute episode of TTP; one cohort of two patients with familial TTP who received ARC1779 administered both intravenously and sub-cutaneously; one cohort of two patients with vWD-2B; and one cohort of three patients with familial TTP who received a higher dose than that administered to the other cohorts in the Phase 2a trial. The TTP portion of the trial was open-label, while the vWD-2B cohort was randomized, double-blind and placebo-controlled. Each of the three cohorts of patients with TTP in remission received a different dose of ARC1779 over pre-specified dosing periods. Archemix selected the three doses of ARC1779 tested in the Phase 2a trial based on the results of its Phase 1 clinical trial in healthy volunteers. Because each cohort is discrete, Archemix can harvest and analyze data on a cohort-by-cohort basis. Initial data from the Phase 2a trial were presented at the American Society of Hematology meeting in San Francisco in December 2008. One poster presentation described the effects of ARC1779 on platelet counts in three patients suffering from TTP. This poster also disclosed data relating the concentration of ARC1779 to the platelet function and vWF activity. A second poster described the effects of administering ARC1779 to patients with vWD-2B.

In the Phase 2a clinical trial, Archemix observed a serious adverse reaction. The reaction was an allergic-like reaction following administration of ARC1779, resulting in patient dizziness, nausea, abdominal pain, shortness of breath, a flushing sensation, abnormally low blood pressure, rapid heart rate, respiratory wheezing, and a few, diverse abnormal lab test results. A standard treatment protocol for presumed allergic reaction was administered and the patient fully recovered within a few hours with resolution of all clinical symptoms. In response and in order to lower the risk of such reactions in the future, Archemix slowed the rate of administration, reducing the concentration and the rate of loading dose administration by means of a stepwise infusion in which the rate of administration and therefore the plasma concentration of ARC1779 rises slowly and incrementally. Because patients with TMA are already in the hospital for ongoing treatment a slower rate of administration is not problematic for patients with TMA.

Phase 2b Clinical Development

On August 4, 2008, Archemix submitted an IND for the Phase 2b trial of ARC1779 to the FDA, which included interim safety data from the Phase 2a trial. The IND became effective on September 4, 2008. In September 2008, Archemix submitted a request for a Clinical Trial Authorization, or CTA, to the United Kingdom and a Clinical Trial Application to Canada for this trial. Regulatory approval was granted in both countries in October 2008. In addition, Archemix has submitted the necessary regulatory documents to the respective governing bodies overseeing the conduct of human clinical trials in Austria, Switzerland and Italy and is awaiting approval in these countries. Currently, one site in the United States is active and recruiting patients for the Phase 2b trial. Archemix estimates that a total of approximately 35 sites worldwide will be activated and recruiting patients during the course of the Phase 2b trial. Assuming timely enrollment, Archemix believes that the recruitment phase of the study could last approximately 24 months. Because TMA is a rare disease, the completion of the Phase 2b clinical trial will effectively be determined by the availability of patients to be recruited across the largest manageable number of study sites within a reasonable period of time.

The Phase 2b clinical trial is planned to evaluate the efficacy, safety and tolerability of ARC1779 in patients with TMA. In addition, Archemix will observe the concentration response of ARC1779 for efficacy- and safety-related effects and the concentration response relationships among ARC1779 pharmacokinetic and pharmacodynamic parameters. The primary endpoint of the clinical trial is a composite of clinical events and biomarker evidence for injury to the target organs commonly affected by TMA, including the brain, heart, and kidneys. The Phase 2b clinical trial will be a randomized, double-blind, placebo-controlled, dose-ranging study in approximately 100 TMA patients. Enrolled patients will receive either one of three different doses of

ARC1779 administered intravenously, or placebo. Treatment with ARC1779 or placebo is to be given in three ascending dose cohorts: a low dose cohort targeting a plasma drug concentration of 3 micrograms per milliliter, a medium dose cohort targeting a plasma drug concentration of 6 micrograms per milliliter and a high dose cohort targeting a plasma drug concentration of 12 micrograms per milliliter. The study is to enroll patients with initial or relapsed TMA including those with familial TTP, idiopathic acquired TTP, HUS or other related TMA.

ARC1779 for Carotid Endarterectomy

Carotid endarterectomy is a surgical procedure which removes an unwanted build-up of inflammatory cells, cholesterol and cellular debris known as plaque from the inner lining of the major arteries in the neck which supply blood to the brain. These vessels, known as the carotid arteries, can become narrowed by plaque, causing a reduction in blood flow to the brain. Blood clots can form on the surface of the plaque. Plaque or clots can then break loose and travel to the brain, blocking the blood flow to the brain and potentially causing permanent brain damage, stroke or death, if a large enough area of the brain is affected. If a clot or plaque blocks only a tiny artery in the brain, it may cause a transient ischemic attack, or TIA, also known as a mini-stroke. For patients experiencing a minor stroke or a TIA, a surgeon may recommend the surgical procedure known as carotid endarterectomy to remove plaque in the carotid arteries and help prevent a stroke. According to the AHRQ, more than 114,000 carotid endarterectomy procedures were performed in the United States in 2006.

Role of vWF in Carotid Endarterectomy

Carotid endarterectomy is performed in conjunction with the administration of anti-thrombotic drugs, including anti-platelet agents, to prevent the formation of additional blood clots during and after the procedure. During the procedure, the surgeon removes the plaque causing the arterial blockage. The removal of plaque leaves the internal lining of the artery injured and denuded. In response to this injury, vWF is activated and actively recruits platelets to the site of injury. These recruited platelets aggregate on the blood vessel wall and form the beginning of a blood clot. As the blood clot grows and shear force within the artery is further increased, more vWF is activated, enabling the formation of new and larger clots. Surgeons use anti-thrombotic drugs including anti-platelet agents during the carotid endarterectomy to minimize the growth of these clots and reduce the risk that these clots will break off and travel to the brain, which could block the blood flow to the brain and cause a stroke.

Limitations of Current Therapies

Archemix believes that the anti-platelet agents currently used in patients undergoing a carotid endarterectomy have several limitations. These agents, which include aspirin, dipyridamole, and Clopidogrel®, suppress platelet function in the veins and arteries throughout the body beyond the region of the primary blood clot. Accordingly, there is an increased risk of significant bleeding in the systemic circulation in patients receiving these drugs. In addition, the efficacy of these existing agents for suppression of platelet function and reduction of stroke risk is limited and Archemix believes that there is an unmet need for new drugs which are both safer and more effective.

Potential Advantages of ARC1779

Because only activated vWF plays a role in thrombus formation, Archemix believes that using ARC1779 to inhibit activated vWF may lead to improved outcomes for patients undergoing carotid endarterectomy. Archemix also believes that by targeting vWF, ARC1779 may reduce bleeding risk during carotid endarterectomy compared to other anti-platelet agents. Because ARC1779 targets and binds to only activated vWF, the anti-platelet effect of ARC1779 should only be present in regions subject to high physical shear forces. These shear forces are only present in the arteries, including those leading into and within the brain. Therefore, Archemix believes that ARC1779 can locally suppress platelet function and thrombus formation in the carotid arteries, while not disrupting normal platelet function and blood clotting in the remainder of the body.

Phase 2a Clinical Development

Archemix submitted the request for a CTA in the United Kingdom for the Phase 2a trial in September 2008. Regulatory approval was received in November 2008, and Archemix expects to dose the first patient in this trial as early as the first quarter of 2009.

The Phase 2a trial will evaluate the safety and efficacy of ARC1779 in patients undergoing carotid endarterectomy. The primary objectives of the trial will be to measure the effectiveness of ARC1779 in reducing the number of small blood clots which form immediately following the operation and then flow to the brain, and assess the safety of ARC1779 by measuring the amount of bleeding that occurs at the site of surgery during the operation. This trial is expected to be a randomized, double-blind, placebo controlled single dose study in up to 100 patients undergoing elective carotid endarterectomy. Other secondary objectives expected to be assessed include the effect of ARC1779 administration on reducing the brain damage caused by the small blood clots which form immediately following the operation. The study will also assess the safety and tolerability and the pharmacokinetic and pharmacodynamic parameters of ARC1779.

Prior Clinical Trials of ARC1779

Previously, Archemix was investigating ARC1779 for the treatment of patients with acute coronary syndrome undergoing percutaneous coronary intervention, or PCI. Archemix commenced a Phase 2a clinical trial of ARC1779 in this patient population in November 2007. The planned enrollment for this clinical trial was 300 patients, but Archemix prematurely terminated the trial after only 20 patients were enrolled. The premature termination was necessitated by the occurrence of the serious adverse reaction in the simultaneously conducted Phase 2a clinical trial in patients with TTP, as discussed above. In response to this reaction and in order to lower the risk of such reactions in the future, Archemix slowed the rate of administration of ARC1779 in a manner that made it impractical to use ARC1779 in the emergent care setting of PCI for acute coronary syndrome. Patients with TMA and/or carotid endarterectomy, however, are already in the hospital and thus, a slower rate of administration is not problematic for these patient populations.

ARC5692 for Sickle Cell Disease

Archemix’s aptamer product candidate ARC5692 is a PEGylated aptamer in pre-clinical development. ARC5692 is designed to inhibit the function of a protein called P-selectin in patients with sickle cell disease, or SCD. Patients with SCD may experience pain and organ failure when their abnormally shaped, or sickled, red blood cells block the blood flow through small vessels and deprive tissues of oxygen. This blockage is known as a vaso-occlusive crisis. Archemix believes that there is an unmet medical need in the treatment of vaso-occlusive crisis. Archemix may advance ARC5692 either on its own or through a strategic alliance.

Hemophilia Research Programs

In addition to the clinical development of ARC1779 for TMA and the pre-clinical development of ARC5692 for SCD, Archemix is currently conducting multiple research programs for the discovery and development of aptamer product candidates for use in hemophilia. Archemix believes that there is an unmet medical need and significant potential commercial opportunity, in hemophilia. Archemix is researching aptamers that may bind to and inhibit the function of certain proteins that it believes may play a role in the treatment of this disease. Archemix may advance these aptamer product candidates either on its own or through strategic alliances.

Aptamer Therapeutics Being Developed by Others Under License

Archemix has entered into license agreements with other companies which allow them to use Archemix’s proprietary technology to develop aptamer product candidates that address multiple disease categories, including cardiovascular disease, cancer and autoimmune, inflammatory and ophthalmologic diseases. Listed below are the most advanced aptamer product candidates being developed by these companies.

AS1411

Pursuant to a license agreement with Archemix, Antisoma plc is developing an aptamer it calls AS1411. AS1411 binds to a protein called nucleolin, which is found on the surface of cancer cells. When AS1411 binds to nucleolin, it is internalized and has been shown to kill cancer cells in a range of animal models. Antisoma studied AS1411 in a Phase 1 clinical trial that concluded in October 2006. In total, the study enrolled 30 patients. The data presented by Antisoma at the European Society of Medical Oncology meeting in October 2006 showed that signs of anti-cancer activity were observed in patients with renal cell carcinoma. Twelve of the patients in the Phase 1 clinical trial had this type of cancer. Of these patients, two showed a complete or partial response, both with tumor shrinkage, and seven additional patients experienced disease stabilization for two months or longer. Furthermore, no serious adverse events related to drug administration were reported at any dose level.

In August 2007, Antisoma commenced a Phase 2 clinical trial with AS1411 in patients with relapsed and refractory acute myeloid leukemia, or AML. In July 2008, Antisoma announced initial results from this clinical trial. In total, 33 patients were randomly assigned to be treated with either 10 mg/kg/day of AS1411 plus an approved drug known as cytarabine, or with cytarabine alone. According to Antisoma, the addition of AS1411 to cytarabine at this dose was well tolerated. Antisoma reported activity data from 16 patients. Among 11 patients who received AS1411 plus cytarabine, one had a complete response, or CR, and one had a complete response with incomplete recovery of platelet counts, or CRP, while a third patient had a response but had cancer cells remaining. Among five patients who received cytarabine alone, none had a CR or CRP. Patients who did not respond to cytarabine alone could be crossed over to receive AS1411 plus cytarabine; two of the first five patients crossed over and one showed a 90% reduction in cancer cell count after treatment with the combination.

In September 2008, Antisoma announced that it commenced a separate Phase 2 clinical trial of AS1411 in patients with renal cell carcinoma. In December 2008, Antisoma announced initial results from this clinical trial. In total, 28 patients who were assigned to be treated with either 10 mg/kg/day of AS1411 plus an approved drug known as cytarabine, or with cytarabine alone, were evaluated for efficacy. According to Antisoma, the addition of AS1411 to cytarabine at this dose was well tolerated. Among the patients who received AS1411 plus cytarabine, two had a complete response, or CR, and one had a complete response with incomplete recovery of platelet counts, or CRP. Among five patients who received cytarabine alone, none had a CR or CRP. Patients who did not respond to cytarabine alone could be crossed over to receive AS1411 plus cytarabine; one of the first three patients crossed over and one showed a 90% reduction in cancer cell count after treatment with the combination.

REG1

Pursuant to a license agreement with Archemix, Regado Biosciences, Inc. is developing an aptamer-antidote anticoagulation system it calls REG1 for use in cardiovascular indications including CABG and PCI.

The REG1 anticoagulation system comprises two components, a drug component known as RB006 and its specific complementary oligonucleotide antidote known as RB007. RB006 is an aptamer that targets activated factor IXa, which is one of several key enzymes involved in the regulation of blood clotting. By binding to factor IXa, RB006 blocks the enzymatic activity of the protein and the subsequent sequence of coordinated steps culminating in the generation of thrombin, which is a protein required for blood clotting. The resulting period of anticoagulation is maintained until the administration of the antidote RB007, which is a complementary nucleic acid sequence that binds rapidly to RB006, preventing it from binding to and inhibiting factor IXa activity.

Regado completed a Phase 1 clinical trial of the REG1 system and presented study data at the American Heart Association meeting in November 2006. In total, the clinical trial enrolled 85 healthy volunteers. The data presented by Regado established a close correlation among aptamer dose, aptamer plasma concentration, factor IX activity and measures of anticoagulation. The antidote was also shown to reverse the pharmacologic effects of the aptamer. Regado has also completed two additional Phase 1 clinical trials involving 88 additional subjects, the results of which were published in the journal Circulation and are the first to show in patients that Regado’s aptamer-based anticoagulant effectively inhibited factor IX activity, and that the anticoagulant’s activity was reversed rapidly and safely by its matched antidote. In October 2008, Regado announced that it had completed enrollment in a multi-center, open-label, randomized Phase 2a clinical trial of REG1 in 26 patients undergoing elective PCI. In addition, Regado has advised Archemix that it expects to commence a Phase 2b clinical trial of REG1 in patients undergoing CABG in the third quarter of 2009.

NU172

Pursuant to a license agreement with Archemix, Nuvelo, Inc. is developing an aptamer it calls NU172 as an anticoagulant for use in acute cardiovascular surgeries. NU172 is being tested as a fast-acting, short half-life anti-coagulant. NU172 targets thrombin, which is a protein required for blood clotting. NU172 is designed to be administered by intravenous infusion during an acute cardiovascular surgical procedure to prevent the formation of harmful blood clots. The resulting period of anticoagulation is designed to be maintained until the infusion is stopped. With its rapid offset of action, NU172 is designed to return the body to its normal state of hemostasis shortly after the cessation of the infusion.

Nuvelo completed Phase 1a and 1b clinical trials with NU172. In August 2008, Nuvelo announced the results of the Phase 1b trial, which demonstrated that NU172 produced and maintained dose-dependent increases in anticoagulation with a rapid return toward baseline after the infusion ended with a favorable safety profile. Nuvelo has announced that it plans to commence a Phase 2 study evaluating NU172 in the fourth quarter of 2008 or the first quarter of 2009.

E10030

Pursuant to a license agreement with Archemix, Ophthotech is developing an aptamer it calls E10030, for the potential treatment of wet AMD.

Neovascular, or wet AMD, results in sudden and often substantial loss of central vision and is responsible for the majority of cases of severe loss of visual acuity in this disease. Wet AMD results when abnormal blood vessels proliferate under and/or within the retina. These blood vessels leak blood and fluid into the retina, which results in vision loss. It is believed that proteins including platelet-derived growth factor-B, or PDGF-B, and vascular endothelial growth factor, or VEGF, are key mediators of the excessive and abnormal blood vessel growth. Therefore, combination therapy in wet AMD with anti-VEGF and anti-PDGF agents could represent a new therapy for treating wet AMD.

E10030 is an aptamer directed against PDGF-B. Pharmacology studies indicate that E10030 binds to PDGF-B with high specificity and affinity and inhibits the functions of PDGF-B. In preclinical studies, E10030 demonstrated the potential to regress neovascularization when used in combination with a VEGF inhibitor. In February 2008, Ophthotech commenced a Phase 1 clinical trial of E10030 for the treatment of wet AMD. The Phase 1 trial will assess the safety and tolerability of E10030 in combination with an anti-VEGF agent. Ophthotech expects that this clinical trial will enroll up to a maximum of 36 patients.

ARC1905

Pursuant to a license agreement with Archemix, Ophthotech is also developing an aptamer it calls ARC1905 for the potential treatment of wet AMD and non-neovascular or dry AMD.

Dry AMD, is characterized by slow degeneration of the light-sensitive photoreceptor cells in the eye which leads to gradually blurring of the central vision in the affected eye. The deterioration of vision is usually gradual over a period of years but is considered irreversible and can result in profound vision loss. Additionally, dry AMD can progress to the wet form of the disease.

Ophthotech has stated that it believes that both the wet and dry forms of AMD are primarily the result of an inflammatory process. ARC1905 is an aptamer that targets and suppresses a protein known as C5 which plays multiple roles in the body’s immune system and inflammatory responses. In October 2008, Ophthotech commenced a Phase 1 clinical trial of ARC1905. This Phase 1 clinical trial will assess the safety and tolerability of ARC1905 in combination with an anti-VEGF agent.

Archemix’s Collaboration Agreements

Archemix has licensed its intellectual property to discover or develop aptamer therapeutics to more than ten biotechnology and pharmaceutical companies, including Merck Serono, Pfizer, and Takeda Pharmaceuticals. These agreements provide Archemix with the right to receive upfront payments, research funding, payments if Archemix achieves specified milestones and/or potential royalties from any product sales. Some of the agreements also provide Archemix with equity investments, co-development rights, co-promotion rights, rights of first refusal and/or profit sharing rights. Archemix’s current material collaboration agreements are summarized below.

					Potential
				Payments	Future	Archemix’s
	Scope/	Disease	Stage of	Received(1)	Payments(2)	Product
Party	Product(s)	Category	Development	(Millions)	(Millions)	Rights

Ribomic (June 2008)	Aptamers to 6 targets	Various therapeutic areas	Research	$3.0	$237.0	None
Ribomic (December 2007)	Aptamers to 1 target	Various therapeutic areas	Research	$1.0	$38.0	None
Merck Serono (June 2007 Agreement)	Aptamers to 12 targets	Cancer, Inflammation, Autoimmune	Research	$32.1	$580.9	Co-development/ co-promotion option in the US
Merck KGaA (January 2007 Agreement)	Aptamers to 2 targets	Cancer	Research	$7.1	$122.0	Co-promotion option in the US
Pfizer	Aptamers to 3 targets	Various therapeutic areas	Research	$6.0	$104.6	None
Takeda Pharmaceuticals	Aptamers to 3 targets	Various therapeutic areas	Research	$8.1	$253.5	None
Nuvelo	NU172 and short-acting aptamers to specified targets	Anti-coagulation/ acute cardiovascular	Phase 2 expected to commence 4Q08/1Q09	$12.4	$68.0	Worldwide profit share option
Antisoma	AS1411	Acute myeloid leukemia	Phase 2 commenced 2Q07	N/A	N/A	Right of first refusal to market in US
		Renal Cell Carcinoma	Phase 2 commenced 3Q08	N/A	N/A	Right of first refusal to market in US
Regado Biosciences	REG1	Anti- coagulation/ acute cardiovascular	One Phase 2 trial completed enrollment in 4Q08, and one Phase 2 trial commenced 1Q08	N/A	$5.5	None
Ophthotech(3)	E10030	Age-related macular degeneration (AMD)	Phase 1 commenced in 1Q08	$4.6	$11.0	None
Ophthotech	ARC1905/ Aptamers to C5	AMD	Phase 1 commenced in 4Q08	$1.0	$86.5 (4)	None

(1)	Amounts are as of September 30, 2008. Includes upfront payments, equity investments, research funding and milestone payments.

(2)	Includes potential milestone payments but excludes research funding and potential royalties on any approved products.

(3)	OSI Pharmaceuticals assigned its rights under Archemix’s collaboration agreement to Ophthotech Corporation in July 2007.

(4)	Represents potential milestone payments per aptamer product candidate, as there is no specific number of aptamer product candidates contemplated by the agreement.

Merck Serono

June 2007 Agreement

In June 2007, Archemix entered into an agreement with Merck KGaA, acting for its division Merck Serono, for the discovery, development and commercialization of aptamers against targets with application in the prevention and treatment of cancer, inflammatory and autoimmune indications. Under the agreement, Merck Serono has the right to nominate a target which Archemix will then either accept or reject under specified conditions, such as if Archemix is developing the target itself or has licensed it to others. Merck Serono has the exclusive, worldwide right, subject to Archemix’s co-development and co-promotion option in the United States, to develop and commercialize aptamers for therapeutic indications against the targets that are the subject of the collaboration.

Archemix and Merck Serono have agreed to conduct up to 12 research projects to identify aptamers, including 10 new projects. Five of the new research projects will be conducted by Archemix and five will be conducted jointly by Archemix and Merck Serono. Of these 10 research projects, six must be for cancer indications. Merck Serono also has an option to designate two specified current Archemix cancer research projects under the agreement as collaboration research projects. Merck Serono has the right to acquire exclusive worldwide licenses to develop and commercialize aptamers from eight of the 12 research projects. As of December 1, 2008, Merck Serono had selected five targets for Archemix to research under the agreement. The research term is five years and the term of the agreement is for the duration of the research term and thereafter for so long as Merck Serono is developing or commercializing an aptamer product candidate arising out of the collaboration. The royalty term begins on the date of the first commercial sale and expires on the later of the expiration of the last to expire applicable licensed patent or 10 or 15 years, depending on specified conditions, from the date of first commercial sale of any aptamer product candidates developed under the agreement. Archemix has the option, but not the obligation, to co-develop and co-promote in the United States any aptamer product candidate developed under the collaboration. If Archemix exercises this option, it will be responsible for paying a specified percentage of the worldwide development and United States regulatory costs attributable to that aptamer product candidate. In return, Archemix would be entitled to receive a specified percentage of the net income derived from that aptamer product candidate in the United States in lieu of receiving milestone and research payments or any royalties on net sales of the aptamer product candidate in the United States. Archemix has the right to cease to co-develop any aptamer product candidate at three specified points prior to commercialization and, instead, become eligible to receive potential milestone payments and royalties on net sales. In connection with the agreement, Merck Serono invested $29.8 million in shares of Archemix’s Series C redeemable convertible preferred stock. Under the terms of the agreement, Archemix may be eligible to receive development, regulatory and commercial milestones of up to $580.9 million (represents total amount of milestone payments due if all products reach the market in different indications in all territories). Archemix is also entitled to research funding for the activities it conducts on behalf of Merck Serono under the collaboration and to receive royalty payments on any net sales of products that are not co-developed by Archemix and any sales of products outside of the United States that are co-developed by Archemix. Over the research term of the agreement, Merck Serono has agreed to provide funding to support Archemix’s research and development activities related to the agreement. To date, Archemix has not received any milestones or royalty payments from Merck Serono.

Merck Serono may terminate the collaboration and license agreement at any time after the five-year research term or in the event that Archemix materially breaches its obligations during the term. Archemix may terminate the agreement with respect to particular programs, products or countries in the event of specified material breaches by Merck Serono of its obligations, or in its entirety in the event of specified material breaches. If a competitor of Merck Serono of specified size acquires control of Archemix, Merck Serono can terminate the research program or specified provisions of the agreement, including Archemix’s right to co-develop and Archemix’s right to participate on the committees overseeing development under the agreement.

With respect to control over decisions and responsibilities, the collaboration agreement provides for a joint steering committee and joint research team, each consisting of an equal number of representatives of Archemix and Merck Serono. Archemix’s obligation to participate on the joint steering committee and joint research team ends upon the expiration of the research term of the agreement. All committee decisions will be made by unanimous vote and committee members are required to use reasonable efforts to reach agreement on all matters. If, despite such reasonable efforts, agreement on a particular matter cannot be reached, then Merck Serono has the right to make the final decision on all matters except the conduct of aptamer discovery, acceptance of targets nominated by Merck Serono and matters relating to the management of Archemix’s resources, all of which are matters for which Archemix has the right to make the final decision. All final decisions shall be made in good faith after full consideration of the positions of Archemix and Merck Serono.

To the extent that Archemix exercises its option to co-develop and co-promote aptamer product candidates, the collaboration agreement provides for a joint development committee and joint commercialization committee, each consisting of an equal number of representatives of Archemix and Merck Serono. All committee decisions will be made by unanimous vote and committee members are required to use reasonable efforts to reach agreement on all matters. If, despite such reasonable efforts, agreement on a particular matter cannot be reached, then, depending on specified conditions, the matter will be referred to the joint steering committee for resolution or Merck Serono will have the right to make the final decision. All such final decisions shall be made in good faith after full consideration of the positions of Archemix and Merck Serono.

January 2007 Agreement

In January 2007, Archemix entered into a separate agreement with Merck KGaA for the discovery, development and commercialization of aptamers against two targets with application in the prevention and treatment of cancer. Archemix and Merck KGaA have identified in the agreement two exclusive targets and two additional targets as potential replacement targets. Under the agreement, Merck KGaA has the right to nominate additional targets under specified conditions which Archemix will then either accept or reject under specified conditions, such as if Archemix is developing the target itself or has licensed it to others. Merck KGaA has the exclusive, worldwide right to develop and commercialize aptamers for therapeutic indications against the targets that are the subject of the collaboration.

Merck KGaA paid Archemix an initial upfront, non-refundable technology access and license fee in the amount of $3.0 million related to this agreement. Archemix is eligible to receive milestone payments in the aggregate amount of up to $122.0 million, contingent upon the achievement of specified development, regulatory and annual net sales milestones (represents total amount of milestone payments due if all products reach the market in different indications in all territories). Merck KGaA is also obligated to pay Archemix research funding for the activities it conducts on behalf of Merck KGaA under the collaboration and a royalty based on any net sales of products. To date, Archemix has not received any milestone or royalty payments from Merck KGaA.

The research term is three years and the term of the agreement is for the duration of the research term and thereafter for so long as Merck KGaA is developing or commercializing an aptamer product candidate arising out of the collaboration. The royalty term begins on the date of the first commercial sale and expires on the later of the expiration of the last to expire applicable licensed patent or 10 or 15 years, depending on specified conditions, from the date of first commercial sale. Merck KGaA has the exclusive, worldwide right to develop and commercialize aptamers for therapeutic indications against the targets that are the subject of the collaboration.

Merck KGaA may terminate the collaboration and license agreement at any time after the three-year research term or after two years for specified research outcomes. Either party may terminate the agreement in the event of an uncured material breach by the other party.

With respect to control over decisions and responsibilities, the collaboration agreement provides for a joint steering committee and joint research team, each consisting of an equal number of representatives of Archemix and Merck KGaA. Archemix’s obligation to participate on the joint steering committee and joint research team ends upon the expiration of the research term of the agreement. All committee decisions will be made by unanimous vote and committee members will use reasonable efforts to reach agreement on all matters. If, despite such reasonable efforts, agreement on a particular matter cannot be reached then Merck KGaA has the right to make the final decision on all matters except the conduct of aptamer discovery, acceptance of targets nominated by Merck KGaA and matters relating to the management of Archemix’s resources, all of which are matters for which Archemix has the right to make the final decision. All final decisions shall be made in good faith after full consideration of the positions of Archemix and Merck KGaA.

Pfizer Inc.

In December 2006, Archemix entered into an agreement with Pfizer Inc. for the discovery, development and commercialization of aptamers against three exclusive targets to be selected by Pfizer in any therapeutic area. Under the agreement, Pfizer has the right to nominate a target which Archemix will then either accept or reject under specified conditions, such as if Archemix is developing the target itself or has licensed it to others. Pfizer has the exclusive right to develop and commercialize aptamers for therapeutic indications against the targets selected through this process. As of December 1, 2008, Pfizer had selected one target for Archemix to research under the agreement.

Pfizer paid Archemix an upfront, non-refundable fee of $6.0 million. Archemix is eligible to receive milestone payments in the aggregate amount of up to approximately $104.6 million, contingent upon the achievement of specified development and regulatory milestones. Under the terms of the agreement, Archemix is responsible for research expenses. In addition, Archemix is entitled to receive royalty payments on net sales of products, and certain of the milestone payments payable under the agreement are creditable against the royalties. To date, Archemix has not received any milestone or royalty payments from Pfizer.

The research term begins on the effective date and expires on the later of three years from acceptance of the third target in the research program or three years from the effective date of the agreement. The term of the agreement is for the duration of the research term and thereafter for so long as Pfizer is developing or commercializing an aptamer product candidate arising out of the collaboration. Pfizer has the right to discontinue further research under any research plan and, to the extent any discontinuation occurs after the achievement of a specified development milestone, Pfizer is required to pay Archemix a discontinuation payment. Either Archemix or Pfizer may terminate the agreement in the event of the bankruptcy or uncured material breach by the other party. If a competitor of Pfizer of specified size acquires control of Archemix, Pfizer can terminate the research program.

With respect to control over decisions and responsibilities, the collaboration agreement provides for a research committee consisting of an equal number of representatives of Archemix and Pfizer. Archemix’s obligation to participate on the research committee ends upon the expiration of the research term of the agreement. All committee decisions will be made by unanimous vote and committee members will use reasonable efforts to reach agreement on all matters. If, despite such reasonable efforts, agreement on a particular matter cannot be reached then Pfizer has the right to make the final decision on all matters except acceptance of targets nominated by Pfizer.

Takeda Pharmaceutical Company Limited

In June 2007, Archemix entered into an agreement with Takeda Pharmaceutical Company Limited for the discovery, development and commercialization of aptamers against three targets selected by Takeda in any therapeutic area. Archemix and Takeda have identified in the agreement three exclusive targets and three additional targets as potential replacement targets. Takeda has the right at any time on or before the second anniversary of the effective date of the agreement to replace any target on the replacement list and to replace any exclusive target that is part of the research program with a target from the replacement list. Under this agreement, Archemix has the right to reject Takeda’s replacement targets under specified conditions, such as if Archemix is developing the target itself or has licensed it to others. Takeda has the exclusive right under the agreement to develop and commercialize aptamers discovered in the collaboration.

Takeda paid Archemix an initial upfront, non-refundable technology access and license fee in the amount of $6.0 million. In addition, under the agreement, Archemix is eligible to receive additional milestone payments in the aggregate amount of up to approximately $253.5 million, contingent upon the achievement of specified development, regulatory and annual net sales milestones. Archemix is also entitled to research funding for the activities it conducts on behalf of Takeda under the collaboration and to receive a royalty based on any net sales of products. To date, Archemix has not received any milestone or royalty payments from Takeda.

The research term is three years, subject to extension to the extent required to complete any then-ongoing research activities, not to exceed two additional years, or by mutual agreement of Takeda and Archemix. The term of the agreement is for the duration of the research term and thereafter for so long as Takeda is developing or commercializing an aptamer product candidate arising out of the collaboration. Either Archemix or Takeda may terminate the agreement in the event of the bankruptcy or uncured material breach by the other party that occurs before a specified event. In the event of an uncured material breach by the other party that occurs after the specified event, the non-breaching party may terminate the agreement only with respect to the product that is the subject of the breach. If any third party acquires control of Archemix that has a research or development program that involves an aptamer that targets an exclusive target under the agreement Takeda can under specified conditions either discontinue the further research or development of the exclusive target or limit the scope and content of the reports to be provided to Archemix by Takeda with respect to that exclusive target.

With respect to control over decisions and responsibilities, the collaboration agreement provides for a joint steering committee and joint project team, each consisting of an equal number of representatives of Archemix and Takeda. Archemix’s obligation to participate on the joint steering committee and joint project team ends upon the expiration of the research term of the agreement. All committee decisions will be made by unanimous vote and committee members will use reasonable efforts to reach agreement on all matters. If, despite such reasonable efforts, agreement on a particular matter cannot be reached then Takeda has the right to make the final decision on all matters except the conduct of aptamer discovery and matters relating to the management of Archemix’s resources, all of which are matters for which Archemix has the right to make the final decision. All final decisions shall be made in good faith after full consideration of the positions of Archemix and Takeda.

Nuvelo, Inc.

In July 2006, Archemix entered into an amended and restated agreement with Nuvelo, Inc., which superseded an earlier agreement, to identify short-acting aptamers that bind to specified targets in the process of the formation of blood clots. Under the amended agreement, Archemix granted Nuvelo the exclusive right to develop and commercialize products derived from any aptamers discovered by Archemix for use in affecting the blood clotting times in acute therapeutic applications.

Archemix has the option, but not the obligation, to share in a specified percentage of the worldwide development and commercialization costs attributable to development of the applicable aptamer product candidate by providing notice to Nuvelo within certain specified periods. In return Archemix receives a specified share of the profits from any sales of the compound, in lieu of being eligible to receive milestone payments and royalties with respect to that compound.

Nuvelo paid Archemix an upfront, non-refundable fee of $4.0 million. Archemix is eligible to receive milestone payments of up to $35.0 million per aptamer, contingent upon the achievement of specified development, regulatory and sales milestones. To date Archemix has received $1.0 million in milestone payments. Nuvelo is obligated to pay Archemix research funding for the activities it conducts on behalf of Nuvelo under the collaboration and royalty payments based on any net sales of products that are not the subject of an exercised profit sharing option. To date, Archemix has not received any royalty payments from Nuvelo.

Nuvelo may terminate the agreement in its entirety with respect to a given development compound or product upon not less than 60 days’ prior written notice upon the payment to Archemix of a termination fee. Either Archemix or Nuvelo may terminate the agreement in the event of the uncured material breach by the other party. Neither Archemix nor Nuvelo is permitted during the term of the agreement and for a period of one year following the termination of the agreement to, directly or indirectly, research, make, use or sell specified short acting coagulation cascade aptamers, except as provided under the agreement.

With respect to control over decisions and responsibilities, the collaboration agreement provides for a joint management committee consisting of an equal number of representatives of Archemix and Nuvelo. Archemix’s obligation to participate on the joint management committee ends upon the expiration of the research term of the agreement. All committee decisions will be made by unanimous vote. If agreement on a particular matter cannot be reached then Nuvelo has the right to make the final decision on all matters.

Antisoma plc

In August 2003, Archemix entered into an exclusive, worldwide license agreement with Aptamera, Inc., which was subsequently acquired by Antisoma plc, for the development and commercialization of an aptamer originally known as AGRO100, now called AS1411, and specified derivatives of that aptamer.

Pursuant to the agreement, Antisoma granted Archemix a royalty-free, non-exclusive license to any inventions that it derives from the practice of the license that constitute improvements to Archemix’s technology for the purpose of conducting internal research and for any use outside of the field of the license Archemix granted to Antisoma. In addition, Archemix retains a right of first refusal to commercialize the licensed products in the United States if Antisoma elects to sublicense such right to others.

Antisoma is obligated to pay Archemix a royalty based on any net sales of products containing aptamers developed under the agreement. Archemix does not have the right to receive upfront or milestone payments under the agreement, and Archemix has not received any royalty payments under the agreement to date.

The term of the license agreement will continue until the expiration of the last to expire valid claim of the patents that are subject to the agreement. Either Archemix or Antisoma may terminate the agreement in the event of the uncured material breach by the other party. The royalty term begins on the date of the first commercial sale and expires on the expiration of the last to expire applicable licensed patent.

Regado Biosciences, Inc.

In October 2003, Archemix entered into an agreement with Regado Biosciences, Inc. for the discovery and development of aptamers. Regado has the exclusive right to discover, develop and commercialize products containing antidote-controlled aptamers for the treatment of diseases related to the modulation of fibrin deposition, platelet adhesion and/or platelet aggregation.

Under the terms of the agreement, Regado granted Archemix a royalty-free, non-exclusive license to any inventions that Regado derives from the practice of the license that constitute improvements to Archemix’s technology for the purpose of conducting internal research and for any use outside of the field of the license Archemix granted to Regado.

Archemix is eligible to receive milestone payments in the aggregate amount of up to approximately $5.5 million per product, contingent upon the achievement of development, regulatory and first commercial sale milestones. In addition, Archemix is entitled to receive a royalty on any net sales of products containing aptamers and 15% of all sublicense income received by Regado with respect to the grant of a sublicense to such products. In addition, Regado issued to Archemix 109,687 shares of its common stock upon the closing of an equity financing in 2005. Archemix was not entitled to receive upfront payments under the agreement, and Archemix has not received any milestone or royalty payments to date.

The term of the license agreement will continue until the expiration of the last to expire valid claim of the patents that are subject to the agreement. Either Archemix or Regado may terminate the agreement in the event of the uncured material breach by the other party. Regado may also terminate the agreement at will upon 60 days’ prior written notice. The royalty term begins on the date of the first commercial sale and expires on the expiration of the last to expire applicable licensed patent.

Ophthotech Corporation

In July 2007, Archemix entered into an exclusive license agreement with Ophthotech Corporation pursuant to which Archemix granted Ophthotech an exclusive license under Archemix’s technology and patent rights to develop and commercialize aptamers that target C5, including its former product candidate, ARC1905, for use in the prevention and treatment of eye diseases. C5 is one of several proteins that comprise the complement system. The complement system is a component of the body’s immune system and is an important mechanism that the body uses to fight infections or recover from injury. The complement system can be activated in settings in which tissues are damaged as a result of surgical procedures, causing unwanted and potentially harmful inflammation.

Ophthotech paid Archemix an initial upfront, non-refundable license fee in the amount of $1.0 million. In addition, Ophthotech issued 2.0 million shares of its Series A-1 preferred stock to Archemix. Archemix assigned no value to the preferred stock based on the uncertainty of Ophthotech’s long-term viability. Archemix is eligible to receive milestone payments in the aggregate amount of up to $86.5 million per product, contingent upon the achievement of specified development, regulatory and annual net sales milestones. Archemix is also entitled to receive a royalty based on any net sales of products and, subject to credit for related milestone payments received by Archemix, a percentage of any non-royalty income received by Ophthotech under any sublicense of the rights granted to it under the agreement. To date, Archemix has not received any milestone or royalty payments from Ophthotech.

The term of the agreement will continue with respect to products sold by Ophthotech until the later of the expiration of the last to expire valid claim covering any aptamer product developed under the agreement or 12 years from the date of first commercial sale of any such product and, with respect to products sold by any sublicensee of Ophthotech, until no further payments are payable by Ophthotech to Archemix under the agreement. Ophthotech may terminate the agreement upon not less than 90 days’ written notice. Either Archemix or Ophthotech may terminate the agreement in the event of the bankruptcy or uncured material breach by the other party.

OSI Pharmaceuticals, Inc.

In April 2004, Archemix entered into a research and license agreement with Eyetech Pharmaceuticals, Inc. for the discovery, development and commercialization of aptamers for ophthalmologic diseases and conditions. Eyetech was acquired by OSI Pharmaceuticals, Inc. in November 2005 and subsequently renamed (OSI) Eyetech, Inc.

The agreement contains a research portion and a development and commercialization portion. The research portion of the agreement sets forth the terms and conditions pursuant to which Archemix would conduct research on behalf of Eyetech. The initial term of the research program was five years. In April 2006, Archemix terminated the research program as a result of Eyetech’s failure to meet certain diligence obligations. At the time of termination, Eyetech had designated a single compound candidate, E10030, for development. E10030 is an aptamer that targets and suppresses platelet-derived growth factor-B, or PDGF-B. Eyetech also retained the right to develop two additional anti-PDGF-B aptamers under the agreement. The development and commercialization portion of the agreement survives and enables Eyetech to exclusively pursue the clinical and commercial development of E10030 and the other two additional anti-PDGF-B aptamers for diseases in the eye.

In November 2006, OSI announced its intention to explore strategic options for its eye disease business, including divesting these assets. In July 2007, OSI assigned its rights to E10030 under the agreement to Ophthotech. Ophthotech commenced a Phase 1 clinical trial for AMD with E10030 in the first quarter of 2008.

Eyetech paid Archemix an upfront, non-refundable fee of $1.5 million, and subsequent milestone payments totaling $1.5 million. Archemix is eligible to receive additional milestone payments in the aggregate amount of up to approximately $11.0 million, contingent upon the achievement of development, regulatory and first commercial sale milestones. In addition, Archemix is entitled to receive royalty payments on any net sales of products commercialized under the agreement. Either Archemix or Ophthotech may terminate the license agreement in the event the other party ceases to exist as a going concern or in the event of the uncured material breach by the other party under the agreement. The royalty term begins on the date of the first commercial sale and expires on the later of the expiration of the last to expire applicable licensed patent and

10 years from the date of first commercial sale. To date, Archemix has not received any royalty payments from OSI, Ophthotech or Eyetech.

SomaLogic, Inc.

In June 2007, Archemix entered into an amended and restated agreement with SomaLogic, Inc., which superseded an earlier agreement. Archemix granted SomaLogic non-exclusive rights to its own and licensed intellectual property for the development and commercialization of aptamer-based in vitro diagnostics. In addition, Archemix granted SomaLogic non-exclusive rights to a number of non-therapeutic applications of aptamers including ex vivo applications such as target validation and drug screening and exclusive rights for the use of aptamers as purification agents. SomaLogic granted Archemix non-exclusive rights to its own and licensed intellectual property for the development and commercialization of aptamer therapeutics and specified non-therapeutic applications of aptamers including target validation. In addition, SomaLogic granted Archemix exclusive rights to therapeutic uses of aptamers discovered by SomaLogic for a limited number of targets specified by Archemix and Archemix has the option of providing targets to SomaLogic for the generation of aptamers which Archemix may license from SomaLogic on specified terms.

Archemix is entitled to royalty payments based on net sales of aptamer products used by SomaLogic as purification agents for specified uses and a percentage of sublicense income received by SomaLogic with respect to the grant of a sublicense to such aptamer products. Archemix does not have the right to receive upfront or milestone payments under the agreement, and Archemix has not received any royalty payments under the agreement to date. Archemix is obligated to pay SomaLogic a royalty payment based on net sales of specified aptamer products for specified uses and a percentage of sublicense income received by Archemix with respect to the grant of a sublicense to such aptamer products.

The term of the license agreement will continue until the expiration of the last to expire valid claim of the patents that are subject to the agreement. Either Archemix or SomaLogic may terminate the agreement in the event of the bankruptcy or uncured material breach by the other party. The royalty term begins on the date of the first commercial sale and expires on the expiration of the last to expire applicable licensed patent.

Isis Pharmaceuticals, Inc.

In July 2007, Archemix entered into a collaboration and license agreement with Isis Pharmaceuticals, Inc. pursuant to which Isis granted Archemix an exclusive license to its chemistry patent rights and a non-exclusive license to its know-how, with the right to sublicense, to discover, develop and commercialize products containing aptamers. Isis also granted to Archemix a non-exclusive license to its analytical and manufacturing patent rights and know-how, with no right to sublicense, to discover, develop and commercialize products containing aptamers. Archemix granted Isis a royalty-free, non-exclusive license to specified know-how disclosed by Archemix to Isis to discover, develop and commercialize products that do not contain aptamers. The agreement also provides for collaborative research efforts by the parties.

The exclusive license granted to Archemix will convert to a non-exclusive license upon the expiration or permanent revocation of a specified patent. When such conversion event occurs, the license will remain exclusive with respect to any product that has reached a specified clinical milestone, subject to specified conditions. In addition, after the conversion event the non-exclusive license can be converted back into an exclusive license on a target-by-target basis under specified conditions.

In consideration for the licensed intellectual property, Archemix issued Isis a warrant to acquire 600,000 shares of its common stock at an exercise price of $0.25 per share and is obligated to pay Isis milestone payments in the aggregate amount of up to approximately $1.8 million per product, contingent upon the achievement of specified development and regulatory milestones. Archemix also agreed to pay Isis a royalty based on any net sales of products and, subject to credit for related milestone payments made by Archemix, a percentage of any non-royalty income received by Archemix under any sublicense of the rights granted to Archemix under the agreement.

The term of the agreement will continue until the expiration of all obligations to pay royalties on licensed products. Either Archemix or Isis may terminate the agreement in the event of an uncured material breach by the other party.

Ribomic, Inc.

June 2008 Agreement

In June 2008, Archemix entered into a research and option agreement with Ribomic, Inc. for the discovery and the development and commercialization of aptamer therapeutics against specified targets in any therapeutic area. Archemix and Ribomic have identified six targets in the agreement. Under the agreement, Ribomic has the right to nominate additional targets under specified conditions which Archemix will then either accept or reject at its discretion. Ribomic has a non-exclusive right to discover aptamers for therapeutic indications against the targets that are subject to the agreement. Ribomic has an option to obtain an exclusive right to develop and commercialize aptamers for therapeutic indications against the targets that are subject to the agreement on a target-by-target basis.

Ribomic paid Archemix an initial upfront, non-refundable technology access and license fee in the amount of $3.0 million. Ribomic is obligated to pay Archemix additional technology access and license fees in the amount of $1.0 million by December 31, 2008 and $2.0 million by December 31, 2009. The agreement will expire on June 10, 2011 unless earlier terminated by a party. Ribomic has the right to terminate the agreement upon 90 days’ prior written notice at any time upon its payment of any unpaid technology access and license fees. Either party may terminate the agreement in the event of the insolvency of the other party or an uncured material breach.

Upon the exercise by Ribomic of an option to obtain the exclusive right to develop and commercialize aptamers for therapeutic indications against a target that is subject to the agreement, Archemix will enter into a separate exclusive license agreement with Ribomic which will provide for the payment by Ribomic of an additional upfront license fee of $1.0 million per target. Archemix will also be eligible under the license agreement to receive milestone payments of up to $38.0 million per target contingent upon the achievement of specified development and regulatory milestones, a percentage of sublicense income received in connection with the sublicense by Ribomic of its rights under the license agreement and a royalty on any products developed under the license agreement and sold by Ribomic. The royalty term for each product covered by the license agreement will begin on the date of the first commercial sale of such product and expire on the later of the expiration of the last to expire applicable licensed patent or ten years from the date of first commercial sale of such product. The sublicense income term will begin on the effective date of the license agreement and continue, with respect to any product covered by a sublicense agreement, until the date on which no further payments of sublicense income are received by Ribomic with respect to that product.

The term of each license agreement will continue until the expiration of all payment obligations of Ribomic for all products. Ribomic will have the right to terminate any such license agreement upon 90 days’ prior written notice at any time. Either party will have the right to terminate any such license agreement in the event of the insolvency of the other party or an uncured material breach.

December 2007 Agreement

In December 2007, Archemix entered into an exclusive license agreement with Ribomic pursuant to which Archemix granted Ribomic an exclusive license under Archemix’s technology and patent rights to develop and commercialize aptamers for the discovery and the development and commercialization of aptamer therapeutics against a specified protein target.

Ribomic paid Archemix an initial upfront, non-refundable technology access and license fee in the amount of $1.0 million. The term of the agreement will continue with respect to products sold by Ribomic until the later of the expiration of the last to expire valid claim covering any aptamer product developed under the agreement. Ribomic has the right to terminate the agreement upon 90 days’ prior written notice at any time upon its payment of any unpaid technology access and license fees. Either party may terminate the agreement in the event of the insolvency of the other party or an uncured material breach.

Archemix is eligible to receive milestone payments in the aggregate amount of up to $38.0 million per product, contingent upon the achievement of specified development, regulatory, and annual net sales milestones. Archemix is also entitled to receive a royalty based on any net sales of any potential products. To date, Archemix has received no milestone or royalty payments from Ribomic.

Eli Lilly and Company

In September 2008, Archemix entered into a license and option agreement with Eli Lilly and Company for the discovery of aptamer therapeutics against targets in any therapeutic area. Under the agreement, Lilly has the option to have Archemix conduct a feasibility study to generate aptamers against up to five targets. Lilly has the right to nominate targets for inclusion in the feasibility study under specified conditions and Archemix may reject any nominated target under specified conditions, such as if Archemix is developing the target itself or has licensed it to others. Lilly also has the right to designate up to two of the targets as exclusive targets in the feasibility study and Archemix may reject any such target under specified conditions, such as if Archemix is developing the target itself or has licensed it to others.

Under the agreement, Lilly granted Archemix a non-exclusive, royalty-free, fully paid-up, worldwide license, with the right to grant sublicenses to specified partners, under certain patents controlled by Lilly to research, develop, and commercialize aptamer therapeutics.

Under the agreement, Lilly was also granted the option under specified conditions to obtain the right to research, develop, and commercialize aptamer therapeutics Archemix discovers against two of the specified targets. If Lilly exercises this option, Archemix and Lilly will negotiate in good faith a collaboration and license agreement covering such targets, which agreement will contain certain agreed-upon terms, including the grant to Lilly of an exclusive license to aptamers to one or both of these targets. The collaboration and license agreement will also provide for the payment by Lilly of an upfront fee for each target covered by the license. In addition, Archemix would be eligible to receive milestone payments for each product, contingent upon the achievement of specified development and regulatory milestones. Lilly would also be obligated to pay Archemix research funding for any activities it conducts on behalf of Lilly under the agreement and a royalty based on net sales of any products developed under the agreement.

The collaboration and license agreement will also provide for the right of Lilly to terminate the agreement at any time.

Manufacturing

Archemix does not currently own or operate manufacturing facilities for the production of clinical or commercial quantities of its aptamer product candidates. There are a limited number of potential suppliers for the components of Archemix’s aptamer product candidates, and Archemix has no committed source of supply for any of those components. Archemix currently relies on third-party manufacturers, Avecia Biologics Limited, or Avecia, and Agilent Technologies Inc., or Agilent, to produce its aptamer product candidates, and expects to continue to rely on Avecia, Agilent or other third-party manufacturers to meet the preclinical and clinical requirements of its aptamer product candidates and for all of its commercial needs. The methods of commercial manufacturing of Archemix’s existing aptamer product candidates or any of its future aptamer product candidates have not yet been finalized. Archemix and its existing and prospective collaborators will be required to assess the manufacturing of Archemix’s aptamer product candidates for preclinical and clinical requirements and, potentially, for commercial production. Archemix may need to obtain one or more licenses to intellectual property rights held by third parties in order to manufacture each of its aptamer product candidates. While such licenses may be available, they may not be available on terms that are commercially acceptable to Archemix’s existing or prospective collaborators or Archemix. Should such licenses prove to be unavailable, Archemix or its existing or prospective collaborators may choose to modify Archemix’s manufacturing processes to use alternative manufacturing methods. Such modifications may result in greater expenditures of capital by Archemix or its collaborators, delay commercialization, or prevent Archemix or its collaborators from successfully commercializing Archemix’s aptamer product candidates.

Intellectual Property

Archemix actively seeks to protect its proprietary technology that it considers important to aptamer therapeutics in the United States and other key pharmaceutical and pharmaceutical manufacturing markets. In this regard, Archemix has focused on patents, patent applications and other intellectual property covering:

•	fundamental aspects of the identification, optimization, and structure of aptamers and their uses as therapeutics;

•	chemical modifications to aptamers that improve their suitability for therapeutic uses; and

•	aptamers directed to specific targets and as treatments for particular diseases.

Archemix believes that its broad patent portfolio provides it with the exclusive right to discover and develop aptamer therapeutics other than aptamer therapeutics targeting vascular endothelial growth factor and aptamers conjugated to radiopharmaceuticals. In addition, many of the protein targets to which Archemix develops aptamers have been well-defined and characterized through prior research by third parties. Consequently, for many targets there exists intellectual property preventing the application of well-known therapeutic agents such as biologics and small molecules against such targets. Aptamers, on the other hand, have only recently been recognized as potentially viable therapeutic agents. As a result, the use of aptamers against a target is not often blocked by existing intellectual property.

In October 2001, Archemix exclusively licensed from Gilead Sciences, Inc. the original intellectual property covering aptamers and aptamer therapeutics, the SELEX process and certain methods of discovering and developing aptamers and aptamer therapeutics. As of December 1, 2008, Archemix owns or has licensed exclusive rights for aptamer therapeutic applications to over 200 issued patents, including 162 issued United States patents and ten European patents, and approximately 300 pending patent applications worldwide, including 64 pending United States patent applications, pertaining to the discovery and development of aptamers and their role in treating disease. All of Archemix’s issued patents and approximately 100 of its pending patent applications are exclusively licensed from Gilead.

Of the patents Archemix licensed from Gilead, Archemix considers approximately 30 of these to be the most important, or core, patents because they apply broadly to aptamers and aptamer therapeutics, SELEX and aptamer discovery and development. These core patents begin to expire in 2010 with the final core patent expiring in 2017. The Gilead patent portfolio arose out of the work of Dr. Larry Gold and others who invented the SELEX process and aptamers. Under the terms of Archemix’s agreement with Gilead, Archemix has an exclusive, worldwide license, with the right to grant sublicenses, under patent rights and technology controlled by Gilead to exploit, use and practice certain processes and methods, including the SELEX process, and to develop and commercialize therapeutic products containing aptamers, subject to specified preexisting agreements of Gilead. Archemix is specifically prohibited under the license from developing or commercializing aptamers for certain uses and in specified fields, including for radiotherapeutics, as in vivo diagnostic agents or for in vitro diagnostics, which rights were granted to specified third parties by Gilead. Archemix granted Gilead under the license agreement a non-exclusive, royalty-free license to technology and patent rights resulting from Archemix’s practice of the license from Gilead that constitute improvements to the SELEX process to conduct internal research and to enable Gilead to fulfill its obligations under its preexisting agreements.

Under the license agreement, Archemix paid Gilead an upfront payment of $17.5 million and has no further financial obligations to Gilead. In addition, Archemix is obligated to pay a nominal royalty to the University of Colorado at Boulder, from which Gilead obtained the underlying technology, based on any net sales of and sublicense income from aptamer products. Through September 30, 2008, Archemix has incurred $1.0 million in royalties on sublicense income and no royalties on net sales. The term of the Gilead agreement will continue until the later of the expiration of the last to expire valid claim of the patents that are subject to the agreement and seven years from the first commercial sale of the final product commercialized under the agreement. Either Archemix or Gilead may terminate the Gilead agreement in the event of an uncured material breach by the other party.

Archemix has devoted substantial resources to generating new proprietary methods of discovering and developing aptamers which it believes will cover the next generation of aptamers and their uses as therapeutics. As of September 30, 2008, Archemix had approximately 200 pending patent applications, including approximately 49 United States patent applications. These patent applications are directed to new or improved SELEX processes, new compositions of matter, optimization chemistries and methods, and aptamers and methods of using aptamers directed to specific targets of interest to Archemix or its collaborators. Archemix believes that the aptamer discovery and development processes claimed in these pending applications represent current, state-of-the-art methods for aptamer drug discovery and provide advantages to the processes covered by the Gilead portfolio. Archemix also believes that its know-how related to the discovery and development of aptamers provides further protection from competition when the Gilead portfolio expires. Should Archemix’s currently pending patent applications issue, Archemix believes that they will provide protection for significant aspects of Archemix’s aptamer discovery and development technology until as late as 2028, well beyond the expiration of the last core patent in the Gilead portfolio. Archemix intends to continue to rigorously seek patent protection for its ongoing innovations in the field of aptamers and aptamer therapeutics. For Archemix’s lead aptamer product candidate, ARC1779, up to 15 patents of the Gilead portfolio are directed to aspects of the composition of ARC1779, its manufacture or methods of its use. In addition to these Gilead patents, Archemix has filed three patent applications specifically directed to ARC1779 and its uses which will expire in 2025 or 2028 should they issue.

Competition

The pharmaceutical and biotechnology industries are intensely competitive and any aptamer product candidate developed by Archemix would compete with existing drugs and therapies. There are many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations actively engaged in research and development of products targeting the same markets as Archemix’s aptamer product candidates. Many of these organizations have substantially greater financial, technical, manufacturing, marketing and human resources than Archemix has. Several of them have developed or are developing therapies that could be used for treatment of the same diseases that Archemix is targeting. In addition, many of these competitors have significantly greater commercial infrastructures than Archemix has. Archemix’s ability to compete successfully will depend largely on its ability to:

•	design and develop products that are superior to other products in the market;

•	attract and retain qualified scientific, product development and commercial personnel;

•	obtain required regulatory approvals; and

•	successfully collaborate with pharmaceutical companies in the design, development and commercialization of new products.

All of Archemix’s product candidates are aptamers and Archemix’s future success depends on the successful development of products based on its aptamer technology. None of Archemix’s aptamer product candidates has obtained regulatory approval and all of them are in early stages of research and clinical development. Because only one aptamer has been approved by the FDA, the regulatory requirements governing aptamers may be more rigorous or less clearly established than for already approved classes of therapeutics being developed by Archemix’s competitors.

Furthermore, Archemix needs to educate the medical community about aptamers and their potential ability to compete successfully with other types of drugs. This education may require greater resources than would be typically required for products based on conventional technologies and it may be more difficult for Archemix to achieve market acceptance of its aptamer products, particularly the first aptamer products that it introduces to the market based on its technology.

Archemix believes that, if approved, ARC1779 may compete with a product candidate under development by Ablynx NV, a Belgian biotechnology company. Ablynx has disclosed that it is developing an antibody-derived protein which is designed to be an anti-thrombotic treatment targeting vWF in patients with acute coronary syndrome and TTP. Archemix is also aware that Ajinomoto Co., Inc., a worldwide producer of food seasonings, cooking oils, food and pharmaceuticals, may also be conducting clinical trials with an anti-vWF antibody. Baxter International Inc. has announced that it is developing a recombinant form of ADAMTS13, an enzyme that plays a critical role in blood coagulation, for the treatment of TTP and related disorders. In addition, clinical trials are being planned and conducted by academic physicians with other drugs including the monoclonal antibody rituximab (Rituxan®) in idiopathic TTP. The general objective of these studies is to assess the efficacy and safety of rituximab in the management of patients with refractory or relapsed idiopathic TTP. The studies assessing the efficacy and safety of other drugs, including those with rituximab, may compete for patients that could otherwise be enrolled in Archemix’s clinical trials.

Archemix has licensed its technology to third parties to develop their own aptamer product candidates. These licensees may, in the future, develop aptamers which compete directly or indirectly with Archemix’s aptamer product candidates. Furthermore, Archemix cannot guarantee that a company, academic institution or other organization will not infringe Archemix’s intellectual property and develop a therapeutic aptamer product candidate.

Sales and Marketing

If Archemix receives regulatory approval for any of its aptamer product candidates, it plans to commercialize its products using a focused sales and marketing organization. Archemix’s lead aptamer product candidate, ARC1779, is still at an early stage of clinical development, and accordingly Archemix has not yet devoted resources to the creation of a sales and marketing organization. As Archemix develops its pipeline of aptamer product candidates, it will evaluate whether and when to establish a marketing and sales effort.

Archemix may also enter into additional collaborations and licenses in markets outside of its core area of specialty hematological diseases where it believes that a collaborator will enable Archemix to gain better access to those markets. In addition, Archemix may co-promote its aptamer product candidates with pharmaceutical and biotechnology companies in instances where it believes that a larger sales and marketing presence will expand the market or accelerate penetration. Archemix also intends to continue to collaborate with pharmaceutical and biotechnology companies to accelerate the development of selected aptamer product candidates.

Regulatory Matters

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those Archemix is developing.

United States Drug Development Process

Each of Archemix’s aptamer product candidates, and each new use of a drug, must be approved separately by the FDA through the new drug application, or NDA, process before they may be legally marketed in the United States.

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on Archemix. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s Good Laboratory Practices or other applicable regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an institutional review board, or IRB, at each institution participating in a clinical trial, which must review and approve the plan for any clinical trial before it commences at that institution;

•	performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current Good Manufacturing Practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

•	FDA review and approval of the NDA.

The testing and approval process requires substantial time, effort and financial resources, and Archemix cannot be certain that any approvals for its aptamer product candidates will be granted on a timely basis, if at all.

Once a pharmaceutical candidate is identified for development it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, and applicable clinical data or literature, among other things, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the first phase of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during studies due to, among other things, safety concerns or non-compliance.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP regulations. These regulations include the requirement that all research subjects provide informed consent. Participants may withdraw their consent at any time. Furthermore, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative and must monitor the study until completed.

Each new clinical protocol must be submitted for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1: The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•	Phase 2: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•	Phase 3: Involves studies undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events. Phase 1, Phase 2, and Phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug within required specifications and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug does not undergo unacceptable deterioration over its shelf life.

United States Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. The submission of an NDA is subject to the payment of user fees. A waiver of such fees may be obtained under certain limited circumstances.

In addition, under the Pediatric Research Equity Act of 2003, or PREA, an NDA or supplement to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The FDA initially reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee.

The approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than Archemix interprets the same data. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure production of the product within required specifications. If the FDA determines that the NDA, manufacturing process and manufacturing facilities satisfy the regulatory criteria for approval, it will issue an approval letter, which authorizes commercial marketing of the drug with specific prescribing information for a specific indication.

NDAs receive either standard or priority review.  A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval, but may expedite the approval process.

If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the approved indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require Archemix to conduct post-approval testing, including Phase 4 clinical trials, to further assess a drug’s safety and effectiveness after NDA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of the use of Archemix’s aptamer product candidates, some of Archemix’s United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application, less any amount of time during which the applicant is found not to have acted with due diligence during the regulatory review period. Only one patent applicable to an approved drug is eligible for the extension and a patent may only be extended once even if it covers multiple drug products. The extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, Archemix intends to apply for restorations of patent term for some of its currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other drug product containing the same active moiety, which is the molecule responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug containing the same active moiety where the applicant does not own or have a legal right of reference to all the data required for approval. However, an ANDA or a 505(b)(2) NDA may be submitted after four years if it contains a certification of patent invalidity, unenforceability or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for product changes including, among other things, new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active ingredient labeled only for non-exclusive conditions of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct, or obtain a right of reference to, all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of exclusivity in the United States. Pediatric exclusivity, if granted, provides an additional six months to an existing exclusivity or statutory delay in approval resulting from a patent certification. This six-month exclusivity, which runs from the end of other exclusivity protection or patent delay, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. The current pediatric exclusivity provision was recently reauthorized as part of the Food and Drug Amendments Act of 2007 and will not expire until October 1, 2012.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in very limited circumstances, including a showing of clinical superiority to the product with orphan exclusivity. Orphan drug exclusivity, however, also could block the approval of one of Archemix’s aptamer product candidates for seven years if a competitor obtains approval of the same drug as defined by the FDA or if Archemix’s aptamer product candidate is determined to be contained within the competitor’s product for the same indication or disease. In addition, competitors may receive approval of different drugs for the indications for which the orphan drug has exclusivity or obtain approval for the same drug but for a treatment of a different disease for which the orphan drug has exclusivity.

Post-approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs and other requirements. Changes to the manufacturing process are strictly regulated and generally require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose documentation requirements upon Archemix and any third-party manufacturers that Archemix may decide to use. Archemix relies, and expects to continue to rely, on third parties for the production of clinical and commercial quantities of its products. Future FDA and state inspections may identify compliance problems at the facilities of Archemix’s contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

Any drug products manufactured or distributed by Archemix pursuant to FDA approvals are subject to extensive and continuing regulation by the FDA, including, among other things, cGMP compliance, record-keeping requirements, reporting of adverse experiences with the drug, providing the FDA with updated safety and efficacy information, drug sampling and distribution requirements, complying with certain electronic records and signature requirements, and complying with FDA promotion and advertising requirements. The FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. There are currently pending bills in Congress that propose numerous changes to the FDA’s regulation of drugs. In addition, FDA regulations, policies and guidance are often revised or reinterpreted by the agency in ways that may significantly affect Archemix’s business and its products, including preventing or delaying regulatory approval of its aptamer product candidates. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Foreign Regulation

In addition to regulations in the United States, Archemix will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of its products outside the United States. Whether or not Archemix obtains FDA approval for a product, it must obtain the necessary approvals by the comparable regulatory authorities of foreign countries before it can commence marketing of the products in these countries and many countries also require an approval before clinical trials may begin. The review process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, the marketing approval process, product licensing, pricing and reimbursement vary greatly from country to country.

Under the regulatory scheme in the European Union, Archemix may submit marketing authorization applications either under a centralized or decentralized procedure depending on the nature of the product candidate. The centralized procedure, which is compulsory for medicines derived from biotechnology processes, intended for the treatment of HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions; or officially designated as orphan medicines, provides for the grant of a single marketing authorization that is valid for all European Union member states. For medicines that do not fall within these categories, companies have the option of submitting an application for a centralized marketing authorization if the medicine is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the application and an assessment report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

As in the United States, Archemix may apply for designation of its aptamer product candidates as orphan drugs for the treatment of specific indications in the European Union before the application for marketing authorization is made. The European Union considers an orphan medical product to be one that affects no more than five of every 10,000 persons in the European Union. A company whose application for orphan drug designation in the European Union is approved is eligible to receive, among other benefits, regulatory assistance in preparing the marketing application, protocol assistance, and reduced application fees. Orphan drugs in the European Union also enjoy economic and marketing benefits, including up to ten years of market exclusivity for the approved indication, unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan-designated product.

Reimbursement and Pricing Controls

Sales of pharmaceutical products depend in significant part on the availability of third-party reimbursement. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. Archemix anticipates third-party payors will provide reimbursement for its products. However, these third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Archemix may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of its products. Archemix’s aptamer product candidates may not be considered cost-effective. It is time-consuming and expensive for Archemix to seek reimbursement from third-party payors. Reimbursement may not be available or sufficient to allow Archemix to sell its products, if approved, on a competitive and profitable basis.

The passage of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposes new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries, and includes a major expansion of the prescription drug benefit under a new Medicare Part D. Medicare Part D went into effect on January 1, 2006. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary in which it indicates which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee.

It is not clear what effect the MMA will have on the prices paid for currently approved drugs and the pricing options for new drugs approved after January 1, 2006. Government payment for some of the costs of prescription drugs may increase demand for products for which Archemix receives marketing approval. However, any negotiated prices for Archemix’s products covered by a Part D prescription drug plan will likely be lower than the prices Archemix might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

Archemix expects that there will continue to be a number of federal and state proposals to implement governmental pricing controls and limit the growth of healthcare costs, including the cost of prescription drugs. At the present time, Medicare is prohibited from negotiating directly with pharmaceutical companies for drugs. However, Congress is currently considering passing legislation that would lift the ban on federal negotiations. While Archemix cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on Archemix’s business, financial condition and profitability.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement schemes vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. In addition, in some countries cross-border imports from low-priced markets exert a commercial pressure on pricing within a country. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of Archemix’s products.

Employees

As of December 1, 2008, Archemix had 93 full-time employees, 69 of whom were engaged in research and development and 24 of whom were engaged in management, administration and finance. Of Archemix’s employees, 33 hold M.D., D.V.M. or Ph.D. degrees. Archemix plans to continue to expand its aptamer product candidates and development programs and hire additional staff to facilitate this growth. None of Archemix’s employees are represented by a labor union or covered by a collective bargaining agreement, nor has Archemix experienced work stoppages. Archemix believes that relations with its employees are good.

Properties

Archemix leases a facility in Cambridge, Massachusetts that contains approximately 67,000 square feet of laboratory and office space, of which it subleases approximately one-third to Alnylam Pharmaceuticals, Inc. The lease has a term ending in 2015, and the sublease has a term ending in 2011. Archemix believes that the facility it currently leases is sufficient for Archemix’s current and anticipated future needs.

Legal Proceedings

Archemix is currently not a party to any material legal proceedings.

NITROMED’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with the “Selected Historical Consolidated Financial Data of NitroMed” section of this joint proxy statement/prospectus and NitroMed’s consolidated financial statements and the related notes included in this joint proxy statement/prospectus. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. NitroMed’s actual results could differ materially form those anticipated by the forward-looking statements due to important factors including, but not limited to, those set forth in the “Risks Related to NitroMed” section of this joint proxy statement/prospectus.

Overview

Until the closing of the proposed asset sale with JHP and the proposed merger with Archemix, NitroMed expects to continue its commercial and development activities in accordance with its existing business strategy with a continued focus on managing its cash position. The description of NitroMed’s business set forth in this joint proxy statement/prospectus, including in this management’s discussion and analysis of financial condition and results of operations, does not reflect any changes to NitroMed’s business that may occur if it consummates the proposed asset sale with JHP and the proposed merger with Archemix.

Recent Developments.

BiDil and BiDil XR Asset Sale.  On October 22, 2008, NitroMed entered into an asset purchase and sale agreement with JHP pursuant to which JHP has agreed to acquire substantially all of the assets related to NitroMed’s BiDil and BiDil XR drug business which is further described below. The purchase and sale agreement provides that at closing NitroMed will receive consideration of $24.5 million in cash, subject to an accounts receivable adjustment, plus up to an additional $1.8 million for closing date inventory. JHP will assume all but specified liabilities related to the transferred assets. For a further discussion of the asset sale, see “The Proposed Asset Sale Between NitroMed and JHP” on page 131.

Amendment to Cohn License Agreement.  On September 5, 2008, NitroMed entered into a letter agreement with Jay N. Cohn, M.D., pursuant to which the parties clarified their mutual understandings with respect to royalty payments pursuant to the collaboration and license agreement, dated as of January 22, 1999 and as amended on August 10, 2000, January 29, 2001 and March 15, 2002, by and between NitroMed and Dr. Cohn, which NitroMed refers to as the original agreement. The letter agreement resolves certain disputes with regard to the amount of planned costs and excess costs, as those terms are defined and referred to in the amendments to the original agreement dated January 29, 2001 and March 15, 2002. In addition, the letter agreement clarifies that NitroMed will pay Dr. Cohn a specified reduced royalty on net sales of collaboration products (as defined in the original agreement) until such time as the aggregate dollar amount retained by it and not required to be paid to Dr. Cohn as a result of such reduced royalty rate equals a specified aggregate dollar amount, which NitroMed refers to as the maximum amount. Once the maximum amount has been achieved, NitroMed will resume making royalty payments to Dr. Cohn at the rate specified in the original agreement. Additionally, the letter agreement clarifies that should NitroMed sublicense its rights under the original agreement to a third party, Dr. Cohn will receive a specified percentage of any royalty payments NitroMed receives from the sublicensee, and any such payments made to Dr. Cohn by it will also be subject to offset up to the maximum amount. In consideration for agreeing to the terms of the letter agreement, NitroMed made a one time cash payment to Dr. Cohn in the amount of $800,000.

BiDil.  NitroMed is the maker of BiDil, which is indicated for the treatment of heart failure in self-identified black patients as an adjunct to current standard therapies. BiDil is an orally administered fixed-dose combination of isosorbide dinitrate and hydralazine hydrochloride. The U.S. Food and Drug Administration, or FDA, approved BiDil in June 2005, and NitroMed commercially launched BiDil in July 2005. NitroMed is currently a party to an exclusive five-year manufacturing and supply agreement with Schwarz Pharma, for the three times daily immediate release dosage formulation of BiDil.

In January 2008, NitroMed discontinued active promotional activities for BiDil based upon its determination that the successful commercialization of BiDil requires a magnitude of resources that NitroMed cannot currently allocate to the program, as well as its plans to conserve cash in order to pursue the development of BiDil XR, an extended release formulation of BiDil. NitroMed concurrently implemented a restructuring plan that eliminated approximately 80 positions, and its reduced headcount now stands at approximately five positions. Although NitroMed has discontinued active promotional efforts related to BiDil, NitroMed continues to contract for the manufacture of, and to sell BiDil, and maintain the product on the market for patients through normal wholesale and retail channels. NitroMed has also conducted limited advertising in select medical publications, and has utilized a third-party marketing firm to contact healthcare professionals on its behalf, in each case in an effort to maintain a limited market presence for BiDil. In conjunction with implementing its January 2008 restructuring plan, NitroMed implemented a plan to pursue strategic alternatives for its business, including the potential divestiture of its BiDil and BiDil XR business and/or its nitric oxide intellectual property portfolio, a merger or consolidation with another company, or other comparable arrangements.

NitroMed’s January 2008 restructuring follows the elimination of its discovery research program in March 2006 and the replacement of its sales force with a small team of senior cardiovascular business managers in October 2006. The January 2008 restructuring also follows its efforts in August 2007 to deploy an expanded field organization designed to focus on selected prescriber targets.

BiDil XR.  BiDil is an orally-administered medicine that is presently dosed three times daily. In connection with its efforts to develop BiDil XR as a once-daily formulation, in February 2007 NitroMed entered into a license agreement with Elan Pharma International Limited, or Elan, pursuant to which Elan granted to it an exclusive worldwide royalty-bearing license to import, use, offer for sale and sell an oral capsule formulation incorporating specified technology owned or controlled by Elan and containing, as its sole active combination of ingredients, the combination of the active drug substances isosorbide dinitrate and hydralazine hydrochloride (which includes BiDil XR). In consideration for the grant of the license, NitroMed has agreed to pay Elan royalties that are calculated by reference to annual net sales parameters set forth in the agreement. In addition, NitroMed has also agreed to pay Elan specified amounts upon the achievement of specified development and commercialization milestone events set forth in the agreement.

In December 2007, NitroMed met with the FDA to discuss its proposed development plan for BiDil XR. The FDA agreed that NitroMed’s clinical development plan to conduct bioequivalence and pharmacodynamic studies comparing BiDil XR to the current commercial immediate release formulation of BiDil is acceptable. NitroMed expects that its proposed plan could support FDA approval to commercialize BiDil XR, if bioequivalence is demonstrated. The bioequivalence study design compares the pharmacokinetics of the BiDil XR formulation to the pharmacokinetics of BiDil. Pharmacokinetics refers to the manner in which the body absorbs, distributes, metabolizes and excretes the study drug.

In conjunction with entering into the license agreement with Elan, NitroMed also entered into a development agreement with an affiliate of Elan, pursuant to which NitroMed has conducted clinical studies on BiDil XR prototypes. NitroMed’s pilot clinical trials have tested several BiDil XR prototypes and compared their pharmacokinetic profile with BiDil tablets. In preliminary clinical studies in healthy volunteers, NitroMed has demonstrated its ability to delay the release of isosorbide dinitrate and hydralazine hydrochloride by varying the amount of coating and ratios of different polymers on beads in capsules. NitroMed has continued to develop and refine BiDil XR prototypes as it seeks a final formulation. However, additional clinical studies and trials will be required in order to finalize the BiDil XR formulation prior to the commencement of bioequivalence trials. Based upon its decision to enter into an agreement to sell its BiDil and BiDil XR drug business to JHP, NitroMed has not yet commenced the next set of clinical trials pursuant to its BiDil XR development plan.

Liquidity.  Since its inception, NitroMed has mainly funded its operations through the sale of equity securities, debt financings, license fees, research and development funding, milestone payments from its collaborative partners, and more recently, sales of BiDil. NitroMed has incurred an accumulated deficit of $350.0 million as of September 30, 2008.

As a result of its January 2008 restructuring, NitroMed estimates that its operating expenses related to research and development and sales, general and administrative functions for the year ending December 31, 2008 will be approximately $14.0 million to $16.0 million, including share-based compensation expense related to Statement of Financial Accounting Standards No. 123(R), but excluding cost of product sales and charges related to its January 2008 restructuring.

At September 30, 2008, NitroMed’s principal source of liquidity was $17.8 million of cash, cash equivalents and short-term marketable securities, which excludes $1.6 million of auction rate securities classified as long-term marketable securities due to liquidity constraints. Pending the successful sale of its BiDil and BiDil XR assets to JHP, if at all, NitroMed expects to incur operating expenses going forward primarily related to keeping BiDil available on the market prior to the consummation of that asset sale. Whether or not the BiDil and BiDil XR asset sale is completed, NitroMed believes that its existing sources of liquidity and the cash expected to be generated from future sales of BiDil will be sufficient to fund its operations for at least the next twelve months. In the event that the planned sale of the BiDil and BiDil XR assets is significantly delayed or is not completed, NitroMed’s future revenue from sales of BiDil could decline significantly based on a number of factors, including a decline in BiDil prescriptions by healthcare providers and a decline in the willingness of third party payors to provide reimbursement at favorable levels, in each case due, at least in part, to the prior elimination of its sales force and discontinuation of its active promotional efforts related to BiDil.

Financial Operations Overview

Revenue.  NitroMed’s first commercial product, BiDil, was launched in July 2005, and generated product sales of $4.0 million in the third quarter of 2008. Prior to the launch of BiDil, all of NitroMed’s revenue had been derived from license fees, research and development payments and milestone payments that it received from its corporate collaborators. NitroMed discontinued active promotion of BiDil in January 2008.

Research and Development.  Research and development expense consists of expenses incurred in identifying, developing and testing product candidates. These expenses consist primarily of salaries and related expenses for personnel, fees paid to professional service providers for independent monitoring and analysis of NitroMed’s clinical trials, costs of contract research and manufacturing, product development costs, costs of facilities and BiDil medical support costs.

The following summarizes NitroMed’s primary research and development programs. NitroMed has not provided program costs because prior to 2000 NitroMed did not track and accumulate cost information by research program. As discussed above under “Recent Developments,” in October 2008 NitroMed entered into an agreement to sell its BiDil and BiDil XR assets to JHP.

•	BiDil. From May 2001 to July 2004, NitroMed enrolled 1,050 patients at 169 clinical sites in the United States in its phase III clinical trial for BiDil. NitroMed halted the trial in July 2004 due to a significant survival benefit in the preliminary data for patients taking BiDil. The FDA approved BiDil on June 23, 2005, and NitroMed launched BiDil in July 2005. The total cost for the BiDil A-HeFT trial was approximately $43.0 million.

•	BiDil XR. The current formulation of BiDil is an immediate-release tablet that must be taken three times daily. NitroMed has pursued the development of BiDil XR, an extended release formulation of BiDil that could be taken once a day. To date, NitroMed has incurred expenses of approximately $11.0 million in connection with the development of BiDil XR. Preliminary clinical studies of BiDil XR demonstrated proof of principle, and NitroMed commenced clinical development of BiDil XR in October 2006. Additional formulation studies and trials will be required in order to finalize the formulation prior to the commencement of bioequivalence trials. Because of its stage of development, and the uncertainties inherent in pharmaceutical development generally, NitroMed may not be able to successfully develop and commercialize BiDil XR in the event that the BiDil drug business asset sale is not completed.

•	Other Discovery Research. NitroMed has used its know-how and expertise in nitric oxide to develop preclinical stage drug candidates that are nitric oxide-enhancing versions of existing medicines in the areas of cardiovascular, gastrointestinal/anti-inflammatory and pulmonary medicine. These studies have not progressed beyond a discovery stage of testing, and it remains speculative whether the addition of nitric oxide will result in an improved clinical profile of these medicines. NitroMed continues to seek divestiture opportunities for the intellectual property rights associated with these technologies, and is not presently engaging in any internal research and development activities with respect to these programs. NitroMed cannot be certain if it will be able to secure divestiture arrangements for its nitric oxide-based intellectual property on favorable terms, if at all.

Sales, General and Administrative.  Sales, general and administrative expense have historically consisted primarily of salaries and other related costs for personnel in sales and marketing, executive, finance, investor relations, accounting, business development and human resource functions. Other costs include facility costs not otherwise included in research and development expense; costs for public relations, advertising and promotion services; professional fees for legal and accounting services; and costs related to its former arrangements with a contract sales organization.

Non-Operating Income.  Interest income includes interest earned on NitroMed’s cash, cash equivalents and marketable securities, and interest expense associated with previous borrowings.

Results of Operations

Nine Months Ended September 30, 2008 and 2007

Revenue.  Total revenue for the nine months ended September 30, 2008 was $11.8 million, compared to $11.0 million for the nine months ended September 30, 2007. Product sales of BiDil accounted for all of the revenue for the nine month periods ended September 30, 2008 and 2007. The increase in product revenue in the 2008 period is due to increased shipments of BiDil.

Cost of Product Sales.  Cost of product sales was $2.9 million for the nine month period ended September 30, 2008, compared to $2.2 million for the nine month period ended September 30, 2007. The increase in cost of product sales in the 2008 period is primarily due to the payment of $0.8 million to Dr. Jay Cohn in connection with specified amendments to NitroMed’s licensing agreement with him. For the nine month periods ended September 30, 2008 and 2007, NitroMed recorded inventory impairment charges of $0.5 million and $0.5 million, respectively. These inventory impairment charges were related to commercial trade, patient sample inventory product and raw materials in excess of expected future inventory requirements and future purchase commitments, based on its current sales forecast.

Research and Development.  Research and development expense for the nine months ended September 30, 2008 was $2.6 million, compared to $9.7 million for the nine months ended September 30, 2007. The $7.1 million, or 73%, decrease in research and development expenses in the current period was primarily due to a $2.7 million reduction in headcount and related compensation expenses as a result of NitroMed’s January 2008 restructuring, a $1.9 million decrease in medical expenditures supporting the commercialization of BiDil and a $2.4 million decrease in spending related to the development of BiDil XR.

The following table summarizes the primary components of NitroMed’s research and development expense for its principal research and development programs for the nine month periods ended September 30, 2008 and 2007:

	Nine Months Ended
	September 30,
	2008	2007

Research and Development Program (in millions)
BiDil	$1.1	$4.0
BiDil XR	1.5	5.6
Other discovery research	—	0.1

Total research and development expense	$2.6	$9.7

Sales, General and Administrative.  Sales, general and administrative expense for the nine months ended September 30, 2008 was $8.4 million, compared to $23.7 million for the nine months ended September 30, 2007. The $15.3 million, or 64%, decrease in sales, general and administrative expense was primarily due to $8.4 million in reduced salary and benefit expenses and $2.1 million in reduced compensation expense as a result of NitroMed’s January 2008 restructuring, as well as $4.3 million in decreased advertising expenses as a result of its decision to discontinue active promotional efforts for BiDil in January 2008.

Restructuring Charges.  In the first quarter of 2007, NitroMed recorded a net restructuring charge of $1.0 million related to its lease obligation at its former headquarters. The charge was recorded pursuant to Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or SFAS 146. In March 2007, NitroMed assigned its lease to a third party and vacated the space. NitroMed paid $1.2 million to end its lease obligation and incurred $0.6 million in expenses primarily related to real estate brokerage fees and clean-up costs. Offsetting these charges was a reversal of $0.8 million in accrued rent. All amounts were paid as of March 31, 2007.

In the first quarter of 2008, NitroMed recorded restructuring charges of $2.7 million, which were comprised of severance benefits of $2.6 million related to the reduction of its employee headcount from approximately 90 to approximately 6 positions, and impairment charges of $0.1 million for the disposal of computer equipment. The severance benefit charges were recorded in accordance with Statement of Financial Accounting Standards No. 112, Employers’ Accounting For Post Employment Benefits, or SFAS 112, for contractual termination benefits for certain executives and SFAS 146 for one-time termination benefits for the remainder of employees terminated. As of September 30, 2008, NitroMed owed $0.1 million for salary continuation payments. As a result of this restructuring, NitroMed estimates that its operating expenses related to research and development and sales, general and administrative functions for the year ending December 31, 2008 will be approximately $14.0 million to $16.0 million, including share-based compensation expense related to Statement of Financial Accounting Standards No. 123(R), but excluding cost of product sales and charges related to its January 2008 restructuring.

Leasing Arrangements.  In May 2008, NitroMed entered into an assignment of lease and assumption agreement with Cubist, pursuant to which NitroMed assigned to Cubist its lease of approximately 19,815 square feet of office space in Lexington, Massachusetts. Concurrent with the execution of this assignment agreement, NitroMed entered into a sublease with Cubist, pursuant to which NitroMed agreed to sublease approximately 4,000 square feet of office space covered under the assigned lease. The initial term of this sublease was for three months beginning on June 1, 2008. Upon the expiration of the initial term, NitroMed has the right to extend the sublease, without notice, on a month-to-month basis. NitroMed has elected to extend the sublease on a month-to-month basis subsequent to the expiration of the initial term. Pursuant to the terms of the sublease, NitroMed is obligated to pay rent to Cubist in the amount of approximately $9,200 per month in advance.

Stock-based Compensation Expense.  NitroMed recognized $1.1 million and $4.7 million in stock-based compensation expense for the nine months ended September 30, 2008 and 2007, respectively. As of

September 30, 2008, the total unrecognized compensation cost related to unvested awards was approximately $1.9 million, which will be recognized over a weighted average period of 1.9 years.

Non-Operating Income.  Non-operating income was $0.4 million for the nine months ended September 30, 2008, compared to $0.9 million for the nine months ended September 30, 2007. The $0.5 million, or 59%, decrease for the nine month period ended September 30, 2008 compared to the nine month period ended September 30, 2007 is primarily due to lower fund balances available for investment and impairment charges of $0.1 million related to auction rate securities, offset by a $0.5 million reduction in interest expense incurred on long-term debt.

Years Ended December 31, 2007, 2006 and 2005

Revenue.  Total revenue for the year ended December 31, 2007 was $16.0 million, compared to $12.1 million in 2006 and $6.0 million in 2005.

Product sales for the year ended December 31, 2007 were $15.3 million, compared to $12.1 million in 2006 and $4.5 million in 2005. The increase in product sales is due to increased shipments of BiDil as BiDil has continued to gain market acceptance.

Research and development revenues were $0.8 million for the year ended December 31, 2007, compared to $-0- for 2006 and $1.6 million for 2005. The $0.8 million, or 100%, increase in research and development revenues in 2007 compared to 2006 was due to NitroMed’s non-exclusive licensing of certain non-strategic intellectual property in October 2007 for which NitroMed has no continuing obligation. NitroMed had $-0- research and development revenue in 2006 due to the termination of the research term under its collaboration agreement with Boston Scientific in December 2005. All such revenue related to this collaboration agreement had been fully recognized through December 2005.

Cost of Product Sales.  Cost of product sales for the year ended December 31, 2007 was $4.2 million, compared to $3.6 million in 2006 and $8.0 million in 2005. The $0.6 million, or 19%, increase in cost of product sales in 2007 compared to 2006 is primarily due to a $0.8 million increase in inventory impairment charges of $2.3 million in 2007 compared to $1.5 million in 2006. The $4.4 million, or 56%, decrease in cost of product sales in 2006 compared with 2005 was primarily due to a decrease of $5.6 million in inventory impairment charges related to commercial trade and patient sample inventory, and contractual purchase commitments. The charges were due to NitroMed’s current estimate of inventory requirements based on NitroMed’s sales forecast. Offsetting the decrease in inventory impairment charges were higher product costs and higher royalty costs due to increased sales.

Research and Development.  Research and development expense for the year ended December 31, 2007 was $12.2 million, compared to $17.0 million in 2006 and $31.3 million in 2005. The $4.8 million, or 28%, decrease in research and development expenses in 2007 compared with 2006 was primarily the result of decreased clinical and medical expenses needed to support BiDil, a decrease in payroll and benefits due to NitroMed’s restructuring in March 2006, and decreases in the areas of continuing medical education, clinical advisory boards, medical services fees, publications, stock-based compensation expense, and other various contracted services totaling $8.6 million. These decreases were offset by an increase of $3.8 million related to the development of BiDil XR. The $14.3 million, or 46%, decrease in research and development expenses in 2006 compared with 2005 was primarily the result of decreased clinical and medical expenses needed to support BiDil, a decrease in payroll and benefits due to NitroMed’s restructuring in March 2006, and decreases in the areas of continuing medical education, clinical advisory boards, medical services fees, publications and other various contracted services totaling $16.6 million. These decreases were offset by increases in the amount of $2.9 million for stock-based compensation expense related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS 123R, in January 2006.

The following table summarizes the primary components of NitroMed’s research and development expense for NitroMed’s principal research and development programs for the fiscal years ended December 31, 2007, 2006 and 2005.

	December 31,
Research and Development Program	2007	2006	2005

BiDil	$5,339,000	$9,603,000	$19,052,000
BiDil XR	6,581,000	2,774,000	—
Nitric oxide-enhancing cardiovascular compounds	—	2,568,000	6,073,000
Nitric oxide stents	—	206,000	2,279,000
Other discovery research	265,000	1,878,000	3,936,000

Total research and development expense	$12,185,000	$17,029,000	$31,340,000

Sales, General and Administrative.  Sales, general and administrative expense for the year ended December 31, 2007 was $31.4 million, compared to $59.4 million in 2006 and $74.6 million in 2005. The $28.0 million, or 47%, decrease in sales, general and administrative expense in 2007 compared to 2006 was primarily due to the following decreases: $17.3 million reduction for lower salary and benefit costs from the restructuring of NitroMed’s sales force in October 2006, offset by the hiring of a smaller, more experienced sales force in mid-2007; $5.1 million reduction in advertising and promotional services and public relations; $1.6 million reduction in rent expenses; $1.4 million reduction in stock-based compensation expense; and $1.4 million reduction in consulting expenses. The $15.2 million, or 20%, decrease in sales, general and administrative expense in 2006 compared to 2005 was primarily due to a decrease of $11.4 million related to the restructuring of NitroMed’s sales force and $7.4 million for advertising and promotional services and public relations. These decreases were offset by an increase of $5.1 million for stock-based compensation expense related to the adoption of SFAS 123R in January 2006.

Restructurings.  In the first quarter of 2006, NitroMed recorded a restructuring charge of $2.0 million related to a restructuring of NitroMed’s discovery research operations to better align costs with revenue and operating expectations. The restructuring charges pertained to employee severance and impairment of assets and were recorded in accordance with SFAS 146 and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144. In connection with the restructuring, NitroMed terminated 30 employees in its discovery research group, or approximately 30% of its workforce, resulting in a charge of $1.4 million. All employees were terminated as of March 31, 2006. As a result of terminating these employees, NitroMed recorded an impairment charge for certain research laboratory equipment, computer equipment, and furniture and fixtures aggregating $0.6 million, for which the future use was uncertain. These assets were written down to their fair value utilizing a third party appraiser to estimate the fair value of the assets based on current market quotes and the current condition of the equipment, furniture and fixtures.

In the fourth quarter of 2006, NitroMed recorded a restructuring charge of $3.2 million, comprised of severance benefits of $2.5 million and impairment charges of $0.7 million for certain research and development equipment, leasehold improvements, furniture and fixtures, and computers. The restructuring charges were recorded in accordance with SFAS 146 and SFAS 144. This restructuring program included the elimination of 120 sales personnel and eight general and administrative and research and development personnel. These employees were terminated in October 2006, and no employee remained employed at December 31, 2006. Due to these actions, certain research and development equipment, leasehold improvements, furniture and fixtures and computers became impaired. These assets were written down to the fair value based on either a third-party quote, or the estimated discounted cash flows they would generate over the remaining economic life.

In the first quarter of 2007, NitroMed recorded a restructuring charge of $1.0 million related to vacating its former headquarters location. The charge was recorded pursuant to SFAS 146. In March 2007, NitroMed entered into an Assignment of Lease and Assumption Agreement, which NitroMed refers to as the Assignment Agreement, with Shire Human Genetic Therapies, Inc., or Shire, pursuant to which NitroMed assigned its lease for office and laboratory space located at 125 Spring Street in Lexington, Massachusetts, referred to as the Spring Street Lease. Pursuant to the terms of the Assignment Agreement, NitroMed agreed to pay Shire the amount of approximately $1.2 million as consideration for Shire’s assumption of the Spring Street Lease.

In addition to this charge, NitroMed incurred $0.6 million in expenses primarily related to real estate brokerage fees and clean-up costs. Offsetting these charges was a reversal of $0.8 million in accrued rent related to the Spring Street Lease. All amounts were paid as of June 30, 2007.

Stock-Based Compensation Expense.  NitroMed follows the fair value recognition provisions of SFAS 123R. Compensation cost recognized subsequent to December 31, 2005 includes: (a) compensation cost for all stock-based payments granted but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, or SFAS 123, and (b) compensation cost for all stock-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Such amounts have been reduced by NitroMed’s estimate of forfeitures of all unvested awards. Results for prior periods have not been restated.

Prior to the adoption of SFAS 123R, NitroMed accounted for share-based payments to employees using the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25.

As a result of adopting SFAS 123R on January 1, 2006, NitroMed’s net loss and net loss per share were $5.0 million and $0.12 for 2007 and $8.0 million and $0.22 for 2006, respectively; these amounts are higher than if NitroMed had continued to account for share-based compensation under APB 25. As of December 31, 2007, the total compensation cost related to unvested stock option awards to employees not yet recognized in the statement of operations was approximately $6.2 million, which NitroMed will recognize over a weighted average period of 1.9 years. In addition, total compensation cost related to unvested restricted stock awards as of December 31, 2007 is $1.2 million, which will be recognized over 1.2 years.

Non-Operating Income.  Non-operating income decreased to $1.2 million in 2007 compared to $1.9 million in 2006 and $2.0 million in 2005. The $0.7 million, or 36%, decrease in non-operating income in 2007 compared to 2006 was primarily related to a $1.3 million decrease in interest income due to lower average investment balances, offset by $0.7 million in lower interest expense associated with NitroMed’s debt because the principal balance due on the debt was lower in 2007. The $0.1 million, or 9%, decrease in non-operating income in 2006 compared to 2005 was primarily related to $0.4 million in higher interest expense associated with NitroMed’s debt, which was outstanding during the entire 2006 period compared to six months in 2005, offset by $0.2 million in higher interest income.

Liquidity and Capital Resources

Since its inception, NitroMed has primarily funded its operations through the sale of equity securities, debt financings, license fees, research and development funding, milestone payments from its collaborative partners and, more recently, sales of BiDil. As of September 30, 2008, NitroMed has received net proceeds of $321.2 million from the issuance of equity securities, including net proceeds of $18.2 million from its registered direct offering in May 2007.

At September 30, 2008, NitroMed had $17.8 million in cash, cash equivalents and short-term marketable securities, which excludes $1.6 million of auction rate securities that were classified as long-term marketable securities due to liquidity constraints.

During the nine months ended September 30, 2008, operating activities used cash of $8.7 million, primarily due to a net loss of $4.6 million and decreases in accounts payable and accrued expenses of $5.8 million, offset by stock-based compensation expense of $1.1 million.

During the nine months ended September 30, 2008, investing activities provided cash of $17.6 million, primarily due to net sales of marketable securities.

During the nine months ended September 30, 2008, financing activities used cash of $3.5 million, primarily due to $3.7 million in long-term debt payments, offset by $0.3 million in proceeds from employee stock plans.

On June 28, 2005, NitroMed borrowed (i) $10.0 million from Oxford Finance Corporation, or Oxford, and (ii) $10.0 million from General Electric Capital Corporation, or GECC, pursuant to the terms of promissory notes made by it with both Oxford and GECC, respectively. The notes bore interest at a fixed rate of 9.95% per annum and were payable in 36 consecutive monthly installments of principal and accrued interest, beginning July 1, 2005. The notes were secured by a security interest in all its personal property and fixtures with the exception of any intellectual property or products acquired, whether by purchase, license or otherwise, on or after the execution of the notes. As of June 30, 2008, the promissory notes had been paid in full.

As of September 30, 2008, all marketable securities held by NitroMed have maturity dates that range from 2008 to 2045.

As of September 30, 2008, NitroMed held approximately $1.6 million of auction rate securities. These auction rate securities are comprised of approximately $1.3 million of preferred stock closed-end fund auction rate securities and a $0.3 million government-backed student loan auction rate security. Auction rate securities are securities that are structured to allow for short-term interest rate resets, but with contractual maturity dates that can be well in excess of ten years. Auctions have historically provided a liquid market for these securities. However, beginning in February 2008, the majority of auction rate securities in the marketplace failed at auction due to sell orders exceeding buy orders. Such failures resulted in the interest rate on these securities resetting to predetermined rates within the underlying loan agreement, which might be higher or lower than the current market rate of interest. NitroMed’s ability to liquidate its auction rate securities and fully recover the carrying value of its investments in the near term may be limited or not exist. In the event that NitroMed needs to access its investments in these auction rate securities, NitroMed will not be able to do so until a future auction of these investments is successful, the issuer redeems the outstanding securities, a buyer is found outside the auction process, or the securities mature, which could be in as many as 37 years. As a result of these factors, NitroMed recorded impairment charges of $45,000 and $97,000 for the three and nine month periods ended September 30, 2008, respectively. NitroMed may be required to record additional impairment charges on these investments from time to time.

As of September 30, 2008, NitroMed classifies its auction rate securities as long-term marketable securities, reflecting management’s determination that these securities may not be liquidated within one year due to the auction failures described above. NitroMed has not experienced any realized losses on sales of auction rate securities in 2008.

For the nine months ended September 30, 2008, the cumulative impairments recorded by NitroMed include an impairment of $16,000 on its government-backed student loan auction rate security and an impairment of $81,000 on its preferred stock closed-end fund auction rate securities.

Contractual Obligations

The following table summarizes NitroMed’s contractual obligations at September 30, 2008, and the effect such obligations are expected to have on its liquidity and cash flows in future periods.

		Less Than			More Than
Contractual Obligations	Total	One Year	1-3 Years	3-5 Years	Five Years

Operating lease(1)	$—	$—	$—	$—	$—
Purchase obligations(2)	324,000	324,000	—	—	—
License milestones(3)	—	—	—	—	—

Total	$324,000	$324,000	$—	$—	$—

(1)	In May 2008, NitroMed entered into a sublease with Cubist, pursuant to which NitroMed agreed to sublease approximately 4,000 square feet of office space at a rate of approximately $9,200 per month in advance. The initial term of this sublease was for three months beginning on June 1, 2008. Upon the expiration of the initial term, NitroMed has the right to extend the sublease, without notice, on a month-to-month basis.

(2)	In April and July 2008, NitroMed placed binding purchase orders totaling $324,000 with Schwarz Pharma for production of BiDil finished goods during the fourth quarter of 2008.

(3)	In February 2007, NitroMed entered into a License Agreement with Elan, pursuant to which NitroMed may be obligated to pay certain milestone payments in the aggregate amount of $2.5 million, of which

$250,000 was paid in the first quarter of 2007. NitroMed is uncertain as to the timing of future payments, if any, pursuant to the terms of the License Agreement.

In January 2008, NitroMed ceased actively promoting sales of BiDil, which is its only significant source of revenue. As described above under “— Recent Developments,” in October 2008 NitroMed entered into an agreement to sell its BiDil and BiDil XR assets to JHP. Pending the successful sale of its BiDil and BiDil XR assets to JHP, if at all, NitroMed expects to incur operating expenses going forward primarily related to keeping BiDil available on the market prior to the consummation of that asset sale. Whether or not the asset sale is completed, NitroMed believes that its existing sources of liquidity and the cash expected to be generated from future sales of BiDil, together with the significant reduction in expenditures as a result of its January 2008 restructuring, will be sufficient to fund its operations for at least the next twelve months. However, its future capital requirements, and the period in which NitroMed expects its current cash to support its operations, may vary due to a number of factors, including the following:

•	its ability to successfully consummate one or more strategic arrangements relating to its business and assets, including the planned asset sale and merger, and the expenses related to any such transactions;

•	the amount of future product sales of BiDil;

•	the cost of manufacturing and selling BiDil;

•	the timing of collections related to sales of BiDil;

•	the time and costs involved in completing the clinical trials and further development of, and obtaining regulatory approvals for, BiDil XR, if at all;

•	the effect of competing technological and market developments;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	the cost of maintaining licenses to use patented technologies;

•	unfavorable conditions in the capital markets, which may adversely affect the liquidity and value of NitroMed’s investments; and

•	general global and domestic economic conditions, including inflation, recessionary risks and volatile energy costs.

If NitroMed is unable to successfully consummate the asset sale and the merger, it may be required to cease its operations and dissolve its business, including seeking to liquidate its remaining assets and discharge any remaining liabilities.

Critical Accounting Policies and Estimates

NitroMed’s discussion and analysis of NitroMed’s financial condition and results of operations are based on NitroMed’s financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires NitroMed to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, NitroMed evaluates its estimates and judgments, including those related to revenue, inventory, accrued expenses and the factors used to determine the fair value of NitroMed’s stock options. NitroMed bases its estimates on historical experience, known trends and events and various other factors that NitroMed believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

NitroMed believes the following critical accounting policies affect NitroMed’s more significant judgments and estimates used in the preparation of NitroMed’s financial statements.

Revenue.  NitroMed’s principal source of revenue is the sale of BiDil, which began shipping in July of 2005. Other sources of revenue to date include license fees, research and development payments and milestone payments that it has received from its corporate collaborators. NitroMed exercises significant judgment in determining the amount of revenue it can recognize in connection with sales of its products and with respect to its corporate collaborations. To the extent that actual facts and circumstances differ from NitroMed’s initial judgments, NitroMed’s revenue recognition could change accordingly and any such change could affect its reported operating results.

Product Sales/Deferred Revenue.  NitroMed follows the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition, and recognizes revenue from product sales upon delivery of product to wholesalers or pharmacies when persuasive evidence of an arrangement exists, the fee is fixed or determinable, title to product and associated risk of loss has passed to the wholesaler and collectibility of the related receivable is reasonably assured. All revenues from product sales are recorded net of applicable allowances for sales returns, wholesaler allowances, rebates, and discounts. For arrangements where the risk of loss has not passed to wholesalers or pharmacies, NitroMed defers the recognition of revenue by recording deferred revenue until such time that risk of loss has passed. In addition, NitroMed evaluates its level of shipments to wholesalers and pharmacies on a quarterly basis compared to the estimated level of inventory in the channel, remaining shelf-life of the product shipped, weekly prescription data and quarterly forecasted sales. As a result of this evaluation, NitroMed deferred $2.1 million of revenue on shipments in December 2005 and recorded this amount in deferred revenue as of December 31, 2005. During 2006, NitroMed reversed $1.8 million of this deferred revenue and recognized the remainder as revenue.

Sales Returns, Allowances, Rebates and Discounts.  NitroMed’s product sales are subject to returns, wholesaler allowances, rebates and cash and contract discounts that are customary in the pharmaceutical industry. A large portion of NitroMed’s product sales are made to pharmaceutical wholesalers for further distribution through pharmacies to patients, who are consumers of the product. NitroMed determines the provisions for sales returns, allowances, rebates and discounts based primarily on estimates and contractual terms.

Product Returns.  Consistent with industry practice, NitroMed offers contractual return rights that allow customers to return product only during the period that is six months prior to, and twelve months after, product expiration. Commercial product shipped during 2005 and the first half of 2006 had a shelf-life of twelve months from date of manufacture with expiration dates ranging from April 2006 to May 2007. During the third quarter of 2006, NitroMed began shipping commercial product with an expiration date of 18 months. During the second quarter of 2007, NitroMed began shipping commercial product with an expiration date of 24 months. Factors that are considered in NitroMed’s estimates of future product returns include an analysis of the amount of product in the wholesaler and pharmacy channels, discussions with key wholesalers and other customers regarding inventory levels and shipment trends, review of consumer consumption data, and the remaining time to expiration of NitroMed’s product. As a result of this ongoing evaluation, NitroMed’s product return reserve was $1.0 million, $0.9 million and $1.3 million as of September 30, 2008, December 31, 2007 and 2006, respectively. For the nine months ended September 30, 2008 and 2007, NitroMed recorded a reduction to revenue for product returns of $0.9 million and $0.8 million, respectively. For the years ended December 31, 2007, 2006 and 2005, NitroMed recorded a reduction to revenue for product returns of $1.0 million, $2.6 million and $0.1 million, respectively. The return rate and related reserve are evaluated on a quarterly basis, assessing each of the factors described above, and adjusted accordingly. In developing a reasonable estimate for the reserve for product returns, NitroMed considers the factors in paragraph 8 of Statement of Financial Accounting Standards No. 48, Revenue Recognition When a Right of Return Exists. Based on the factors noted above, NitroMed believes its estimate of product returns is reasonable, and changes, if any, from this estimate would not have a material impact to NitroMed’s financial statements. During the first quarter of 2008, BiDil’s shelf life was increased to 36 months and product bottled by NitroMed’s manufacturer in the first quarter of 2008 has a 36 month shelf life.

Sample Voucher and Co-Pay Card Program.  Beginning in the third quarter of 2005, NitroMed initiated a sample voucher program whereby NitroMed offered an incentive to patients in the form of a free 30-day trial, or approximately 100 tablets, of BiDil. NitroMed has accounted for this program in accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer, or EITF No. 01-09. Initially, these sample programs had quarterly expiration dates such that each sample voucher program was only active for one quarter at a time. As a result, at the end of each quarter NitroMed could determine the actual amount of reimbursement claims received for the vouchers distributed during the quarter. The amount of reimbursement is recorded as a reduction to revenue. During the third quarter 2006, NitroMed initiated a six month co-pay program whereby NitroMed covers the co-pay for eligible insured patients for their BiDil prescriptions, including refills. As a result of these programs, NitroMed recorded a reduction to revenue of $0.1 million, $0.1 million, $0.1 million, $0.5 million and $0.8 million for the nine months ended September 30, 2008 and 2007, and the years ended December 31, 2007, 2006 and 2005, respectively.

Sales Discounts, Rebates and Allowances.  Sales discounts, rebates and allowances result primarily from sales under contract with healthcare providers, wholesalers, Medicare and Medicaid programs and other governmental agencies. NitroMed estimates rebates and contractual allowances, cash and contract discounts and other rebates by considering the following factors: current contract prices and terms, sales volume, estimated customer and wholesaler inventory levels and current average rebate rates. For the nine month periods ended September 30, 2008 and 2007, and for the years ended December 31, 2007, 2006, and 2005, NitroMed recorded cash discounts, rebates and other allowances of $4.5 million, $3.8 million, $5.3 million, $1.5 million and $0.5 million, respectively.

License and Collaboration Revenue.  NitroMed records collaboration revenue on an accrual basis as it is earned and when amounts are considered collectible. Revenues received in advance of performance obligations or in cases where NitroMed has a continuing obligation to perform services, are deferred and recognized over the contractual or estimated performance period. Revenues from milestone payments that represent the culmination of a separate earnings process are recorded when the milestone is achieved. Contract revenues are recorded as the services are performed. When NitroMed is required to defer revenue, the period over which such revenue should be recognized is subject to estimates by management and may change over the course of the collaborative agreement.

Inventory.  NitroMed reviews its estimates of the net realizable value of NitroMed’s inventory at each reporting period. NitroMed’s estimates of the net realizable value of inventory are subject to judgment and estimation. The actual net realizable value could vary significantly from NitroMed’s estimates and could have a material effect on NitroMed’s financial condition and results of operations in any reporting period. On a quarterly basis, NitroMed analyzes NitroMed’s current inventory levels and future irrevocable inventory purchase commitments and writes down inventory that has become un-saleable, inventory that has a cost basis in excess of its expected net realizable value and irrevocable inventory purchase commitments that are in excess of expected future inventory requirements based on NitroMed’s sales forecasts. For the nine months ended September 30, 2008 and 2007, and for the year ended December 31, 2007, NitroMed recorded inventory impairment charges of $0.5 million, $0.5 million and $2.3 million, respectively, to cost of sales related to commercial trade, patient sample inventory and excess raw materials. For the year ended December 31, 2006, NitroMed recorded inventory impairment charges of $1.5 million to cost of sales related to commercial trade and patient sample inventory, and for contractual purchase commitments in excess of NitroMed’s sales forecast. For the year ended December 31, 2005, NitroMed recorded inventory impairment charges of $7.1 million to cost of sales related to commercial trade and patient sample inventory, and for contractual purchase commitments in excess of NitroMed’s sales forecast.

Accrued Expenses.  As part of the process of preparing financial statements, NitroMed is required to estimate accrued expenses. This process involves identifying services which have been performed on NitroMed’s behalf, and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in NitroMed’s financial statements. Examples of estimated expenses for which NitroMed accrues include fees such as amounts owed for clinical trials, sales and marketing data management, product development, contract manufacturers for the production of finished goods, marketing and medical support, such as advisory boards, and publications, marketing services and professional services, such as lawyers and accountants. In connection with such services, NitroMed’s estimates are most affected by NitroMed’s understanding of the status and timing of services provided relative to the actual levels of services incurred by such service providers. The majority of NitroMed’s service providers invoice NitroMed monthly in arrears for services performed. In the event that NitroMed does not identify certain costs which have begun to be incurred, or NitroMed over- or under-estimates the level of services performed or the costs of such services, NitroMed’s reported expenses for such period would be too high or too low. The date on which certain services commence, the level of services performed on or before a given date and the cost of such services are often determined based on subjective judgments. NitroMed makes these judgments based upon the facts and circumstances known to us in accordance with generally accepted accounting principles.

Stock-Based Compensation.  Effective January 1, 2006, NitroMed adopted the fair value recognition provisions of SFAS 123R to recognize compensation cost associated with stock options issued to employees. Determining the amount of stock-based compensation expense to be recorded requires NitroMed to develop estimates to be used in calculating the grant-date fair value of a stock option. The fair value of each stock award is estimated on the grant date using the Black-Scholes option-pricing model. The use of the Black-Scholes option-pricing model requires NitroMed to make estimates for volatility, risk-free interest rate, expected term, and expected dividend yield. Volatility is determined exclusively using historical volatility data of NitroMed’s common stock based on the period of time since NitroMed’s common stock has been publicly traded. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected life assumption. The expected life of stock options granted is based exclusively on historical data and represents the weighted average period of time that stock options granted are expected to be outstanding. The expected life is applied to the stock option grant group as a whole, as NitroMed does not expect substantially different exercise or post-vesting termination behavior amongst NitroMed’s employee population.

Accounting for equity instruments granted or sold by NitroMed under APB 25, SFAS 123 and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, requires fair value estimates of the equity instrument granted or sold. If NitroMed’s estimates of the fair value of these equity instruments are too high or too low, NitroMed’s expenses may be over-or under-stated. For equity instruments granted or sold in exchange for the receipt of goods or services, NitroMed estimates the fair value of the equity instruments based upon consideration of factors which NitroMed deems to be relevant at that time. Because shares of NitroMed’s common stock were not publicly traded prior to the commencement of NitroMed’s public offering on November 5, 2003, market factors historically considered in valuing stock and stock option grants include comparative values of public companies discounted for the risk and limited liquidity provided for in the shares NitroMed is issuing, pricing of private sales of NitroMed’s redeemable convertible preferred stock, prior valuations of stock grants and the effect of events that have occurred between the time of such grants, economic trends, and the comparative rights and preferences of the security being granted compared to the rights and preferences of NitroMed’s other outstanding equity.

Prior to NitroMed’s initial public offering, the fair value of NitroMed’s common stock was determined by NitroMed’s board of directors contemporaneously with the grant. In the absence of a public trading market for NitroMed’s common stock, NitroMed’s board of directors considered numerous objective and subjective factors in determining the fair value of NitroMed’s common stock. At the time of option grants and other stock issuances, NitroMed’s board of directors considered the liquidation preferences, dividend rights, voting control and anti-dilution protection attributable to NitroMed’s then-outstanding redeemable convertible preferred stock, the status of private and public financial markets, valuations of comparable private and public companies, the likelihood of achieving a liquidity event such as an initial public offering, NitroMed’s existing financial resources, NitroMed’s anticipated continuing operating losses and increased spending levels required to complete NitroMed’s clinical trials, dilution to common stockholders from anticipated future financings and a general assessment of future business risks.

Inflation

NitroMed believes the effects of inflation generally do not have a material adverse impact on its operations or financial condition.

Off-Balance Sheet Arrangements

NitroMed does not have any material off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT NITROMED’S MARKET RISK

NitroMed is exposed to market risk related to changes in interest rates. Its current investment policy is to maintain an investment portfolio consisting mainly of U.S. money market and high-grade corporate and U.S. government-related securities, directly or through managed funds, with maturity dates of two years or less. In addition, NitroMed holds auction rate securities that reset monthly. NitroMed’s cash is deposited in and invested through highly rated financial institutions in North America. NitroMed’s marketable securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels at September 30, 2008, NitroMed estimates that the fair value of its investment portfolio would decline by an immaterial amount. NitroMed has the ability to hold its fixed income investments until maturity, and therefore it does not expect its operating results or cash flows to be affected to any significant degree by the effect of a change in market interest rates on its investments.

The primary objective of NitroMed’s investment activities is to preserve principal while at the same time maximizing the income NitroMed receives from its investments without significantly increasing risk. To achieve this objective, NitroMed maintains its portfolio of cash equivalents and marketable securities in a variety of securities, including U.S. government agencies, corporate notes and bonds, commercial paper, and money market funds. These securities are classified as available for sale and consequently are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss). If interest rates rise, the market value of its investments may decline, which could result in a realized loss if NitroMed is forced to sell an investment before its scheduled maturity. NitroMed does not utilize derivative financial instruments to manage its interest rate risks.

As of September 30, 2008, all marketable securities held by NitroMed have maturity dates that range from 2008 to 2045.

As of September 30, 2008, NitroMed held approximately $1.6 million of auction rate securities. These auction rate securities are comprised of approximately $1.3 million of preferred stock closed-end fund auction rate securities and a $0.3 million government-backed student loan auction rate security. Auctions have historically provided a liquid market for these securities. However, beginning in February 2008, the majority of auction rate securities in the marketplace failed at auction due to sell orders exceeding buy orders. NitroMed’s ability to liquidate its auction rate securities and fully recover the carrying value of its investments in the near term may be limited or not exist. In the event that NitroMed needs to access its investments in these auction rate securities, NitroMed will not be able to do so until a future auction of these investments is successful, the issuer redeems the outstanding securities, a buyer is found outside the auction process, or the securities mature, which could be in as many as 37 years. As a result of these factors, NitroMed recorded impairment charges of $45,000 and $97,000 for the three and nine months ended September 30, 2008, respectively. NitroMed may be required to record additional impairment charges on these investments from time to time.

As of September 30, 2008, NitroMed classifies its auction rate securities as long-term marketable securities, reflecting management’s determination that these securities may not be liquidated within one year due to the auction failures described above. NitroMed has not experienced any realized losses on sales of auction rate securities in 2008.

For the nine months ended September 30, 2008, the cumulative impairments recorded by NitroMed include an impairment of $16,000 on its government-backed student loan auction rate security and an impairment of $81,000 on its preferred stock closed-end fund auction rate securities.

ARCHEMIX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with Archemix’s financial statements and accompanying notes appearing elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and Archemix’s future financial performance, that involve risks and uncertainties. Archemix’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risks Related to Archemix” and elsewhere in this joint proxy statement/prospectus.

Overview

Archemix is a biotechnology company focused on discovering, developing and commercializing aptamer therapeutics. Archemix began operations in 2001. Since inception, Archemix has devoted substantially all of its efforts towards the research and development and licensing of its aptamer product candidates, and it has not generated any revenues from the sale of products. Through September 30, 2008, Archemix has funded its operations primarily through:

•	proceeds of $136.0 million from private placements of redeemable convertible preferred stock and other equity issuances; and

•	cash receipts of $60.7 million from license fees, research and development funding and milestone payments from its collaborators and licensees.

Archemix has never been profitable and has incurred an accumulated deficit of $156.3 million as of September 30, 2008. Archemix’s net loss was $10.5 million for the nine months ended September 30, 2008, and $20.4 million for the year ended December 31, 2007.

Archemix has devoted most of its expenditures since inception to discovering and developing its pipeline of proprietary and licensed aptamer product candidates and seeking, obtaining or maintaining patents for its intellectual property. Archemix is currently focusing its proprietary discovery and development activities on aptamer product candidates intended for use in rare hematological diseases.

Archemix’s lead aptamer product candidate, ARC1779, is being developed to treat thrombotic microangiopathies, or TMA, which is a group of diseases characterized by the formation of excessive blood clots which block, or occlude, the arterial circulation and cause injury to key organs, including the brain, heart and kidneys. TMA includes the various forms of thrombotic thrombocytopenic purpura, or TTP, and hemolytic uremic syndrome, or HUS. As of December 2008, Archemix had completed enrollment in the Phase 2a trial in TTP patients. In total, 21 patients were enrolled in the Phase 2a trial. On August 4, 2008, Archemix submitted an investigational new drug application, or IND for a Phase 2b trial of ARC1779 in patients suffering from TMA to the FDA, which included interim safety data from the Phase 2a trial. The IND became effective on September 4, 2008. Currently, one site in the United States is active and recruiting patients for the Phase 2b trial. ARC1779 for the treatment of TTP has received orphan drug designation from both the FDA and the European Commission. Archemix expects to commence a Phase 2a trial using ARC1779 in patients undergoing a surgical procedure known as carotid endarterectomy in the first half of 2009.

In other disease areas such as oncology, autoimmune disorders, inflammation and ophthalmology, Archemix has licensed its intellectual property to third parties to develop their own aptamer therapeutics. Archemix enters into these arrangements as part of its strategy to expand the therapeutic and commercial potential for aptamers and to fund the development of its product pipeline. To date, Archemix has entered into aptamer product development agreements with more than ten biotechnology and pharmaceutical companies, including Merck Serono, Takeda Pharmaceuticals and Pfizer.

As of December 1, 2008, Archemix owns or has licensed exclusive rights for aptamer therapeutics to over 200 issued patents, including 162 issued United States patents and ten European patents and approximately 300 pending patent applications worldwide, including 64 pending United States patent applications, pertaining to the discovery and development of aptamers and their role in treating disease. All of Archemix’s issued patents and approximately 100 pending patent applications are exclusively licensed from Gilead Sciences, Inc., or Gilead, pursuant to an agreement Archemix entered into with Gilead in October 2001. Archemix is obligated to pay a nominal royalty to the University of Colorado at Boulder, from which Gilead obtained the underlying technology, based on any sublicense income from, and net sales of, aptamer products.

Research and development expenditures through September 30, 2008 were related primarily to the improvement of Archemix’s SELEX discovery process and the development of numerous aptamer product candidates, including ARC1779.

Archemix expects to continue to incur significant operating losses for the next several years. Archemix expects expenditures for the discovery, development and commercialization of its proprietary and licensed aptamer product candidates and enhancements to its core technologies, including its proprietary SELEX discovery process for discovering aptamers, to continue to increase significantly in the next several years. In particular, Archemix expects to incur increased costs as it continues to advance ARC1779 through Phase 2 clinical trials and other potential aptamer product candidates through preclinical development. Archemix also expects its general and administrative costs to increase as the company continues to expand its management team and operate as a public company. Archemix will need to generate significant revenues to achieve profitability. If Archemix fails to complete the development of its aptamer product candidates in a timely manner or obtain regulatory approval for them, its ability to generate future revenues, and its results of operations and financial position, will be materially adversely affected. Archemix does not expect to achieve profitability in the foreseeable future, if at all.

Financial Operations Overview

Revenue

Archemix has not generated any revenue from product sales since its inception and does not expect to generate any revenue from the sale of products in the foreseeable future. All of Archemix’s revenue to date has been derived from license fees, research and development payments, and milestone payments received from its collaborators and licensees. In the future, Archemix will seek to generate revenue from a combination of product sales, upfront fees, research and development support, and milestone payments in connection with collaborations or other strategic relationships, and royalties resulting from the licensing of its intellectual property. Archemix expects that any revenue generated will fluctuate from quarter to quarter as a result of the timing and amount of research and development, milestone and other payments received under its collaborations, licenses or other strategic relationships and related continuing obligations, and the amount and timing of payments received upon the sale of its products, to the extent any are successfully commercialized.

Research and Development Expense

Archemix research and development expense reflects costs incurred for its proprietary research and development projects, as well as costs for research and development projects conducted as part of collaborative arrangements. Research and development expense consists of expenses incurred in identifying, researching, developing and testing aptamer product candidates. These expenses consist of internal costs, primarily employee salaries and related benefits, research materials, allocated facility and other overhead costs, and external costs. External costs primarily consist of payments to third-party service providers related to Archemix’s clinical trials, such as clinical research organizations, as well as payments for pilot scale manufacturing production along with process and analytical development, and preclinical animal efficacy, toxicology and safety studies necessary to support an IND. Archemix expects research and development costs to increase significantly over the next several years as its aptamer product candidate development programs progress.

The following summarizes Archemix’s most advanced current research and development programs, as well as programs for which it has expended significant resources in the past and has licensed to third parties. Program costs since inception have not been provided, because, prior to 2004, Archemix did not track and accumulate cost information by research program.

ARC1779

Archemix’s lead aptamer product candidate, ARC1779, is designed to inhibit the function of a protein called von Willebrand Factor, or vWF. When vWF is activated, it is responsible for the adhesion, activation and aggregation of platelets, which are involved in the formation of blood clots. Archemix is developing ARC1779 to treat thrombotic microangiopathies, or TMA, which is a group of diseases caused by the increase of vWF. These diseases are characterized by the formation of excessive blood clots which block, or occlude, the arterial circulation and cause injury to key organs, including the brain, heart and kidneys. TMA includes the various forms of thrombotic thrombocytopenic purpura, or TTP, and hemolytic uremic syndrome, or HUS. TTP is a disease characterized by decreased platelet counts, or thrombocytopenia, the abnormal fragmentation of red blood cells, or microangiopathic hemolytic anemia, and small blood clots, or microthrombi. HUS is a disease characterized by thrombocytopenia, hemolytic anemia and kidney failure. There is no drug treatment specifically approved for patients with any form of TMA. Based on published case studies, Archemix believes that the mortality rate for patients with TTP, which accounts for most of the patients with TMA, is up to approximately 20%.

In March 2007, Archemix completed a Phase 1 clinical trial of ARC1779 in healthy volunteers in which it observed no serious adverse events. Archemix believes that the results of this trial demonstrate the mechanism of action of ARC1779 and support the continued development of this aptamer product candidate in patients with TMA. In January 2008, Archemix commenced a Phase 2a clinical trial of ARC1779 in patients suffering from TTP. As of December 1, 2008, Archemix had completed enrollment in the Phase 2a trial in TTP patients. In total, 21 patients were enrolled in the Phase 2a trial. On August 4, 2008, Archemix submitted an IND for a Phase 2b trial of ARC1779 in patients suffering from TMA to the FDA, which included interim safety data from the Phase 2a trial. The IND became effective on September 4, 2008. Currently, one site in the United States is active and recruiting patients for the Phase 2b trial. Assuming timely enrollment, Archemix believes that the recruitment phase of the study could last approximately 24 months. ARC1779 for the treatment of TTP has received orphan designation in both the United States and the European Union. Archemix expects to commence a Phase 2a trial using ARC1779 in patients undergoing a surgical procedure known as carotid endarterectomy in the first half of 2009.

ARC1905

ARC1905 is an aptamer that is designed to bind to a protein known as C5, which is one of several proteins that comprise the complement system. The complement system is a component of the body’s immune system and is an important mechanism that the body uses to fight infections or recover from injury. The complement system can be activated in settings where tissues are damaged as a result of surgical procedures causing unwanted and potentially harmful inflammation. Archemix originally developed ARC1905 for use in the reduction of surgery-related inflammation in patients undergoing cardiopulmonary bypass procedures. However, in November 2005, a third party developing a product candidate for the same indication reported that its Phase 3 clinical trial failed to meet its stated endpoints. Based on this failure, Archemix elected to stop the development of ARC1905 for use in this indication. Recent data suggest that C5 may play a role in age-related macular degeneration, or AMD, a chronic and progressive eye disease. Archemix believes that ARC1905 may be useful in treating AMD. Because Archemix was not focused on the development of aptamers for ophthalmology indications, a strategic collaboration was formed with Ophthotech Corporation in July 2007 for the development of ARC1905 and other C5 aptamers for use in treating AMD and other diseases of the eye. In October 2008, Ophthotech commenced a Phase 1 clinical trial of ARC1905.

ARC183 and NU172

During 2004 and 2005, under Archemix’s original collaboration agreement with Nuvelo, the companies were jointly developing ARC183, an anti-thrombin aptamer product candidate, and were sharing equally related research costs. In the Phase 1 clinical trial of ARC183, Archemix observed the rapid onset of and dose-related anticoagulation activity and the rapid reversal of the effects of the drug after administration of the drug infusion ceased. However, the amount of ARC183 needed to achieve the desired anticoagulation for use in coronary artery bypass graft surgery resulted in a sub-optimal dosing profile. In September 2005, Archemix and Nuvelo decided not to pursue further development of ARC183 and agreed to actively pursue an optimized second generation aptamer. Research and development expenses include Archemix’s share of development costs related to ARC183, and reimbursed research and development costs received from Nuvelo under Archemix’s original collaboration agreement were recorded as a reduction to research and development expenses. On July 31, 2006, Archemix and Nuvelo amended and restated the collaboration agreement. Under the new collaboration, Archemix is responsible for the discovery of short-acting aptamers that bind to specified targets in the process of the formation of blood clots, or the coagulation cascade, for use in acute therapeutic applications, and Nuvelo is responsible for the development and worldwide commercialization of these aptamers. As a result, Archemix is no longer sharing the costs of the research or development under this agreement. Based on the terms of the amended and restated agreement, amounts received from Nuvelo for the reimbursement of research and development services are and will be recorded as revenue in the period earned. Nuvelo has designated this second generation molecule NU172, a short-acting, direct thrombin inhibiting aptamer, as a development candidate and in January 2008 initiated a Phase 1 clinical trial. In February 2008, Archemix received a milestone payment of $1.0 million for the enrollment of the first patient in the study.

Archemix expenses all costs associated with internal research and development, and externally contracted research and development services as incurred. Archemix began tracking its internal and external research and development costs on a program basis in 2004. Research and development expenses, by major project, are outlined in the table below.

				Nine Months Ended
	Year Ended December 31,			September 30,
	2007	2006	2005	2008	2007
	(In thousands)

ARC1779	$13,945	$5,061	$1,586	$10,706	$10,097
ARC1905	185	690	5,129	—	193
ARC183 and NU172	—	1,009	2,289	—	—
Other preclinical and platform programs	15,041	10,205	8,057	14,009	10,509

Total research and development expenses	$29,171	$16,965	$17,061	$24,715	$20,799

The successful development of Archemix’s aptamer product candidates and the aptamer product candidates that are licensed to others is highly uncertain. At this time, Archemix cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the remainder of the development of these aptamer product candidates. Archemix is also unable to predict when, if ever, material net cash inflows will commence from ARC1779 or any other aptamer product candidates. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	the scope, rate of progress and expense of Archemix’s clinical trials and other research and development activities;

•	the safety and effectiveness of Archemix’s aptamer product candidates;

•	patient enrollment in clinical trials;

•	future clinical trial results for Archemix’s aptamer product candidates and those of Archemix’s collaborators and licensees;

•	the terms and timing of regulatory approvals;

•	ability to market, commercialize and achieve market acceptance for any of Archemix’s aptamer product candidates that Archemix is developing or may develop in the future;

•	the expense of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the terms and timing of any collaborative, licensing and other arrangements that Archemix may establish.

A change in the outcome of any of these variables with respect to the development of any of Archemix’s aptamer product candidates would significantly change the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require Archemix to conduct clinical trials beyond those which Archemix currently anticipates will be required to complete clinical development of an aptamer product candidate, or if Archemix experiences significant delays in enrollment in any of its clinical trials, Archemix would be required to expend significant additional financial resources and time on the completion of clinical development of that aptamer product candidate.

Archemix expects expenses associated with the completion of its clinical trial programs to be substantial and to increase over time from those expenses currently being incurred. However, Archemix does not believe that it is possible at this time to accurately project total program-specific expenses through commercialization. There are numerous factors associated with the successful commercialization of any of Archemix’s product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on Archemix’s stage of development. Additionally, future commercial and regulatory factors beyond Archemix’s control will impact Archemix’s clinical development programs and plans.

General and Administrative Expenses

General and administrative expenses consists primarily of salaries and other related costs for personnel in executive, finance, accounting, business development and human resource functions. General and administrative expenses also consist of the costs of maintaining and overseeing Archemix’s intellectual property portfolio, which includes the salaries of in-house legal counsel, the cost of external counsel and the associated filing and maintenance fees. Other costs include facility costs not otherwise included in research and development expenses and professional fees for legal and accounting services.

Archemix anticipates that general and administrative expenses will increase due to increased payroll, expanded infrastructure, increased consulting, legal, accounting and investor relations expenses associated with being a public company. Archemix intends to continue to incur increased internal and external business development costs to support its various product development efforts, which can vary from period to period.

Interest Income

Interest income consists of interest earned on Archemix’s cash and cash equivalents and short-term investments.

Critical Accounting Policies and Estimates

Archemix’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires Archemix to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Note 2 of the notes to Archemix’s financial statements included elsewhere in this joint proxy statement/prospectus includes a summary of Archemix’s significant accounting policies and methods used in the preparation of Archemix’s financial statements. On an ongoing basis, Archemix’s management evaluates its estimates and judgments, including those described in greater detail below. Archemix’s management bases its estimates on historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Archemix’s management believes the following accounting policies and estimates are the most critical to understanding and evaluating Archemix’s financial condition and results of operations.

Revenue Recognition

Revenues to date have been generated primarily from research and development collaboration agreements, including upfront, nonrefundable license fees, with collaborators and licensees. The timing of revenue that Archemix receives from its research and development agreements generally differs from when revenue is recognized under those agreements. Archemix recognizes revenue in accordance with the SEC’s Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition in Financial Statements, or SAB 104, and the Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, or EITF 00-21. Payments received in advance of a separate earnings process are recorded as deferred revenue.

In accordance with the accounting pronouncements noted above, Archemix recognizes revenue when the following criteria have been met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred and risk of loss has passed;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectibility is reasonably assured.

In addition, when evaluating multiple element arrangements, Archemix considers whether the components of the arrangement represent separate units of accounting as defined in EITF 00-21. Multiple elements are divided into separate units of accounting if specified criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration received is allocated among the separate units based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units.

Archemix receives payments from its collaborators for upfront fees, the reimbursement of research and development efforts and contingent milestone payments for reaching certain development and commercialization milestones. These payments generally are nonrefundable and to date all such payments have been nonrefundable.

Archemix typically receives upfront, nonrefundable payments for the licensing of its intellectual property upon the signing of a research and development agreement. In accordance with SAB 104 and EITF 00-21, Archemix believes that these payments generally are not separable from the payments received for providing research and development services because the license does not have stand-alone value from the research and development services provided under the agreements. Accordingly, Archemix accounts for these elements as one unit of accounting and recognizes upfront, nonrefundable payments as revenue on a straight-line basis over its contractual or estimated performance period, which is typically the research and development term. Revenue from the reimbursement of research and development efforts is recognized as the services are performed in the period to which the service relates. Archemix determines the basis of the estimated performance period based on the contractual requirements of its collaboration agreements. At each reporting period, Archemix evaluates whether events or circumstances warrant a change in the estimated performance period. To date, Archemix has made changes in the estimates of its performance period for its Elan, Nuvelo and OSI Pharmaceuticals, Inc., formerly known as Eyetech Pharmaceuticals, Inc., collaborations.

Archemix’s collaboration agreements also include contingent milestone payments that can be earned upon achieving predefined development or commercialization milestones. For each contingent milestone, Archemix evaluates whether:

•	the milestone payment is nonrefundable;

•	substantive effort is involved in achieving the milestone and both parties are at risk that the milestone will not be achieved; and

•	the amount of the milestone payment is reasonable in relation to the effort expended or the risk associated with achievement of the milestone.

If the above conditions are met, Archemix will recognize revenue equal to the proportionate amount of the payment that correlates to services that have already been rendered as of the date the milestone is met, with the remaining balance of the milestone payment being deferred and recognized on a straight line basis over the remaining estimated period of performance. Milestone payments that are not considered substantive and/or are not at risk are accounted for as additional license payments and recognized on a straight basis over the remaining performance period. Milestone payments that are refundable are deferred until such time as the amounts are no longer refundable.

With respect to joint development collaborations, in which Archemix and the collaborator share in the development expenses and, in the event of commercialization, would share similarly in the profits or losses of any marketed products, Archemix records payments for joint development expenses from or to the collaborator during the development period on a net basis within research and development expenses in accordance with EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

For collaborations that are not of a joint development nature, and thus are not a profit sharing arrangement, Archemix records payments from the collaborator during the development period as revenue when earned. Payments received by Archemix from the collaborator in the event of commercialization of the product, such as royalty payments, also would be recorded as revenue when earned. Archemix has not recognized any royalty revenues to date.

Stock-Based Compensation Expense

On January 1, 2006, Archemix adopted Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS No. 123(R), Share-Based Payment, or SFAS 123(R), using the modified prospective transition method. SFAS 123(R) revises SFAS No. 123, Accounting for Stock-Based Compensation, or SFAS 123, supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and amends SFAS No. 95, Statement of Cash Flows. SFAS 123(R) requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. Accordingly, stock-based compensation expense recognized for the years ended December 31, 2007 and 2006 and the nine-month period ended September 30, 2008, includes: (1) compensation cost for all stock-based payments granted prior to but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123, and (2) compensation cost for all stock-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Archemix has elected to use the Black-Scholes option pricing model to determine the fair value of stock options granted, and Archemix recognizes the compensation cost of employee stock-based awards on a straight-line basis over the vesting period of the award.

Prior to January 1, 2006, Archemix accounted for stock-based awards to employees using the intrinsic value method prescribed by APB 25 and related interpretations rather than the alternative fair value method provided for under SFAS 123. Accordingly, when options granted to employees had an exercise price equal to the fair value on the date of grant, no compensation expense was recognized in Archemix’s financial statements, and Archemix disclosed in the notes to its financial statements pro forma disclosures in accordance with SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (an amendment of SFAS No. 123).

Archemix accounts for stock-based compensation expense for non-employees in accordance with EITF Issue No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, or EITF 96-18. EITF 96-18 requires that companies recognize compensation expense based on the estimated fair value of stock awards granted to non-employees over each award’s vesting period, which is generally the period during which services are rendered by such non-employees. The fair value of unvested non-employee stock awards is re-measured at each reporting period.

Accounting for equity instruments granted or sold by Archemix under APB 25, SFAS 123, SFAS 123(R) and EITF 96-18 requires fair value estimates of the equity instrument granted or sold. Archemix’s determination of the fair value of stock options on the grant date using the Black-Scholes option pricing model requires the input of highly subjective assumptions, including the expected price volatility of its common stock and the expected term of the option or award. Because Archemix has been operating as a private company, it is unable to use actual stock price volatility in its option valuation models. Accordingly, Archemix has based its estimate of volatility on the expected price volatility of comparable public companies. Archemix used the following factors to identify comparable public companies: industry, stage of product candidate development, and existence of collaborative arrangements. Archemix intends to continue to consistently apply this process using the same comparable companies until a sufficient amount of historical information regarding the volatility of its own share price becomes available, or unless circumstances warrant a change in the identified comparable companies. The expected term is based on historical data of option exercises and post-vesting termination behavior. Finally, SFAS 123(R) requires the use of an estimated forfeiture rate when calculating stock-based compensation expense for the period. Archemix has applied a forfeiture rate of 8.0% based on actual forfeiture history. Ultimately, the expense recognized is based on those stock options that vest.

As a result of adopting SFAS 123(R) on January 1, 2006, Archemix’s net loss was $0.6 million and $0.2 million higher for the years ended December 31, 2007 and 2006, respectively, and $0.6 million higher for the nine months ended September 30, 2008, than if Archemix had continued to account for stock-based compensation under APB 25. As of December 31, 2007, the total compensation cost related to unvested awards to employees not yet recognized in the statement of operations was approximately $2.1 million, which will be recognized over a weighted average period of 2.1 years. As of September 30, 2008, the total compensation cost related to unvested awards to employees not yet recognized in the statement of operations was approximately $1.7 million, which will be recognized over a weighted average period of 1.8 years.

Any significant changes in any of Archemix’s judgments, including those used to select the inputs for the Black-Scholes option pricing model, could have a significant impact on the fair value of the equity instruments that is recorded in its financial statements.

Archemix believes that it has historically granted stock options at exercise prices not less than the fair value of its common stock on the date of grant. Archemix’s board of directors determined the fair value of the company’s common stock with input from management. Because Archemix is not profitable and does not have significant revenue, it believes that the most important factor in determining changes in the fair value of its common stock is the stage of, and changes in, its clinical pipeline. In the biotechnology and pharmaceutical industries, the progression of a product candidate from preclinical development into clinical trials and the progression from one phase of clinical trials to the next may increase the enterprise’s fair value. In addition to this factor, Archemix determined the fair value of its common stock based on other objective and subjective factors, including:

•	its knowledge and experience in valuing early-stage life sciences companies;

•	comparative values of public companies, discounted for the risk and limited liquidity provided for in the shares subject to the options it has issued;

•	pricing of private sales of its preferred stock;

•	any perspective provided by any investment banks, including the likelihood of a merger, acquisition or initial public offering;

•	rights and preferences of the security being granted compared to the rights and preferences of its other outstanding equity securities;

•	the effect of events that have occurred between the times of the determination of the fair value of its common stock; and

•	economic trends in the biotechnology and pharmaceutical industries specifically, and general economic trends.

Summary of Fair Value of Archemix’s Common Stock

Beginning in December 31, 2005, Archemix performed contemporaneous valuations of its common stock utilizing valuation methodologies consistent with the American Institute of Certified Public Accountants’

Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. As discussed more fully below in the section entitled “Contemporaneous Fair Value of Archemix’s Common Stock,” these valuations were performed using the market approach. On July 25, 2007, Archemix filed a Registration Statement on Form S-1 with the Securities and Exchange Commission. Archemix included in the filing and the subsequent amendments the results of all contemporaneous valuations performed between December 31, 2005 and the filing date, as well as all retrospective valuations performed as of significant stock option grant dates in connection with the registration process. The table below summarizes the results of these valuations.

Date of Valuation	Type of Valuation	Fair Value

December 31, 2005	Contemporaneous	$0.10
December 31, 2006	Contemporaneous	$0.22
July 2006	Retrospective	$0.25
November 2006	Retrospective	$0.39
March 2007	Retrospective	$0.53
June 30, 2007	Contemporaneous	$0.64
July 2007	Retrospective	$0.93
September 2007	Retrospective	$1.30

On February 6, 2008, Archemix withdrew its Registration Statement on Form S-1 due to unfavorable market conditions. Coincident with the withdrawal, Archemix performed contemporaneous valuations as of December 31, 2007 and February 6, 2008. Also, as discussed more fully below in the section entitled “Contemporaneous Fair Value of Archemix’s Common Stock: December 2007 — September 2008”, these valuations were performed consistent with the Practice Aid using the market approach. The table below summarizes the results of these valuations.

Date of Valuation	Type of Valuation	Fair Value

December 31, 2007	Contemporaneous	$0.49
February 6, 2008	Contemporaneous	$0.31

With the withdrawal of its Registration Statement on Form S-1 on February 6, 2008, Archemix began evaluating alternative financing options including a reverse merger transaction. On June 27, 2008, Archemix submitted a non-binding indication of interest to NitroMed. The non-binding indication of interest proposed that Archemix securityholders would own 70% of the combined company on a fully diluted basis and NitroMed securityholders would own 30% of the combined company on a fully diluted basis. On November 18, 2008, the parties entered into a merger agreement reflecting the terms proposed in the non-binding indication of interest. Valuing the two companies solely on the basis of NitroMed’s estimated net cash at closing of $45 million and the 70% to 30% ownership allocation negotiated by the parties, the implied value of the combined company is estimated at approximately $150 million, with Archemix’s implied pre-merger valuation at approximately $105 million. Archemix believes that such implied values corroborated the 2008 contemporaneous valuation results and, consequently, Archemix believes that its estimate of the fair value of its common stock at December 31, 2007 and as of September 2008 appears reasonable based upon an implied pre-merger valuation of approximately of $105 million. The implied value to the common stockholders of Archemix would be approximately $0.42 per share compared to the $0.31 per share determined in February 2008. The increase value per share is attributable to the premium related to being a public company.

Contemporaneous Fair Value of Archemix’s Common Stock

In addition to the factors stated above in the section entitled “Stock-Based Compensation Expense”, Archemix’s board of directors and management considered contemporaneous valuations of the fair value of the company’s common stock. As of December 31, 2005 and 2006, June 30, 2007, December 31, 2007 and February 6, 2008, Archemix performed contemporaneous valuations of its common stock utilizing valuation methodologies consistent with the Practice Aid.

Consistent with the methods outlined in the Practice Aid, Archemix employed a two step methodology referred to as the market approach to determine the fair value of its common stock. In the first step, Archemix used the guideline public company method to determine the enterprise value of the company. In the second step, Archemix used the probability weighted expected return method to allocate the fair value of its equity between its preferred and common stock. Using the guideline public company method, Archemix selected guideline companies that had product candidates in Phase 1 and/or Phase 2 clinical trials because Archemix was and is at a comparable stage of clinical development and maturity. Archemix did not include any guideline companies that had product candidates in Phase 3 clinical trials or that had marketed products. Archemix considers stage of clinical development to be the most important factor in determining comparable companies because Archemix believes that clinical development risk is the largest business risk facing biotechnology companies without approved products. In addition, because corporate collaborations are a fundamental part of its business strategy, Archemix also considered whether companies had entered into corporate collaborations in determining which companies were comparable to Archemix. Archemix did not consider other financial and non-financial metrics in determining Archemix’s group of guideline companies. Except as noted below, as of each contemporaneous valuation date, Archemix’s group of guideline companies remained the same because each of the comparable companies had product candidates in Phase 1 and/or Phase 2 clinical trials and no product candidates in Phase 3 clinical trials or products on the market. Archemix did remove three companies from its group of guideline companies due to their acquisition by other companies. Archemix did not use any discounts or premiums in determining the enterprise value of the company. In addition, Archemix did not use the cost approach in its analysis, as companies within the biotechnology industry are not asset-intensive and are highly focused on intangible research and development results. Finally, Archemix did not use the income approach in its analysis because Archemix was in preclinical and/or early stage clinical trials and only generating limited revenues and cash flows from its collaboration activities.

In order to allocate the fair value of its equity to Archemix’s common stock, Archemix used the probability weighted expected return method described in the Practice Aid. Under this method, Archemix estimated the fair value of its common stock using a probability weighted analysis of the present value of the returns afforded to its stockholders under each of four possible future scenarios. The share value was then based on the probability weighted present value of expected future investment returns, considering each of these possible outcomes, as well as the rights of each share class. The timing of each of these potential outcomes was based on the plans of Archemix’s board of directors and management. Two of the scenarios assumed a stockholder exit, either through an initial public offering, or IPO, or a sale of the company. The third scenario assumed a liquidation or dissolution of the company at a value that is less than the cumulative amounts invested by Archemix’s preferred stockholders. The fourth scenario assumed that Archemix continues as a going concern for the foreseeable future as a private company. For the IPO and sale scenarios, Archemix calculated the estimated future and present values of its common stock using assumptions including the expected pre-money or sale valuations based on the market approach, the expected dates of the future expected IPO or sale, and an appropriate risk-adjusted discount rate. For the dissolution or liquidation scenario, Archemix calculated the estimated future and present values of its common stock using assumptions including the aggregate enterprise value that could be attained through such a sale, the expected date of the future dissolution and an appropriate risk-adjusted discount rate. For the private company scenario, Archemix calculated the estimated present value of its common stock using assumptions including the estimated total market value of the equity and an appropriate discount rate for the lack of marketability. Finally, the present value calculated for its common stock under each scenario was probability weighted based on its estimate of the relative occurrence of each scenario.

With the withdrawal of its Registration Statement on Form S-1 due to unfavorable market conditions on February 6, 2008, Archemix began evaluating alternative financing options such as reverse merger transaction. In the February 2008 contemporaneous valuation of its common stock, a reverse merger scenario was included when allocating the fair value of its equity to the common stock.

In applying the market approach to estimate the future expected market capitalization of Archemix under the IPO scenario, Archemix used the guideline public company method as described in the Practice Aid. Archemix began by analyzing valuations of initial public offerings of biotechnology companies that had occurred since January 1, 2004. Archemix believes that using companies that had completed initial public offerings since 2004 is appropriate because the market for stocks of public biotechnology companies did not change significantly at each of its valuation periods, as reflected by the NASDAQ Biotechnology Index, which reported closing sales prices of approximately 768 on December 31, 2004, 790 on December 31, 2005, 798 on December 31, 2006, 803 on June 30, 2007, 835 on December 31, 2007, and 797 on February 6, 2008. More specifically, Archemix selected guideline companies that had product candidates in Phase 1 and/or Phase 2 clinical trials at the time of their initial public offering. Archemix did not include any guideline companies that had product candidates in Phase 3 clinical trials or that had marketed products. As noted above, Archemix considers stage of clinical development and corporate collaborations to be important factors in determining comparable companies. As of each contemporaneous valuation date, Archemix updated its group of guideline companies to include all initial public offerings of comparable companies through the date of the valuation. Other than expanding the group of guideline companies for recent initial public offerings, the comparable companies, along with the methodology for selection, remained unchanged.

Archemix selected an expected market capitalization based on the mean of the IPO pre-money valuations of this group of comparable companies, since Archemix did not believe that there was one single company in this group that was more representative of its stage of development than the others. Archemix used data generated from SEC filings and investment industry reports to determine the pre-money value of this group of comparable companies. Archemix then applied a risk-adjusted discount rate of 40% for its December 31, 2005 valuation, 45% for its December 31, 2006 valuation, and 35% for its June 30, 2007, December 31, 2007 and February 6, 2008 valuations, based on the estimated timing of a potential IPO of the company and Archemix did not apply a lack of marketability discount. In Archemix’s December 31, 2006 valuation, which was finalized in January 2007, Archemix increased the risk-adjusted discount rate from 40% to 45% based on what Archemix believed to be an increased risk of not successfully completing the Phase 1 clinical trial of ARC1779 due to an allergic-like reaction experienced by a participant in this trial following a rapid bolus administration of ARC1779. In January 2007 Archemix conducted a safety assessment and continued the trial after modifying the method of administration.

The risk-adjusted discount rate was based on the inherent risk of a hypothetical investment in Archemix’s common stock. Archemix determined an appropriate rate of return required by a hypothetical investor using well established venture capital rates of return published in the Practice Aid for firms engaged in early development in anticipation of a later IPO. Archemix selected its discount rate from the high end of the range of venture capital return rates for its stage of clinical development due to the risks associated with the early stage of its preclinical and clinical development activities and the known high failure rate of biotechnology companies. In addition, Archemix believes that its technology and intellectual property position present additional risks different from other early stage biotechnology companies, as noted below and as described in further detail elsewhere in this joint proxy statement/prospectus, including in the “Risks Related to Archemix” section, that justify using the high end of the range of venture capital return rates. Unlike other biotechnology companies that use multiple, more proven technologies for drug development, Archemix is developing product candidates, called aptamers, using a new and unproven technology. Archemix believes that its enterprise value is dependent on demonstrating that these aptamers are viable as drugs. Therefore, Archemix must conduct human clinical trials that generate data demonstrating that its aptamers are safe and efficacious.

In the contemporaneous valuations, the probability weighting of the IPO scenario was 20% for its December 31, 2005 valuation, 25% for its December 31, 2006 valuation, 70% for its June 30, 2007 valuation, 50% for its December 31, 2007 valuation and 20% for its February 6, 2008 valuation. As of June 30, 2007, Archemix assumed a 70% probability for the IPO scenario based on its observation that the filing of a registration statement for an IPO does not guarantee that the offering will be completed. Several factors can cause the withdrawal or postponement of an IPO after the initial filing of a registration statement for the offering, including overall market or industry conditions and developments or changes in a company’s business and prospects. On February 6, 2008 Archemix withdrew its Registration Statement on Form S-1 with the SEC due to unfavorable market conditions.

In applying the market approach in the sale scenario, Archemix analyzed guideline transactions involving comparable biotechnology companies since 2004 that were at a similar stage of development and maturity at the time of their sale as Archemix was at the time of its valuations. Archemix believes that using data from the beginning of 2004 is relevant because the market for biotechnology companies did not change significantly at each of its valuation periods, as discussed above. Archemix used data generated from SEC filings and investment industry reports to determine the acquisition value of this group of guideline transactions. Archemix selected its group of guideline companies based on those that had product candidates in Phase 1 and/or Phase 2 clinical trials. Archemix did not include any comparable companies that had product candidates in Phase 3 clinical trials. While Archemix considers stage of clinical development to be the most relevant factor, Archemix also considered whether these companies had entered into corporate collaborations in determining which companies were comparable to them. As of each contemporaneous valuation date, Archemix updated its group of guideline companies to include all sale transactions of comparable companies through the date of the valuation. Other than expanding the group of guideline companies for recent sale transactions, the comparable companies, along with the methodology for selection, remained unchanged.

In applying the market approach in the sale scenario, Archemix assumed a sale of its existing research and intellectual property at a value that would allow its preferred stockholders to realize their liquidation preference. Archemix then applied a risk-adjusted discount rate that was the same as the rate used in the IPO scenario. In the contemporaneous valuations, the probability weighting of the sale scenario was 30% for its December 31, 2005 valuation, 25% for its December 31, 2006 valuation, 0% for its June 30, 2007, 15% for its December 31, 2007 valuation, and 15% for its February 6, 2008 valuation.

In applying the market approach in the merger scenario in the February 2008 valuation, Archemix assumed a merger transaction would allow its preferred stockholders to realize their liquidation preference. Archemix then applied a risk-adjusted discount rate that was the same as the rate used in the IPO and sale scenarios. In the contemporaneous valuations, the probability weighting of the merger scenario was 25% for its February 6, 2008 valuation.

In applying the market approach in the private company scenario, Archemix assumed that it could maintain operations for the foreseeable future based on its ability to fund operations beyond the next 24 months. Archemix estimated its enterprise value by analyzing the enterprise values of the guideline companies. In the contemporaneous valuations, the probability weighting of the private company scenario was 30% for its December 31, 2005 and 2006 valuations, 20% for its June 30, 2007 valuation, and 30% for its December 31, 2007 valuation and 20% for its February 6, 2008 valuation.

In applying the market approach in the dissolution scenario, Archemix assumed a sale of its existing research and intellectual property at a value that would not allow its preferred stockholders to realize their liquidation preference. Archemix then applied a risk-adjusted discount rate which was the same as the rate used in the IPO scenario. In the contemporaneous valuations, the probability weighting of the dissolution scenario was 20% for its December 31, 2005 valuation, 20% for its December 31, 2006 valuation, 10% for its June 30, 2007 valuation and 20% for its December 31, 2007 and February 6, 2008 valuations.

As a result of the contemporaneous valuation analyses, Archemix determined that the resulting fair value of its common stock was $0.10 per share as of December 31, 2005, $0.22 per share as of December 31, 2006, $0.64 per share as of June 30, 2007, $0.49 per share as of December 31, 2007 and $0.31 per share as of February 6, 2008. Archemix conducted contemporaneous valuations as of these five specific dates because they coincided with events that Archemix believed affected the fair value of its equity.

December 31, 2005 Contemporaneous Valuation

In determining that the fair value of its common stock was $0.10 per share as of December 31, 2005, Archemix considered the following factors:

•	In the third quarter of 2005, Archemix stopped Phase 1 clinical trials of ARC183, which at that time was its only proprietary aptamer product candidate in clinical trials, after it determined that the amount of drug substance needed to achieve the desired anticoagulation effect resulted in a sub-optimal dosing profile.

•	In the fourth quarter of 2005, Archemix elected not to file an IND for a second aptamer product candidate after a third party that was developing a product candidate for the same indication reported that its Phase 3 clinical trial failed to meet its stated endpoints.

•	In the fourth quarter of 2005, Archemix issued additional shares of its redeemable convertible preferred stock to new investors who valued the shares at $1.00 per share, on an as-converted basis, which was the same price as the shares Archemix issued in the initial round of its Series B financing in March 2004.

December 31, 2006 Contemporaneous Valuation

Archemix made no change in the fair value of its common stock from December 31, 2005 until November 2006 because neither Archemix nor any of its collaborators generated any validating clinical data or achieved any significant preclinical or clinical development milestones for any aptamer product candidates. Archemix believed that its entry into collaboration agreements with Elan and Pfizer and an amended and restated collaboration agreement with Nuvelo during 2006 did not, at the time, warrant a change to the fair value of its equity because Archemix did not believe that any of these collaborations would generate validating clinical data within three to five years of signing the agreements. On December 31, 2006, Archemix determined that the fair value of its common stock was $0.22 per share, a 120% increase over the fair value of its common stock as of December 31, 2005. A positive event occurred when Archemix initiated Phase 1 clinical development of ARC1779 in December 2006, which Archemix believed increased the fair value of its equity. Archemix considered the progression of its ARC1779 aptamer product candidate into clinical trials to be the key factor warranting a contemporaneous valuation of the fair value of its equity.

Archemix continued to use the December 31, 2006 contemporaneous valuation of its common stock of $0.22 per share in connection with the issuance of options to purchase 1,169,000 shares of its common stock in March 2007. In determining that the December 31, 2006 valuation was still applicable for the March 2007 grants, Archemix considered the following factors:

•	On January 17, 2007, Archemix signed a corporate research and development collaboration agreement with Merck KGaA. Archemix estimated that Merck KGaA would not generate any validating clinical data within three to five years of signing the agreement and, consequently, Archemix determined that this collaboration did not, at the time, increase the fair value of its equity. Furthermore, the $3.0 million upfront payment Archemix received under this agreement was considered but was determined not to change the fair value of its equity.

•	In January 2007, Archemix incurred a delay in the clinical trial of ARC1779, as discussed above.

June 30, 2007 Contemporaneous Valuation

On June 30, 2007, Archemix determined that the fair value of its common stock was $0.64 per share, a 191% increase over the fair value of its common stock as of December 31, 2006. Archemix made no change in the fair value of its common stock until the second quarter of 2007 because no events occurred during this time period that it believed increased the fair value of its equity. However, as noted below, positive events related to the development of ARC1779 and the sale of its Series C redeemable convertible preferred stock in connection with its strategic collaboration with Merck Serono occurred in the second quarter of 2007, which Archemix believed increased the fair value of its equity. In determining that the fair value of its common stock was $0.64 per share as of June 30, 2007, Archemix considered the following factors:

•	In June 2007, Archemix received the full data set from its Phase 1 clinical trial, which it concluded warranted the advancement of ARC1779 into Phase 2 clinical trials.

•	In June 2007, Archemix signed an expanded corporate research and development agreement with Merck Serono and, as part of this expanded agreement, Merck Serono invested $29.8 million in shares of its Series C redeemable convertible preferred stock.

•	In June 2007, Archemix initiated the process of an initial public offering and held an organizational meeting with its investment bankers and others, although there were still significant risks that Archemix would not complete its initial public offering.

In its June 30, 2007 contemporaneous valuation, Archemix also considered the corporate research and development collaboration agreement it signed with Takeda. Archemix estimated that Takeda would not generate any validating clinical data within three to five years of signing the agreement and, consequently, it determined that this collaboration did not, at that time, increase the fair value of its equity. Furthermore, the $6.0 million upfront payment Archemix received under this agreement was considered but was determined not to change the fair value of its equity.

Retrospective Fair Value of Archemix’s Common Stock: July 2006 — September 2007

During October 2007, in connection with its anticipated initial public offering, Archemix re-examined the contemporaneous valuations of its common stock that it had completed as of December 31, 2006 and June 30, 2007 because Archemix had commenced the IPO process earlier than management anticipated in its contemporaneous valuations. In connection with this re-examination, Archemix prepared retrospective valuations of the fair value of its common stock as of July 2006, November 2006, March 2007, July 2007 and September 2007 because the anticipated IPO timeline had accelerated.

July 2006 Retrospective Valuation

With the benefit of a retrospective view, Archemix prepared a retrospective valuation of the fair value of its common stock as of July 2006. In preparing this retrospective valuation, Archemix used the market approach described above to determine the fair value of its equity. Consequently, in preparing this retrospective valuation, Archemix used the following probability weighting assumptions: the IPO scenario 45%; the sale scenario 25%; the private company scenario 20%; and the dissolution scenario 10%. Archemix reduced the risk-adjusted discount rate from 45% to 35% based on accelerating its expected IPO date from December 31, 2008 to November 30, 2007, and it did not apply a lack of marketability discount.

As a result of this retrospective valuation, Archemix increased the fair value of its common stock as of July 2006 from $0.10 per share to $0.25 per share.

November 2006 Retrospective Valuation

On November 29, 2006, Archemix granted options to purchase 791,000 shares of its common stock with an exercise price of $0.10 based on the December 31, 2005 valuation discussed above. With the benefit of a retrospective view, Archemix prepared a retrospective valuation of the fair value of its common stock as of November 2006. In early November 2006, Archemix filed an IND with the FDA for ARC1779. Archemix believes that the submission of the IND for ARC1779 increased the fair value of its equity. In preparing this retrospective valuation, Archemix used the following probability weighting assumptions: the IPO scenario 50%; the sale scenario 25%; the private company scenario 20%; and the dissolution scenario 5%. Archemix reduced the risk-adjusted discount rate from 45% to 35% based on accelerating the expected IPO date from December 31, 2008 to November 30, 2007, and it did not apply a lack of marketability discount.

As a result of this retrospective valuation, Archemix increased the fair value of its common stock as of November 2006 from $0.10 per share to $0.39 per share.

March 2007 Retrospective Valuation

On March 8, 2007, Archemix granted options to purchase 1,169,000 shares of its common stock with an exercise price of $0.22 based on the December 31, 2006 contemporaneous valuation discussed above. With the benefit of a retrospective view of the first quarter of 2007, Archemix determined that it would be reasonable to update the assumptions that it made in its contemporaneous December 31, 2006 valuation as of March 2007. In March 2007, Archemix completed a Phase 1 clinical trial of ARC1779 in healthy volunteers. In this trial, each of the dose levels tested was well-tolerated, no serious adverse events were reported and no subject was withdrawn due to an adverse event. Archemix believes that these data increased the probability of a stockholder exit. Therefore, in preparing this retrospective valuation, Archemix increased the probability of the sale scenario from 25% to 35%, and it increased the probability of the IPO scenario from 25% to 55%. Given that, as of March 2007, Archemix was evaluating two stockholder exit strategies, Archemix reduced the probabilities associated with remaining as an independent private company and dissolution to 10% and 0%, respectively. Archemix reduced the risk-adjusted discount rate from 45% to 35% based on accelerating the expected IPO date from December 31, 2008 to November 30, 2007.

As a result of this retrospective valuation, Archemix increased the fair value of its common stock as of March 2007 from $0.22 per share to $0.53 per share.

July 2007 Retrospective Valuation

On July 23, 2007, Archemix granted options to purchase 1,948,500 shares of its common stock with an exercise price of $0.64 based on the June 30, 2007 valuation discussed above. With the benefit of a retrospective view, Archemix prepared a retrospective valuation of the fair value of its common stock as of July 2007 and updated the IPO assumptions it made in its June 30, 2007 contemporaneous valuation. In June 2007, Archemix received the full data set from its Phase 1 clinical trial of ARC1779. In addition to the tolerability and absence of serious adverse events observed in March 2007, Archemix believes that the full data set demonstrate the mechanism of action of ARC1779. Based on these data demonstrating mechanism of action, Archemix believes that ARC1779 may be viable in two distinct, commercially attractive indications and it commenced preparations for two Phase 2 clinical trials of ARC1779. In June 2007, Archemix also entered into a collaboration agreement with Merck Serono. Merck Serono invested in $29.8 million of Archemix’s Series C redeemable convertible preferred stock. Finally, in June 2007, Archemix also held an organizational meeting for its IPO with its investment bankers and others, and on July 25, 2007, Archemix made its initial filing of a Registration Statement on Form S-1 for the IPO. As a result of these developments, Archemix increased the probability of the IPO scenario from 70% to 95%. Furthermore, Archemix reduced the risk-adjusted discount rate from 35% to 25% because it believed that it was closer to the expected IPO event.

As a result of this retrospective valuation, Archemix increased the fair value of its common stock as of July 2007 from $0.64 per share to $0.93 per share.

September 2007 Retrospective Valuation

In September 2007, Archemix granted options to purchase 306,900 shares of common stock with an exercise price of $0.64. After considering the factors discussed below, Archemix retrospectively concluded that the fair value of its common stock was equal to the estimated initial public offering price of $1.30 per share (prior to a 1-for-10 reverse stock split).

ARC1779 Clinical Development

Based on the Phase 1 clinical data Archemix received in March and June 2007, particularly, the absence of serious adverse events and its belief that the data demonstrate the mechanism of action of ARC1779, Archemix believed that ARC1779 could be viable in two distinct, commercially attractive indications and it would commence preparations for two Phase 2 clinical trials of ARC1779. Archemix believed that pursuing two distinct indications with the same aptamer product candidate mitigated some of the risks associated with drug development, because if the pursuit of one indication is not successful due to efficacy issues, it would have the ability to continue to pursue the other indication. Archemix did commence a Phase 2a clinical trial of ARC1779 in November 2007 in ACS patients undergoing PCI and a Phase 2 clinical trial in January 2008 in patients suffering from TTP.

Corporate Collaborations

Between December 2006 and June 2007, Archemix entered into collaboration agreements with Pfizer, Merck KGaA and Takeda. In addition, in June 2007 Archemix entered into an agreement with Merck KGaA, acting for its division Merck Serono, for the discovery, development and commercialization of aptamers against targets with application in the prevention and treatment of cancer, inflammatory and autoimmune indications. In connection with the agreement, Merck Serono invested $29.8 million in shares of Archemix’s Series C redeemable convertible preferred stock.

Planned Initial Public Offering

In June 2007, Archemix held an organizational meeting for its IPO with its investment bankers and others. On July 25, 2007, Archemix made its initial filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission.

Contemporaneous Fair Value of Archemix’s Common Stock: December 31, 2007 — September 30, 2008

December 31, 2007 Contemporaneous Valuation

On December 31, 2007, Archemix determined that the fair value of its common stock was $0.49 per share, a 23% decrease over the fair value of its common stock as of June 30, 2007 based on the contemporaneous valuation performed as of June 30, 2007. On July 25, 2007, Archemix filed a Registration Statement on Form S-1 with the Securities and Exchange Commission. The intent was to issue shares to the general public and raise funds as part of an IPO. In November 2007, due to unfavorable market conditions, Archemix decided to postpone any marketing activities and revisit the prospects of a public offering in the first quarter of 2008. The unfavorable market conditions resulting in the uncertainty regarding the possibility of the public offering not occurring was determined to be the key factor in warranting a contemporaneous valuation of the fair value of Archemix’s equity. The decrease in fair value of Archemix’s common stock was primarily attributable to a decrease in the probability weighting of the IPO scenario from 70% to 50%. This decreased probability assumption was caused by the previously mentioned unfavorable market conditions.

February 6, 2008 Contemporaneous Valuation

On February 6, 2008, Archemix determined that the fair value of its common stock was $0.31 per share, a 37% decrease over the fair value of its common stock as of December 31, 2007. As noted below, less than favorable events related to the development of ARC1779, as well as continued unfavorable public market conditions occurring during early 2008, led Archemix to believe that the fair value of its equity had further decreased. In determining that the fair value of its common stock was $0.31 per share as of February 6, 2008, Archemix considered the following factors:

•	On February 6, 2008, Archemix voluntarily withdrew its Registration Statement on Form S-1 with the Securities and Exchange Commission due to continuing unfavorable market conditions. This voluntary withdrawal, as well as the current market environment for IPOs, resulted in Archemix decreasing the probability weighting of the IPO scenario from 50% to 20%.

•	Archemix was investigating ARC1779 for the treatment of patients with acute coronary syndrome undergoing percutaneous coronary intervention, or PCI. Archemix commenced a Phase 2a clinical trial of ARC1779 in this patient population in December 2007. The planned enrollment for this clinical trial was 300 patients, but Archemix prematurely terminated the trial after only 20 patients were enrolled. The premature termination was necessitated by the occurrence of the serious adverse reaction in the simultaneously conducted Phase 2a clinical trial in patients with thrombotic thrombocytopenic purpora, or TTP. In response to this reaction and in order to lower the risk of such reactions in the future, Archemix slowed the rate of administration of ARC1779 in a manner that made it impractical to use ARC1779 in the emergent care setting of PCI for acute coronary syndrome. Patients with TTP, however, are already in the hospital and thus, a slower rate of administration is not problematic for this patient population. This event limited Archemix’s clinical development of ARC1779 to one indication and increased its risks associated with development.

Archemix made no change in the fair value of its common stock from February 2008 until September 2008 because neither Archemix nor any of its collaborators generated any material positive or negative clinical data or achieved any significant preclinical or clinical development milestones for any aptamer product candidates. Therefore stock options granted in May 2008 and July of 2008 were granted with an exercise price of $0.31.

Fair Value of Archemix Common Stock Compared to Its Implied Pre-Merger Value

Archemix valued itself and NitroMed solely on the basis of NitroMed’s estimated net cash at closing of the merger of $45 million and the 70% to 30% ownership allocation proposed by the parties. The implied value of the combined company is estimated at approximately $150 million, with Archemix’s implied pre-merger valuation at approximately $105 million. In addition, the exchange ratios used to convert the outstanding Archemix equity into shares of NitroMed common stock will be greater for the Series A and Series B preferred stock to reflect the allocation of an aggregate of approximately $43.1 million in accrued dividends payable with respect to the Series A and Series B preferred stock. The exchange ratios used in the merger allocate these accrued dividends to the Series A and B preferred stock and then allocate the remaining portion of the merger consideration to all equity holders on a pro rata basis.

Archemix reassessed the enterprise value and the fair value of its underlying equity securities as of December 31, 2007 and the nine months ended September 30, 2008 in relation to the implied pre-merger valuation. Archemix found that such implied values corroborated the 2008 contemporaneous valuation results and, consequently, Archemix believes that its estimate of the fair value of its common stock at December 31, 2007 and as of September 2008 appears reasonable based upon an implied pre-merger valuation of approximately of $105 million based on its planned merger with NitroMed. The implied value to the common stockholders of Archemix would be approximately $0.42 per share compared to the $0.31 per share determined in February 2008. The increase in the implied value per share is attributable to the premium related to expectation of being a public company with a listing on The NASDAQ Global Market following the merger.

Fair Value of Option Grants

The following table summarizes options issued to purchase shares of Archemix’s common stock from January 1, 2007, through the date of this joint proxy statement/prospectus:

Grant Date	Options Granted	Exercise Price		Fair Value		Intrinsic Value

March 2007	1,169,000	$0.22		$0.53	(1)	$0.31
July 2007	1,948,500	$0.64	(2)	$0.93	(1)	$0.29
September 2007	306,900	$0.64	(2)	$1.30	(1)	$0.66
May 2008	1,465,050	$0.31		$0.31		—
July 2008	830,300	$0.31		$0.31		—

The aggregate intrinsic value on the date of grant of options granted included in the above table is approximately $1.1 million.

(1)	Retrospectively determined fair value.

(2)	In May 2008, Archemix amended stock options granted in July 2007 and September 2007 with an exercise price of $0.64 to reduce the exercise price of the stock options to $0.31.

Results of Operations

Comparison of Nine Months Ended September 30, 2008 and 2007

Revenue.  Revenue increased by $9.0 million to $20.7 million for the nine months ended September 30, 2008, from $11.8 million for the nine months ended September 30, 2007. Archemix derived this revenue from non-refundable upfront and non-refundable contingent milestone payments, which are generally recognized ratably over the estimated performance period of significant involvement, and the reimbursement of research and development efforts as the services are performed. The increase in revenue is primarily attributable to the following:

•	Archemix executed new collaboration agreements with Merck Serono, Takeda and Ribomic, resulting in additional revenue of $7.5 million, or approximately 83% of the increase in total revenues for the nine months ended September 30, 2008.

•	As a result of the termination of the Elan collaboration agreement in April 2008, Archemix recognized the remaining deferred revenue related to the upfront payment of $2.3 million. In addition, Archemix is no longer eligible to receive payments for future research funding or development milestone payments under this collaboration.

•	In February 2008, Archemix received a $1.0 million milestone payment from Nuvelo. The milestone payment was triggered by Nuvelo’s enrollment of the first volunteer in a Phase 1 study of NU172, a thrombin-inhibiting aptamer. Archemix is recognizing revenue from this milestone payment based on the proportionate amount that correlates to services that have already been rendered, with the remaining balance of the milestone payment being deferred and recognized on a straight-line basis over the remaining estimated period of performance. During the nine months ended September 30, 2008, Archemix recognized $0.7 million of revenue related to the milestone payment.

For the nine months ended September 30, 2008 and 2007, revenues by collaborator were as follows:

			Increase/
	Nine Months Ended September 30,		(Decrease)
	2008	2007	$	%
	(In thousands)

Collaborator:
Elan	$5,300	$4,450	$850	19%
Merck Serono	4,484	2,014	2,470	123%
Nuvelo	3,552	2,830	722	26%
Ribomic	3,000	—	3,000	—
Takeda	2,711	730	1,981	271%
Ophthotech	900	1,000	(100)	(10)%
Pfizer	750	750	—	—
Other	44	—	44	—

Total	$20,741	$11,774	$8,967	76%

Research and Development Expenses.  Research and development expenses increased by $3.9 million to $24.7 million for the nine months ended September 30, 2008, from $20.8 million for the nine months ended September 30, 2007, an increase of 19%. The increase in research and development expenses was primarily attributable to $3.0 million of additional personnel costs related to additional hiring and increased research materials related to Archemix’s expanding research efforts. In addition, approximately $0.8 million of the increase was the result of external manufacturing and pre-clinical study costs associated with Archemix’s pre-clinical product candidate, ARC5692.

Research and development expenses for the nine months ended September 30, 2008 and 2007 were comprised of the following:

			Increase/
	Nine Months Ended September 30,		(Decrease)
	2008	2007	$	%
	(In thousands)

Compensation and related expenses	$6,454	$5,124	$1,330	26%
External services	8,783	7,809	974	12%
Research materials and related expenses	4,534	2,873	1,661	58%
Facilities related expenses	3,677	3,715	(38)	(1)%
Other	1,267	1,278	(11)	(1)%

Total	$24,715	$20,799	$3,916	19%

General and Administrative Expenses.  General and administrative expenses increased by $0.7 million to $7.6 million for the nine months ended September 30, 2008, from $6.9 million for the nine months ended September 30, 2007, an increase of 11%. The increase in general and administrative expenses was primarily attributable to increased professional service fees of $0.4 million along with increased stock-based compensation expense of $0.2 million and salaries of $0.1 million.

Interest Income.  Interest income decreased by $0.7 million to $1.1 million for the nine months ended September 30, 2008, from $1.8 million for the nine months ended September 30, 2007, a decrease of 38%. The decrease in interest income was due to a decrease in the average funds balances available for investment and a decrease in interest rates earned on investments.

Comparison of Years Ended December 31, 2007 and 2006

Revenue.  Revenue increased by $11.0 million to $17.4 million in 2007, from $6.4 million in 2006, an increase of 171%. Archemix derived this revenue from upfront, non-refundable payments, which are recognized ratably over the estimated performance period of significant involvement, and the reimbursement of research and development efforts as the services are performed. The increase in revenue was due to Archemix’s execution of new collaboration agreements with Elan, Pfizer, Merck Serono, Takeda, Ophthotech and Ribomic, under which Archemix recognized additional revenue of $10.3 million, or approximately 77% of total revenues in 2007. The remaining 23% of the total revenue in 2007 includes additional revenues Archemix recognized related to its amended and expanded Nuvelo collaboration which Archemix signed in July 2006. Under this agreement Archemix received an upfront non-refundable fee of $4.0 million, which Archemix is recognizing on a straight-line basis over the estimated performance period. In addition, Archemix is receiving payments for the reimbursement of research and development services. Under the original joint development agreement, Archemix had been recording the partial reimbursement of ARC183 development expenses and efforts to develop a second generation molecule as a reduction to research and development expenses.

Offsetting these revenue increases was the termination of the research portion of Archemix’s Eyetech collaboration. Archemix did not record any revenue related to the Eyetech collaboration during 2007. When Archemix terminated the research portion of the agreement in the second quarter of 2006, Archemix recognized the remaining deferred revenue related to the upfront payment and the payments for research funding ceased. Archemix is still eligible to receive development milestone payments under the collaboration if the specified milestones are achieved.

For the years ended December 31, 2007 and 2006, revenues by collaborator were as follows:

			Increase/
	Year Ended December 31,		(Decrease)
	2007	2006	$	%
	(In thousands)

Collaborator:
Elan	$5,933	$2,967	$2,966	100%
Nuvelo	3,923	1,846	2,077	113%
Pfizer	1,000	—	1,000	—
Merck Serono	2,740	—	2,740	—
Takeda	1,522	—	1,522	—
Ophthotech	1,000	—	1,000	—
Ribomic	1,250	150	1,100	733%
Eyetech	—	1,445	(1,445)	(100)%

Total	$17,368	$6,408	$10,960	171%

Research and Development Expenses.  Research and development expenses increased by $12.2 million to $29.2 million in 2007, from $17.0 million in 2006, an increase of 72%. The increase in research and development expenses was primarily attributable to $10.5 million of external manufacturing, toxicology and clinical development costs associated with the clinical development of Archemix’s lead aptamer product candidate, ARC1779. In addition, approximately $4.8 million of the increase was the result of:

•	additional personnel costs related to additional hiring and annual compensation increases;

•	increased research materials related to Archemix’s expanding research efforts; and

•	additional facility costs related to the leasing of an additional 34,000 square feet of operating space within Archemix’s current location.

Research and development expenses for the years ended December 31, 2007 and 2006 were comprised of the following:

			Increase/
	Year Ended December 31,		(Decrease)
	2007	2006	$	%
	(In thousands)

Compensation and related expenses	$7,272	$5,895	$1,377	23%
External services	10,851	4,059	6,792	167%
Research materials and related expenses	4,315	2,419	1,896	78%
Facilities related expenses	5,118	3,543	1,575	44%
Other	1,615	1,049	566	54%

Total	$29,171	$16,965	$12,206	72%

General and Administrative Expenses.  General and administrative expenses increased by $3.5 million to $11.1 million in 2007, from $7.6 million in 2006, an increase of 46%. The increase in general and administrative expenses was primarily attributable to $1.8 million of professional services incurred in connection with Archemix’s withdrawn Registration Statement on Form S-1, along with increased salaries of $0.3 million, facility costs of $0.2 million, external legal and consulting costs of $0.6 million primarily incurred in conjunction with maintaining Archemix’s patent estate, and stock-based compensation expense of $0.2 million.

Interest Income.  Interest income increased by $0.7 million to $2.5 million in 2007, from $1.8 million in 2006, an increase of 43%. The increase in interest income was due to an increase in the average fund balances available for investment and an increase in interest rates earned on investments.

Comparison of Years Ended December 31, 2006 and 2005

Revenue.  Revenue increased by $4.0 million to $6.4 million in 2006 from $2.4 million in 2005, an increase of 63%. The increase in revenue was due to the execution of a new collaboration agreement with Elan along with the amendment and expansion of Archemix’s existing collaboration agreement with Nuvelo. These transactions resulted in an increase in revenue of $4.2 million and approximated 75% of total revenues in 2006. In addition, in May 2006, Archemix terminated the research portion of its collaboration agreement with OSI Pharmaceuticals, Inc., formerly known as Eyetech Pharmaceuticals, Inc. This termination resulted in the recognition of the remaining deferred upfront payment of $1.0 million and Archemix is no longer receiving payments for the reimbursement of research and development services.

For the years ended December 31, 2006 and 2005, revenues by collaborator were as follows:

			Increase/
	Year Ended December 31,		(Decrease)
	2006	2005	$	%
	(In thousands)

Collaborator:
Elan	$2,967	$—	$2,967	—
Nuvelo	1,846	656	1,190	181%
Eyetech	1,445	1,742	(297)	(17)%
Ribomic	150	—	150	—

Total	$6,408	$2,398	$4,010	167%

Research and Development Expenses.  Research and development expenses decreased by $0.1 million to $17.0 million in 2006 from $17.1 million in 2005, a decrease of 1%. The decrease in research and development expenses was primarily attributable to a $2.5 million reduction in external services related to its ARC1905 and ARC183 programs. The decrease in external services is primarily attributable to the following:

•	During 2005, Archemix incurred approximately $3.6 million of external IND-enabling preclinical studies and manufacturing activities for its ARC1905 program. ARC1905 was initially being developed for an acute cardiovascular indication, but Archemix ceased pursuing that indication. As a result, costs for external services related to ARC1905 development decreased approximately $3.4 million for the year ended December 31, 2006.

•	During 2005, Archemix incurred approximately $1.5 million of net external expenses related to preclinical toxicology and safety studies, Phase 1 clinical trial costs and manufacturing activities for its ARC183 co-development program with Nuvelo. After the completion of the Phase 1 clinical trials, Archemix and Nuvelo decided not to pursue the development of ARC183 and agreed to develop an optimized second generation molecule, resulting in a $1.1 million reduction in external services for the year ended December 31, 2006.

Offsetting these reductions in external services related to Archemix’s ARC1905 and ARC183 programs was approximately $2.8 million of external services incurred related to IND-enabling studies and manufacturing activities to support the initiation of Phase 1 clinical trials of ARC1779. The reduction in external services was also partially offset by approximately $2.1 million of additional internal research and development expenses related to the following:

•	relocating to Archemix’s new expanded facility in January 2006, which provided an additional 37% of operating space;

•	increased costs for research materials related to Archemix’s expanded research efforts; and

•	personnel costs related to additional hires and annual compensation increases.

Research and development expenses for the years ended December 31, 2006 and 2005 were comprised of the following:

			Increase/
	Year Ended December 31,		(Decrease)
	2006	2005	$	%
	(In thousands)

Compensation and related expenses	$5,895	$5,375	$520	10%
External services	4,059	6,530	(2,471)	(38)%
Research materials and related expenses	2,419	1,815	604	33%
Facilities related expenses	3,543	2,604	939	36%
Other	1,049	737	312	42%

Total	$16,965	$17,061	$(96)	(1)%

General and Administrative Expenses.  General and administrative expenses increased by $1.4 million to $7.6 million in 2006 from $6.2 million in 2005, an increase of 23%. The increase in general and administrative expenses was primarily attributable to increased personnel related costs of $0.6 million, facility costs of $0.4 million, external legal costs of $0.3 million, incurred in conjunction with the completion of multiple collaborative agreements, and stock-based compensation expense of $0.1 million related to the adoption of SFAS 123(R).

Interest Income.  Interest income increased by $0.9 million to $1.8 million in 2006, from $0.9 million in 2005, an increase of 94%, due to an increase in the average invested fund balance and an increase in interest rates earned on investments.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, Archemix has financed operations through the private placement of equity and the entry into strategic collaborative and licensing agreements. As of September 30, 2008, Archemix has received net proceeds of $136.0 million from the issuance of equity securities, primarily redeemable convertible preferred stock. As of September 30, 2008, Archemix has received approximately $60.7 million from its collaborators for licenses, the reimbursement of research and development services and the achievement of development milestones, which have been or will be recognized as revenue in its financial statements. At September 30, 2008, Archemix had $37.7 million in cash, cash equivalents and marketable securities. Archemix holds its cash and investment balances in a variety of interest-bearing instruments, including obligations of United States government agencies and money market accounts. Archemix invests cash in excess of its immediate requirements with regard to liquidity and capital preservation. Wherever possible, Archemix seeks to minimize the potential effects of concentration and degrees of risk.

Cash Flows

The following table provides information regarding Archemix’s cash flows and its capital expenditures for the years ended December 31, 2007, 2006 and 2005, and the nine months ended September 30, 2008.

				Nine Months
				Ended
	Year Ended December 31,			September 30,
	2007	2006	2005	2008
	(In thousands)

Cash provided by (used in):
Operating activities	$(7,962)	$(5,833)	$(18,893)	$(17,203)
Investing activities	(17,613)	(11,043)	(13,211)	10,588
Financing activities	29,967	611	19,608	366
Capital expenditures (included in investing activities above)	(2,326)	(891)	(579)	(1,015)

Archemix’s operating activities used cash of $18.9 million for the year ended December 31, 2005, $5.8 million for the year ended December 31, 2006, $8.0 million for the year ended December 31, 2007 and $17.2 million for the nine months ended September 30, 2008. The use of cash in all periods primarily resulted from Archemix’s net losses and changes in its working capital accounts. Significant changes within Archemix’s working capital accounts were primarily attributed to the timing of cash inflow from collaborations and other strategic arrangements. The increase in cash used in operations in 2007 and 2008 was due primarily to an increase in clinical development activities related to Archemix’s ARC1779 program.

Archemix’s investing activities used cash of $13.2 million for the year ended December 31, 2005, $11.0 million for the year ended December 31, 2006, $17.6 million for the year ended December 31, 2007 and provided cash of $10.6 million for the nine months ended September 30, 2008. The use of cash from investing activities in 2007, 2006 and 2005, as well as the cash provided by investing activities for the nine months ended September 30, 2008, is primarily a result of net purchases and maturities of investment grade securities. During 2008, Archemix intends to increase capital expenditures up to approximately $1.5 million for equipment used in its research efforts.

Archemix’s financing activities provided $19.6 million for the year ended December 31, 2005, $0.6 million for the year ended December 31, 2006, $30.0 million for the year ended December 31, 2007, and $0.4 million for the nine months ended September 30, 2008. The primary source of cash inflows from financing activities during 2005 and 2006 related to the sale and issuance of 20.5 million shares of Series B redeemable convertible preferred stock in December 2005, resulting in net proceeds of $20.5 million. During June 2007, in connection with the execution of a second collaboration agreement with Merck Serono, Archemix sold 14.9 million shares of its Series C redeemable convertible preferred stock for net proceeds of $29.8 million.

In April 2005, Archemix entered into a one year loan and security agreement with Silicon Valley Bank, or SVB. The agreement provided for SVB to issue a letter of credit, which is secured by the line of credit, to Archemix’s landlord on its behalf. In December 2006, Archemix and SVB amended the agreement, under which maximum borrowings were increased to $8.2 million. In 2008, Archemix renewed the amended loan and security agreement for an additional year. The agreement is secured by all of Archemix’s assets, excluding intellectual property. Maximum borrowings are reduced by the amount of outstanding letters of credit. Borrowings bear interest at SVB’s prime rate plus 0.5%. The agreement contains financial and other covenants requiring Archemix to, among other things, maintain a ratio of unrestricted cash and accounts receivable to liabilities of at least 3-to-1 and maintain primary checking and operating accounts and $15.0 million of unrestricted cash with SVB. As of December 31, 2007 and 2006, the related outstanding letter of credit was $8.2 million. There were no outstanding borrowings as of December 31, 2007 and September 30, 2008, and Archemix was in compliance with all covenants as of those dates. In the event that Archemix does not comply with covenants or provisions within the loan and security agreement, SVB’s remedies include: (1) declaring all obligations immediately due and payable, which could include requiring Archemix to collateralize the outstanding letter of credit with cash; (2) ceasing to advance money or extend credit; (3) applying to the obligations any balances and deposits held by Archemix or the bank; or (4) putting a hold on any account maintained with the bank. The amended loan and security agreement expires in April 2009.

Contractual Obligations

The following table summarizes Archemix’s contractual obligations as of December 31, 2007 and the effects such obligations are expected to have on its liquidity and cash flows in future periods.

	Payments Due by Period
			2009	2011
			through	through	After
	Total	2008	2010	2012	2012
	(In thousands)

Operating lease obligations(1)	$24,415	$2,900	$6,070	$6,138	$9,307

Total contractual cash obligations	$24,415	$2,900	$6,070	$6,138	$9,307

(1)	The operating lease obligations will be offset by sublease income of an aggregate of approximately $4.0 million that Archemix expects to receive in equal monthly installments through 2011.

During the nine months ended September 30, 2008, Archemix entered into agreements with third-party manufacturing and contract research organizations totaling approximately $4.8 million. These obligations will be paid during 2008 and 2009 and are not included in the above table.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued EITF Issue 07-1, Accounting for Collaborative Arrangements, or EITF 07-1. EITF 07-1 requires collaborators to present the results of activities for which they act as the principal on a gross basis and report any payments received from (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative accounting literature or a reasonable, rational, and consistently applied accounting policy election. Further, EITF 07-1 clarified the determination of whether transactions within a collaborative arrangement are part of a vendor-customer (or analogous) relationship subject to EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). EITF 07-1 is effective for Archemix beginning on January 1, 2009. Archemix is currently evaluating the impact of adopting EITF 07-1 on its results of operations and financial position.

In December 2007, SFAS No. 141(R), Business Combinations, or SFAS 141(R), was issued. SFAS 141(R) will require companies to measure all assets acquired and liabilities assumed, including contingent considerations and all contractual contingencies, at fair value as of the acquisition date. In addition, companies will not recognize in-process research and development costs but instead will capitalize it as an intangible asset. SFAS 141(R) is effective for transactions occurring on or after January 1, 2009. Archemix does not expect the adoption of this pronouncement to have an impact on its financial condition, results of operations or cash flows.

In December 2007, SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, or SFAS 160 was issued. SFAS 160 changes the accounting for and reporting of noncontrolling interests (formerly known as minority interests) in consolidated financial statements. SFAS 160 is effective January 1, 2009. When implemented, prior periods will be recast for the changes required by SFAS No. 160. Archemix does not expect the adoption of this pronouncement to have an impact on its financial condition, results of operations or cash flows.

On March 19, 2008, SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities, was issued, or SFAS 161. SFAS 161 enhances the disclosure requirements for derivative instruments and hedging activities. SFAS 161 is effective January 1, 2009. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, Archemix does not expect that adoption of SFAS 161 will affect Archemix’s financial condition, results of operations or cash flows given that Archemix has not engaged in derivative or hedging activities.

Off-Balance Sheet Arrangements

Since inception, Archemix has not engaged in any off-balance sheet activities, including the use of structured finance, special purpose entities or variable interest entities.

Tax Loss Carryforwards

Archemix had net operating loss carryforwards available to offset future federal and state taxable income of $65.8 million and $59.1 million, respectively, as of December 31, 2007, as well as federal and state research and development tax credit carryforwards of $2.7 million and $1.0 million, respectively. The net operating loss and credit carryforwards expire at various dates through 2027. Under the provisions of the Internal Revenue Code, specified substantial changes in Archemix’s ownership may result in a limitation on the amount of net operating loss carryforwards and research and development carryforwards which could be utilized annually to offset future taxable income and taxes payable.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
ARCHEMIX’S MARKET RISK

Archemix is exposed to market risk related to changes in interest rates. Archemix’s current investment policy is to maintain an investment portfolio consisting mainly of United States money market and high-grade corporate debt securities, directly or through managed funds, with maturities of two years or less with the primary objective of preservation of principal and minimal risk. Archemix’s cash is deposited in and invested through two major financial institutions in North America. Archemix’s marketable securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels at September 30, 2008, Archemix’s management estimates that the fair value of its investment portfolio would decline by an immaterial amount. While Archemix’s cash and investment balances will increase upon completion of the merger, it will have the ability to hold its fixed income investments until maturity, and therefore Archemix’s management would not expect Archemix’s operating results or cash flows to be affected to any significant degree by the effect of a change in market interest rates on its investments.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors of the Combined Company Following the Merger

Executive Officers of the Combined Company

Following the merger, the management team of the combined company is expected to be comprised of Mr. Kenneth Bate, the sole executive officer of NitroMed, and Mr. Gregg Beloff, Dr. Page Bouchard, Dr. James Gilbert and Mr. Duncan Higgons of Archemix. Pursuant to the merger agreement, Errol De Souza, Ph.D., will resign as Archemix’s President and Chief Executive Officer immediately prior to the completion of the merger.

Board of Directors of the Combined Company

Following the merger, the board of directors of the combined company will be comprised of eight members, including five members of the current Archemix board of directors, Alex Barkas Ph.D., Peter Barrett, Ph.D., Errol De Souza, Ph.D., John Maraganore, Ph.D., and Michael Ross, Ph.D., and three members of the current NitroMed board of directors, Kenneth Bate, Mark Leschly, and Davey Scoon, C.P.A. Pursuant to the merger agreement, Lawrence Best, Corey Mulloy, and Robert Stein, M.D., Ph.D., currently members of the Archemix board of directors, will resign immediately prior to the completion of the merger. Pursuant to the merger agreement, Robert Cohen, Frank Douglas, M.D., Ph.D., Zola Horovitz, Ph.D., Argeris Karabelas, Ph.D., John Littlechild, Joseph Loscalzo, M.D., Ph.D., and Christopher Sobecki, currently members of the NitroMed board of directors, will resign immediately prior to the completion of the merger.

The following table lists the names and ages as of December 1, 2008 and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the merger:

Name	Age	Title

Kenneth Bate	58	President, Chief Executive Officer and Director
Gregg Beloff	40	Vice President, Chief Financial Officer
Page Bouchard, D.V.M.	46	Senior Vice President, Discovery and Preclinical Development
James Gilbert, M.D.	55	Senior Vice President, Chief Medical Officer
Duncan Higgons	53	Executive Vice President, Business Operations
Alex Barkas, Ph.D.	61	Director
Peter Barrett, Ph.D.	56	Director
Errol De Souza, Ph.D.	55	Director
Mark Leschly	40	Director
John Maraganore, Ph.D.	46	Director
Michael Ross, Ph.D.	59	Director
Davey Scoon, C.P.A.	62	Director

Executive Officers

Kenneth Bate.  Mr. Bate has served as a member of NitroMed’s board of directors and as NitroMed’s President and Chief Executive Officer since January 2007. Since April 2008, Mr. Bate has also served as NitroMed’s Interim Chief Financial Officer. From March 2006 to January 2007, Mr. Bate served as NitroMed’s Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary. From January 2005 to March 2006, Mr. Bate was employed at JSB Partners, a firm which Mr. Bate co-founded that provides banking and advisory services to biopharmaceutical companies. From December 2002 to January 2005, Mr. Bate held the positions of Executive Vice President, Head of Commercial Operations and Chief Financial Officer at Millennium Pharmaceuticals, Inc., a life sciences company. From 1999 to 2002, Mr. Bate served as a partner at JSB Partners. From 1997 to 1999, Mr. Bate served as Senior Managing Director and Chief Executive Officer of MPM Capital, which provides banking and advisory services to biopharmaceutical companies. From 1990 to 1996, Mr. Bate served in the positions of Vice President and Chief Financial Officer and Vice President,

Marketing and Sales, at Biogen Idec Inc., a pharmaceutical company. Mr. Bate serves as a director of Cubist Pharmaceuticals, Inc. Mr. Bate also serves as a director of AVEO Pharmaceuticals, Inc., a privately held company. Mr. Bate received his B.A. degree in chemistry from Williams College, and earned his M.B.A. from the Wharton School of the University of Pennsylvania.

Gregg Beloff.  Mr. Beloff joined Archemix in December 2003 as Vice President and Chief Financial Officer. From March 2001 to December 2003, he served as Chief Financial Officer of ImmunoGen, Inc., a biotechnology company. Prior to ImmunoGen, Mr. Beloff worked as an investment banker serving as a Vice President in Healthcare Investment Banking at Adams, Harkness & Hill, Inc. from September 1998 through March 2001. Mr. Beloff practiced corporate law in Boston at the law firm of Gaffin & Krattenmaker, P.C. from September 1993 to September 1996. He received a bachelor’s degree from Middlebury College, a J.D. from the University of Pittsburgh School of Law and an M.B.A. from Carnegie Mellon University.

Page Bouchard, D.V.M.  Dr. Bouchard joined Archemix in November 2004 as Senior Vice President, Preclinical Drug Discovery and Development and was promoted in June 2006 to his present position. From August 2001 through October 2004, he was Vice President of Drug Safety Evaluation at Millennium Pharmaceuticals, Inc., where he led the preclinical drug safety and pathology organization, leading development projects to critical clinical and regulatory milestones. Before joining Millennium, Dr. Bouchard was Assistant Vice President of Pathology and Investigative Toxicology at Wyeth-Ayerst (formerly Genetics Institute), and prior to that a research pathologist in Product Safety Evaluations at G.D. Searle & Company. Dr. Bouchard received a bachelor’s degree from Wesleyan University and a D.V.M. from Tufts University Veterinary School. He trained in veterinary pathology at Cornell Veterinary School and is certified in veterinary pathology by the Board of American College of Veterinary Pathologists.

James Gilbert, M.D.  Dr. Gilbert joined Archemix in September 2006 as Senior Vice President, Chief Medical Officer. Prior to Archemix, Dr. Gilbert was the Vice President of Clinical Development, Cardiovascular/Inflammation at Millennium Pharmaceuticals, Inc. from November 2003 to September 2006. Prior to Millennium, Dr. Gilbert worked at Boehringer Ingelheim Pharmaceuticals Inc. from January 1997 to November 2003, where he was International Therapeutic Area Head, Cardiovascular/Metabolic. He began his career with Bayer Corp., where he served as the Deputy Medical Director of the Cardiovascular and Pulmonary Division. Before joining the pharmaceutical industry, Dr. Gilbert held positions as an instructor in the Departments of Medicine and Pharmacology at the University of Connecticut School of Medicine and as a staff physician at St. Mary’s Hospital in Waterbury, Connecticut. He received an M.D. from the University of Connecticut School of Medicine and a bachelor’s degree from Yale University in molecular biophysics and biochemistry.

Duncan Higgons.  Mr. Higgons joined Archemix in February 2006 as Executive Vice President, Business Operations. From January 2003 through November 2005, he served as Chief Commercial Officer for TransForm Pharmaceuticals, Inc., a privately-held biotechnology company. From 1994 to 2002, he worked at Alkermes, Inc., a biotechnology company, where his final position was Senior Vice President, Business Development and Marketing. Prior to Alkermes, he held senior management positions at Eli Lilly and Co. and Baxter International, Inc. Mr. Higgons is a graduate of King’s College, University of London and received a M.Sc. (Econ) from London Business School, where he was selected by the faculty for an exchange scholarship to The Wharton School of the University of Pennsylvania.

Directors

Alex Barkas, Ph.D.  Dr. Barkas joined the Archemix board of directors in March 2001. Dr. Barkas is a Managing Director of Prospect Venture Partners, a venture capital firm. Prior to co-founding Prospect Venture Partners I, II and III, he was a partner at Kleiner Perkins Caufield & Byers from 1991 to 1997, where he focused on health care product company investments. Prior to Kleiner Perkins, Dr. Barkas was a founder and CEO of BioBridge Associates, a health care industry consulting firm. Dr. Barkas is currently Chairman of the Board of Geron Corporation, and serves on the board of directors of Amicus Therapeutics, Inc., both of which are publicly-traded companies, and serves on the board of directors of several private companies. Dr. Barkas received a Ph.D. in biology from New York University and a B.A. in Biology from Brandeis University, where he currently is Chairman of the University Science Advisory Council and serves on the Board of Trustees.

Peter Barrett, Ph.D.  Dr. Barrett joined the Archemix board of directors in March 2002. Dr. Barrett is a partner at Atlas Venture, a venture capital firm. Dr. Barrett joined Atlas Venture in 2002. Previously, Dr. Barrett was a co-founder and Executive Vice President and Chief Business Officer of Celera Genomics, a molecular diagnostics company, positions he had held since 1998. Before Celera, Dr. Barrett held senior management positions at The Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development. Dr. Barrett currently sits on the Advisory Council of the Barnett Institute of Chemical and Biological Analysis at Northeastern University. Dr. Barrett serves or has served on the boards of directors of the following public companies: Alnylam Pharmaceuticals, Inc., Helicos BioSciences Corporation, AKELA Pharma Inc. and Momenta Pharmaceuticals, Inc. Dr. Barrett received a B.S. in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and a Ph.D. in analytical chemistry from Northeastern University. He also completed Harvard Business School’s Management Development Program.

Kenneth Bate.  For Mr. Bate’s biographical information, see “— Executive Officers” in this section.

Errol De Souza, Ph.D.  Dr. De Souza joined Archemix in April 2003 as President and Chief Executive Officer and has served on its board of directors since that time. Prior to Archemix, Dr. De Souza was the President and Chief Executive Officer of Synaptic Pharmaceutical Corp. from September 2002 to March 2003. In 1998, Dr. De Souza joined Hoechst Marion Roussel as Senior Vice President and Head of Global Lead Generation. Following the merger to form Aventis, Dr. De Souza became Senior Vice President and Site Head of U.S. Drug Innovation and Approval. From 1992 to 1998, Dr. De Souza was a co-founder, Executive Vice President of Research and Development and Director of Neurocrine Biosciences, Inc. Prior to Neurocrine Biosciences, Dr. De Souza was the Director of Central Nervous System Diseases Research at the Du Pont Merck Pharmaceutical Company. Dr. De Souza serves on the board of directors of Targacept, Inc., Palatin Technologies, Inc., Bionomics Limited and Idexx Laboratories, Inc. Dr. De Souza received a Ph.D. in endocrinology and a B.A. in physiology from the University of Toronto and completed a fellowship in neuroscience at Johns Hopkins University School of Medicine.

Mark Leschly.  Mr. Leschly has served as a member of NitroMed’s board of directors since September 1996. Since July 1999, Mr. Leschly has been a managing partner with Rho Capital Partners, an investment and venture capital management company. From July 1994 to July 1999, Mr. Leschly was first an associate and then a general partner of HealthCare Ventures, L.L.C., a venture capital management company. From September 1991 to June 1993, Mr. Leschly served as a consultant for McKinsey & Co., a management consulting company. In addition to serving as a director of Diversa Corporation, Tercica, Inc. and Senomyx, Inc., each biotechnology companies, Mr. Leschly is also a director of a number of privately held companies. Mr. Leschly holds a B.A. degree from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

John Maraganore, Ph.D.  Dr. Maraganore joined the Archemix board of directors in 2006. Currently, Dr. Maraganore is the Chief Executive Officer and has been a member of the board of directors of Alnylam Pharmaceuticals, Inc., a biotechnology company, since December 2002. From April 2000 to December 2002, Dr. Maraganore served as Senior Vice President, Strategic Product Development for Millennium Pharmaceuticals, Inc. From April 1997 to April 2000, Dr. Maraganore also served as Millennium’s Vice President, Strategic Planning and M&A and as General Manager of Millennium BioTherapeutics, Inc., a former subsidiary of Millennium. Before joining Millennium, Dr. Maraganore served in several capacities, including Director of Biological Research and Director of Market and Business Development for Biogen Idec, Inc. At Biogen, Dr. Maraganore invented Angiomax®, a direct thrombin inhibitor currently marketed by The Medicines Company. Before Biogen, Dr. Maraganore was a Senior Scientist at Zymogenetics, Inc. and a Visiting Research Scientist at The Upjohn Company. Dr. Maraganore received an M.S. and Ph.D. in biochemistry and molecular biology from the University of Chicago.

Michael Ross, Ph.D.  Dr. Ross joined the Archemix board of directors in July 2002. Currently, Dr. Ross is a Managing Partner with SV Life Sciences Advisers, or SVLS, a venture capital firm. Dr. Ross joined SVLS in 2001. Prior to joining SVLS, Dr. Ross was a Managing Partner in Didyma, LLC, a biotechnology management consulting firm from 1999 to 2002. Prior to Didyma, Dr. Ross was the Chief Executive Officer of Arris Pharmaceutical Corporation from 1990 to 1993, MetaXen LLC from 1996 to 1999, Carta Proteomics

Inc. from 1999 to 2001 and CyThera, Inc. from 1999 to 2001. Dr. Ross was employed at Genentech from 1978 to 1990, serving in several roles, including Vice President of Development and later Vice President of Medicinal and Biomolecular Chemistry. Dr. Ross serves or has served on the boards of directors of Arris Pharmaceutical Corporation, and the board of the Thayer School of Engineering at Dartmouth College as well as serving on the boards of a number of private biotechnology companies including two as chairman. Dr. Ross received an A.B. from Dartmouth College, a Ph.D. in chemistry from the California Institute of Technology and completed a post doctorate in molecular biology at Harvard University.

Davey Scoon.  Mr. Scoon has served as a member of NitroMed’s board of directors since November 2003. Since June 2005, Mr. Scoon has been principally engaged as non-executive chairman of the board of directors of Tufts Health Plan, where he has been a director since 1981. Mr. Scoon is a member of the board of directors of Advanced Magnetics, Inc. and is chairman of the board of trustees of Allianz Mutual Funds. He also serves as an adjunct instructor at Tufts University School of Medicine. From October 2003 to June 2005, Mr. Scoon was chief administrative and financial officer of Tom’s of Maine, a company that manufactures natural care products. From November 2001 to June 2003, Mr. Scoon served as chief administrative and financial officer for Sun Life Financial, a financial services firm. From August 1999 to November 2001, Mr. Scoon served as vice president and chief financial officer for Sun Life Financial. From 1985 to 1999, Mr. Scoon was employed by Liberty Funds Group of Boston.

Board Committees

The board of directors of the combined company will have an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these committees will operate under a charter that has been approved by the board of directors of the combined company and is expected to have the composition and responsibilities described below.

Audit Committee

The audit committee’s responsibilities will include:

•	appointing, approving the compensation of, and assessing the independence of the combined company’s independent registered public accounting firm;

•	overseeing the work of the independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm the combined company’s annual and quarterly financial statements and related disclosures;

•	coordinating the board of directors’ oversight of the combined company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with the independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by the rules of the Securities and Exchange Commission to be included in the combined company’s annual meeting proxy statement.

The members of the audit committee will be      (Chair),      and     . It is expected that the board of directors of the combined company will determine that      is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.

Compensation Committee

The compensation committee’s responsibilities will include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the combined company’s chief executive officer;

•	determining the compensation of the combined company’s chief executive officer;

•	reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of the combined company’s other executive officers;

•	reviewing and making recommendations to the board of directors regarding the combined company’s incentive compensation plans and equity-based plans;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing annually with management the combined company’s “Compensation Discussion and Analysis”; and

•	preparing the compensation committee report required by the rules of the Securities and Exchange Commission to be included in the combined company’s annual meeting proxy statement.

The members of the compensation committee will be      (Chair),      and     .

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities will include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each committee of the board of directors;

•	reviewing and making recommendations to the board of directors with respect to management succession planning;

•	developing and recommending to the board of directors corporate governance principles; and

•	overseeing an annual evaluation of the board of directors.

The members of the nominating and corporate governance committee will be      (Chair),      and     .

Compensation of Directors

The policy of the combined company with respect to the compensation of directors is expected to be determined at a meeting of the board of directors following the consummation of the merger.

Certain Relationships and Related Transactions, and Director Independence

NitroMed’s Transactions

Pursuant to the terms of its charter and in accordance with the policies and procedures described below, the audit committee of the NitroMed board of directors reviews all transactions with related persons on an ongoing basis, and all such transactions must be approved by the audit committee. Transactions with related persons are defined as those transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. NitroMed has not engaged in any related party transactions with individuals expected to serve as directors or executive officers of the combined company.

NitroMed’s Policies and Procedures for Related Person Transactions

The NitroMed board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which NitroMed is a participant, the amount involved exceeds $120,000, and one of NitroMed’s executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom is referred to below as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which is referred to below as a “related person transaction,” the related person must report the proposed related person transaction to NitroMed’s chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of NitroMed’s business;

•	whether the terms of the transaction are no less favorable to NitroMed than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to NitroMed of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with NitroMed’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the NitroMed board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of NitroMed’s charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by NitroMed’s compensation committee in the manner specified in its charter.

Archemix’s Transactions

Employment and Related Agreements

Archemix has an employment agreement with Duncan Higgons, offer letters with each of Gregg Beloff, Page Bouchard, and James Gilbert, and change in control agreements with each of these executive officers, all of whom will become executive officers of the combined company. These agreements, as well as other information related to the compensation of these individuals, including matters related to equity awards, are discussed elsewhere in this joint proxy statement/prospectus under the headings “Interests of Archemix’s

Directors and Executive Officers in the Merger” and “Executive Compensation and Other Information with Respect to the Combined Company.” In addition, Archemix has an employment agreement with Errol De Souza, President and Chief Executive Officer of Archemix and a member of the Archemix board of directors. Dr. De Souza will resign as President and Chief Executive Officer upon completion of the merger but will continue as a member of the board of directors of the combined company. A detailed discussion of Dr. De Souza’s employment agreement, compensation arrangements, and the terms of his resignation is set forth elsewhere in this joint proxy statement/prospectus under the headings “Interests of Archemix’s Directors and Executive Officers in the Merger” and “Director Compensation with Respect to the Combined Company.”

Other Related Party Transactions

Since January 1, 2004, Archemix has engaged in the following transactions with the directors and executive officers, and affiliates of such directors and executive officers, who will become executive officers and directors of the combined company. Archemix believes that all of these transactions were on terms which are no less favorable to Archemix than terms that could have been obtained from unaffiliated third parties.

Issuance of Series B Redeemable Convertible Preferred Stock

Between March 2004 and December 2005, Archemix sold an aggregate of 53,850,000 shares of its Series B preferred stock at a price per share of $1.00 for an aggregate purchase price of $53,850,000. Of these shares, an aggregate of 15,861,444 shares were sold to the following holders of more than 5% of Archemix’s voting securities and their affiliates, each of which is affiliated with a member of the Archemix board of directors who will continue to serve on the board of directors of the combined company as noted below:

	Number of	Aggregate
	Series B	Purchase
Name	Shares	Price

Funds affiliated with Atlas Venture(1)	5,050,000	$5,050,000
Funds affiliated with International Life Sciences Fund III (GP), L.P.(2)	5,311,444	$5,311,444
Funds affiliated with Prospect Venture Partners II, L.P.(3)	5,500,000	$5,500,000

(1)	Includes 4,983,554 shares of Series B preferred stock held by Atlas Venture Fund V, L.P. and 66,446 shares of Series B preferred stock held by Atlas Venture Entrepreneurs’ Fund V, L.P. Peter Barrett, Ph.D., a member of the Archemix board of directors, is a partner at Atlas Venture.

(2)	Includes 4,999,740 shares of Series B preferred stock held by International Life Sciences Fund III (LP1), L.P., 200,325 shares of Series B preferred stock held by International Life Sciences Fund III (LP2), L.P., 61,704 shares of Series B preferred stock held by International Life Sciences Fund III Co-Investment, L.P., and 49,675 shares of Series B preferred stock held by International Life Sciences Fund III Strategic Partners, L.P. Michael Ross, Ph.D. a member of the Archemix board of directors, is a Managing Partner of SV Life Sciences Advisers. Dr. Ross serves as a member of the investment committee of ILSF III, LLC, the general partner of International Life Sciences Fund III (GP), L.P.

(3)	Includes 5,500,000 shares of Series B preferred stock held by Prospect Venture Partners II, L.P. (PVP II). Alex Barkas, Ph.D., a member of the Archemix board of directors, is a managing member of the general partner of PVP II and shares voting and investment power over the shares held by PVP II. Dr. Barkas disclaims beneficial ownership of the shares held by PVP II, except to the extent of his pecuniary interest therein.

Registration Rights and Stockholders Agreements

Archemix is currently a party to the Third Amended and Restated Registration Rights Agreement dated June 13, 2007, and the Third Amended and Restated Stockholders Agreement dated June 13, 2007, by and among Archemix and certain of its stockholders, including the funds affiliated with Atlas Venture, International Life Sciences Fund III (GP), L.P., and Prospect Venture Partners II, L.P. noted above, that provide for certain registration rights, voting rights, rights to representation on the Archemix board of directors, rights of first refusal, transfer restrictions, preemptive rights, co-sale rights, and other rights. The Third Amended and Restated Registration Rights Agreement and the Third Amended and Restated Stockholders Agreement will be terminated immediately prior to the consummation of the merger.

Sublease with Alnylam Pharmaceuticals

On October 31, 2007, Archemix consented to an assignment of its sublease of approximately 22,000 square feet of office space on the second floor of its leased premises at 300 Third Street, Cambridge, Massachusetts, from Momenta Pharmaceuticals, Inc. to Alnylam Pharmaceuticals, Inc., or Alnylam. John Maraganore, a member of the Archemix board of directors, is Chief Executive Officer, and a member of the board of directors, of Alnylam. The sublease will remain in effect until September 30, 2011, subject to termination or extension as set forth therein. In addition to a security deposit, Alnylam will also pay Archemix rent of approximately $1.1 million per year, payable monthly, which is approximately the same rent that Archemix would have received prior to the assignment. Pursuant to Archemix’s related person transaction policy described below, the audit committee of the Archemix board of directors determined that the assignment of the sublease to Alnylam was entered into on terms no less favorable to Archemix than it could have obtained from an unaffiliated third party.

Relationship between Merrill Lynch and Bank of America in the Transaction

Excelsior Venture Partners III, LLC, or EVP III, owns 2,669,999 shares of the outstanding preferred stock of Archemix, representing approximately 2.0% of Archemix’s capital stock. Bank of America Capital Advisors LLC, or BACA, serves as the investment adviser to EVP III. BACA is a Delaware limited liability company which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is an indirect wholly-owned subsidiary of, and controlled by, Bank of America Corporation, or Bank of America, a bank holding and a financial holding company. Archemix has retained Merrill, Lynch, Pierce, Fenner & Smith, Inc., or Merrill Lynch, to provide services as its financial advisor. On September 15, 2008, Bank of America announced its plans to acquire Merrill Lynch in an all stock transaction. This transaction between Bank of America and Merrill Lynch is expected to close in December 2008.

Archemix’s Policies and Procedures for Related Person Transactions

Archemix has adopted a policy providing that all material transactions between Archemix and its officers, directors and other affiliates must be:

•	approved by a majority of the members of the Archemix board of directors and by a majority of the disinterested members of the Archemix board of directors; and

•	on terms no less favorable to Archemix than those which Archemix believes could be obtained from unaffiliated third parties.

The Combined Company’s Policies and Procedures for Related Person Transactions

The policies and procedures of the combined company for the review, approval, or ratification of related-person transactions are expected to be determined at a meeting of the board of directors following the consummation of the merger.

Director Independence

In connection with the consummation of the merger, the incumbent directors of the NitroMed board of directors will fix the size of the board at eight directors. Robert Cohen, Frank Douglas, M.D., Ph.D., Zola Horovitz, Ph.D., Argeris Karabelas, Ph.D., John Littlechild, Joseph Loscalzo, M.D., Ph.D., and Christopher Sobecki will tender their resignations effective as of the effective time of the merger, and Alex Barkas Ph.D., Peter Barrett, Ph.D., Errol De Souza, Ph.D., John Maraganore, Ph.D., and Michael Ross, Ph.D. will simultaneously be appointed to fill the vacancies created by such resignations. Prior to appointing these new members to the board of directors, the incumbent directors will determine whether these individuals are independent as defined under NASDAQ rules. Additionally, the incumbent directors of NitroMed will determine whether those individuals meet the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. Finally, the incumbent directors of NitroMed will determine whether all of the members of each of the board of directors’ three standing committees will be independent as defined under NASDAQ rules.

Executive Compensation and Other Information with Respect to the Combined Company

Following completion of the merger, it is expected that Kenneth Bate, Gregg Beloff, Page Bouchard, James Gilbert, and Duncan Higgons will be the executive officers of the combined company. Each of these executive officers, except Mr. Bate, is currently an executive officer of Archemix. Mr. Bate is currently an executive officer of NitroMed. The compensation policies, philosophy, and objectives of the combined company with respect to the compensation of these executive officers for their service to the combined company will be determined following the consummation of the merger.

The tables and narratives set forth below provide the compensation and related information for the fiscal year ended December 31, 2007, for the Archemix and NitroMed executive officers who will become executive officers of the combined company. The disclosure with respect to shares of Archemix common stock and options to purchase Archemix common stock, as well as the exercise prices therefore, does not reflect application of the exchange ratio described elsewhere in this joint proxy statement/prospectus that will be applied to shares of Archemix common stock being exchanged for shares of NitroMed common stock, and to options to purchase shares of Archemix common stock being assumed by NitroMed in connection with the merger and which will become following the merger options to purchase shares of NitroMed common stock. In addition, the share amounts and exercise prices for the options held by Mr. Bate do not reflect the stock split of NitroMed’s common stock that will occur prior to the completion of the merger.

Disclosure with respect to the compensation of Archemix’s named executive officers, as such term is defined in Item 402 of Regulation S-K, for the fiscal year ended December 31, 2007, is set forth below under the heading “Compensation of Archemix’s Executive Officers and Directors.” Disclosure with respect to the compensation of NitroMed’s named executive officers for the fiscal year ended December 31, 2007, is set forth below under the heading “Compensation of NitroMed’s Executive Officers and Directors.”

Summary Compensation Table of the Combined Company

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2007 and 2006 to Mr. Bate for services rendered to NitroMed. The following table also shows the compensation paid or accrued during the fiscal years ended December 31, 2007 and 2006 to Mr. Beloff, Dr. Bouchard, Dr. Gilbert, and Mr. Higgons for services rendered to Archemix. These individuals will continue to serve the combined company in similar capacities following the merger.

						Non-Equity
					Option	Incentive Plan	All Other
		Salary	Bonus		Awards	Compensation	Compensation
Name and Current Principal Position	Year	($)	($)		($)(1)	($)	($)	Total ($)

Kenneth Bate	2007	381,958	—		893,308	144,375 (2)	23,683 (3)	1,444,324
NitroMed President, Chief	2006	236,539	50,000	(4)	747,518	90,000 (5)	1,021 (6)	1,125,078
Executive Officer and Interim
Chief Financial Officer
Gregg Beloff	2007	246,029	64,250	(7)	27,851	—	—	338,130
Archemix Vice President, Chief	2006	235,237	60,274	(8)	7,963	—	—	303,474
Financial Officer, Secretary and
Treasurer
Page Bouchard, D.V.M.	2007	269,339	80,000	(7)	25,899	—	—	375,238
Archemix Senior Vice President,	2006	255,641	79,038	(8)	9,991	—	—	344,670
Discovery and Preclinical
Development
James Gilbert, M.D.(9)	2007	301,418	93,000	(7)	54,463	—	—	448,881
Archemix Senior Vice President,	2006	80,535	85,065	(10)	566	—	—	166,166
Chief Medical Officer
Duncan Higgons(11)	2007	301,418	93,000	(7)	47,749	—	—	442,167
Archemix Executive Vice	2006	251,363	83,265	(8)	17,739	—	—	352,367
President, Business Operations

(1)	Represents compensation expense in 2007 and 2006, respectively, calculated in accordance with SFAS 123(R). See Note 7 to NitroMed’s audited financial statements for the fiscal year ended

December 31, 2007, included elsewhere in the joint proxy statement/prospectus for details as to the assumptions used to calculate the fair value of the option awards held by Mr. Bate. See Note 8 to Archemix’s audited financial statements for the fiscal year ended December 31, 2007, included elsewhere in this joint proxy statement/prospectus for details as to the assumptions used to calculate the fair value of the option awards held by the Archemix executive officers. See also Archemix’s discussion of stock-based compensation under “Archemix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold.

(2)	Represents a cash incentive award paid in fiscal year 2008 with respect to NitroMed performance measures achieved in fiscal year 2007.

(3)	Includes $15,706 related to health and dental benefits, $2,191 related to premiums on group life insurance and $5,786 related to NitroMed 401(k) plan matching contributions.

(4)	Represents a sign-on bonus paid to Mr. Bate pursuant to his March 2006 employment offer letter with NitroMed.

(5)	Represents a cash incentive award paid in fiscal year 2007 with respect to NitroMed performance measures achieved in fiscal year 2006.

(6)	Represents the payment of premiums with respect to group life insurance.

(7)	Represents a cash bonus for performance during the fiscal year ended December 31, 2007, which was paid in 2008.

(8)	Represents a cash bonus for performance during the fiscal year ended December 31, 2006, which was paid in 2007.

(9)	Dr. Gilbert commenced employment with Archemix in September 2006.

(10)	Consists of a $25,065 pro-rated cash bonus for performance during the fiscal year ended December 31, 2006, which was paid in 2007, and a $60,000 sign-on bonus.

(11)	Mr. Higgons commenced employment with Archemix in February 2006.

2007 Grants of Plan-Based Awards to Executive Officers of the Combined Company

The following table shows the estimated payouts under NitroMed’s non-equity incentive plan award to Mr. Bate and the grant of an equity award to Mr. Bate by NitroMed during the fiscal year ended December 31, 2007, which was issued under NitroMed’s 2003 Stock Incentive Plan. The following table also shows information concerning the grant of equity awards to Mr. Beloff, Dr. Bouchard, Dr. Gilbert, and Mr. Higgons by Archemix during the fiscal year ended December 31, 2007, all of which were granted under Archemix’s 2001 Stock Plan. All references to options held by Mr. Bate refer to options to purchase shares of NitroMed common stock, and all references to options held by Mr. Beloff, Dr. Bouchard, Dr. Gilbert, and Mr. Higgons refer to options to purchase shares of Archemix common stock.

						All Other
						Option
						Awards:
			Estimated Future Payouts			Number of	Exercise or	Grant Date
			Under Non-Equity Incentive Plan			Securities	Base Price of	Fair Value of
			Awards			Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	($/Sh)	($)(1)

Kenneth Bate	—	—	—	192,500 (2)	—	—	—	—
	1/19/07	1/19/07	—	—	—	500,000	2.65 (3)	785,000
Gregg Beloff	3/8/07	3/8/07	—	—	—	250,000	0.22	105,193
Page Bouchard, D.V.M.	3/8/07	3/8/07	—	—	—	200,000	0.22	84,154
James Gilbert, M.D.	7/23/07	6/7/07	—	—	—	200,000	0.64 (4)	133,097
Duncan Higgons	7/23/07	6/7/07	—	—	—	300,000	0.64 (4)	199,645

(1)	See Note 7 to NitroMed’s audited financial statements for the fiscal year ended December 31, 2007, included elsewhere in the joint proxy statement/prospectus for details as to the assumptions used to calculate the fair value of the option awards held by Mr. Bate. See Note 8 to Archemix’s audited financial statements for the fiscal year ended December 31, 2007, included elsewhere in this joint proxy statement/prospectus for details as to the assumptions used to calculate the fair value of the option awards held by the Archemix executive officers. See also Archemix’s discussion of stock-based compensation under “Archemix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations— Critical Accounting Policies and Estimates.” The executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold.

(2)	Represents the incentive award that would have been paid to Mr. Bate by NitroMed for 2007 performance if such award had been made at Mr. Bate’s target percentage of annual base salary. In 2007, the target percentage for Mr. Bate was 50% of his annual base salary.

(3)	The exercise price of Mr. Bate’s stock option equals the closing price of NitroMed’s common stock on The NASDAQ Global Market on the date of grant.

(4)	These options to purchase shares of Archemix common stock were repriced effective May 5, 2008 to an exercise price of $0.31 per share.

NitroMed’s Employment Agreement with Kenneth Bate

In January 2007, NitroMed entered into an employment offer letter with Mr. Bate, pursuant to which he became NitroMed’s President and Chief Executive Officer. The agreement specifies that Mr. Bate’s employment by NitroMed will be at-will and supersedes any and all prior or contemporaneous agreements relating to Mr. Bate’s employment by NitroMed, including without limitation the terms of a March 2006 offer letter relating to Mr. Bate’s prior service as NitroMed’s Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer, titles that he relinquished upon assuming the role of President and Chief Executive Officer. The terms of the January 2007 offer letter provide that NitroMed will pay Mr. Bate an annual base salary of $385,000, subject to adjustments as may be determined by the NitroMed board of directors. In addition, the offer letter provides that Mr. Bate may be eligible for a discretionary cash incentive award of up to 50% of his annualized base salary. NitroMed’s compensation committee will determine the annual cash incentive award based on both individual and corporate performance. In accordance with the terms of the offer letter, NitroMed’s independent directors granted Mr. Bate an option to purchase 500,000 shares of NitroMed’s common stock at an exercise price equal to $2.65 per share, which vests and becomes exercisable over four years in equal annual installments, subject to Mr. Bate’s continued employment.

For a discussion of the severance, change in control and retention agreements by and between NitroMed and Mr. Bate, see “— Potential Payments Upon Termination or Change in Control with Respect to Kenneth Bate.”

Archemix’s Offer Letters with Mr. Beloff, Dr. Bouchard, and Dr. Gilbert

Gregg Beloff.  Pursuant to a letter agreement dated November 14, 2003 between Archemix and Mr. Beloff, Archemix agreed to employ Mr. Beloff as Chief Financial Officer, beginning in December 2003. Mr. Beloff’s annual base salary is currently $255,500. Under the terms of the letter agreement and Archemix’s bonus program, Mr. Beloff is eligible to receive an annual bonus of up to 23% of his base salary based 75% on the achievement of the corporate goals and 25% on achievement of the individual goals established for the applicable year. If all of the criteria for the award of any annual bonus are exceeded in any calendar year, the board of directors, upon the recommendation of the compensation committee, may award an amount that exceeds the 23% target. Upon his appointment as Chief Financial Officer, and as provided in the letter agreement, Mr. Beloff was granted a stock option to purchase 350,000 shares of Archemix’s common stock at an exercise price of $0.10 per share. The option vested as to 25% of the shares on December 15, 2004, the first anniversary of the date of grant, and as to an additional 6.25% of the shares quarterly thereafter and is fully vested.

Page Bouchard, D.V.M.  Pursuant to a letter agreement dated August 24, 2004 between Archemix and Dr. Bouchard, Archemix agreed to employ Dr. Bouchard as Senior Vice President, Preclinical Drug Discovery and Development, beginning in November 2004. In 2006, Dr. Bouchard was promoted to Senior Vice President, Discovery and Preclinical Development. Dr. Bouchard’s annual base salary is currently $278,000. Under the terms of the letter agreement and Archemix’s bonus program, Dr. Bouchard is eligible to receive an annual bonus of up to 27% of his base salary based 75% on the achievement of the corporate goals and 25% on achievement of the individual goals established for the applicable year. If all of the criteria for the award of any annual bonus are exceeded in any calendar year, the board of directors, upon the recommendation of the compensation committee, may award an amount that exceeds the 27% target. Upon his appointment as Senior Vice President, Preclinical Drug Discovery and Development, and as provided in the letter agreement, Dr. Bouchard was granted a stock option to purchase 400,000 shares of Archemix’s common stock at an exercise price of $0.10 per share. The option vested as to 25% of the shares on November 1, 2005, the first anniversary of the date of grant, and as to an additional 6.25% of the shares quarterly thereafter and is fully vested.

James Gilbert, M.D.  Pursuant to a letter agreement dated September 8, 2006 between Archemix and Dr. Gilbert, Archemix agreed to employ Dr. Gilbert as Senior Vice President, Chief Medical Officer beginning in September 2006. Dr. Gilbert’s annual base salary is currently $315,000. Under the terms of the letter agreement and Archemix’s bonus program, Dr. Gilbert is eligible to receive an annual bonus of up to 27% of his base salary based 75% on the achievement of the corporate goals and 25% on achievement of the individual goals established for the applicable year. If all of the criteria for the award of any annual bonus are exceeded in any calendar year, the board of directors, upon the recommendation of the compensation committee, may award an amount that exceeds the 27% target. Upon his appointment as Senior Vice President, Chief Medical Officer, and as provided in the letter agreement, Dr. Gilbert was granted a stock option to purchase 400,000 shares of Archemix common stock at an exercise price of $0.10 per share. The option vested as to 25% of the shares on September 25, 2007, the first anniversary of the start of his employment, and vests as to an additional 6.25% of the shares quarterly thereafter. The stock option is immediately exercisable for shares of restricted stock, subject to Archemix’s repurchase right that lapses based on the same vesting schedule as the option. In addition, in connection with the commencement of his employment, Archemix paid Dr. Gilbert a $60,000 sign-on bonus.

As a condition of employment, each of these executive officers has entered into a non-competition, confidentiality and inventions agreement pursuant to which he has agreed not to compete with Archemix for a period of 12 months in the case of Dr. Gilbert, and six months in the case of Mr. Beloff and Dr. Bouchard, after the termination of his employment.

These offer letters will remain in effect following completion of the merger.

As of December 31, 2007, there were no severance and change in control arrangements in place with these executive officers. The details of Archemix’s severance and change in control agreements with each of these executive officers entered into in 2008 are discussed below under “— Potential Payments Upon Termination or Change in Control with Respect to Executive Officers of Archemix who will Become Executive Officers of the Combined Company.”

Archemix’s Employment Agreement with Duncan Higgons

Archemix entered into an employment agreement with Duncan Higgons, its Executive Vice President, Business Operations, in December 2005, pursuant to which he commenced employment with Archemix in February 2006. Mr. Higgons’ annual base salary is currently $315,000. Pursuant to the agreement, Mr. Higgons has the opportunity to earn an annual performance bonus for each calendar year he is employed by Archemix of up to 27% of his base salary based 75% on the achievement of the corporate goals and 25% on achievement of the individual goals established for the applicable year. If all of the criteria for the award of any annual bonus are exceeded in any calendar year, the board of directors, upon the recommendation of the compensation committee, may award an amount that exceeds the 27% target. The amount and components of any bonus award are determined in the sole discretion of the compensation committee.

Upon appointment as Archemix’s Executive Vice President, Business Operations, and as provided in the employment agreement, Mr. Higgons was granted a stock option to purchase 1,200,000 shares of Archemix common stock at an exercise price of $0.10 per share. The option vested as to 25% of the shares on February 1, 2007, the first anniversary of the date of grant, and vests as to an additional 6.25% of the shares quarterly thereafter. The stock option is immediately exercisable for shares of restricted stock, subject to Archemix’s repurchase right that lapses based on the same vesting schedule of the option. In 2006, Mr. Higgons exercised the stock option and received shares of restricted common stock. As further discussed below, in the event Mr. Higgons is terminated without cause, as defined in the employment agreement, he is entitled to receive severance payments and the continued vesting of this stock option for the nine-month severance period. Mr. Higgons’ employment agreement does not have a defined term.

As a condition of employment, Mr. Higgons has entered into a non-competition, confidentiality and inventions agreement pursuant to which he has agreed not to compete with Archemix for a period of 12 months after the termination of his employment.

Mr. Higgons’ employment agreement will remain in effect following completion of the merger.

The details of Mr. Higgons’ severance and change in control arrangements with Archemix as of December 31, 2007 and the arrangements entered into in 2008 are discussed below under “— Potential Payments Upon Termination or Change in Control with Respect to Executive Officers of Archemix who will Become Executive Officers of the Combined Company.”

Fiscal Year 2007 Option Awards to Executive Officers of Archemix who will Become Executive Officers of the Combined Company

On March 8, 2007, the Archemix board of directors granted Mr. Beloff options to purchase 250,000 shares of common stock and Dr. Bouchard options to purchase 200,000 shares of common stock at an exercise price of $0.22 per share, representing the fair value on the date of grant. Also, on July 23, 2007, the Archemix board of directors granted Mr. Higgons options to purchase 300,000 shares of common stock and Dr. Gilbert options to purchase 200,000 shares of common stock, at an exercise price of $0.64 per share, representing the fair value on the date of grant, which were repriced effective May 5, 2008 to $0.31 per share, as discussed below in Archemix’s Compensation Discussion and Analysis. These stock options were recommended by Archemix’s President and Chief Executive Officer and approved by the board of directors based on an evaluation by the board of directors of each executive’s equity ownership in the company relative to their role with Archemix in comparison to other executives in the industry, to recognize their contributions to Archemix, as well as increases in their responsibilities and for retention purposes. The grants to Mr. Beloff and Dr. Bouchard were made primarily to bring their holdings to an appropriate level in comparison to Archemix’s other executive officers and industry data and as an incentive for ongoing contributions to the company. Mr. Higgons’ option grant was made primarily in recognition of his past and ongoing contributions to the company and as an incentive for ongoing contributions. Dr. Gilbert received his option grant primarily to increase his equity position based on his role with the company and as an incentive for ongoing contributions to Archemix.

The options granted on March 8, 2007, vested as to 25% of the shares on March 8, 2008, and vest as to an additional 6.25% quarterly thereafter. The options granted on July 23, 2007, vested as to 25% of the shares on June 7, 2008, and vest as to an additional 6.25% quarterly thereafter. All of the above options are immediately exercisable for shares of restricted stock, subject to Archemix’s repurchase right that lapses based on the same vesting schedule as the option.

Outstanding Equity Awards at Fiscal 2007 Year-End of the Combined Company

The following table shows outstanding equity awards as of December 31, 2007 held by Mr. Bate, Mr. Beloff, Dr. Bouchard, Dr. Gilbert, and Mr. Higgons. The equity awards issued to Mr. Bate were issued under NitroMed’s 2003 Stock Incentive Plan. The equity awards granted to the Archemix executive officers were issued under Archemix’s 2001 Stock Plan. All references to options held by Mr. Beloff, Dr. Bouchard, Dr. Gilbert, and Mr. Higgons refer to options to purchase shares of Archemix common stock, and all references to options held by Mr. Bate refer to options to purchase shares of NitroMed common stock.

	Option Awards						Stock Awards
								Market
								Value of
	Number						Number of	Shares
	of	Number of					Shares or	or Units
	Securities	Securities					Units of	of Stock
	Underlying	Underlying					Stock	That
	Unexercised	Unexercised		Option			That Have	Have
	Options	Options		Exercise		Option	Not	Not
	(#)	(#)		Price		Expiration	Vested	Vested
Name	Exercisable	Unexercisable(1)		($)		Date	(#)	($)(2)

Kenneth Bate	260,001	239,999	(3)	7.83		3/20/16	—	—
	—	500,000	(4)	2.65		1/19/17	—	—
Gregg Beloff	350,000 (5)	—		0.10		12/15/13	—	—
	31,443 (6)	—		0.10		1/20/15	—	—
	34,375	15,625	(7)	0.10		1/20/15	—	—
	21,250 (8)	—		0.10		1/23/16	—	—
	—	250,000	(9)	0.22		3/8/17	—	—
Page Bouchard, D.V.M.	300,000	100,000	(10)	0.10		11/1/14	—	—
	35,000 (8)	—		0.10		1/23/16	—	—
	8,750	11,250	(11)	0.10		1/23/16	—	—
	37,500	62,500	(12)	0.10		6/2/16	—	—
	—	200,000	(9)	0.22		3/8/17	—	—
James Gilbert, M.D.	125,000	275,000	(13)	0.10		11/29/16	—	—
	—	200,000	(14)	0.64	(15)	7/23/17	—	—
Duncan Higgons	—	—		—		—	675,000(16)	330,750
	—	300,000	(14)	0.64	(15)	7/23/17	—	—

(1)	All stock options held by Mr. Beloff, Dr. Bouchard, Dr. Gilbert, and Mr. Higgons are immediately exercisable for shares of restricted common stock, which are subject to Archemix’s repurchase right that lapses on the same schedule as the vesting schedule of the applicable stock option.

(2)	The market value of the stock awards is determined by multiplying the number of shares times $0.49, the fair value of Archemix’s common stock on December 31, 2007.

(3)	180,000 shares of NitroMed common stock underlying this option vest and become exercisable in 12 equal monthly installments beginning on the date that is one month following the date of grant and 320,000 shares of NitroMed common stock underlying this option vest and become exercisable in 36 monthly installments beginning on the first anniversary of the date of grant.

(4)	The option vests in equal annual installments on the first, second, third and fourth anniversaries of the date of grant.

(5)	The option vested as to 25% of the shares on December 15, 2004 and as to an additional 6.25% quarterly thereafter, and is currently fully vested.

(6)	The option vested in full on January 20, 2006.

(7)	Represents the unvested portion of an option to purchase 50,000 shares of common stock, which vested as to 25% of the shares on January 20, 2006 and vests as to an additional 6.25% quarterly thereafter.

(8)	The option vested in full on January 23, 2007.

(9)	The option vested as to 25% of the shares on March 8, 2008 and vests as to an additional 6.25% quarterly thereafter.

(10)	Represents the unvested portion of an option to purchase 400,000 shares of common stock, which vested as to 25% of the shares on November 1, 2005 and vests as to an additional 6.25% quarterly thereafter.

(11)	Represents the unvested portion of an option to purchase 20,000 shares of common stock, which vested as to 25% of the shares on January 23, 2007 and vests as to an additional 6.25% quarterly thereafter.

(12)	Represents the unvested portion of an option to purchase 100,000 shares of common stock, which vested as to 25% of the shares on June 2, 2007 and vests as to an additional 6.25% quarterly thereafter.

(13)	Represents the unvested portion of an option to purchase 400,000 shares of common stock, which vested as to 25% of the shares on September 25, 2007 and vests as to an additional 6.25% quarterly thereafter.

(14)	The option vested as to 25% of the shares on June 7, 2008 and vests as to an additional 6.25% quarterly thereafter.

(15)	The option was repriced effective May 5, 2008 to $0.31 per share.

(16)	Represents the unvested portion of 1,200,000 shares of restricted stock subject to Archemix’s repurchase right that lapsed as to 25% of the 1,200,000 shares on February 1, 2007 and lapses as to an additional 6.25% quarterly thereafter.

2007 Option Exercises and Stock Vested of the Combined Company

The following table shows information regarding the vesting of stock awards held by Mr. Bate, Mr. Beloff, Dr. Bouchard, Dr. Gilbert, and Mr. Higgons during the fiscal year ended December 31, 2007. There were no options exercised by any of these executive officers during the fiscal year ended December 31, 2007.

Stock Awards
Number
of Shares
	Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)

Kenneth Bate	—	—
Gregg Beloff	—	—
Page Bouchard, D.V.M.	—	—
James Gilbert, M.D.	—	—
Duncan Higgons	525,000	157,500	(1)

(1)	All shares were acquired at a purchase price of $0.10 per share. The value realized upon vesting consists of $36,000 upon the vesting of 300,000 shares on February 1, 2007 at a fair value of $0.22 per share, $40,500 upon the vesting of 75,000 shares on May 1, 2007 at a fair value of $0.64 per share, $40,500 upon the vesting of 75,000 shares on August 1, 2007 at a fair value of $0.64 per share, and $40,500 upon the vesting of 75,000 shares on November 1, 2007 at a fair value of $0.64 per share.

Pension Benefits

Neither Archemix nor NitroMed has any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

Neither Archemix nor NitroMed has any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change in Control with Respect to Kenneth Bate

NitroMed Executive Severance Benefit Plan

In March 2006, NitroMed’s board of directors, acting upon the recommendation of the compensation committee, approved and adopted an executive severance benefit plan for the benefit of NitroMed’s officers. The plan was amended in August 2006 to increase the benefits available to officers who have been designated at the level of vice president by NitroMed’s board of directors or by the compensation committee.

The benefit plan provides severance benefits to those officers designated as participants under the plan by NitroMed’s board of directors or the compensation committee who are terminated on or after March 30, 2006 and prior to the termination of the plan. NitroMed’s board of directors has determined that all of NitroMed’s senior vice presidents and vice presidents shall be designated as participants under the plan, except as specifically provided in the plan. An officer shall not be eligible to receive benefits under the plan if, among other things, he or she is eligible to receive severance pursuant to a severance provision contained in an individual offer letter and has not agreed that the terms of the plan will supersede such offer letter. In that event, any severance provision contained in the officer’s offer letter would remain in effect.

The severance benefits provided under the benefit plan to Mr. Bate in the event of his termination without cause consist of:

•	Severance: Salary continuation for a period of one year at his base rate of pay.

•	Benefit Continuation: Contributions to the cost of COBRA health and dental insurance coverage on the same basis as NitroMed’s contributions to its health and dental insurance coverage immediately before the executive’s termination for a period of one year, provided that if the executive secures new employment, the continued contributions shall end when the new employment begins.

All severance and benefits are subject to Mr. Bate signing a severance agreement that includes a release and waiver of any claims he may have against NitroMed.

Mr. Bate is not eligible to receive the severance payment if he (i) voluntarily terminates his employment; (ii) retires; (iii) refuses to accept another position offered within NitroMed of a comparable or higher base salary that is located within 50 miles of the facility where Mr. Bate performs his principal duties; (iv) is terminated for cause; or (v) is terminated under circumstances governed by his individual written change in control agreement.

Severance Agreement with Mr. Bate

Pursuant to the terms of a severance agreement NitroMed entered into with Mr. Bate in January 2007, Mr. Bate is entitled to receive, in addition to the benefits afforded to him under NitroMed’s executive severance benefit plan set forth above, a payment equal to his then-current annual cash incentive award target percentage at the date of termination, multiplied by Mr. Bate’s then-current annual base salary.

Change in Control Agreement with Mr. Bate

In January 2007, NitroMed entered into a change in control agreement with Mr. Bate, which provides that in the event a change in control (as defined in the agreement and set forth below) occurs during the term of the agreement and his employment is terminated within 12 months after such change in control without cause (as defined in the agreement and set forth below) by NitroMed or by Mr. Bate for good reason (as defined in the agreement and set forth below), then he will receive a lump sum cash payment representing his base salary through the date of termination, any deferred but unpaid compensation, any accrued vacation pay and a severance payment amount equal to his highest annual base salary during the two-year period prior to the change in control date. In addition, Mr. Bate will receive a payment equal to his then-current annual cash incentive award target percentage at the date of termination, multiplied by Mr. Bate’s highest annual base salary during the two-year period prior to the change in control date. He will also be entitled to continuation of benefits for a period of 12 months after the date of termination, subject to offset if a subsequent employer offers benefits on terms at least as favorable as those offered by NitroMed. The agreement also provides that

100% of the then outstanding and unexercisable options to purchase shares of NitroMed common stock held by Mr. Bate will become immediately exercisable in full. The agreement has an initial term ending on December 31, 2008; provided that commencing on January 1, 2009 and each January 1 thereafter, the term of the agreement will be automatically extended for additional one-year periods unless NitroMed gives 90 days prior written notice to Mr. Bate that the term will not be extended.

The agreement also provides that, if within 12 months following the change in control date (i) Mr. Bate voluntarily terminates his employment with NitroMed, (ii) his employment is terminated by reason of his death or disability or (iii) NitroMed terminates his employment for cause, (A) 100% of the then outstanding and unexercisable options to purchase shares of NitroMed common stock held by Mr. Bate will become immediately exercisable in full and (B) Mr. Bate will receive a lump sum within 30 days after the date of termination representing his base salary through the date of termination, any deferred but unpaid compensation, any accrued vacation pay (other than with respect to a termination for cause) and any other benefits not previously paid or provided that NitroMed is required to pay or provide, or of which he is eligible.

The merger of Archemix and NitroMed constitutes a change in control under this agreement and could therefore trigger payment of the above benefits if one of the described events occurs.

The agreement will expire upon the first to occur of:

•	the expiration of the term of the agreement, if the change in control date has not occurred during the term;

•	the termination of Mr. Bate’s employment with NitroMed prior to the change in control date;

•	the date that is 12 months after the change in control date, if Mr. Bate is still employed by NitroMed on that date; or

•	the fulfillment by NitroMed of certain of its obligations under the agreement if Mr. Bate’s employment with NitroMed terminates within 12 months following the change in control date.

The agreement also provides that NitroMed shall require any successor to all or substantially all of its business or assets to assume and agree to perform the agreement to the same extent that NitroMed would be required to perform it if no such succession had taken place.

As defined in Mr. Bate’s change in control agreement:

“Cause” means:

a.	Mr. Bate’s continued failure to substantially perform his reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after Mr. Bate gives written notice of termination for good reason), which failure is not cured within 30 days after a written demand for substantial performance is received by Mr. Bate from the board of directors of NitroMed which specifically identifies the manner in which the board of directors believes Mr. Bate has not substantially performed his duties; or

b.	Mr. Bate’s willful engagement in illegal conduct or gross misconduct which is materially injurious to NitroMed.

“Change in Control” means an event or occurrence set forth below (including an event or occurrence that constitutes a Change in Control under one of such sections but is specifically exempted from another such section):

a.	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of NitroMed if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of NitroMed (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of NitroMed entitled to vote generally in the election of directors

(the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from NitroMed (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of NitroMed, unless the Person exercising, converting or exchanging such security acquired such security directly from NitroMed or an underwriter or agent of NitroMed), (ii) any acquisition by NitroMed, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by NitroMed or any corporation controlled by NitroMed, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of section (c) below; or

b.	such time as the Continuing Directors (as defined below) do not constitute a majority of the board of the directors (or, if applicable, the board of directors of a successor corporation to NitroMed), where the term “Continuing Director” means at any date a member of the board of directors (i) who was a member of the board of directors on the date of the execution of the change in control agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the board of directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the board of directors; or

c.	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving NitroMed or a sale or other disposition of all or substantially all of the assets of NitroMed in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns NitroMed or substantially all of NitroMed’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by NitroMed or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

d.	approval by the stockholders of NitroMed of a complete liquidation or dissolution of NitroMed.

“Good Reason” means the occurrence, without the written consent of Mr. Bate, of any of the events or circumstances set forth below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the date of termination such event or circumstance has been fully corrected and Mr. Bate has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by NitroMed shall only apply to the first notice of termination for Good Reason given by Mr. Bate).

a.	the assignment to Mr. Bate of duties which result in a material diminution of his position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control date, (ii) the date of the execution by NitroMed of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the board of directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”);

b.	a material reduction in Mr. Bate’s annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

c.	the failure by NitroMed to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which he participates or which is applicable to Mr. Bate immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program or (ii) continue Mr. Bate’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Mr. Bate’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date;

d.	a change by NitroMed in the location at which Mr. Bate performs his principal duties for NitroMed to a new location that is more than 50 miles from the location at which he performed his principal duties for NitroMed immediately prior to the Measurement Date; or a requirement by NitroMed that Mr. Bate travel on company business to a substantially greater extent than required immediately prior to the Measurement Date;

e.	the failure of NitroMed to obtain the agreement from any successor to NitroMed to assume and agree to perform the change in control agreement; or

f.	any material breach by NitroMed of the change in control agreement.

Mr. Bate’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

Retention Agreement with Mr. Bate

In January 2008, NitroMed entered into a retention agreement with Mr. Bate. The retention agreement provided that Mr. Bate would receive, as incentive to remain employed by NitroMed until the earlier of (i) July 15, 2008, (ii) termination of his employment in NitroMed’s sole discretion (the actual date of separation being referred to as deemed the separation date) or (iii) termination under the terms of his change in control agreement described above, a payment equal to 50% of his annualized base salary for a six month period. In addition, the retention agreement provided that Mr. Bate was eligible to receive 100% of his target 2008 cash incentive award, pro-rated for six months, payable to Mr. Bate solely at the discretion of NitroMed’s board of directors. The retention agreement further provides that upon separation of his employment Mr. Bate must execute a complete release of all claims against NitroMed. Pursuant to the terms of the retention agreement, Mr. Bate has also agreed to cooperate with NitroMed following any separation date in order to assist NitroMed in any matter relating to his services to NitroMed or in the defense or prosecution of any claims or actions. Pursuant to the terms of the retention agreement, on July 15, 2008, NitroMed paid Mr. Bate $200,200, satisfying its obligations under this agreement.

The following table sets forth the payments that NitroMed would have been required to make to Mr. Bate in connection with his termination of employment under the circumstances described above, assuming that such termination had taken place on December 31, 2007. At December 31, 2007, none of Mr. Bate’s vested or unvested options had an exercise price less than $1.01, which represents the closing price of NitroMed’s common stock on The NASDAQ Global Market on that date. Therefore, upon termination on December 31, 2007, Mr. Bate would not have recognized any financial benefit from option awards.

Circumstances of Termination	Cash Payments ($)	Benefit Continuation ($)	Total ($)

Termination by NitroMed without Cause, not following a Change in Control	577,500	15,919	593,419
Termination by NitroMed without Cause or by Mr. Bate with Good Reason within 12 months following a Change in Control	577,500	15,919	593,419

Potential Payments Upon Termination or Change in Control with Respect to Executive Officers of Archemix who will Become Executive Officers of the Combined Company

Termination of Employment and Change in Control Arrangements as of December 31, 2007

As of December 31, 2007, the terms of Archemix’s employment agreement with Duncan Higgons, Archemix’s Executive Vice President, Business Operations, obligated Archemix to make certain payments and provide certain benefits to Mr. Higgons in the event of a termination without cause.

As of December 31, 2007, there were no other severance or change in control arrangements with the executive officers of Archemix who will become executive officers of the combined company.

Mr. Higgons, Executive Vice President, Business Operations

Termination Provisions of Archemix’s Employment Agreement with Mr. Higgons

Archemix’s employment agreement with Mr. Higgons is terminable by either Mr. Higgons or Archemix at any time for any reason.

Potential Payments to Mr. Higgons in the Event of Termination Without Cause as of December 31, 2007

Pursuant to Mr. Higgons’ employment agreement, in the event Mr. Higgons’ employment with Archemix is terminated for any reason, other than for cause, as defined in the employment agreement and set forth below, he is entitled to receive severance pay in an amount equal to nine months of his base salary, and a pro-rated amount of his annual target bonus with respect to the year in which his termination occurred. In addition, the vesting of the option granted to Mr. Higgons on February 1, 2006 will continue to vest for the nine-month period following his termination.

As defined in Mr. Higgons’ employment agreement, “Cause” means any of the following:

a.	a continuing failure by Mr. Higgons to render services to Archemix in accordance with his assigned duties, other than failures resulting from Mr. Higgons’ disability;

b.	any act or omission by Mr. Higgons involving misconduct or negligence which results in material harm to Archemix;

c.	Mr. Higgons’ commission of any felony or any fraud, financial wrongdoing, disloyalty, dishonesty or breach of fiduciary duty in connection with the performance of Mr. Higgons’ obligations to Archemix and which adversely affects Archemix’s business activities, reputation, or goodwill;

d.	Mr. Higgons’ deliberate disregard of one of Archemix’s rules or policies which materially and adversely affects Archemix’s business activities, reputation, or goodwill; or

e.	Mr. Higgons’ material breach of his employment agreement.

In the event of a termination for cause, Mr. Higgons will be given the opportunity within 15 calendar days of the receipt of the notice of termination, which specifies the basis for the decision to terminate Mr. Higgons for cause, to meet with the board of directors, or its designee, to defend the act or acts, or failure to act, and Mr. Higgons would be given 15 calendar days after such meeting to cure such act, or failure to act, to the board’s, or its designee’s, reasonable satisfaction. If Mr. Higgons fails to cure the act or failure to act within this 15 day period, his employment will be deemed terminated for cause.

The following table summarizes the potential payments to Mr. Higgons assuming he had been terminated without cause on December 31, 2007, the last business day of Archemix’s fiscal year.

Termination
Benefits Upon Termination	Without Cause

Base salary	$225,000
Bonus	81,000
Value of accelerated options(1)	87,750

Total	$393,750

(1)	The value of the accelerated options is calculated by multiplying the number of shares subject to the acceleration, 225,000 shares, by the spread between $0.49, the fair value of Archemix common stock on December 31, 2007, and $0.10, the exercise price of the option. In 2006, Mr. Higgons exercised this stock option and received shares of restricted common stock, which shares are subject to Archemix’s repurchase right that lapses based on the same vesting schedule of the option. If Mr. Higgons had been terminated on December 31, 2007, Archemix’s repurchase right with respect to the 225,000 shares subject to acceleration would have lapsed.

Termination of Employment and Change in Control Arrangements Entered into in 2008

On September 30, 2008, Archemix entered into change in control agreements with each of its executive officers, with the exception of Archemix’s President and Chief Executive Officer, whose severance and change in control arrangements are set forth in his employment agreement with Archemix. The change in control agreements provide for certain payments and benefits in the event of a termination in connection with or subsequent to a change in control or reverse merger (each as defined in the agreements and set forth below), as well as the right to receive equity awards in the event of a reverse merger in such amount that allows the executive officer to maintain the same proportionate ownership in the combined company as he held in Archemix prior to such reverse merger. The provisions of Mr. Higgons’ employment agreement providing for the severance benefits set forth above in connection with a termination without cause remain in effect. The merger of Archemix and NitroMed constitutes a reverse merger, but not a change in control, under the change in control agreements.

Benefits in Connection with a Change in Control

Cash Payments and Continued Benefits

In the event of change in control during the term of the agreement and (i) there is an anticipatory termination (as defined in the agreement and set forth below) of the executive, (ii) the executive is not offered continued employment by the acquiring corporation, or (iii) the executive’s employment is terminated on or within 12 months following the change in control by Archemix (other than for cause (as defined in the agreement and set forth below), disability, or death) or by the executive for good reason (as defined in the agreement and set forth below), then the executive will be entitled to receive the following benefits:

•	Salary and Bonus: A lump sum cash payment within 30 days after the later of the date of the termination or change in control of the sum of (a) the executive’s base salary then in effect for a period of nine months, and (b) the amount of the executive’s current annual bonus target, or if not yet determined, 75% of the executive’s prior year bonus.

•	Benefit Continuation: For nine months following the later of the date of termination or the change in control or such longer term as the applicable plan or program may provide, Archemix shall pay for continued health benefits, provided, however, that if the executive becomes eligible to receive health insurance benefits from a new employer on terms at least as favorable as those being provided by Archemix, then Archemix’s obligations to continue payment will cease.

•	Accrued Obligations: A lump sum cash payment within 30 days after the later of the date of the termination or change in control of the sum of (a) any unpaid portion of the executive’s base salary through the date of termination, (b) a pro rated current fiscal year bonus, and (c) the amount of any accrued vacation pay.

Impact on Equity Awards

In the event of (i) a change in control during the term and (a) there is an anticipatory termination or (b) the executive’s employment terminates on or within 12 months following the change in control, and (ii) the executive’s unvested equity awards will be not be exchanged or replaced in the change in control with vested securities on comparable terms, then 50% of such unvested equity awards shall become vested and exercisable immediately prior to the change in control. In the event of an anticipatory termination, the period during which the executive has to exercise any unvested equity awards will be extended until 30 days after the consummation of the change in control, but in no event beyond the original term of the applicable award.

If, on or within 12 months following a change in control, the executive voluntarily terminates his employment without good reason, or if the executive is terminated by reason of death or disability, then Archemix shall pay the executive, or his estate, within 30 days of the termination, the Accrued Obligations set forth above, excluding the pro rated bonus.

If, on or within 12 months following a change in control, the executive is terminated for cause, Archemix will pay the executive only such amounts and benefits that it is required by law to pay.

Benefits in Connection with a Reverse Merger

In the event of a reverse merger during the term and (i) the executive’s employment is terminated without cause on or within 12 months following the reverse merger and the executive’s position is filled by a person employed in a substantially similar position prior to the reverse merger by the other party to the reverse merger, (ii) the executive terminates his employment with good reason or is terminated without cause on or within three months following the reverse merger, or (iii) the executive is terminated by Archemix prior to the reverse merger and such termination is in connection with the reverse merger, then the executive will be entitled to receive the same cash payments, continuation of benefits and equity acceleration set forth above as if a change in control had occurred. The merger of Archemix and NitroMed constitutes a reverse merger and could therefore trigger payment of the above benefits if one of the described events occurs.

In addition, pursuant to the terms of the change in control agreements, in the event of a reverse merger, the executive will receive that number of shares of common stock and options to purchase common stock in the surviving corporation in relative proportion to the executive’s holdings of shares of Archemix common stock and options immediately prior to the reverse merger such that the executive’s proportionate ownership of the equity distributed to holders of Archemix common stock and options in connection with the reverse merger is at least equal to the executive’s proportionate ownership in Archemix prior to the reverse merger. Because the merger of Archemix and NitroMed constitutes a reverse merger, the officers of Archemix who have entered into these change in control agreements, including the Archemix executive officers who will become executive officers of the combined company, will be granted stock options by NitroMed to purchase shares of NitroMed common stock following completion of the merger. These options will be granted with an exercise price equal to the fair market value of NitroMed’s common stock on the date of grant. The options to be granted to the Archemix executive officers who will become executive officers of NitroMed are set forth below.

Number of
Stock
Name	Options(1)

Gregg Beloff	305,441
Page Bouchard, D.V.M.	328,177
James Gilbert, M.D.	260,803
Duncan Higgons	652,007
Total	1,546,428

(1)	The Number of Stock Options does not reflect application of the exchange ratio applicable to options to purchase Archemix common stock in connection with the merger described elsewhere in this joint proxy statement/prospectus and will be adjusted in the same manner as outstanding options to purchase Archemix common stock.

Term of Agreement and Other Conditions

Each change in control agreement has an initial term ending on December 31, 2010, provided that commencing on January 1, 2011 and each January 1 thereafter, the term of the agreement will be automatically extended for additional one-year periods unless Archemix gives 90 days prior written notice to the executive that the term will not be extended. In addition, in the event that a definitive agreement relating to a transaction that would result in a change in control or a reverse merger is entered into during the term but not consummated prior to the end of the term, the term will be automatically extended until the earlier of the termination of such definitive agreement or consummation of the change in control or reverse merger contemplated thereby. The rights and obligations under the agreements will expire upon the first to occur of (a) the expiration of the term if a change in control or reverse merger has not occurred during the term, (b) the fulfillment by Archemix of all of its obligations under the agreement following the 12-month anniversary of the change of control or the reverse merger, if the executive is still employed by Archemix as of such date, (c) the fulfillment by Archemix of all of its obligations under the agreement if the executive’s employment with Archemix terminates on or within 12 months following a change in control or a reverse merger, or (d) immediately prior to the effectiveness of Archemix’s initial public offering.

Receipt of the benefits and payments discussed above is conditioned on the executive executing a general release of all claims against Archemix and its affiliates, which also includes a one year nonsolicitation agreement following the date of termination.

The change in control agreements obligate Archemix to require any acquiring corporation to expressly assume and perform the agreement, and the failure to do constitutes a material breach of the agreement by Archemix. The change in control agreements will be assumed by NitroMed.

Defined Terms

As defined in the change in control agreements:

“Anticipatory Termination” means a termination of the executive’s employment by Archemix under the following circumstances: (a) a Change in Control occurs, (b) the executive’s employment with Archemix is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

“Cause” means any of the following:

a.	continuing failure by the executive to render services to Archemix in accordance with the executive’s assigned duties (other than such a failure as a result of disability);

b.	any act or omission by the executive involving willful misconduct or gross negligence which results in material harm to Archemix;

c.	the executive’s commission of any felony or any fraud, financial wrongdoing, willful disloyalty, deliberate dishonesty or breach of fiduciary duty in connection with the performance of the executive’s obligations to Archemix and which materially and adversely affects the business activities, reputation, or goodwill of Archemix;

d.	the executive’s deliberate disregard of an Archemix rule or policy which materially and adversely affects the business activities, reputation, or goodwill of Archemix; or

e.	the executive’s material breach of the change in control agreement.

“Change in Control” means:

a.	the acquisition by an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (a “Person”) of beneficial ownership of any capital stock of Archemix if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of the combined voting power of the then-outstanding securities of Archemix entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Archemix (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of Archemix, unless the Person exercising, converting or exchanging such security acquired such security directly from Archemix), (ii) any acquisition by Archemix, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Archemix or any corporation controlled by Archemix; or

b.	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving Archemix, or a sale or other disposition of assets of Archemix having a total gross fair market value equal to or more than 40% of the total gross fair market value of the assets of Archemix immediately before such sale or disposition (a “Business Combination”), unless, immediately following such Business Combination, the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Archemix or substantially all of Archemix’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to as the “Acquiring Corporation”). In no event shall any of the foregoing events or occurrences constitute a Change in Control under the change in control agreement if it results from the acquisition by any one person, or more than one person acting as a group, owning more than 50% of the total fair market value or total voting power of Archemix’s stock, of additional stock of Archemix. In all cases, the determination of whether a Change in Control has occurred shall be interpreted in a manner consistent with the definition of a change in control under Section 409A of the Internal Revenue Code of 1986, as amended.

“Good Reason” means the occurrence, without the executive’s written consent, of any of the following events or circumstances:

a.	any material diminution in the executive’s duties, authority or responsibilities as in effect immediately prior to the earliest to occur of (i) the date of the Change in Control or Reverse Merger, (ii) the date of the execution by Archemix of the initial written agreement or instrument providing for the Change in Control or Reverse Merger or (iii) the date of the adoption by the board of directors of a resolution providing for the Change in Control or Reverse Merger (with the earliest to occur of such dates referred to herein as the “Measurement

Date”); provided that a change in title or role reflecting the difference in size or structure of an Acquiring Corporation shall not be Good Reason if the executive’s duties, authority or responsibilities within the portion of the business of the Acquiring Corporation represented by the business of Archemix are not materially diminished;

b.	any material diminution in the executive’s duties, authority or responsibilities prior to the date set forth in clause (a) that the executive can reasonably demonstrate (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or Reverse Merger or (ii) otherwise arose in connection with or in anticipation of a Change in Control or Reverse Merger;

c.	a material reduction in the executive’s compensation as in effect on the Measurement Date, except such a reduction (i) with the executive’s consent, or (ii) in connection with a reduction in compensation of other Archemix executives at the level of senior management (a “Broad Executive Reduction”), other than a Broad Executive Reduction that the executive can reasonably demonstrate (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or Reverse Merger or (y) otherwise arose in connection with or in anticipation of a Change in Control or Reverse Merger;

d.	a material breach of the change in control agreement by Archemix or any successor to Archemix;

e.	any material reduction in the aggregate in the executive’s pension, retirement or benefit plans or programs (including without limitation any 401(k), life insurance, medical, health and accident or disability plan and any vacation program or policy) (a “Benefit Plan”) in which the executive participates or which is applicable to the executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program; except for any across the board reduction imposed on substantially all other members of Archemix’s senior management (a “Broad Executive Benefit Reduction”) other than a Broad Executive Benefit Reduction that the executive can reasonably demonstrate (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or Reverse Merger or (ii) otherwise arose in connection with or in anticipation of a Change in Control or Reverse Merger; or

f.	any relocation of the executive’s principal office location to a location more than 35 miles from the Boston, Massachusetts metropolitan area.

“Reverse Merger” means the consummation of a merger or share exchange involving Archemix as the result of which the equity of Archemix (including outstanding warrants and stock options) is converted into the ownership of (or the right to receive upon exercise) at least 50% of the equity of the resulting or acquiring corporation.

Employee Benefit Plans

Archemix Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as Amended

The Archemix Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended, or the 2001 Stock Plan, was initially adopted by the Archemix board of directors and stockholders in May 2001. As of December 31, 2007, 23,000,000 shares of common stock were authorized for issuance under the 2001 Stock Plan, of which 15,678,490 shares were subject to outstanding options at a weighted average exercise price of $0.18 per share, and 812,281 shares were available for future grant. On May 5, 2008, Archemix and its stockholders amended the plan to increase the number of shares reserved for issuance to 27,000,000. As of September 30, 2008, 27,000,000 shares of common stock were authorized for issuance under the 2001 Stock Plan, of which 13,857,095 shares were subject to outstanding options at a weighted average exercise price of $0.17 per share, and 3,028,888 shares were available for future grant. The 2001 Stock Plan provides for the grant of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, non-statutory stock options, restricted stock awards and other stock-based awards as the Archemix board of directors may determine.

Archemix’s employees, officers, directors and consultants are eligible to receive awards under the 2001 Stock Plan. Under present law, however, incentive stock options may only be granted to employees.

Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to any other terms and conditions specified in connection with the option grant. Archemix may grant options at an exercise price equal to or greater than the fair market value of Archemix’s common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted to optionees holding more than 10% of the voting power of all shares of Archemix capital stock at an exercise price less than 110% of the fair market value of Archemix’s common stock on the date of grant. The plan permits the Archemix board of directors to determine how optionees may pay the exercise price of their options, including through payment by cash, check, surrender to Archemix of shares of common stock, by delivery to Archemix of a promissory note, or by any combination of the permitted forms of payment. In addition, under the 2001 Stock Plan, options may be exercised by delivery to Archemix of an irrevocable undertaking of a creditworthy broker to promptly deliver the exercise price to Archemix.

The compensation committee of the Archemix board of directors administers the 2001 Stock Plan. The compensation committee has the authority to grant awards, including awards to executive officers, and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret the provisions of the plan. In addition, the Archemix board of directors has delegated certain limited authority to grant options under the 2001 Stock Plan to Archemix’s chief executive officer. Subject to any applicable limitations contained in the plan, Archemix’s compensation committee, or if applicable, one or more executive officers to whom authority has been granted under the 2001 Stock Plan, selects the recipients of awards and determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options;

•	the duration of options;

•	the conditions and limitations applicable to the exercise of each option; and

•	the number of shares of common stock subject to any restricted stock award or other stock-based awards, and the terms and conditions of such awards.

Under the terms of the 2001 Stock Plan, the compensation committee may amend outstanding options granted under the plan to provide an option exercise price per share which may be lower or higher than the original option exercise price, and/or cancel any such options and grant in substitution therefore new options covering the same or different numbers of shares of common stock having an option exercise price per share which may be lower or higher than the exercise price of the canceled options.

The 2001 Stock Plan provides that in the event of a merger or other acquisition event, the compensation committee or the board of directors of any entity assuming the obligations of the company is authorized, in its discretion, to take one or more of the following actions:

•	make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options either the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition or securities of any successor or acquiring entity;

•	upon written notice to the participants, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the administrator, all options being made fully exercisable) at the end of which period the options shall terminate; or

•	terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options (either to the extent then exercisable or, at the discretion of the administrator, all options being made fully exercisable) over the exercise price thereof.

At the effective time of the merger, all equity awards then outstanding under the 2001 Stock Plan and the 2001 Stock Plan will be assumed by NitroMed. Shares of common stock that remain available for issuance under the 2001 Stock Plan at the time the plan is assumed by NitroMed will be available for grant to former employees of Archemix following completion of the merger.

NitroMed Restated 1993 Equity Incentive Plan and Amended and Restated 2003 Stock Incentive Plan

NitroMed’s Restated 1993 Equity Incentive Plan, or the 1993 Plan, was initially adopted by NitroMed’s board of directors and stockholders in December 1993. The 1993 Plan terminated on December 2, 2003. Currently, no additional stock options may be granted under the 1993 plan, but the vesting and effectiveness of stock options previously granted prior to December 2, 2003 will continue in accordance with their terms following the merger. As of September 30, 2008, 245,400 shares were subject to outstanding options under the 1993 Plan at a weighted average exercise price of $1.84 per share, and no shares were available for future grant.

NitroMed’s Amended and Restated 2003 Stock Incentive Plan, or the 2003 Plan, was initially adopted by NitroMed’s board of directors in March 2003 and approved by its stockholders in May 2003. In August 2003, the board of directors approved an increase in the number of shares of common stock reserved for issuance under the 2003 Plan to 2,500,000 shares. This increase was approved by NitroMed’s stockholders in October 2003. In May 2005, the stockholders of NitroMed approved an amendment to the 2003 Plan which provided for an increase of shares authorized for issuance under the 2003 Plan to 3,500,000, and the adoption of an “evergreen” provision that allows for an annual increase in the number of shares of NitroMed common stock available for issuance under the 2003 Plan. The evergreen provision provides for an annual increase to be added on the first day of each fiscal year of NitroMed during the period beginning in fiscal year 2006 and ending on the second day of fiscal year 2013. The increase provided by the evergreen provision is equal to the lesser of (i) 1,400,000 shares of NitroMed’s common stock, (ii) 4% of the outstanding shares on that date or (iii) an amount determined by NitroMed’s board of directors. Pursuant to the evergreen provision, an additional 1,219,679 shares of common stock were authorized for issuance under the 2003 Plan in January 2006 and an additional 1,400,000 shares of common stock were authorized for issuance under the 2003 Plan in each of January 2007 and January 2008.

As of September 30, 2008, 7,619,679 shares of common stock were authorized for issuance under the 2003 Plan, of which 2,668,574 shares were subject to outstanding options at a weighted average exercise price of $7.06 per share, and 3,951,630 shares were available for future grant.

Both plans provide for the grant of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, non-statutory stock options, restricted stock awards, and in the case of the 2003 Plan, other stock based awards as the board of directors may determine.

NitroMed’s employees, officers, directors, consultants and advisors are eligible to receive awards under the plans. Under present law, however, incentive stock options may only be granted to employees. Under the 2003 Plan, no participant may receive any award for more than 500,000 shares in any calendar year.

Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to any other terms and conditions specified in connection with the option grant. NitroMed may grant options at an exercise price equal to or greater than the fair market value of its common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code may not be granted to optionees holding more than 10% of the voting power of all shares of NitroMed’s capital stock at an exercise price less than 110% of the fair market value of NitroMed’s common stock on the date of grant. The plan permits the board of directors to determine how optionees may pay the exercise price of their options, including through payment by cash, check, surrender to NitroMed of shares of common stock owned for at least six months, by delivery to NitroMed of a promissory note, or by any combination of the permitted forms of payment. In addition, under the 2003 Plan, options may be exercised by delivery to NitroMed of an irrevocable undertaking of a creditworthy broker to promptly deliver the exercise price to NitroMed.

The compensation committee of the board of directors administers the plans. The compensation committee has the authority to grant awards, including awards to executive officers, and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plans and to interpret the provisions of the plans. In addition, the board of directors may delegate authority under the 2003 Plan to one or more of NitroMed’s executive officers. Subject to any applicable limitations contained in the plans, the compensation committee, or if applicable, one or more executive officers to whom authority has been granted under the 2003 Plan, selects the recipients of awards and determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options;

•	the duration of options;

•	the conditions and limitations applicable to the exercise of each option; and

•	the number of shares of common stock subject to any restricted stock award or, in the case of the 2003 Plan, other stock based awards, and the terms and conditions of such awards.

Under the terms of the 2003 Plan, the compensation committee may amend outstanding options granted under the plan to provide an option exercise price per share which may be lower or higher than the original option exercise price, and/or cancel any such options and grant in substitution therefor new options covering the same or different numbers of shares of common stock having an option exercise price per share which may be lower or higher than the exercise price of the canceled options.

The 1993 Plan will terminate with respect to non-statutory stock options and restricted stock awards on the date on which all shares available for issuance under the plan have been issued pursuant to the exercise or cancellation of options or the final vesting of restricted stock awards granted under the plan. No awards may be granted under the 2003 Plan after March 25, 2013, but the vesting and effectiveness of options, restricted stock and other stock based awards previously granted may extend beyond that date.

The compensation committee may at any time modify or amend the plans, except that:

•	under the 1993 Plan, if the approval of NitroMed’s stockholders is required for any such modification or amendment under Section 422 of the Internal Revenue Code with respect to incentive stock options or under Rule 16b-3 under the Securities Exchange Act of 1934, such modification or amendment will not become effective until the modification or amendment is approved by the stockholders; and

•	under the 2003 Plan, no award granted under the 2003 Plan intended to comply with Section 162(m) shall, after the date of such amendment, become exercisable, realizable or vested, as applicable to such award, unless such amendment is approved by the stockholders as required by Section 162(m).

Both the 2003 Plan and 1993 Plan provide that in the event of a merger or other acquisition event, the compensation committee is authorized, in its discretion, to take one or more of the following actions:

•	provide for outstanding options to be assumed or substituted for by the acquiring or succeeding entity;

•	provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless previously exercised;

•	in the event of a transaction where the holders of common stock receive a cash payment for their shares, provide for per share cash payment to the optionees equal the cash per share received by the holders of common stock less the exercise price per share of such option; or

•	provide that, immediately prior to such transaction, all unexercised options will become exercisable in full.

Under the 1993 Plan, the compensation committee may further provide that any restrictions on outstanding options and/or restricted stock shall terminate, including any right of repurchase in favor of NitroMed upon the occurrence of such a transaction. NitroMed’s rights under the terms of outstanding restricted stock granted under the 2003 Plan will inure to the benefit of the surviving or succeeding entity and will continue to apply to any cash or other property into which shares were convertible as a result of such transaction.

The 2003 Plan and all outstanding awards thereunder will remain in effect in accordance with their terms following completion of the merger.

NitroMed 2003 Employee Stock Purchase Plan

On August 18, 2003, NitroMed’s board of directors adopted the 2003 Employee Stock Purchase Plan, or the ESPP, which allows eligible NitroMed employees to purchase common stock at a price per share equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each six month period during the term of the ESPP. The first offering period began on January 1, 2004. In May 2006, the stockholders of NitroMed approved an amendment to the ESPP, which provided for an increase of shares available for issuance under the ESPP to 150,000, and the adoption of an “evergreen” provision that allows for an annual increase in the number of shares of common stock available for issuance under the ESPP. The evergreen provision provides for an annual increase to be added on the first day of each fiscal year during the period beginning in fiscal year 2007 and ending on the last day of fiscal year 2010, such increase to be equal to the lesser of (i) 150,000 shares of NitroMed common stock or (ii) a lesser amount determined by the board of directors. Pursuant to the evergreen provision, an additional 150,000 shares of common stock were authorized for issuance under the ESPP in each of January 2007 and January 2008.

As of September 30, 2008, 173,733 shares of common stock have been sold under the ESPP and 351,267 shares are available for future sale.

All of NitroMed’s employees, including its directors who are employees, who meet the following criteria are eligible to participate in the ESPP if:

•	such person is employed for more than 20 hours per week and for more than five months in a calendar year;

•	such person is employed for at least six months prior to enrolling in the ESPP; and

•	such person is employed on the first day of the applicable offering period under the ESPP.

Employees who would immediately after the grant own 5% or more of the total combined voting power or value of NitroMed’s stock are not eligible to participate in the purchase plan.

On the first day of a designated payroll deduction period, or offering period, NitroMed will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of NitroMed common stock. The employee may authorize up to a maximum of 10% of his or her base pay to be deducted by NitroMed during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option exercise price is an amount equal to 85% of the closing price, as defined in the purchase plan, per share of NitroMed common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing (a) the product of $2,083 and the number of full months in the offering period by (b) the closing price of a share of NitroMed common stock on the commencement date of the offering period. The board of directors may, in its discretion, choose an offering period of 12 months or less for each offering and may choose a different offering period for each offering.

An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee’s accumulated payroll deductions will be refunded. An employee’s rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee’s beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the employee’s account would purchase at the date of death.

The ESPP will remain in effect following completion of the merger.

Post-Closing Retention Options to Purchase NitroMed Common Stock to be Granted to Continuing Archemix Employees and Dr. De Souza

Pursuant to the terms of the merger agreement, prior to the completion of the merger, the NitroMed board of directors will authorize the grant of options to purchase an aggregate of 6,631,779 shares of NitroMed common stock, which number will be adjusted upon application of the exchange ratio applicable to Archemix stock options being assumed by NitroMed in connection with the merger, to specified employees of Archemix who remain employees or serve on the board of directors of the combined company following the merger, with the allocation to individual employees to be determined, which options will be granted following completion of the merger. Included in this pool, are options to purchase an aggregate of 1,546,428 shares of NitroMed common stock to be granted to Mr. Beloff, Dr. Bouchard, Dr. Gilbert, and Mr. Higgons pursuant to the terms of their change in control agreements with Archemix, which provide that each officer will be granted stock options in an amount to maintain their relative proportionate ownership in Archemix prior to the merger. Also included in this pool, are options to purchase 1,789,797 shares of NitroMed common stock to be granted to Dr. De Souza, who will serve on the board of directors of the combined company.

These options will be issued under Archemix’s 2001 Stock Plan, which NitroMed is assuming in connection with the merger, to the extent shares are available under this plan on the date of grant, and, to the extent necessary, under NitroMed’s 2003 Stock Incentive Plan, and will be evidenced by a new form of option agreement to be adopted under Archemix’s 2001 Stock Plan and NitroMed’s 2003 Stock Incentive Plan for options granted following completion of the merger, as applicable. These options will have an exercise price equal to the fair market value of NitroMed’s common stock on the date of grant, and will vest over a two year period with 50% of the shares vesting on the first anniversary of the date of grant and 12.5% of the shares vesting quarterly thereafter. The number of shares of NitroMed’s common stock to be issuable upon the exercise of these options will be adjusted in the same manner as the Archemix options assumed in the merger.

For additional discussion of the options to be granted to Mr. Beloff, Dr. Bouchard, Dr. Gilbert, Mr. Higgons, and Dr. De Souza following the merger, see the disclosure above under the headings “Interests of Archemix’s Directors and Executive Officers in the Merger,” “Potential Payments Upon Termination or Change in Control with Respect to Executive Officers of Archemix who will Become Executive Officers of the Combined Company,” and “Director Compensation with Respect to the Combined Company.”

Archemix 401(k) Plan

Archemix’s employee savings and retirement plan is qualified under Section 401 of the Internal Revenue Code. Archemix employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. Historically Archemix has not made matching or additional contributions to the 401(k) plan but may do so in amounts to be determined by the Archemix board of directors. Archemix’s 401(k) plan will remain in effect following completion of the merger.

NitroMed 401(k) Plan

NitroMed sponsors a 401(k) plan covering substantially all employees. The plan provides for salary deferral contributions by participants of up to 75% of eligible wages not to exceed federal requirements. Those employees over 50 years old are permitted to contribute an additional amount per federal limits ($5,000 per year for 2008). In October 2005, NitroMed’s board of directors approved an employee match in the form of shares of NitroMed’s common stock equal to 50% of employee contributions, limited to the first 6% of salary contributed to the 401(k) plan. NitroMed’s 401(k) plan will be terminated immediately prior to the closing of the merger.

Director Compensation with Respect to the Combined Company

Following completion of the merger, the board of directors of the combined company will be comprised of eight members, including five members of the current Archemix board of directors, Alex Barkas Ph.D., Peter Barrett, Ph.D., Errol De Souza, Ph.D., John Maraganore, Ph.D., and Michael Ross, Ph.D., and three members of the current NitroMed board of directors, Kenneth Bate, Mark Leschly, and Davey Scoon, C.P.A. The compensation policies, philosophy, and objectives of the combined company with respect to the compensation of its directors for their service to the combined company will be determined following the consummation of the merger.

The table and narratives set forth below provide the compensation and related information for the fiscal year ended December 31, 2007, for the Archemix and NitroMed directors who are expected to serve as non-employee directors of the combined company. The disclosure with respect to options to purchase Archemix common stock, as well as the exercise prices therefore, does not reflect application of the exchange ratio described elsewhere in this joint proxy statement/prospectus that will be applied to options to purchase shares of Archemix common stock being assumed by NitroMed in connection with the merger and which will become following the merger options to purchase shares of NitroMed common stock. In addition, the share amounts and exercise prices for the options held by the current members of the NitroMed board of directors do not reflect the stock split of NitroMed’s common stock that will occur prior to the completion of the merger.

Disclosure with respect to the compensation of all non-employee members of the Archemix board of directors for the fiscal year ended December 31, 2007, is set forth below under the heading “Compensation of Archemix’s Executive Officers and Directors.” Disclosure with respect to the compensation of all non-employee members of the NitroMed board of directors for the fiscal year ended December 31, 2007, is set forth below under the heading “Compensation of NitroMed’s Executive Officers and Directors.”

2007 Director Compensation Table

The following table sets forth a summary of the compensation paid to or earned by the individuals who are expected to serve as non-employee directors of the combined company upon completion of the merger during the fiscal year ended December 31, 2007. Drs. Barrett, Barkas, De Souza, Maraganore, and Ross are all currently members of the Archemix board of directors, and all references to the compensation of these individuals during 2007 refers to compensation paid by Archemix. Mr. Leschly and Mr. Scoon are currently members of the NitroMed board of directors, and all references to the compensation of these individuals during 2007 refer to compensation paid by NitroMed.

	Fees Earned or		Option	All Other
	Paid in Cash		Awards	Compensation		Total
Name	($)		($)(1)	($)		($)

Peter Barrett, Ph.D.(2)	—		—			—
Alex Barkas, Ph.D.(2)	—		—			—
Errol De Souza, Ph.D.(3)	—		169,356	457,415	(4)	626,771
Mark Leschly(5)	38,000	(6)	42,946			80,946
John Maraganore, Ph.D.(7)	—		9,704			9,704
Michael Ross, Ph.D.(2)	—		—			—
Davey Scoon, C.P.A.(8)	47,500	(9)	66,774			114,274

(1)	Represents compensation expense in 2007, calculated in accordance with SFAS 123(R). See Note 8 to Archemix’s audited financial statements for the fiscal year ended December 31, 2007, included elsewhere in this joint proxy statement/prospectus for details as to the assumptions used to calculate the fair value of the option awards held by Drs. De Souza and Maraganore. See also Archemix’s discussion of stock-based compensation under “Archemix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” See Note 7 to NitroMed’s audited financial statements for the fiscal year ended December 31, 2007, included elsewhere in the joint proxy statement/prospectus for details as to the assumptions used to calculate the fair value of the option awards held by Mr. Leschly and Mr. Scoon. The directors will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold.

(2)	To date, Archemix has not compensated the members of its board of directors who are appointed by its preferred stockholders.

(3)	Dr. De Souza is currently Archemix’s President and Chief Executive Officer and member of the Archemix board of directors. Dr. De Souza will resign as President and Chief Executive Officer upon completion of the merger but will serve as a member of the board of directors of the combined company following the merger. All of the compensation disclosed in this table for Dr. De Souza was earned or paid in connection with his services as President and Chief Executive Officer. Dr. De Souza receives no additional compensation for his service as a director of Archemix. As of December 31, 2007, the last day of Archemix’s fiscal year, Dr. De Souza held options to purchase 5,281,209 shares of common stock, of which 3,849,959 were vested and 1,431,250 were unvested but immediately exercisable for shares of restricted stock which are subject to Archemix’s repurchase right that lapses in accordance with the vesting schedule of the applicable option grant. On July 23, 2007, Dr. De Souza was granted an option to purchase 1,000,000 shares of common stock for his services as President and Chief Executive Officer, the grant date fair value of which was $665,483, calculated in accordance with SFAS 123(R). On May 5, 2008, the exercise price of this option was repriced from $0.64 per share to $0.31 per share, as discussed below in Archemix’s Compensation Discussion and Analysis.

(4)	Consists of $442,418 in salary paid to Dr. De Souza for his services as President and Chief Executive Officer, $10,000 reimbursed to Dr. De Souza for his procurement of financial planning services, and $4,997 reimbursed to Dr. De Souza as a tax gross-up associated with the reimbursement for the financial planning services. A detailed discussion of the terms of Dr. De Souza’s compensation arrangements with Archemix is set forth below.

(5)	As of December 31, 2007, the last day of NitroMed’s fiscal year, Mr. Leschly held options to purchase 77,500 shares of NitroMed common stock, of which 62,500 were vested. On May 25, 2007, Mr. Leschly was granted an option to purchase 15,000 shares of NitroMed common stock at an exercise price of $2.67 per share in accordance with NitroMed’s director compensation policy, the grant date fair value of which was $25,800, calculated in accordance with SFAS 123(R).

(6)	In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Leschly includes $2,000 earned in 2007 but paid in 2008.

(7)	As of December 31, 2007, the last day of Archemix’s fiscal year, Dr. Maraganore held options to purchase 110,000 shares of common stock, of which 30,000 were vested and 80,000 were unvested but immediately exercisable for shares of restricted stock which are subject to Archemix’s repurchase right that lapses in accordance with the vesting schedule of the applicable option grant. On July 23, 2007, Dr. Maraganore was granted an option to purchase 20,000 shares of common stock in accordance with Archemix’s director compensation policy, the grant date fair value of which was $13,310, calculated in accordance with SFAS 123(R). On May 5, 2008, the exercise price of this option was repriced from $0.64 per share to $0.31 per share, as discussed below in Archemix’s Compensation Discussion and Analysis.

(8)	As of December 31, 2007, the last day of NitroMed’s fiscal year, Mr. Scoon held options to purchase 90,000 shares of NitroMed common stock, of which 75,000 were vested. On May 25, 2007, Mr. Scoon was granted an option to purchase 15,000 shares of NitroMed common stock at an exercise price of $2.67 per share in accordance with NitroMed’s director compensation policy, the grant date fair value of which was $25,800, calculated in accordance with SFAS 123(R).

(9)	In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Scoon includes $8,000 earned in 2007 but paid in 2008.

Archemix’s Employment Agreement with Errol De Souza, Ph.D.

The terms of the compensation for Archemix’s President and Chief Executive Officer, Errol De Souza, Ph.D., are derived from an employment agreement entered into between Archemix and Dr. De Souza in March 2003, pursuant to which he commenced employment with Archemix in April 2003, and from annual performance reviews conducted by the Archemix board of directors. The agreement was amended in June 2008.

Dr. De Souza’s annual base salary is currently $458,650. Dr. De Souza’s base salary is annually reviewed for increases, but not decreases, by the board of directors. Pursuant to the agreement, Dr. De Souza has the opportunity to earn an annual performance bonus for each calendar year he is employed by Archemix of up to 50% of his base salary based on the achievement of criteria established by the compensation committee. The amount and components of any bonus award are determined in the sole discretion of the board, or its designee, and is based 100% on company-wide performance. For performance during fiscal year 2007, Dr. De Souza was awarded a bonus in 2008 in the form of a stock option to purchase 468,750 shares of common stock at an exercise price of $0.31 per share, which commenced vesting on January 1, 2008 and will vest in full on January 1, 2009. Prior to the amendment of Dr. De Souza’s employment agreement, his annual performance bonus target was up to 40% of his base salary. Dr. De Souza also received a sign-on bonus of $50,000 in connection with the commencement of his employment with Archemix.

Upon appointment as President and Chief Executive Officer, and as provided in the employment agreement, Dr. De Souza was granted a stock option to purchase 4,250,000 shares of Archemix common stock at an exercise price of $0.10 per share. The option vested as to 25% of the shares on April 1, 2004, the first anniversary of the date of grant, and as to an additional 6.25% of the shares quarterly thereafter and completed vesting on April 1, 2007. Dr. De Souza is also eligible to receive on an annual basis, and has received, additional grants of stock options, as determined in the sole discretion of the board of directors. As of December 1, 2008, Dr. De Souza held options to purchase 5,749,959 shares of Archemix common stock, 1,343,750 of which were unvested, but all of which are immediately exercisable for shares of restricted stock, subject to Archemix’s repurchase right that lapses based on the vesting schedule of the applicable option. Pursuant to the terms of Dr. De Souza’s employment agreement, if Dr. De Souza ceases to be an employee of Archemix for any reason other than a termination for cause (as defined in the employment agreement), each outstanding stock option issued to Dr. De Souza may be exercised within 36 months after the date he ceases employment, or within the originally prescribed term of the option, whichever is earlier, to the extent such option is exercisable on the date his employment ceases.

Pursuant to the terms of the employment agreement, Archemix also agreed to reimburse Dr. De Souza for up to a total of $220,000, on an after-tax basis, for his reasonable expenses incurred in connection with relocating to the Boston, Massachusetts area and Archemix reimburses Dr. De Souza for reasonable travel expenses and other disbursements incurred by Dr. De Souza for or on Archemix’s behalf in connection with the performance of his duties as Archemix’s President and Chief Executive Officer. In addition, Archemix pays or reimburses Dr. De Souza up to $10,000, on an after-tax basis, for financial planning services each year that he is employed with Archemix.

Prior to the amendment of Dr. De Souza’s employment agreement in 2008, the agreement had an original term that expired on April 1, 2008, provided that on such date and each anniversary thereafter, the term would be automatically extended for additional one-year periods unless either Dr. De Souza or Archemix provided advance written notice that the extension would not occur, and was subject to termination by either party under certain circumstances. Following the amendment of the employment agreement, Dr. De Souza’s employment with Archemix is on an at-will basis and may be terminated by Dr. De Souza or Archemix at any time.

As a condition of employment, Dr. De Souza has entered into a non-competition, confidentiality and inventions agreement pursuant to which he has agreed not to compete with Archemix for a period of 12 months after the termination of his employment.

Severance and Change in Control Arrangements Contained in Dr. De Souza’s Employment Agreement

Termination Prior to a Change in Control

If, prior to a change in control (as defined in the employment agreement and set forth below), Dr. De Souza is terminated without cause (as defined in the employment agreement and set forth below) or Dr. De Souza terminates his employment for good reason (as defined in the employment agreement and set forth below), he is entitled to receive the following benefits and payments subject to his execution of a general release of all claims against Archemix:

•	Salary Continuation: Continued payment of his base salary for a minimum of 12 months with a continuance for each month or partial month that he has not obtained full-time employment, up to an aggregate of 18 months, provided that if Dr. De Souza obtains full-time employment prior to the end of the 18 months with a salary that is less than his base salary at the time of termination with Archemix, then for each month or partial month through the 18th month, Archemix will pay him the difference between his base salary and new salary.

•	Bonus: (i) Payment of the full amount of Dr. De Souza’s target annual bonus for the calendar year in which the termination occurs, payable within 30 days after termination, (ii) payment of the full amount of Dr. De Souza’s target annual bonus for the calendar year in which the termination occurs, payable within 30 days after the 12 month anniversary of his termination, and (iii) if there is any salary continuation payments made after the first 12 months following termination, then Archemix will pay Dr. De Souza a prorated portion of this annual target bonus for the calendar year in which his termination occurs.

•	Benefit Continuation: Continuation of group health insurance and payment of the premium in effect on the date of termination for the same period of time as the salary continuation payments are made.

•	Accelerated Vesting. Any unvested portion of any stock options issued to Dr. De Souza will immediately vest with respect to such additional number of shares that would have vested over the 36 month period following his termination.

•	Accrued Obligations: (i) Payment of any portion of base salary that has accrued but has not been paid prior to his termination, (ii) payment of the value of any accrued and unused vacation days, and (iii) payment for any reimbursable expenses incurred but not yet paid prior to his termination.

Termination Upon or Subsequent to a Change in Control

If, upon or subsequent to a change in control, Dr. De Souza is terminated without cause or he resigns with good reason, he is entitled to receive the following benefits and payments subject to his execution of a general release of all claims against Archemix:

•	Salary: Payment of an amount equal to 18 months of his base salary.

•	Bonus: (i) Payment of the full amount of Dr. De Souza’s target annual bonus for the calendar year in which the termination occurs, payable within 30 days after termination, and (ii) payment of 150% of the full amount of Dr. De Souza’s target annual bonus for the calendar year in which the termination occurs, payable within 30 days after the 18 month anniversary of his termination.

•	Benefit Continuation: Continuation of group health insurance and payment of the premium in effect on the date of termination for 18 months.

•	Accelerated Vesting: Any unvested portion of any stock option issued to Dr. De Souza will immediately vest.

•	Accrued Obligations: (i) Payment of any portion of base salary that has accrued but has not been paid prior to his termination, (ii) payment of the value of any accrued and unused vacation days, and (iii) payment for any reimbursable expenses incurred but not yet paid prior to his termination.

Termination in the Event of Death or Disability

In the event of Dr. De Souza’s termination due to his death or disability, Dr. De Souza, or his estate or representatives, is entitled to receive the Accrued Obligations set forth above, and any unvested portion of any stock options issued to Dr. De Souza will immediately vest with respect to such additional number of shares that would have vested over the 12 months following his termination.

Definitions

As defined in Dr. De Souza’s employment agreement, as amended:

“Cause” means any of the following:

a.	a continuing failure by Dr. De Souza to render services to Archemix in accordance with his assigned duties, other than failures resulting from Dr. De Souza’s disability;

b.	any act or omission by Dr. De Souza involving willful misconduct or gross negligence which results in material harm to Archemix;

c.	Dr. De Souza’s commission of any felony or any fraud, financial wrongdoing, willful disloyalty, deliberate dishonesty or breach of fiduciary duty in connection with the performance of Dr. De Souza’s obligations to Archemix and which materially and adversely affects Archemix’s business activities, reputation, or goodwill;

d.	Dr. De Souza’s deliberate disregard of one of Archemix’s rules or policies which materially and adversely affects Archemix’s business activities, reputation, or goodwill; or

e.	Dr. De Souza’s material breach of his employment agreement.

A termination with “Good Reason” means any termination of employment initiated by Dr. De Souza within 90 days following the occurrence, without Dr. De Souza’s prior written consent, of any of the following events, provided that Archemix will be given at least 30 days prior written notice of any such termination and will have 15 days after such notice to cure the occurrence:

a.	the appointment of a president or chief executive officer other than Dr. De Souza to serve in such position(s) during the term of the employment agreement without Dr. De Souza’s consent;

b.	any material reduction in Dr. De Souza’s responsibilities or authority, including, without limitation, a change in the lines of reporting such that Dr. De Souza no longer reports to the board of directors;

c.	a reduction in Dr. De Souza’s compensation except a reduction in connection with a reduction in compensation of Archemix’s other executives at the level of senior management or with Dr. De Souza’s consent;

d.	a material breach by Archemix of the employment agreement;

e.	any failure by Archemix to have the employment agreement explicitly assumed by a successor;

f.	any material reduction in Dr. De Souza’s welfare benefits in the aggregate, other than any across the board reduction imposed on substantially all other members of Archemix’s senior management; or

g.	any relocation of Dr. De Souza’s principal office location to a location more than 35 miles from the Boston metropolitan areas.

A “Change in Control” means an event or occurrence set forth in any one or more of the following in any one transaction or series of transactions occurring within a 12-month period:

a.	the acquisition by an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of Archemix if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of the combined voting power of the then-outstanding securities of Archemix entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Archemix (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of Archemix, unless the Person exercising, converting or exchanging such security acquired such security directly from Archemix), (B) any acquisition by Archemix, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Archemix or any corporation controlled by Archemix, or (D) any acquisition of more than 50% but less than 80% of the capital stock of Archemix by one or more financial investors, such as venture capital or private equity firms; or

b.	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving Archemix, or a sale or other disposition of assets of Archemix having a total gross fair market value equal to or more than 40% of the total gross fair market value of the assets of Archemix immediately before such sale or disposition (a “Business Combination”), unless, immediately following such Business Combination, the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Archemix or substantially all of Archemix’s assets either directly or through one or more subsidiaries).

In no event will any of the forgoing events or occurrences constitute a Change in Control under the employment agreement if it results from the acquisition by any one person, or more than one person acting as a group, owning more than 50% of the total fair market value or total voting power of Archemix’s stock, of additional stock of Archemix. In all cases, the determination of whether a Change in Control has occurred shall be interpreted in a manner consistent with the definition of a change in control under Section 409A of the Internal Revenue Code of 1986, as amended.

Payments and Benefits to Dr. De Souza in Connection with his Resignation as President and Chief Executive Officer of Archemix Upon Completion of the Merger

Upon completion of the merger, Dr. De Souza will resign as President and Chief Executive Officer of Archemix but will continue to serve as a member of the board of directors of the combined company. In connection with his resignation, Dr. De Souza will receive the payments and benefits set forth in his employment agreement with Archemix as if he were terminated without cause or resigned with good reason, as such events are defined in the employment agreement and summarized above and under the heading “Interests of Archemix’s Directors and Executive Officers in the Merger.”

In addition, NitroMed will grant Dr. De Souza options to purchase 1,789,797 shares of NitroMed common stock, which number will be adjusted upon application of the exchange ratio applicable to Archemix stock options being assumed by NitroMed in connection with the merger, following completion of the merger, as discussed above under the heading “Post-Closing Retention Options to Purchase NitroMed Common Stock to be Granted to Continuing Archemix Employees and Dr. De Souza.”

Compensation Committee Interlocks and Insider Participation

The combined company’s compensation committee will consist of     ,     , and     .     will be the chairman of the compensation committee. Each member of the compensation committee is an “outside” director as that term is defined in Section 162(m) of the Code, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. None of the combined company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who will serve on the combined company’s board of directors or compensation committee following the merger.

COMPENSATION OF ARCHEMIX’S EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The primary objectives of the compensation committee of the Archemix board of directors with respect to executive compensation are to attract and retain the best possible executive talent, to motivate its executive officers to enhance its growth and profitability and increase stockholder value and to reward superior performance and contributions to the achievement of corporate objectives. The focus is to tie short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the compensation committee has developed and maintains a compensation plan that ties a substantial portion of executives’ overall compensation to Archemix’s research, clinical, regulatory and operational performance. Because Archemix believes that the performance of every employee is important to its success, Archemix is mindful of the effect its executive compensation and incentive program has on all of its employees.

Determining and Setting Executive Compensation

The compensation committee of the Archemix board of directors, pursuant to its charter, has the responsibility of formulating, evaluating and approving the compensation of Archemix’s directors and executive officers, and assisting the full board of directors in establishing and administering appropriate incentive compensation and equity-based plans. The compensation committee, with the input of management, develops Archemix’s compensation plans by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biotechnology industry, in particular data obtained from Radford Biotechnology Surveys, prepared by AON Consulting, Inc., which Archemix uses to benchmark base salaries. Archemix believes that these data provide Archemix with appropriate compensation benchmarks, because these companies are in Archemix’s industry and have similar organizational structures and stages of development, and accordingly tend to compete with Archemix for executives and other employees. For benchmarking executive compensation, Archemix typically reviews the compensation data it has collected from the surveys, as well as various subsets of these data, to compare elements of compensation based on certain characteristics of the company, such as number of employees and number of shares of stock outstanding.

Companies that Archemix has used in evaluating its executive compensation components for 2006 and 2007 include the following, each of which was included in a 2006 Radford Biotechnology Survey:

•	Affymax, Inc.

•	Amicus Therapeutics, Inc.

•	Infinity Pharmaceuticals, Inc.

•	Jazz Pharmaceuticals, Inc.

•	Novacea, Inc.

•	Pharmasset, Inc.

•	Replidyne, Inc.

•	Sirtris Pharmaceuticals, Inc.

•	Synta Pharmaceuticals Corp.

•	Targacept, Inc.

•	TorreyPines Therapeutics, Inc.

•	Trubion Pharmaceuticals, Inc.

In addition, Archemix’s compensation committee periodically engages third-party compensation consultants to analyze Archemix’s existing compensation policies and recommend changes to those policies based on current market data and trends in compensation in Archemix’s industry. For example, in 2006, the compensation committee engaged AON Consulting, Inc. to advise it on current market data and trends in compensation to evaluate the competitive nature of Archemix’s compensation to executive officers. Using these surveys and any information provided by compensation consultants, the compensation committee evaluates the competitive nature of Archemix’s various forms of compensation including salary and benefits as well as equity-based compensation relative to other biotechnology and pharmaceutical companies.

The compensation committee has approved a pay-for-performance compensation philosophy, which is intended to bring base salaries and total executive compensation in line with approximately the 50th percentile of the companies in Archemix’s industry with a similar number of employees. For this purpose, Archemix reviews compensation data for all comparable companies that are included in the Radford Biotechnology Surveys, not just the subset of specific companies identified in the list above.

Archemix has worked within the framework of this pay-for-performance philosophy to determine each component of an executive’s initial compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with Archemix and the compensation paid to similar persons in the companies represented in the compensation data that Archemix reviews;

•	the demand for people with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within Archemix having similar levels of expertise and experience; and

•	uniqueness of industry skills.

To determine the initial compensation package for each employee, including Archemix’s executive officers, each individual is assigned to a pay grade, determined by comparing position-specific duties and responsibilities with the market pay data and Archemix’s internal organizational structure. Each pay grade has a salary range with corresponding long-term incentive award opportunities and a bonus target based on a percentage of the employee’s base salary. Archemix believes that this is the most transparent and flexible approach to achieve the objectives of its compensation program.

The terms of the compensation for Archemix’s President and Chief Executive Officer, Dr. De Souza, and Archemix’s Executive Vice President, Business Operations, Mr. Higgons, are derived from employment agreements between each of them and Archemix and from annual performance reviews conducted by the Archemix board of directors in the case of Dr. De Souza, and by Dr. De Souza and the compensation committee in the case of Mr. Higgons. Archemix does not have formal employment agreements with any of its other executive officers and each of these other executive officers is employed with Archemix on an at-will basis. However, certain elements of the executive officers’ compensation and other employment arrangements are derived from letter agreements that Archemix executed with each of them at the time their employment with Archemix commenced, in addition to annual performance reviews conducted by Dr. De Souza and the compensation committee. The letter agreements provide, among other things, the executive officer’s initial annual base salary, annual bonus target and initial stock option grant. Following the execution of these letter agreements, the compensation paid to each executive is subject to adjustment based on Archemix’s annual performance evaluation process. Annual base salary increases and annual bonus awards, if any, for Dr. De Souza are determined by the Archemix board of directors. Dr. De Souza recommends annual base salary increases and the amount of annual bonus awards, if any, for the other executive officers, which are reviewed and approved by the compensation committee and subject to final approval by the Archemix board of directors. In addition, in September, 2008, Archemix entered into change in control agreements with each of its officers, with the exception of Dr. De Souza.

Archemix’s annual performance evaluation process is described below. The details of the employment agreements with Dr. De Souza and Mr. Higgons, and the letter agreements with Archemix’s other executive officers are described in the narrative following the 2007 Grants of Plan-Based Awards Table, and the details of the change in control agreements are described below under “— Potential Payments Upon Termination or Change in Control.”

Establishment of Company and Individual Goals and Annual Performance Evaluations

The compensation committee has implemented an annual performance management program for Archemix’s executive officers and employees that commences with the establishment of corporate and individual goals for the applicable fiscal year and culminates with an assessment by management, the compensation committee and the full board of directors of the achievement of these goals and the approval of compensation awards and adjustments.

During the third quarter of each year, and coincident with the preparation of Archemix’s budget for the upcoming fiscal year, Archemix determines its corporate and individual goals for the upcoming fiscal year. Archemix’s corporate goals include the achievement of qualitative and quantitative operational and financial targets and pre-defined research and development milestones, including progress of its products in preclinical and clinical development and entering into new collaboration and strategic agreements. Each goal is weighted as to importance. The board of directors makes any modifications it believes are necessary or warranted and then approves the goals in December of each year. On a quarterly basis, members of management meet with the board of directors to update the board on the progress of achieving the established goals and to discuss the need for modifications, if any, to the previously established goals in order to account for any significant events or changes in corporate strategy that have occurred.

The following primary corporate, financial and operational goals for Archemix’s 2007 fiscal year, together with the weights associated with each, were approved by the board of directors:

•	initiate a Phase 2a clinical study with ARC1779 (30%);

•	continue development of early aptamer product candidates (25%);

•	sign new and strengthen existing collaborations (25%);

•	sign in-license deals to access scientific capabilities (10%); and

•	improve financial stability by increasing corporate cash balance (10%).

Each of Archemix’s executive officers proposes his individual goals to Archemix’s President and Chief Executive Officer, who reviews the proposals with the officer and establishes a recommended set of goals which is subject to final approval by the board of directors. The individual goals of Archemix’s executive officers are designed to support the goals of the company as a whole. The individual goals for Archemix’s executive officers are assigned weights and a proposed timeline is created for achieving each goal over the course of the year. Archemix’s executive officers are encouraged to meet with Archemix’s President and Chief Executive Officer on a quarterly basis to assess their progress on these goals.

The 2007 individual goals for Archemix’s named executive officers were as follows:

Errol De Souza, Ph.D., President and Chief Executive Officer — lead the executive team in all aspects of devising, planning and executing corporate, financial and strategic business plans and objectives and all research and development initiatives; interface with the board of directors and existing and potential stockholders; and further Archemix’s corporate growth and increase stockholder value.

Gregg Beloff, Vice President, Chief Financial Officer, Secretary and Treasurer — participate with Archemix’s President and Chief Executive Officer and the executive team in planning and executing corporate, financial and strategic business plans and objectives and all research and development initiatives; confirm with Archemix’s President and Chief Executive Officer and the executive team that Archemix’s financial needs are adequately met; provide adequate cost and budgetary controls and timely reporting to effectively manage Archemix’s finances; oversee facilities and administration functions; and participate in decision making with regard to completing corporate collaborations.

Page Bouchard, D.V.M., Senior Vice President, Discovery and Preclinical Development — participate with Archemix’s President and Chief Executive Officer and the executive team in planning and executing corporate, financial and strategic business plans and objectives and all research and development initiatives; oversee all research activities related to the discovery and preclinical development of Archemix’s aptamer product candidates; confirm with Archemix’s President and Chief Executive Officer and the executive team that Archemix’s research goals are adequately met; and participate in decision making with regard to completing and managing corporate collaborations.

James Gilbert, M.D., Senior Vice President, Chief Medical Officer — participate with Archemix’s President and Chief Executive Officer and the executive team in planning and executing corporate, financial and strategic business plans and objectives and all clinical development activities including, but not limited to, the completion of a Phase 1 clinical trial and the initiation of a Phase 2a clinical trial for Archemix’s lead aptamer product candidate, ARC1779.

Duncan Higgons, Executive Vice President, Business Operations — participate with Archemix’s President and Chief Executive Officer and the executive team in planning and executing corporate, financial and strategic business plans and objectives and all research and development initiatives; confirm with Archemix’s President and Chief Executive Officer and the executive team that Archemix’s corporate development and partnership goals are adequately met; oversee business development, intellectual property, human resources and administration functions; and participate in decision making with regard to completing and managing corporate collaborations.

In December of each year, Archemix’s President and Chief Executive Officer evaluates each executive officer and then submits recommendations to the compensation committee for salary increases, bonuses, and stock option awards. In the case of Archemix’s President and Chief Executive Officer, his individual performance evaluation is conducted by the compensation committee. In January of each year, Archemix’s compensation committee evaluates the executive officers’ and Archemix’s overall corporate performance relative to the approved goals and determines the percentage of company goals achieved. Compensation granted to Archemix’s executive officers, including its President and Chief Executive Officer, is tied to the achievement of the corporate and individual goals. For 2007, the compensation committee determined to reward the achievement of such goals primarily through the payment of cash bonuses, with the exception of Dr. De Souza’s bonus, which was in the form of a stock option, as described in more detail below. In determining the amounts of bonus awards for the named executive officers, the compensation committee assigns weights to the achievement of corporate and individual goals. Annual bonuses, as well as base salary increases and annual stock option awards, are granted within the discretion of the compensation committee and, to the extent granted, are implemented during the first calendar quarter of the year.

Based on its annual review, the compensation committee establishes pools from which compensation awards and adjustments may be made.

In setting salaries for fiscal year 2007, in January 2007 the compensation committee considered, among others, the following events, which the board of directors determined exceeded the targets established at the beginning of 2006: the filing of an IND and commencement of a Phase 1 clinical trial for Archemix’s lead aptamer product candidate, ARC1779, and the execution of licensing and collaboration agreements with Elan, Nuvelo, Pfizer, and Merck Serono.

Role of Executive Officers in Establishing Goals for Compensation

Archemix’s executive officers, including its President and Chief Executive Officer, collaborate on preparing the company’s goals each year, and propose their own individual goals and relative weights that are designed to support the achievement of Archemix’s corporate goals. Archemix’s President and Chief Executive Officer evaluates the achievement of Archemix’s executive officers’ individual goals and presents his assessment for review and approval by the compensation committee. The compensation committee ultimately determines the extent to which these goals have been achieved and to what extent any compensation awards or adjustments will be made to the compensation of Archemix’s executive officers. Similarly, Archemix’s President and Chief Executive Officer has an integral role in establishing his individual goals because they are inherently tied to the company-wide goals, which he participates in preparing. It is the board of directors, however, upon the recommendations of the compensation committee, that ultimately determines the extent to which these goals are achieved and any compensation awards or adjustments for Archemix’s President and Chief Executive Officer.

Compensation Components

For fiscal year 2007, the compensation provided to Archemix’s named executive officers consisted principally of base salary, annual cash incentive compensation, long-term compensation in the form of stock options and, in the case of Archemix’s President and Chief Executive Officer and Executive Vice President, Business Operations, severance and termination protection.

Base Salary

Base salaries for Archemix’s executive officers are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data Archemix reviews for similar positions and the overall market demand for similar executives at the time of hire. Archemix believes that executive base salaries should generally target the 50th percentile of the range of salaries for executives in similar positions and with similar responsibilities in the biotechnology companies of similar size to Archemix represented in the compensation data it reviews. An executive officer’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with Archemix’s overall compensation philosophy.

Base salaries are reviewed annually as part of Archemix’s performance management program and may be increased for merit reasons, based on the executive officer’s success in meeting or exceeding individual performance goals and an assessment of whether significant corporate goals were achieved. Archemix also assesses whether there are any significant differences in how a person is compensated compared to industry benchmarks by utilizing survey data from Radford to benchmark the biotechnology industry. If through this assessment Archemix determines that an employee’s compensation is below the benchmarks, a market adjustment may be recommended. Additionally, Archemix reviews base salaries and makes adjustments as warranted for changes in the scope or breadth of an executive officer’s role or responsibilities and any internal inequities identified through the use of Archemix’s benchmarking review.

On January 25, 2007, the compensation committee approved annual base salary increases for 2007 after considering the factors discussed above. These base salary increases for Archemix’s named executive officers are set forth below.

	2007 Base	2006 Base
	Salary	Salary	Increase
Name	($)	($)	(%)

Errol De Souza, Ph.D.	441,000	420,000	5.0
President and Chief Executive Officer
Gregg Beloff	245,000	234,400	4.5
Vice President, Chief Financial Officer, Secretary and Treasurer
Page Bouchard, D.V.M.	267,000	254,000	5.1
Senior Vice President, Discovery and Preclinical Development
James Gilbert, M.D.	300,000	300,000	—	(1)
Senior Vice President, Chief Medical Officer
Duncan Higgons	300,000	285,000	5.3
Executive Vice President, Business Operations

(1)	Dr. Gilbert was not eligible for a base salary increase in 2007 because he joined Archemix in September 2006.

Annual Bonus

The compensation committee designs the annual incentive component of Archemix’s compensation program. Archemix provides this opportunity as a way to attract and retain highly skilled and experienced executive officers and to motivate them to achieve annual corporate and individual goals. Archemix’s practice has been to provide all employees with the opportunity to earn an annual bonus up to a certain percentage of their annual base salaries, which may be comprised of cash, stock options or a combination of cash and stock options. A significant element of the cash compensation of Archemix’s executive officers is an annual performance-based cash bonus. An executive’s target bonus is generally set as a percentage of base salary to reward strong performance and retain employees in a competitive labor market. As described in more detail above, bonuses are based on the achievement of significant company goals, including research, development, financial and operational milestones, as well as the achievement of individual goals.

Archemix’s executives currently have bonus targets ranging from 23% to 27% of their base salaries, with the exception of Archemix’s President and Chief Executive Officer who currently has a target bonus percentage of 50% of his base salary. In determining bonus awards for each of Archemix’s executive officers, with the exception of Archemix’s President and Chief Executive Officer, the compensation committee weighs the achievement of company goals and the achievement of individual goals. The level of bonus compensation typically increases in relation to an executive officer’s responsibilities and ability to meet individual and corporate goals. For a Vice President, 60% of the officer’s total bonus is correlated directly to the level of achievement of Archemix’s corporate goals while the remaining 40% is correlated to the level of achievement of the officer’s individual goals. For a Senior Vice President and an Executive Vice President, 75% of the officer’s total bonus is correlated directly to the level of achievement of Archemix’s corporate goals while the remaining 25% is correlated to the level of achievement of the officer’s individual goals. The bonus awarded to Archemix’s President and Chief Executive Officer is 100% correlated to the level of achievement of Archemix’s corporate goals. The compensation committee believes that making a significant portion of an executive officer’s bonus contingent on corporate performance more closely aligns the executive officer’s interests with those of Archemix’s stockholders. However, the award of any bonus is contingent on the compensation committee’s determination that at least 80% of Archemix’s overall corporate goals have been achieved. The compensation committee may, in its discretion, make exceptions to the 80% minimum threshold.

The target percentages are based on competitive practices for each comparable position in the survey data reviewed. This practice is designed to enable Archemix to attract senior level employees and add an additional compensation opportunity in the form of variable pay. As part of the annual review process, performance of each employee is evaluated against the goals that were established at the beginning of the year. A determination is made as to the percentage of the maximum target bonus to be awarded. Bonus awards for these employees are determined by the compensation committee based on overall corporate performance together with a subjective assessment by their manager of each employee’s achievement of the previously established performance goals which relate to the employee’s area of responsibility.

Annual Bonus Awards Earned in 2007

The annual bonus awards earned by each of Archemix’s named executive officers for performance during 2007 were determined in January 2008 by the compensation committee after examining Archemix’s operating and financial results and evaluating the performance of each executive officer against the corporate goals and each executive officer’s individual goals. For 2007, the compensation committee determined that Archemix achieved in excess of 100% of its corporate goals. In addition, the compensation committee determined that Archemix’s named executive officers also achieved in excess of 100% of their individual goals.

Based on the achievement of these goals, the compensation committee determined to award Mr. Beloff, Dr. Bouchard, Dr. Gilbert and Mr. Higgons cash bonuses in the amounts of $64,250, $80,000, $93,000 and $93,000, respectively, for performance during fiscal year 2007. Dr. De Souza’s bonus was in the form of a stock option to purchase 468,750 shares of common stock at an exercise price of $0.31 per share, which commenced vesting on January 1, 2008 and will fully vest on January 1, 2009.

Long-Term Incentives

Archemix believes that long-term performance is achieved through an ownership culture that encourages long-term participation by its executive officers in equity-based awards, which it provides in the form of stock options. A stock option becomes valuable only if the value of Archemix’s common stock increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by Archemix. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to make decisions designed to increase the value of Archemix stock. The Archemix 2001 Stock Plan allows the grant to executive officers of stock options, restricted stock, and other equity-based awards.

The compensation committee grants stock options primarily to reward prior performance but also to retain executive officers and provide incentives for future exceptional performance. The size of the stock option grant increases as the rank of the executive officer increases. For Archemix’s President and Chief Executive Officer, the stock option grant is the largest element of the total compensation package. Archemix has not adopted stock ownership guidelines. In determining the amount, if any, of stock options to be granted to executive officers, the compensation committee considers numerous factors, including:

•	Archemix’s financial and operating performance during the relevant period;

•	achievement of non-financial goals;

•	the executive officer’s contribution to Archemix’s success and anticipated future contributions;

•	the level of competition for executives with comparable skills and experience;

•	a review of compensation for comparable positions with the peer companies included in the Radford survey data;

•	the total number of stock options granted to an executive over the course of his career, together with the retentive effect of additional stock option grants;

•	the executive officer’s total cash compensation; and

•	periodic reviews of the equity holdings of each of Archemix’s current executive officers.

Archemix typically makes an initial award of stock options upon the commencement of employment, as well as part of its annual bonus program and throughout the year in connection with promotions or for special recognition, as further discussed below. All stock options granted to Archemix’s executive officers are immediately exercisable for shares of restricted common stock, which are subject to Archemix’s repurchase right that lapses on the same schedule as the vesting schedule of the applicable stock option.

Initial Stock Option Awards

Archemix typically makes an initial award of stock options to new executive officers in connection with the commencement of their employment. These grants generally have an exercise price equal to the fair market value of Archemix’s common stock on the grant date and a vesting schedule of 25% on the first anniversary of the date of hire and quarterly thereafter for the next three years. The initial stock option awards are intended to provide the executive with incentive to build value in the organization over an extended period of time and to maintain competitive levels of total compensation. The size of the initial stock option award is determined based on numerous factors, including the executive’s skills and experience, the executive’s responsibilities with Archemix, internal equity and an analysis of the practices of national and regional companies in the biopharmaceutical industry similar in size to Archemix, as listed above. Archemix’s President and Chief Executive Officer is currently authorized by the compensation committee to determine the size of initial stock option grants, subject to the conditions that no option granted pursuant to this authority may be for more than 150,000 shares in any one calendar year and that options for no more than an aggregate of 500,000 shares may be granted within any fiscal quarter. Option grants beyond these parameters require board or compensation committee approval. In addition, only Archemix’s compensation committee, and not its

President and Chief Executive Officer, may award initial stock option grants to any executive with a title of Vice President or higher.

Stock Option Grants as a Component of Annual Bonus or Merit-Based Bonus

Archemix has also used stock option awards as a component of its annual bonus program. The compensation committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. Prior to fiscal year 2006, Archemix’s bonus awards were typically comprised of approximately 50% cash and 50% stock options. Bonus awards for 2007 performance were comprised solely of cash to remain competitive with other biotechnology and pharmaceutical companies, with the exception of Dr. De Souza’s bonus, which was in the form of a stock option.

In addition, if an employee receives a promotion during the year or has performed beyond expectations during a particular year, Archemix’s President and Chief Executive Officer has the authority to grant stock option awards in connection with the promotion or as special recognition within certain parameters, beyond which compensation committee or board approval is required. Only Archemix’s compensation committee, and not its President and Chief Executive Officer, may award promotion or special recognition option grants to any executive with a title of Vice President or higher. Generally, these promotion grants begin to vest on the date Archemix’s President and Chief Executive Officer, or in the instances requiring compensation committee or board approval, such body approves the grant.

Option Repricing

Effective May 5, 2008, the Archemix board of directors approved the repricing of all outstanding options granted on each of July 23, 2007 and September 19, 2007 under Archemix’s 2001 Stock Plan at an exercise price of $0.64 per share, which was the fair value of Archemix’s common stock on such date, to $0.31 per share, including options held by certain of Archemix’s named executive officers and a member of the board of directors. See “— 2007 Grants of Plan-Based Awards — Fiscal Year 2007 Option Awards to Named Executive Officers” and “Director Compensation” below. An aggregate of 2,179,400 options were repriced held by an aggregate of 36 optionees. In deciding to approve this repricing, the Archemix board of directors considered the fact that Archemix issued the options granted on each of July 23, 2007 and September 19, 2007 (i) to provide its employees an opportunity to acquire or increase an equity interest in the company, thereby creating a stronger incentive to expend maximum effort for Archemix’s growth and success and (ii) to encourage Archemix’s employees to continue their service to the company. Because the fair value of Archemix’s common stock, as determined by the board of directors, declined following the withdrawal of Archemix’s initial public offering from a price of $0.64 per share to $0.31 per share, the impact on these options as a motivational tool and as a reward to the recipients was significantly eroded. The Archemix board of directors believed that the repricing would help retain and motivate those recipients who are in a position to contribute to the progress and success of Archemix.

The Archemix board of directors believed these options were unlikely to be exercised in the foreseeable future because of the disparity that existed at the time of the repricing between the exercise price of the repriced options and the fair value of Archemix’s common stock at such time. By approving a one-time repricing and creating options with an exercise price equal to the fair value of Archemix’s common stock on the repricing date, the Archemix board of directors intended to provide these option holders with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives, and thereby more effectively promote stockholder value.

Other Compensation

Archemix maintains broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, dental insurance, and a 401(k) plan. In addition, Archemix pays or reimburses its President and Chief Executive Officer for up to $10,000, on an after-tax basis, for financial planning services each year that he is employed with Archemix. In particular circumstances, Archemix also utilizes cash signing bonuses when certain executives and senior non-executives join Archemix. For example,

Archemix paid Dr. De Souza a commencement bonus of $50,000 when he joined Archemix as President and Chief Executive Officer in 2003, and Archemix paid Dr. Gilbert a commencement bonus of $60,000 when he joined Archemix in 2006. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. The bonuses paid to Drs. De Souza and Gilbert were approved by the Archemix board of directors and considered reasonable forms of compensation when considering the high caliber of service the company was obtaining in hiring these two executives. In addition, Archemix may assist with certain expenses associated with an executive joining and maintaining their employment with Archemix. For example, Archemix may, if approved by the compensation committee, reimburse its executive officers for travel expenses incurred in connection with conducting business on Archemix’s behalf and relocation expense.

Archemix believes that these forms of compensation create additional incentives for an executive to join Archemix in a position where there is high market demand.

Termination Based Compensation as of December 31, 2007

Errol De Souza, Ph.D., President and Chief Executive Officer

Pursuant to the terms of Archemix’s employment agreement with Dr. De Souza in effect as of December 31, 2007, he was entitled to 12 months’ severance at a rate equal to his then-current base salary, a pro-rated portion of his annual bonus target, and continuation of his health insurance coverage for a period of 12 months in the event that his employment is terminated under the circumstances discussed below under “— Potential Payments Upon Termination or Change in Control.” The board of directors approved this severance package as both reasonable and generally in line with severance packages negotiated with chief executive officers of similarly situated companies based on the caliber of service and experience Dr. De Souza brings to the company and the competitiveness Archemix faced in filling this position.

Duncan Higgons, Executive Vice President, Business Operations

Pursuant to the terms of Archemix’s employment agreement with Mr. Higgons, he is entitled to nine months’ severance at a rate equal to his then-current base salary, and a pro-rated portion of his annual bonus target in the event that his employment is terminated without cause (as defined in the agreement) as discussed above under “Potential Payments Upon Termination or Change in Control with Respect to Executive Officers of Archemix who will Become Executive Officers of the Combined Company.” In addition, the vesting of the stock option awarded to Mr. Higgons at the time he commenced employment with Archemix will continue for the nine-month severance period. The board of directors approved this severance package based on the caliber of service Mr. Higgons brings to the company and the competitiveness Archemix faced in filling this position.

Archemix’s Other Named Executive Officers

As of December 31, 2007, none of Archemix’s other executive officers had any severance or change in control arrangements with Archemix.

Termination Based Compensation Arrangements Entered into in 2008

In 2008, the Archemix board of directors determined that the retention of the Archemix executive team over the next several years is important to the company’s success and to maintain and create stockholder value, and that severance and change in control arrangements are significant incentives in retaining the Archemix executive team. In addition, the Archemix board of directors recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. Based on these determinations, the Archemix board of directors authorized the compensation committee to negotiate and execute an amendment to Dr. De Souza’s employment agreement, which, among other things, expanded his existing termination benefits and was entered into on June 30, 2008, and change in control agreements with each of Archemix’s other officers, which were entered into in September 2008.

The specific terms of the arrangements entered into with Dr. De Souza in 2008 are described above under “Director Compensation with Respect to the Combined Company.” The terms of the change in control agreements with Archemix’s executive officers are discussed above under “Potential Payments Upon Termination or Change in Control with Respect to Executive Officers of Archemix who will Become Executive Officers of the Combined Company.”

Relationship of Elements of Compensation

Archemix’s compensation structure is primarily comprised of base salary, annual performance bonus and stock options. In setting executive compensation, the compensation committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The compensation committee seeks to achieve an appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

The compensation committee currently utilizes stock options as a substantial component of compensation because Archemix currently has no earnings and expects this to be the case for the foreseeable future. Archemix’s mix of cash and non-cash compensation balances Archemix’s need to limit cash expenditures with the expectations of those individuals that Archemix hopes to recruit and retain as employees.

The compensation committee manages the expected impact of salary increases and performance bonuses by requiring that the size of any salary increases and bonuses be tied to the attainment of corporate and individual goals. For example, the size of each employee’s bonus is determined not only by individual performance, but also by whether Archemix has met its corporate goals.

The compensation committee views the award of stock options as a primary long-term retention benefit. The compensation committee has made the award of stock options a significant component of total compensation and also ties the earning of these awards to long-term vesting schedules, generally four years. If an employee leaves Archemix before the completion of the vesting period, then that employee would not receive any benefit from the non-vested portion of his award. Archemix believes that this feature makes it more attractive to remain as an Archemix employee and these arrangements do not require substantial cash payments by Archemix.

The compensation committee reviews from time to time the mix of the compensation elements for executive officers against comparable companies in Archemix’s industry and geographic location. The size and mix of each element in a compensation package is based on the impact of the position on the company, market practice and overall corporate and individual performance relative to stated corporate goals. The level of incentive compensation typically increases in relation to an executive officer’s responsibilities and ability to meet individual and corporate goals. The compensation committee believes that making a significant portion of an executive officer’s compensation contingent on corporate performance more closely aligns the executive officer’s interests with those of Archemix’s stockholders.

The compensation committee may decide, as appropriate, to modify the mix of base salary, annual and long-term incentives to best fit an executive officer’s specific circumstances or if required by competitive market conditions for attracting and retaining skilled personnel. For example, the compensation committee may make the decision to award more cash and not award a stock option. The compensation committee may also decide to award additional stock options to an executive officer if the total number of stock option grants received during an individual’s employment with Archemix does not adequately reflect the executive’s current position. Archemix believes that this discretion and flexibility allows the compensation committee to better achieve Archemix’s compensation objectives.

Conclusion

Archemix’s compensation policies are designed and are continually being developed to retain and motivate its executive officers and to reward them for outstanding individual and corporate performance.

Summary Compensation Table

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2007 and 2006, to Archemix’s (1) President and Chief Executive Officer, (2) Chief Financial Officer and (3) three most highly compensated executive officers, other than Archemix’s President and Chief Executive Officer and Chief Financial Officer. With the exception of Dr. De Souza, these individuals are expected to serve the combined company in the same capacities after the closing of the merger.

Name and Principal		Salary	Bonus		Option Awards	All Other
Position	Year	($)	($)		($)(1)	Compensation ($)		Total ($)

Errol De Souza, Ph.D.	2007	442,418			169,356	14,997	(3)	626,771
President and Chief Executive Officer	2006	421,173	196,560	(2)(4)	79,732	17,200	(3)	714,665
Gregg Beloff	2007	246,029	64,250	(5)	27,851	—		338,130
Vice President, Chief Financial Officer, Secretary and Treasurer	2006	235,237	60,274	(4)	7,963	—		303,474
Page Bouchard, D.V.M	2007	269,339	80,000	(5)	25,899	—		375,238
Senior Vice President, Discovery and Preclinical Development	2006	255,641	79,038	(4)	9,991	—		344,670
James Gilbert, M.D.(6)	2007	301,418	93,000	(5)	54,463	—		448,881
Senior Vice President, Chief Medical Officer	2006	80,535	85,065	(7)	566	—		166,166
Duncan Higgons(8)	2007	301,418	93,000	(5)	47,749	—		442,167
Executive Vice President, Business Operations	2006	251,363	83,265	(4)	17,739	—		352,367

(1)	Represents compensation expense in 2007 and 2006, respectively, calculated in accordance with SFAS 123(R). See Note 8 to Archemix’s audited financial statements for the fiscal year ended December 31, 2007, included elsewhere in this joint proxy statement/prospectus for details as to the assumptions used to calculate the fair value of the option awards. Archemix’s executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also Archemix’s discussion of stock-based compensation under “Archemix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations— Critical Accounting Policies and Estimates.”

(2)	In lieu of a cash bonus, on May 5, 2008, Dr. De Souza was granted a bonus for performance during fiscal year 2007 in the form of a stock option to purchase 468,750 shares of common stock at an exercise price of $0.31 per share, which commenced vesting on January 1, 2008 and will vest in full on January 1, 2009.

(3)	Consists of $10,000 reimbursed to Dr. De Souza in each of fiscal year 2007 and 2006 for his procurement of financial planning services and $4,997 in fiscal year 2007, and $7,200 in fiscal year 2006 reimbursed to Dr. De Souza as a tax gross-up associated with the reimbursement for the financial planning services. Archemix has agreed to pay or reimburse Dr. De Souza for up to $10,000, on an after-tax basis, for financial planning services each year that he is employed with Archemix.

(4)	Represents a cash bonus for performance during the fiscal year ended December 31, 2006, which was paid in 2007.

(5)	Represents a cash bonus for performance during the fiscal year ended December 31, 2007, which was paid in 2008.

(6)	Dr. Gilbert commenced employment with Archemix in September 2006.

(7)	Consists of a $25,065 pro-rated cash bonus for performance during the fiscal year ended December 31, 2006, which was paid in 2007, and a $60,000 sign-on bonus.

(8)	Mr. Higgons commenced employment with Archemix in February 2006.

2007 Grants of Plan-Based Awards

The following table shows information regarding grants of equity awards during the fiscal year ended December 31, 2007, to Archemix’s named executive officers. The equity awards were issued under Archemix’s 2001 Stock Plan.

			All Other Option
			Awards: Number of
			Securities			Grant Date Fair
			Underlying	Exercise or Base		Value of Option
	Grant	Approval	Options	Price of Option		Awards
Name	Date	Date	(#)	Awards ($/Sh)		($)(1)

Errol De Souza, Ph.D.	7/23/07	6/7/07	1,000,000	0.64	(2)	665,483
President and Chief Executive Officer
Gregg Beloff	3/8/07	3/8/07	250,000	0.22		105,193
Vice President, Chief Financial Officer, Secretary and Treasurer
Page Bouchard, D.V.M.	3/8/07	3/8/07	200,000	0.22		84,154
Senior Vice President, Discovery and Preclinical Development
James Gilbert, M.D.	7/23/07	6/7/07	200,000	0.64	(2)	133,097
Senior Vice President, Chief Medical Officer
Duncan Higgons	7/23/07	6/7/07	300,000	0.64	(2)	199,645
Executive Vice President, Business Operations

(1)	See Note 8 to Archemix’s audited financial statements for the fiscal year ended December 31, 2007, included elsewhere in this joint proxy statement/prospectus for details as to the assumptions used to calculate the fair value of the option awards. Archemix’s executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also Archemix’s discussion of stock-based compensation under “Archemix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.”

(2)	These options were repriced effective May 5, 2008 to an exercise price of $0.31 per share.

Employment Agreement with Dr. De Souza

See the disclosure set forth above under the heading “Director Compensation with Respect to the Combined Company” for a discussion of Archemix’s employment agreement with Dr. De Souza.

Employment Agreement with Mr. Higgons

See the disclosure set forth above under the heading “Executive Compensation and Other Information with Respect to the Combined Company” for a discussion of Archemix’s employment agreement with Mr. Higgons.

Offer Letters with Archemix’s Other Named Executive Officers

See the disclosure set forth above under the heading “Executive Compensation and Other Information with Respect to the Combined Company” for a discussion of Archemix’s offer letters with Mr. Beloff, Dr. Bouchard, and Dr. Gilbert.

Fiscal Year 2007 Option Awards to Named Executive Officers

Performance and Retention Grants

See the disclosure set forth above under the heading “Executive Compensation and Other Information with Respect to the Combined Company” for a discussion of the options awarded to Mr. Beloff, Dr. Bouchard, Dr. Gilbert, and Mr. Higgons during 2007.

On July 23, 2007, the Archemix board of directors granted Dr. De Souza an option to purchase 1,000,000 shares of common stock at an exercise price of $0.64 per share, representing the fair value on the date of grant, which was repriced effective May 5, 2008 to $0.31 per share, as discussed above in the Compensation Discussion and Analysis. The board of directors believed that this grant was appropriate to maintain the competitiveness of Dr. De Souza’s total compensation package. As a result of the full vesting in April 2007 of Dr. De Souza’s hiring grant of 4,250,000 shares, annual vesting of that grant ceased to add value to Dr. De Souza’s total compensation. To replace this value and maintain the competitiveness of his compensation, and as an incentive for ongoing contributions to the company, the board of directors made this option grant. This option vested as to 25% of the shares on June 7, 2008, and vests as to an additional 6.25% quarterly thereafter, and is immediately exercisable for shares of restricted stock, subject to Archemix’s repurchase right that lapses based on the same vesting schedule as the option.

Amendment to Dr. De Souza Grant

In August 2005, the Archemix board of directors granted Dr. De Souza an option to purchase 450,000 shares of common stock, the vesting of which would have commenced upon the completion of Archemix’s initial public offering and was scheduled to vest quarterly thereafter over 18 months from the completion of the initial public offering. On June 7, 2007, the board of directors approved an amendment to the vesting schedule of Dr. De Souza’s August 2005 stock option to remove the contingency of an initial public offering and provide that the option will vest quarterly as to 12.5% of the shares, with the first tranche vesting on September 7, 2007. The board of directors took this action because at the time the vesting schedule was amended, Archemix’s initial public offering was deemed to be imminent and, therefore, the board of directors concluded this contingency was no longer necessary.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table shows outstanding equity awards as of December 31, 2007, the last day of Archemix’s fiscal year, held by each of Archemix’s named executive officers.

Stock Awards
Market
Option Awards	Value of
Number	Number of	Shares
of	Number of	Shares or	or Units
Securities	Securities	Units of	of Stock
Underlying	Underlying	Stock	That
Unexercised	Unexercised	Option	That Have	Have
Options	Options	Exercise	Option	Not	Not
(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($)(2)

Errol De Souza, Ph.D.	3,265,625	(3)	—	0.10	4/1/13	—	—
President and Chief Executive Officer	192,000	(4)	—	0.10	1/20/15	—	—
206,250	93,750	(5)	0.10	1/20/15	—	—
112,500	337,500	(6)	0.10	8/2/15	—	—
73,584	(7)	—	0.10	1/23/16	—	—
—	1,000,000	(8)	0.64	(9)	7/23/17	—	—
Gregg Beloff	350,000	(10)	—	0.10	12/15/13	—	—
Vice President, Chief Financial	31,443	(4)	—	0.10	1/20/15	—	—
Officer, Secretary and Treasurer	34,375	15,625	(11)	0.10	1/20/15	—	—
21,250	(7)	—	0.10	1/23/16	—	—
—	250,000	(12)	0.22	3/8/17	—	—
Page Bouchard, D.V.M.	300,000	100,000	(13)	0.10	11/1/14	—	—
Senior Vice President, Discovery	35,000	(7)	—	0.10	1/23/16	—	—
and Preclinical Development	8,750	11,250	(14)	0.10	1/23/16	—	—
37,500	62,500	(15)	0.10	6/2/16	—	—
—	200,000	(11)	0.22	3/8/17	—	—
James Gilbert, M.D.	125,000	275,000	(16)	0.10	11/29/16	—	—
Senior Vice President, Chief Medical Officer	—	200,000	(8)	0.64	(9)	7/23/17	—	—
Duncan Higgons	—	—	—	—	675,000	(17)	330,750
Executive Vice President, Business Operations	—	300,000	(8)	0.64	(9)	7/23/17	—	—

(1)	All stock options granted to Archemix’s executive officers are immediately exercisable for shares of restricted common stock, which are subject to Archemix’s repurchase right that lapses on the same schedule as the vesting schedule of the applicable stock option.

(2)	The market value of the stock awards is determined by multiplying the number of shares times $0.49, the fair value of Archemix common stock on December 31, 2007.

(3)	Represents the unexercised portion of an option to purchase 4,250,000 shares of common stock, which vested as to 25% of the shares on April 1, 2004 and as to an additional 6.25% of the shares quarterly thereafter, and is currently fully vested.

(4)	The option vested in full on January 20, 2006.

(5)	Represents the unvested portion of an option to purchase 300,000 shares of common stock, which vested as to 25% of the shares on January 20, 2006 and vests as to an additional 6.25% of the shares quarterly thereafter.

(6)	Represents an option to purchase 450,000 shares of common stock, the vesting of which, as of December 31, 2006, commenced upon the completion of Archemix’s initial public offering and was scheduled to vest quarterly thereafter over 18 months from the completion of the initial public offering. In June 2007, the Archemix board of directors approved an amendment to the vesting schedule of this option that removed the contingency of an initial public offering and provides that the option will vest quarterly as to 12.5% of the shares, with the first tranche having vested on September 7, 2007.

(7)	The option vested in full on January 23, 2007.

(8)	The option vests as to 25% of the shares on June 7, 2008 and vests as to an additional 6.25% quarterly thereafter.

(9)	The option was repriced effective May 5, 2008 to $0.31 per share.

(10)	The option vested as to 25% of the shares on December 15, 2004 and as to an additional 6.25% quarterly thereafter, and is currently fully vested.

(11)	Represents the unvested portion of an option to purchase 50,000 shares of common stock, which vested as to 25% of the shares on January 20, 2006 and vests as to an additional 6.25% quarterly thereafter.

(12)	The option vests as to 25% of the shares on March 8, 2008 and vests as to an additional 6.25% quarterly thereafter.

(13)	Represents the unvested portion of an option to purchase 400,000 shares of common stock, which vested as to 25% of the shares on November 1, 2005 and vests as to an additional 6.25% quarterly thereafter.

(14)	Represents the unvested portion of an option to purchase 20,000 shares of common stock, which vested as to 25% of the shares on January 23, 2007 and vests as to an additional 6.25% quarterly thereafter.

(15)	Represents the unvested portion of an option to purchase 100,000 shares of common stock, which vested as to 25% of the shares on June 2, 2007 and vests as to an additional 6.25% quarterly thereafter.

(16)	Represents the unvested portion of an option to purchase 400,000 shares of common stock, which vested as to 25% of the shares on September 25, 2007 and vests as to an additional 6.25% quarterly thereafter.

(17)	Represents the unvested portion of 1,200,000 shares of restricted stock subject to Archemix’s repurchase right that lapsed as to 25% of the 1,200,000 shares on February 1, 2007 and lapses as to an additional 6.25% quarterly thereafter.

2007 Option Exercises and Stock Vested

The following table shows information regarding the vesting of stock awards held by each of Archemix’s named executive officers during the fiscal year ended December 31, 2007. There were no options exercised by Archemix’s named executive officers during the fiscal year ended December 31, 2007.

Stock Awards
Number
of Shares
	Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)

Errol De Souza, Ph.D.	—	—
President and Chief Executive Officer
Gregg Beloff	—	—
Vice President, Chief Financial Officer, Secretary and Treasurer
Page Bouchard, D.V.M.	—	—
Senior Vice President, Discovery and Preclinical Development
James Gilbert, M.D.	—	—
Senior Vice President, Chief Medical Officer
Duncan Higgons	525,000	157,500	(1)
Executive Vice President, Business Operations

(1)	All shares were acquired at a purchase price of $0.10 per share. The value realized upon vesting consists of $36,000 upon the vesting of 300,000 shares on February 1, 2007 at a fair value of $0.22 per share, $40,500 upon the vesting of 75,000 shares on May 1, 2007 at a fair value of $0.64 per share, $40,500 upon the vesting of 75,000 shares on August 1, 2007 at a fair value of $0.64 per share, and $40,500 upon the vesting of 75,000 shares on November 1, 2007 at a fair value of $0.64 per share.

Pension Benefits

Archemix does not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

Archemix does not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Termination of Employment and Change in Control Arrangements as of December 31, 2007

As of December 31, 2007, the terms of Archemix’s employment agreements with its President and Chief Executive Officer and its Executive Vice President, Business Operations obligated Archemix to make certain payments and provide certain benefits to these officers in the event of a change in control or termination in the case of Dr. De Souza, or in the event of a termination in the case of Mr. Higgons. The following information and table summarizes the potential payments to Dr. De Souza assuming that one of the following described events occurred on December 31, 2007, the last business day of Archemix’s fiscal year. For a discussion of Mr. Higgons’ severance arrangements in effect as of December 31, 2007, see the disclosure provided above the heading “Potential Payments Upon Termination or Change in Control with Respect to Executive Officers of Archemix who will Become Executive Officers of the Combined Company.”

As of December 31, 2007, none of Archemix’s other executive officers had any severance or change in control arrangements with Archemix.

Dr. De Souza, President and Chief Executive Officer

Termination Provisions of Archemix’s Employment Agreement with Dr. De Souza as of December 31, 2007

As of December 31, 2007, Archemix had the right to terminate its employment agreement with Dr. De Souza for cause, without cause, or by providing written notice to Dr. De Souza following Dr. De Souza’s failure due to illness, accident or any other physical or mental incapacity to perform the essential functions of his position for 90 consecutive days or an aggregate of 120 days within any period of 365 consecutive days during the term of the employment agreement, which is referred to herein as a disability termination.

Dr. De Souza had the right to terminate the employment agreement with good reason, or without good reason.

The terms “Cause” and “Good Reason” are defined in the employment agreement and are set forth in the discussion of the employment agreement above under the heading “Director Compensation with Respect to the Combined Company.”

Either Archemix or Dr. De Souza could initiate a termination for any of the above reasons by providing the other party with written notice. The effective date of any termination would be deemed the later of the date on which the termination notice is given and the date specified as the effective date in the termination notice; provided, that in the event of a disability termination, the termination date would be 30 days after receipt by Dr. De Souza or Archemix of the termination notice stating that the termination is a disability termination.

The employment agreement provided for termination immediately upon the death of Dr. De Souza.

Potential Payments to Dr. De Souza in the Event of Termination or a Change in Control as of December 31, 2007

Termination Prior to a Change in Control

Prior to a change in control, if Dr. De Souza’s employment was terminated by Archemix without cause or by Dr. De Souza with good reason, Dr. De Souza was entitled to receive severance pay in an amount equal to 12 months of his base salary, contingent upon Dr. De Souza executing a general release of all claims against Archemix and its officers, directors, employees and affiliates, and a pro-rated amount of his annual target bonus with respect to the year in which the termination occurred. These payments would be paid to Dr. De Souza in cash in a lump sum within 30 days of the termination of employment. In addition, Archemix would continue to provide Dr. De Souza with group health insurance and pay the premium, as in effect on the date of his termination, for a period of 12 months following his termination.

Termination Upon or Subsequent to a Change in Control

Upon or subsequent to a change in control, if Dr. De Souza’s employment was terminated by Archemix without cause or by Dr. De Souza with good reason, Dr. De Souza was entitled to the same payments set for above under “Termination Prior to a Change in Control.” Payment of these benefits was subject to Dr. De Souza’s execution of a general release of all claims against Archemix and its officers, directors, employees and affiliates.

Termination in the Event of Death or Disability

In the event of Dr. De Souza’s termination due to his death or disability, Dr. De Souza, or his estate or representatives, was entitled to receive a pro-rated amount of his target annual bonus with respect to the year in which the termination occurred. Payment of these benefits was subject to Dr. De Souza, or his representatives, executing a general release of all claims against Archemix and its officers, directors, employees and affiliates.

Payments to Dr. De Souza in the Event Termination Occurred on December 31, 2007

The following table summarizes the potential payments to Dr. De Souza assuming one of the events described above occurred on December 31, 2007, the last business day of Archemix’s fiscal year.

		Termination Without
	Termination Without	Cause or With Good
	Cause or With Good	Reason Upon or	Termination in the
Benefits Upon	Reason Prior to a	Subsequent to a	Event of Death or
Termination	Change in Control	Change in Control	Disability

Base salary	$441,000	$441,000	$—
Bonus	176,400	176,400	176,400
Continuation of health insurance	11,506	11,506	—

Total	$628,906	$628,906	$176,400

Termination of Employment and Change in Control Arrangements Entered into in 2008

Dr. De Souza, President and Chief Executive Officer

On June 30, 2008, Dr. De Souza’s employment agreement with Archemix was amended to, among other things, modify certain terms of his severance and change in control arrangements with Archemix. For a discussion of these severance and change in control arrangements, and the payments Dr. De Souza will receive in connection with his resignation upon completion of the merger, see the disclosure provided above under the headings “Interests of Archemix’s Directors and Executive Officers in the Merger,” and “Director Compensation with Respect to the Combined Company.”

Archemix’s Other Named Executive Officers

On September 30, 2008, Archemix entered into change in control agreements with each of its executive officers, with the exception of Dr. De Souza. For a discussion of the terms of these agreements, see the disclosure provided above under the heading “Potential Payments Upon Termination or Change in Control with Respect to Executive Officers of Archemix who will Become Executive Officers of the Combined Company.”

Director Compensation

2007 Director Compensation Table

The following table sets forth a summary of the compensation earned by Archemix’s directors, other than Dr. De Souza during the fiscal year ended December 31, 2007. Mr. Best, Mr. Mulloy, and Dr. Stein will resign immediately prior to completion of the merger. Drs. Barrett, Barkas, Maraganore, and Ross will serve as members of the combined company’s board of directors.

	Option
	Awards		Total
Name	($)(1)		($)

Peter Barrett, Ph.D.(2)	—		—
Alex Barkas, Ph.D.(2)	—		—
Lawrence Best(3)	12,116	(4)	12,116
John Maraganore, Ph.D.(5)	9,704	(4)	9,704
Corey Mulloy(2)	—		—
Michael Ross, Ph.D.(2)	—		—
Robert Stein, M.D., Ph.D.(6)	10,306		10,306

(1)	See Note 8 to Archemix’s audited financial statements for the fiscal year ended December 31, 2007, included elsewhere in this joint proxy statement/prospectus for details as to the assumptions used to calculate the fair value of the option awards. Archemix’s directors will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also Archemix’s discussion of stock-based compensation under “Archemix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.”

(2)	To date, Archemix has not compensated the members of its board of directors who are appointed by its preferred stockholders.

(3)	As of December 31, 2007, the last day of Archemix’s fiscal year, Mr. Best held options to purchase 154,000 shares of common stock, of which 96,000 were vested and 58,000 were unvested but immediately exercisable for shares of restricted stock which are subject to Archemix’s repurchase right that lapses in accordance with the vesting schedule of the applicable option grant. On March 2, 2007, Mr. Best was granted options to purchase 20,000 shares and 8,000 shares of common stock in accordance with Archemix’s director compensation policy, the grant date fair values of which were $8,415 and $3,366, respectively, calculated in accordance with SFAS 123(R).

(4)	Represents compensation expense in 2007, calculated in accordance with SFAS 123(R).

(5)	As of December 31, 2007, the last day of Archemix’s fiscal year, Dr. Maraganore held options to purchase 110,000 shares of common stock, of which 30,000 were vested and 80,000 were unvested but immediately exercisable for shares of restricted stock which are subject to Archemix’s repurchase right that lapses in accordance with the vesting schedule of the applicable option grant. On July 23, 2007, Dr. Maraganore was granted an option to purchase 20,000 shares of common stock in accordance with Archemix’s director compensation policy, the grant date fair value of which was $13,310, calculated in accordance with SFAS 123(R). On May 5, 2008, the exercise price of this option was repriced from $0.64 per share to $0.31 per share, as discussed above in the Compensation Discussion and Analysis.

(6)	Dr. Stein was elected to the Archemix board of directors on March 8, 2007. As of December 31, 2007, the last day of Archemix’s fiscal year, Dr. Stein held an option to purchase 90,000 shares of common stock, none of which were vested but all of which are immediately exercisable for shares of restricted stock which are subject to Archemix’s repurchase right that lapses in accordance with the vesting schedule of the option grant. On March 8, 2007, Dr. Stein was granted an option to purchase 90,000 shares of common stock in accordance with Archemix’s director compensation policy, the grant date fair value of which was $37,869, calculated in accordance with SFAS 123(R).

Director Compensation Policy

In March 2005, the Archemix board of directors adopted its director compensation policy, pursuant to which Archemix compensates its non-employee directors who are not appointed by Archemix’s preferred stockholders, Mr. Best, Dr. Maraganore and Dr. Stein, for service on the board of directors as follows:

•	Effective on the date of appointment, each director receives a non-qualified stock option to purchase 90,000 shares of common stock. These options are for a period of ten years, and are exercisable for up to 33% percent of the shares on the first anniversary of the vesting commencement date, which is the effective date of the director’s appointment to the board, and for an additional 33% percent of the shares each year thereafter, ending three years after the vesting commencement date.

•	Upon the first anniversary of election to the board, and each such anniversary thereafter, each director receives an option to purchase 20,000 shares of common stock; provided that such director attended a minimum of 75% of the board meetings held in the applicable calendar year. These options are for a period of ten years, and are exercisable for up to 100% of the shares on the first anniversary of the vesting commencement date.

•	The chairperson of the nominating and governance committee or the compensation committee upon election as chairperson receives an additional option to purchase 4,000 shares of common stock. In addition, upon each anniversary of the election as chairperson, such director will receive an option to purchase 4,000 shares of common stock; provided that the chairperson attended a minimum of 75% of the respective committee meetings held in the applicable calendar year. These options are for a period of ten years, and are exercisable for up to 100% of the shares on the first anniversary of the vesting commencement date, which is the date of appointment as chairperson, and each anniversary of such date thereafter.

•	The chairperson of the audit committee upon election as chairperson receives an additional option to purchase 8,000 shares of common stock. In addition, upon each anniversary of the election as chairperson, such director will receive an option to purchase 8,000 shares of common stock; provided that the chairperson attended a minimum of 75% of the audit committee meetings held in the applicable calendar year. These options are for a period of ten years, and are exercisable for up to 100% of the shares offered on the first anniversary of the vesting commencement date, which is the date of appointment as chairperson, and each anniversary of such date thereafter.

All stock options granted to the members of the Archemix board of directors are immediately exercisable for shares of restricted common stock, subject to Archemix’s repurchase right that lapses based on the same vesting schedule as the applicable option.

Pursuant to the terms of the option agreements governing the grants to members of the Archemix board of directors, in the event a director resigns from the board, the vesting of any options granted for service on the board or a committee ceases as of such date, and such director has a period of up to three years from the date of resignation to exercise any option granted as compensation for service on the board of directors to the extent vested on the date of resignation.

Each member of the board is also entitled to receive reimbursement of all reasonable travel and entertainment expenses incurred in connection with attending meetings of the Archemix board of directors and its committees.

COMPENSATION OF NITROMED’S EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to NitroMed’s executive officers. In addition, this section discusses the principles underlying NitroMed’s executive compensation policies and decisions and the factors relevant to an analysis of these policies and decisions.

NitroMed’s compensation committee of NitroMed’s board of directors oversees the executive compensation program. In this role, NitroMed’s compensation committee reviews and approves all compensation decisions relating to NitroMed’s named executive officers on at least an annual basis.

NitroMed’s Executive Officers

NitroMed’s only current executive officer is Kenneth Bate, the president and chief executive officer and interim chief financial officer, who is a named executive officer for purposes of the executive compensation disclosure rules of the SEC.

In the executive compensation tables below, pursuant to the requirements of the executive compensation disclosure rules, NitroMed also includes information with respect to the following former executive officers of NitroMed: Argeris Karabelas, Ph.D., former interim president and chief executive officer; James Ham, III, former vice president, chief financial officer, secretary and treasurer; Gerald Bruce, former senior vice president, commercial operations; Jane Kramer, former vice president, corporate affairs; L. Gordon Letts, Ph.D., former senior vice president, research and development and chief scientific officer; and Manuel Worcel, M.D., former chief medical officer.

Philosophy, Objectives and Process

The primary objectives of NitroMed’s compensation committee with respect to executive compensation are to:

•	attract, motivate and retain the best possible executive talent;

•	ensure executive compensation is tied to NitroMed’s corporate strategies and the achievement of NitroMed’s business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of stockholder value.

In order to achieve these objectives, NitroMed’s compensation committee evaluates NitroMed’s executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies of similar size and stage of development in NitroMed’s industry and geographic area that compete with NitroMed for executive talent. In addition, NitroMed’s executive compensation program ties a substantial portion of each executive’s overall compensation to key strategic, financial and operational goals such as clinical trial progress, implementation of appropriate financing strategies, establishment of key strategic business relationships and growth of NitroMed’s customer base. NitroMed also provides a portion of executive compensation in the form of equity incentive awards of NitroMed common stock that vest over time, which NitroMed believes helps to retain executives and aligns their interests with those of NitroMed stockholders by allowing those executives to participate in NitroMed’s longer-term success, as reflected in stock price appreciation.

NitroMed competes with many other companies for executive personnel. Accordingly, NitroMed’s compensation committee generally targets overall compensation for executives near the median of compensation paid to similarly situated executives. Variations to this general target may occur as dictated by the experience level of the individual executive as well as by market forces. NitroMed does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. However, NitroMed recognizes that information regarding pay practices at other companies is useful both to ensure that NitroMed’s compensation practices are competitive in the marketplace and to assess the reasonableness of NitroMed’s compensation programs. In making compensation decisions, NitroMed’s compensation committee relies upon data provided by third party sources, including the Radford Biotechnology Surveys. The third-party data on which NitroMed relies compares companies of comparable size, market capitalization, stage of development and geographic presence. Although NitroMed’s compensation committee reviews the total compensation paid to each of NitroMed’s executive officers, NitroMed views each compensation element to be distinct.

Elements of Compensation

The primary elements of NitroMed’s executive compensation program are:

•	base salary;

•	annual cash incentive awards;

•	equity awards;

•	employee benefits, including retirement plans and health, dental and life insurance; and

•	severance and change in control benefits.

NitroMed has no policy, formal or informal, regarding the allocation of compensation between long-term and short-term or between cash and non-cash. NitroMed’s compensation committee reviews information compiled from independent third-party sources and determines subjectively what the appropriate mix of compensation components should be.

Base Salary

Base salaries for NitroMed’s executive officers are established based on the scope of the executive’s responsibilities and his or her prior relevant training, skills, knowledge and experience. In addition, NitroMed’s compensation committee considers salary data provided by third-party sources, as described above. NitroMed believes that executives’ base salaries should generally target the median range of salaries for executives with similar responsibilities in companies of comparable size and scope to NitroMed. NitroMed’s compensation committee also evaluates each executive’s base salary in reference to the other components of the executive’s compensation to ensure that the executive’s total compensation is in line with NitroMed’s overall compensation philosophy.

Initially, NitroMed’s executives’ base salaries are generally set pursuant to the terms of an employment offer letter agreement that NitroMed enters into with each executive officer. NitroMed’s compensation committee then reviews the base salaries of executives on at least an annual basis. If necessary, base salaries are adjusted by NitroMed’s compensation committee from time to time in order to reflect the promotion of an executive officer or to realign salaries with market levels, after taking into account such factors as individual performance, scope of responsibility and experience. In addition, base salaries for all employees, including NitroMed’s executive officers, are reviewed with respect to overall company performance. In January 2007, the independent members of NitroMed’s board of directors approved an overall merit increase for all employees, including NitroMed’s executive officers, in the amount of 4% over 2006 salary levels. The independent members of NitroMed’s board took this action, as they have similarly done in recent years, to account for increases in inflation and cost of living.

In January 2007, Dr. Karabelas relinquished his responsibilities as interim president and chief executive officer and Kenneth M. Bate was appointed as NitroMed’s president and chief executive officer and elected a director. Upon his appointment as president and chief executive officer, Mr. Bate relinquished his responsibilities as NitroMed’s chief financial officer, chief operating officer, treasurer and secretary. Also in January 2007, James Ham, III, NitroMed’s then-vice president of finance, was appointed as NitroMed’s vice president, chief financial officer, treasurer and secretary. In recommending the base salary levels for Mr. Bate and

Mr. Ham in their new positions, NitroMed’s compensation committee reviewed the salaries earned by executives in other companies in a comparable position to NitroMed’s. NitroMed’s compensation committee also analyzed each executive’s base salary in reference to performance, scope of responsibility and experience.

Annual Cash Incentive Awards

NitroMed’s executive officers are generally each eligible to receive an annual cash incentive award. These discretionary annual cash incentive awards are intended to provide incentives and to compensate executives for the achievement of both individual performance objectives and company-wide strategic, operational and financial goals. The target amounts of these annual cash incentive awards are calculated as a percentage of the applicable executive’s base salary, with higher ranked executives typically compensated at a higher target percentage of base salary.

NitroMed’s compensation committee works with the chief executive officer to develop corporate and individual goals that the committee believes can reasonably be achieved by each executive over the next year. NitroMed’s compensation committee reviews the company-wide goals and individual performance goals for each executive, the weighting of various goals for each executive and determines the formula used in determining potential bonus amounts based upon the achievement of those goals.

Individual performance objectives are based upon the particular area of expertise of the executive and the executive’s performance in attaining those objectives. In 2007, NitroMed’s corporate goals included objectives with respect to sales of NitroMed’s commercial product, BiDil® (isosorbide dinitrate/hydralazine hydrochloride); improving preferred coverage of BiDil through managed care plans; management of operating expenses; achievement of a financing transaction; and continued development of an extended release version of BiDil, known as BiDil XRtm.

In determining its recommendation for fiscal 2007 discretionary cash incentive awards, NitroMed’s compensation committee reviewed the goals established at the beginning of 2007 and assessed the level to which each goal had been achieved. The committee also reviewed the relative weight that had been attributed to each goal. In addition, the committee reviewed and assessed NitroMed’s strategic position at the end of 2007. After discussing and analyzing the results of NitroMed’s efforts in 2007, NitroMed’s compensation committee determined to pay all non-sales employees, including NitroMed’s executive officers, annual cash incentive awards at 75% of target level.

The target award for each named executive officer as a percentage of base salary and the amounts earned for fiscal 2007 are as set forth below.

	Cash Incentives
	Award as a
	Target	Cash Incentive Award
	Percentage of	Amount Paid for 2007
Name	Base Salary	Service

Kenneth Bate	50%	$144,375
James Ham, III	35%	63,656
Gerald Bruce	50%	90,000
Jane Kramer	35%	58,094

Dr. Letts and Dr. Worcel, as part-time employees and pursuant to their May 2007 transition agreement and March 2007 employment offer letter, respectively, were not eligible to receive an annual cash incentive award for service in 2007. In addition, Dr. Karabelas relinquished his responsibilities as interim president and chief executive officer in January 2007, and therefore was ineligible to receive a cash incentive award. Pursuant to his employment offer letter, Mr. Bruce is entitled to receive a guaranteed annual cash incentive award in the amount of $90,000 for the years 2006, 2007 and 2008.

Equity Awards

NitroMed’s equity incentive program is the primary vehicle NitroMed utilizes to create long-term incentives for executive officers. NitroMed believes that equity grants provide executives with a direct, tangible link to NitroMed’s long-term performance and success. The vesting schedules for NitroMed’s equity awards complement NitroMed’s executive retention objectives by providing an incentive for executive officers to remain in NitroMed’s employ for the duration of the vesting period. In addition, equity awards further align the interests of NitroMed’s executive officers and NitroMed’s stockholders. In determining the size of equity awards to NitroMed’s executive officers, NitroMed’s compensation committee considers third-party data related to executives in comparable positions, the executive’s individual performance, the number of equity awards previously granted to the executive, NitroMed’s performance and the recommendations of NitroMed’s management.

NitroMed’s compensation committee generally makes an initial equity award to new executives upon their hiring and then makes annual equity awards as part of NitroMed’s overall compensation program. These annual equity awards are typically granted to executives in conjunction with the review of the executive’s individual performance and the achievement of company-wide objectives, which generally takes place at a meeting of NitroMed’s compensation committee held in the first quarter of each year. Additional equity awards may be made at meetings of NitroMed’s compensation committee throughout the year in connection with an executive’s promotion or if NitroMed’s compensation committee determines that it is in NitroMed’s best interests to make an additional award to an individual or group of executive officers. All equity awards to executive officers are approved by either NitroMed’s compensation committee or a majority of NitroMed’s independent directors. Compensation committee meetings at which equity awards are made are scheduled without regard to anticipated earnings or other major announcements. NitroMed’s compensation committee reviews all components of an executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to NitroMed’s overall philosophy and objectives. NitroMed does not have any equity ownership guidelines for executive officers.

Stock Option Awards.  NitroMed’s equity awards have typically taken the form of grants of options to purchase shares of NitroMed common stock. NitroMed’s compensation committee sets the exercise price of all stock options to equal the closing price of NitroMed common stock as reported on The NASDAQ Global Market on the date of grant of the stock option. Typically, the options to purchase shares of NitroMed common stock that NitroMed’s compensation committee grants to executive officers vest in annual increments of 25% per year over the first four years of a ten-year option term. Vesting and exercise rights generally cease 90 days after the termination of an executive officer’s employment, except in the case of death or disability. Prior to the exercise of an option, the holder of the option has no rights as a stockholder with respect to the shares of common stock subject to the option, including voting rights and the right to receive dividends or dividend equivalents.

In January 2007, in connection with the cessation of Dr. Karabelas’ employment as NitroMed’s interim chief executive officer and president, the independent members of NitroMed’s board of directors modified the terms of certain option grants previously made to Dr. Karabelas in order to extend the exercise term of the vested portion of the options from three months following the cessation of Dr. Karabelas’ employment to five years following the cessation of employment. The independent directors took this action in recognition of Dr. Karabelas’ past service and contributions to NitroMed.

In May 2007, NitroMed entered into a transition agreement with Dr. Letts, pursuant to which he relinquished his responsibilities as NitroMed’s senior vice president, research and development and chief scientific officer and became NitroMed’s scientific and technology advisor. In conjunction with the execution of the transition agreement, NitroMed’s compensation committee modified each of Dr. Letts’ outstanding option agreements to extend the period of exercisability of the vested portion of the options to two years following the end of the term of the transition agreement in May 2008. In addition, in the event of an early termination of the transition agreement by NitroMed, any of Dr. Letts’ options that would have vested during the part-time period but for the early termination of the part-time period will vest immediately as of the date of the early termination. NitroMed’s compensation committee took this action in recognition of Dr. Letts’ past service and contributions to NitroMed.

In January 2008, in connection with Manuel Worcel’s relinquishment of his responsibilities as chief medical officer, NitroMed’s compensation committee modified the terms of certain option grants previously made to Dr. Worcel in order to extend the term of exercisability of the vested portion of the options from three months following the cessation of Dr. Worcel’s employment to six months following the cessation of employment. NitroMed’s compensation committee took this action in recognition of Dr. Worcel’s past service and contributions to NitroMed.

Restricted Stock Awards.  In March and April 2007, NitroMed’s compensation committee granted awards of restricted common stock to key employees and executive officers. These restricted stock awards are intended to help retain employees, including executive officers, by providing an opportunity for substantial capital appreciation and more predictable long-term incentive value.

Pursuant to the terms and conditions of each restricted stock award, the restricted shares vest on the following schedule: 25% of the restricted shares vested on the date that was six months after the grant date; 25% of the restricted shares vested on the first anniversary of the grant date; and 50% of the restricted shares vest on the second anniversary of the grant date. Upon a change in control of NitroMed or upon the termination of the officer’s employment without cause, all unvested restricted shares shall immediately vest in full. In the event that the executive officer ceases to be employed by NitroMed for any reason or no reason, except as described in the preceding sentence, all of the restricted shares that are unvested at the time of the termination of employment will be immediately and automatically forfeited to NitroMed, without the payment of any consideration to the executive officer.

Benefits and Other Compensation

NitroMed maintains broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and participation in a 401(k) plan. Executives are eligible to participate in all of NitroMed’s employee benefit plans, in each case on the same basis as other employees. With respect to NitroMed’s 401(k) plan, NitroMed matches employee contributions with shares of NitroMed common stock, subject to certain limitations and vesting rules.

Pursuant to the terms of their offer letter agreements, during 2007 NitroMed reimbursed certain executive officers for expenses related to relocation to the Boston area, including for such items as moving household contents, buying and selling commissions and temporary housing. In addition, NitroMed provided certain executives with cost of living payments that were designed to assist those executives in their transition to the Boston area.

NitroMed also utilizes cash signing bonuses when certain executives and senior non-executives join NitroMed. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, NitroMed will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment and/or to create additional incentive for an executive to join NitroMed.

From time to time, NitroMed also utilizes cash bonuses designed to retain key executives and employees. In January 2008, in conjunction with the implementation of a restructuring plan that includes the discontinuation of active promotional activities for BiDil and reductions in employee headcount, NitroMed entered into retention agreements with Mr. Bate and Mr. Ham and NitroMed entered into a retention and separation agreement with Ms. Kramer, which are described below under the heading “Retention Agreements.”

Severance and Change in Control Benefits

NitroMed has entered into change in control agreements with NitroMed’s executive officers. In addition, NitroMed has established an executive severance benefit plan in which NitroMed’s executive officers participate. The terms of the executive severance benefit plan provide that officers must relinquish any severance benefits they would receive pursuant to their respective employment offer letters in order to participate in the plan. Pursuant to these arrangements, NitroMed’s executive officers are entitled to specified benefits in the event of a termination of their employment under specified circumstances, including termination following a change in control of NitroMed. NitroMed has provided more detailed information regarding these benefits, as well as estimates of their value under various circumstances, below under the heading, “Potential Payments Upon Termination or Change in Control”.

In connection with Mr. Bruce’s cessation of employment in March 2008, Mr. Bruce will receive an aggregate amount of $447,261, representing salary and benefit continuation for a period of twelve months pursuant to NitroMed’s executive severance benefit plan, as well as bonus, housing allowance and cost of living payments pursuant to his separation agreement. In connection with Ms. Kramer’s cessation of employment in April 2008, Ms. Kramer will receive an aggregate amount of up to $235,998, representing salary and benefit continuation for a period of up to twelve months pursuant to NitroMed’s executive severance benefit plan.

NitroMed has reviewed the practices of comparable companies, and believes that NitroMed’s severance and change in control benefits are generally in line with severance benefits provided to executives in comparable circumstances. NitroMed’s change in control agreements, which address what benefits an executive would receive in the event that his or her employment were terminated as a result of a change in control of NitroMed, are structured on a “double trigger” basis. The “double trigger” structure means that a change in control of the company does not itself trigger the benefits offered under the agreement; rather, benefits are only paid if the executive’s employment is terminated during a specified period after the change in control. NitroMed believes that a “double trigger” benefit maximizes shareholder value by preventing an unintended windfall to executives in the event of a “friendly” change in control, while also providing NitroMed’s executives with appropriate incentives to cooperate in negotiating any potential change in control transaction which they believe may result in the termination of their employment.

Retention Agreements

In January 2008, NitroMed announced the implementation of a restructuring plan that includes the discontinuation of active promotional activities for BiDil and substantial reductions in employee headcount. In conjunction with this restructuring action, in January 2008 NitroMed entered into retention agreements with certain of NitroMed’s named executive officers in order to provide an additional financial incentive for those officers to remain with NitroMed during a challenging period of time for the company. Pursuant to the terms of the retention and separation agreement that NitroMed entered into with Ms. Kramer, Ms. Kramer earned a retention payment in the amount of $48,910 upon her separation of employment in April 2008. For a discussion of the terms of these retention agreements, see “Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to NitroMed’s chief executive officer and NitroMed’s four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. NitroMed periodically reviews the potential consequences of Section 162(m) and NitroMed generally intends to structure the performance-based portion of executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to NitroMed. However, NitroMed’s compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Effective January 1, 2006, NitroMed has accounted for share-based payments in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), or SFAS 123R. To date, the adoption of SFAS 123R has not had a material impact on NitroMed’s executive compensation policies and practices.

Summary Compensation Table

The table below sets forth the total compensation paid or accrued for the fiscal years ended December 31, 2007 and 2006 to (i) all individuals serving as NitroMed’s principal executive officer during fiscal year 2007, (ii) all individuals serving as NitroMed’s principal financial officer during fiscal year 2007, (iii) each of NitroMed’s three most highly compensated other executive officers who were serving as executive officers on December 31, 2007 and (iv) one additional person for whom disclosure would have been required pursuant to the proxy rules but for the fact that the individual was not serving as an executive officer on December 31, 2007, provided that in the case of (iii) and (iv) each person’s total annual compensation exceeded $100,000 for the year ended December 31, 2007. NitroMed refers to these officers collectively as NitroMed’s named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)	($)(1)	($)(2)	($)(3)	($)	Total ($)

Kenneth Bate(4)	2007	381,958	—	—	898,308	144,375	23,683	1,448,324
President and Chief Executive Officer and Interim Chief Financial Officer	2006	236,539	50,000	—	747,518	90,000	1,021	1,125,078
Argeris Karabelas, Ph.D.(5)	2007	—	—	—	539,976	—	34,000	573,976
Former Interim President and Chief Executive Officer	2006	—	—	—	1,528,124	—	81,000	1,609,124
James Ham, III(6)	2007	241,713	—	69,611	316,295	63,656	19,415	710,690
Former Vice President, Chief Financial Officer, Treasurer and Secretary	2006	206,816	—	—	378,253	32,250	16,481	633,800
Gerald Bruce(7)	2007	239,533	—	78,999	184,043	90,000	127,488	720,063
Former Senior Vice President, Commercial Operations	2006	199,269	45,000	—	275,028	90,000	83,220	692,517
Jane Kramer(8)	2007	221,312	—	63,529	248,653	58,094	22,884	614,472
Former Vice President, Corporate Affairs	2006	212,800	—	—	331,060	44,688	93,961	682,509
L. Gordon Letts, Ph.D.(9)	2007	292,754	11,250	—	823,938	—	23,970	1,151,912
Former Senior Vice President, Research and Development and Chief Scientific Officer	2006	270,217	25,000	—	826,318	56,746	23,998	1,202,279
Manuel Worcel, M.D.(10)	2007	277,401	—	—	491,230	—	17,386	786,017
Former Chief Medical Officer	2006	206,744	—	—	624,039	—	16,720	847,503

(1)	The fair value amount for grants of restricted common stock has been determined applying the principles outlined in SFAS 123R.

(2)	The fair value amount for options has been determined using the Black-Scholes option pricing model and applying the principles outlined in SFAS 123R.

(3)	The amounts listed in 2007 reflect cash incentive awards paid in fiscal year 2008 with respect to performance measures achieved in fiscal year 2007. The amounts listed in 2006 reflect cash incentive awards paid in fiscal year 2007 with respect to performance measures achieved in fiscal year 2006.

(4)	The amount listed under “All Other Compensation” in 2007 includes $15,706 related to health and dental benefits, $2,191 related to premiums on group life insurance and $5,786 related to 401(k) plan matching contributions. The amount listed under “Bonus” in 2006 reflects a sign-on bonus paid to Mr. Bate pursuant to his March 2006 employment offer letter. The amount listed under “All Other Compensation” in 2006 represents the payment of premiums with respect to group life insurance.

(5)	Dr. Karabelas was appointed NitroMed’s interim president and chief executive officer in March 2006 and relinquished his responsibilities in January 2007. The amount listed under “All Other Compensation” in

2007 includes $34,000 paid with respect to service on NitroMed’s board of directors. The amount listed under “All Other Compensation” in 2006 includes $40,000 paid with respect to cost of living expenses and $41,000 paid with respect to service on NitroMed’s board of directors. Additional information regarding compensation earned by Dr. Karabelas for his service on NitroMed’s board is included under the headings “Compensation of Directors” and “Director Compensation Table” below.

(6)	Mr. Ham relinquished his responsibilities as NitroMed’s vice president, chief financial officer, treasurer and secretary in April 2008. Mr. Ham was appointed NitroMed’s vice president, chief financial officer, treasurer and secretary in January 2007, having previously served as NitroMed’s vice president, finance since September 2004. The amount listed under “All Other Compensation” in 2007 includes $15,429 related to health and dental benefits, $2,167 related to premiums on group life insurance and $1,819 related to 401(k) plan matching contributions. The amount listed under “All Other Compensation” in 2006 includes $14,566 related to health and dental benefits and $1,915 related to premiums on group life insurance.

(7)	Mr. Bruce relinquished his responsibilities as NitroMed’s senior vice president, commercial operations in March 2008. The amount listed under “All Other Compensation” in 2007 includes $15,429 related to health and dental benefits, $2,158 related to premiums on group life insurance, $5,410 related to 401(k) plan matching contributions, $30,000 paid as a cost of living adjustment benefit and $74,491 related to housing reimbursement, including payment for state and federal taxes. The amount listed under “Bonus” in 2006 reflects a sign-on bonus paid to Mr. Bruce pursuant to his January 2006 employment offer letter. The amount listed under “All Other Compensation” in 2006 includes $15,175 related to health and dental benefits, $27,500 paid as a cost of living adjustment benefit and $40,545 related to temporary housing reimbursement, including payment for state and federal taxes.

(8)	Ms. Kramer relinquished her responsibilities as NitroMed’s vice president, corporate affairs in April 2008. The amount listed under “All Other Compensation” in 2007 includes $14,135 related to health and dental benefits, $2,098 related to premiums on group life insurance and $6,651 related to 401(k) plan matching contributions. The amount listed under “All Other Compensation” in 2006 includes $14,566 related to health and dental benefits, $449 related to premiums on group life insurance, $8,854 related to 401(k) plan matching contributions and $70,092 paid with respect to reimbursement of relocation expenses, including payment for state and federal taxes.

(9)	NitroMed entered into a transition agreement with Dr. Letts in May 2007, pursuant to which Dr. Letts relinquished his responsibilities as NitroMed’s senior vice president, research and development and chief scientific officer in May 2007 and became NitroMed’s scientific and technology advisor. The amount listed under “Bonus” in 2007 reflects an achievement bonus paid to Dr. Letts in connection with the licensing of certain non-strategic intellectual property rights, pursuant to the terms of his May 2007 transition agreement. The amount listed under “All Other Compensation” in 2007 includes $15,429 related to health and dental benefits, $2,191 related to premiums on group life insurance and $6,350 related to 401(k) plan matching contributions. The amount listed under “Bonus” in 2006 reflects a retention bonus paid to Dr. Letts in March 2006. The amount listed under “All Other Compensation” in 2006 includes $14,566 related to health and dental benefits, $1,132 related to premiums on group life insurance and $8,300 related to 401(k) plan matching contributions.

(10)	Dr. Worcel served as NitroMed’s chief medical officer from March 2007 to January 2008 and as NitroMed’s medical and scientific advisor from January 2006 to March 2007. Dr. Worcel previously served as NitroMed’s chief medical officer from August 2003 to January 2006. The amount listed under “All Other Compensation” in 2007 includes $15,429 related to health and dental benefits and $1,957 related to premiums on group life insurance. The amount listed under “All Other Compensation” in 2006 includes $14,566 related to health and dental benefits and $2,154 related to premiums on group life insurance.

Employment Agreement with Kenneth Bate

For a discussion of employment, severance, change of control and retention agreements by and between NitroMed and Mr. Bate, see the disclosure set forth above under “NitroMed Employment Agreement with

Kenneth Bate” and “Potential Payments Upon Termination or Change in Control with respect to Kenneth Bate”.

Agreements with Former Officers

Argeris Karabelas, Ph.D.  In January 2007, Dr. Karabelas relinquished his responsibilities as NitroMed’s interim president and chief executive officer. In March 2006, NitroMed entered into an employment offer letter with Dr. Karabelas, which terminated in connection with the relinquishment of his responsibilities. The offer letter specified an initial annual base salary of $361,000, subject to adjustments. In addition, the offer letter provided that, should NitroMed’s compensation committee approve an annual bonus for fiscal year 2006, Dr. Karabelas would be eligible for a discretionary award of up to 50% of his annualized base salary. Pursuant to the terms of the offer letter, NitroMed’s independent directors granted Dr. Karabelas an option to purchase 225,000 shares of NitroMed’s common stock pursuant to the terms of NitroMed’s 2003 stock incentive plan. The option vested in 12 equal monthly installments beginning on the first month anniversary of the grant date, subject to Dr. Karabelas’ continued employment, with an exercise price equal to $7.83 per share. The terms of the offer letter provided that all unvested shares would vest and become immediately exercisable in full in the event of a change of control of NitroMed. In May 2006, in consideration for Dr. Karabelas’ agreement to forego the salary and bonus to which he otherwise would have been entitled pursuant to his employment offer letter, NitroMed’s independent directors granted Dr. Karabelas an option to purchase 200,000 shares of NitroMed’s common stock at an exercise price equal to $4.12 per share. This option vested and became exercisable immediately upon grant. In connection with Dr. Karabelas’ relinquishment of his responsibilities in January 2007, the independent members of NitroMed’s board modified the terms of the option grants made to Dr. Karabelas in March and May 2006 in order to extend the term of exercisability of the vested portion of the options from three months following the cessation of Dr. Karabelas’ employment to five years following the cessation of employment.

James Ham, III.  In September 2004, Mr. Ham became NitroMed’s vice president of finance. In January 2007, Mr. Ham was appointed NitroMed’s vice president, chief financial officer, treasurer and secretary. In conjunction with this appointment, NitroMed’s independent directors established Mr. Ham’s 2007 salary at $242,500. In addition, NitroMed’s compensation committee subsequently set Mr. Ham’s discretionary cash incentive award target at 35% of his annualized base salary, and granted Mr. Ham an option to purchase 25,000 shares of NitroMed’s common stock at an exercise price equal to $3.22 per share, which vests and becomes exercisable over four years in equal annual installments, subject to Mr. Ham’s continued employment. Mr. Ham ceased to serve as NitroMed’s vice president, chief financial officer, treasurer and secretary on April 11, 2008.

Gerald Bruce.  In January 2006, NitroMed entered into an employment offer letter with Mr. Bruce, pursuant to which Mr. Bruce became NitroMed’s vice president of sales. Pursuant to the terms of the offer letter, which terminated in connection with Mr. Bruce’s separation of employment, NitroMed agreed to pay Mr. Bruce an annual base salary of $220,000, subject to adjustments thereafter as determined by NitroMed’s board. The offer letter specified that Mr. Bruce would be entitled to a sign-on bonus in the amount of $45,000. The offer letter further provided that Mr. Bruce would be entitled to a discretionary cash incentive award target of 50% of his annual base salary, based upon performance and the achievement of goals and objectives. The offer letter provided that Mr. Bruce would be guaranteed a minimum annual bonus payment in the amount of $90,000 for the performance years of 2006, 2007 and 2008. Pursuant to the terms of the offer letter, Mr. Bruce was also entitled to receive a monthly cost of living adjustment payment in the amount of $2,500 for 36 months beginning on the first month of his employment. The offer letter, as subsequently modified, also provided that NitroMed would reimburse Mr. Bruce up to a sum of $103,000, to be grossed up to account for applicable taxes, for relocation expenses and temporary housing. In connection with the commencement of his employment, Mr. Bruce was granted an option to purchase 40,000 shares of NitroMed’s common stock at an exercise price equal to $12.03 per share, which vested and became exercisable over four years in equal annual installments, subject to Mr. Bruce’s continued employment. In April 2006, NitroMed also entered into a letter agreement with Mr. Bruce, pursuant to which NitroMed agreed to pay Mr. Bruce $30,000 to help offset future relocation costs in the event his employment was terminated or his position was involuntarily and materially changed prior to June 30, 2008.

In February 2008, NitroMed entered into a separation agreement with Mr. Bruce, pursuant to which Mr. Bruce relinquished his responsibilities as senior vice president, commercial operations on March 15, 2008. Pursuant to the terms of the separation agreement, NitroMed agreed to continue to reimburse Mr. Bruce with respect to the above-referenced relocation and temporary housing allowance through June 2008. The separation agreement also affirmed that Mr. Bruce is entitled to the above-referenced payment in the amount of $30,000 to help offset future relocation costs. In addition, if a change in control in NitroMed occurs prior to December 31, 2008, Mr. Bruce will be entitled to receive a lump sum cash payment equal to 2.0 multiplied by (a) his highest annual base salary during the two-year period prior to the change in control date and (b) the highest of the following three cash incentive award scenarios: the average of his last two annual cash incentive award amounts received, his existing cash incentive award target or his existing cash incentive award guarantee; provided, however, that this cash payment will be reduced by the amount of severance payments that Mr. Bruce received pursuant to the terms of NitroMed’s executive severance benefit plan. In connection with Mr. Bruce’s cessation of employment in March 2008, Mr. Bruce will receive an aggregate amount of $447,261, representing salary and benefit continuation for a period of twelve months pursuant to NitroMed’s executive severance benefit plan, as well as relocation and temporary housing allowance payments and cost of living payments set forth in his separation agreement.

Jane Kramer.  In August 2005, NitroMed entered into an employment offer letter with Ms. Kramer, pursuant to which Ms. Kramer became NitroMed’s vice president of corporate communications. Pursuant to the terms of the offer letter, which terminated in connection with her separation of employment, NitroMed agreed to pay Ms. Kramer an annual base salary of $210,000, subject to adjustments thereafter as determined by NitroMed’s board. The offer letter specified that Ms. Kramer would be entitled to a sign-on bonus of $40,000 in lieu of an annual performance bonus for fiscal year 2005. In addition, the offer letter provided that, should NitroMed’s compensation committee approve an annual bonus beginning in fiscal year 2006, Ms. Kramer would be eligible for a discretionary cash incentive award target of 23% of her annualized base salary. The offer letter also provided that we would reimburse Ms. Kramer up to a sum of $40,000 to defray the expenses associated with relocating to Massachusetts. Pursuant to the terms of the offer letter, Ms. Kramer was granted an option to purchase 42,000 shares of NitroMed’s common stock at an exercise price equal to $19.30 per share, which vested and became exercisable over four years in equal annual installments, subject to Ms. Kramer’s continued employment.

In January 2008, NitroMed entered into a retention and separation agreement with Ms. Kramer, pursuant to which Ms. Kramer relinquished her responsibilities as vice president of corporate affairs on April 15, 2008. The terms of the agreement provide that Ms. Kramer will receive, as incentive to remain employed by NitroMed until the earlier of (i) April 15, 2008 or (ii) termination in connection with a change in control, a payment equal to the sum of (a) 50% of her annualized base salary for a three month period plus (b) 100% of her target 2008 cash incentive award, pro-rated for three months. The terms of the agreement provide that these sums will be paid in a lump sum, less applicable state and federal taxes, within ten days of April 15, 2008. The agreement further provides that in order to receive the retention benefits set forth above, Ms. Kramer must remain employed by us until April 15, 2008. In accordance with the terms of the agreement, Ms. Kramer earned a retention payment in the amount of $48,910 upon her separation of employment in April 2008. Pursuant to the terms of the agreement, Ms. Kramer agrees to cooperate with NitroMed following her separation from the company in order to assist NitroMed in any matter relating to her services to the company or in the defense or prosecution of any claims or actions. Pursuant to the terms of the agreement, Ms. Kramer also provided NitroMed with a complete waiver and release of all claims that she may have against NitroMed. In addition, in connection with Ms. Kramer’s cessation of employment in April 2008, Ms. Kramer will receive an aggregate amount of up to $235,998, representing salary and benefit continuation for a period of up to twelve months pursuant to NitroMed’s executive severance benefit plan.

In October 2008, NitroMed entered into a consulting agreement with Ms. Kramer, pursuant to which Ms. Kramer provides NitroMed with consulting services related to corporate communications and investor relations, and NitroMed compensates Ms. Kramer at a rate of $175.00 per hour. The initial term of the consulting agreement runs until April 30, 2009, and the agreement provides that either party may terminate the agreement upon ten days written notice. The consulting agreement also imposes customary obligations regarding inventions and proprietary information, which obligations are retroactively effective as of the date of Ms. Kramer’s separation of service. Prior to entering into this agreement, Ms. Kramer provided consulting services to NitroMed from time to time at an hourly rate of $250.00 per hour pursuant to an oral arrangement.

L. Gordon Letts, Ph.D.  In May 2007, NitroMed entered into a transition agreement with Dr. Letts, pursuant to which he resigned as NitroMed’s senior vice president, research and development and chief scientific officer. Pursuant to the terms of the transition agreement, the terms of the offer letter that NitroMed had previously entered into with Dr. Letts in November 1993 were superseded. The transition agreement provides that, for a period of twelve months following May 2007, Dr. Letts will continue as an at-will, non-executive, part-time employee in the capacity of scientific and technology advisor, for which he will receive an annualized salary of $300,000. The transition agreement provides that Dr. Letts will not be eligible to participate in NitroMed’s annual cash incentive award program. Pursuant to the terms of the transition agreement, if the 12-month part-time period is terminated by NitroMed without cause (excluding a termination in connection with a change in control), Dr. Letts is entitled to receive: (i) that portion of his annual salary that has not already been paid during the part-time period, (ii) a continuation of his annualized salary for an additional 12 months and (iii) contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage for a period of 12 to 18 months, depending on the time of termination. The transition agreement further provides that if the part-time period concludes in the ordinary course, Dr. Letts shall be entitled to receive (i) continuation of his then-current annual base salary for a period of 12 months and (ii) COBRA contributions for a period of 12 months from the conclusion of the part-time period in the normal course.

Pursuant to the terms of the transition agreement, if a change in control occurs during the part-time period and Dr. Letts’ employment is terminated without cause or for good reason within 12 months following the change in control, he is entitled to receive a lump sum cash payment representing his base salary through the date of termination, any deferred but unpaid compensation, any accrued vacation pay and a severance payment amount equal to his highest annual base salary during the two-year period prior to the change in control date. Dr. Letts will also be entitled to continuation of benefits for a period of 12 months after the date of termination, subject to offset if a subsequent employer offers benefits on terms at least as favorable as those offered by NitroMed. In addition, 100% of the then outstanding and unexercisable options to purchase shares of NitroMed common stock held by Dr. Letts will become immediately exercisable in full. The terms of the transition agreement also provide that if NitroMed enters into an agreement relating to the sale, licensing or co-promotion of certain intellectual property rights during the part-time period, Dr. Letts will receive an amount equal to 1.5% of any upfront cash payment made to NitroMed pursuant to that transaction.

Pursuant to the terms of the transition agreement, each of Dr. Letts’ outstanding option agreements was modified upon execution of the transition agreement to provide that (a) upon the conclusion of the part-time period in the normal course, the period of exercisability of the vested portion of the options shall be two years following such cessation of employment and (b) in the case of an early termination of the part-time period by us without cause (excluding a termination in connection with a change in control), (i) any options that would have vested during the part-time period but for the early termination of the part-time period will vest immediately as of the date of the early termination and (ii) the period of exercisability of the vested portion of the options shall equal the sum of (X) two years and (Y) the number of days remaining in the part-time period following the date of the early termination of the part-time period.

Manuel Worcel, M.D.  Dr. Worcel served as NitroMed’s chief medical officer from August 2003 to January 2006 and from March 2007 to January 2008. Dr. Worcel served as NitroMed’s medical and scientific advisor from January 2006 to March 2007. Dr. Worcel previously served as NitroMed’s president from September 1993 to August 2003 and as NitroMed’s chief executive officer and director from July 1993 to August 1997. In January 2006, NitroMed entered into an employment offer letter with Dr. Worcel, pursuant to which Dr. Worcel relinquished his responsibilities as NitroMed’s chief medical officer and became NitroMed’s medical and scientific advisor. Pursuant to the terms of the 2006 offer letter, NitroMed agreed to pay Dr. Worcel an annual base salary of $200,000, based on 2 full time days of service per week, subject to adjustments in accordance with normal business practices. The 2006 offer letter specified that Dr. Worcel would not be eligible to participate in NitroMed’s annual cash incentive award program. In March 2007, NitroMed entered into a new employment offer letter with Dr. Worcel, pursuant to which Dr. Worcel re-assumed his duties as NitroMed’s chief medical officer. Pursuant to the terms of the 2007 offer letter, NitroMed agreed to pay Dr. Worcel an annual base salary of $300,000, based on 3 full time days of service per week, subject to adjustments in accordance with normal business practices. The 2007 offer letter specified that Dr. Worcel would not be eligible to participate in NitroMed’s annual cash incentive award program. Dr. Worcel ceased to serve as NitroMed’s chief medical officer on January 17, 2008 and his March 2007 offer letter terminated.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of awards pursuant to plans made to NitroMed’s named executive officers during the fiscal year ended December 31, 2007.

							All Other
							Stock
						All Other	Awards:	Exercise	Grant Date
						Stock Awards:	Number of	or Base	Fair Value of
			Estimated Future Payouts Under Non-Equity			Number of	Securities	Price of	Stock and
			Incentive Plan Awards (2)			Shares of	Underlying	Option	Option
	Grant		Threshold		Maximum	Stock or Units	Options	Awards	Awards
Name	Date(1)		($)	Target ($)	($)	(#)	(#)	($)(3)	($)(4)

Kenneth Bate	—		—	192,500	—	—	—	—	—
	01/19/2007		—	—	—	—	500,000	2.65	785,000
Argeris Karabelas, Ph.D.	05/25/2007	(5)	—	—	—	—	15,000	2.67	25,800
James Ham, III	—		—	84,875	—	—	—	—	—
	03/16/2007		—	—	—	—	25,000	3.22	47,500
	03/16/2007	(6)	—	—	—	54,129	—	—	174,295
Gerald Bruce	—		—	120,000	—	—	—	—	—
	03/16/2007	(6)	—	—	—	61,429	—	—	197,801
Jane Kramer	—		—	77,459	—	—	—	—	—
	03/16/2007	(6)	—	—	—	49,400	—	—	159,068
L. Gordon Letts, Ph.D.	—		—	—	—	—	—	—	—
Manuel Worcel, M.D.	—		—	—	—	—	—	—	—

(1)	Unless otherwise noted in this table, all outstanding option grants were granted under NitroMed’s 2003 stock incentive plan, have a 10 year term and vest and become exercisable in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, subject to such named executive officer’s continued service.

(2)	These amounts reflect the incentive awards that would have been paid for 2007 performance if such awards had been made at each named executive’s target percentage of annual base salary. In 2007, the target percentage for each of Mr. Bate and Mr. Bruce was 50% of annual base salary, and the target percentage for each of Mr. Ham and Ms. Kramer was 35% of annual base salary.

(3)	The exercise prices of the option grants listed in this column reflect the closing price of NitroMed’s common stock on The NASDAQ Global Market on the date of grant.

(4)	The grant date fair value amount for option awards has been determined using the Black-Scholes option pricing model and applying the principles outlined in SFAS 123R. The grant date fair value amount for restricted stock awards has been determined applying the principles outlined in SFAS 123R.

(5)	In accordance with the terms of a director compensation program previously established by NitroMed’s board of directors, this option was awarded to Dr. Karabelas upon his re-election to NitroMed’s board at NitroMed’s 2007 annual meeting and vests and becomes exercisable on the first anniversary of the date of grant.

(6)	These restricted stock awards were granted under NitroMed’s 2003 stock incentive plan and the restrictions on these shares lapse, or vest, as follows: 25% of the restricted shares vested on the date that was six months after the grant date; 25% of the restricted shares vest on the first anniversary of the grant date; and 50% of the restricted shares vest on the second anniversary of the grant date.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table sets forth certain information concerning outstanding equity awards held by each named executive officer as of December 31, 2007.

	Option Awards(1)					Stock Awards
							Market
							Value of
							Shares or
		Number of				Number of	Units of
	Number of	Securities				Shares or	Stock
	Securities	Underlying				Units of	That Have
	Underlying	Unexercised	Option			Stock That	Not
	Unexercised Options	Options (#)	Exercise	Option Expiration		Have Not	Vested
Name	(#) Exercisable	Unexercisable	Price ($)	Date		Vested (#)	($)(2)

Kenneth Bate	260,001	239,999	7.83	03/20/2016	(3)	—	—
	0	500,000	2.65	01/19/2017		—	—
Argeris Karabelas, Ph.D.	12,500	0	2.00	01/15/2012		—	—
	5,000	0	2.00	11/19/2012		—	—
	7,500	2,500	6.95	06/14/2014		—	—
	15,000	0	14.99	05/16/2015	(4)	—	—
	168,750	0	7.83	03/20/2016	(5)	—	—
	200,000	0	4.12	05/17/2016	(6)	—	—
	0	15,000	2.67	05/25/2017	(4)	—	—
James Ham, III	30,000	10,000	18.98	09/13/2014		—	—
	5,000	5,000	14.99	05/16/2015		—	—
	6,625	19,875	11.46	01/30/2016		—	—
	32,000	0	8.06	03/30/2016	(7)	—	—
	10,000	30,000	2.84	08/16/2016		—	—
	8,750	26,250	2.17	10/12/2016		—	—
	0	25,000	3.22	03/16/2017		—	—
	—	—	—	—		40,596	41,002
Gerald Bruce	10,000	30,000	12.03	02/27/2016		—	—
	43,000	0	8.06	03/30/2016	(7)	—	—
	10,000	30,000	2.84	08/16/2016		—	—
	12,500	37,500	2.17	10/12/2016		—	—
	—	—	—	—		46,071	46,532
Jane Kramer	21,000	21,000	19.30	09/01/2015		—	—
	956	2,866	12.02	01/19/2016		—	—
	43,000	0	8.06	03/30/2016	(7)	—	—
	10,000	30,000	2.84	08/16/2016		—	—
	8,750	26,250	2.17	10/12/2016		—	—
	—	—	—	—		37,050	37,421
L. Gordon Letts, Ph.D.	3,465	0	1.30	06/16/2009		—	—
	24,660	0	2.00	01/30/2011		—	—
	65,000	0	2.00	03/12/2012		—	—
	55,000	0	2.00	06/17/2013		—	—
	75,000	0	7.98	12/01/2013		—	—
	18,750	6,250	7.55	05/18/2014		—	—
	46,875	15,625	10.21	07/19/2014		—	—
	42,500	42,500	14.99	05/16/2015		—	—
	8,600	25,800	12.02	01/19/2016		—	—
	43,000	0	8.06	03/30/2016	(7)	—	—
	10,000	30,000	2.84	08/16/2016		—	—
	8,750	26,250	2.17	10/12/2016		—	—
Manuel Worcel, M.D.	102,000	0	0.72	01/26/2008		—	—
	19,250	0	1.30	06/16/2009		—	—
	30,000	0	2.00	01/30/2011		—	—
	55,000	0	2.00	06/17/2013		—	—
	68,359	0	7.98	12/01/2013		—	—
	18,750	6,250	7.55	05/18/2014		—	—
	46,875	15,625	10.21	07/19/2014		—	—
	42,500	42,500	14.99	05/16/2015		—	—

(1)	Unless otherwise noted in this table, all outstanding option grants have a 10 year term and vest and become exercisable in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, subject to such named executive officer’s continued service.

(2)	Market value represents the number of shares of restricted stock that have not vested as of December 31, 2007, multiplied by the closing price of NitroMed’s common stock on that date ($1.01).

(3)	180,000 shares of this option vest and become exercisable in twelve equal monthly installments beginning on the date that is one month following the date of grant and 320,000 shares of this option vest and become exercisable in 36 monthly installments beginning on the first anniversary of the date of grant.

(4)	This option vests and becomes exercisable on the first anniversary of the date of grant.

(5)	This option vested and became exercisable in twelve equal monthly installments beginning on the date that was one month following the date of grant.

(6)	This option vested and became immediately exercisable upon grant.

(7)	This option vested and became exercisable in two equal installments, the first on the date that is six months following the date of grant and the second on the first anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table sets forth certain information regarding the exercise of stock options and the vesting of restricted stock during the fiscal year ended December 31, 2007 by NitroMed’s named executive officers.

	Option Awards		Stock Awards
	Number of	Value	Number of	Stock Awards
	Shares	Realized on	Shares	Value
	Acquired on	Exercise	Acquired on	Realized on
Name	Exercise (#)	($)(1)	Vesting (#)(2)	Vesting ($)(3)

Kenneth Bate	—	—	—	—
Argeris Karabelas, Ph.D.	—	—	—	—
James Ham, III	—	—	13,533	27,743
Gerald Bruce	—	—	15,358	31,484
Jane Kramer	—	—	12,350	35,318
L. Gordon Letts, Ph.D.	—	—	—	—
Manuel Worcel, M.D.	109,275	276,466	—	—

(1)	Value represents the difference between the exercise price per share and the fair market value per share of NitroMed’s common stock on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)	These shares represent the September 2007 lapse of restrictions, or vesting, with respect to 25% of the shares of restricted stock awarded pursuant to the terms of restricted stock agreements entered into in March 2007. The shares listed in this column include a portion of shares that were surrendered by the executive to NitroMed in satisfaction of tax withholding obligations incurred upon the lapse of restrictions, in accordance with the terms of the restricted stock agreements.

(3)	Value represents the fair market value per share of NitroMed’s common stock on the date of the lapse of restrictions, or vesting, multiplied by the number of shares acquired on vesting.

Potential Payments Upon Termination or Change in Control

Executive Severance Benefit Plan

In March 2006, NitroMed’s board, acting upon the recommendation of NitroMed’s compensation committee, approved and adopted an executive severance benefit plan for the benefit of NitroMed’s officers. The plan was amended in August 2006 to increase the benefits available to officers who have been designated at the level of vice president by NitroMed’s board or by NitroMed’s compensation committee.

The benefit plan provides severance benefits to those officers designated as participants under the plan by NitroMed’s board or NitroMed’s compensation committee who are terminated on or after March 30, 2006 and prior to the termination of the plan. NitroMed’s board has determined that all of NitroMed’s senior vice presidents and vice presidents shall be designated as participants under the plan, except as specifically provided in the plan. An officer shall not be eligible to receive benefits under the plan if, among other things, he or she is eligible to receive severance pursuant to a severance provision contained in an individual offer letter and has not agreed that the terms of the plan will supersede such offer letter. In that event, any severance provision contained in the officer’s offer letter would remain in effect.

The severance benefits provided under the benefit plan to eligible participants who are terminated without cause consist of:

Key Plan Elements	Senior Vice President and Above	Vice President

Severance	Salary continuation for a period of one year at base rate of pay.	Salary continuation for a period of six months at base rate of pay; if the executive remains unemployed throughout and at the conclusion of the initial six month period, the executive shall receive an additional six month period of salary continuation. However, if at any time during such additional six month period the executive secures new employment, the benefits terminate immediately.

Benefit Continuation	Contributions to the cost of COBRA health and dental insurance coverage on the same basis as NitroMed’s contribution to NitroMed’s health and dental insurance coverage immediately before the executive’s termination for a period of one year, provided that if the executive secures new employment, the continued contributions shall end when the new employment begins	Contributions to the cost of COBRA health and dental insurance coverage on the same basis as NitroMed’s contribution to health and dental insurance coverage immediately before the executive’s termination for a period of six months, provided that if the executive secures new employment, the contributions end when the new employment begins. If the executive remains unemployed throughout and at the conclusion of the initial six month period, the executive shall receive an additional six month period of benefits continuation. However, if at any time during such additional six month period the executive secures new employment, the benefits terminate immediately.

All severance and benefits are subject to the executive officer signing a severance agreement that includes a release and waiver of any claims the executive may have against NitroMed.

An executive is not eligible to receive the severance payment if he or she (i) voluntarily terminates his or her employment; (ii) retires; (iii) refuses to accept another position offered within NitroMed of a comparable or higher base salary that is located within 50 miles of the facility where the executive performed his or her principal duties; (iv) is terminated for cause; (v) is eligible to receive severance pursuant to a severance provision contained in an individual offer letter and has not agreed that the terms of the plan shall supersede that provision; or (vi) is terminated under circumstances governed by his or her individual written change of control agreement.

Separation Agreement with Gerald Bruce

In February 2008, NitroMed entered into a separation agreement with Mr. Bruce, pursuant to which Mr. Bruce relinquished his responsibilities as senior vice president, commercial operations on March 15, 2008. Pursuant to the terms of the separation agreement, NitroMed agreed to continue to reimburse Mr. Bruce with respect to previously agreed upon relocation and temporary housing allowance through June 2008. The separation agreement also affirmed that Mr. Bruce is entitled to a previously agreed upon payment in the amount of $30,000 to help offset future relocation costs. In addition, if a change in control in NitroMed occurs prior to December 31, 2008, Mr. Bruce will be entitled to receive a lump sum cash payment equal to 2.0 multiplied by (a) his highest annual base salary during the two-year period prior to the change in control date and (b) the highest of the following three cash incentive award scenarios: the average of his last two annual cash incentive award amounts received, his existing cash incentive award target or his existing cash incentive award guarantee; provided, however, that this cash payment will be reduced by the amount of severance payments that Mr. Bruce received pursuant to the terms of NitroMed’s executive severance benefit plan.

In connection with Mr. Bruce’s cessation of employment, Mr. Bruce will receive an aggregate amount of $447,261, representing salary and benefit continuation for a period of twelve months pursuant to NitroMed’s executive severance benefit plan, as well as relocation and temporary housing allowance payments and cost of living payments set forth in his separation agreement. In the event that a change in control in NitroMed occurs prior to December 31, 2008, Mr. Bruce will be entitled to receive an additional lump sum cash payment in the amount of $360,000, which represents the change in control payment described above, assuming for this purpose that the highest incentive cash award scenario is his existing cash incentive award target, and after deducting the payment he is entitled to receive under NitroMed’s executive severance benefit plan.

Transition Agreement with L. Gordon Letts, Ph.D.

In May 2007, NitroMed entered into a transition agreement with Dr. Letts, pursuant to which he resigned as NitroMed’s senior vice president, research and development and chief scientific officer. Pursuant to the terms of the transition agreement, for a period of twelve months following May 2007, Dr. Letts will continue as an at-will, non-executive, part-time employee in the capacity of scientific and technology advisor. Pursuant to the terms of the transition agreement, if the 12-month part-time period is terminated by NitroMed without cause (excluding a termination in connection with a change in control), Dr. Letts is entitled to receive: (i) that portion of his annual salary that has not already been paid during the part-time period, (ii) a continuation of his annualized salary for an additional 12 months and (iii) contributions to the cost of COBRA health and dental insurance coverage for a period of 12 to 18 months, depending on the time of termination. The transition agreement further provides that if the part-time period concludes in the ordinary course, Dr. Letts shall be entitled to receive (i) continuation of his then-current annual base salary for a period of 12 months and (ii) COBRA health and dental insurance coverage contributions for a period of 12 months from the conclusion of the part-time period in the normal course. Each of Dr. Letts’ outstanding option agreements was modified upon execution of the transition agreement to provide, among other things, that in the case of an early termination of the part-time period by NitroMed without cause (excluding a termination in connection with a change in control), any options that would have vested during the part-time period but for the early termination of the part-time period will vest immediately as of the date of the early termination.

Also pursuant to the terms of the transition agreement, if a change in control occurs during the part-time period and Dr. Letts’ employment is terminated without cause or for good reason within 12 months following the change in control, he is entitled to receive a lump sum cash payment representing his base salary through the date of termination, any deferred but unpaid compensation, any accrued vacation pay and a severance payment amount equal to his highest annual base salary during the two-year period prior to the change in control date. Dr. Letts will also be entitled to continuation of benefits for a period of 12 months after the date of termination, subject to offset if a subsequent employer offers benefits on terms at least as favorable as those offered by NitroMed. In addition, 100% of the then outstanding and unexercisable options to purchase shares of NitroMed common stock held by Dr. Letts will become immediately exercisable in full.

The following table sets forth the payments that NitroMed would be required to make to Mr. Letts in connection with his termination of employment under the circumstances described above, assuming that such termination had taken place on December 31, 2007. At December 31, 2007, none of Dr. Letts’ vested or unvested options had an exercise price less than $1.01, which represents the closing price of NitroMed common stock on The NASDAQ Global Market on that date. Therefore, upon termination on December 31, 2007, Dr. Letts would not recognize any financial benefit from option awards.

	Cash	Benefits
Circumstance of Termination	Payment ($)	Continuation ($)	Total ($)

Termination by the company without cause, not following a change in control	416,393	22,552	438,945
Termination by the company without cause or by the executive officer with good reason within 12 months following a change in control	300,000	15,919	315,919

Compensation of Directors

NitroMed compensates non-employee directors for service on NitroMed’s board of directors in the amount of $6,000 per quarter. The chairman of NitroMed’s board of directors is compensated an additional $10,000 per year. In addition, members of the audit committee receive $2,000 per committee meeting, and members of NitroMed’s compensation committee and nominating and corporate governance committee receive $1,000 per committee meeting. The chairman of the audit committee receives an additional $7,500 per year. The chairman of NitroMed’s compensation committee and the chairman of the nominating and corporate governance committee each receive an additional $5,000 per year. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of NitroMed’s board of directors and its committees.

Directors are also eligible to participate in NitroMed’s 2003 stock incentive plan. NitroMed’s board of directors has established a program under which each non-employee director is eligible to receive an option to purchase 20,000 shares of NitroMed’s common stock upon his appointment to NitroMed’s board and also is eligible to receive an annual grant of an option to purchase 15,000 shares of NitroMed’s common stock at each year’s annual meeting at which he serves as a director. Options granted upon a director’s initial election to NitroMed’s board of directors vest in four equal annual installments beginning on the first anniversary of the grant date. Options granted upon a director’s reelection at NitroMed’s annual meeting of stockholders vest in full on the first anniversary of the date of grant. Currently, each option terminates on the earlier of ten years from the date of grant or 90 days after the optionee ceases to serve as a director, except in the case of death or disability, in which event the option terminates one year from the date of the director’s death or disability. The exercise price of these options equals the fair market value of NitroMed’s common stock on the date of grant. On May 25, 2007, the date of NitroMed’s 2007 annual meeting of stockholders, NitroMed granted each of Mr. Cohen, Dr. Douglas, Dr. Horovitz, Dr. Karabelas, Mr. Leschly, Mr. Littlechild, Dr. Loscalzo, Mr. Scoon and Mr. Sobecki, NitroMed’s non-employee directors at that time, an option to purchase 15,000 shares of NitroMed common stock at an exercise price of $2.67 per share.

The following table summarizes all compensation paid to or earned by NitroMed’s directors for fulfillment of their duties as directors in fiscal year 2007.

Director Compensation Table

	Fees Earned or	Option Awards
Name	Paid in Cash ($)(1)	($)(2)	Total ($)

Argeris Karabelas, Ph.D.(3)	34,000	539,976	573,976
Kenneth Bate(4)	—	—	—
Robert Cohen(5)	40,000	40,127	80,127
Frank Douglas, M.D., Ph.D.(6)	24,000	92,003	116,003
Zola Horovitz, Ph.D.(7)	37,000	42,946	79,946
Mark Leschly(8)	38,000	42,946	80,946
John Littlechild(9)	32,000	42,946	74,946
Joseph Loscalzo, M.D., Ph.D.(10)	24,000	4,908	28,908
Davey Scoon(11)	47,500	66,774	114,274
Christopher Sobecki	24,000	23,785	47,785

(1)	Unless otherwise specified, the amount listed under “Fees Earned or Paid in Cash” represents cash compensation earned and paid in fiscal year 2007.

(2)	These values reflect grant date fair value using the Black-Scholes option pricing model and applying the principles outlined in SFAS 123R. For stock options granted to non-employees, NitroMed recognizes compensation expense in accordance with the requirements of Emerging Issues Task Force No. 96-18, or EITF 96-18. Pursuant to EITF 96-18, non-employee stock options are remeasured at each reporting date utilizing the Black-Scholes option pricing model. Two of NitroMed’s directors, Dr. Douglas and Dr. Loscalzo, have previously received options in connection with their service on NitroMed’s then-current scientific advisory board, for which NitroMed applies the provisions of EITF 96-18.

(3)	The amount listed under “Option Awards” includes the grant fair value date of options Dr. Karabelas received pursuant to his appointment as NitroMed’s interim chief executive officer in March 2006 and his May 2006 agreement to forego any salary or bonus payments to which he would otherwise have been entitled pursuant to the terms of his employment offer letter. Dr. Karabelas relinquished his responsibilities as NitroMed’s interim president and chief executive officer in January 2007. Additional information regarding compensation earned by Dr. Karabelas in his capacity as NitroMed’s interim president and chief executive officer from March 2006 to January 2007 is included under the heading “— Summary Compensation Table” above.

(4)	In January 2007, Mr. Bate was named NitroMed’s president and chief executive officer and was also elected a director. Additional information regarding compensation earned by Mr. Bate in his capacity as NitroMed’s president and chief executive officer, as well as in his previous capacity as NitroMed’s chief financial officer, chief operating officer, treasurer and secretary, is included under the heading “Summary Compensation Table” above.

(5)	In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Cohen includes $5,000 earned in 2007 but paid in 2008.

(6)	The amount listed under “Option Awards” with respect to Dr. Douglas includes a reversal of stock-based compensation expense for the year ended December 31, 2007 that NitroMed recognized with respect to options Dr. Douglas previously received in connection with his service on NitroMed’s then-current scientific advisory board.

(7)	In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under “Fees Earned or Paid in Cash” with respect to Dr. Horovitz includes $5,000 earned in 2007 but paid in 2008.

(8)	In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Leschly includes $2,000 earned in 2007 but paid in 2008.

(9)	In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Littlechild includes $1,000 earned in 2007 but paid in 2008. Mr. Littlechild has returned to NitroMed the entire amount listed under “Fees Earned or Paid in Cash” that was earned in fiscal year 2007.

(10)	The amount listed under “Option Awards” with respect to Dr. Loscalzo includes a reversal of stock-based compensation expense for the year ended December 31, 2007 that NitroMed recognized with respect to options Dr. Loscalzo previously received in connection with his service on NitroMed’s then-current scientific advisory board.

(11)	In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Scoon includes $8,000 earned in 2007 but paid in 2008.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Except where specifically noted, the following information and all other information contained in this joint proxy statement/prospectus do not give effect to the proposed reverse stock split described in NitroMed Proposal No. 2.

The following unaudited pro forma condensed combined financial statements give effect to the proposed merger transaction between NitroMed and Archemix and to the proposed sale of substantially all of the assets related to NitroMed’s BiDil and BiDil XR drug business to JHP. Subject to adjustment as provided for in the merger agreement, Archemix securityholders will own or have the right to acquire, upon the merger, approximately 70% of the combined company, including retention options to be issued subsequent to the consummation of the proposed merger, on a fully diluted basis. Further, Archemix directors will constitute a majority of the combined company’s board of directors, and all members of the executive management of the combined company will be from Archemix, except for the Chief Executive Officer, who will be from NitroMed. Therefore, for accounting purposes, Archemix will be deemed to be the acquiring company and the merger transaction will be accounted for as a reverse acquisition of net assets and a recapitalization. Accordingly, the purchase price is allocated among the fair values of the assets acquired and liabilities assumed of NitroMed.

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of NitroMed and Archemix, adjusted to give effect to the assumed sale of NitroMed’s BiDil and BiDil XR business to JHP Pharmaceuticals, and the acquisition of NitroMed by Archemix for accounting purposes. The pro forma adjustments are described in the accompanying notes presented in the following pages.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2008

					Purchase
	Archemix	NitroMed	Divestiture		Accounting		Pro Forma
	Historical	Historical	Adjustments		Adjustments		Combined
	(In thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$11,374	$13,631	$25,881	(a)			$50,886
Marketable securities	26,320	4,192	—				30,512
Receivables	851	1,979	(1,979	)(a)			851
Inventories	—	1,230	(1,230	)(a)			—
Prepaid expenses and other current assets	1,213	170	—				1,383

Total current assets	39,758	21,202	22,672				83,632
Property and equipment, net	3,387	137	(97	)(a)			3,427
Long-term marketable securities	—	1,553	—				1,553

Total assets	$43,145	$22,892	$22,575				$88,612

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$702	$690	$—		$—		$1,392
Accrued expenses	3,969	3,107	(1,828	)(a)	1,280	(f)	6,528
Estimated taxes on asset sale	—	—	291	(b)			291
Transaction cost liabilities			805	(c)	3,380	(e)	6,648
					2,463	(f)
Accrued restructuring	—	71	—				71
Deferred revenue	6,356	—	—				6,356

Total current liabilities	11,027	3,868	(732)		7,123		21,286
Deferred revenue, long-term	6,227	—	—				6,227
Deferred rent, long-term	2,597	—	—				2,597
Preferred stock warrant liability	11	—	—		(11	)(g)	—

Total liabilities	19,862	3,868	(732)		7,112		30,110
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock	76,689	—	—		(76,689	)(h)	—
Series B redeemable convertible preferred stock	69,797	—	—		(69,797	)(h)	—
Series C redeemable convertible preferred stock	29,818	—	—		(29,818	)(h)	—
Stockholders’ (deficit) equity:
Preferred stock	—	—	—		—		—
Common stock	16	460	—		(16	)(h)	1,462
					1,002	(h)
Additional paid-in capital	3,425	368,526	—		175,318	(h)	213,502
					11	(g)
					(3,380	)(e)
					(368,526	)(j)
					38,128	(i)
Accumulated other comprehensive income (loss)	(147)	11	—		(11	)(j)	(147)
Accumulated deficit	(156,315)	(349,973)	23,307	(d)	330,409	(j)	(156,315)
					(3,743	)(f)

Total stockholders’ (deficit) equity	(153,021)	19,024	23,307		169,192		58,502

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$43,145	$22,892	$22,575		$—		$88,612

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2008
	Archemix	NitroMed	Divestiture		Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Adjustments		Combined
	(In thousands, except per share amounts)

Revenues:
Product sales	$—	$11,767	$(11,767	)(k)	$—		$—
Revenue earned under collaboration agreements	12,743	—					12,743
Research and development support	7,998	—					7,998

Total revenues	20,741	11,767	(11,767)				20,741
Cost and operating expenses:
Cost of product sales	—	2,943	(2,943	)(k)			—
Research and development	24,715	2,622			(2,622	)(k)	24,715
General and administrative	7,642	8,438			(8,438	)(k)	7,642
Restructuring charge	—	2,708			(2,708	)(k)	—

Total cost and operating expenses	32,357	16,711	(2,943)		(13,768)		32,357

Loss from operations	(11,616)	(4,944)	(8,824)		13,768		(11,616)
Other income (expense):
Interest income, net	1,139	489			—		1,628
Other income (expense), net	24	(137)			113	(g)	—

Net loss	(10,453)	(4,592)	(8,824)		13,881		(9,988)
Accretion of redeemable convertible preferred stock	(6,400)	—			6,400	(m)	—

Net loss attributable to common stockholders	$(16,853)	$(4,592)	$(8,824)		$20,281		$(9,988)

Basic and diluted net loss per share attributable to common stockholders		$(0.10)					$(0.07)

Weighted average shares outstanding:
Basic and diluted		45,954			98,980	(l)	144,934

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Twelve Months Ended December 31, 2007
	Archemix	NitroMed	Divestiture		Pro Forma		Pro Forma
	Historical	Historical	Adjustment		Adjustments		Combined
	(In thousands, except per share amounts)

Revenues:
Product sales	$—	$15,269	$(15,269	)(k)	$—		$—
Revenue earned under collaboration agreements	9,436	750			(750	)(k)	9,436
Research and development support	7,932	—			—		7,932

Total revenues	17,368	16,019	(15,269)		(750)		17,368
Cost and operating expenses:
Cost of product sales	—	4,236	(4,236	)(k)			—
Research and development	29,171	12,185			(12,185	)(k)	29,171
General and administrative	11,123	31,358			(31,358	)(k)	11,123
Restructuring charge	—	1,004			(1,004	)(k)	—

Total operating expenses	40,294	48,783	(4,236)		(44,547)		40,294

Loss from operations	(22,926)	(32,764)	(11,033)		43,797		(22,926)
Other income (expense):
Interest income, net	2,538	1,190			—		3,728
Other income (expense), net	13	—			(13	)(g)	—

Net loss	(20,375)	(31,574)	(11,033)		43,784		(19,198)
Accretion of redeemable convertible preferred stock	(8,534)	—			8,534	(m)	—

Net loss attributable to common stockholders	$(28,909)	$(31,574)	$(11,033)		$52,318		$(19,198)

Basic and diluted net loss per share attributable to common stockholders		$(0.75)					$(0.14)

Weighted average shares outstanding:
Basic and diluted		41,997			93,892	(l)	135,889

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation and Accounting for the Merger

On November 18, 2008, NitroMed entered into an agreement and plan of merger with Archemix Corp. and Newport Acquisition Corp., a new wholly owned subsidiary of NitroMed. In the merger, Newport Acquisition Corp. will merge with and into Archemix, with Archemix being the surviving corporation and becoming a wholly owned subsidiary of NitroMed. As a result of the merger, each outstanding share of Archemix capital stock will be converted into the right to receive shares of NitroMed common stock as described in the merger agreement. NitroMed will issue, and Archemix securityholders will be entitled to receive, in a tax-free exchange, shares of NitroMed common stock such that Archemix securityholders will own approximately 70% of the combined company, including retention options to be issued subsequent to the consummation of the proposed merger, on a fully diluted basis, and NitroMed securityholders will own approximately 30%. The merger agreement provides that the exchange ratios for Archemix’s capital stock are subject to upward and downward adjustment based on NitroMed’s net cash balance and Archemix’s cash and cash equivalents, each as defined in the merger agreement, at the closing of the merger. The unaudited pro forma condensed combined financial statements presented herein are based on the equity exchange ratios that would result if NitroMed’s net cash balance, as calculated pursuant to the merger agreement, is equal to $45 million at closing and Archemix’s cash and cash equivalent balance at closing is at least $30 million.

The unaudited pro forma condensed combined financial information does not give effect to the proposed reverse stock split, as it is currently unknown which ratio, if any, will be used. The impact of the reverse stock split to the number of shares authorized, issued and outstanding is illustrated under NitroMed’s Proposal No. 2 included in this joint proxy statement/prospectus.

Because Archemix securityholders will own approximately 70% of the voting stock of the combined company and certain other factors, including that Archemix directors will constitute a majority of the board of directors and all members of executive management of the combined company will be from Archemix except for the Chief Executive Officer, who will be from NitroMed, Archemix is deemed to be the acquiring company for accounting purposes. As a result of the proposed sale of NitroMed’s BiDil and BiDil XR assets to JHP discussed below, it is assumed that NitroMed will not meet the definition of a business in accordance with Statement of Financial Accounting Standards, or SFAS No. 141(R), Business Combinations, as a result of the anticipated sale of all of NitroMed’s material operating assets and liabilities to JHP. The proposed merger has been evaluated under SFAS No. 141(R), as the consummation of the merger is expected to occur in 2009. The assets and liabilities of NitroMed that will not be sold in the asset purchase transaction with JHP are expected to consist primarily of cash, cash equivalents, short-term marketable securities, long-term marketable securities, certain working capital items related to the corporate administrative function of NitroMed, certain residual intellectual property that has no or little fair value, and NitroMed’s listing on the NASDAQ Global Market. Therefore, the merger will be accounted for as a reverse acquisition of net assets and a recapitalization in accordance with United States generally accepted accounting principles. Accordingly, the assets and liabilities of NitroMed will be recorded as of the merger closing date at their estimated fair values.

On October 22, 2008, NitroMed and JHP entered into an asset purchase agreement pursuant to which NitroMed has agreed to sell to JHP substantially all of the assets related to NitroMed’s BiDil and BiDil XR drug business. Under the terms of the asset purchase agreement, NitroMed will sell to JHP NitroMed’s BiDil and BiDil XR drug business, including intellectual property rights, trade names, certain assumed contracts, inventory, receivables and tangible personal property, and JHP will assume from NitroMed specified liabilities relating to the BiDil and BiDil XR drug business. JHP will pay NitroMed a purchase price of $24.5 million for its net assets, subject to adjustments set forth in the asset purchase agreement. The purchase price will be increased by up to $450,000 to the extent NitroMed’s accounts receivable on the closing date of the asset sale is more than its trade liabilities on the closing date and will be decreased to the extent NitroMed’s accounts receivable on the closing date is less than its trade liabilities on that date. The purchase price will also be increased by up to $1.8 million based on the net book value of NitroMed’s BiDil inventory, other than expired inventory, as of the closing date of the asset sale. Subject to stockholder approval and the satisfaction of other

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

closing conditions, the sale of the BiDil and BiDil XR drug business is expected to be consummated in January 2009.

For purposes of these unaudited pro forma condensed combined financial statements, Archemix and NitroMed have made a preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed based on their fair values at the acquisition date. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net assets of NitroMed that exist as of such date. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	cash cost of operations between the signing of the merger agreement and the closing of the merger,

•	NitroMed’s final net cash balance as calculated pursuant to the merger agreement, which partially determines the actual number of shares of NitroMed common stock issued pursuant to the merger,

•	the timing of completion of the merger, and

•	other changes in NitroMed’s cash balances that occur prior to completion of the merger, which could cause material differences in the information presented below.

The unaudited pro forma condensed combined balance sheet as of September 30, 2008 gives effect to the proposed merger and the proposed asset purchase transaction with JHP as if it occurred on September 30, 2008 and combines the historical balance sheets of NitroMed and Archemix as of September 30, 2008. The Archemix balance sheet information was derived from its unaudited balance sheet as of September 30, 2008 included in this joint proxy statement/prospectus. The NitroMed balance sheet information was derived from its unaudited consolidated balance sheet as of September 30, 2008 included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2008 and the year ended December 31, 2007 are presented as if the merger and asset purchase transaction with JHP were consummated on January 1, 2007 and combines the historical results of NitroMed and Archemix for the nine months ended September 30, 2008 and the year ended December 31, 2007. The historical results of Archemix were derived from its unaudited statement of operations for the nine months ended September 30, 2008 and its audited statement of operations for the year ended December 31, 2007 included in this joint proxy statement/prospectus. The historical results of NitroMed were derived from its unaudited condensed statement of operations for the nine months ended September 30, 2008 and audited statement of operations for the year ended December 31, 2007 included in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had NitroMed sold its BiDil and BiDil XR drug business and had NitroMed and Archemix been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Archemix for the nine months ended September 30, 2008 and for the year ended December 31, 2007 included in this joint proxy statement/prospectus and the historical financial statements of NitroMed for the nine months ended September 30, 2008 and for the year ended December 31, 2007 also included in this joint proxy statement/prospectus.

2.	Divestiture, Purchase Accounting and Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant capital transactions of Archemix occurring as a direct result of the proposed merger, the acquisition of NitroMed by Archemix for accounting purposes, the sale of substantially all of the assets related to NitroMed’s BiDil and BiDil XR drug business to JHP and an adjustment for contractual compensation liabilities owed to certain NitroMed key employees.

The divestiture, purchase accounting and pro forma adjustments are as follows:

(a) To reflect the sale of NitroMed’s BiDil and BiDil XR drug business to JHP Pharmaceuticals for net cash proceeds of $25.9 million, which includes accounts receivable, inventory, certain fixed assets and certain liabilities directly related to the BiDil and BiDil XR drug business (referred to as the “asset sale”).

(b) Estimated tax liability on the gain on the asset sale, calculated at the federal alternative minimum tax rate of 20%.

(c) Accruals for additional transaction costs related to the asset sale incurred subsequent to September 30, 2008. Transaction costs include investment banking fees, legal fees, accounting fees and other transaction-related costs.

(d) Estimated after-tax gain on the asset sale.

(e) To reflect the accrual of estimated transaction costs to be incurred by Archemix to consummate the merger not accrued as of September 30, 2008, totaling $3.4 million. Transaction costs include fees payable for investment banking services, legal, accounting, printing and other consulting services.

(f) To reflect the accrual of retention, change of control and severance obligations for certain former key employees of NitroMed that will become due at the closing of the merger totaling $1.3 million and estimated costs to be incurred by NitroMed to consummate the merger totaling $2.5 million. Transaction costs include fees payable for investment banking services, legal, accounting, printing and other consulting services.

(g) To reverse the adjustment to fair value redeemable convertible preferred stock warrants.

(h) To reflect the conversion of all outstanding shares of Archemix’s preferred stock and common stock into NitroMed common stock. Upon completion of the merger, all outstanding shares of Archemix capital stock will be exchanged for 100,140,662 shares of NitroMed common stock at par value of $0.01 assuming that NitroMed’s net cash at the closing of the merger, as calculated pursuant to the merger agreement, is equal to $45 million and Archemix’s cash and cash equivalent balance is at least $30 million.

(i) To reflect recapitalization of the combined company.

(j) To eliminate NitroMed historical stockholders’ equity accounts.

(k) To reflect the effect of the sale of the operations of NitroMed, with the exception of interest income related to the short-term and long-term marketable securities. The pro forma condensed combined statement of operations does not give effect to any general and administrative costs that Archemix would have incurred in operating as a publicly traded company, which Archemix estimates would have been approximately $2 million per year.

(l) To reflect the issuance of new shares of NitroMed common stock at the effective time of the proposed merger.

(m) To reverse accretion of redeemable convertible preferred stock.

DESCRIPTION OF NITROMED’S CAPITAL STOCK

The following description of NitroMed’s capital stock and provisions of its restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the restated certificate of incorporation and the amended and restated bylaws.

As of December 1, 2008, NitroMed’s authorized capital stock consists of 65,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. The rights and preferences of the preferred stock may be established from time to time by NitroMed’s board of directors. As of December 1, 2008 there were 46,076,551 shares of common stock issued and outstanding. As of December 1, 2008, there were 51 stockholders of record of NitroMed’s capital stock.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by NitroMed’s board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon a liquidation, dissolution or winding up of NitroMed, the holders of common stock are entitled to receive proportionately the net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. NitroMed’s outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which NitroMed may designate and issue in the future.

Preferred Stock

Under the terms of NitroMed’s restated certificate of incorporation, NitroMed’s board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. NitroMed’s board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

The purpose of authorizing NitroMed’s board of directors to issue preferred stock and determine its right and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of any preferred stock that may be issued in the future. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of NitroMed.

Anti-takeover Provisions of Delaware Law, NitroMed’s Restated Certificate of Incorporation and NitroMed’s Amended and Restated Bylaws

NitroMed is subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the interested stockholder attained such status with the approval of NitroMed’s board of directors or the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving NitroMed and the “interested stockholder” and the sale of more than 10% of NitroMed’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of NitroMed’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

NitroMed’s restated certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of NitroMed’s shares of capital stock entitled to vote. Under NitroMed’s restated certificate of incorporation, any vacancy on NitroMed’s board of directors, including a vacancy resulting from an enlargement of NitroMed’s board of directors, may only be filled by vote of a majority of NitroMed’s directors then in office. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of NitroMed.

NitroMed’s restated certificate of incorporation and its amended and restated bylaws also provide that any action required or permitted to be taken by NitroMed’s stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. NitroMed’s restated certificate of incorporation and its amended and restated bylaws further provide that, except as otherwise required by law, special meetings of the stockholders may only be called by the chairman of the board, chief executive officer or the board of directors. In addition, NitroMed’s amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to NitroMed’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of NitroMed’s outstanding voting securities. These provisions may also discourage a third party from making a tender offer for NitroMed’s common stock, because even if it acquired a majority of NitroMed’s outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. NitroMed’s restated certificate of incorporation and amended and restated bylaws require the affirmative vote of the holders of at least 75% of the shares of its capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

Limitation of Liability and Indemnification

NitroMed’s restated certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, its restated certificate of incorporation contains provisions to indemnify NitroMed’s directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Transfer Agent and Registrar

The transfer agent and registrar for NitroMed’s common stock is American Stock Transfer & Trust Company.

The NASDAQ Global Market

NitroMed’s common stock is listed for quotation on The NASDAQ Global Market under the symbol “NTMD.”

COMPARISON OF RIGHTS OF HOLDERS OF NITROMED STOCK AND ARCHEMIX STOCK

Both NitroMed and Archemix are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law. If the merger is completed, Archemix stockholders will be entitled to become stockholders of NitroMed, and their rights will be governed by the Delaware General Corporation Law, the certificate of incorporation of NitroMed, as amended, as described in NitroMed’s Proposal Nos. 2 and 3, and the amendments to NitroMed’s certificate of incorporation, attached as Annex D and Annex E to this joint proxy statement/prospectus, and the bylaws of NitroMed. For more information on the proposed amendments to NitroMed’s certificate of incorporation, see “Matters Being Submitted To a Vote of NitroMed Stockholders” on page 134 of this joint proxy statement/prospectus.

The following is a summary of the material differences between the rights of NitroMed stockholders and the rights of Archemix stockholders under each company’s respective certificate of incorporation and bylaws. While NitroMed and Archemix believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of NitroMed and Archemix stockholders and is qualified in its entirety by reference to the Delaware General Corporation Law and the various documents of NitroMed and Archemix that are referred to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of NitroMed and being a stockholder of Archemix. NitroMed has filed copies of its certificate of incorporation and bylaws with the SEC, which are exhibits to the registration statement of which this joint proxy statement/prospectus is a part, and will send copies of these documents to you upon your request. Archemix will also send copies of its documents referred to herein to you upon your request. See the section entitled “Where You Can Find More Information” on page 339 of this joint proxy statement/prospectus.

	NitroMed	Archemix

Authorized Capital Stock	NitroMed’s restated certificate of incorporation authorizes the issuance of up to 65,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.	Archemix’s amended and restated certificate of incorporation, as amended, authorizes the issuance of up to 164,215,873 shares of common stock, par value $0.001 per share, and 130,657,202 shares of preferred stock, par value $0.01 per share, of which 51,884,995 shares are designated as “Series A Convertible Preferred Stock,” 53,850,000 shares are designated as “Series B Convertible Preferred Stock,” 14,922,207 shares are designated as “Series C Convertible Preferred Stock,” and 10,000,000 are undesignated.
Number of Directors	NitroMed’s amended and restated bylaws provide that the number of directors be established by resolution of the board of directors, and shall at no time be less than three. NitroMed’s board currently consists of ten directors.	Archemix’s amended and restated bylaws provide that the number of directors be established by resolution of the board of directors, and shall at no time be less than one. The number of directors may be increased or decreased by action of the board of directors, provided, however, that, pursuant to Archemix’s amended and restated certificate of incorporation, as amended, Archemix shall not,

	NitroMed	Archemix

without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A preferred stock and Series B preferred stock, increase the maximum number of directors to a number in excess of 11. The Archemix board of directors currently consists of eight directors.
Stockholder Nominations and Proposals	NitroMed’s amended and restated bylaws provide that except for any directors entitled to be elected by the holders of preferred stock and any directors elected by the board of directors to fill a vacancy or newly created directorships, a nomination for election to the board of directors of NitroMed at a meeting of the stockholders may be made (i) by or at the direction of the board of directors or (ii) by any stockholder of the corporation who complies with the notice procedures provided in the bylaws and is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting.	Archemix’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws are silent as to stockholder nominations and proposals, provided, however, that the holders of a majority of the Series A and Series B preferred stock, voting together as a separate class, are entitled to elect four directors, and holders of a majority of the preferred stock and common stock, voting together as a class and on an as- converted basis, are entitled to elect the remaining number of directors, one of whom shall be Archemix’s chief executive officer, and at least two of whom shall be unaffiliated non-employee industry outsiders. In addition, if Archemix fails or refuses to redeem all of the shares of preferred stock pursuant to the terms of the amended and restated certificate of incorporation, as amended, then the holders of the preferred stock shall be entitled to elect a majority of the board of directors, as discussed below under “Redemption”.
Classification of Directors	NitroMed’s restated certificate of incorporation and amended and restated bylaws do not provide for the division of the directors into classes.	Archemix’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws do not provide for the division of the board of directors into classes.
Removal of Directors	Under NitroMed’s amended and restated bylaws, a director or the entire board of directors may be removed only for cause by affirmative vote of at least seventy-five percent (75)% of the votes which all the stockholders would be entitled to cast in any annual election of directors.	Under Archemix’s amended and restated bylaws, a director or the entire board of directors may be removed, with or without cause, at an annual or special meeting called for that purpose, by the holders of a majority of the shares then entitled to vote at an election of directors.

	NitroMed	Archemix

Filling Vacancies on the Board of Directors	Under NitroMed’s restated certificate of incorporation and amended and restated bylaws, subject to the rights of holders of any series of preferred stock, any vacancy or newly created directorships in the board of directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and the term of each director so elected shall continue until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.	Under Archemix’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws, unless and until filled by the stockholders, any vacancy or newly created directorships in the board of directors may be filled by vote of a majority of the directors in office, although less than a quorum, or by a sole remaining director, and the term of each director so elected shall continue until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal; provided, however, that with respect to a vacancy in the office of a director occurring among the directors elected by the holders of a class or series of stock, such vacancy shall be filled only by the affirmative vote or written consent of the holders of a majority of the applicable class or series of stock entitled to elect such member. If at any time there are no directors in office, an election of directors may be held in accordance with the Delaware General Corporation Law.
Stockholder Action by Written Consent	NitroMed’s restated certificate of incorporation and amended and restated bylaws provide that the stockholders of the corporation may not take any action by written consent in lieu of a meeting.	Archemix’s amended and restated bylaws provide that any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
Notice of Annual Meeting	Under NitroMed’s amended and restated bylaws, notice of the annual meeting must include the date, time, place and the means of	Under Archemix’s amended and restated bylaws, written notice of the annual meeting must include the date, time, place, and purpose of

	NitroMed	Archemix

	remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. Notice shall be given not less than 10 nor more than 60 days prior to the annual meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the Delaware General Corporation Law) by the stockholder to whom the notice is given.	such meeting. Notice shall be given not less than 10 nor more than 60 days prior to the annual meeting to each stockholder entitled to vote at such meeting.
Special Meeting of Stockholders	NitroMed’s amended and restated bylaws provide that a special meeting of stockholders may be called at any time by the chief executive officer, the chairman of the board of directors, or the board of directors, but such special meetings may not be called by any other person or persons. Notice of special meetings must include the date, time, place, purpose and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. Notice must be given not less than 10 nor more than 60 days prior to the special meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the Delaware General Corporation Law) by the stockholder to whom the notice is given.	Archemix’s amended and restated bylaws provide that a special meeting of stockholders may be called by the president, the chairman of the board of directors, the board of directors, or by the secretary or any other officer upon the written request of one or more stockholders holding of record at least a majority of the outstanding shares of Archemix stock entitled to vote at such meeting and stating the purpose of the proposed meeting. Written notice of special meetings must include the date, time, place and purpose and must be given not less than 10 nor more than 60 days prior to the special meeting to each stockholder entitled to vote at such meeting.
Amendment of Certificate of Incorporation	NitroMed’s restated certificate of incorporation provides that NitroMed reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation.	Archemix’s amended and restated certificate of incorporation, as amended, provides that Archemix reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation.

	NitroMed	Archemix

Amendment of Bylaws	NitroMed’s restated certificate of incorporation and amended and restated bylaws provide the board of directors with the power to alter, amend, repeal, or adopt new bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present, and the stockholders with the power to alter, amend, repeal or adopt new bylaws by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.	Archemix’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws provide the board of directors with the power to alter, amend, repeal, or adopt new bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present, and the stockholders with the power to alter, amend, repeal or adopt new bylaws by the affirmative vote of the holders of a majority of the shares of the capital stock of Archemix issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders provided notice of such action shall have been stated in the notice of such special meeting.
Voting Stock	Under NitroMed’s amended and restated bylaws, the holders of common stock are entitled to one vote for each share of stock (and a proportionate vote for each fractional share) held by them.	Under Archemix’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws, the holders of common stock are entitled to one vote for each share of stock (and a proportionate vote for each fractional share) held by them and holders of preferred stock are entitled to such number of votes per share as equals the number of shares of common stock (including fractions of a share) into which such share of preferred stock held by them is convertible. Each share of preferred stock is currently convertible into one share of common stock.
Conversion Rights and Protective Provisions	Under NitroMed’s restated certificate of incorporation, authority is expressly granted to the board of directors from time to time to issue the preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the share thereof, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and	Under Archemix’s amended and restated certificate of incorporation, as amended, so long as at least 25% of the shares of the Series A and Series B preferred stock remain outstanding, Archemix may not, without the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series A and Series B preferred stock, voting together as a single class on an as- converted basis: consent to or effect any liquidation, dissolution or

NitroMed	Archemix

relative participating, option or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent permitted by the Delaware General Corporation Law.

NitroMed does not currently have any issued preferred stock.	winding-up of Archemix; merge or consolidate with any other entity; sell, abandon, transfer, lease or otherwise dispose of all or a substantial portion of its properties or assets; amend, alter or repeal any provision of the certificate of incorporation or bylaws; create or authorize another series of stock or increase the number of authorized shares of any series of stock; create or authorize any obligation or security convertible into shares of any class or series of stock; enter into any agreement, including financing agreements, which in the aggregate would result in Archemix borrowing more than $250,000, unless approved by the board of directors, including a majority of the directors designated by the holders of Archemix preferred stock; or purchase, redeem or pay dividends on any series of stock other than the Series A and Series B preferred stock, subject to certain exceptions. In addition, Archemix may not amend, alter or repeal any provision of the certificate of incorporation or bylaws or amend, alter or change the powers, preferences, rights, or privileges of each of the Series A preferred stock, Series B preferred stock or Series C preferred stock, in a manner adverse to such series, without the affirmative vote or written consent of the holders of at least two-thirds of the shares of such series. Further, the affirmative vote or written consent of the holders of at least two-thirds of the shares of Series B preferred stock is required in order for Archemix to declare or pay any dividend (excluding a common stock dividend) on, make a distribution on, or repurchase or redeem (in each case, subject to certain exceptions) any Archemix capital stock junior to, or of equal seniority with, the Series B preferred stock in liquidation or junior to, or of equal seniority with, the Series B preferred stock with regard to the payment of dividends. Also, the

NitroMed	Archemix

affirmative vote or written consent of the holders of at least two-thirds of the shares of Series C preferred stock is required in order for Archemix to authorize any additional series of preferred stock which is not pari passu or junior to the Series C preferred stock with respect to dividends, liquidation, redemption and/or other matters, subject to certain exceptions.
Each share of Archemix preferred stock is convertible at any time at the election of the holder into that number of shares of common stock determined by dividing the purchase price of such share by the conversion price, which is initially equal to the purchase price, adjustable for certain dilutive events such as stock splits. Each share of Archemix preferred stock automatically converts, at the conversion rate described above, upon an initial public offering resulting in gross proceeds to Archemix of at least $30.0 million at a per share price to the public of at least $2.00, or an equity financing meeting certain criteria that has been approved by the holders of at least two-thirds of the outstanding shares of Series A and Series B preferred stock, voting together as a single class on an as-converted basis, and the affirmative election by such holders of Series A and Series B preferred stock to convert the shares of preferred stock into common stock. Notwithstanding the foregoing, upon the affirmative vote or written consent of the holders of at least two-thirds of the shares of each series of preferred stock, each share of such series of preferred stock will automatically convert into shares of common stock. In addition, all shares of Archemix preferred stock will convert automatically upon the closing of a firm commitment underwritten public offering of Archemix’s common stock, without any minimum proceeds or per share price, upon the affirmative vote or

	NitroMed	Archemix

written consent of the holders of at least two-thirds of the Series A and Series B preferred stock voting together as a single class on an as-converted basis.
In the event of a liquidation, dissolution or winding up of Archemix, the holders of the Series B preferred stock receive preferential treatment over the holders of the Series A preferred stock, Series C preferred stock, and common stock; the holders of the Series A preferred stock receive preferential treatment over the holders of Series C preferred stock and common stock; and the holders of Series C preferred stock receive preferential treatment over the holders of common stock.
Dividends	NitroMed’s restated certificate of incorporation and amended and restated bylaws provide that dividends may be declared and paid on the common stock from funds lawfully available as determined by the board of directors and subject to any preferential dividend or other rights of any then outstanding preferred stock. The board of directors may fix an advanced record date for determination of the stockholders entitled to receive payment of any dividend. Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.	Archemix’s amended and restated bylaws provide that, subject to the provisions of Archemix’s certificate of incorporation, the board of directors may declare dividends upon the common stock at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock. The holders of Series A preferred stock and Series B preferred stock are entitled to receive dividends equal to any dividend paid on the common stock. In addition, the holders of the Series A preferred stock and Series B preferred stock are entitled to receive dividends at a rate of $0.08 per share on an annual basis, payable in preference to any dividend payment on the Series C preferred stock or other class or series of junior preferred stock or common stock, and the holders of Series B preferred stock are entitled to receive dividends in preference to the Series A preferred stock. The dividends on the Series A and Series B preferred stock accrue, whether or not earned or declared, and are cumulative. All accrued dividends are forfeited upon conversion of the Series A preferred stock and Series B preferred stock, including in connection with the

	NitroMed	Archemix

conversion of the preferred stock upon the closing of Archemix’s initial public offering. After payment of dividends on the Series A and Series B preferred stock, the holders of the Series C preferred stock and common stock may receive dividends when and if declared by the board of directors out of legally available funds.
Redemption	Pursuant to NitroMed’s restated certificate of incorporation and amended and restated bylaws, the stockholders of NitroMed do not have any redemption rights.	Pursuant to Archemix’s amended and restated certificate of incorporation, as amended, the holders of two-thirds of the then outstanding shares of preferred stock, voting together as a class on an as-converted basis, may require Archemix to redeem all of the outstanding preferred stock in three equal installments, with one-third of the shares of preferred stock redeemed on the first redemption date, one-third of the shares of preferred stock redeemed on the first anniversary of the first redemption date and the remainder redeemed on the second anniversary of the first redemption date. The first redemption date may not be earlier than March 31, 2009. If funds are available, the redemption price is equal to the liquidation preference payment on the first redemption date. If sufficient funds are not available, the shares of the Series B preferred stock will be redeemed in preference to the shares of Series A preferred stock and the shares of Series A preferred stock will be redeemed in preference to the shares of Series C preferred stock. All shares not redeemed shall be entitled to receive interest accruing daily at the rate of 8% per year, and if Archemix fails or refuses to redeem all of the shares of preferred stock subject to redemption within 90 days of the redemption date, then the holders of the preferred stock shall be entitled to elect a majority of the board of directors.
Indemnification and Limitation of Liability	NitroMed’s restated certificate of incorporation provides that NitroMed shall, to the fullest extent	Archemix’s amended and restated certificate of incorporation, as amended, and amended and restated

NitroMed	Archemix

permissible under the Delaware General Corporation Law, indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or each person who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of NitroMed by reason of the fact that he or she is or was, or has agreed to become, a director or officer of NitroMed, or is or was serving , or has agreed to serve, at the request of NitroMed, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney’s fees).

For any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of NitroMed), NitroMed shall also indemnify each indemnitee against judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if indemnitee acted in good faith and in a manner which the indemnified party to be in, or not opposed to, the best interests of NitroMed, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.	bylaws provide that Archemix shall, to the fullest extent permissible under the Delaware General Corporation Law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Archemix against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with such action, suit or proceeding and any appeal therefrom, and advance expenses to such person in connection with any such proceeding. The right to indemnification and advancement of expenses is not exclusive of any other rights to which such persons may be entitled.

Archemix’s amended and restated certificate of incorporation, as amended, provides that, to the fullest extent permissible under applicable law, members of the board of directors shall not be personally liable to Archemix or its stockholders for monetary damages for breach of fiduciary duty.
For any threatened, pending or completed action or suit by or in the right of NitroMed, NitroMed shall also indemnify each indemnitee, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of indemnitee in

NitroMed	Archemix

connection with such action, suit or proceeding and any appeal therefrom, if indemnitee acted in good faith and in a manner which indemnitee reasonably believed to be in, or not opposed to the best interests of NitroMed, except that no indemnification shall be made under this circumstance unless the Court of Chancery of Delaware determines that an award of such expenses (including attorneys’ fees) to the indemnitee is proper.
The right to indemnification and advancement of expenses is not exclusive of any other rights to which such persons may be entitled.

PRINCIPAL STOCKHOLDERS OF NITROMED

Except where specifically noted, the following information and all other information contained in this joint proxy statement/prospectus does not give effect to the reverse stock split described in NitroMed Proposal No. 2.

The following table sets forth information regarding beneficial ownership of NitroMed’s common stock as of December 1, 2008 by:

•	each person, entity or group of affiliated persons or entities known to NitroMed to be the beneficial owner of more than 5% of the outstanding shares of NitroMed common stock;

•	each member of NitroMed’s board of directors;

•	all individuals serving as NitroMed’s principal executive officer during fiscal year 2007, (ii) all individuals serving as NitroMed’s principal financial officer during fiscal year 2007, (iii) each of NitroMed’s three most highly compensated other executive officers who were serving as executive officers on December 31, 2007 and (iv) one additional person for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer on December 31, 2007; and

•	all of NitroMed’s directors and executive officers as a group.

Beneficial ownership is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of NitroMed’s common stock. Shares of common stock issuable under stock options and warrants that are currently exercisable or exercisable within 60 days of December 1, 2008 are deemed to be beneficially owned by the person holding the option or warrant for purposes of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated and subject to the voting agreements entered into by stockholders of Archemix and NitroMed, to NitroMed’s knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them, except, where applicable, to the extent authority is shared by spouses under community property laws.

	Number of
	Outstanding	Common Stock
	Shares of	Underlying	Total Number	Percentage of
	Common Stock	Options	of Shares	Common Stock
Name and Address of	Beneficially	Exercisable	Beneficially	Beneficially
Beneficial Owner(1)	Owned	Within 60 Days	Owned	Owned

5% Stockholders
Funds affiliated with HealthCare Ventures, L.L.C.	3,239,598	—	3,239,598	7.0%
Nassau Street, Second Floor Princeton, New Jersey 08837(2)
Rho Ventures	5,397,711	—	5,397,711	11.7%
152 West 57th Street, 23rd Floor New York, New York 10019(3)
Invus Public Equities, L.P.	4,989,024	—	4,989,024	10.8%
750 Lexington Avenue, 30th Floor New York, New York 10022(4)
Deerfield Capital, L.P.	5,525,345	—	5,525,345	12.0%
780 Third Avenue, 37th Floor New York, New York 10017(5)

	Number of
	Outstanding	Common Stock
	Shares of	Underlying	Total Number	Percentage of
	Common Stock	Options	of Shares	Common Stock
Name and Address of	Beneficially	Exercisable	Beneficially	Beneficially
Beneficial Owner(1)	Owned	Within 60 Days	Owned	Owned

Named Executive Officers
Kenneth Bate	—	625,558	625,558	1.3%
James Ham, III(6)	299	—	299	*
Gerald Bruce(7)	46,072	—	46,072	*
Jane Kramer(8)	37,051	—	37,051	*
L. Gordon Letts, Ph.D.(9)	128,367	437,700	566,067	1.2%
Manuel Worcel, M.D.(10)	110,717	—	110,717	*
Directors
Robert Cohen	12,500	75,000	87,500	*
Frank Douglas, M.D., Ph.D.	—	60,000	60,000	*
Zola Horovitz, Ph.D.	12,500	75,000	87,500	*
Argeris Karabelas, Ph.D.(11)	1,403,460	426,249	1,829,709	3.9%
Mark Leschly(12)	5,421,455	62,500	5,483,955	11.9%
John Littlechild(13)	3,306,360	64,375	3,370,735	7.3%
Joseph Loscalzo, M.D., Ph.D.	3,449	154,375	157,824	*
Davey Scoon	—	75,000	75,000	*
Christopher Sobecki(14)	4,989,024	25,000	5,014,024	10.9%
All current directors and executive officers as a group (10 persons)	15,148,748	1,643,057	16,791,805	35.2%

*	Less than 1% of NitroMed’s outstanding common stock.

(1)	Unless otherwise indicated, the address of each stockholder is c/o NitroMed, Inc., 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421.

(2)	Consists of 1,240,788 shares of common stock held by HealthCare Ventures V, L.P. and 1,998,810 shares of common stock held by HealthCare Ventures VI, L.P. Mr. Littlechild, a director of NitroMed, is a general partner of HealthCare Partners V, L.P. (which is the general partner of HealthCare Ventures V, L.P.) and HealthCare Partners VI, L.P. (which is the general partner of HealthCare Ventures VI, L.P.). Mr. Littlechild disclaims beneficial ownership of the shares held by each of the funds affiliated with HealthCare Ventures, L.L.C., except to the extent of his pecuniary interest therein.

(3)	Consists of 2,647,802 shares of common stock held by Rho Management Trust II, 450,376 shares of common stock held by Rho Management Trust III, 77,932 shares of common stock held by Rho Investment Partners “H” L.P., 21,145 shares of common stock held by Rho Management Partners L.P., 378,884 shares of common stock held by Rho Ventures IV L.P., 891,990 shares of common stock held by Rho Ventures IV (QP) L.P. and 929,582 shares of common stock held by Rho Ventures IV GmbH & Co., Beteiligungs KG. Mr. Leschly, a director of NitroMed, is a managing member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a managing director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a managing partner of the investment advisor to Rho Management Trust II. Mr. Leschly disclaims beneficial ownership of the shares held by each of the funds affiliated with Rho Capital Partners, Inc. except to the extent of his pecuniary interest therein.

(4)	Consists of 4,989,024 shares of common stock held by Invus Public Equities, L.P. Mr. Sobecki, a director of NitroMed, is managing director of The Invus Group, LLC, which is an affiliate of Invus Public Equities, L.P. Mr. Sobecki disclaims beneficial ownership of the shares held by Invus Public Equities, L.P., except to the extent of his pecuniary interest therein.

(5)	Based upon a Schedule 13D filed with the SEC on September 23, 2008. Consists of 1,945,255 shares of common stock held by Deerfield Special Situations Fund, L.P., whose general partner is Deerfield Capital, L.P., and 3,580,090 shares of common stock held by Deerfield Special Situations

Fund International Limited, whose investment manager is Deerfield Management Company, L.P. Mr. Flynn is the managing member of general partner of Deerfield Capital, L.P. and the managing member of the general partner of Deerfield Management Company, L.P.

(6)	Mr. Ham ceased to serve as NitroMed’s vice president, chief financial officer, treasurer and secretary on April 11, 2008.

(7)	Mr. Bruce ceased to serve as NitroMed’s senior vice president, commercial operations on March 15, 2008.

(8)	Ms. Kramer ceased to serve as NitroMed’s vice president, corporate affairs on April 15, 2008.

(9)	Dr. Letts ceased to serve as NitroMed’s senior vice president, research and development and chief scientific officer on May 21, 2007. Pursuant to the terms of a transition agreement, Dr. Letts served as NitroMed’s scientific and technology advisor from May 21, 2007 to May 21, 2008.

(10)	Dr. Worcel ceased to serve as NitroMed’s chief medical officer on January 17, 2008.

(11)	Includes 1,332,856 shares of common stock held by funds affiliated with Care Capital LLC, 36,885 shares held by Jan and Lotte Leshly and 22,540 shares held by David Ramsay. Mr. Ramsay and Mr. Leschly are partners of Care Capital LLC. Dr. Karabelas, a director of NitroMed, is also a partner of Care Capital LLC. Dr. Karabelas disclaims beneficial ownership of the shares held by each of the funds of NitroMed affiliated with Care Capital LLC, except to the extent of his pecuniary interest therein. Dr. Karabelas served as NitroMed’s interim president and chief executive officer from March 20, 2006 to January 19, 2007.

(12)	Includes 5,397,711 shares of common stock held by funds affiliated with Rho Ventures. See Note 3 above.

(13)	Includes 3,239,598 shares of common stock held by funds affiliated with HealthCare Ventures, L.L.C. See Note 2 above.

(14)	Includes 4,989,024 shares of common stock held by Invus Public Equities, L.P. See Note 4 above.

PRINCIPAL STOCKHOLDERS OF ARCHEMIX

The following table and the related notes present information on the beneficial ownership of shares of Archemix common stock and Archemix preferred stock as of December 1, 2008, except as noted in the footnotes, by:

•	each director and named executive officer of Archemix,

•	each person or group who is known to the management of Archemix to be the beneficial owner of more than 5% of any class of Archemix voting securities outstanding as of December 1, 2008, and

•	all current directors and current executive officers of Archemix as a group.

Unless otherwise indicated in the footnotes to this table and subject to the voting agreements entered into by stockholders of Archemix with NitroMed, Archemix believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The number of total shares beneficially owned and common stock beneficially owned below assumes, in each case, the conversion of 120,547,202 shares of Archemix Series A, Series B, and Series C preferred stock into 120,547,202 shares of Archemix common stock. The percentage of common stock beneficially owned is based on 136,490,233 shares of Archemix common stock outstanding as of December 1, 2008, assuming the conversion of Archemix preferred stock into Archemix common stock as noted above. Shares of Archemix common stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of December 1, 2008 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Stock options granted by Archemix are subject to a right of early exercise, pursuant to which an optionee can exercise unvested stock options and receive, upon exercise, shares of restricted common stock. Unless otherwise indicated below, the address for each person and entity named in the table is: c/o Archemix Corp., 300 Third Street, Cambridge, Massachusetts 02142.

	Number of	Common
	Outstanding	Stock
	Shares of	Underlying	Total	Percentage of
	Common	Options	Number of	Common
	Stock	Exercisable	Shares	Stock
Name and Address of	Beneficially	Within	Beneficially	Beneficially
Beneficial Owner	Owned	60 Days	Owned	Owned

5% Stockholders
Funds affiliated with Atlas Venture(1)	18,425,000	—	18,425,000	13.5%
890 Winter Street, Suite 320 Waltham, Massachusetts 02451
Funds affiliated with Care Capital II, LLC(2)	7,000,000	—	7,000,000	5.1%
Princeton Overlook One 47 Hulfish Street, Suite 310 Princeton, New Jersey 08540
Funds affiliated with Highland Capital Partners(3)	17,500,000	—	17,500,000	12.8%
92 Hayden Avenue Lexington, Massachusetts 02421
Funds affiliated with International Life Sciences Fund III (GP), L.P.(4)	15,311,443	—	15,311,443	11.2%
c/o SV Life Science Advisers 60 State Street, Suite 3650 Boston, Massachusetts 02109

	Number of	Common
	Outstanding	Stock
	Shares of	Underlying	Total	Percentage of
	Common	Options	Number of	Common
	Stock	Exercisable	Shares	Stock
Name and Address of	Beneficially	Within	Beneficially	Beneficially
Beneficial Owner	Owned	60 Days	Owned	Owned

Merck KGaA(5)	14,922,207	—	14,922,207	10.9%
Frankfurter Street 250 D 64293 Darmstadt, Germany
Funds affiliated with Prospect Venture Partners II, L.P.(6)	18,400,000	—	18,400,000	13.5%
435 Tasso Street, Suite 200 Palo Alto, California 94301
Funds affiliated with Rho Ventures(7)	12,709,306	—	12,709,306	9.3%
Carnegie Hall Tower 152 57th Street, 23rd Floor New York, New York 10019
Named Executive Officers and Directors
Errol De Souza, Ph.D.(8)	1,134,375	5,749,959	6,884,334	4.8%
Gregg Beloff(9)	—	702,693	702,693	*
Page Bouchard, D.V.M.(10)	—	755,000	755,000	*
James Gilbert, M.D.(11)	—	600,000	600,000	*
Duncan Higgons(12)	1,200,000	300,000	1,500,000	1.1%
Peter Barrett, Ph.D.(13)	18,425,000	—	18,425,000	13.5%
Corey Mulloy(14)	17,500,000	—	17,500,000	12.8%
Michael Ross, Ph.D.(15)	15,311,443	—	15,311,443	11.2%
Alex Barkas, Ph.D.(16)	18,400,000	—	18,400,000	13.5%
John Maraganore, Ph.D.(17)	—	130,000	130,000	*
Lawrence Best(18)	600,000	182,000	782,000	*
Robert Stein, M.D., Ph.D.(19)	—	110,000	110,000	*
All current directors and executive officers as a group (12 persons)	72,570,818	8,529,652	81,100,470	55.9%

*	Indicates beneficial ownership of less than 1%.

(1)	Consists of 18,182,567 shares of Archemix preferred stock held by Atlas Venture Fund V, L.P., and 242,433 shares of Archemix preferred stock held by Atlas Venture Entrepreneurs’ Fund V, L.P. As general partner of these funds, and by virtue of these funds’ relationships as affiliated limited partnerships, Atlas Venture Associates V, L.P., or AVA V LP, may also be deemed to beneficially own these shares. As the general partner of AVA V LP, Atlas Venture Associates V, Inc., or AVA V Inc., may also be deemed to beneficially own these shares. In their capacities as directors of AVA V Inc., each of Messrs. Axel Bichara, Jean-Francois Formela and Christopher Spray may be deemed to beneficially own these shares. Each of Messrs. Bichara, Formela and Spray disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each of the Atlas Venture funds disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein. Dr. Barrett, a member of Archemix’s board of directors, is a Partner at Atlas Venture. Dr. Barrett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)	Consists of 6,550,600 shares of Archemix preferred stock held by Care Capital Investments II, L.P. and 449,400 shares of Archemix preferred stock held by Care Capital Offshore Investments II, L.P. The voting and disposition of the shares held by Care Capital Investments II, L.P. and Care Capital Offshore Investments II, L.P. is determined by the managers of Care Capital II, LLC, which is the manager of each of these funds. In their capacities as managers of Care Capital II, LLC, each of Jan Leschly, Argeris Karabelas, Ph.D. and David Ramsay may be deemed to beneficially own these shares. Each of Messrs. Leschly, Karabelas and Ramsay disclaim beneficial ownership of such shares except to the extent of his primary interest therein, the amount of which cannot be determined.

(3)	Consists of 10,955,000 shares of Archemix preferred stock held by Highland Capital Partners VI Limited Partnership, or HCP VI, 6,002,500 shares of Archemix preferred stock held by Highland Capital Partners VI-B Limited Partnership, or HCP VI-B, and 542,500 shares of Archemix preferred stock held by Highland Entrepreneurs’ Fund VI Limited Partnership, or HEF VI, collectively the Highland Investing Entities. Highland Management Partners VI Limited Partnership, or HMP, is the general partner of HCP VI and HCP VI-B. HEF VI Limited Partnership, or HEF, is the general partner of HEF VI. Highland Management Partners VI, Inc., or Highland Management, is the general partner of both HMP and HEF. Corey Mulloy, a member of Archemix’s board of directors, is one of eight managing directors of Highland Management. Highland Management, as the general partner of the general partners of the Highland Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The managing directors of Highland Management have shared voting and investment control over all the shares held by the Highland Investing Entities and therefore may be deemed to share beneficial ownership of the shares held by the Highland Investing Entities by virtue of this status as controlling persons of Highland Management. Each of the managing directors of Highland Management disclaims beneficial ownership of the shares held by the Highland Investing Entities except to the extent of his pecuniary interest therein.

(4)	Consists of 14,412,879 shares of Archemix preferred stock beneficially owned by International Life Sciences Fund III (LP1), L.P., or ILSF III LP1, 577,485 shares of Archemix preferred stock beneficially owned by International Life Sciences Fund III (LP2), L.P., or ILSF III LP2, 143,204 shares of Archemix preferred stock beneficially owned by International Life Sciences Fund III Strategic Partners, L.P., or ILSF III Strategic Partners, and 177,875 shares of Archemix preferred stock beneficially owned by International Life Sciences Fund III Co-investment, L.P., or ILSF III Co-Invest. International Life Sciences Fund III (GP), L.P., or GP, the general partner of each of ILSF III LP1, ILSF III LP2, ILSF III Co-Invest and ILSF III Strategic Partners, and ILSF III, LLC, the general partner of the GP, may be deemed to share voting and dispositive power over the shares held by each of ILSF III LP1, ILSF III LP2, ILSF III Co-Invest and ILSF III Strategic Partners. ILSF III LP1, ILSF III LP2, ILSF III Co-Invest and ILSF III Strategic Partners (each a “Fund”, or collectively the “Funds”) may be deemed to beneficially own the shares held by each other Fund because of certain contractual relationships among the Funds and their affiliates. Michael Ross, a member of Archemix’s board of directors, is a member of the investment committee of ILSF III, L.L.C. and shares voting and dispositive power over these shares with others. Dr. Ross disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Represents 14,922,207 shares of Archemix preferred stock held by Merck KGaA.

(6)	Consists of 3,950,000 shares of Archemix preferred stock held by Prospect Venture Partners, L.P., or PVP I, and 14,450,000 shares of Archemix preferred stock held by Prospect Venture Partners II, L.P., or PVP II. Alex Barkas, Ph.D., is a managing member of each of the respective general partners of PVP I and PVP II and shares voting and investment power over the shares held by PVP I and PVP II. Dr. Barkas disclaims beneficial ownership of the shares held by PVP I and PVP II, except to the extent of his pecuniary interest therein.

(7)	Consists of 3,467,263 shares of Archemix preferred stock held by Rho Management Trust I, 3,904,300 shares of Archemix preferred stock held by Rho Ventures IV GmbH & Co. Beteiligungs KG, 1,591,338 shares of Archemix preferred stock held by Rho Ventures IV, L.P., and 3,746,405 shares of Archemix preferred stock held by Rho Ventures IV (QP), L.P. In their capacities as the managing members, managing directors and managing partners of the general partners and investment advisors of these entities, Habib Kairouz, Mark Leschly and Joshua Ruch may be deemed to have voting and investment control over the shares listed above. Each of Mr. Kairouz, Mr. Leschly and Mr. Ruch disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(8)	Consists of 150,000 shares of Archemix common stock held by Dr. De Souza, 984,375 shares of Archemix common stock held by the De Souza Family Trust, the trustees and beneficiaries of which are Dr. De Souza and his spouse, and options to purchase 5,749,959 shares of Archemix common stock held by Dr. De Souza. Of the shares underlying options, 1,206,250 shares issuable upon exercise of such options will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(9)	140,625 shares underlying the options issuable upon exercise to Mr. Beloff will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(10)	155,000 shares underlying the options issuable upon exercise to Dr. Bouchard will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(11)	300,000 shares underlying the options issuable upon exercise to Dr. Gilbert will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(12)	Consists of 1,200,000 shares of Archemix common stock held by Mr. Higgons, 375,000 of which were subject to a right of repurchase in favor of Archemix as of December 1, 2008. Of the 300,000 shares underlying options, 187,500 shares issuable upon exercise of such options will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(13)	Consists of 18,182,567 shares of Archemix preferred stock held by Atlas Venture Fund V, L.P., and 242,433 shares of Archemix preferred stock held by Atlas Venture Entrepreneurs’ Fund V, L.P. Peter Barrett, Ph.D., a member of Archemix’s board of directors, is a Partner at Atlas Venture. Dr. Barrett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14)	Represents 17,500,000 shares of Archemix preferred stock held by Highland Capital Partners VI Limited Partnership, or HCP VI, Highland Capital Partners VI-B Limited Partnership, or HCP VI-B, and Highland Entrepreneurs’ Fund VI Limited Partnership, or HEF VI, as noted in footnote 3. Mr. Mulloy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15)	Represents 15,311,443 shares of Archemix preferred stock held by funds affiliated with International Life Sciences Fund III (GP), L.P. as noted in footnote 4. Dr. Ross disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(16)	Consists of 3,950,000 shares of Archemix preferred stock held by Prospect Venture Partners, L.P., or PVP I, and 14,450,000 shares of Archemix preferred stock held by Prospect Venture Partners II, L.P., or PVP II, as noted in footnote 6. Alex Barkas, Ph.D., a member of Archemix’s board of directors, is a managing member of each of the respective general partners of PVP I and PVP II and shares voting and investment power over the shares held by PVP I and PVP II. Dr. Barkas disclaims beneficial ownership of the shares held by PVP I and PVP II, except to the extent of his pecuniary interest therein.

(17)	50,000 shares underlying the options issuable upon exercise to Dr. Maraganore will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(18)	Consists of 600,000 shares of Archemix preferred stock and options to purchase 182,000 shares of Archemix common stock held by Mr. Best, of which 28,000 shares underlying such options issuable upon exercise will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(19)	80,000 shares underlying the options issuable upon exercise to Dr. Stein will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the combined company upon consummation of the merger, by (1) each director and executive officer of the combined company, (2) each person or group who is known to the management of NitroMed and Archemix to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the merger and (3) all directors and executive officers of the combined company as a group. Unless otherwise indicated in the footnotes to this table and subject to the voting agreements entered into by stockholders of NitroMed and Archemix, NitroMed and Archemix believe that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The percent of common stock of the combined company is based on 146,393,029 shares of common stock of the combined company outstanding if the merger were to occur as of December 1, 2008 and assumes that NitroMed’s net cash balance, as calculated pursuant to the merger agreement, is equal to $45 million at the closing of the merger and Archemix’s cash and cash equivalents are at least $30 million. This also assumes the cancellation of options to purchase 1,403,125 shares of NitroMed common stock at the closing of the merger pursuant to option cancellation agreements entered into with NitroMed’s employees and directors in connection with the merger, such that the exchange ratios for the Archemix common stock and preferred stock will be as described elsewhere in this joint proxy statement/prospectus, subject, in each case, to adjustment to account for the reverse stock split. Shares of NitroMed common stock subject to options that are currently exercisable or are exercisable within 60 days of December 1, 2008 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose computing the percentage of any other stockholder. Stock options granted by Archemix are subject to a right of early exercise, pursuant to which an optionee can exercise unvested stock options for shares of restricted stock. Unless otherwise indicated below, the address for each person and entity named in the table is: c/o Archemix Corp., 300 Third Street, Cambridge, Massachusetts 02142.

			Percent of
	Number of		Common
	Shares of	Options and	Stock
	Common	Warrants	Beneficially
	Stock	Exercisable	Owned of the
	Beneficially	Within	Combined
Name of Beneficial Owner	Owned	60 Days	Company

5% Stockholders
Funds affiliated with Atlas Venture(1)	14,742,091	—	10.1%
890 Winter Street, Suite 320 Waltham, Massachusetts 02451
Funds affiliated with Highland Capital Partners(2)	14,001,986	—	9.6%
92 Hayden Avenue Lexington, Massachusetts 02421
Funds affiliated with International Life Sciences Fund III (GP), L.P.(3)	12,250,888	—	8.4%
c/o SV Life Science Advisers 60 State Street, Suite 3650 Boston, Massachusetts 02109
Merck KGaA	7,640,899	—	5.2%
Frankfurter Street 250 D 64293 Darmstadt, Germany

			Percent of
	Number of		Common
	Shares of	Options and	Stock
	Common	Warrants	Beneficially
	Stock	Exercisable	Owned of the
	Beneficially	Within	Combined
Name of Beneficial Owner	Owned	60 Days	Company

Funds affiliated with Prospect Venture Partners II, L.P.(4)	14,722,088	—	10.1%
435 Tasso Street, Suite 200 Palo Alto, California 94301
Funds affiliated with Rho Ventures(5)	15,566,595	—	10.6%
Carnegie Hall Tower 152 57th Street, 23rd Floor New York, New York 10019
Directors and Executive Officers
Kenneth Bate(6)	—	150,000	*
Gregg Beloff(7)	—	359,813	*
Page Bouchard, D.V.M.(8)	—	386,596	*
James Gilbert, M.D.(9)	—	307,229	*
Duncan Higgons(10)	614,458	768,072	*
Errol De Souza, Ph.D.(11)	580,855	2,944,259	2.4%
Alex Barkas, Ph.D.(12)	14,722,088	—	10.1%
Peter Barrett, Ph.D.(13)	14,742,091	—	10.1%
John Maraganore, Ph.D.(14)	—	66,566	*
Mark Leschly(15)	15,566,595	—	10.6%
Michael Ross(16)	12,250,888	—	8.4%
Davey Scoon, C.P.A.(17)	—	15,000	*
All directors and executive officers as a group (12 persons)	58,476,975	4,383,077	40.6%

*	Less than 1%

(1)	Consists of 14,548,118 shares held by Atlas Venture Fund V, L.P., and 193,973 shares held by Atlas Venture Entrepreneurs’ Fund V, L.P. As general partner of these funds, and by virtue of these funds’ relationships as affiliated limited partnerships, Atlas Venture Associates V, L.P., or AVA V LP, may also be deemed to beneficially own these shares. As the general partner of AVA V LP, Atlas Venture Associates V, Inc., or AVA V Inc., may also be deemed to beneficially own these shares. In their capacities as directors of AVA V Inc., each of Messrs. Axel Bichara, Jean-Francois Formela and Christopher Spray may be deemed to beneficially own these shares. Each of Messrs. Bichara, Formela and Spray disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each of the Atlas Venture funds disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein. Dr. Barrett, a member of Archemix’s board of directors, is a Partner at Atlas Venture. Dr. Barrett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)	Consists of 8,765,244 shares held by Highland Capital Partners VI Limited Partnership, or HCP VI, 4,802,681 shares held by Highland Capital Partners VI-B Limited Partnership, or HCP VI-B, and 434,061 shares held by Highland Entrepreneurs’ Fund VI Limited Partnership, or HEF VI, collectively the Highland Investing Entities. Highland Management Partners VI Limited Partnership, or HMP, is the general partner of HCP VI and HCP VI-B. HEF VI Limited Partnership, or HEF, is the general partner of HEF VI. Highland Management Partners VI, Inc., or Highland Management, is the general partner of both HMP and HEF. There are eight managing directors of Highland Management. Highland Management, as the general partner of the general partners of the Highland Investing Entities, and may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The managing directors of Highland Management have shared voting and investment control over all the shares held by the Highland Investing Entities and therefore may be deemed to share beneficial ownership of the shares held by the Highland Investing Entities by virtue of this status as controlling persons of Highland Management. Each of the managing directors of Highland Management disclaims beneficial ownership of the shares held by the Highland Investing Entities except to the extent of his pecuniary interest therein.

(3)	Consists of 11,531,939 shares beneficially owned by International Life Sciences Fund III (LP1), L.P., or ILSF III LP1, 462,052 shares beneficially owned by International Life Sciences Fund III (LP2), L.P., or ILSF III LP2, 114,578 shares beneficially owned by International Life Sciences Fund III Strategic Partners, L.P., or ILSF III Strategic Partners, and 142,319 shares beneficially owned by International Life Sciences Fund III Co-investment, L.P., or ILSF III Co-Invest. International Life Sciences Fund III (GP), L.P., or GP, the general partner of each of ILSF III LP1, ILSF III LP2, ILSF III Co-Invest and ILSF III Strategic Partners, and ILSF III, LLC, the general partner of the GP, may be deemed to share voting and dispositive power over the shares held by each of ILSF III LP1, ILSF III LP2, ILSF III Co-Invest and ILSF III Strategic Partners. ILSF III LP1, ILSF III LP2, ILSF III Co-Invest and ILSF III Strategic Partners (each a “Fund”, or collectively the “Funds”) may be deemed to beneficially own the shares held by each other Fund because of certain contractual relationships among the Funds and their affiliates. Michael Ross, a member of Archemix’s board of directors, is a member of the investment committee of ILSF III, L.L.C. and shares voting and dispositive power over these shares with others. Dr. Ross disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)	Consists of 3,160,448 shares held by Prospect Venture Partners, L.P., or PVP I, and 11,561,640 shares held by Prospect Venture Partners II, L.P., or PVP II. Alex Barkas, Ph.D., is a managing member of each of the respective general partners of PVP I and PVP II and shares voting and investment power over the shares held by PVP I and PVP II. Dr. Barkas disclaims beneficial ownership of the shares held by PVP I and PVP II, except to the extent of his pecuniary interest therein.

(5)	Consists of 2,647,802 share held be Rho Management Trust II, 450,376 shares held by Rho Management Trust III, 77,932 shares held by Rho Investment Partners “H” L.P., 21,145 shares held by Rho Management Partners L.P., 3,153,087 shares held by Rho Management Trust I, 4,053,465 shares held by Rho Ventures IV GmbH & Co. Beteiligungs KG, 1,652,134 shares held by Rho Ventures IV, L.P., and 3,889,538 shares held by Rho Ventures IV (QP), L.P. Mr. Leschly, a director of Archemix, is a managing member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a managing director of the general partner of Rho Ventures IV, GmbH & Co. Beteiligungs KG and a managing partner of the investment advisor to Rho Management Trust II. Mr. Leschly disclaims beneficial ownership of the shares held by each of the funds affiliated with Rho Capital Partners, Inc. except to the extent of his pecuniary interest therein.

(6)	Assumes the cancellation of options to purchase 500,000 shares of NitroMed common stock at the closing of the merger pursuant to option cancellation agreements entered into by NitroMed and Mr. Bate in connection with the merger.

(7)	72,006 shares underlying the options issuable upon exercise to Mr. Beloff will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(8)	79,367 shares underlying the options issuable upon exercise to Dr. Bouchard will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(9)	153,614 shares underlying the options issuable upon exercise to Dr. Gilbert will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(10)	Consists of 614,458 shares of Archemix common stock held by Mr. Higgons, 192,018 of which were subject to a right of repurchase in favor of Archemix as of December 1, 2008. Of the 153,614 shares underlying options, 96,009 shares issuable upon exercise of such options will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(11)	Consists of 76,807 shares held by Dr. De Souza, 504,048 shares held by the De Souza Family Trust, the trustees and beneficiaries of which are Dr. De Souza and his spouse, and options to purchase 2,944,259 shares of Archemix common stock held by Dr. De Souza. Of the shares underlying options, 617,658 shares issuable upon exercise of such options will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(12)	Consists of 3,160,448 shares held by Prospect Venture Partners, L.P., or PVP I, and 11,561,640 shares held by Prospect Venture Partners II, L.P., or PVP II, as noted in footnote 4. Alex Barkas, Ph.D., a member of Archemix’s board of directors, is a managing member of each of the respective general partners of PVP I and PVP II and shares voting and investment power over the shares held by PVP I and PVP II. Dr. Barkas disclaims beneficial ownership of the shares held by PVP I and PVP II, except to the extent of his pecuniary interest therein.

(13)	Consists of 14,548,118 shares held by Atlas Venture Fund V, L.P., and 193,973 shares held by Atlas Venture Entrepreneurs’ Fund V, L.P., as noted in footnote 1. Peter Barrett, Ph.D., a member of Archemix’s board of directors, is a Partner at Atlas Venture. Dr. Barrett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14)	35,843 shares underlying the options issuable upon exercise to Dr. Maraganore will be subject to a right of repurchase in favor of Archemix if such options are exercised within 60 days of December 1, 2008.

(15)	Includes 15,566,595 shares held by funds affiliated with Rho Ventures. See Note 5 above.

(16)	Represents 12,250,888 shares held by funds affiliated with International Life Sciences Fund III (GP), L.P. as noted in footnote 3. Dr. Ross disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(17)	Assumes the cancellation of options to purchase 60,000 shares of NitroMed common stock at the closing of the merger pursuant to option cancellation agreements entered into by NitroMed and Mr. Scoon in connection with the merger.

SELLING STOCKHOLDERS

In addition to registering up to 132,608,868 shares of NitroMed’s common stock to be issued to Archemix’s stockholders, option holders and warrant holders in connection with the merger, this joint proxy statement/prospectus relates to the aggregate resale of up to 69,400,927 shares of NitroMed common stock which may be sold from time to time by NitroMed’s selling stockholders. The following table sets forth certain information with respect to the resale of NitroMed’s common stock by NitroMed’s selling stockholders. NitroMed will not receive any proceeds from the resale of its common stock by its selling stockholders.

None of the selling stockholders has held a position or office or had a material relationship with NitroMed within the past three years other than ownership of NitroMed’s publicly traded common stock of which NitroMed has no knowledge.

The following table sets forth, to NitroMed’s knowledge, information about the selling stockholders as of December 1, 2008. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of NitroMed’s common stock. The number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares of Archemix common stock and preferred stock held by a selling stockholder on an as converted basis as of December 1, 2008, plus (ii) all outstanding options held by such selling stockholder as of December 1, 2008, in each case adjusted by the applicable exchange ratio in the merger (assuming that NitroMed’s net cash at closing is $45 million and Archemix’s cash and cash equivalents are at least $30 million). The percent of common stock for each selling stockholder is based on 146,393,029 shares of common stock of the combined company outstanding if the merger were to occur as of December 1, 2008 and assumes NitroMed’s net cash balance, as calculated pursuant to the merger agreement, is equal to $45 million at the closing of the merger and Archemix’s cash and cash equivalents are at least $30 million. Unless otherwise indicated below and subject to the voting agreements entered into by the selling stockholders other than Archemix’s executive officers and directors, to NitroMed’s knowledge, all persons named in this table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

Throughout this joint proxy statement/prospectus, when we refer to the “selling stockholders,” we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests, and when NitroMed refers to the shares of NitroMed common stock being offered by this joint proxy statement/prospectus it includes the shares of NitroMed common stock being offered on behalf of the selling stockholders.

NitroMed does not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this joint proxy statement/prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering from time to time hereafter, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, other than the restrictions on sale for a period of 90 and 180 days following the effective time of the merger contained in the voting agreements, NitroMed cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of the table below, NitroMed has assumed that, after completion of the offering, none of the shares covered by this joint proxy statement/prospectus will be held by the selling stockholders, that no additional shares are bought or sold by the selling stockholders and that no selling stockholder owns publicly traded shares of NitroMed common stock.

Number of
	Shares of Common		Shares	Shares of Common
	Stock		of	Stock
	Beneficially Owned		Common	to be Beneficially
	Prior		Stock	Owned
	to the Offering		Being	After the Offering
Name of Selling Stockholder(1)	Number	Percentage	Offered	Number	Percentage

Directors and Officers:
Errol De Souza, Ph.D.(2)	3,525,114	2.4%	3,525,114	0	0%

			Number of
	Shares of Common		Shares	Shares of Common
	Stock		of	Stock
	Beneficially Owned		Common	to be Beneficially
	Prior		Stock	Owned
	to the Offering		Being	After the Offering
Name of Selling Stockholder(1)	Number	Percentage	Offered	Number	Percentage

Duncan Higgons(3)	768,072	*	768,072	0	0%
Gregg Beloff(4)	359,813	*	359,813	0	0%
Page Bouchard, D.V.M.(5)	386,596	*	386,596	0	0%
James Gilbert, M.D.(6)	307,229	*	307,229	0	0%
John Maraganore(7)	66,566	*	66,566	0	0%
Lawrence Best(8)	573,260	*	573,260	0	0%
Robert Stein, M.D., Ph.D.(9)	56,325	*	56,325	0	0%
10% Stockholders:
Atlas Venture Entrepreneurs’ Fund V, L.P.(10)	193,973	*	193,973	0	0%
890 Winter Street, Suite 320 Waltham, Massachusetts 02451
Atlas Venture Fund V, L.P.(10)	14,548,118	9.9%	14,548,118	0	0%
890 Winter Street, Suite 320 Waltham, Massachusetts 02451
Highland Capital Partners VI Limited Partnership(11)	8,765,244	6.0%	8,765,244	0	0%
92 Hayden Avenue Lexington, Massachusetts 02421
Highland Capital Partners VI-B Limited Partnership(11)	4,802,681	3.3%	4,802,681	0	0%
92 Hayden Avenue Lexington, Massachusetts 02421
Highland Entrepreneurs’ Fund VI Limited Partnership(11)	434,061	*	434,061	0	0%
92 Hayden Avenue Lexington, Massachusetts 02421
International Life Sciences Fund III (LP1), L.P.(12)	11,531,939	7.9%	11,531,939	0	0%
c/o SV Life Sciences Advisers 60 State Street, Suite 36350 Boston, Massachusetts 02109
International Life Sciences Fund III (LP2), L.P.(12)	462,052	*	462,052	0	0%
c/o SV Life Sciences Advisers 60 State Street, Suite 36350 Boston, Massachusetts 02109
International Life Sciences Fund III Co-Investment, L.P.(12)	142,319	*	142,319	0	0%
c/o SV Life Sciences Advisers 60 State Street, Suite 36350 Boston, Massachusetts 02109
International Life Sciences Fund III Strategic Partners, L.P.(12)	114,578	*	114,578	0	0%
c/o SV Life Sciences Advisers 60 State Street, Suite 36350 Boston, Massachusetts 02109

			Number of
	Shares of Common		Shares	Shares of Common
	Stock		of	Stock
	Beneficially Owned		Common	to be Beneficially
	Prior		Stock	Owned
	to the Offering		Being	After the Offering
Name of Selling Stockholder(1)	Number	Percentage	Offered	Number	Percentage

Merck KGaA	7,640,899	5.2%	7,640,899	0	0%
Frankfurter Street 250 D 64293 Darmstadt, Germany
Prospect Venture Partners II, L.P.(13)	11,561,640	7.9%	11,561,640	0	0%
435 Tasso Street, Suite 200 Palo Alto, California 94301
Prospect Venture Partners, L.P.(13)	3,160,448	2.2%	3,160,448	0	0%
435 Tasso Street, Suite 200 Palo Alto, California 94301
Total:	69,400,927	46.0%	69,400,927	0	0%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each selling stockholder is c/o Archemix Corp., 300 Third Street, Cambridge, Massachusetts 02142.

(2)	Consists of 76,807 shares of common stock held by Dr. De Souza, 504,048 shares held by the De Souza Family Trust, the trustees and beneficiaries of which are Dr. De Souza and his spouse, and options to purchase 2,944,259 shares of common stock held by Dr. De Souza, of which, 688,065 shares issuable upon exercise of such options were subject to a right of repurchase in favor of Archemix as of December 1, 2008.

(3)	Consists of 614,458 shares of common stock held by Mr. Higgons, 153,614 shares of which were subject to a right of repurchase in favor of Archemix as of December 1, 2008, and options to purchase 153,614 shares of common stock, of which, 105,610 shares issuable upon exercise of such options were subject to a right of repurchase in favor of Archemix as of December 1, 2008.

(4)	Consists of options to purchase 359,813 shares of common stock, of which, 81,607 shares issuable upon exercise of such options were subject to a right of repurchase in favor of Archemix as of December 1, 2008.

(5)	Consists of options to purchase 386,596 shares of common stock, of which, 89,608 shares issuable upon exercise of such options were subject to a right of repurchase in favor of Archemix as of December 1, 2008.

(6)	Consists of options to purchase 307,229 shares of common stock, of which, 172,816 shares issuable upon exercise of such options were subject to a right of repurchase in favor of Archemix as of December 1, 2008.

(7)	Consists of options to purchase 66,566 shares of common stock, of which, 25,602 shares issuable upon exercise of such options were subject to a right of repurchase in favor of Archemix as of December 1, 2008.

(8)	Consists of 480,068 shares of common stock and options to purchase 93,192 shares of common stock, of which, 14,337 shares issuable upon exercise of such options were subject to a right of repurchase in favor of Archemix as of December 1, 2008.

(9)	Consists of options to purchase 56,325 shares of common stock, of which, 40,963 shares issuable upon exercise of such options were subject to a right of repurchase in favor of Archemix as of December 1, 2008.

(10)	As general partner of Atlas Venture Fund V, L.P., and Atlas Venture Entrepreneurs’ Fund V, L.P. and by virtue of these funds’ relationships as affiliated limited partnerships, Atlas Venture Associates V, L.P., or AVA V LP, may also be deemed to beneficially own these shares. As the general partner of AVA V LP,

Atlas Venture Associates V, Inc., or AVA V Inc., may also be deemed to beneficially own these shares. In their capacities as directors of AVA V Inc., each of Messrs. Axel Bichara, Jean-Francois Formela and Christopher Spray may be deemed to beneficially own these shares. Each of Messrs. Bichara, Formela and Spray disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each of the Atlas Venture funds disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein. Dr. Barrett, a member of Archemix’s board of directors, is a Partner at Atlas Venture. Dr. Barrett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(11)	Highland Management Partners VI Limited Partnership, or HMP, is the general partner of Highland Capital Partners VI Limited Partnership, or HCP VI, and Highland Capital Partners VI-B Limited Partnership, or HCP VI-B. HEF VI Limited Partnership, or HEF, is the general partner of Highland Entrepreneurs’ Fund VI Limited Partnership, or HEF VI, and collectively with HCP VI and HCPVI-B, the Highland Investing Entities. Highland Management Partners VI, Inc., or Highland Management, is the general partner of both HMP and HEF. There are eight managing directors of Highland Management. Highland Management, as the general partner of the general partners of the Highland Investing Entities, and may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The managing directors of Highland Management have shared voting and investment control over all the shares held by the Highland Investing Entities and therefore may be deemed to share beneficial ownership of the shares held by the Highland Investing Entities by virtue of this status as controlling persons of Highland Management. Each of the managing directors of Highland Management disclaims beneficial ownership of the shares held by the Highland Investing Entities except to the extent of his pecuniary interest therein.

(12)	International Life Sciences Fund III (GP), L.P., or GP, the general partner of each of International Life Sciences Fund III (LP1), L.P., or ILSF III LP1, International Life Sciences Fund III (LP2), L.P., or ILSF III LP2, International Life Sciences Fund III Strategic Partners, L.P., or ILSF III Strategic Partners, International Life Sciences Fund III Co-investment, L.P., or ILSF III Co-Invest, and ILSF III, LLC, the general partner of the GP, may be deemed to share voting and dispositive power over the shares held by each of ILSF III LP1, ILSF III LP2, ILSF III Co-Invest and ILSF III Strategic Partners. ILSF III LP1, ILSF III LP2, ILSF III Co-Invest and ILSF III Strategic Partners (each a “Fund”, or collectively the “Funds”) may be deemed to beneficially own the shares held by each other Fund because of certain contractual relationships among the Funds and their affiliates. Michael Ross, a member of Archemix’s board of directors, is a member of the investment committee of ILSF III, L.L.C. and shares voting and dispositive power over these shares with others. Dr. Ross disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)	Alex Barkas, Ph.D., is a managing member of each of the respective general partners of Prospect Venture Partners, L.P., or PVP I, and Prospect Venture Partners II, L.P., or PVP II, and shares voting and investment power over the shares held by PVP I and PVP II. Dr. Barkas disclaims beneficial ownership of the shares held by PVP I and PVP II, except to the extent of his pecuniary interest therein.

Relationships with Selling Stockholders

All of the selling stockholders are currently affiliates of Archemix. Please see the beneficial ownership table included on page 326 of this joint proxy statement/prospectus for details.

In connection with the execution of the merger agreement, each of the selling stockholders, other than Archemix’s executive officers and directors, entered into voting agreements with NitroMed, each dated November 18, 2008, that provide, among other things, that such selling stockholder will vote in favor of adoption of the merger agreement and grant to NitroMed an irrevocable proxy to vote all of such selling stockholder’s shares of Archemix capital stock in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the proposal to adopt the merger agreement. In addition, each selling stockholder other than Archemix’s executive officers and directors has agreed not to transfer or otherwise dispose of any shares of NitroMed’s common stock that they receive in the merger for 90 days after the effective time of the merger and as to 50% of the shares they receive in the merger for 180 days after the effective time of the merger.

Plan of Distribution

The selling stockholders and their respective successors, including their transferees, pledgees or donees or their successors, may from time to time sell the securities hereby registered directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The securities hereby registered may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related directly to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options.

The aggregate proceeds to the selling stockholders from the sale of the securities registered hereby by them will be the purchase price of the securities less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. NitroMed will not receive any of the proceeds from this offering. NitroMed’s outstanding common stock is listed for trading on The NASDAQ Global Market. The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the securities registered hereby may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To the knowledge of NitroMed, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the securities registered hereby. The selling stockholders may determine not to sell any, or to sell less than all of, the securities described in this prospectus. In the event this registration statement cannot be used, selling stockholders may sell these securities subject to the limitations under Rule 145 under the Securities Act. Upon expiration of the limitations under Rule 145, selling stockholders will be able to freely sell these securities. To the extent required, the specific securities to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the NitroMed common stock in the course of hedging positions they assume. The selling stockholders may also sell NitroMed common stock short and deliver NitroMed common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities.

LEGAL MATTERS

Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts, will pass upon the validity of the NitroMed common stock offered by this joint proxy statement/prospectus.

EXPERTS

The financial statements of NitroMed, Inc. at December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in this joint proxy statement/prospectus, which is referred to and made a part of the Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Archemix Corp. at December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in this joint proxy statement/prospectus, which is referred to and made a part of the Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

NitroMed files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that NitroMed files at the SEC’s public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. NitroMed’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning NitroMed also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

You should rely only on the information contained in this joint proxy statement/prospectus to vote your shares at the special meetings. Neither NitroMed nor Archemix has authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated          , 2009. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of NitroMed common stock in the merger shall create any implication to the contrary.

INDEX TO NITROMED’S CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board of Directors and Stockholders
NitroMed, Inc.

We have audited the accompanying balance sheets of NitroMed, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NitroMed, Inc. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 of the financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the modified-prospective transition method.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), NitroMed, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2008, expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Boston, Massachusetts
March 4, 2008

NITROMED, INC.

BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands, except par value amounts)

ASSETS
Current Assets:
Cash and cash equivalents	$8,167	$21,074
Marketable securities	23,233	21,079
Accounts receivable	1,929	1,370
Inventories	1,401	2,846
Prepaid expenses and other current assets	334	570

Total current assets	35,064	46,939
Property and equipment, net	312	963
Restricted cash	191	803

Total assets	$35,567	$48,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,235	$1,923
Accrued expenses	6,379	6,545
Accrued restructuring	—	299
Deferred revenue	—	206
Current portion of long-term debt	3,728	6,925

Total current liabilities	13,342	15,898
Long-term debt	—	3,728
Commitments and contingencies (Note 11)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 65,000 shares authorized; 45,381 shares and 37,181 shares issued and outstanding as of December 31, 2007 and 2006, respectively	454	372
Additional paid-in capital	367,125	342,528
Accumulated deficit	(345,382)	(313,808)
Accumulated other comprehensive income (loss)	28	(13)

Total stockholders’ equity	22,225	29,079

Total liabilities and stockholders’ equity	$35,567	$48,705

The accompanying notes are an integral part of the financial statements.

NITROMED, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share amounts)

Revenues:
Product sales	$15,269	$12,086	$4,455
License and collaboration	750	—	1,592

Total revenues	16,019	12,086	6,047
Cost and operating expenses:
Cost of product sales	4,236	3,560	8,009
Research and development(1)	12,185	17,029	31,340
Sales, general and administrative(1)	31,358	59,403	74,596
Restructuring charges	1,004	5,283	—

Total cost and operating expenses	48,783	85,275	113,945

Loss from operations	(32,764)	(73,189)	(107,898)
Non-operating income:
Interest income	1,884	3,204	2,976
Interest expense	(694)	(1,352)	(930)

	1,190	1,852	2,046

Net loss	(31,574)	(71,337)	(105,852)

Basic and diluted net loss per share	$(0.75)	$(1.96)	$(3.49)

Shares used in computing basic and diluted net loss per share	41,997	36,399	30,355

(1) Includes stock-based compensation expense as follows:

Research and development	$2,005	$2,795	$298
Sales, general and administrative	$3,763	$5,119	$195

The accompanying notes are an integral part of the financial statements.

NITROMED, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
	Common Stock		Additional	Deferred		Other	Total
		Par	Paid-in	Stock	Accumulated	Comprehensive	Stockholders’
	Shares	Value	Capital	Compensation	Deficit	Income (Loss)	Equity
	(In thousands)

Balance at December 31, 2004	30,124	$301	$275,727	$(2,095)	$(136,619)	$(302)	$137,012
Exercise of stock options	339	3	653				656
Exercise of stock purchase warrants	12	—	1				1
Amortization of deferred stock compensation				887			887
Reversal of compensation expense associated with options issued to non-employees and performance options issued to employees			(394)				(394)
Issuance of stock under employee stock purchase plan	37	1	523				524
Unrealized gains on marketable securities						232	232
Net loss					(105,852)		(105,852)
Comprehensive loss							(105,620)

Balance at December 31, 2005	30,512	$305	$276,510	$(1,208)	$(242,471)	$(70)	$33,066

The accompanying notes are an integral part of the financial statements.

NITROMED, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
	Common Stock		Additional	Deferred		Other	Total
		Par	Paid-in	Stock	Accumulated	Comprehensive	Stockholders’
	Shares	Value	Capital	Compensation	Deficit	Income (Loss)	Equity
	(In thousands)

Balance at December 31, 2005	30,512	$305	$276,510	$(1,208)	$(242,471)	$(70)	$33,066
Elimination of deferred stock compensation in accordance with the adoption of SFAS 123R			(1,208)	1,208			—
Exercise of stock options	461	5	688				693
Compensation expense associated with options issued to employees			8,042				8,042
Reversal of compensation expense associated with options issued to non-employees			(239)				(239)
Issuance of stock under employee stock purchase plan	32	—	93				93
Issuance of stock in connection with employee benefit plan	78	1	198				199
Sale of common stock in public offering (net of issuance costs of $4,056)	6,098	61	58,444				58,505
Unrealized gains on marketable securities						57	57
Net loss					(71,337)		(71,337)
Comprehensive loss							(71,280)

Balance at December 31, 2006	37,181	$372	$342,528	$—	$(313,808)	$(13)	$29,079

The accompanying notes are an integral part of the financial statements.

NITROMED, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
	Common Stock		Additional		Other	Total
		Par	Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Value	Capital	Deficit	Income (Loss)	Equity
	(In thousands)

Balance at December 31, 2006	37,181	$372	$342,528	$(313,808)	$(13)	$29,079
Exercise of stock options	273	3	309			312
Compensation expense associated with options issued to employees			4,993			4,993
Reversal of compensation expense associated with options issued to non-employees			(26)			(26)
Issuance of stock under employee stock purchase plan	74	1	78			79
Issuance of stock in connection with employee benefit plan	87	1	279			280
Issuance of common stock and related stock compensation expense in connection with restricted stock plan	166	1	800			801
Sale of common stock in public offering (net of issuance costs of $1,485)	7,600	76	18,164			18,240
Unrealized gains on marketable securities					41	41
Net loss				(31,574)		(31,574)
Comprehensive loss						(30,533)

Balance at December 31, 2007	45,381	$454	$367,125	$(345,382)	$28	$22,225

The accompanying notes are an integral part of the financial statements.

NITROMED, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Cash flows from operating activities:
Net loss	$(31,574)	$(71,337)	$(105,852)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	285	798	896
Stock-based compensation expense	5,768	7,914	493
Non-cash restructuring charges	—	1,342	—
Changes in operating assets and liabilities:
Accounts receivable	(559)	1,236	(4,078)
Inventories	1,445	401	(3,247)
Prepaid expenses and other current assets	236	3,290	(644)
Accounts payable	1,312	(9,887)	9,148
Accrued expenses	114	(4,636)	3,178
Accrued restructuring charge	(299)	299	—
Deferred revenue	(206)	(1,773)	1,859

Net cash used in operating activities	(23,478)	(72,353)	(98,247)

Cash flows from investing activities:
Purchases of property and equipment	(162)	(111)	(925)
Proceeds from sale of equipment	528	—	—
Purchases of marketable securities	(69,020)	(150,092)	(126,159)
Sales of marketable securities	66,907	179,520	182,426
Restricted cash	612	—	8

Net cash (used in) provided by investing activities	(1,135)	29,317	55,350

Cash flows from financing activities:
Proceeds from sale of common stock	18,240	58,505	—
Proceeds from long-term debt	—	—	20,000
Principal payments on long-term debt	(6,925)	(6,272)	(3,075)
Proceeds from employee stock plans	391	786	1,181

Net cash provided by financing activities	11,706	53,019	18,106

Net (decrease) increase in cash and cash equivalents	(12,907)	9,983	(24,791)
Cash and cash equivalents, beginning balance	21,074	11,091	35,882

Cash and cash equivalents, ending balance	$8,167	$21,074	$11,091

Supplemental disclosure:
Cash paid during the year for interest	$751	$1,403	$790

The accompanying notes are an integral part of the financial statements.

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS
(all tabular amounts in thousands except per share amounts)

1.	The Company

NitroMed, Inc. (the “Company”) is the maker of BiDil®. Since its inception, the Company has funded its operations mainly through the sale of equity securities, debt financings, license fees, research and development funding, milestone payments from its collaborative partners, and more recently, sales of BiDil. In June 2005, the U.S. Food and Drug Administration (“FDA”) approved the Company’s product, BiDil, for the treatment of heart failure in self-identified black patients as an adjunct to current standard therapies. BiDil is an orally administered fixed-dose combination of isosorbide dinitrate and hydralazine hydrochloride. The Company commercially launched BiDil in July 2005, and has since generated approximately $31.8 million in product sales, including product sales of $4.2 million during the fourth quarter of 2007, and total product sales of $15.3 million during the year ended December 31, 2007.

Based upon the Company’s determination that the successful commercialization of BiDil requires a magnitude of resources that it cannot currently allocate to the program, as well as the Company’s plans to conserve cash in order to pursue the development of an extended release formulation of BiDil, known as BiDil XRtm, in January 2008 the Company discontinued active promotional activities for BiDil. The Company concurrently implemented a restructuring plan in which the Company significantly reduced its workforce immediately. The Company is evaluating strategic alternatives to divest its current business in whole or in part in an effort to maximize the value of its commercial organization and product development programs for its shareholders. The Company has engaged an investment bank to advise it in considering these potential strategic alternatives, which may include the sale, license or divestiture of certain of its assets, including its BiDil business, the assets relating to BiDil XR, and/or its nitric oxide technologies, the sale or merger of the Company, or other similar strategic transactions.

The Company’s business plan is to seek to divest all or substantially all of its business through a merger, asset sale, license, business combination or the like. Although the Company has discontinued promotional activities related to BiDil, the Company intends to continue to manufacture and sell BiDil and maintain the product on the market for patients through normal wholesale and retail channels. The Company also expects to incur additional expenses related to the ongoing development of BiDil XR. If and for so long as the Company continues its current business and operations, the Company will require substantial additional funds, which it expects to generate through a combination of BiDil sales and one or more strategic transactions. The Company may not be able to successfully consummate a strategic transaction, and additional financing may not be available to the Company on acceptable terms, if at all. If the Company is unable to obtain funding on a timely basis, whether through a strategic divestiture, financing or borrowing arrangements or other capital-raising transaction, the Company may not be able to support continued prescriptions for BiDil, may be compelled to significantly curtail or delay its development efforts with respect to BiDil XR, and the Company could also be required to limit, scale back or cease its operations. Currently, the Company believes that its existing sources of liquidity and the cash expected to be generated from future sales of BiDil, together with the significant reduction in expenditures as a result of its January 2008 restructuring, will be sufficient to fund the Company’s operations for at least the next twelve months.

2.	Summary of Significant Accounting Policies

Cash Equivalents and Marketable Securities

Cash equivalents are short-term, highly liquid investments with maturities of three months or less at the time of acquisition. Investments with maturities in excess of three months at the time of acquisition are classified as marketable securities and designated as available-for-sale. Cash equivalents consist of institutional money market funds. Available-for-sale securities are carried at fair market value, as reported by the custodian, and unrealized gains and losses are reported as a separate component of accumulated other comprehensive

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

income (loss) within stockholders’ equity. Realized gains and losses were not material for the years ended December 31, 2007, 2006 and 2005.

Fair Value of Financial Instruments

Financial instruments mainly consist of cash, cash equivalents, marketable securities and the current portion of long-term debt. The carrying amounts of cash, cash equivalents, and marketable securities approximate their fair values. The fair value of long-term debt approximates its carrying value due to its remaining term to maturity.

Research and Development Expenses

Research and development expenses primarily consist of salaries and related expenses for research and development personnel, fees paid to consultants and outside service providers, materials used in clinical trials and research and development, and medical support costs related to the launch and commercialization of BiDil. The Company charges research and development expenses, including costs associated with acquiring patents, to operations as incurred.

The Company enters into contracts with professional service providers to conduct clinical trials and related services. These professional service providers render services over an extended period of time, generally one to three years. Typically, the Company enters into two types of vendor contracts, patient-based or time-based. Under a patient-based contract, the Company first determines an appropriate per patient cost using critical factors contained within the contract, which include the estimated number of patients, the cost assigned to each patient based on a patient’s number of visits and the total dollar value of the contract. The Company then records the expense based upon the total number of patients enrolled during the period and the status of each patient. Under a time-based contract, using critical factors contained within the contract such as the stated duration of the contract and the timing of services provided, the Company records the contractual expense for each service provided ratably over the period during which the Company estimates the service will be performed. On a monthly basis, the Company reviews both the timetable of services to be rendered and the timing of services actually received based on regular communications with its vendors in order to evaluate the reasonableness of its estimates. Based upon this review, revisions may be made to the forecasted timetable or the extent of services performed, or both, in order to reflect the Company’s most current estimate of the contract.

Revenue Recognition

The Company’s principal source of revenue is the sale of BiDil, which began shipping in July of 2005. Other sources of revenue to date include license fees, research and development payments and milestone payments that the Company has received from its corporate collaborators.

Product Sales/Deferred Revenue.  The Company follows the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition, and recognizes revenue from product sales upon delivery of product to wholesalers or pharmacies when persuasive evidence of an arrangement exists, the fee is fixed or determinable, title to product and associated risk of loss has passed to the wholesaler or pharmacy and collectibility of the related receivable is reasonably assured. All revenues from product sales are recorded net of applicable allowances for sales returns, wholesaler allowances, rebates, and discounts. For arrangements where the risk of loss has not passed to wholesalers or pharmacies, the Company defers the recognition of revenue by recording deferred revenue until such time that risk of loss has passed. In addition, the Company evaluates its level of shipments to wholesalers and pharmacies on a quarterly basis compared to the estimated level of inventory in the channel, remaining shelf-life of the product shipped, weekly prescription data and quarterly forecasted sales. As a result of this evaluation, the Company deferred $2.1 million of revenue from shipments in December 2005 and recorded this amount in deferred revenue as of December 31,

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

2005. During 2006, the Company reversed $1.8 million of this deferred revenue and recognized the remainder as revenue.

Sales Returns, Allowances, Rebates and Discounts.  The Company’s product sales are subject to returns, wholesaler allowances, rebates and cash and contract discounts that are customary in the pharmaceutical industry. A large portion of the Company’s product sales are made to pharmaceutical wholesalers for further distribution through pharmacies to patients, who are consumers of the product. The Company determines the provisions for sales returns, allowances, rebates and discounts based primarily on historical experience, known trends and events, and contractual terms.

Product Returns.  Consistent with industry practice, the Company offers contractual return rights that allow customers to return product only during the period that is six months prior to, and twelve months after, product expiration. Commercial product shipped during 2005 and the first half of 2006 had a shelf-life of twelve months from date of manufacture with expiration dates ranging from April 2006 to May 2007. During the third quarter of 2006, the Company began shipping commercial product with an expiration date of 18 months. During the second quarter of 2007, the Company began shipping commercial product with an expiration date of 24 months. Factors that are considered in the Company’s estimate of future product returns include an analysis of the amount of product in the wholesaler and pharmacy channels, discussions with key wholesalers and other customers regarding inventory levels and shipment trends, review of consumer consumption data, and the remaining time to expiration of the Company’s product. As a result of this ongoing evaluation, the Company’s product return reserve was $0.9 million and $1.3 million for the years ended December 31, 2007 and 2006, respectively. For the years ended December 31, 2007, 2006 and 2005, the Company recorded a reduction to revenue for product returns of $1.0 million, $2.6 million and $0.1 million, respectively. This return rate and related reserve are evaluated on a quarterly basis, assessing each of the factors described above, and adjusted accordingly. In developing a reasonable estimate for the reserve for product returns, the Company considers the factors in paragraph 8 of Statement of Financial Accounting Standards No. 48, Revenue Recognition When a Right of Return Exists. Based on the factors noted above, the Company believes its estimate of product returns is reasonable, and changes, if any, from this estimate would not have a material impact to the Company’s financial statements. During the first quarter of 2008, BiDil’s shelf life was increased to 36 months and product bottled by the Company’s manufacturer in the first quarter of 2008 will have a 36 month shelf life.

Sample Voucher and Co-Pay Card Program.  Beginning in the third quarter of 2005, the Company initiated a sample voucher program whereby the Company offered an incentive to patients in the form of a free 30-day trial of BiDil. The Company accounts for this program in accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (“EITF No. 01-09”). Initially, these sample programs had quarterly expiration dates such that each sample voucher program was only active for one quarter at a time. As a result, at the end of each quarter the Company could determine the actual amount of reimbursement claims received for the vouchers distributed during the quarter. The amount of reimbursement is recorded as a reduction to revenue. During the third quarter of 2006, the Company initiated a six month co-pay program whereby the Company covers the co-pay for eligible insured patients for their BiDil prescriptions, including refills. As a result of these programs, the Company recorded a reduction to revenue of $0.1 million, $0.5 million and $0.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Sales Discounts, Rebates and Allowances.  Sales discounts, rebates and allowances result primarily from sales under contract with healthcare providers, wholesalers, Medicare and Medicaid programs and other governmental agencies. The Company estimates rebates and contractual allowances, cash and contract discounts and other rebates by considering the following factors: current contract prices and terms, sales volume, and current actual average rebate rates. For the years ended December 31, 2007, 2006 and 2005, the

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Company recorded rebates, cash discounts, and other allowances of $5.3 million, $1.5 million and $0.5 million, respectively.

License and Collaboration Revenue.  The Company records collaboration revenue on an accrual basis as it is earned and when amounts are considered collectible. Revenues received in advance of performance obligations, or in cases where the Company has a continuing obligation to perform services, are deferred and recognized over the contractual or estimated performance period. Revenues from milestone payments that represent the culmination of a separate earnings process are recorded when the milestone is achieved. Contract revenues are recorded as the services are performed. When the Company is required to defer revenue, the period over which such revenue should be recognized is subject to estimates by management and may change over the course of the collaborative agreement. In October 2007, the Company entered into a License Agreement pursuant to which the Company granted the licensee a non-exclusive license under certain non-strategic patent rights owned and/or licensed by the Company. In consideration of this license, the licensee paid the Company an upfront fee of $750,000, which the Company recognized as revenue in the fourth quarter of 2007 because the Company had no remaining deliverable at December 31, 2007.

Accounts Receivable

Accounts receivable consist of amounts due from wholesalers and pharmacies for the purchase of BiDil. Ongoing evaluations of customer payment histories are performed and collateral is generally not required. As of December 31, 2007, the Company has not reserved any amount for bad debts related to the sale of BiDil. The Company continuously reviews all customer accounts to determine if an allowance for uncollectible accounts is necessary. The Company currently provides substantially all of its customers with payment terms of net 30 days. Through December 31, 2007, payments have generally been made in a timely manner.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range between three to five years. Leasehold improvements are amortized based upon the lesser of the term of the lease or the useful life of the asset. The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable and recognizes an impairment loss when the estimated undiscounted cash flows are less than the carrying value of the asset. The asset is written down to its fair value, determined by either a quoted market price or by a discounted cash flow technique, whichever is more appropriate under the circumstances. During 2006, the Company recorded impairment charges of $1.3 million (See Note 6). There were no impairment charges recorded during 2007. Property and equipment consist of the following:

	December 31,
	2007	2006

Laboratory furniture, fixtures and equipment	$362	$2,343
Office furniture, fixtures and equipment	162	903
Leasehold improvements	—	221

	524	3,467
Less accumulated depreciation and amortization	(212)	(2,504)

Total	$312	$963

In February 2007, the Company sold certain equipment previously used in research and development activities and received proceeds in the amount of $528,000, which approximated the equipment’s net book value.

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Inventories

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis. Inventories consisted of the following:

	December 31,
	2007	2006

Raw materials	$349	$2,123
Finished goods	1,052	723

Total	$1,401	$2,846

On a quarterly basis, the Company analyzes its current inventory levels and writes down inventory that has become un-saleable or has a cost basis in excess of its expected net realizable value. In addition, the Company evaluates its future irrevocable inventory purchase commitments compared to forecasted product sales, the current level of inventory, and its related product dating. For the year ended December 31, 2007, the Company recorded inventory impairment charges of $2.3 million to cost of sales for excess quantities comprised of commercial trade, patient sample inventory product and raw materials. For the year ended December 31, 2006, the Company recorded inventory impairment charges of $1.5 million to cost of sales comprised of $1.1 million for commercial trade and patient sample inventory product, and $0.4 million for contractual purchase commitments in excess of expected future inventory requirements based on the Company’s sales forecast. For the year ended December 31, 2005, the Company recorded an inventory impairment charge of $5.6 million to cost of sales related to commercial trade and patient sample inventory product, and a $1.5 million charge to cost of sales for contractual purchase commitments in excess of expected future inventory requirements based on the Company’s sales forecast.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and the dilutive potential common stock equivalents then outstanding. Potential common stock equivalents consist of stock options and restricted stock. Since the Company has a net loss for all periods presented, the effect of all potentially dilutive securities is antidilutive. Accordingly, basic and diluted net loss per share is the same. Options to purchase 4,747,755, 4,935,930 and 3,819,676 shares of common stock for the years ended December 31, 2007, 2006 and 2005, respectively, have been excluded from the computation of diluted net loss per share as their effects would have been antidilutive. In addition, 451,778 shares of restricted stock issued and outstanding as of December 31, 2007 are also not included.

Concentration of Credit Risk

Statement of Financial Accounting Standards No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of marketable securities and accounts receivable. The Company has no off-balance-sheet or concentrations of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company maintains its cash, cash equivalents and marketable securities balances with several high credit quality financial institutions.

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table summarizes the number of trade customers that individually comprise greater than 10% of product revenues and their respective percentage of the Company’s total product revenues on a gross basis:

		Percentage of
		Total Product
	Number of	Revenues by
	Significant	Customer
	Customers	A	B	C

Year ended:
December 31, 2007	3	38%	36%	17%
December 31, 2006	3	34%	36%	18%
December 31, 2005	3	44%	21%	14%

The table above excludes revenues from license and collaboration agreements. The Company recognized revenue in 2007 and 2005 from two different collaborative partners.

The following table summarizes the number of customers that individually comprise greater than 10% of total accounts receivable and their respective percentage of the Company’s total accounts receivable:

	Number of	Percentage of Total Accounts
	Significant	Receivables by Customer
	Customers	A	B	C

As of:
December 31, 2007	3	38%	34%	17%
December 31, 2006	3	37%	30%	16%

Concentration of Other Risks

The Company currently obtains one of the key active pharmaceutical ingredients for its commercial requirements for BiDil from a single source. The Company also utilizes one manufacturer to produce BiDil. The disruption or termination of the contract with the manufacturer of BiDil or of the supply of the commercial requirement for BiDil or a significant increase in the cost of the key active pharmaceutical ingredient from this single source could have a material adverse effect on the Company’s business, financial position and results of operations.

Advertising Costs

All advertising costs are expensed as incurred. Advertising expenses were $7.7 million, $12.8 million and $20.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates relate to product returns rates, contract rebates, the net realizable value of inventory, useful lives of fixed assets, accrued liabilities, and stock-based compensation. Actual results could differ from those estimates, and such differences may be material to the financial statements.

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Accumulated Other Comprehensive Income (Loss)

The Company presents comprehensive income (loss) in accordance with Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Accumulated other comprehensive income (loss) is comprised entirely of unrealized gains and losses on available-for-sale marketable securities.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities, as well as net operating loss carryforwards and tax credits, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

Segment Information

During the three years ended December 31, 2007, 2006 and 2005, the Company operated in one reportable business segment, developing nitric oxide-enhancing medicines, under the management approach of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.

Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”), using the modified prospective transition method as permitted under SFAS 123R. Under this transition method, compensation cost recognized for the years ending December 31, 2007 and 2006 is comprised of: (a) compensation cost for all share-based payments granted prior to but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“SFAS 123”), and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant- date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for prior periods has not been restated.

See Note 7 for additional information relating to stock-based compensation.

New Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those years. The Company does not currently believe that adoption will have a material impact on its results of operations, financial position or cash flows.

In February 2007, FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. Furthermore, SFAS 159

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for the Company beginning on January 1, 2008. The Company does not believe that adoption will have a material impact on its results of operations, financial position or cash flows.

In June 2007, the Emerging Issues Task Force issued EITF Issue 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development (“EITF No. 07-03”). EITF No. 07-03 addresses the diversity which exists with respect to the accounting for the non-refundable portion of a payment made by a research and development entity for future research and development activities. Under EITF No. 07-03, an entity would defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF No. 07-03 is effective for the Company beginning on January 1, 2008. The Company does not expect the adoption of EITF No. 07-03 to have a material impact on its results of operations, financial position or cash flows.

3.	Cash Equivalents and Marketable Securities

The following is a summary of the fair market value of available-for-sale money market funds and marketable securities the Company held at December 31, 2007 and 2006:

		Gross Unrealized	Gross Unrealized	Estimated Fair
December 31, 2007	Amortized Cost	Gains	Losses	Value

Cash and money market funds	$8,167	$—	$—	$8,167

U.S. Government agencies
Due in one year or less	799	—	(3)	796
Taxable auction securities	9,575	—	—	9,575
Tax-free auction securities	700	—	—	700
Corporate securities
Due in one year or less	9,897	28	(1)	9,924
Due in one to three years	2,234	4	—	2,238

Total marketable securities	$23,205	$32	$(4)	$23,233

		Gross Unrealized	Gross Unrealized	Estimated Fair
December 31, 2006	Amortized Cost	Gains	Losses	Value

Cash and money market funds	$21,074	$—	$—	$21,074

U.S. Government agencies
Due in one year or less	$—	$—	$—	$—
Due in one to three years	1,000	—	(13)	987
Taxable auction securities	18,400	—	—	18,400
Corporate securities
Due in one to three years	1,692	—	—	1,692

Total marketable securities	$21,092	$—	$(13)	$21,079

As of December 31, 2007, auction rate securities have maturity dates that range from 2008 to 2045. Marketable securities with maturity dates in excess of one year are classified as short term because they are designated as available-for-sale securities and are available to be used in current operations.

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The primary objective of the Company’s investment activities is to preserve principal while at the same time maximizing the income the Company receives from the Company’s investments without significantly increasing risk. To achieve this objective, the Company maintains its portfolio of cash equivalents and marketable securities in a variety of securities, including U.S. government agencies, municipal notes which may have an auction reset feature, corporate notes and bonds, commercial paper, and money market funds. These securities are classified as available for sale and consequently are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss). If interest rates rise, the market value of the Company’s investments may decline, which could result in a realized loss if the Company is forced to sell an investment before its scheduled maturity. The Company does not utilize derivative financial instruments to manage its interest rate risks.

At March 3, 2008, the Company held approximately $7.6 million of investments with an auction reset feature, referred to as auction rate securities. These auctions have historically provided a liquid market for these securities. In February 2008, the majority of auction rate securities in the marketplace failed at auction due to sell orders exceeding buy orders. The Company’s ability to liquidate its auction rate securities and fully recover the carrying value of its auction rate securities in the near term may be limited or not exist, and the Company may in the future be required to record an impairment charge on these investments. The vast majority of the Company’s auction rate securities, including those that have failed, were rated AAA at the time of purchase. The Company believes it will be able to liquidate its investments without significant loss within the next year, and the Company currently believes these securities are not significantly impaired, primarily due to the credit worthiness of the issuers of the underlying securities. However, it could take until the final maturity of the underlying notes (up to 30 years) to realize its investments’ recorded value.

4.	Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2007	2006

Sales and marketing	$304	$817
Compensation and related benefits	1,955	1,425
Reimbursements and rebates related to managed care organizations	1,800	448
Product returns reserve	946	1,339
Other	1,374	2,516

Total	$6,379	$6,545

5.	Long-Term Debt

On June 28, 2005, the Company borrowed (i) $10.0 million from Oxford Finance Corporation (“Oxford”), and (ii) $10.0 million from General Electric Capital Corporation (“GECC”) pursuant to the terms of Promissory Notes (“the Notes”). The Notes bear interest at a fixed rate of 9.95% per annum and are payable in 36 consecutive monthly installments of principal and accrued interest, beginning on July 1, 2005. Also on June 28, 2005, the Company entered into Master Security Agreements with both Oxford and GECC (“the Agreements”). Under the terms of these Agreements, the Company granted to both Oxford and GECC a security interest in and against all of the property of the Company and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges, and all insurance and/or other proceeds (“the Collateral”). The Collateral comprises all of the Company’s personal property and fixtures including, but not limited to, all inventory, equipment, fixtures, accounts, deposit accounts, documents, investment property, instruments, general intangibles, chattel paper and any and all proceeds (but excluding intellectual property). The Collateral does not include any intellectual property or

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

products (or interests in any intellectual property or products (including any royalties)) acquired, whether by purchase, license or otherwise, on or after the execution of the Agreements (collectively, “New Property”), nor do the Agreements limit any indebtedness secured by any New Property provided that debt or non-cash equity (e.g., stock) is used to acquire New Property. In the event that the Company uses cash to purchase New Property, Oxford’s and GECC’s existing liens will extend to such New Property. The Agreements also contain a Material Adverse Change clause with both Oxford and GECC. Under this clause, if Oxford or GECC reasonably determine that the Company’s ability to repay the Notes has been materially impaired, the Company would be considered in default. As of December 31, 2007, the Company was in compliance with this clause. At December 31, 2007, the total principal payments due were $3.7 million, which the Company expects will be fully paid by June 30, 2008.

6.	Restructuring Actions

On March 31, 2006, the Company recorded charges of $2.0 million related to a restructuring of its discovery research operations to better align its costs with revenue and operating expectations. The restructuring charges pertained to employee severance and impairment of assets and were recorded in accordance with Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). In connection with the March 2006 restructuring, the Company terminated 30 employees in its research and development group, or approximately 30% of the Company’s workforce, resulting in a charge of $1.4 million. All such employees were terminated as of March 31, 2006.

As a result of terminating these employees, the Company recorded an impairment charge for certain research laboratory equipment, computer equipment, and furniture and fixtures in an aggregate amount of $0.6 million due to the fact that these assets would no longer be utilized. These assets were written down to their fair value utilizing a third party appraiser to estimate the fair value of the assets based on current market quotes and the current condition of the equipment, furniture and fixtures.

The following table summarizes the March 2006 restructuring plan activity as of December 31, 2007:

		Cash	Accrued at		Accrued at
		Payments and	December 31,		December 31,
	Charge	Write-offs	2006	Cash Payments	2007

Workforce reduction	$1,441	$(1,371)	$70	$(70)	$—
Impairment	597	(597)	—	—	—

Total	$2,038	$(1,968)	$70	$(70)	$—

On October 10, 2006, the Company recorded a restructuring charge of $3.2 million, which was comprised of severance benefits of $2.5 million and impairment charges of $0.7 million for certain research and development equipment, leasehold improvements, furniture and fixtures, and computers. The restructuring charges were recorded in accordance with SFAS 146 and SFAS 144. The October 2006 restructuring program included the elimination of 120 sales personnel and eight general and administrative and research and development personnel. None of these employees remained employed as of December 31, 2006. As a result of these terminations, the Company’s decision to no longer pursue research and development internally, and the Company’s decision to move to a smaller facility, certain research and development equipment, leasehold improvements, furniture and fixtures, and computers became impaired. These assets were written down to the fair value based on either a third-party quote or the estimated discounted cash flows they would generate over their estimated remaining economic life to the Company.

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table summarizes the restructuring activity as of December 31, 2007 related to the October 2006 restructuring plan:

		Cash Payments and	Accrued at		Accrued at
	Charge	Write-offs	December 31, 2006	Cash Payments	December 31, 2007

Workforce reduction	$2,500	$(2,271)	$229	$(229)	$—
Impairment	745	(745)	—	—	—

Total	$3,245	$(3,016)	$229	$(229)	$—

In the first quarter of 2007, the Company recorded a restructuring charge of $1.0 million related to vacating its former headquarters location. The charge was recorded pursuant to SFAS 146. In March 2007, the Company entered into an Assignment of Lease and Assumption Agreement (the “Assignment Agreement”) with Shire Human Genetic Therapies, Inc. (“Shire”), pursuant to which the Company assigned its lease for office and laboratory space located at 125 Spring Street in Lexington, Massachusetts (the “Spring Street Lease”). Pursuant to the terms of the Assignment Agreement, the Company agreed to pay Shire the amount of $1.2 million as consideration for Shire’s assumption of the Spring Street Lease. In addition to this charge, the Company incurred $0.6 million in expenses primarily related to real estate brokerage fees and clean-up costs. Offsetting these charges was a reversal of $0.8 million in accrued rent related to the Spring Street Lease. All amounts were paid as of March 31, 2007, and the Company has no further obligations related to this lease.

In January 2008, the Company implemented a restructuring plan that includes the elimination of approximately 75 positions by the end of February 2008, reducing headcount from approximately 90 to 15, with an additional reduction in headcount to approximately 10 positions anticipated by the end of April 2008. In conjunction with the January 2008 restructuring, the Company discontinued active promotional activities for BiDil, although the Company intends to continue to manufacture and sell BiDil and maintain the product on the market for patients through normal wholesale and retail channels. The Company estimates that it will record charges related to the January 2008 restructuring of approximately $2.7 million in the first half of 2008, reflecting costs associated with one-time termination benefits.

7.	Stockholders’ Equity

Public Offerings

In May 2007, the Company completed a direct offering of shares of its common stock previously registered under its effective shelf registration statement. Pursuant to this offering, the Company sold 7.6 million shares of its common stock to selected institutional investors at a price of $2.60 per share. Proceeds to the Company from this registered direct offering, net of offering expenses and placement agency fees, totaled $18.2 million.

In January 2006, the Company completed a direct offering of shares of its common stock previously registered under its effective shelf registration statement. Pursuant to this offering, the Company sold approximately 6.1 million shares of its common stock to selected institutional investors at a price of $10.25 per share. Proceeds to the Company from this offering, net of offering expenses and placement agency fees, totaled $58.5 million.

Stock-Based Compensation

The Company follows the fair value recognition provisions of SFAS 123R. Compensation cost recognized subsequent to December 31, 2005 includes: (a) compensation cost for all stock-based payments granted but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all stock-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

SFAS 123R. Such amounts have been reduced by the Company’s estimate of forfeitures of all unvested awards.

For stock options granted to non-employees, the Company recognizes compensation expense in accordance with the requirements of Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”) . EITF 96-18 requires companies to recognize compensation expense based on the estimated fair value of options granted to non-employees over their vesting period, which is generally the service period. The fair value of unvested non-employee stock awards is re-measured at each reporting period.

Stock Option Plans.  The Company’s Restated 1993 Equity Incentive Plan (the “1993 Plan”), which expired in accordance with its terms in 2003, provided for the grant of incentive stock options, nonstatutory stock options and restricted stock awards to purchase up to 2,288,200 shares of the Company’s common stock. Officers, employees, directors, consultants and advisors of the Company were eligible to receive grants of options under the 1993 Plan at a price not less than 100% (or 110% in the case of incentive stock options granted to 10% or greater stockholders) of the fair market value of the Company’s common stock, as determined by the Company’s Board of Directors, at the time the option was granted. In May 2003, the Company’s stockholders approved the 2003 Stock Incentive Plan (the “2003 Plan”), under which 800,000 shares of common stock were authorized for issuance. In October 2003, the stockholders of the Company approved an amended and restated 2003 Plan which provided, among other things, for an increase of shares authorized for issuance under the 2003 Plan to 2,500,000. In May 2005, the stockholders of the Company approved an amendment to the 2003 Plan which provided for an increase of shares authorized for issuance under the 2003 Plan to 3,500,000, and the adoption of an “evergreen” provision that allows for an annual increase in the number of shares of the Company’s common stock available for issuance under the 2003 Plan. The evergreen provision provides for an annual increase to be added on the first day of each fiscal year of the Company during the period beginning in fiscal year 2006 and ending on the second day of fiscal year 2013. The increase provided by the evergreen provision is equal to the lesser of (i) 1,400,000 shares of the Company’s common stock, (ii) 4% of the outstanding shares on that date or (iii) an amount determined by the Company’s Board of Directors. Pursuant to the evergreen provision, an additional 1,219,679 shares of common stock were authorized for issuance under the 2003 Plan in January 2006 and an additional 1,400,000 shares of common stock were authorized for issuance under the 2003 Plan in each of January 2007 and January 2008.

While the Company may grant options to employees that become exercisable at different times or within different periods, the Company generally has granted options to employees that are exercisable in equal annual installments of 25% on each of the first four anniversary dates of the grant.

Employee Stock Purchase Plan.  On August 18, 2003, the Board of Directors adopted the 2003 Employee Stock Purchase Plan (the “ESPP”), which allows eligible employees to purchase common stock at a price per share equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each six month period during the term of the ESPP. The first offering period began on January 1, 2004. In May 2006, the stockholders of the Company approved an amendment to the ESPP, which provided for an increase of shares available for issuance under the ESPP to 150,000, and the adoption of an “evergreen” provision that allows for an annual increase in the number of shares of the Company’s common stock available for issuance under the ESPP. The evergreen provision provides for an annual increase to be added on the first day of each fiscal year of the Company during the period beginning in fiscal year 2007 and ending on the last day of fiscal year 2010, such increase to be equal to the lesser of (i) 150,000 shares of the Company’s common stock or (ii) a lesser amount determined by the Company’s Board of Directors. Pursuant to the evergreen provision, an additional 150,000 shares of common stock were authorized for issuance under the ESPP in each of January 2007 and January 2008.

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Grant-date Fair Value.  The fair value of each stock award is estimated on the grant date using the Black-Scholes option-pricing model. Information pertaining to stock options and related assumptions are noted in the following table:

	December 31,
	2007	2006	2005

Options granted (in thousands)	960	3,833	984
Weighted-average exercise price of stock options	$2.62	$6.65	$16.43
Weighted-average grant date fair-value of stock options	$1.61	$4.14	$11.51
Assumptions:
Volatility	76%	74%	73%
Risk-free interest rate	4.8%	4.7%	4.0%
Expected lives	4.4 years	5.4 years	6.0 years
Dividend	—	—	—

Volatility is determined exclusively using historical volatility data of the Company’s common stock based on the period of time since the Company’s common stock has been publicly traded. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected life assumption. The expected life of stock options granted is based exclusively on historical data and represents the weighted average period of time that stock options granted are expected to be outstanding. The expected life is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior amongst its employee population.

Stock-Based Compensation Expense.  The Company is using the straight-line attribution method to recognize stock-based compensation expense. The amount of stock-based compensation expense recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered option. The Company has applied an annual forfeiture rate of 5.6% to all unvested options as of December 31, 2007. This analysis will be re-evaluated quarterly and the forfeiture rate will be adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those options that vest.

The adoption of SFAS 123R on January 1, 2006 had the following impact: net loss was higher by $5.0 million, and net loss per share was higher by $0.12 for fiscal 2007 and net loss was higher by $8.0 million, and net loss per share was higher by $0.22 for fiscal 2006 than if the Company had continued to account for stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on net loss and net loss per share had the Company applied the fair value recognition provisions of SFAS 123R for the year ended 2005.

December 31,
2005

Net loss as reported	$(105,852)
Add: Stock-based employee compensation expense included in reported net loss	626
Deduct: Stock-based employee compensation expense determined under fair value based method	(5,961)

Pro forma net loss	$(111,187)

Basic and diluted net loss per share
As reported	$(3.49)

Pro forma	$(3.66)

Stock-Based Compensation Activity

A summary of the activity under the Company’s stock options plans as of December 31, 2007 and changes during the year then ended is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual	Aggregate
	Number of	Price	Term	Intrinsic
	Options	per Share	in Years	Value

Options outstanding at December 31, 2006	4,936	$6.90
Options granted	960	$2.62
Options exercised	(273)	$1.14
Options canceled	(875)	$7.37
Options outstanding at December 31, 2007	4,748	$6.28		$33
Options vested or expected to vest at December 31, 2007(1)	4,496	$6.36	7.4	$33
Options exercisable at December 31, 2007	2,493	$7.15	6.5	$33

(1)	Options expected to vest is calculated by applying an estimated forfeiture rate to unvested options.

During the year ended December 31, 2007, the total intrinsic value of options exercised (i.e., the difference between the market price at exercise and the price paid by the employee to exercise the options) was $525,000, and the total amount of cash received from exercise of these options was $311,000. The total grant-date fair value of stock options that vested during the year ended December 31, 2007 was $5.7 million.

During the year ended December 31, 2006, the total intrinsic value of options exercised (i.e., the difference between the market price at exercise and the price paid by the employee to exercise the options) was $1,887,000, and the total amount of cash received from exercise of these options was $693,000. The total grant-date fair value of stock options that vested during the year ended December 31, 2006 was $3.7 million.

As of December 31, 2007, there was $6.2 million of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted average period of 1.9 years.

During 1999 and 2000, the Company granted performance-based options to purchase 75,100 and 100,000 shares of common stock, respectively, with an exercise price of $1.30, to certain employees, which

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

allow for acceleration of the vesting period upon the occurrence of certain defined events. Of the 100,000 options granted in 2000, 5,000 options were forfeited in 2002. Based on the terms of the arrangements, the awards were required to be accounted for as variable, and compensation expense was measured as the difference between the fair market value of the Company’s common stock at the reporting period date and the exercise price of the award. Compensation expense is recognized over the vesting period. The Company recognized a reversal of stock based compensation expense of $261,000 for the year ended December 31, 2005. In connection with the adoption of SFAS 123R, these awards became fixed and their associated expense is included in stock-based compensation expense for the years ended December 31, 2007 and 2006.

During 2003 and 2002, the Company granted options to purchase 413,250 and 241,000 shares of common stock, respectively, to employees at exercise prices below the deemed fair value for accounting purposes of the Company’s common stock. The weighted average exercise price of these options is $2.00 per share. The Company recorded deferred stock compensation expense related to these grants of $3,317,000 and $566,000 for the years ended December 31, 2003 and 2002, respectively. These amounts were being recognized as stock-based compensation expense ratably over the vesting period of four years. Included in the results of operations for the year ended December 31, 2005 is stock based compensation expense of $887,000. In connection with the adoption of SFAS 123R in January 2006, the Company reversed the remaining deferred stock compensation balance of $1,208,000. The fair value of these awards is accounted for in accordance with SFAS 123R, and related stock compensation expense is included in the statement of operations for the years ended December 31, 2007 and 2006.

Since 1999, the Company has granted options to purchase a total of 201,000 shares of common stock to nonemployees at a weighted-average exercise price of $3.50 per share, of which 125,000 remained outstanding at December 31, 2007. The Company has applied the recognition provisions of EITF 96-18 related to these stock options and utilized the Black-Scholes option pricing model to determine the fair value of these stock options at each reporting date. In connection with these awards, the Company recognized a reversal of stock based compensation expense of $26,000, $239,000, and $133,000 for the years ended December 31, 2007, 2006, and 2005, respectively.

In January 2007, the Company modified the terms of certain vested stock option awards previously granted to the Company’s former interim president and chief executive officer in order to extend the term of the exerciseability of the vested portion of the options from three months following the cessation of employment to five years following the cessation of employment. As a result of this modification in January 2007, the Company recorded a stock-based compensation charge of $459,000 in the first quarter of 2007.

In May 2007, the Company entered into a Transition Agreement with L. Gordon Letts, Ph.D., the Company’s former Chief Scientific Officer and Senior Vice President of Research and Development. Pursuant to the terms of the Transition Agreement, options previously granted by the Company to Dr. Letts will continue to vest during a one-year transition period, during which time Dr. Letts will continue to be an employee of the Company. Pursuant to the terms of the Transition Agreement, the terms of stock option awards granted to Dr. Letts were modified in order to extend the term of the exerciseability of the options from three months following the cessation of employment to two years following the cessation of the one-year transition period. As a result of this modification, the Company incurred a stock-based compensation charge of $168,000 for the year ended December 31, 2007, and will continue to recognize additional amounts as the options vest.

In March and April 2007, the Company entered into restricted stock agreements with certain executive officers and employees of the Company, pursuant to which these individuals were granted an aggregate of 734,790 shares of the Company’s common stock under the Company’s Amended and Restated 2003 Stock Incentive Plan, which are subject to forfeiture to the Company prior to vesting under certain circumstances, including voluntary separation or termination of employment for cause. The forfeiture provision lapses as follows: 25% of the shares are no longer subject to forfeiture to the Company, or “vest,” on the date that is six

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

months after the grant date; 25% vest on the first anniversary of the grant date; and 50% vest on the second anniversary of the grant date. Upon a change in control of the Company or upon termination of the employee’s employment without cause, all unvested restricted shares shall immediately vest in full. The Company recognized $801,000 of stock-based compensation expense related to these restricted stock awards for the year ended December 31, 2007. On the accompanying balance sheets the number of shares of the Company’s common stock outstanding as of December 31, 2007 does not include 451,778 shares of unvested restricted common stock.

A summary of the Company’s restricted stock award activity as of December 31, 2007 and changes during the year then ended is presented below:

		Weighted-Average
	Restricted Shares	Grant Date Fair
	Outstanding	Value per Share

Non-vested shares outstanding at December 31, 2006	—	$—
Awards granted	735	$3.22
Restrictions lapsed	(166)	$3.22
Awards forfeited	(117)	$3.22
Non-vested shares outstanding at December 31, 2007	452	$3.22

As of December 31, 2007, there was $1.2 million of total unrecognized compensation cost related to unvested restricted shares, which will be recognized over the remaining vesting term of 1.2 years.

8.	Operating Lease

On February 23, 2007, the Company entered into a lease pursuant to which the Company agreed to lease 19,815 square feet at a facility located in Lexington, Massachusetts to accommodate its reduced workforce. The term of this lease is for sixty-six months. At December 31, 2007, the expected minimum rental commitments under the lease agreement are $510,000 for 2008, $560,000 for 2009, $580,000 for 2010, $592,000 for 2011 and $456,000 for 2012. In addition, the Company is obligated to pay a certain portion of the operating expenses and the real property taxes associated with the premises. Under the lease, a security deposit in the amount of $190,000 is required to be held in escrow for the term of the lease, which has been recorded as restricted cash on the balance sheet at December 31, 2007. Rent expense for the years ended December 31, 2007, 2006 and 2005 was $0.8 million, $1.7 million and $1.7 million, respectively.

9.	License, Manufacturing and Commercialization Agreements

The Company has entered into various research, license and commercialization agreements to support its research and development and commercialization activities.

Elan.  In February 2007, in connection with the Company’s efforts to develop BiDil XR, the Company entered into a license agreement with Elan Pharma International Limited (“Elan”). Pursuant to the agreement, Elan granted to the Company an exclusive worldwide license, for the term of the agreement, to certain know-how, patents and technology, and any improvements to any of the foregoing developed by either party during the term of the agreement. Pursuant to this license, the Company has the right to import, use, offer for sale and sell the oral capsule formulation incorporating specified technology referred to in the agreement and containing, as its sole active combination of ingredients, the combination of the active drug substances isosorbide dinitrate and hydralazine hydrochloride, including BiDil XR. In consideration for the grant of the license, the Company has agreed to pay Elan royalties that are calculated by reference to annual net sales parameters set forth in the agreement. In addition, the Company has also agreed to pay Elan specified amounts upon the achievement of specified development and commercialization milestone events of up to $2.5 million of which $250,000 was paid in 2007.

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The term of the agreement runs in the United States from the effective date of the agreement until the later of (a) the 20th anniversary of the date of the first sale of the product by us or a permitted sublicensee to an unaffiliated third party, which is referred to in the agreement as the first in market sale, or (b) the expiration of the last-to-expire patent for the product listed in the FDA’s “Orange Book.” Elsewhere in the world, the term will run on a country by country basis from the effective date of the agreement until the later of (a) the 20th anniversary of the date of the first in market sale of the product in the country concerned or (b) the expiration of the life of the last to expire patent included in the Elan intellectual property in that country. Following the expiration of the initial term, the agreement shall continue automatically for rolling 3 year periods thereafter, unless the agreement has been terminated by either of the parties by serving 1 year’s written notice on the other party prior to the end of the initial term or any such additional 3 year period. Either Elan or the Company may terminate the agreement in the event of a material, uncured breach by the other party, or if the other party goes into liquidation or becomes bankrupt or insolvent. In addition, the Company may terminate the agreement in the event of a technical failure, which is defined as the inability to achieve a pharmacokinetic profile for the product consistent with that of BiDil administered three times daily (at 6 hour intervals). Elan may terminate the agreement with respect to a particular country in the territory in the event that the Company does not meet certain obligations set forth in the agreement with respect to such country, provided that Elan must first consult with the Company and, if applicable, provide the Company with an opportunity to meet such obligations prior to exercising Elan’s termination rights.

Boston Scientific Collaboration.  In November 2001, the Company entered into a research, development and license agreement with Boston Scientific Corporation (“Boston Scientific”) in the field of restenosis. The Company granted Boston Scientific an exclusive worldwide license to develop and commercialize nitric oxide-enhancing cardiovascular stents. The Company also granted to Boston Scientific a right of first refusal to obtain an exclusive license under the Company’s nitric oxide technologies to commercialize products for restenosis, which right of first refusal is for a period of three years after the end of the research term. In December 2003, the Company agreed to extend the agreement to continue the research and development collaboration through December 2005. The research term of the Boston Scientific agreement expired on December 31, 2005. Boston Scientific made an up-front license payment of $1.5 million to the Company in 2001, and made an additional payment of $3.0 million in December 2003 in connection with the extension of the research and development collaboration. The Company was recognizing the up-front license payments ratably over the term of the contractual performance obligation. For the year ended December 31, 2005, the Company recognized revenue of $1.6 million. Boston Scientific also made a $3.5 million equity investment in the Company’s stock in 2001. In August 2003, in connection with a private placement, Boston Scientific made an additional $500,000 equity investment the Company’s stock.

Dr. Jay N. Cohn.  In January 1999, as amended in January 2001 and March 2002, the Company entered into a collaboration and license agreement with Dr. Jay N. Cohn. Under the agreement, Dr. Cohn licensed to the Company an exclusive worldwide royalty-bearing license to technology and inventions owned or controlled by Dr. Cohn and that relate to BiDil for the treatment of cardiovascular disease. Upon achieving certain developmental events, the Company was required to make milestone payments totaling $1.0 million, which were recorded as a charge to research and development expenses in 2004. Upon commercial sale of BiDil, the Company is required to make royalty payments based on net sales at varying rates depending on sales volume. The royalty term expires upon the later of the expiration of the patent rights or ten years from the first commercial sale. During the years ended December 31, 2007, 2006 and 2005, the Company incurred royalty expenses of $450,000, $364,000 and $134,000, respectively. The agreement imposes upon the Company an obligation to use reasonable best efforts to develop and, upon receipt of regulatory approval, manufacture, market and commercialize products based upon the licensed rights. If the Company fails to meet this obligation, Dr. Cohn has the right to terminate the agreement and the license granted to the Company under the agreement. Dr. Cohn also has the right to terminate the agreement if the Company materially breaches the agreement and fails to remedy the breach within 30 days. The Company has the right to terminate the

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

agreement at any time upon 30 days’ prior written notice. Unless earlier terminated, the agreement continues in perpetuity. Pursuant to the agreement, Dr. Cohn was appointed to the Company’s then-current scientific advisory board, entered into a consulting agreement with the Company and was granted an option to purchase 10,000 shares of the Company’s common stock.

10.	Income Taxes

A reconciliation of federal statutory income tax provision to the Company’s actual provision is as follows:

	Year Ended December 31,
	2007	2006	2005

Benefit at federal statutory tax rate	$(10,735)	$(24,255)	$(35,990)
State taxes, net of federal benefit	(1,980)	(4,473)	(6,637)
Non-deductible expenses	37	910	254
Unbenefited operating losses	12,678	27,818	42,373

Income tax provision	$—	$—	$—

The significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2007	2006

Deferred tax assets:
Net operating loss carryforwards	$93,535	$81,642
Capitalized research costs, net of amortization	27,049	27,386
Tax credit carryforwards	7,509	6,663
Deferred revenue	—	83
Depreciation	(30)	422
Accrued expenses	410	218
Other	5,571	3,979

	134,044	120,393
Valuation allowance	(134,044)	(120,393)

Net deferred tax assets	$—	$—

The Company has increased its valuation allowance by approximately $13.7 million in 2007 to provide a full valuation allowance for deferred tax assets since the realization of these benefits is not considered more likely than not. At December 31, 2007, the Company had unused net operating loss carryforwards of approximately $237 million available to reduce federal taxable income expiring in 2010 through 2025 and approximately $209 million available to reduce state taxable income expiring in 2008 through 2010. The Company also has federal and state research tax credits of approximately $8.7 million available to offset federal and state income taxes, both of which expire beginning in 2010. No income tax payments were made in 2007, 2006 or 2005.

Utilization of the net operating losses, (“NOLs”) and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOLs and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not currently completed a

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

study to assess whether an ownership change has occurred, or whether there have been multiple ownership changes since its formation, due to the significant complexity and related cost associated with such study. There also could be additional ownership changes in the future which may result in additional limitations in the utilization of the carryforward NOLs and credits.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109 (“FIN 48”). This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. The Company adopted FIN 48 on January 1, 2007. The implementation of FIN 48 did not have a material impact on the Company’s consolidated financial statements, results of operations or cash flows. At the adoption date of January 1, 2007, and also at December 31, 2007, the Company had no unrecognized tax benefits. The Company has not, as yet, conducted a study of its research and development credit carryforwards. This study may result in an increase or decrease to the Company’s research and development credit carryforwards, however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position under FIN 48. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. As a result, there would be no impact to the consolidated balance sheet, statement of operations or cash flows if an adjustment were required.

11.	Commitments and Contingencies

In connection with the Company’s efforts to obtain the approval of BiDil from the FDA, the Company contracted with the law firm of FoxKiser LLC (“FoxKiser”) for services related to the regulatory approval process for BiDil. The agreement provided for payment of legal consulting fees upon receipt of written FDA approval of BiDil. In addition, the agreement requires the Company to pay royalties to FoxKiser on commercial sales of BiDil. The royalty term ends six months after the date of market introduction of an FDA-approved generic version of BiDil. During the years ended December 31, 2007, 2006 and 2005, the Company recorded charges of $-0-, $0.9 million, and $1.6 million, respectively, pertaining to the legal consulting fees, and $450,000, $364,000, and $134,000, respectively, pertaining to royalty expenses related to this agreement.

On February 16, 2005, the Company engaged Schwarz Pharma Manufacturing, Inc. (“Schwarz Pharma”) under a five-year exclusive manufacturing and supply agreement solely for the three times daily immediate release dosage formulation of BiDil. Schwarz Pharma is now a division of UCB S.A. Under the supply agreement, the Company has the right to engage a backup manufacturer. At December 31, 2007, the Company has outstanding binding purchase orders of $0.5 million for production of BiDil finished goods.

12.	Retirement Plan

The Company sponsors a 401(k) plan covering substantially all employees. The plan provides for salary deferral contributions by participants of up to 75% of eligible wages not to exceed Federal requirements. Those employees over 50 years old are permitted to contribute an additional amount per Federal limits ($5,000 per year for 2007). In October 2005, the Board of Directors approved an employee match in the form of shares of the Company’s common stock equal to 50% of employee contributions, limited to the first 6% of salary contributed to the 401(k) plan. For the years ended December 31, 2007, 2006, and 2005, the Company recorded expenses of $189,000, $411,000 and $88,000, respectively, related to the plan.

NITROMED, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

13.	Quarterly Results of Operations (Unaudited)

The following table presents unaudited quarterly financial data of the Company:

	Year Ended December 31, 2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net revenues	$3,568	$3,715	$3,759	$4,977
Gross profit	2,614	3,078	3,199	2,892
Net loss	(10,114)	(6,236)	(8,354)	(6,870)
Basic and diluted net loss per share	$(0.27)	$(0.16)	$(0.18)	$(0.15)
Weighted average common shares used to compute net loss per share	37,263	40,100	45,180	45,322

	Year Ended December 31, 2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net revenues	$2,316	$2,855	$3,427	$3,488
Gross profit	1,420	2,234	$2,117	$2,755
Net loss	(25,924)	(18,280)	(16,520)	(10,613)
Basic and diluted net loss per share	$(0.75)	$(0.50)	$(0.45)	$(0.29)
Weighted average common shares used to compute net loss per share	34,597	36,724	37,090	37,147

NITROMED, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(In thousands, except
	par value amounts)

ASSETS
Current assets:
Cash and cash equivalents	$13,631	$8,167
Short-term marketable securities	4,192	23,233
Accounts receivable	1,979	1,929
Inventories	1,230	1,401
Prepaid expenses and other current assets	170	334

Total current assets	21,202	35,064
Property and equipment, net	137	312
Long-term marketable securities	1,553	—
Restricted cash	—	191

Total assets	$22,892	$35,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$690	$3,235
Accrued expenses	3,107	6,379
Accrued restructuring	71	—
Current portion of long-term debt	—	3,728

Total current liabilities	3,868	13,342
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 65,000 shares authorized; 46,042 and 45,381 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	460	454
Additional paid-in capital	368,526	367,125
Accumulated deficit	(349,973)	(345,382)
Accumulated other comprehensive income	11	28

Total stockholders’ equity	19,024	22,225

Total liabilities and stockholders’ equity	$22,892	$35,567

See accompanying notes.

NITROMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except per share amounts)

Revenues:
Product sales	$4,003	$3,759	$11,767	$11,042
Cost and operating expenses:
Cost of product sales	1,429	560	2,943	2,151
Research and development(1)	482	3,807	2,622	9,745
Sales, general and administrative(1)	2,534	8,127	8,438	23,709
Restructuring charge	(17)	—	2,708	1,004

Total cost and operating expenses	4,428	12,494	16,711	36,609

Loss from operations	(425)	(8,735)	(4,944)	(25,567)
Non-operating income:
Interest expense	(4)	(152)	(90)	(585)
Interest income	124	533	579	1,448
Other expense	(85)	—	(137)	—

Total non-operating income	35	381	352	863

Net loss	$(390)	$(8,354)	$(4,592)	$(24,704)

Basic and diluted net loss per common share	$(0.01)	$(0.18)	$(0.10)	$(0.60)

Weighted average shares outstanding:
Basic and diluted	46,042	45,180	45,954	40,877

(1)	Includes stock-based compensation expense as follows:

Research and development	$(20)	$581	$74	$1,666
Sales, general and administrative	$282	$762	$1,071	$3,078

See accompanying notes.

NITROMED, INC.

CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)
	(In thousands)

Operating activities
Net loss	$(4,592)	$(24,704)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	89	247
Non-cash restructuring charge	72	—
Stock-based compensation expense	1,145	4,744
Impairment charge on auction rate securities	97	—
Changes in operating assets and liabilities:
Accounts receivable	(50)	(145)
Inventories	171	150
Prepaid expenses and other current assets	164	39
Deferred revenue	—	(206)
Accounts payable and accrued expenses	(5,817)	1,775
Accrued restructuring charge	71	(299)

Net cash used in operating activities	(8,650)	(18,399)
Investing activities
Purchase of property and equipment	—	(162)
Proceeds from sale of equipment	14	528
Sales of marketable securities	27,452	46,903
Purchases of marketable securities	(10,078)	(54,717)
Other assets	191	612

Net cash provided by (used in) investing activities	17,579	(6,836)
Financing activities
Net proceeds from sale of common stock	—	18,240
Principal payments on long-term debt	(3,728)	(5,128)
Proceeds from employee stock plans	263	341

Net cash (used in) provided by financing activities	(3,465)	13,453

Net change in cash and cash equivalents	5,464	(11,782)
Cash and cash equivalents at beginning of period	8,167	21,074

Cash and cash equivalents at end of period	$13,631	$9,292

See accompanying notes.

NITROMED, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

(1)	Operations and Basis of Presentation

The accompanying unaudited financial statements of NitroMed, Inc. (“NitroMed” or the “Company”) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of the results for the interim periods have been included. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Interim results are not necessarily indicative of results to be expected for the entire fiscal year ending December 31, 2008. These unaudited financial statements should be read in conjunction with the Company’s latest annual audited financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the Securities and Exchange Commission (“SEC”) on March 6, 2008.

NitroMed is the maker of BiDil®. Since its inception, the Company has funded its operations mainly through the sale of equity securities, debt financings, license fees, research and development funding, milestone payments from its collaborative partners and, more recently, sales of BiDil. In June 2005, the U.S. Food and Drug Administration (“FDA”) approved BiDil for the treatment of heart failure in self-identified black patients as an adjunct to current standard therapies. BiDil is an orally administered fixed-dose combination of isosorbide dinitrate and hydralazine hydrochloride. The Company commercially launched BiDil in July 2005, and has since generated approximately $43.6 million in product sales, including product sales of $4.0 million during the third quarter of 2008.

Based upon the Company’s determination that the successful commercialization of BiDil requires a magnitude of resources that it cannot currently allocate to the program, as well as the Company’s plans to conserve cash in order to pursue the development of an extended release formulation of BiDil, known as BiDil XRtm, in January 2008 the Company discontinued active promotional efforts related to BiDil. The Company concurrently implemented a restructuring plan in which the Company immediately and significantly reduced its workforce. Although the Company has discontinued active promotional efforts related to BiDil, the Company continues to manufacture and sell BiDil and maintain the product on the market for patients through normal wholesale and retail channels. The Company has also conducted limited advertising in select medical publications, and has utilized a third-party marketing firm to contact healthcare professionals on the Company’s behalf, in each case in an effort to maintain a limited market presence for BiDil.

As discussed below under Note 13, “Subsequent Event,” on October 22, 2008 the Company entered into a purchase and sale agreement to sell the Company’s BiDil drug business, including BiDil XR, to JHP Pharmaceuticals, LLC, a privately held specialty pharmaceutical company. JHP Pharmaceuticals will also assume all but certain specified liabilities relating to the BiDil drug business. Subject to the satisfaction of specified closing conditions, the Company expects to close the transaction in early 2009. The Company is also continuing to consider and explore strategic alternatives for its remaining business and assets that are intended to maximize shareholder value. These strategic alternatives may include, without limitation, a business combination with a company that is believed to have significant unrealized value or growth potential, a divestiture of any remaining assets, or another similar transaction or transactions. If the Company is unable to successfully consummate one or more of such strategic transactions, it may be required to cease its operations and dissolve its business, including seeking to liquidate its remaining assets and discharge any remaining liabilities.

Pending the successful sale of the Company’s BiDil drug business to JHP Pharmaceuticals, the Company expects to incur operating expenses going forward primarily related to keeping BiDil available on the market

NITROMED, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

prior to the consummation of that asset sale. Whether or not the BiDil drug business asset sale is completed, the Company believes that its existing sources of liquidity and the cash expected to be generated from future sales of BiDil will be sufficient to fund its operations for at least the next twelve months. In the event that the closing of the asset sale is significantly delayed or is not completed, the Company’s future revenue from sales of BiDil could decline significantly based on a number of factors, including a decline in BiDil prescriptions by healthcare providers and a decline in the willingness of third party payors to provide reimbursement at favorable levels, in each case due, at least in part, to the prior elimination of the Company’s sales force and discontinuation of its active promotional efforts related to BiDil.

(2)	Revenue Recognition

The Company’s principal source of revenue is the sale of BiDil, which the Company began shipping in July of 2005.

Product Sales/Deferred Revenue.  The Company follows the provisions of SEC Staff Accounting Bulletin No. 104, Revenue Recognition, and recognizes revenue from product sales upon delivery of product to wholesalers or pharmacies, when persuasive evidence of an arrangement exists, the fee is fixed or determinable, title to product and associated risk of loss has passed to the wholesalers and pharmacies, and collectibility of the related receivable is reasonably assured. All revenues from product sales are recorded net of applicable allowances for sales returns, rebates, and discounts. For arrangements where the risk of loss has not passed to wholesalers or pharmacies, the Company defers the recognition of revenue until such time as the risk of loss has passed. In addition, the Company evaluates the level of shipments to wholesalers and pharmacies on a quarterly basis compared to the estimated level of inventory in the sales channel, remaining shelf life of the product shipped, weekly prescription data and quarterly forecasted sales.

Sales Returns, Allowances, Rebates and Discounts.  The Company’s product sales are subject to returns, wholesaler allowances, rebates, and cash and contract discounts that are customary in the pharmaceutical industry. A large portion of the Company’s product sales are made to pharmaceutical wholesalers for further distribution through pharmacies to patients, who are consumers of the product. All revenues from product sales are recorded net of applicable allowances for sales returns, wholesaler allowances, rebates and cash and contract discounts. The Company determines the provisions for sales returns, allowances, rebates and discounts based primarily on historical experience, known trends and events, and contractual terms.

Product Returns.  Consistent with industry practice, the Company offers contractual return rights that allow customers to return product only during the period that is six months prior to, and twelve months after, product expiration. During the first quarter of 2008, BiDil’s shelf life for newly produced commercial product was increased to 36 months from the date of manufacture. Factors that are considered in the Company’s estimate of future product returns include an analysis of the amount of product in the wholesaler and pharmacy channels, discussions with key wholesalers and other customers regarding inventory levels and shipment trends, review of consumer consumption data, and the remaining time to expiration of the Company’s product. At September 30, 2008 and December 31, 2007, the Company’s product return reserve was $1.0 million and $0.9 million, respectively. For the three months ended September 30, 2008 and 2007, the Company recorded a reduction to revenue for product returns of $0.2 million and $0.2 million, respectively. For the nine months ended September 30, 2008 and 2007, the Company recorded a reduction to revenue for product returns of $0.9 million and $0.8 million, respectively. The return rate and associated reserve are evaluated on a quarterly basis, assessing each of the factors described above, and adjusted accordingly. In developing a reasonable estimate for the reserve for product returns, the Company considers the factors in paragraph 8 of Statement of Financial Accounting Standards No. 48, Revenue Recognition When a Right of Return Exists. Based on the factors noted above, the Company believes that its estimate of product returns is reasonable and changes, if any, from this estimate would not have a material impact to the Company’s financial statements.

NITROMED, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

Sales Discounts, Rebates and Allowances.  Sales discounts, rebates and contractual allowances result primarily from sales under contracts with healthcare providers, wholesalers, Medicare and Medicaid programs and other governmental agencies. The Company estimates sales discounts, rebates and contractual allowances by considering the following factors: current contract prices, terms, sales volume, estimated customer and wholesaler inventory levels and current average rebate rates. For the three month periods ended September 30, 2008 and 2007, the Company recorded sales discounts, rebates and other allowances of $1.5 million and $1.3 million, respectively. For the nine month periods ended September 30, 2008 and 2007, the Company recorded sales discounts, rebates and other allowances of $4.5 million and $3.8 million, respectively.

(3)	Fair Value Measurements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those years. The Company adopted SFAS 157 on January 1, 2008. The three levels of the fair value hierarchy under SFAS 157 are described below:

•	Level 1 — Observable inputs such as quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•	Level 2 — Other inputs that are observable, directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

•	Level 3 — Unobservable inputs used when little or no market data is available and require the Company to develop its own assumptions about how market participants would price the assets or liabilities. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, and also considers counterparty credit risk in its assessment of fair value.

The following table sets forth, by level within the fair value hierarchy, a summary of the fair market value of available-for-sale securities classified as cash equivalents and marketable securities held at September 30, 2008:

September 30, 2008	Level 1	Level 2	Level 3	Total

Cash equivalent available-for-sale investments	$12,191	$—	$—	$12,191

Corporate securities	$—	$4,192	$—	$4,192

Total short-term marketable securities	$—	$4,192	$—	$4,192

Long-term marketable securities(1)	$—	$—	$1,553	$1,553

(1)	The Company recorded impairment charges of $97,000 for the nine months ended September 30, 2008 related to certain auction rate securities that are classified as Level 3 securities.

NITROMED, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

The reconciliation of the Company’s assets measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:

Auction Rate
Securities

Balance at January 1, 2008	$—
Transfers to Level 3	1,650
Unrealized loss reported in statement of operations	(97)

Balance at September 30, 2008	$1,553

For available-for-sale securities that utilize Level 1 and, if applicable, Level 2 inputs, the Company utilizes both direct and indirect observable price quotes. Due to the lack of market quotes or other inputs that are observable for certain of the auction rate securities held by the Company, the Company utilizes valuation models for these securities that rely exclusively on Level 3 inputs, including those that are based on expected cash flow streams and collateral values, such as assessments of counterparty credit quality, default risk underlying the security, discount rates and overall capital market liquidity. The valuation of the auction rate securities held by the Company is subject to uncertainties and, therefore, is difficult to predict. Factors that may impact the Company’s valuation for these securities include changes to credit ratings of the securities and to the underlying assets supporting those securities, rates of default of the underlying assets, underlying collateral value, discount rates, counterparty risk and ongoing strength and quality of market credit and liquidity.

As of September 30, 2008, all marketable securities held by the Company have maturity dates that range from 2008 to 2045.

As of September 30, 2008, the Company held approximately $1.6 million of auction rate securities. These auction rate securities are comprised of approximately $1.3 million of preferred stock closed-end fund auction rate securities and a $0.3 million government-backed student loan auction rate security. Auction rate securities are securities that are structured to allow for short-term interest rate resets, but with contractual maturity dates that can be well in excess of ten years. Auctions have historically provided a liquid market for these securities. However, beginning in February 2008, the majority of auction rate securities in the marketplace failed at auction due to sell orders exceeding buy orders. Such failures resulted in the interest rate on these securities resetting to predetermined rates within the underlying loan agreement, which might be higher or lower than the current market rate of interest. The Company’s ability to liquidate its auction rate securities and fully recover the carrying value of its investments in the near term may be limited or not exist. In the event that the Company needs to access its investments in these auction rate securities, the Company will not be able to do so until a future auction of these investments is successful, the issuer redeems the outstanding securities, a buyer is found outside the auction process, or the securities mature, which could be in as many as 37 years. As a result of these factors, the Company recorded impairment charges of $45,000 and $97,000 for the three and nine month periods ended September 30, 2008, respectively. The Company may be required to record additional impairment charges on these investments from time to time.

As of September 30, 2008, the Company classifies its auction rate securities as long-term marketable securities, reflecting management’s determination that these securities may not be liquidated within one year due to the auction failures described above. The Company has not experienced any realized losses on sales of auction rate securities in 2008.

For the nine months ended September 30, 2008, the cumulative impairments recorded by the Company include an impairment of $16,000 on its government-backed student loan auction rate security and an impairment of $81,000 on its preferred stock closed-end fund auction rate securities.

NITROMED, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

The primary objective of the Company’s investment activities is to preserve principal while at the same time maximizing the income that the Company receives from the Company’s investments without significantly increasing risk. To achieve this objective, the Company maintains its portfolio of cash equivalents and marketable securities in a variety of securities, including U.S. government agencies, municipal notes, certain securities which may have an auction reset feature, corporate notes and bonds, commercial paper, and money market funds. These securities are classified as available for sale and consequently are recorded on the balance sheet at fair value with unrealized gains or losses, other than those determined to be other-than-temporary impairments, reported as a separate component of accumulated other comprehensive income (loss). If interest rates rise, the market value of the Company’s investments may decline, which could result in a realized loss if the Company is forced to sell an investment before its scheduled maturity. The Company does not utilize derivative financial instruments to manage its interest rate risks.

(4)	Inventories

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis. Inventories consisted of the following (in thousands):

	September 30,	December 31,
	2008	2007

Raw materials	$144	$349
Finished goods	1,086	1,052

Total	$1,230	$1,401

On a quarterly basis, the Company analyzes its current inventory levels and future irrevocable inventory purchase commitments and writes down inventory that has become un-saleable or has a cost basis in excess of its expected net realizable value. In addition, the Company evaluates its future irrevocable inventory purchase commitments compared to forecasted product sales, the current level of inventory and its related product dating. For the three month periods ended September 30, 2008 and 2007, the Company recorded inventory impairment charges of $0.2 million and $-0-, respectively. For the nine month periods ended September 30, 2008 and 2007, the Company recorded inventory impairment charges of $0.5 million and $0.5 million, respectively.

(5)	Stock-Based Compensation

The Company follows the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”). Compensation cost recognized subsequent to December 31, 2005 includes: (a) compensation cost for all stock-based payments granted but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, and (b) compensation cost for all stock-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Such amounts have been reduced by the Company’s estimate of forfeitures of all unvested awards. Results for prior periods have not been restated.

For stock options granted to non-employees, the Company recognizes compensation expense in accordance with the requirements of Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). EITF 96-18 requires that companies recognize compensation expense based on the estimated fair value of options granted to non-employees over their vesting period, which is generally the period during which services are rendered by such non-employees. The fair value of unvested non-employee stock awards is re-measured at each reporting period.

NITROMED, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

In March and April 2007, the Company entered into restricted stock agreements with certain executive officers and employees of the Company, pursuant to which these individuals were granted an aggregate of 734,790 shares of the Company’s common stock under the Company’s Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”), which are subject to forfeiture to the Company prior to vesting under certain circumstances, including voluntary separation or termination of employment for cause. The forfeiture provision lapses as follows: 25% of the shares are no longer subject to forfeiture to the Company, or “vest,” on the date that is six months after the grant date; 25% vest on the first anniversary of the grant date; and 50% vest on the second anniversary of the grant date. Upon a change in control of the Company or upon termination of the employee’s employment without cause, all unvested restricted shares shall immediately vest in full. The Company recognized $18,000 and $239,000 of stock-based compensation expense related to this restricted common stock for the three month periods ended September 30, 2008 and 2007, respectively. The Company recognized $956,000 and $556,000 of stock-based compensation expense related to this restricted common stock for the nine month periods ended September 30, 2008 and 2007, respectively. Included in the expense for the nine months ended September 30, 2008 is $770,000 of expense for accelerated vesting related to involuntary terminations in connection with the Company’s January 2008 restructuring. On the accompanying balance sheets, the number of shares of the Company’s common stock outstanding does not include 34,751 and 451,778 shares of unvested restricted common stock as of September 30, 2008 and December 31, 2007, respectively.

The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model. Information pertaining to stock options and related assumptions is noted in the following table:

	Nine Months Ended
	September 30,
	2008	2007

Options granted (in thousands)	385	951
Weighted-average exercise price of stock options	$1.01	$2.63
Weighted-average grant date fair-value of stock options	$0.67	$1.61
Assumptions:
Volatility	76%	76%
Risk-free interest rate	3.1%	4.8%
Expected life (years)	5.5	5.0
Dividend	None	None

Volatility is determined exclusively using historical volatility data of the Company’s common stock based on the period of time since the Company’s common stock has been publicly traded. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected life assumption. The expected life of stock options granted is based exclusively on historical data and represents the weighted average period of time that stock options granted are expected to be outstanding. The expected life is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population.

The Company is using the straight-line attribution method to recognize stock-based compensation expense. The amount of stock-based compensation expense recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered option. The Company has applied an annual forfeiture rate of 7.0% to all unvested options as of September 30, 2008. This analysis will be re-evaluated quarterly and the forfeiture rate will be adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those options that vest.

NITROMED, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

A summary of option activity under the Company’s 2003 Plan as of September 30, 2008, and changes during the nine month period then ended is presented below (in thousands, except weighted average data):

			Weighted-
			Average
			Remaining
		Weighted-	Contracted	Aggregate
	Options	Average	Term in	Intrinsic
	Outstanding	Exercise Price	Years	Value

Outstanding at December 31, 2007	4,748	$6.28
Granted	385	$1.01
Exercised	(102)	$0.72
Forfeited/Cancelled	(2,117)	$6.74

Outstanding at September 30, 2008	2,914	$5.44	6.31	$—

Vested or expected to vest at September 30, 2008	2,803	$5.55	6.22	$—

Exercisable at September 30, 2008	2,007	$6.43	5.33	$—

During the nine months ended September 30, 2008 and 2007, the total intrinsic value of options exercised (i.e., the difference between the market price at exercise and the price paid by the employee to exercise the options) was $26,000 and $526,000, respectively, and the total amount of cash received from exercise of these options was $73,000 and $311,000, respectively. The total grant-date fair value of stock options that vested during the nine months ended September 30, 2008 and 2007 was approximately $1.9 million and $2.5 million, respectively.

As of September 30, 2008, there was $1.9 million of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted average period of 1.9 years.

A summary of the Company’s restricted stock award activity as of September 30, 2008 and changes during the nine month period then ended is presented below:

		Weighted-
		Average
		Grant Date
	Restricted Shares	Fair Value
	Outstanding	per Share
	(In thousands)

Non-vested shares outstanding at December 31, 2007	452	$3.22
Awards granted	—	$—
Restrictions lapsed	(313)	$3.22
Awards forfeited	(104)	$3.22

Non-vested shares outstanding at September 30, 2008	35	$3.22

As of September 30, 2008, there was $51,000 of total unrecognized compensation cost related to unvested restricted shares. The remaining compensation cost is expected to be recognized over the remaining vesting term of less than a year.

(6)	Restructuring

In the first quarter of 2008, the Company recorded restructuring charges of $2.7 million, which was comprised of severance benefits of $2.6 million and impairment charges of $0.1 million for disposed computer equipment. The severance benefits were recorded in accordance with Statement of Financial Accounting

NITROMED, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

Standards No. 112, Employers’ Accounting for Postemployment Benefits for contractual termination benefits for certain executives and SFAS 146 for one-time termination benefits for the remainder of employees terminated. In conjunction with the January 2008 restructuring, the Company eliminated approximately 80 positions and discontinued active promotional activities related to BiDil.

The following table summarizes the activity as of September 30, 2008 related to the January 2008 restructuring plan:

		Cash	Accrued at
		Payments and	September 30,
	Charge	Write-offs	2008

Workforce reduction	$2,636	$(2,565)	$71
Impairment	72	(72)	—

Total	$2,708	$(2,637)	$71

(7)	Accumulated Other Comprehensive Income/(Loss)

The Company presents comprehensive loss in accordance with Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Accumulated other comprehensive loss is comprised of net loss and unrealized gains and losses on available-for-sale marketable securities. For the three months ended September 30, 2008 and 2007, total comprehensive loss equaled $388,000 and $8,331,000, respectively. For the nine months ended September 30, 2008 and 2007, total comprehensive loss equaled $4,609,000 and $24,665,000, respectively.

(8)	Loss Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Since the Company has a net loss for all periods presented, the effect of all potentially dilutive securities, which are comprised of stock options and restricted stock, is anti-dilutive. Accordingly, basic and diluted net loss per share are the same.

As of September 30, 2008 and 2007, options to purchase 2,913,974 and 4,837,755 shares of common stock, respectively, were not included in the computation of diluted net loss per share since their inclusion would be anti-dilutive. In addition, 34,751 shares of unvested restricted common stock issued and outstanding as of September 30, 2008 and 456,935 shares of unvested restricted common stock issued and outstanding as of September 30, 2007 were also not included since their inclusion would be anti-dilutive.

(9)	Concentration of Credit Risk

Statement of Financial Accounting Standards No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no off-balance-sheet or concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains its cash and cash equivalents and marketable securities balances with several high-credit quality financial institutions.

NITROMED, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the number of trade customers that individually comprise greater than 10% of total revenues and their respective percentage of the Company’s total revenues:

		Percentage of
	Number of	Total Revenues
	Significant	by Customer
	Customers	A	B	C

Three months ended September 30, 2008	3	36%	37%	18%
Three months ended September 30, 2007	3	34%	40%	16%
Nine months ended September 30, 2008	3	35%	38%	18%
Nine months ended September 30, 2007	3	35%	37%	17%

The following table summarizes the number of customers that individually comprise greater than 10% of total accounts receivable and their respective percentage of the Company’s total accounts receivable:

		Percentage of
		Total Accounts
	Number of	Receivable by
	Significant	Customer
	Customers	A	B	C

As of:
September 30, 2008	3	38%	37%	18%
December 31, 2007	3	34%	38%	17%

To date, the Company has not written off any significant accounts receivable.

(10)	Commitments and Contingencies

In February 2005, the Company engaged Schwarz Pharma Manufacturing, Inc. under a five-year exclusive manufacturing and supply agreement solely for the three times daily immediate release dosage formulation of BiDil. In connection with this supply agreement, the Company placed binding purchase orders of $324,000 for production of BiDil finished goods to occur during the fourth quarter of 2008.

(11)	Sublease

In May 2008, the Company entered into an Assignment of Lease and Assumption Agreement (the “Assignment Agreement”) with Cubist Pharmaceuticals, Inc. (“Cubist”), pursuant to which the Company assigned to Cubist its lease of approximately 19,815 square feet of office space in Lexington, Massachusetts (the “Premises”). Concurrent with the execution of the Assignment Agreement, the Company entered into a Sublease (the “Sublease”) with Cubist, pursuant to which the Company agreed to sublease approximately 4,000 square feet of the Premises. The initial term of the Sublease (the “Term”) was for three months beginning on June 1, 2008. Upon the expiration of the Term, the Company has the right to extend the Sublease, without notice, on a month-to-month basis. The Company has elected to extend the Sublease on a month-to-month basis subsequent to the expiration of the Term. Pursuant to the terms of the Sublease, the Company is obligated to pay rent to Cubist in the amount of approximately $9,200 per month in advance.

(12)	Amendment to Cohn License Agreement

On September 5, 2008, the Company entered into a letter agreement with Jay N. Cohn, M.D. (the “Letter Agreement”), pursuant to which the Company and Dr. Cohn clarified their understandings with respect to royalty payments pursuant to the Collaboration and License Agreement, dated as of January 22, 1999 and as amended on August 10, 2000, January 29, 2001 and March 15, 2002, by and between the Company and Dr. Cohn (the “Original Agreement”). The Letter Agreement resolves certain disputes with regard to the amount of planned costs and excess costs, as those terms are defined and referred to in the amendments to the

NITROMED, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

Original Agreement dated January 29, 2001 and March 15, 2002. In addition, the Letter Agreement clarifies that the Company will pay Dr. Cohn a specified reduced royalty on net sales of Collaboration Products (as defined in the Original Agreement) until such time as the aggregate dollar amount retained by the Company and not required to be paid to Dr. Cohn as a result of such reduced royalty rate equals a specified aggregate dollar amount (the “Maximum Amount”). Once the Maximum Amount has been achieved, the Company will resume making royalty payments to Dr. Cohn at the rate specified in the Original Agreement. Additionally, the Letter Agreement clarifies that should the Company sublicense its rights under the Original Agreement to a third party, Dr. Cohn will receive a specified percentage of any royalty payments the Company receives from the sublicense, and any such payments made to Dr. Cohn by the Company shall also be subject to offset up to the Maximum Amount. Pursuant to the terms of the Letter Agreement, the parties agreed to terminate the amendments to the Original Agreement dated January 29, 2001 and March 15, 2002. In consideration for agreeing to the terms of the Letter Agreement, the Company made a one time cash payment to Dr. Cohn in the amount of $800,000. This payment has been included as a component of cost of product sales in the Company’s interim statement of operations for the three and nine months ended September 30, 2008.

(13)	Subsequent Event — Agreement to Sell BiDil Drug Business

On October 22, 2008, the Company entered into an asset purchase and sale agreement with JHP Pharmaceuticals, LLC, a privately held specialty pharmaceutical company, pursuant to which JHP Pharmaceuticals has agreed to acquire substantially all of the assets related to the Company’s BiDil drug business. The purchase and sale agreement provides that at closing the Company will receive consideration of $24.5 million in cash, subject to an accounts receivable adjustment, plus up to an additional $1.8 million for closing date inventory. JHP Pharmaceuticals will assume all but specified liabilities related to the transferred assets.

The asset sale transaction is subject to specified closing conditions, including that the Company’s stockholders approve the transaction, that regulatory and other consents are obtained from third parties, and other customary closing conditions. The obligation of JHP Pharmaceuticals to complete the transaction is also subject to the absence of changes or circumstances that are materially adverse to the business, financial condition or results of operations of the BiDil drug business as a whole or that materially impair the Company’s ability to complete the transaction. The Company’s obligation to complete the asset sale is subject to the absence of a material adverse effect on the ability of JHP Pharmaceuticals to complete the purchase of the assets. In connection with the asset purchase and sale agreement, the Company and JHP Pharmaceuticals entered into a voting agreement, dated October 22, 2008, with certain funds affiliated with HealthCare Ventures L.L.C., Rho Ventures and Invus Public Equities, L.P., together owning or controlling an aggregate of approximately 28% of the Company’s common stock, pursuant to which such stockholders have agreed, among other things, to vote their shares of common stock in favor of the asset sale. The Company expects to close the transaction in early 2009.

INDEX TO ARCHEMIX’S FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-43
Balance Sheets as of December 31, 2007 and 2006, and September 30, 2008 (unaudited)	F-44
Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005, and for the Nine Months Ended September 30, 2008 and 2007 (unaudited)	F-45
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2007, 2006 and 2005, and for the Nine Months Ended September 30, 2008 (unaudited)	F-46
Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005, and for the Nine Months Ended September 30, 2008 and 2007 (unaudited)	F-48
Notes to Financial Statements	F-49

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Archemix Corp.

We have audited the accompanying balance sheets of Archemix Corp. (the Company) as of December 31, 2007 and 2006, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Archemix Corp. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 of the financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the modified prospective transition method.

/s/ Ernst & Young LLP
Boston, Massachusetts
May 19, 2008

Archemix Corp.

Balance Sheets

	December 31,		September 30,
	2007	2006	2008
			(Unaudited)
	(In thousands, except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$17,623	$13,231	$11,374
Marketable securities	38,155	22,793	26,320
Receivables	1,651	6,149	851
Prepaid expenses and other current assets	623	250	1,213

Total current assets	58,052	42,423	39,758
Property and equipment, net	3,151	1,681	3,387

Total assets	$61,203	$44,104	$43,145

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,045	$728	$702
Accrued expenses	4,589	2,450	3,969
Deferred revenue	8,765	5,503	6,356

Total current liabilities	14,399	8,681	11,027
Deferred revenue, long-term	11,239	11,704	6,227
Deferred rent, long-term	2,583	1,541	2,597
Preferred stock warrant liability	35	48	11
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, at liquidation value; 51,884,995 shares authorized; 51,774,995 shares issued and outstanding	73,551	69,366	76,689
Series B redeemable convertible preferred stock, at liquidation value; 53,850,000 shares authorized, issued, and outstanding	66,535	62,186	69,797
Series C redeemable convertible preferred stock, at liquidation value; 14,922,207 shares authorized, issued, and outstanding	29,818	—	29,818
Stockholders’ deficit:
Preferred stock, 10,000,000 shares authorized; no shares issued and outstanding
Common stock, $0.001 par value; 164,215,873, 155,615,005 and 164,215,873 shares authorized at December 31, 2007 and 2006 and September 30, 2008 (unaudited), respectively; 12,048,482, 10,579,400, and 15,653,186 shares issued and outstanding at December 31, 2007 and 2006, and September 30, 2008 (unaudited), respectively	12	10	16
Additional paid-in capital	2,408	1,111	3,425
Accumulated other comprehensive income (loss)	85	10	(147)
Accumulated deficit	(139,462)	(110,553)	(156,315)

Total stockholders’ deficit	(136,957)	(109,422)	(153,021)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$61,203	$44,104	$43,145

See accompanying notes.

Archemix Corp.

Statements of Operations

				Nine Months Ended
	Year Ended December 31,			September 30,
	2007	2006	2005	2008	2007
				(Unaudited)
	(In thousands)

Revenues:
License revenue	$9,436	$3,558	$1,371	$12,743	$6,120
Research and development support	7,932	2,850	1,027	7,998	5,654

Total revenues	17,368	6,408	2,398	20,741	11,774
Operating expenses:
Research and development	29,171	16,965	17,061	24,715	20,799
General and administrative	11,123	7,634	6,213	7,642	6,902

Total operating expenses	40,294	24,599	23,274	32,357	27,701

Loss from operations	(22,926)	(18,191)	(20,876)	(11,616)	(15,927)
Other income (expense):
Interest income	2,538	1,779	919	1,139	1,830
Interest expense	—	—	(10)	—	—
Other income, net	13	28	—	24	(15)

Net loss	$(20,375)	$(16,384)	$(19,967)	$(10,453)	$(14,112)

See accompanying notes.

Archemix Corp.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

					Series C
					Redeemable
	Series A Redeemable		Series B Redeemable		Convertible					Accumulated
	Convertible		Convertible		Preferred					Other
	Preferred Stock		Preferred Stock		Stock		Common Stock		Additional	Comprehensive
		Carrying		Carrying		Carrying		Par	Paid-in	Income	Accumulated	Stockholders’
	Shares	Value	Shares	Value	Shares	Value	Share	Value	Capital	(Loss)	Deficit	Deficit
	(In thousands, except share data)
Balance at December 31, 2004	51,774,995	$60,996	33,333,326	$34,634			7,409,782	$7	$739		$(58,772)	$(58,026)
Issuance of Series B redeemable convertible preferred stock in August 2005 (net of issuance costs of $3)			300,000	297								—
Issuance of Series B redeemable convertible preferred stock in December 2005 (net of issuance costs of $17)			20,216,674	20,199								—
Exercise of common stock options							81,132		8			8
Accretion of preferred stock to redemption value		4,185		2,711							(6,896)	(6,896)
Compensation expense associated with options issued to nonemployees									14			14
Comprehensive loss:
Unrealized loss on marketable securities										$(14)		(14)
Net loss											(19,967)	(19,967)

Comprehensive loss												(19,981)

Balance at December 31, 2005	51,774,995	65,181	53,850,000	57,841			7,490,914	7	761	(14)	(85,635)	(84,881)
Issuance costs of Series B redeemable convertible preferred stock in December 2005				(4)
Exercise of common stock options and issuance of restricted stock							3,088,486	3	187			190
Accretion of preferred stock to redemption value		4,185		4,349							(8,534)	(8,534)
Compensation expense associated with options issued to employees and nonemployees									239			239
Reclassification of Series A redeemable convertible preferred stock warrants									(76)			(76)
Comprehensive loss:
Unrealized gain on marketable securities										24		24
Net loss											(16,384)	(16,384)

Comprehensive loss												(16,360)

Balance at December 31, 2006	51,774,995	69,366	53,850,000	62,186			10,579,400	10	1,111	10	(110,553)	(109,422)

Archemix Corp.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit — (Continued)

					Series C
					Redeemable
	Series A Redeemable		Series B Redeemable		Convertible					Accumulated
	Convertible		Convertible		Preferred					Other
	Preferred Stock		Preferred Stock		Stock		Common Stock		Additional	Comprehensive
		Carrying		Carrying		Carrying		Par	Paid-in	Income	Accumulated	Stockholders’
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	(Loss)	Deficit	Deficit
	(In thousands, except share data)
Balance at December 31, 2006	51,774,995	$69,366	53,850,000	$62,186			10,579,400	$10	$1,111	$10	$(110,553)	$(109,422)
Issuance costs of Series C redeemable convertible preferred stock in June 2007 (net of issuance costs of $26)					14,922,207	$29,818
Exercise of common stock options							1,469,082	2	147			149
Accretion of preferred stock to redemption value		4,185		4,349							(8,534)	(8,534)
Vesting of restricted stock									52			52
Compensation expense associated with options issued to employees and nonemployees									605			605
Fair value of warrant issued in connection with license agreement									493			493
Comprehensive loss:
Unrealized gain on marketable securities										75		75
Net loss											(20,375)	(20,375)

Comprehensive loss												(20,300)

Balance at December 31, 2007	51,774,995	73,551	53,850,000	66,535	14,922,207	29,818	12,048,482	12	2,408	85	(139,462)	(136,957)
Exercise of common stock options (unaudited)							3,604,704	4	362			366
Accretion of preferred stock to redemption value (unaudited)		3,138		3,262							(6,400)	(6,400)
Vesting of restricted stock (unaudited)									22			22
Compensation expense associated with options issued to employees and nonemployees (unaudited)									633			633
Comprehensive loss:
Unrealized loss on marketable securities (unaudited)										(232)		(232)
Net loss (unaudited)											(10,453)	(10,453)

Comprehensive loss (unaudited)												(10,685)

Balance at September 30, 2008 (unaudited)	51,774,995	$76,689	53,850,000	$69,797	14,922,207	$29,818	15,653,186	$16	$3,425	$(147)	$(156,315)	$(153,021)

See accompanying notes.

Archemix Corp.

Statements of Cash Flows

				Nine Months Ended
	Year Ended December 31,			September 30,
	2007	2006	2005	2008	2007
				(Unaudited)
	(In thousands)

Operating activities
Net loss	$(20,375)	$(16,384)	$(19,967)	$(10,453)	$(14,112)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	856	679	714	779	612
Stock-based compensation expense	605	239	14	633	442
Change in fair value of preferred stock warrants	(13)	(28)	—	(24)	15
Fair value of warrant issued in connection with license agreement	493	—	—	—	493
Changes in operating assets and liabilities:
Receivables	4,498	(4,008)	(1,513)	800	5,127
Prepaid expenses and other assets	(373)	(180)	(9)	(590)	(1,591)
Accounts payable and accrued expenses	3,550	111	2,739	(927)	1,910
Deferred revenue	2,797	13,738	(871)	(7,421)	4,404

Net cash used in operating activities	(7,962)	(5,833)	(18,893)	(17,203)	(2,700)
Investing activities
Purchase of marketable securities	(67,837)	(48,686)	(22,482)	(37,920)	(55,883)
Maturities of marketable securities	52,550	38,284	10,100	49,523	34,814
Restricted cash	—	250	(250)	—	—
Purchases of equipment	(2,326)	(891)	(579)	(1,015)	(2,112)

Net cash (used in) provided by investing activities	(17,613)	(11,043)	(13,211)	10,588	(23,181)
Financing activities
Proceeds from exercise of stock options	149	190	8	366	119
Issuance of restricted stock	—	120	—	—	—
Net proceeds from issuance of redeemable convertible preferred stock	29,818	301	20,191	—	29,818
Payments of long-term debt	—	—	(591)	—	—

Net cash provided by financing activities	29,967	611	19,608	366	29,937

Net (decrease) increase in cash and cash equivalents	4,392	(16,265)	(12,496)	(6,249)	4,056
Cash and cash equivalents at beginning of period	13,231	29,496	41,992	17,623	13,231

Cash and cash equivalents at end of period	$17,623	$13,231	$29,496	$11,374	$17,287

Noncash investing and financing activities
Accretion of preferred stock to redemption value	$8,534	$8,534	$6,896	$6,400	$6,400
Subscription receivables	$—	$—	$305	$—	$—
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$—	$—	$10	$—	$—

See accompanying notes.

Archemix Corp.

Notes to Financial Statements
(all tabular amounts in thousands, except share and per share amounts)
(including data applicable to unaudited periods)

1.	Nature of Business and Organization

Archemix Corp. (the Company) was incorporated in the state of Delaware on April 5, 2000 and is a biotechnology company focused on discovering, developing, and commercializing aptamer therapeutics.

As of December 31, 2007, and September 30, 2008, the Company had an accumulated deficit of approximately $139.5 million and $156.3 million, respectively, and will require substantial additional capital for research and product development. The future success of the Company is dependant on its ability to obtain additional working capital to develop its aptamer product candidates and ultimately upon its ability to attain future profitable operations. There can be no assurance that the Company will be able to obtain the necessary financing to successfully develop and market its aptamer product candidates or attain successful future operations. Further, the Company is subject to risks associated with emerging biotechnology companies. Primary among these risks is competition from other entities involved with drug discovery, the success of the Company’s effort to develop and market future aptamer product candidates and retain key employees, primarily research and development personnel. The Company believes its cash, cash equivalents, and marketable securities of approximately $37.7 million at September 30, 2008, are sufficient to fund operations for a period of at least one year from the balance sheet date. In addition, as further described in Note 12, on November 18, 2008, the Company executed a merger agreement that, if consummated, will provide significant additional financial resources to the Company.

2.	Significant Accounting Policies

Unaudited Interim Financial Information

The accompanying balance sheet as of September 30, 2008, statements of operations and cash flows for the nine months ended September 30, 2008 and 2007, and statement of redeemable convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2008, and related financial data and other information disclosed in these notes to the financial statements as of September 30, 2008 and for the nine month periods ended September 30, 2008 and 2007 are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the Company’s financial position, results of operations and cash flows for the nine months ended September 30, 2008 and 2007. The results for the nine months ended September 30, 2008, are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2008.

Revenue Recognition

The Company generates revenue primarily from research and development collaboration agreements, including upfront nonrefundable license fees.

The timing of cash received from the Company’s research and development agreements generally differs from when revenue is recognized. The Company recognizes revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements, and the Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Payments received in advance of a separate earnings process are recorded as deferred revenue.

Archemix Corp.

Notes to Financial Statements — (Continued)

Revenue is recognized when the following criteria have been met:

1. Persuasive evidence of an arrangement exists;

2. Delivery has occurred and risk of loss has passed;

3. The seller’s price to the buyer is fixed or determinable; and

4. Collectibility is reasonably assured.

In addition, when evaluating multiple element arrangements, the Company considers whether the components of the arrangement represent separate units of accounting as defined in EITF 00-21. Multiple elements are divided into separate units of accounting if specified criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of fair value of the undelivered elements. The arrangement consideration received is allocated among the separate units of accounting based on their respective fair values and the applicable revenue recognition criteria are applied to each of the separate units.

Collaboration Agreements

The Company receives payments from its collaborators for upfront fees, the reimbursement of research and development efforts and contingent milestone payments for reaching certain development milestones. These payments generally are nonrefundable.

The Company typically receives upfront, nonrefundable payments for the licensing of its intellectual property upon the signing of research and development collaboration agreements. In accordance with SAB 104 and EITF 00-21, the Company believes these payments generally are not separable from the payments for providing research and development services because the license does not have stand-alone value from the research and development services the Company provides under its collaboration agreements. Accordingly, the Company accounts for these elements as one unit of accounting and recognizes upfront, nonrefundable payments as revenue on a straight-line basis over the Company’s contractual or estimated performance period, which is typically the research or development term. Revenue from the reimbursement of research and development efforts is recognized as the services are performed in the period to which the service relates. The Company determines the basis of the estimated performance period based on the contractual requirements of the collaboration agreement. At each reporting period, the Company evaluates whether events or circumstances warrant a change in the estimated performance period.

The Company’s collaborative agreements also include contingent milestone payments that can be earned upon achieving predefined development or commercialization milestones. For each contingent milestone, the Company evaluates whether (1) the milestone payment is nonrefundable, (2) substantive effort is involved in achieving the milestone and both parties are at risk that the milestone will not be achieved, and (3) the amount of the milestone payment is reasonable in relation to the effort expended or the risk associated with achievement of the milestone. If the above conditions are met, the Company will recognize revenue equal to the proportionate amount of the payment that correlates to services that have been rendered as of the date the milestone is met, with the remaining balance of the milestone payment being deferred and recognized on a straight-line basis over the remaining estimated performance period. Milestone payments that are not considered substantive and/or are not at risk are accounted for as additional license payments and recognized on a straight basis over the remaining performance period. Milestone payments that are refundable are deferred until such time the amounts are no longer refundable.

For collaborations that are of a joint development nature, such that the Company and the collaborator share in the development expenses, and upon commercialization, will share similarly in the profits or losses of marketed drugs, the Company records payments for joint development expenses from or to the collaborator

Archemix Corp.

Notes to Financial Statements — (Continued)

during the development period on a net basis within research and development expenses in accordance with EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

For collaborations that are not of a joint development nature, and thus are not a profit sharing arrangement, the Company records payments from the collaborator as revenue during the development period when earned. Payments received by the Company from the collaborator upon commercialization of the product, such as royalty payments, also will be recorded as revenue. The Company has not recognized any royalty revenues to date.

Total revenue recognized from license and milestone fees and the reimbursement of research and development services from each of the Company’s collaboration agreements for the years ended December 31, 2007, 2006, and 2005, and the nine months ended September 30, 2008, is as follows:

				Nine Months Ended
	Year Ended December 31,			September 30,
	2007	2006	2005	2008
				(Unaudited)

Collaborator:
Elan	$5,933	$2,967	$—	$5,300
Nuvelo	3,923	1,846	656	3,552
Pfizer	1,000	—	—	750
Merck Serono	2,740	—	—	4,484
Takeda	1,522	—	—	2,711
Ophthotech	1,000	—	—	900
Eyetech	—	1,445	1,742	—
Ribomic	1,250	150	—	3,000
Other	—	—	—	44

Total	$17,368	$6,408	$2,398	$20,741

Research and Development Expenses

Research and development costs are charged to expense when incurred, and primarily consist of salaries and benefits, materials and supplies, facilities costs, overhead and preclinical and clinical expenses, along with the related manufacturing costs, contract services, and other outside costs.

On January 1, 2008, the Company adopted EITF Issue 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development. EITF 07-03 addresses the diversity in accounting for the nonrefundable portion of a payment made by a research and development entity for future research and development activities. Under EITF 07-03, an entity is required to defer and capitalize nonrefundable advance payments for research and development activities until the related goods are delivered or the related services are performed for contracts entered into on or after January 1, 2008. The adoption of EITF 07-03 did not have a material effect on the Company’s financial position or results of operations.

Cash Equivalents

The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents primarily consist of funds held in money market accounts.

Archemix Corp.

Notes to Financial Statements — (Continued)

Concentrations of Credit Risk

Statement of Financial Accounting Standard (SFAS) No. 105, Disclosure of Information About Financial Instruments With Off-Balance-Sheet Risk and Financial Instruments With Concentration of Credit Risk, requires disclosure of any significant off-balance sheet risk or credit risk concentration. The Company does not have any off-balance sheet risk.

Cash and cash equivalents are primarily maintained with two major financial institutions in the United States. Deposits at banks may exceed the insurance provided on such deposits. Generally, these deposits may be redeemed upon demand, and therefore, bear minimal risk. Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of available-for-sale securities. Available-for-sale securities consist of investment-grade corporate obligations, asset-backed securities, and United States government treasury notes and agency obligations. The Company’s investment policy, which has been approved by its Board of Directors (the Board), limits the amount that the Company may invest in any one type of investment, thereby reducing credit risk concentrations. Receivables include amounts due under strategic alliances for which the Company does not obtain collateral. The Company has not experienced any losses to date related to receivables.

Fair Value of Financial Instruments

At December 31, 2007 and 2006, the carrying amounts of cash equivalents and marketable securities approximate their fair value due to their relatively short maturities. The fair value of available-for-sale marketable securities is based on quoted market prices or pricing models based on market data.

Fair Value Measurements

On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements, (” SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 — Observable inputs such as quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•	Level 2 — Other inputs that are observable, directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

•	Level 3 — Unobservable inputs used when little or no market data is available and requires the Company to develop its own assumptions about how market participants would price the assets or liabilities. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Archemix Corp.

Notes to Financial Statements — (Continued)

The following table sets forth by level within the fair value hierarchy a summary of the fair market value of available-for-sale securities classified as cash equivalents and marketable securities the Company held at September 30, 2008:

	Level 1	Level 2	Level 3	Total

Cash equivalents	$8,275	$2,096	$—	$10,371

Marketable securities	5,188	21,132	$—	26,320

	$13,463	$23,228	$—	$36,691

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their respective estimated useful lives. Amortization of leasehold improvements is included in depreciation expense. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company continually evaluates whether events or changes in circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may not be recoverable. The Company recognizes an impairment loss when the estimated undiscounted cash flows are less than the carrying value of the asset. The asset is written down to its fair value determined by either a quoted market price or by a discounted cash flow technique, whichever is more appropriate under the circumstances. To date, the Company has not identified any impairment indicators.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company uses the accrual basis of accounting for tax purposes. A valuation allowance is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method as permitted under SFAS No. 123(R). Under this transition method, compensation cost recognized in the Company’s statement of operations subsequent to the adoption date includes: (a) compensation cost for all share-based payments granted prior to but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for prior periods have not been restated. See Note 8 for additional information relating to stock-based compensation.

Accumulated Other Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and displaying comprehensive income (loss) and its components in the financial statements. Accumulated other comprehensive loss comprises unrealized gains and losses on available-for-sale marketable securities.

Archemix Corp.

Notes to Financial Statements — (Continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates relate to revenue recognition, specifically estimates of the period of substantial involvement, useful lives of fixed assets, fair value of the Company’s common stock, stock-based compensation, and accrued liabilities. Actual results could differ from those estimates.

Segment Information

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for the way that companies report information about operating segments in their financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services. The Company makes operating decisions based upon performance of the enterprise as a whole and utilizes its financial statements for decision-making. The Company operates in one business segment, which focuses on drug discovery and development.

Recent Accounting Pronouncements

In December 2007, the FASB issued EITF Issue 07-1, Accounting for Collaborative Arrangements. EITF 07-1 requires collaborators to present the results of activities for which they act as the principal on a gross basis and report any payments received from (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative accounting literature or a reasonable, rational, and consistently applied accounting policy election. Further, EITF 07-1 clarified the determination of whether transactions within a collaborative arrangement are part of a vendor-customer (or analogous) relationship subject to EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). EITF 07-1 is effective for the Company beginning on January 1, 2009. The Company is currently evaluating the impact of adopting EITF 07-1 on its results of operations and financial position.

In December 2007, SFAS No. 141(R), Business Combinations, was issued. This Standard requires companies to measure all assets acquired and liabilities assumed, including contingent considerations and all contractual contingencies, at fair value as of the acquisition date. In addition, companies will no longer recognize in-process research and development charges, but will capitalize such amounts as an intangible asset. SFAS No. 141(R) is effective for transactions occurring on or after January 1, 2009. The Company does not expect the adoption of this pronouncement to have an impact on its financial condition, results of operations or cash flows.

In December 2007, SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, was issued. SFAS 160 changes the accounting for and reporting of noncontrolling interests (formerly known as minority interests) in consolidated financial statements. SFAS No. 160 is effective January 1, 2009. When implemented, prior periods will be recast for the changes required by SFAS No. 160. The Company does not expect the adoption of this pronouncement to have an impact on its financial condition, results of operations or cash flows.

On March 19, 2008, SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities, was issued. SFAS No. 161 enhances the disclosure requirements for derivative instruments and hedging activities. SFAS No. 161 is effective January 1, 2009. Since SFAS No. 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS No. 161 will not affect the Company’s

Archemix Corp.

Notes to Financial Statements — (Continued)

financial condition, results of operations or cash flows given that the Company does not engage in derivative or hedging activities.

3.	License and Collaboration Agreements

Gilead Sciences, Inc.

In October 2001, the Company entered into a license agreement with Gilead Sciences, Inc. (Gilead) to obtain an exclusive worldwide license to certain proprietary intellectual property and technology. The license agreement provides the Company with the right to sublicense intellectual property and technology to other entities for research or other uses. The Company granted a nonexclusive, royalty-free license to Gilead to conduct internal research and to enable Gilead to fulfill its obligation under its pre-existing agreements.

During 2002, the Company was a party to litigation related to the intellectual property and technology licensed from Gilead. The litigation was settled in 2003, resulting in the Company agreeing to pay a nominal royalty on sublicensing and commercialization of the technology. For the years ended December 31, 2007, 2006, and 2005, and for the nine months ended September 30, 2008, the Company incurred royalty related expenses of $413,000, $275,000, $13,000, and $154,000 respectively.

Aptamera, Inc. (acquired by Antisoma plc in 2005)

In August 2003, the Company entered into an exclusive, worldwide license agreement with Aptamera, Inc., which was subsequently acquired by Antisoma plc, for the development and commercialization of an aptamer originally known as AGRO100, now called AS1411, and any derivatives of that aptamer. Aptamera is responsible for the clinical development, and ultimately, marketing of AS1411 and its derivatives. In consideration, the Company retained a right of first refusal for AS1411 in the United States. Should the licensee elect to license rights to the product in the United States to a third party, the Company can acquire the rights to AS1411 by offering equal or better terms than those being offered by the third party. Alternatively, if the Company forgoes its right of first refusal or if Antisoma commercializes AS1411, the Company is entitled to receive royalties on net sales for the original molecule or any backup molecule to AS1411. No amounts have been earned under this agreement.

Regado Biosciences, Inc.

In October 2003, the Company entered into a license agreement with Regado Biosciences, Inc. (Regado) for the discovery and development of aptamers. Regado has the exclusive right to discover, develop, and commercialize products containing antidote-controlled aptamers for the treatment of diseases related to the modulation of fibrin deposition, platelet adhesion and/or platelet aggregation. Regado granted the Company a royalty-free, nonexclusive license for any inventions that Regado derives from the practice of the license that constitute improvements to Archemix’s technology for the purpose of conducting initial research and for any use outside of the field of the license the Company granted to Regado. Regado is obligated to pay royalty payments on any net sales of licensed products beginning with the first commercial sale by the licensee or its affiliates and all sublicense income received. Additionally, Regado is obligated to make milestone payments of up to $5.5 million per product, contingent on the achievement of specified development, regulatory, and commercial milestones. During 2005, Regado completed a financing of $3.0 million, and the Company received 109,687 shares of Regado’s common stock. The Company assigned no value to the common stock based on the uncertainty of Regado’s long-term viability. No amounts have been earned under this arrangement.

Archemix Corp.

Notes to Financial Statements — (Continued)

Nuvelo, Inc.

In January 2004, the Company entered into a joint collaboration agreement (the Initial Agreement) with Nuvelo, Inc. (Nuvelo) to collaborate on the discovery, development, and commercialization of ARC183, the Company’s proprietary anti-thrombin aptamer, and potentially other anti-thrombin aptamers. The Company received a nonrefundable upfront fee of $3.0 million. As part of the agreement, the Company and Nuvelo equally shared all costs and revenues associated with the development and commercialization of ARC183 after Nuvelo funded the first $4.0 million in research and development costs. The Company deferred the upfront fee and was recognizing it ratably over the period of the Company’s estimated substantial involvement, which the Company had estimated to be five years. In September 2005, the companies decided not to pursue development of ARC183, but agreed to actively pursue an optimized second generation molecule, now known as NU172. Based on these facts and circumstances, the Company extended the estimated period of substantial involvement to December 2010, and accordingly, extended the time period of recognizing the remaining deferred license fee.

Research and development expenses included the Company’s share of development costs under the Initial Agreement. Reimbursed research and development costs of this joint collaboration agreement have been recorded as a reduction to research and development expenses. For the years ended December 31, 2006 and 2005, the Company received from Nuvelo $942,000 and $2.6 million, respectively, of reimbursed research and development costs, which were recorded as a reduction to research and development expenses.

On July 31, 2006, the companies amended and restated the collaboration agreement (the Restated Agreement), which superseded the Initial Agreement, to identify short-acting aptamers that bind to specified targets in the process of the formation of blood clots. Under the Restated Agreement, the Company granted Nuvelo the exclusive right to develop and commercialize products derived from any aptamers discovered by the Company for use in affecting the blood clotting times in acute therapeutic applications. In addition, the joint development nature of the arrangement was terminated, and the Company was no longer responsible for 50% of the costs incurred for development efforts.

Under the Restated Agreement, Nuvelo made an initial upfront payment to the Company of $4.0 million. Nuvelo is providing research funding for the next three years, aggregating a minimum of $5.3 million. In addition, the Company may receive milestone payments totaling up to $35.0 million per development compound on the achievement of specified development and regulatory milestones, along with potential royalty payments based on sales of licensed products. The Company has the option, but not the obligation, to elect to participate in a percentage of the profits from sales of the compound by funding a specified percentage of the prior and future product development and commercialization expenses, in lieu of receiving milestone payments and royalties with respect to that compound. The Company deferred the $4.0 million upfront payment and is recognizing it ratably over the period of the Company’s estimated performance period, which is the three-year research term of the Restated Agreement. The remaining unrecognized upfront payment related to the Initial Agreement is also being recognized over this three-year research term. For the years ended December 31, 2007, 2006, and 2005, and for the nine months ended September 30, 2008, the Company recognized revenue of approximately $3.9 million, $1.8 million, $656,000, and $3.6 million, respectively, under this arrangement.

In addition, as part of the Restated Agreement, in the event the Company completes an initial public offering (IPO), Nuvelo is obligated to purchase a number of shares of the Company’s common stock at fair value equal to the lesser of $10 million or 15% of the gross offering proceeds of the Company’s IPO in a private placement to occur concurrent with the IPO.

In February 2008, the Company received a $1 million milestone payment from Nuvelo. The milestone payment was triggered by Nuvelo’s enrollment of the first volunteer in a Phase 1 study of NU172, a thrombin-inhibiting aptamer. The Company is recognizing revenue from this milestone payment based on the

Archemix Corp.

Notes to Financial Statements — (Continued)

proportionate amount that correlates to services that have already been rendered with the remaining balance of the milestone payment being deferred and recognized on a straight-line basis over the remaining estimated period of performance.

Eyetech Pharmaceuticals, Inc. (acquired by OSI Pharmaceuticals, Inc. in 2005)

In April 2004, the Company entered into a collaboration agreement with Eyetech Pharmaceuticals, Inc. (Eyetech) to collaborate on the research and development of aptamers for ophthalmologic diseases and conditions. Eyetech is responsible for all product development, manufacturing, and marketing of any products developed through the collaboration. The Company also was reimbursed for research and development expenses. The Company received a nonrefundable upfront fee of $1.5 million and is entitled to potential milestone payments and royalties on net sales of resulting products, if and when any sales commence. The Company deferred the upfront fee and was recognizing it ratably over the period of the Company’s substantial involvement, which the Company had estimated to be seven years, the term of the collaborative research program, and a two-year extension that Eyetech had the right to exercise under the agreement.

The collaboration agreement contains two parts: a research portion and a development and commercialization portion. In April 2006, the parties agreed to terminate the research portion of the collaboration agreement. As a result, the Company is no longer obligated to conduct research on behalf of Eyetech (now OSI, Inc. (OSI)), and the Company recognized the remaining deferred revenue of $1.0 million related to the upfront fee. For the years ended December 31, 2006 and 2005, the Company recognized revenue of approximately $1.4 million and $1.7 million, respectively, under this arrangement. At the time of the termination of the research portion of the collaboration, Eyetech had designated a single compound candidate, E10030, for development. The development and commercialization portion of the agreement continues to survive and enables OSI to pursue the clinical and commercial development of E10030. In July 2007, OSI assigned its rights under the agreement to Ophthotech (see below).

Elan Pharma International Limited

On June 30, 2006, the Company entered into a collaboration agreement with Elan Pharma International Limited (Elan) focused on the discovery, development, and commercialization of aptamer therapeutics to treat autoimmune disease. During the research term of the agreement, the Company was responsible for the research activities, and Elan was responsible for the development activities. Under the terms of the agreement, the Company received a nonrefundable upfront technology access and license fee of $7.0 million, which was being recognized ratably over the period of the Company’s estimated substantial involvement, the three-year research term.

In April 2008, Elan notified the Company that it was terminating this collaboration agreement with the Company. As a result, the Company is no longer obligated to conduct research on behalf of Elan. As of September 30, 2008, the Company recognized the remaining deferred revenue related to the upfront fee. For the years ended December 31, 2007 and 2006, and nine months ended September 30, 2008 the Company recognized revenue of approximately $5.9 million, $3.0 million and $5.3 million, respectively, under this arrangement.

Pfizer Inc.

In December 2006, the Company and Pfizer Inc. (Pfizer) entered into a collaboration agreement for the discovery, development, and commercialization of aptamers against three exclusive targets to be selected by Pfizer in any field of use. The Company will be responsible for research activities, and Pfizer will be responsible for developing and commercializing any resulting product candidates.

Archemix Corp.

Notes to Financial Statements — (Continued)

Under the terms of the agreement, the Company received an upfront nonrefundable technology access and license fee of $6.0 million in January 2007. The Company began recognizing the upfront nonrefundable fee in January 2007 over a six-year period, the estimated time period of its substantial involvement. At December 31, 2006, the upfront fee was included in receivables and deferred revenue. In addition, to the extent Pfizer requests, the Company may perform research activities and be reimbursed accordingly. The Company also is eligible to receive milestone payments totaling up to $104.6 million on the achievement of specified development, regulatory, and commercial milestones, along with royalty payments on net sales of any marketed products developed under the collaboration. For the year ended December 31, 2007 and nine months ended September 30, 2008, the Company recognized revenue of approximately $1.0 million and $750,000, respectively, under this arrangement.

Merck KGaA

On January 17, 2007, the Company entered into a collaboration agreement with Merck KGaA focused on the discovery, development, and commercialization of aptamer-based therapeutics to treat cancer. As part of the collaboration, the Company will discover and generate product candidates for two oncology targets identified by Merck KGaA. The Company is responsible for the target discovery and lead optimization activities, and Merck KGaA is responsible for the preclinical and clinical development and commercialization of any resulting product candidates.

Under the terms of the agreement, the Company received a nonrefundable upfront technology access and license fee of $3.0 million. In January 2007, the Company began to recognize the nonrefundable upfront fee over a period of approximately 5.4 years, its estimated time period of substantial involvement (see below). Merck KGaA is required to provide a minimum $7.4 million of funding to support the Company’s research activities and maintain the license. The Company also could receive payments totaling up to $61.0 million per product candidate on the achievement of all specified development, regulatory, and commercial milestones, along with royalty payments for products successfully commercialized under the collaboration. For the year ended December 31, 2007 and nine months ended September 30, 2008, the Company recognized revenue of approximately $2.7 million and $4.5 million, respectively, under this arrangement including the expanded collaboration described below.

Merck Serono Collaboration Expansion

In June 2007, the Company entered into a collaboration agreement with Merck KGaA, acting on behalf of its division Merck Serono. The Company is accounting for this agreement, together with the agreement entered into with Merck KGaA in January 2007, as one arrangement because the terms of the second agreement were in negotiation at the time of the execution of the first agreement in January 2007. As such, the Company is recognizing the upfront payment received under the agreement executed in January 2007 over the Company’s estimated performance period of approximately 5.4 years. Under the June 2007 agreement, the companies will focus on the discovery, development, and commercialization of aptamer therapeutics to treat oncology and autoimmune disease targets. Merck Serono will have exclusive, worldwide rights, subject to the Company’s co-development and co-promotion option in the United States, to develop and commercialize aptamers for therapeutic indications against the targets that are the subject of the collaboration.

The Company has the option to co-develop and co-promote in the United States any aptamer developed under the collaboration. If the Company exercises this option, it will be responsible for paying a specified percentage of the future worldwide development and United States regulatory costs attributable to that aptamer product candidate. In return, the Company would be entitled to receive a specified percentage of the net income, or in the case of a loss, its share in such losses derived from that aptamer in the United States in lieu of receiving milestone payments or any royalties on net sales of the aptamer product candidate in the

Archemix Corp.

Notes to Financial Statements — (Continued)

United States. The Company will have the right to cease to co-develop any aptamer product candidate at three specified points prior to commercialization and, instead, receive milestones and royalties on net sales.

Under the terms of the agreement, the Company may be eligible to receive development, regulatory, and commercial milestones of up to $580.9 million in the event that all products reach the market in different indications in all territories. The Company is also entitled to research funding for the activities it conducts on behalf of Merck Serono under the collaboration and to receive royalty payments on any net sales of products that are not co-developed by the Company and any sales of products outside of the United States that are co-developed by the Company. Over the research term of the agreement, Merck Serono will provide funding to support the Company’s research and development activities related to the agreement.

In connection with the agreement, the Company sold 14,922,207 shares of its Series C redeemable convertible preferred stock to Merck KGaA at $2.00 per share, resulting in net proceeds of $29.8 million (Note 8).

Takeda Pharmaceutical Company Limited

In June 2007, the Company entered into a collaboration agreement with Takeda Pharmaceutical Company Limited (Takeda) focused on the discovery of aptamers for the development and commercialization as therapeutics. As part of the collaboration, the Company will discover and generate aptamer product candidates to three disease-associated targets selected by Takeda. The Company will be responsible for the target discovery and lead optimization activities, and Takeda will be responsible for preclinical and clinical development and commercializing any resulting product candidates.

Under the terms of the agreement, the Company received a nonrefundable, upfront technology access and license fee of $6.0 million. The Company is recognizing the nonrefundable upfront fee over the three-year research term of the agreement, which it estimates to be its period of substantial involvement. In addition, the Company is performing research activities, which are reimbursed at an agreed upon full-time equivalent (FTE) rate. The Company also may receive aggregate payments totaling up to $253.5 million on the achievement of specified development, regulatory, and commercial milestones, along with royalty payments on any marketed products developed under the collaboration. For the year ended December 31, 2007 and nine months ended September 30, 2008, the Company recognized revenue of approximately $1.5 million and $2.7 million, respectively, under this arrangement.

Ophthotech Corporation

On July 31, 2007, the Company entered into an exclusive license agreement with Ophthotech Corporation (Ophthotech) pursuant to which the Company granted Ophthotech an exclusive license under the Company’s technology and patent rights to develop and commercialize certain aptamers.

Ophthotech paid the Company an initial upfront, nonrefundable license fee in the amount of $1.0 million. In September 2007, the Company met all of its performance obligations under the agreement and recognized the upfront nonrefundable license fee of $1.0 million as revenue. In addition, Ophthotech issued 2,000,000 shares of its Series A-1 preferred stock to the Company. The Company assigned no value to the preferred stock based on the uncertainty of Ophthotech’s long-term viability. The Company is eligible to receive milestone payments in the aggregate amount of up to $86.5 million per product, contingent upon the achievement of specified development, regulatory, and annual net sales milestones. The Company is also entitled to receive a royalty based on any net sales of products and, subject to credit for related milestone payments received by the Company, a percentage of any nonroyalty income received by Ophthotech under any sublicense of the rights granted to it under the agreement. To date, the Company has received no milestone or royalty payments from Ophthotech.

Archemix Corp.

Notes to Financial Statements — (Continued)

The term of the agreement will continue with respect to products sold by Ophthotech until the later of the expiration of the last-to-expire valid claim covering any aptamer product developed under the agreement, or 12 years from the date of first commercial sale of any such product and, with respect to products sold by any sublicensee of Ophthotech, until no further payments are payable by Ophthotech to the Company under the agreement.

In March 2008, the Company received a $750,000 milestone payment from Ophthotech. The milestone payment was triggered by Ophthotech’s enrollment of the first volunteer in a Phase 1 study of E10030, an anti-platelet derived growth factor (PDGF) aptamer which is being developed for age-related macular degeneration (AMD). In July of 2007, Ophthotech had received clinical and commercial development rights for E10030 from OSI. The Company recognized revenue for the full amount of the milestone payment in 2008 as it has no future obligation to Ophthotech.

Isis Pharmaceuticals, Inc.

On July 23, 2007, the Company entered into a collaboration and license agreement with Isis Pharmaceuticals, Inc. (Isis) pursuant to which Isis granted the Company an exclusive license to its chemistry patent rights and a nonexclusive right to its know-how, with the right to sublicense, to discover, develop, and commercialize products containing aptamers. Isis also granted to the Company a nonexclusive license under its analytical and manufacturing patent rights and know-how, with no right to sublicense, discover, develop, and commercialize products containing aptamers. The Company granted Isis a royalty-free, nonexclusive license under specified know-how disclosed by the Company to Isis to discover, develop, and commercialize products that do not contain aptamers. The agreement also provides for collaborative research efforts by the parties.

In consideration for the licensed intellectual property, the Company issued Isis a fully-vested warrant to acquire 600,000 shares of its common stock at an exercise price of $0.25 per share, which expires on July 23, 2014. The Company expensed the fair value of the warrant in accordance with SFAS No. 2, Accounting for Research and Development Costs, in the third quarter of 2007. Utilizing the Black-Scholes option pricing model, the Company estimated the research and development expense as of the issuance date of the warrant to be approximately $493,000. The fair value of the warrant has been estimated using the following assumptions in the Black-Scholes option pricing model:

Fair value of common stock	$0.93
Weighted-average risk-free interest rate	4.68%
Expected life (contractual term)	7 years
Volatility	76%
Dividend yield	0%

In addition, the Company is obligated to pay Isis milestone payments, in the aggregate amount of up to $1.8 million per product, contingent upon the achievement of specified development and regulatory milestones. The Company also agreed to pay Isis a royalty based on any net sales of products and, subject to credit for related milestone payments made by the Company, a percentage of any nonroyalty income received by the Company under any sublicense of the rights granted to it under the agreement. To date, the Company has made no payments to Isis.

The term of the agreement will continue until the expiration of all obligations to pay royalties on licensed products. Either the Company or Isis may terminate the agreement in the event of an uncured material breach by the other party.

Archemix Corp.

Notes to Financial Statements — (Continued)

Ribomic, Inc.

On December 10, 2007, the Company entered into an exclusive license agreement with Ribomic Inc. (Ribomic) pursuant to which the Company granted Ribomic an exclusive license under the Company’s technology and patent rights to discover, develop, and commercialize aptamers to a specific protein target in consideration of an upfront, nonrefundable license fee of $1.0 million, which was received in January 2008.

In December 2007, the Company met all of its performance obligations under the agreement and recognized the license fee of $1.0 million as revenue. The Company is eligible to receive milestone payments in the aggregate amount of up to $38.0 million per product, contingent upon the achievement of specified development, regulatory, and annual net sales milestones. The Company is also entitled to receive a royalty based on any net sales of any potential products. To date, the Company has received no milestone or royalty payments from Ribomic.

The term of the agreement will continue with respect to products sold by Ribomic until all royalty terms for all licensed products have ended. Upon expiration of the royalty term applicable to a licensed product in a country, Ribomic’s rights and licenses hereunder with respect to such licensed product in such country shall become fully paid-up, nonroyalty-bearing, nonexclusive, perpetual rights and licenses.

On June 11, 2008, the Company entered into a second license agreement with Ribomic. This agreement is a non-exclusive license agreement to certain technology and patent rights of the Company to discover aptamers against multiple targets. Under the terms of the agreement, the Company will receive a license fee of $6.0 million, which will be received in three payments over an eighteen month period. The Company is recognizing revenue as the payments are received. The Company received the first payment of $3.0 million in July 2008.

Ribomic has the option, upon payment of further fees, to convert the license from non-exclusive to exclusive on a target-by-target basis. When the option is exercised, the Company is eligible to receive an upfront license fee of $1.0 million per product and milestone payments in the aggregate amount of up to $38.0 million per product, contingent upon the achievement of specified development, regulatory, and annual net sales milestones. The Company is also entitled to receive a royalty based on any net sales of any potential products. To date, the Company has received no milestone or royalty payments from Ribomic.

4.	Marketable Securities

Marketable securities primarily consist of investments with original maturities greater than 90 days at the date of acquisition. The Company classifies these investments as available-for-sale as defined by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Available-for-sale investments are carried at fair market value. Unrealized gains and losses are included in other comprehensive income (loss). Realized gains or losses were not material for the years ended December 31, 2007, 2006, and 2005, and the nine month period ended September 30, 2008.

Archemix Corp.

Notes to Financial Statements — (Continued)

The following is a summary of the fair market value of available-for-sale marketable securities:

	September 30, 2008
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value
	(Unaudited)

Certificates of Deposit	$500	$—	$—	$500
Commercial paper	9,953	20	—	9,973
U.S. Government treasury notes	2,779	19	—	2,798
U.S. Government treasury securities	2,387	2	—	2,389
U.S. Government agencies	5,377	—	(6)	5,371
Corporate debt securities:
Due in one year or less	4,958	—	(182)	4,776
Due in one to three years	519	—	(6)	513

Total marketable securities	$26,473	$41	$(194)	$26,320

	December 31, 2007
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value

Commercial paper	$17,277	$65	$—	$17,342
U.S. Government treasury notes	4,974	12	—	4,986
U.S. Government agencies	2,014	2	—	2,016
Corporate debt securities:
Due in one year or less	9,931	2	(5)	9,928
Due in one to three years	1,035	2	—	1,037
Asset-backed securities	2,842	4	—	2,846

Total marketable securities	$38,073	$87	$(5)	$38,155

	December 31, 2006
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value

Certificates of deposit	$300	$—	$—	$300
Commercial paper	5,707	3	—	5,710
U.S. Government treasury notes	5,075	2	—	5,077
Corporate debt securities:
Due in one year or less	1,892	—	—	1,892
Due in one to three years	4,819	1	(1)	4,819
Asset-backed securities	4,994	1	—	4,995

Total marketable securities	$22,787	$7	$(1)	$22,793

Archemix Corp.

Notes to Financial Statements — (Continued)

5.	Property and Equipment

Property and equipment consists of the following:

	Estimated	December 31,
	Life in Years	2007	2006

Laboratory equipment	5	$5,312	$3,310
Computers and office equipment	4	534	377
Purchased software	3	312	261
Office furniture	5	419	313
Leasehold improvements	Shorter of useful life or remainder of lease	345	335

		6,922	4,596
Less accumulated depreciation and amortization		(3,771)	(2,915)

Property and equipment, net		$3,151	$1,681

6.	Debt

In October 2001, the Company entered into a loan and security agreement (the Loan Agreement) with Comerica Bank (Comerica), which was amended in December 2002 and October 2003. The Loan Agreement, as amended, provided the Company with a revolving credit facility and equipment loan to finance the purchase of equipment, furniture, tools, parts, and leasehold improvements.

In connection with the Loan Agreement, the Company issued a warrant to purchase 80,000 shares of Series A redeemable convertible preferred stock to Comerica in 2001. The warrants have an exercise price of $1.00 per share and expire in October 2008. In connection with the amendment to the Loan Agreement in December 2002, the Company issued a warrant to purchase 30,000 shares of Series A redeemable convertible preferred stock at an exercise price of $1.00 per share, which expires in December 2009. The Company determined that the fair value of the warrants using the Black-Scholes option pricing model was $54,000 and $22,000, respectively, on the grant date. The Company amortized the fair value of the warrants as interest expense using the effective interest method over the term of the agreement. The issuance of these warrants did not create any beneficial conversion features. Effective January 1, 2006, the Company recorded the fair value of these warrants aggregating $60,000 as a credit to long-term liabilities as warrants to purchase shares subject to redemption in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and FASB Staff Position (FSP) No. 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that Are Redeemable. The Company recorded $28,000 of other income for the year ended December 31, 2006 based on the change in fair value of the warrants from the date of issuance through December 31, 2006, as the effect of the adoption of FSP 150-5 was not material. For the year ended December 31, 2007, and the nine month period ended September 30, 2008, the Company recorded $13,000 and $24,000, respectively, of other income based on the change in fair value of the warrants.

In April 2005, the Company entered into a one-year loan and security agreement with Silicon Valley Bank (SVB). The agreement provides the Company with a letter of credit secured by a line of credit. Maximum borrowings under the agreement were $4.5 million, prior to the amendment described below, and are secured by all of the Company’s assets, excluding intellectual property. Maximum borrowings are reduced by the amount of outstanding letters of credit. Borrowings bear interest at the prime rate plus 0.50%. The agreement contains certain financial and other covenants requiring the Company to, among other things, maintain a ratio of unrestricted cash and accounts receivable to liabilities of at least 3 to 1 and maintain primary checking and operating accounts and at least $10.0 million of the Company’s unrestricted cash at the

Archemix Corp.

Notes to Financial Statements — (Continued)

bank. The Company renewed the loan and security agreement and related letter of credit of $4.4 million in April 2006 for an additional year and subsequently amended the loan and security agreement in December 2006. The amendment increased maximum borrowings to $8.2 million, and the Company is required to maintain $15.0 million of unrestricted cash at the bank. As of December 31, 2007 and 2006, the related outstanding letter of credit was $8.2 million. There were no outstanding borrowings as of December 31, 2007 and 2006, and the Company was in compliance with all covenants. In the event the Company does not comply with the certain covenants or provisions within the loan and security agreement, the bank’s remedies include: (1) declaring all obligations immediately due and payable, which could include requiring the Company to cash collateralize its outstanding letter of credit; (2) ceasing to advance money or extend credit for the Company’s benefit; (3) applying to the obligations any balances and deposits held by the Company or any amount held by the bank owing to or for the credit or the account of the Company; and/or, (4) putting a hold on any account maintained with the bank. In 2008, the Company renewed the amended loan and security agreement for an additional year. No amounts are outstanding at September 30, 2008.

7.	Income Taxes

As of December 31, 2007, the Company has net operating loss carryforwards of $65.8 million and $59.1 million to offset future federal and state taxable income, respectively. The net operating losses expire through 2027 for federal tax purposes and through 2012 for state tax purposes. As of December 31, 2007, the Company also has research and development tax credit carryforwards of approximately $2.7 million and $1.0 million to offset future federal and state income taxes, respectively, which expire through 2027 for federal tax purposes and through 2022 for state tax purposes. The net operating loss and research and development tax credit carryforwards may be subject to the limitations provided in the Internal Revenue Code (IRC) Sections 382 and 383.

A reconciliation of federal statutory income tax provision to the Company’s actual provision is as follows:

	Year Ended December 31,
	2007	2006	2005

Loss before income tax expense	$(20,375)	$(16,384)	$(19,967)
Benefit at federal statutory tax rates	(6,927)	(5,580)	(6,789)
Permanent differences	1,976	110	19
State taxes, net of deferral benefit	(1,324)	(1,067)	(1,298)
Tax credits	(264)	(423)	(523)
Change in valuation allowance	6,539	6,960	8,591

Income tax provision	$—	$—	$—

Archemix Corp.

Notes to Financial Statements — (Continued)

The principal components of the Company’s deferred tax assets (liabilities) are as follows:

	Year Ended December 31,
	2007	2006

Net operating loss carryforwards	$26,211	$22,936
Research and development credits	3,362	2,716
Accrual to cash adjustment	—	6,247
Deferred Revenue	8,048	—
Deferred Rent	1,207	—
Intangible assets	4,081	4,547
Other	7	(70)

Net deferred tax assets	42,916	36,376
Less — valuation allowance	(42,916)	(36,376)

Net deferred tax asset	$—	$—

The Company has recorded a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the Company’s ability to realize such assets, which increased by approximately $6.5 million in 2007 primarily as a result of the Company’s continuing losses from operations.

On January 1, 2008, the Company adopted the provisions of FASB Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109. This interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The adoption of FIN 48 did not have a material effect on the Company’s financial statements. At the date of adoption of January 1, 2008, and as of September 30, 2008, the Company had no unrecognized tax benefits. The Company has not, as of yet conducted a study of its research and development credit carryforwards. This study may result in an increase or decrease to the Company’s research and development credit carryforwards, however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position under FIN 48. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. As a result, there would be no impact to the balance sheet, statement of operations or cash flows if an adjustment were required.

8.	Stockholders’ Equity

Redeemable Convertible Preferred Stock

On March 31, 2004, the Company completed the initial closing of a Series B financing (the Series B Financing) pursuant to which the Company sold 16,666,661 shares of Series B redeemable convertible preferred stock to investors at $1.00 per share, resulting in aggregate proceeds of $16.7 million. The Series B closing represented the first tranche of the Series B Financing, which if all milestones were met, would total $50.0 million.

On August 5, 2004, the Company dosed the first patient in a human clinical trial for its drug candidate ARC183. This milestone triggered the second tranche of the Series B Financing, pursuant to which the Company sold an additional 16,666,665 shares of Series B redeemable convertible preferred stock to investors at $1.00 per share, resulting in aggregate proceeds of $16.7 million.

In December 2005, the Company’s Board of Directors approved the Company’s third new development candidate since the initial closing of the Series B Financing. This milestone triggered the third and final

Archemix Corp.

Notes to Financial Statements — (Continued)

tranche of the Series B Financing, pursuant to which the Company sold 20,516,674 shares of Series B redeemable convertible preferred stock to investors at $1.00 per share, resulting in aggregate proceeds of $20.5 million. The Company added two new investors to the final tranche and increased the total Series B Financing to $53.9 million.

The shares of Series B redeemable convertible preferred stock issued in the Series B Financing included shares of Series B-1 redeemable convertible preferred stock, which automatically converted into shares of Series B redeemable convertible preferred stock on a one-for-one basis on March 31, 2006 pursuant to the terms of the Company’s restated certificate of incorporation adopted in connection with the Series B Financing.

In connection with the expansion of the Merck Serono collaboration agreement in June 2007 (Note 3), the Company sold 14,922,207 shares of its Series C redeemable convertible preferred stock to Merck KGaA at $2.00 per share, resulting in aggregate proceeds of $29.8 million. The Company evaluated the sale of these shares, and determined that a beneficial conversion feature was not created within the provisions of EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, because on the date of issuance of the shares to Merck Serono, the sale price of $2.00 per share, paid by Merck Serono exceeded the $0.93 per share fair value of the Company’s common stock on the date of issuance.

On June 13, 2007, the Company amended and restated its certificate of incorporation to increase the authorized shares of common stock to 164,215,873 shares, authorize and set forth the terms of 14,922,207 shares of Series C redeemable convertible preferred stock and eliminate the authorized shares of Series B-1 redeemable convertible preferred stock.

				Aggregate	Aggregate
				Liquidation	Liquidation
		Shares	Per Share	Preference as	Preference as
	Shares	Issued and	Liquidation	of December 31,	of September 30,
	Designated	Outstanding	Price	2007	2008
					(Unaudited)

Series A	51,884,995	51,774,995	$1.00	$73,551	$76,689
Series B	53,850,000	53,850,000	$1.00	66,535	69,797
Series C	14,922,207	14,922,207	$2.00	29,818	29,818

Total	120,657,202	120,547,202		$169,904	$176,304

Dividends

The holders of Series A redeemable convertible preferred stock (Series A Preferred) and Series B redeemable convertible preferred stock (Series B Preferred, and together with the Series A Preferred, the Senior Preferred Stock) are entitled to receive dividends equal to any dividend paid on the Company’s common stock. In addition, the holders of the Senior Preferred Stock are entitled to receive dividends at a rate of $0.08 per share on an annual basis, payable in preference to any dividend payment on junior preferred stock or common stock, and the holders of Series B Preferred are entitled to receive dividends in preference to the Series A Preferred. The dividends accrue, whether or not earned or declared, and are cumulative. The Company is accreting dividends on the Senior Preferred Stock based on the earliest date of redemption. Through December 31, 2007, the Company has accreted dividends of $22.1 million and $12.9 million for Series A Preferred and Series B Preferred, respectively. Through September 30, 2008, the Company has accreted dividends of $25.2 million and $16.2 million for Series A Preferred and Series B Preferred, respectively. All accrued dividends will be forfeited upon conversion of the Senior Preferred Stock, including in connection with the conversion of the Senior Preferred Stock upon the closing of the Company’s initial public offering. After payment of dividends on the Senior Preferred Stock, the holders of Series C redeemable

Archemix Corp.

Notes to Financial Statements — (Continued)

convertible preferred stock (Series C Preferred, and together with the Senior Preferred Stock, the Preferred Stock) and common stock may receive dividends when and if declared by the Board of Directors out of legally available funds.

Liquidation Preference

As of December 31, 2007 and September 30, 2008, the holders of the Series B Preferred are entitled to receive, upon the liquidation of the Company, including certain transactions deemed to be a liquidation, proceeds in proportion to their liquidation preference. Such liquidation preference is equal to the greater of the original Series B issue price of $1.00 per share plus all declared or accrued, but unpaid dividends or such amount per share as would have been payable had such share been converted into common stock. Subsequent to the payment of the Series B Preferred liquidation preference, the holders of the Series A Preferred would receive liquidation proceeds in proportion to their liquidation preference. Such liquidation preference is equal to the greater of the original Series A issue price of $1.00 per share plus all declared or accrued, but unpaid dividends or such amount per share as would have been payable had such share been converted into common stock. Subsequent to the payment of the liquidation preferences on the Senior Preferred Stock, the holders of the Series C Preferred would receive liquidation proceeds in proportion to their liquidation preference. Such liquidation preference is equal to the greater of the original Series C Preferred issue price of $2.00 per share plus any declared but unpaid dividends or such amount per share as would have been payable had such share been converted into common stock. Subsequent to the liquidation preference payments to the holders of Preferred Stock, the remaining assets of the Company would be distributed to the holders of common stock.

Conversion

Each share of Preferred Stock is convertible at any time at the election of the holder into that number of shares of common stock determined by dividing the purchase price of such share by the conversion price, which is initially equal to the purchase price, adjustable for certain dilutive events such as stock splits. At December 31, 2007 and September 30, 2008, the conversion price for the Series A Preferred and Series B Preferred was $1.00 per share, and the conversion price for the Series C Preferred was $2.00 per share. Each share of Preferred Stock automatically converts, at the conversion rate described above, upon an initial public offering resulting in gross proceeds to the Company of at least $30.0 million at a per share price to the public of at least $2.00. Notwithstanding the foregoing, upon the affirmative vote of two-thirds of the shares of each series of Preferred Stock, each share of such series Preferred Stock will automatically convert into shares of common stock. In addition, all shares of Preferred Stock will convert automatically upon the closing of a firm commitment underwritten public offering of the Company’s common stock, without any minimum proceeds or per share price, upon the affirmative vote of the holders of two-thirds of the Senior Preferred Stock voting together as a single class.

Voting Rights

Each holder of Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of the particular series of Preferred Stock are convertible, which at December 31, 2007 and September 30, 2008 was one share.

Redemption

The holders of two-thirds of the then-outstanding shares of Preferred Stock may require the Company to redeem all of the outstanding Preferred Stock in three equal installments, with one-third of the shares of Preferred Stock redeemed on the first redemption date, one-third of the shares of Preferred Stock redeemed on the first anniversary of the first redemption date, and the remainder redeemed on the second anniversary of the first redemption date. The first redemption date may not be earlier than March 31, 2009. If funds are available,

Archemix Corp.

Notes to Financial Statements — (Continued)

the redemption price is equal to the liquidation preference payment on the first redemption date. If sufficient funds are not available, the shares of the Series B Preferred will be redeemed in preference to the shares of Series A Preferred and the shares of Series A Preferred will be redeemed in preference to the shares of Series C Preferred. All shares not redeemed shall be entitled to receive interest accruing daily at the rate of 8% per year, and if the Company fails or refuses to redeem all of the shares of Preferred Stock subject to redemption within 90 days of the redemption date, then the holders of the Preferred Stock shall be entitled to elect a majority of the Board of Directors.

Other Restrictions

When at least 25% of the shares of the Senior Preferred Stock remain outstanding, the Company may not, without the consent of at least two-thirds of the holders of Senior Preferred Stock or any other vote required by Delaware law, consent to any liquidation, dissolution, or winding-up of the Company; merge or consolidate with any other entity; sell, abandon, transfer, lease, or otherwise dispose of all or a substantial portion of its properties or assets; amend, alter, or repeal any provision of the amended and restated certificate of incorporation or by-laws; create or authorize another series of stock or increase the number of authorized shares of any series of stock; create or authorize any obligation or security convertible into shares of any class or series of stock; enter into any agreement, including financing agreements, which in the aggregate would result in the Company borrowing more than $250,000, unless approved by the Board of Directors, including a majority of the directors designated by the holders of Preferred Stock; or purchase, redeem, or pay dividends on any other series of stock. In addition, the Company may not amend, alter, or repeal any provision of the restated certificate of incorporation or by-laws or amend, alter, or change the rights, privileges, and preferences of each of the Series A Preferred, Series B Preferred, or Series C Preferred, in a manner adverse to such series, without the consent of two-thirds of the holders of such series.

Common Stock

The Company has reserved the following shares of common stock:

	December 31,	September 30,
	2007	2008
		(Unaudited)

Conversion of Series A	51,774,995	51,774,995
Conversion of Series B	53,850,000	53,850,000
Conversion of Series C	14,922,207	14,922,207
Authorized stock options	16,490,771	16,886,067
Warrants to purchase common stock, including warrants related to convertible preferred stock	729,419	710,000

	137,767,392	138,143,269

On May 5, 2008, related to the withdrawal of its Registration Statement on Form S-1, the Company effected a 1-for-10 forward stock split. The Company’s intent was to unwind a 10-for-1 reverse stock split effected on October 19, 2007. All common share and per share amounts in the financial statements have been retroactively adjusted for all periods presented to give effect to the forward stock split. As a result of withdrawing its Registration Statement on Form S-1, the Company wrote-off $1.7 million of deferred costs that were no longer realizable.

Archemix Corp.

Notes to Financial Statements — (Continued)

Warrants

In connection with the issuance of notes payable in 2001, the Company issued warrants to purchase 32,365 shares of common stock at an exercise price of $0.10 per share exercisable through February 2008. At December 31, 2007, 19,419 warrants remain outstanding. These warrants expired unexercised in 2008.

In connection with the execution of a loan and security agreement with Comerica in October 2001, the Company issued warrants to purchase 80,000 shares of Series A Preferred at an exercise price of $1.00 per share exercisable through October 2008. In connection with an amendment to the loan and security agreement with Comerica in December 2002, the Company issued additional warrants to purchase 30,000 shares of Series A Preferred at an exercise price of $1.00 per share exercisable through December 2009 (Note 6).

Stock-Based Compensation

Under SFAS No. 123(R), stock-based compensation is measured at the grant date based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company adopted the provisions of SFAS No. 123(R) on January 1, 2006, using the modified prospective method. Under the modified prospective method, prior periods have not been restated. The provisions of SFAS No. 123(R) apply to new awards, unvested awards that are outstanding on the effective date, and awards subsequently modified or cancelled. Estimated compensation expense for unvested awards outstanding at the date of adoption will be recognized over the remaining service period on a straight-line basis based on the fair value previously calculated for pro forma disclosure purposes under SFAS No. 123.

For stock options granted to nonemployees, the Company recognizes compensation expense in accordance with the requirements of EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. EITF 96-18 requires that companies recognize compensation expense based on the estimated fair value of options granted to nonemployees over their vesting period, which is generally the period during which services are rendered by such nonemployees. The fair value of unvested nonemployee stock awards is remeasured at each reporting period.

2001 Employee, Director and Consultant Stock Plan

The Company sponsors the Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended (the Plan), a stock award and incentive plan that permits the issuance of incentive stock options, nonqualified stock options, restricted stock, and stock grants to employees, directors, and consultants of the Company. In May 2008, the Company’s Board of Directors approved an amendment to the 2001 Employee, Director, and Consultant Stock Plan to increase the number of shares of common stock authorized for issuance under the Plan from 23,000,000 to 27,000,000.

Under the plan, stock options may be granted to any key employee, consultant, officer, or director of the Company.

Options generally vest 25% one year after the grant date, and the remaining options vest ratably on a quarterly basis over the following three years, such that all shares are vested after four years. Pursuant to stock option agreements issued under the Plan, stock options granted to executive-level employees and Board members may be exercised early for shares of restricted stock with the same vesting schedule as the options. All shares of common stock issued upon exercise of these options contain certain provisions that allow the Company to repurchase unvested shares at their original purchase price, such as upon termination of employment. The repurchase provisions for unvested shares issued upon the exercise of options granted as part of an executive’s initial employment generally lapse as follows: 25% at the end of the first year of service with the remaining 75% lapsing ratably on a quarterly basis over the following three-year period. Nonqualified

Archemix Corp.

Notes to Financial Statements — (Continued)

stock options granted to consultants and other nonemployees generally vest over the period of service to the Company.

During 2006, an employee exercised stock options early and purchased 1,200,000 shares of restricted common stock for $120,000. The shares vest over a four-year period, and as of December 31, 2007, 525,000 of the shares had vested. In connection with this transaction, the Company has recorded $67,000 and $119,000 of the proceeds in accrued expenses as of December 31, 2007 and 2006, respectively. The accrued amount is reclassified to additional paid-in-capital as the shares vest. For accounting purposes, this award is treated as a stock option, and stock-based compensation expense is recorded in accordance with SFAS No. 123(R).

Grant Date Fair Value

The fair value of the options granted to employees has been estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31,			September 30,
	2007	2006	2005	2008	2007
				(Unaudited)

Weighted-average risk-free interest rate	4.64%	4.64%	3.88%	3.12%	4.64%
Expected option life (in years)	5	5	5	5	5
Volatility	76%	76%	80%	73%	76%
Dividend yield	0%	0%	0%	0%	0%

Using the Black-Scholes option pricing model, the weighted-average grant date fair values of options granted to employees during the years ended December 31, 2007, 2006 and 2005 were $0.61, $0.15, and $0.07, respectively, and for the nine month period ended September 30, 2008 and 2007, it was $0.19 and $0.61, respectively.

The valuation assumptions were determined as follows:

•	Risk-free interest rate: The yield on zero-coupon U.S. Treasury securities for a period that is commensurate with the expected term of the awards.

•	Expected term: The expected term of the awards represents the period of time that the awards are expected to be outstanding. The expected term is based on historical data and expectations for the future to estimate employee exercise and post-vesting termination behavior. Management believes that all groups of employees exhibit similar exercise and post-vesting termination behavior, and therefore, does not stratify employees into multiple groups.

•	Expected stock price volatility: Expected volatility is determined by using the average historical volatility of comparable public companies with an expected term consistent with the Company’s expected term.

•	Expected annual dividend yield: The estimate for annual dividends is zero, because the Company has not historically paid a dividend on common stock and does not intend to do so in the foreseeable future.

Determination of Fair Value of the Company’s Common Stock

Through 2006, all options for the Company’s common stock had been granted at an exercise price of $0.10 per share. All options granted during the three months ended March 31, 2007 had an exercise price of $0.22 per share, and all options granted after March 2007 through December 31, 2007 had an exercise price of $0.64 per share. All options granted through the nine months ended September 30, 2008, had an exercise price of $0.31 per share. As of December 31, 2005, 2006, and 2007, June 30, 2007 and February 6, 2008 the

Archemix Corp.

Notes to Financial Statements — (Continued)

Company performed contemporaneous estimations of the fair value of the Company’s common stock based on a market approach valuation methodology applying a probability-weighted expected return allocation method. Under this method, the value of the Company’s common stock is estimated based upon an analysis of future values for the enterprise assuming various future outcomes. This valuation approach is consistent with the AICPA practice aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation.

In addition to the foregoing, because the Company is not profitable and has not had significant revenue, the Company believes that key factors in determining changes in the fair value of its common stock is the stage of, and changes in, the Company’s clinical pipeline along with the ability to form strategic alliances with top-tier pharmaceutical and biotechnology companies. In the biotechnology and pharmaceutical industries, the progression of a drug candidate from preclinical development into clinical trials, and the progression from one phase of clinical trials to the next can increase the enterprise’s fair value, as well as execute significant collaboration and research arrangements. In addition to these factors, the Company, along with its Board of Directors, determined the fair market value of the Company’s common stock based on other objective and subjective factors, including:

•	the Company’s knowledge and experience in the valuation of early-stage life sciences companies;

•	comparative values of public companies, discounted for the risk and limited liquidity provided for in the shares subject to the options we have issued;

•	pricing of private sales of the Company’s preferred stock;

•	any perspective provided by any investment banks, including the likelihood of an initial public offering and the potential value of the Company in an initial public offering;

•	comparative rights and preferences of the security being granted compared to the rights and preferences of the Company’s other outstanding equity securities;

•	the effect of Company-specific events that have occurred between the times of the determination of the fair value of the Company’s common stock, such as the progress or lack thereof of the Company’s aptamer product candidates; and

•	economic trends in the biotechnology and pharmaceutical industries specifically, and general economic trends.

Stock-Based Compensation Expense

The Company uses the straight-line attribution method to recognize stock-based compensation expense. The amount of stock-based compensation expense recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. SFAS No. 123(R) requires the application of an estimated forfeiture rate to current period expense to recognize compensation expense only for those awards expected to vest. The estimate is made at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company has estimated its forfeiture rate based upon historical data, adjusted for known unusual trends, as applicable. As of December 31, 2007 and September 30, 2008, the forfeiture rate was estimated to be 8.0%. The Company will periodically reevaluate its forfeiture rate for actual results. Ultimately, the actual expense recognized over the vesting period will only be for those options that vest.

In May 2008, the Company’s Board of Directors authorized an amendment to 2,179,400 stock options granted during 2007 with an exercise price of $0.64 to reduce the exercise price of the stock options to $0.31, which was the fair value of the Company’s common stock on the date of the modification to the terms of the stock options. The Company accounted for the change in exercise price as a modification of an award under SFAS No. 123(R). As required by SFAS No. 123(R), the Company calculated the fair value of the awards

Archemix Corp.

Notes to Financial Statements — (Continued)

immediately prior to the modification and immediately after the modification to determine the incremental fair value of the modification. This incremental fair value of approximately $100,000 along with the remaining original fair value of each award will be recognized ratably as compensation expense over the remaining requisite service period.

Total stock-based compensation expense related to stock options issued to employees is as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2007	2006	2008	2007
			(Unaudited)

Research and development	$205	$78	$218	$134
General and administrative	356	149	413	250

Total stock-based compensation	$561	$227	$631	$384

The following table illustrates the effect on net loss had the Company applied the fair value recognition provisions of SFAS No. 123 for the year ended December 31, 2005. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option pricing model and amortized to expense over the options’ vesting periods on a straight-line basis.

2005

Net loss, as reported	$(19,967)
Less total stock-based compensation expense determined under fair value method for all employee awards	(253)

Pro forma net loss	$(20,220)

As of December 31, 2007 and September 30, 2008, the total unrecognized compensation cost, net of estimated forfeitures, related to unvested stock options was approximately $2.1 million and $1.7 million, respectively, and the related weighted-average period over which the unrecognized compensation expense is expected to be recognized is approximately 2.1 years and 1.8 years, respectively.

Archemix Corp.

Notes to Financial Statements — (Continued)

Stock-Based Compensation Activity

Option activity under the Plan for the year ended December 31, 2007 and for the nine months ended September 30, 2008 is summarized below:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
		Exercise	Term	Intrinsic
	Options	Price	(in Years)	Value

Outstanding at December 31, 2006	13,909,769	$0.10
Granted	3,424,400	$0.50
Exercised	(1,469,082)	$0.10
Canceled	(186,597)	$0.30

Outstanding at December 31, 2007	15,678,490	$0.18	6.62	$5,123
Granted (unaudited)	2,295,350	$0.31
Exercised (unaudited)	(3,604,704)	$0.10
Canceled (unaudited)	(512,041)	$0.20

Outstanding at September 30, 2008 (unaudited)	13,857,095	$0.17	6.79	$1,883

Available for grant at December 31, 2007	812,281

Available for grant at September 30, 2008 (unaudited)	3,028,888

Options expected to vest at December 31, 2007(1)	4,836,511	$0.35	8.92	$978

Options expected to vest at September 30, 2008 (unaudited)(1)	4,768,943	$0.26	8.92	$227

Options exercisable at December 31, 2007	10,421,413	$0.10	5.46	$4,060

Options exercisable at September 30, 2008 (unaudited)	8,673,461	$0.12	5.52	$1,636

(1)	Options expected to vest is calculated by applying an estimated forfeiture rate to unvested options.

For the years ended December 31, 2007 and 2006 and the nine months ended September 30, 2008, the total intrinsic value of options exercised (i.e., the difference between the fair value of the common stock at exercise and the price paid by the employee to exercise the options) was $1.2 million, zero and $967,000, respectively. The total grant-date fair value of stock options that vested during the year ended December 31, 2007 and 2006 and the nine months ended September 30, 2008 and 2007 was approximately $255,000, $229,000, $812,000, and $221,000 respectively.

During 2008, 2007, 2006, 2004, 2002, 2001, and 2000, the Company granted stock options to members of its Scientific Advisory Board and other nonemployees; no such options were granted in 2005 or 2003. The Company has applied the accounting provisions of EITF 96-18 to these grants. As a result, variable plan accounting has been applied to these grants, and the Company estimated the fair value of the options using the Black-Scholes option pricing model. The Company recorded $44,000, $12,000, $14,000, $2,000 and $58,000 of noncash stock-based compensation expense for the years ended December 31, 2007, 2006, and 2005 and the nine months ended September 30, 2008 and 2007, respectively, related to these nonemployee awards.

Archemix Corp.

Notes to Financial Statements — (Continued)

The following table summaries activity under the Plan from January 1, 2007, through September 30, 2008:

Grant Date	Options Granted	Exercise Price	Fair Value	Intrinsic Value

March 2007	1,169,000	$0.22	$0.53	0.31
July 2007(1)	1,948,500	$0.64	$0.93	0.29
September 2007(1)	306,900	$0.64	$1.30	0.66
May 2008	1,465,050	$0.31	$0.31	—
July 2008	830,300	$0.31	$0.31	—

Total	5,719,750

(1)	In May 2008, the Company amended stock options granted in July 2007 and September 2007 with an exercise price of $0.64 to reduce the exercise price of the stock options to $0.31.

9.	Accrued Expenses

Accrued expenses as of December 31, 2007 and 2006 consisted of the following:

	Year Ended December 31,
	2007	2006

Accrued compensation and benefits	$1,477	$1,384
Accrued professional services	420	405
Deferred rent	418	33
ARC1779 development costs	1,597	20
Other	677	608

Total current accrued expenses	$4,589	$2,450

10.	Commitments and Contingencies

On April 14, 2005, the Company entered into an operating lease (Third Street Lease) for 34,014 rentable square feet of potential office and laboratory space located in Cambridge, Massachusetts, which expires on April 14, 2015. At the end of the lease term, the Company will have two five-year extension options to extend the original lease term. The Company began paying rent on this space on December 14, 2005. The Company accepted possession and had the right to use the leased premises beginning on April 14, 2005, and thus, the effective lease term began on that date. As such, the Company is recording rent expense on a straight-line basis over the effective lease term. In connection with the Third Street Lease, the Company received approximately $5.2 million from the landlord to build out the shell space. In addition to the minimum lease commitment, the lease agreement requires the Company to pay its pro rata share of property taxes and building operating expenses.

In July 2006, the Company amended the Third Street Lease (the First Amendment). The First Amendment provides for 33,437 square feet of additional shell space. The Company began to pay rent on this space on March 10, 2007. The Company accepted possession and had the right to use the leased premises beginning on July 9, 2006, and thus, the effective lease term began on that date, and the Company is recording rent expense on a straight-line basis over the effective term. In connection with the First Amendment, the Company received approximately $4.5 million from the landlord to build out office and laboratory space. The Company is obligated to, and provided a standby letter of credit of $8.2 million as security for, the First

Archemix Corp.

Notes to Financial Statements — (Continued)

Amendment as of December 31, 2007. The line of credit that secures the letter of credit was amended in December 2006 (Note 6).

In October 2006, the Company entered into an agreement to sublease 22,364 square feet of space acquired under the First Amendment and began to receive sublease income in March 2007. The sublease expires on April 30, 2011, with the option to extend for an additional four years if mutually agreed upon by both the Company and the lessee. The Company is providing the lessee with $2.9 million of the funding provided under the First Amendment to build out office and laboratory space within the shell space. On October 31, 2007, the Company consented to an assignment of this sublease from Momenta Pharmaceuticals, Inc. to Alnylam Pharmaceuticals, Inc., or Alnylam. A member of the Company’s Board of Directors is the President and Chief Executive Officer and a member of the Board of Directors of Alnylam. The sublease will remain in effect until September 30, 2011, subject to termination or extension as set forth therein. In addition to a security deposit, Alnylam will also pay the Company rent of approximately $1.1 million per year, payable monthly, which is approximately the same rent that the Company would have received prior to the assignment. The Company deferred all sublease income until Alnylam finalized the build out and occupied the subleased space in May 2008. The deferred sublease income is being recognized on a straight-line basis over the remaining term of the sublease as a reduction to rent expense.

Rent expense for the years ended December 31, 2007, 2006 and 2005 was $3.0 million, $2.6 million and $2.4 million, respectively.

Minimum lease payments and sublease income through the expiration of the outstanding operating leases at December 31, 2007 are as follows:

	Third Street	Sublease	Total
	Operating	Income for	Operating
	Lease	Third Street	Leases

Fiscal year ending December 31:
2008	$2,900	$(1,073)	$1,827
2009	3,035	(1,073)	1,962
2010	3,035	(1,073)	1,962
2011	3,035	(805)	2,230
2012	3,103	—	3,103
Thereafter	9,307	—	9,307

	$24,415	$(4,024)	$20,391

11.	Defined Contribution Benefit Plan

The Company sponsors a 401(k) retirement plan in which substantially all of its full-time employees are eligible to participate. Participants may contribute a percentage of their annual compensation to this plan, subject to statutory limitations. The Company did not provide any contributions to this plan during the years ended December 31, 2007, 2006 and 2005.

12.	Subsequent Events (unaudited)

Merger Agreement

On November 18, 2008, the Company entered into a merger agreement pursuant to which it agreed to merge with a wholly-owned subsidiary of NitroMed, Inc., a publicly traded biotechnology company in Lexington, Massachusetts (“NitroMed”), in a reverse merger. Pursuant to the terms of the merger, Archemix will continue as the surviving company and a wholly-owned subsidiary of NitroMed. Under the terms of the merger agreement, the Company’s stockholders are expected to control the combined company, and as such,

Archemix Corp.

Notes to Financial Statements — (Continued)

the Company is considered to be the acquirer for accounting purposes. At the effective time of the merger, all outstanding shares of Archemix’s capital stock will be converted into and exchanged for shares of NitroMed common stock and all outstanding options, whether vested or unvested, and all outstanding warrants to purchase Archemix’s capital stock will be assumed by NitroMed and become options and warrants to purchase NitroMed’s common stock. Immediately following the effective time of the merger, Archemix’s stockholders will own approximately 70%, and NitroMed’s current stockholders will own approximately 30%, of NitroMed’s common stock, after giving effect to shares issuable pursuant to Archemix’s outstanding options and warrants and after giving effect to NitroMed’s outstanding options. These percentages assume that NitroMed’s net cash balance at closing will be $45 million and that Archemix’s cash and cash equivalent balance will be at least $30 million. The exact percentages will be based on NitroMed’s net cash balance and Archemix’s cash and cash equivalents at closing and will not be calculated until that time. After completion of the merger, NitroMed expects to be renamed “Archemix Corp.” and will be headquartered at Archemix’s offices in Cambridge, Massachusetts. The merger is subject to approval by Archemix’s and NitroMed’s stockholders and consummation of the previously announced sale of NitroMed’s BiDil assets and other customary closing conditions.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
NITROMED, INC.,
a Delaware corporation;
NEWPORT ACQUISITION CORP.,
a Delaware corporation; and
ARCHEMIX CORP.,
a Delaware corporation
Dated as of November 18, 2008

1.	DESCRIPTION OF TRANSACTION	A-6
	1.1 The Merger	A-6
	1.2 Effects of the Merger	A-6
	1.3 Closing; Effective Time	A-7
	1.4 Certificate of Incorporation and Bylaws	A-7
	1.5 Recapitalization of NitroMed Common Stock	A-7
	1.6 Conversion of Archemix Shares	A-8
	1.7 Calculation of Net Cash	A-9
	1.8 Closing of Archemix’s Transfer Books	A-9
	1.9 Surrender of Certificates	A-10
	1.10 Appraisal Rights	A-11
	1.11 Further Action	A-11
	1.12 Tax Consequences	A-11
	1.13 Withholding	A-11
2.	REPRESENTATIONS AND WARRANTIES OF ARCHEMIX	A-12
	2.1 Due Organization; No Subsidiaries; Etc	A-12
	2.2 Certificate of Incorporation and Bylaws; Records	A-12
	2.3 Capitalization, Etc	A-13
	2.4 Financial Statements	A-13
	2.5 Absence of Changes	A-14
	2.6 Title to Assets	A-15
	2.7 Bank Accounts	A-15
	2.8 Equipment; Leasehold	A-15
	2.9 Intellectual Property	A-15
	2.10 Contracts	A-18
	2.11 Liabilities; Fees, Costs and Expenses	A-19
	2.12 Compliance with Legal Requirements	A-20
	2.13 Governmental Authorizations	A-20
	2.14 Tax Matters	A-20
	2.15 Employee and Labor Matters; Benefit Plans	A-22
	2.16 Environmental Matters	A-25
	2.17 Insurance	A-25
	2.18 Legal Proceedings; Orders	A-25
	2.19 Authority; Binding Nature of Agreement	A-26
	2.20 Non-Contravention; Consents	A-26
	2.21 Vote Required	A-26
	2.22 Regulatory Compliance	A-27
	2.23 Archemix Action	A-27
	2.24 Anti-Takeover Law	A-27
	2.25 No Financial Advisor	A-28
	2.26 Certain Payments	A-28
	2.27 Disclosure	A-28

3.	REPRESENTATIONS AND WARRANTIES OF NITROMED AND MERGER SUB	A-28
	3.1 Due Organization; Subsidiaries; Etc	A-28
	3.2 Certificate of Incorporation and Bylaws; Records	A-29
	3.3 Capitalization, Etc	A-29
	3.4 SEC Filings; Financial Statements	A-30
	3.5 Absence of Changes	A-31
	3.6 Liabilities; Fees, Costs and Expenses	A-32
	3.7 Compliance with Legal Requirements	A-33
	3.8 Governmental Authorizations	A-33
	3.9 Equipment; Leasehold	A-33
	3.10 Intellectual Property	A-33
	3.11 Contracts	A-36
	3.12 Tax Matters	A-37
	3.13 Employee and Labor Matters; Benefit Plans	A-39
	3.14 Environmental Matters	A-42
	3.15 Insurance	A-43
	3.16 Title to Assets; Bank Accounts; Receivables	A-43
	3.17 Legal Proceedings; Orders	A-43
	3.18 Non-Contravention; Consents	A-44
	3.19 Vote Required	A-44
	3.20 Regulatory Compliance	A-44
	3.21 NitroMed Action	A-45
	3.22 No Financial Advisor	A-46
	3.23 Certain Payments	A-46
	3.24 Authority; Binding Nature of Agreement	A-46
	3.25 Anti-Takeover Law	A-46
	3.26 Valid Issuance	A-46
	3.27 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act	A-47
	3.28 Disclosure	A-47
4.	CERTAIN COVENANTS OF THE PARTIES	A-47
	4.1 Access and Investigation	A-47
	4.2 Operation of NitroMed’s Business	A-48
	4.3 Operation of Archemix’s Business	A-48
	4.4 Disclosure Schedule Updates	A-49
	4.5 No Solicitation	A-49
	4.6 Employee Benefit Plans	A-50
5.	ADDITIONAL AGREEMENTS OF THE PARTIES	A-50
	5.1 Registration Statement; Joint Proxy Statement/Prospectus	A-50
	5.2 Archemix Stockholders’ Meeting	A-51
	5.3 NitroMed Stockholders’ Meeting	A-52
	5.4 Regulatory Approvals	A-53
	5.5 Archemix Stock Options; Archemix Warrants	A-53
	5.6 NitroMed Options	A-55
	5.7 Indemnification of Officers and Directors	A-55
	5.8 Additional Agreements	A-56

	5.9 Disclosure	A-57
	5.10 Listing	A-57
	5.11 Directors and Officers	A-57
	5.12 Tax Matters	A-57
	5.13 Equity Retention Plan	A-58
	5.14 Archemix Affiliates	A-58
	5.15 Resale Registration Statement	A-58
	5.16 Section 16(b)	A-59
	5.17 Current Report on Form 8-K	A-59
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	A-59
	6.1 Effectiveness of Registration Statement	A-59
	6.2 No Restraints	A-59
	6.3 Stockholder Approval	A-59
	6.4 Governmental Authorization	A-59
	6.5 Listing	A-59
	6.6 Regulatory Matters	A-59
7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF NITROMED AND MERGER SUB	A-60
	7.1 Accuracy of Representations	A-60
	7.2 Performance of Covenants	A-60
	7.3 Consents	A-60
	7.4 Agreements and Other Documents	A-60
8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF ARCHEMIX	A-60
	8.1 Accuracy of Representations	A-60
	8.2 Performance of Covenants	A-61
	8.3 Consents	A-61
	8.4 Documents	A-61
	8.5 Certificate of Amendment	A-61
	8.6 Net Cash at Closing	A-61
	8.7 BiDil Divestiture	A-61
9.	TERMINATION	A-61
	9.1 Termination	A-61
	9.2 Effect of Termination	A-63
	9.3 Expenses; Termination Fees	A-63
10.	MISCELLANEOUS PROVISIONS	A-64
	10.1 Non-Survival of Representations and Warranties	A-64
	10.2 Amendment	A-64
	10.3 Waiver	A-65
	10.4 Entire Agreement; Counterparts; Exchanges by Facsimile	A-65
	10.5 Applicable Law; Jurisdiction	A-65
	10.6 Attorneys’ Fees	A-65

10.7 Assignability; No Third Party Beneficiaries	A-65
10.8 Notices	A-66
10.9 Cooperation	A-66
10.10 Severability	A-66
10.11 Other Remedies; Specific Performance	A-67
10.12 Construction	A-67

Exhibits

Exhibit A	Capitalized Terms
Exhibit B	Form of Archemix Stockholder Voting Agreement
Exhibit C	Form of NitroMed Stockholder Voting Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 18, 2008, by and among NITROMED, INC., a Delaware corporation (“NITROMED”); NEWPORT ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of NitroMed (“Merger Sub”); and ARCHEMIX CORP., a Delaware corporation (“Archemix”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. NitroMed and Archemix intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Archemix (the “Merger”) in accordance with and subject to the terms of this Agreement and the DGCL.

B. NitroMed and Archemix intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Code.

C. The board of directors of NitroMed (i) has determined that the Merger is fair to, and in the best interests of, NitroMed and its stockholders, (ii) has approved this Agreement, the BiDil Divestiture and the transactions contemplated thereby, the Merger, the issuance of shares of NitroMed Common Stock to the stockholders of Archemix pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of NitroMed vote to approve the BiDil Divestiture and the transactions contemplated thereby and the issuance of shares of NitroMed Common Stock to the stockholders of Archemix pursuant to the terms of this Agreement and such other actions as contemplated by this Agreement.

D. The board of directors of Archemix (i) has determined that the Merger is advisable and fair to, and in the best interests of, Archemix and its stockholders, (ii) has approved this Agreement, the Merger and the other Contemplated Transactions and has deemed this Agreement advisable and (iii) has approved and determined to recommend the adoption of this Agreement to the stockholders of Archemix.

E. In order to induce NitroMed to enter into this Agreement and to cause the Merger to be consummated, NitroMed and the stockholders of Archemix listed on Schedule 1 hereto are executing voting agreements and irrevocable proxies in favor of NitroMed concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Archemix Stockholder Voting Agreements”).

F. In order to induce Archemix to enter into this Agreement and to cause the Merger to be consummated, Archemix and the stockholders of NitroMed listed on Schedule 2 hereto are executing voting agreements and irrevocable proxies in favor of Archemix concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “NitroMed Stockholder Voting Agreements”).

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

1.  DESCRIPTION OF TRANSACTION

1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Archemix, the separate existence of Merger Sub shall cease, and Archemix shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Archemix and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Archemix and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3  Closing; Effective Time.  Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, as promptly as practicable (but in no event later than the fifth Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time, date and place as Archemix and NitroMed may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to NitroMed and Archemix. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by NitroMed and Archemix and specified in such Certificate of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4  Certificate of Incorporation and Bylaws.  At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Certificate of Incorporation of NitroMed shall be the Certificate of Incorporation of NitroMed immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, NitroMed shall file an amendment to its certificate of incorporation to change the name of NitroMed to “Archemix Corp.”; and

(c) NitroMed shall cause the Bylaws of the Surviving Corporation to be amended to read in their entirety in a manner to be agreed upon by NitroMed and Archemix and such bylaws, as so amended, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Bylaws.

1.5  Recapitalization of NitroMed Common Stock.

(a) Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the NitroMed Stockholders Meeting, NitroMed shall cause to be filed a Certificate of Amendment to its Certificate of Incorporation (the “NitroMed Certificate of Amendment”), whereby without any further action on the part of NitroMed, Archemix or any stockholder of NitroMed:

(i) each share of NitroMed Common Stock issued and outstanding immediately prior to the filing of the NitroMed Certificate of Amendment shall be converted into and become a fractional number of fully paid and nonassessable shares of NitroMed Common Stock to be determined by NitroMed and Archemix (the “Reverse Stock Split”); and

(ii) any shares of NitroMed Common Stock held as treasury stock or held or owned by NitroMed immediately prior to the filing of the NitroMed Certificate of Amendment shall each be converted into and become an identical fractional number of shares of NitroMed Common Stock as determined by NitroMed and Archemix in connection with Section 1.5(a)(i) above.

(b) No fractional shares of NitroMed Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of NitroMed Common Stock who would otherwise be entitled to receive a fraction of a share of NitroMed Common Stock (after aggregating all fractional shares of NitroMed Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of NitroMed Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of NitroMed Common Stock on the NASDAQ Global Market on the date immediately preceding the effective date of the Reverse Stock Split.

(c) The exchange ratios set forth in Schedule I hereto shall be appropriately adjusted at the Effective Time to account for the effect of the Reverse Stock Split without enlarging or diluting the relative rights and ownership of the stockholders of Archemix and NitroMed resulting from such exchange ratios.

1.6  Conversion of Archemix Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of NitroMed, Archemix or any stockholder of Archemix:

(i) any shares of Archemix Common Stock held as treasury stock or held or owned by Archemix immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 1.6(c), each share of Archemix Common Stock and each share of Archemix Series C Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of NitroMed Common Stock equal to the Applicable Archemix Common Stock Exchange Ratio; and

(iii) subject to Section 1.6(c), each share of Archemix Series A Preferred Stock and Archemix Series B Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of NitroMed Common Stock equal to the Applicable Archemix Preferred Stock Exchange Ratio.

(b) If any shares of Archemix Common Stock or Archemix Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with Archemix, then the shares of NitroMed Common Stock issued in exchange for such shares of Archemix Common Stock or Archemix Preferred Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of NitroMed Common Stock shall accordingly be marked with appropriate legends. Archemix shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of NitroMed Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Archemix Common Stock or Archemix Preferred Stock who would otherwise be entitled to receive a fraction of a share of NitroMed Common Stock (after aggregating all fractional shares of NitroMed Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Archemix Stock Certificate(s) (as defined in Section 1.8), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of NitroMed Common Stock on the NASDAQ Global Market on the date the Merger becomes effective.

(d) All Archemix Options outstanding immediately prior to the Effective Time under the Archemix Stock Option Plan and all Archemix Warrants outstanding immediately prior to the Effective Time shall be assumed by NitroMed and shall become, following the Effective Time, options to purchase NitroMed Common Stock or warrants to purchase NitroMed Common Stock, as applicable, in accordance with Section 5.5.

(e) Each share of Common Stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

1.7  Calculation of Net Cash.

(a) NitroMed and Archemix shall agree upon an anticipated date for Closing (the “First Anticipated Closing Date”) at least ten Business Days prior to the NitroMed Stockholders’ Meeting. At least five Business Days prior to the First Anticipated Closing Date, but not more than ten Business Days prior to such date, NitroMed shall deliver to Archemix a schedule (a “Net Cash Schedule”) in substantially the form of Schedule II attached hereto, setting forth, in reasonable detail, NitroMed’s estimate of Net Cash (the “Net Cash Estimation”) as of the First Anticipated Closing Date. NitroMed shall make the work papers and back-up materials used in preparing the applicable Net Cash Schedule available to Archemix and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(b) Within ten Business Days after NitroMed delivers the applicable Net Cash Schedule (a “Lapse Date”), Archemix shall have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to NitroMed (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Net Cash Estimation.

(c) If on or prior to any Lapse Date, (i) Archemix notifies NitroMed that it has no objections to the applicable Net Cash Estimation or (ii) Archemix fails to deliver a Dispute Notice as provided above, then the Net Cash Estimation as set forth in the Net Cash Schedule shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Net Cash Determination Date”), to have been finally determined for purposes of this Agreement and to represent the Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and the calculation on Schedule I hereto, so long as Closing occurs within five Business Days after the applicable Non-Dispute Net Cash Determination Date.

(d) If Archemix delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of NitroMed and Archemix shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by NitroMed and Archemix, which Net Cash amount shall be deemed, on the date of agreement between NitroMed and Archemix as to such amount (a “Dispute Net Cash Determination Date”), as the final determination for purposes of this Agreement of Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and the calculation on Schedule I hereto, so long as Closing occurs within five Business Days after the applicable Dispute Net Cash Determination Date.

(e) If Representatives of NitroMed and Archemix pursuant to clause (d) above are unable to negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by NitroMed and Archemix, or if Closing does not occur within five Business Days after an applicable Non-Dispute Net Cash Determination Date or an applicable Dispute Net Cash Determination Date, then NitroMed and Archemix shall agree upon an additional anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 1.7(a) through 1.7(d) above as many times as necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and Schedule I hereto is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.7.

1.8  Closing of Archemix’s Transfer Books.  At the Effective Time: (a) all shares of Archemix Common Stock and Archemix Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Archemix Common Stock or Archemix Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Archemix except as otherwise provided herein; and (b) the stock transfer books of Archemix shall be closed with respect to all shares of Archemix Common Stock and Archemix Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Archemix Common Stock or Archemix Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Archemix Common Stock or Archemix Preferred Stock outstanding immediately prior to the Effective Time (an “Archemix Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.9) or to the

Surviving Corporation, such Archemix Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9  Surrender of Certificates.

(a) On or prior to the Closing Date, NitroMed and Archemix shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, NitroMed shall deposit with the Exchange Agent: (i) certificates representing the shares of NitroMed Common Stock issuable pursuant to Section 1.6; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(c). The shares of NitroMed Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, but in no event more than 5 Business Days after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Archemix Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as NitroMed may reasonably specify (including a provision confirming that delivery of Archemix Stock Certificates shall be effected, and risk of loss and title to Archemix Stock Certificates shall pass, only upon delivery of such Archemix Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Archemix Stock Certificates in exchange for certificates representing NitroMed Common Stock. Upon surrender of an Archemix Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or NitroMed: (A) the holder of such Archemix Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of NitroMed Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of NitroMed Common Stock); and (B) the Archemix Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Archemix Common Stock or Archemix Preferred Stock which is not registered in the transfer records of Archemix, a certificate representing the proper number of shares of NitroMed Common Stock plus cash in lieu of fractional shares pursuant to Section 1.6(c) may be issued or paid to a person other than the person in whose name the applicable Archemix Stock Certificate so surrendered is registered, if such Archemix Stock Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, along with an applicable affidavit with respect to such Archemix Stock Certificate and such bond indemnifying NitroMed against any claims suffered by NitroMed related to such Archemix Stock Certificate or any NitroMed Common Stock issued in exchange therefor as NitroMed may reasonably request. Until surrendered as contemplated by this Section 1.9(b), each Archemix Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of NitroMed Common Stock (and cash in lieu of any fractional share of NitroMed Common Stock) as contemplated by Section 1.6. If any Archemix Stock Certificate shall have been lost, stolen or destroyed, NitroMed may, in its discretion and as a condition precedent to the delivery of any shares of NitroMed Common Stock with respect to the shares of Archemix Common Stock previously represented by such Archemix Stock Certificate, require the owner of such lost, stolen or destroyed Archemix Stock Certificate to provide an applicable affidavit with respect to such Archemix Stock Certificate and post a bond indemnifying NitroMed against any claim suffered by NitroMed related to the lost, stolen or destroyed Archemix Stock Certificate or any NitroMed Common Stock issued in exchange therefor as NitroMed may reasonably request.

(c) No dividends or other distributions declared or made with respect to NitroMed Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Archemix Stock Certificate with respect to the shares of NitroMed Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Archemix Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Archemix Stock Certificates as of the date 180 days after the Closing Date shall be delivered or made available to NitroMed upon demand, and any holders of Archemix Stock Certificates who have not theretofore surrendered their Archemix Stock Certificates in accordance with this Section 1.9 shall thereafter look only to NitroMed for satisfaction of their claims for NitroMed Common Stock, cash in lieu of fractional shares of NitroMed Common Stock and any dividends or distributions with respect to shares of NitroMed Common Stock.

(e) Each of the Exchange Agent and NitroMed shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Archemix Stock Certificate such amounts as NitroMed determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Archemix Stock Certificate or to any other Person with respect to any shares of NitroMed Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.10  Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Archemix Common Stock and Archemix Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Archemix Common Stock or Archemix Preferred Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Archemix Common Stock or Archemix Preferred Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Archemix Common Stock or Archemix Preferred Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.9.

(b) Archemix shall give NitroMed prompt written notice of any demands by dissenting stockholders received by Archemix, withdrawals of such demands and any other instruments served on Archemix and any material correspondence received by Archemix in connection with such demands.

1.11  Further Action.  If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Archemix, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Archemix and otherwise) to take such action.

1.12  Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.13  Withholding.  NitroMed shall be entitled to deduct, withhold and pay over to the applicable governmental entity from the consideration otherwise payable pursuant to this Agreement to any recipient of a payment hereunder such minimum amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by NitroMed, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made by NitroMed, and NitroMed covenants that such withholding shall be paid to the applicable governmental entity when such amount is due.

2.  REPRESENTATIONS AND WARRANTIES OF ARCHEMIX

Archemix represents and warrants to NitroMed as follows, except as set forth in the written disclosure schedule delivered or made available by Archemix to NitroMed (the “Archemix Disclosure Schedule”). The Archemix Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosure in any section or subsection of the Archemix Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent that disclosure in one subsection of the Archemix Disclosure Schedule is specifically referred to in another subsection of the Archemix Disclosure Schedule by appropriate cross-reference and except to the extent that the relevance of a disclosure in one subsection of the Archemix Disclosure Schedule to another subsection of the Archemix Disclosure Schedule is reasonably apparent.

2.1  Due Organization; No Subsidiaries; Etc.

(a) Archemix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

(b) Archemix has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Archemix Corp.”

(c) Archemix is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Archemix Material Adverse Effect. Archemix is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Archemix Disclosure Schedule.

(d) Part 2.1(d) of the Archemix Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of Archemix (ii) the names of the members of each committee of the board of directors of Archemix and (iii) the names and titles of Archemix’s officers.

(e) Archemix has no Subsidiaries. Archemix does not own any controlling interest in any Entity, and Archemix has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity.

2.2  Certificate of Incorporation and Bylaws; Records.  Archemix has delivered or made available to NitroMed accurate and complete copies of: (a) the certificate of incorporation (as amended and restated, the “Archemix Certificate of Incorporation”) and bylaws, including all amendments thereto, of Archemix; (b) the stock records of Archemix; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Archemix, the board of directors of Archemix and all committees of the board of directors of Archemix (the (collectively, the “Archemix Constituent Documents”). There have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of Archemix, the board of directors of Archemix or any committee of the board of directors of Archemix that are not fully reflected in the minutes and other records delivered or made available to NitroMed pursuant to clause (c) above. There has not been any violation in any material respect of the Archemix Constituent Documents, and Archemix has not taken any action that is inconsistent in any material respect with the Archemix Constituent Documents. The books of account, stock records, minute books and other records of Archemix are accurate, up to date and complete in all material respects.

2.3  Capitalization, Etc.

(a) As of the date hereof, the authorized capital stock of Archemix consists of 164,215,873 shares of Archemix Common Stock, of which 15,943,031 shares are issued and outstanding and 130,657,202 shares of Archemix Preferred Stock, of which 51,884,995 shares are designated Archemix Series A Preferred Stock, of which 51,774,995 are issued and outstanding, 53,850,000 shares are designated Archemix Series B Preferred Stock, all of which are issued and outstanding, and 14,922,207 shares are designated as Archemix Series C Preferred Stock, all of which are issued and outstanding. All of the outstanding shares of Archemix Common Stock and Archemix Preferred Stock have been duly authorized and validly issued, and are fully paid and non assessable. All outstanding shares of Archemix Common Stock and Archemix Preferred Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Archemix Constituent Documents and applicable Contracts. Archemix has no authorized shares other than as set forth in this Section 2.3(a) and there are no issued and outstanding shares of Archemix’s capital stock other than the shares of Archemix Common Stock and Archemix Preferred Stock as set forth in this Section 2.3(a)

(b) As of the date hereof, Archemix has reserved 27,000,000 shares of Archemix Common Stock for issuance under the Archemix Stock Option Plan, of which options to purchase 13,503,661 shares of Archemix Common Stock are outstanding as of such date. In addition, as of the date hereof, 3,092,477 shares of Archemix Common Stock are available for future grant under the Archemix Stock Option Plan. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Archemix; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Archemix; (iii) Contract under which Archemix is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Archemix; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Archemix. Archemix has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by Archemix.

(c) All outstanding Archemix Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Archemix Constituent Documents and applicable Contracts.

2.4  Financial Statements.

(a) Archemix has delivered or made available the following financial statements and notes (collectively, the “Archemix Financial Statements”):

(i) the audited balance sheets of Archemix as of December 31, 2005, 2006 and 2007 (the December 31, 2007 balance sheet being referred to herein as the “Archemix Audited Balance Sheet”) and the related audited statements of operations, statements of stockholders’ equity and statements of cash flows of Archemix for the two years ended December 31, 2007, together with the notes thereto and the unqualified reports and opinions of Ernst & Young LLP relating thereto; and

(ii) the unaudited balance sheet of Archemix as of June 30, 2008 (the “Archemix Unaudited Interim Balance Sheet”) and the related unaudited statement of operations, statement of stockholders’ equity and statement of cash flows of Archemix for the six months then ended.

(b) The Archemix Financial Statements are accurate and complete in all material respects and present fairly the financial position of Archemix as of the respective dates thereof and the results of operations and consolidated cash flows of Archemix for the periods covered thereby. Except as may be indicated in the notes to the Archemix Financial Statements, the Archemix Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) and (iii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

(c) Except as disclosed in the Archemix Financial Statements, Archemix has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Archemix, except liabilities (i) provided for in the Archemix Unaudited Interim Balance Sheet, or (ii) incurred since the date of the Archemix Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practices in both type and amount.

2.5  Absence of Changes.  Since the date of the Archemix Unaudited Interim Balance Sheet:

(a) there has not been any Archemix Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, result in an Archemix Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Archemix (whether or not covered by insurance);

(c) Archemix has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d) Archemix has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of Archemix; (ii) any option, call or right to acquire any capital stock or any other security of Archemix; (iii) any instrument convertible into or exchangeable for any capital stock or other security of Archemix; or (iv) reserved for issuance any additional grants or shares under any Archemix Stock Option Plan;

(e) Archemix has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any Archemix Stock Option Plan, any Archemix Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;

(f) there has been no amendment to the certificate of incorporation or bylaws of Archemix and Archemix has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) Archemix has not formed any Subsidiary of Archemix or acquired any equity interest or other interest in any other Entity;

(h) Archemix has not made any capital expenditure which, when added to all other capital expenditures made on behalf of Archemix exceeds $500,000;

(i) Archemix has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Archemix having a value in excess of $500,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;

(j) Archemix has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(k) Archemix has not written off as uncollectible, or established any extraordinary reserve (as such terms are used in accordance with GAAP) with respect to, any account receivable or other indebtedness;

(l) Archemix has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any material Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(m) Archemix has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business) or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $100,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of Archemix;

(n) Archemix has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $200,000, or (iii) hired any new employee having an annual salary in excess of $200,000;

(o) Archemix has not changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

(p) Archemix has not made any material Tax election;

(q) Archemix has not threatened, commenced or settled any Legal Proceeding;

(r) Archemix has not entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

(s) Archemix has not paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any Archemix Contract or Legal Requirement; or

(t) Archemix has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(s)” above.

2.6  Title to Assets.  Archemix owns, and has good, valid and marketable title to, all assets purported to be owned by it. All of such assets are owned by Archemix free and clear of any material Encumbrances, except for (a) any lien for current Taxes not yet due and payable, (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the Ordinary Course of Business, (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business and (d) liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Archemix. Archemix owns, or otherwise has, and after the Closing NitroMed and the Surviving Corporation will have, all the assets reasonably required to conduct Archemix’s business as currently conducted or currently proposed to be conducted, except for such assets as can be obtained in the Ordinary Course of Business on commercially reasonable terms.

2.7  Bank Accounts.  Part 2.7 of Archemix Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Archemix at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

2.8  Equipment; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to Archemix (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of Archemix’s business in the manner in which such business is currently being conducted and as it is currently proposed to be conducted.

(b) Archemix does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 2.8(b) of the Archemix Disclosure Schedule.

2.9  Intellectual Property.

(a) Part 2.9(a) of the Archemix Disclosure Schedule accurately identifies and describes each proprietary product that (i) has been designated as a development candidate by Archemix in accordance with Archemix’s normal business practices and is currently under development by Archemix or (ii) is currently under development by a third party under license.

(b) Part 2.9(b) of the Archemix Disclosure Schedule accurately identifies (i) each item of Archemix Registered IP in which Archemix has or purports to have an ownership interest of any nature ); (ii) the jurisdiction in which such item of Archemix Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that, to the Knowledge of Archemix, may have an ownership interest in such item of Archemix Registered IP and the nature of such ownership interest Archemix has made available to NitroMed complete and accurate copies of all applications and correspondence associated with the obtaining and maintenance of Archemix IP Rights to or from a Governmental Body related to each such item of Archemix Registered IP in the possession of Archemix.

(c) Part 2.9(c) of the Archemix Disclosure Schedule accurately identifies (i) all Archemix IP Rights licensed to Archemix (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Archemix’s products or services); (ii) the corresponding Archemix Contracts pursuant to which such Archemix IP Rights are licensed to Archemix; and (iii) whether the license or licenses granted to Archemix are exclusive or non-exclusive.

(d) Part 2.9(d) of the Archemix Disclosure Schedule accurately identifies each Archemix Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Archemix IP Rights.

(e) Archemix has delivered or made available to NitroMed a complete and accurate copy of each standard form of Archemix IP Rights Agreement used by Archemix, including each standard form of (i) employee agreement containing intellectual property assignment or license of Archemix IP Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing intellectual property assignment or license of Archemix IP Rights or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement.

(f) Archemix exclusively owns all right, title, and interest to and in Archemix IP Rights (other than Archemix IP Rights licensed to Archemix, as identified in Part 2.9(c) of the Archemix Disclosure Schedule) free and clear of any liens. Without limiting the generality of the foregoing:

(i) To the Knowledge of Archemix, all documents and instruments necessary to apply for Archemix Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) To the Knowledge of Archemix, each Person who is or was an employee or contractor of Archemix and who is or was involved in the creation or development of any Archemix IP Rights has signed or has the obligation to sign a valid, enforceable agreement obligating the assignment of Intellectual Property to Archemix and confidentiality provisions protecting trade secrets and confidential information of Archemix. To the Knowledge of Archemix, no current or former stockholder, officer, director, or employee of Archemix has any claim, right (whether or not currently exercisable), or interest to or in any Archemix IP Rights. To the Knowledge of Archemix, no employee of Archemix is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Archemix or (b) in breach of any Contract with any former employer or other Person concerning Archemix IP Rights or confidentiality provisions protecting trade secrets and confidential information in Archemix IP Rights.

(iii) Archemix has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Archemix holds, or purports to hold, as a trade secret.

(iv) Archemix has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Archemix IP Rights to any other Person.

(v) Archemix is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Archemix to grant or offer to any other Person any license or right to any Archemix IP Rights.

(g) To Archemix’s Knowledge, all Archemix Registered IP is valid and enforceable. Without limiting the generality of the foregoing, to Archemix’s Knowledge:

(i) Each U.S. patent application and U.S. patent in which Archemix has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention claimed in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which Archemix has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention claimed in the foreign patent application or foreign patent being first made available to the public.

(ii) No registered trademark or trade name owned, used, or applied for by Archemix conflicts or interferes with any registered trademark or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any registered trademark in which Archemix has or purports to have an ownership interest has been impaired.

(iii) Each item of Archemix IP Rights that is Archemix Registered IP is and at all times has been filed and maintained, as applicable, in compliance with all applicable Legal Requirements.

(iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or threatened, in which the scope, validity, or enforceability of any Archemix IP Rights is being, has been, or could reasonably be expected to be contested or challenged.

(h) Part 2.9(h) of the Archemix Disclosure Schedule accurately identifies, and Archemix has delivered or made available to NitroMed a complete and accurate copy of, each letter that has been sent or otherwise delivered in the last five (5) years by Archemix or any director or officer of Archemix to a third party regarding any actual, alleged, or suspected infringement or misappropriation of any Archemix IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Archemix IP Rights; (b) a breach by Archemix of any license agreement listed or required to be listed in Part 2.9(c) of the Archemix Disclosure Schedule; (c) the release, disclosure, or delivery of any Archemix IP Rights by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Archemix IP Rights.

(j) Archemix has made available to NitroMed the identity of the third-party patents and patent applications found during all freedom to operate searches that were conducted by Archemix. Except as disclosed therein, to Archemix’s Knowledge, Archemix has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property rights of any other Person. Without limiting the generality of the foregoing, except as disclosed in the freedom to operate searched made available to NitroMed pursuant to this Section 2.9(j), to Archemix’s Knowledge:

(i) No product listed Part 2.9(a)(i) of the Archemix Disclosure Schedule, nor the performance of making, using, selling or offering for sale or importation of any such product, has infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person. No aptamer developed by Archemix that is listed in Part 2.9(a)(ii) of the Archemix Disclosure Schedule, nor the performance of making, using, selling or offering for sale or importation of any such aptamer, has infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person. For clarity, the foregoing representation with respect to aptamers licensed to third parties shall only apply to the aptamer as provided to the licensee, and not to any aptamer as modified by the licensee or any product incorporating the aptamer unless such product consists solely of the aptamer as provided to the licensee.

(ii) No infringement, misappropriation, or similar claim or Legal Proceeding relating to the infringement, misappropriation or other violation of the Intellectual Property rights of any other Person is pending or threatened against Archemix or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by Archemix with respect to such claim or Legal Proceeding.

(iii) Archemix has never assumed, or agreed to discharge or otherwise take responsibility for, any existing liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

(k) No claim or Legal Proceeding involving any Archemix IP Rights is pending or, to Archemix’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of Archemix IP Rights by Archemix, or (ii) the manufacturing, distribution, or sale of any product being developed by Archemix.

2.10  Contracts.

(a) Part 2.10(a) of the Archemix Disclosure Schedule identifies each Archemix Contract, including:

(i) each Archemix Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor;

(ii) each Archemix Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Archemix IP Rights;

(iii) each Archemix Contract imposing any restriction on Archemix’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv) each Archemix Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Archemix Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(vi) each Archemix Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Archemix Contracts involving investments by Archemix in, or loans by Archemix to, any other Entity;

(vii) each Archemix Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Archemix Related Party;

(viii) each Archemix Contract relating to indebtedness for borrowed money;

(ix) each Archemix Contract related to the acquisition or disposition of material assets of Archemix or any other Person;

(x) any other Archemix Contract that (i) has a term of more than 60 days and that may not be terminated by Archemix (without penalty) within 60 days after the delivery of a termination notice by Archemix; or (ii) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Archemix having a value in excess of $500,000 in the aggregate;

(xi) each Archemix Contract constituting a commitment of any Person to purchase products (including products in development) of Archemix; and

(xii) each Archemix Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Archemix in connection with the Contemplated Transactions.

(b) Archemix has delivered or made available to NitroMed accurate and complete (except for applicable redactions thereto) copies of all material written Archemix Contracts, including all amendments thereto. Each such Archemix Contract is valid and in full force and effect, is enforceable by Archemix in accordance with its terms, and after the Effective Time will not as a result of the Merger cease to be valid, in full force and effect and enforceable on identical terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have an Archemix Material Adverse Effect.

(c) Archemix has not materially violated or breached, or committed any material default under, any Archemix Contract, and, to the Knowledge of Archemix, no other Person has violated or breached, or committed any default under, any Archemix Contract which has had, or would reasonably be expected to have, an Archemix Material Adverse Effect.

(d) Archemix has not received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Archemix Contract.

(e) Part 2.10(e) of the Archemix Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Archemix (other than term sheets provided by Archemix or to Archemix by any party related to the subject matter of this transaction).

(f) Part 2.10(f) of the Archemix Disclosure Schedule provides an accurate and complete list of all Consents required under any Archemix Contract to consummate the Merger and the other Contemplated Transactions.

(g) The Archemix Contracts collectively constitute all of the Contracts reasonably required to enable Archemix to conduct its business as is currently conducted and as currently proposed to be conducted except for such Contracts as can be obtained in the Ordinary Course of Business on commercially reasonable terms.

2.11  Liabilities; Fees, Costs and Expenses.

(a) Archemix does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the “liabilities” column of the Archemix Unaudited Interim Balance Sheet, (ii) accounts payable or accrued salaries that have been incurred by Archemix in the Ordinary Course of Business, (iii) liabilities under Archemix Contracts listed in Part 2.10(a) of the Archemix Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Archemix Contracts, (iv) liabilities that have arisen since the date of the Archemix Unaudited Interim Balance Sheet in the Ordinary Course of Business, and (v) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

(b) The total amount of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of Archemix in connection with (i) any due diligence conducted by Archemix with respect to the Merger, (ii) the negotiation, preparation and review of this Agreement (including the Archemix Disclosure Schedule) and all agreements contemplated by this Agreement and opinions delivered or to be delivered in connection with the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, (iv) the obtaining of any Consent required to be obtained in connection with any Contemplated Transactions hereby, and (v) otherwise in connection with the Merger and the Contemplated

Transactions, will, in the good faith estimate of Archemix reasonably exercised, aggregate approximately the amount set forth in Part 2.11(b) of the Archemix Disclosure Schedule.

2.12  Compliance with Legal Requirements.  Archemix is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements. Archemix has not received, since January 1, 2005, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential material violation of, or material failure to comply with, any material Legal Requirement, or (b) any actual, alleged, possible or potential material obligation on the part of Archemix to undertake, or to bear all, or any portion of, the cost of, any material cleanup or any material remedial, corrective or responsive action of any nature. Archemix has delivered or made available to NitroMed an accurate and complete copy of each report, study, survey or other document to which Archemix has access that addresses or otherwise relates to the compliance or non-compliance of Archemix with, or the applicability to Archemix of, any Legal Requirement. To the Knowledge of Archemix, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, result in an Archemix Material Adverse Effect, (b) may have a material adverse effect on Archemix’s ability to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (c) may have the effect of materially preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

2.13  Governmental Authorizations.  Part 2.13 of the Archemix Disclosure Schedule identifies each Governmental Authorization held by Archemix, and Archemix has delivered or made available to NitroMed accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Archemix Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Archemix Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable Archemix to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. Archemix is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Archemix Disclosure Schedule. Archemix has not since January 1, 2007 received any written notice or other communication from any Governmental Body regarding (a) any actual or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization.

2.14  Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of Archemix with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Archemix Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date have been or will be paid on or before the Closing Date. Archemix has delivered or made available to NitroMed true and complete copies of all Archemix Returns filed which have been requested by NitroMed.

(b) Archemix Financial Statements fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c) No Archemix Return has ever been examined or audited by any Governmental Body and no examination or audit of any Archemix Return is currently in progress or, to the Knowledge of Archemix, threatened or contemplated. Archemix has delivered or made available to NitroMed accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Archemix relating to Archemix Returns. No extension or waiver of the limitation period applicable to any of the Archemix Returns has been granted (by Archemix or any other Person), and no such extension or waiver has been requested from Archemix or any Archemix Subsidiary. All Taxes that Archemix was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body. Archemix has not executed or filed any power of attorney with any taxing authority.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of Archemix, has been threatened against or with respect to Archemix in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Archemix with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Archemix and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Archemix except liens for current Taxes not yet due and payable. Archemix has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Archemix has not been, and Archemix will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

(e) Archemix (i) has not ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return (other than a group of which only Archemix and Archemix Subsidiaries were members), (ii) does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) has never been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Archemix is not nor has ever been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Archemix has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) None of the assets of Archemix (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(g) Archemix has never participated in an international boycott as defined in Section 999 of the Code.

(h) Archemix has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(i) Archemix is not a party to a gain recognition agreement under Section 367 of the Code.

(j) Archemix will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(k) Archemix is not nor has ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(l) Archemix has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

(m) Archemix has not taken any action or failed to take any action nor does it have Knowledge of any fact, agreement, plan or other circumstance that would cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

2.15  Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Archemix Disclosure Schedule accurately sets forth, with respect to each employee of Archemix (including any employee of Archemix who is on a leave of absence) with an annual base salary in excess of $200,000.

(i) the name of such employee and the date as of which such employee was originally hired by Archemix;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the wages, salary, and bonuses received by such employee from Archemix with respect to services performed in 2007;

(iv) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with Archemix’s business;

(v) to the Knowledge of Archemix, such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non U.S. citizens, identifies the visa or other similar Permit under which such employee is working for Archemix and the dates of issuance and expiration of such visa or other Permit; and

(vi) such employee’s primary office location.

(b) Except as required by COBRA, Part 2.15(b) of the Archemix Disclosure Schedule accurately identifies each former employee of Archemix who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from Archemix) relating to such former employee’s employment with Archemix; and Part 2.15(b) of the Archemix Disclosure Schedule accurately describes such benefits.

(c) The employment of Archemix’s employees is terminable by Archemix at will. Archemix has delivered or made available to NitroMed accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of employment of the employees of Archemix.

(d) To the Knowledge of Archemix:

(i) no Key Employee of Archemix intends to terminate his employment with Archemix;

(ii) no Key Employee of Archemix has received an offer that remains outstanding to join a business that may be competitive with Archemix’s business; and

(iii) no employee of Archemix is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of Archemix; or (B) Archemix’s business or operations.

(e) Archemix is not a party to or bound by, and Archemix has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.

(f) To the Knowledge of Archemix, Archemix is not engaged in any unfair labor practice, and there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Archemix, since January 1, 2005. To the Knowledge of Archemix, there are no actions, suits, claims, labor disputes or grievances pending relating to any labor, safety, wage/hour or discrimination matters involving any employee of Archemix, including, without limitation, charges of unfair labor practices or discrimination complaints. To the Knowledge of Archemix, the consummation of the Merger or any of the other Contemplated Transactions will not have a material adverse effect on Archemix labor relations.

(g) Part 2.15(g) of the Archemix Disclosure Schedule lists any independent contractors who have provided services to Archemix for a period of six consecutive months or longer since January 1, 2005.

(h) Part 2.15(h) of the Archemix Disclosure Schedule identifies each Archemix Plan (as defined in paragraph (s) below) sponsored, maintained, contributed to or required to be contributed to by Archemix for the benefit of any current or former employee of Archemix. Except to the extent required to comply with Legal Requirements, Archemix does not intend nor has it committed to establish or enter into any new Archemix Plan, or to modify any Archemix Plan.

(i) Archemix has delivered or made available to NitroMed: (i) correct and complete copies of all documents setting forth the terms of each Archemix Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Archemix Plan; (iii) if the Archemix Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, the most recent annual actuarial and funding report for such Archemix Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Archemix Plan; (v) all material written Contracts relating to each Archemix Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of Archemix relating to any Archemix Plan and any proposed Archemix Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Archemix; (vii) all material correspondence to or from any Governmental Body relating to any Archemix Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of Archemix pertaining to fiduciary liability insurance covering the fiduciaries for each Archemix Plan; (x) all discrimination tests required under the Code for each Archemix Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Archemix Plan intended to be qualified under Section 401(a) of the Code.

(j) Archemix has performed all material obligations required to be performed by it under each Archemix Plan and is not in default under or violation of, and Archemix has no Knowledge of any default under or violation by any other party of, the terms of any Archemix Plan. Each Archemix Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Archemix Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the issuance of such that would reasonably be expected to cause the loss of such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Archemix Plan subject to ERISA or Section 4975 of the Code that would reasonably be expected to result in material liability to Archemix. There are no claims or Legal Proceedings pending, or, to the Knowledge of Archemix, threatened or reasonably anticipated (other than routine claims for benefits), against any Archemix Plan or against the assets of any Archemix Plan. Each Archemix Plan (other than any Archemix Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to NitroMed, any NitroMed Subsidiary, Archemix or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Archemix, threatened by any Governmental Body with respect to any Archemix Plan. Archemix has never incurred any penalty or tax with respect to any Archemix Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Archemix has made all contributions and other payments required by and due under the terms of each Archemix Plan.

(k) Archemix has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; (ii) multiple employer plan subject to Section 413 of the Code; (iii) multiemployer plan within the meaning of Section (3)(37) of ERISA; (iv) multiple employer welfare arrangement subject to Section 3(40) of

ERISA; or (v) a program or arrangement subject to Section 419, 419A or 501(c)(9) of the Code. Archemix has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of Archemix is or was held as a plan asset. Archemix has never maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a “Archemix Foreign Plan”).

(l) No Archemix Plan provides (except at no cost to Archemix), or reflects or represents any liability of Archemix to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Archemix, Archemix has never represented, promised or contracted (whether in oral or written form) to any employee of Archemix (either individually or to employees of Archemix as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(m) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Archemix Plan, Archemix Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of Archemix.

(n) To the Knowledge of Archemix, Archemix: (i) is in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Archemix, threatened claims or Legal Proceedings against Archemix under any worker’s compensation policy or long-term disability policy.

(o) Archemix is not required to be, and, to the Knowledge of Archemix, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Archemix has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the Knowledge of Archemix, it has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(p) To the Knowledge of Archemix, no officer or employee of Archemix is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of Archemix, or that would interfere with the business of Archemix. To the Knowledge of Archemix, neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Archemix as presently conducted nor any activity of any employees of Archemix in connection with the carrying on of the business of Archemix as presently conducted will, to the Knowledge of Archemix, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of Archemix may be bound.

(q) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Archemix that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Archemix is not a party to any Contract, nor does

Archemix have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(r) No holder of shares of Archemix Common Stock holds shares of Archemix Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made and were not acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.

(s) Any Archemix employee plan, including without limitation, any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement, and any plan described in Section 3(3) of ERISA (collectively, the “Archemix Plans”) sponsored, maintained, contributed to or required to be contributed to by Archemix for the benefit of any employee of Archemix and which is a “deferred compensation” plan (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code. No Archemix Options, restricted stock awards, stock appreciation rights to other awards based on the capital stock of Archemix constitutes “deferred compensation” within the meaning of Section 409A of the Code.

2.16  Environmental Matters.  Archemix is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Archemix of all Permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Archemix has not received since January 1, 2005 any written notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Archemix is not in compliance with any Environmental Law, and, to the Knowledge of Archemix, there are no circumstances that may prevent or interfere with Archemix’s compliance with any Environmental Law as currently enacted. To the Knowledge of Archemix, no current owner of any property leased or controlled by Archemix has received since January 1, 2005 any written notice relating to property leased or controlled by Archemix, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current owner or Archemix is not in compliance with or violated any Environmental Law relating to such property. All Governmental Authorizations currently held by Archemix pursuant to Environmental Laws are identified in Part 2.16 of the Archemix Disclosure Schedule.

2.17  Insurance.  Archemix maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Part 2.17 of the Archemix Disclosure Schedule sets forth each insurance policy (including general liability, worker’s compensation and employee liability, management liability insurance, employee benefits liability, product liability, foreign clinical trial insurance, crime, non-owned and hired automobile liability, and property, including business income and extra expense and change in controlled environment coverages) to which Archemix is a party. Each such insurance policy is in full force and effect. Since January 1, 2005, Archemix has not received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18  Legal Proceedings; Orders.  There is no pending Legal Proceeding, and to the Knowledge of Archemix, no Person has threatened to commence any Legal Proceeding: (i) that involves Archemix or any of the assets owned, used or controlled by Archemix or any Person whose liability Archemix has or may have retained or assumed, either contractually or by operation of law claiming damages, which, if adversely determined, would reasonably be expected to have an Archemix Material Adverse Effect; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Archemix, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which Archemix or any of the assets owned or used by Archemix is subject.

2.19  Authority; Binding Nature of Agreement.  Archemix has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Related Agreements to which it is a party; and the execution, delivery and performance by Archemix of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary action on the part of Archemix and the board of directors of Archemix, subject only to obtaining the Required Archemix Stockholder Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement and each of the Related Agreements to which Archemix is a party has been duly executed and delivered by Archemix, and assuming due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of Archemix, enforceable against Archemix in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20  Non-Contravention; Consents.  Subject to obtaining the Required Archemix Stockholder Vote for the applicable Contemplated Transactions, and the filing of the Certificate of Merger as required by the DGCL, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Archemix Constituent Documents;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Archemix, or any of the assets owned or used by Archemix, is subject, except as would not reasonably be expected to have an Archemix Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Archemix or that otherwise relates to Archemix’s business or to any of the assets owned or used by Archemix except as would not reasonably be expected to have an Archemix Material Adverse Effect;

(d) result in a material conflict, violation or breach of, or result in a material default under, any provision of any Archemix Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Archemix Contract, (ii) accelerate the maturity or performance of any such Archemix Contract, or (iii) cancel, terminate or modify any such Archemix Contract, except as would not reasonably be expected to have an Archemix Material Adverse Effect; or

(e) result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by Archemix (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Archemix), except as would not reasonably be expected to have an Archemix Material Adverse Effect.

No filing with, notice to or Consent from any Person is required in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.

2.21  Vote Required.  The affirmative vote of (i) the holders of a majority of the shares of Archemix Common Stock and Archemix Preferred Stock outstanding on the record date for the Archemix Stockholders’ Meeting and entitled to vote thereon, voting as a single class, (ii) in accordance with Section B.4(a)(i) of Article IV of the Archemix Certificate of Incorporation, the holders of at least two-thirds (66 2/3%) of the shares of Archemix Series A Preferred Stock and Series B Preferred Stock outstanding on the record date for the Archemix Stockholders’ Meeting and entitled to vote thereon, voting as a single class, and (iii) in accordance with Sections B.4(b)(ii), B.4(c)(ii) and B.4(d)(ii) of Article IV of the Archemix Certificate of Incorporation, the holders of at least two-thirds (66 2/3%) of the shares of Archemix Series A Preferred Stock, the Series B

Preferred Stock and the Series C Preferred Stock outstanding on the record date for the Archemix Stockholders’ Meeting and entitled to vote thereon, each voting as a separate class (collectively, the “Required Archemix Stockholder Vote”) are the only votes of the holders of any class or series of Archemix capital stock necessary to adopt this Agreement.

2.22  Regulatory Compliance.

(a) All Archemix Products that are subject to the jurisdiction of any Governmental Body are being manufactured, labeled, stored, tested, developed, distributed, and marketed, as applicable, in compliance in all material respects with all applicable Legal Requirements.

(b) Part 2.22(b) of the Archemix Disclosure Schedule lists all claims, statements, and other matters (including, but not limited to, all correspondence or communications with Governmental Bodies) concerning or relating to any health care program funded by any Governmental Body that involves, relates to or alleges any violation of any Legal Requirement of any such program with respect to any activity, practice or policy of Archemix or any Archemix Product, resulting from the action of Archemix or, to the Knowledge of Archemix, any agent, representative or contractor of Archemix. There are no such violations nor, to the Knowledge of Archemix, are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any Government Body with respect to any of the activities, transactions, practices, policies or claims of Archemix or involving any Archemix Product. Neither Archemix nor any Archemix Product is currently subject to any outstanding investigation or audit (except for routine periodic audits conducted pursuant to regulatory or contractual requirements in the ordinary course of business) by any such Governmental Body and, to the Knowledge of Archemix, there are no grounds to anticipate any such investigation or audit in the foreseeable future.

(c) Neither Archemix, nor to the Knowledge of Archemix, any agent, representative or contractor of Archemix, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral in violation of any applicable Legal Requirements relating to any anti-kickback law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback law.

(d) Neither Archemix, nor to the Knowledge of Archemix, any agent, representative or contractor of Archemix, has submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Legal Requirements relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.

(e) Archemix has obtained and holds all such Permits, including without limitation all such Permits required by the United States Food and Drug Administration, as are necessary to conduct its business in the manner currently conducted. Archemix has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to the Permits, and, to Archemix’s Knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that would not reasonably be expected to have an Archemix Material Adverse Effect.

2.23  Archemix Action.  The board of directors of Archemix (at a meeting duly called and held in accordance with the Archemix Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of Archemix and its stockholders and (b) unanimously recommended adoption of this Agreement by the stockholders of Archemix and directed that this Agreement be submitted to the stockholders of Archemix for adoption.

2.24  Anti-Takeover Law.  The board of directors of Archemix has taken all action necessary or required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions (a) any takeover provision in the Archemix Constituent Documents, (b) any takeover provision in any Archemix Contract, and (c) any takeover provision in any applicable state law.

2.25  No Financial Advisor.  No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Archemix.

2.26  Certain Payments.  Neither Archemix nor to Archemix’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of Archemix, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Archemix;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.

2.27  Disclosure.  The information supplied by Archemix for inclusion in the Joint Proxy Statement/Prospectus (including any Archemix Financial Statements) will not, as of the date of the Joint Proxy Statement/Prospectus or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

3.  REPRESENTATIONS AND WARRANTIES OF NITROMED AND MERGER SUB

NitroMed and Merger Sub represent and warrant to Archemix as follows, except as set forth in the written disclosure schedule delivered or made available by NitroMed to Archemix (the “NitroMed Disclosure Schedule”). The NitroMed Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosure in any section or subsection of the NitroMed Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent that disclosure in one subsection of the NitroMed Disclosure Schedule is specifically referred to in another subsection of the NitroMed Disclosure Schedule by appropriate cross-reference and except to the extent that the relevance of a disclosure in one subsection of the NitroMed Disclosure Schedule to another subsection of the NitroMed Disclosure Schedule is reasonably apparent.

3.1  Due Organization; Subsidiaries; Etc.

(a) NitroMed and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to conduct their business in the manner in which its business is currently being conducted and to own and use their assets in the manner in which their assets are currently owned and used.

(b) NitroMed has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “NitroMed, Inc.”

(c) NitroMed and Merger Sub are not and have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a NitroMed Material Adverse Effect. NitroMed and Merger Sub and each of their respective Subsidiaries are each in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1(c) of the NitroMed Disclosure Schedule.

(d) Part 3.1(d) of the NitroMed Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of NitroMed, (ii) the names of the members of each committee of the board of directors of NitroMed and (iii) the names and titles of NitroMed’s officers.

(e) NitroMed has no Subsidiaries (other than Merger Sub) except for the Entities identified in Part 3.1(e) of the NitroMed Disclosure Schedule. Neither NitroMed nor any NitroMed Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity. Except as identified in Part 3.1(e) of the NitroMed Disclosure Schedule, neither NitroMed nor any NitroMed Subsidiary has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Except as set forth in Part 3.1(e) of the NitroMed Disclosure Schedule, NitroMed does not own any controlling interest in any Entity, and NitroMed has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity other than Merger Sub.

3.2  Certificate of Incorporation and Bylaws; Records.  NitroMed and Merger Sub have delivered or made available to Archemix copies of: (a) NitroMed’s certificate of incorporation and bylaws, including all amendments thereto, and the certificate of incorporation and bylaws of Merger Sub; (b) the stock records of NitroMed and Merger Sub; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of NitroMed and Merger Sub, the board of directors of NitroMed and Merger Sub and all committees of the board of directors of NitroMed (the “NitroMed Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders of NitroMed or Merger Sub, the board of directors of NitroMed or Merger Sub or any committee of the board of directors of NitroMed or Merger Sub that are not fully reflected in the minutes and other records delivered or made available to Archemix pursuant to clause (c) above. There has not been any violation in any material respect of the NitroMed Constituent Documents, and NitroMed has not taken any action that is inconsistent in any material respect with the NitroMed Constituent Documents. The books of account, stock records, minute books and other records of NitroMed are accurate, up to date and complete in all material respects.

3.3  Capitalization, Etc.

(a) As of the date hereof, the authorized capital stock of NitroMed consists of: 65,000,000 shares of NitroMed Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 46,076,551 shares of NitroMed Common Stock have been issued and are outstanding, and no shares of NitroMed Preferred Stock have been issued and are outstanding. All outstanding shares of NitroMed Common Stock have been duly authorized and validly issued, and are fully paid and non assessable. All outstanding shares of NitroMed Common Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in NitroMed Constituent Documents and applicable Contracts. NitroMed has no authorized shares other than as set forth in this Section 3.3(a) and there are no issued and outstanding shares of NitroMed’s capital stock other than the shares of NitroMed Common Stock as set forth in this Section 3.3(a).

(b) As of the date hereof, NitroMed has reserved 2,288,200 shares of NitroMed Common Stock for issuance under its Restated 1993 Equity Incentive Plan, of which options to purchase 242,500 shares of NitroMed Common Stock are outstanding as of such date; 7,619,679 shares of NitroMed Common Stock for issuance under its Amended and Restated 2003 Stock Incentive Plan (together with the Restated 1993 Equity Incentive Plan, the “NitroMed Option Plans”), of which options to purchase 2,633,824 shares of NitroMed Common Stock are outstanding as of such date; and 525,000 shares of NitroMed Common Stock for issuance under its 2003 Employee Stock Purchase Plan, as amended, of which 173,733 shares of NitroMed Common Stock are outstanding as of such date. In addition, as of the date hereof, an aggregate of 4,207,795 shares of NitroMed Common Stock are available for future grant under the NitroMed Option Plans, and NitroMed has entered into agreements with the persons specified in Part 3.3(b) of the NitroMed Disclosure Schedule to

cancel the number of options set forth next to their names, representing an aggregate of 1,403,125 shares of NitroMed Common Stock, subject to and immediately prior to the Effective Time, and upon such cancellation the shares of NitroMed Common Stock issuable thereunder shall be available for future grant under the NitroMed Option Plans. Except as set forth in this Agreement and the Contemplated Transactions, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of NitroMed; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of NitroMed; (iii) Contract under which NitroMed is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of NitroMed; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of NitroMed. NitroMed has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of NitroMed.

(c) All outstanding NitroMed Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in NitroMed Constituent Documents and applicable Contracts.

3.4  SEC Filings; Financial Statements.

(a) NitroMed has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. NitroMed has delivered or made available to Archemix accurate and complete copies (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by NitroMed with the SEC on or after January 1, 2007 and prior to the date of this Agreement (the “NitroMed SEC Documents”). NitroMed has resolved with the staff of the SEC any comments it may have received since January 1, 2007 and prior to the date of this Agreement in comment letters to NitroMed from the staff of the SEC or, to the extent such comments are unresolved, has disclosed such unresolved comments in the NitroMed SEC Documents. All NitroMed SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NitroMed SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of the principal executive officer of NitroMed and the principal financial officer of NitroMed (or each former principal executive officer of NitroMed and each former principal financial officer of NitroMed, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the NitroMed SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the NitroMed SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements. The consolidated financial statements contained in the NitroMed SEC Documents (including, in each case, any related notes thereto): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and except that the unaudited interim consolidated financial statements contained in the NitroMed SEC Documents do not contain footnotes as permitted by Form 10-Q of the Exchange Act; and (iii) fairly present the consolidated financial position of NitroMed as of the respective dates thereof and the consolidated results of operations and cash flows of NitroMed for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the NitroMed SEC Documents were or are subject to normal year-end audit adjustments.

(b) Ernst & Young LLP, NitroMed’s auditors are, and have been at all times during their engagement by NitroMed (i) “independent” with respect to NitroMed within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the public company accounting oversight board, in each case as such subsections and rules apply to Ernst & Young LLP’s engagement with NitroMed.

3.5  Absence of Changes.  Since September 30, 2008:

(a) there has not been any NitroMed Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, result in a NitroMed Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of NitroMed or any NitroMed Subsidiary (whether or not covered by insurance);

(c) NitroMed has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d) NitroMed has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of NitroMed; (ii) any option, call or right to acquire any capital stock or any other security of NitroMed; (iii) any instrument convertible into or exchangeable for any capital stock or other security of NitroMed; or (iv) reserved for issuance any additional grants or shares under the NitroMed Option Plans or the 2003 Employee Stock Purchase Plan;

(e) NitroMed has not amended or waived any of its rights under, or permitted the acceleration of vesting under, the NitroMed Option Plans, the 2003 Employee Stock Purchase Plan, any NitroMed Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;

(f) there has been no amendment to the certificate of incorporation or bylaws of NitroMed or any NitroMed Subsidiary and NitroMed has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) NitroMed has not formed any NitroMed Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) neither NitroMed nor any NitroMed Subsidiary has made any capital expenditure which, when added to all other capital expenditures made on behalf of NitroMed or any NitroMed Subsidiary exceeds $100,000;

(i) neither NitroMed nor any NitroMed Subsidiary has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to NitroMed or any NitroMed Subsidiary having a value in excess of $100,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;

(j) neither NitroMed nor any NitroMed Subsidiary has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(k) neither NitroMed nor any NitroMed Subsidiary has written off as uncollectible, or established any extraordinary reserve (as such terms are used in accordance with GAAP) with respect to, any account receivable or other indebtedness;

(l) neither NitroMed nor any NitroMed Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any material Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(m) neither NitroMed nor any NitroMed Subsidiary has (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business), or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $50,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of NitroMed or any NitroMed Subsidiary;

(n) neither NitroMed nor any NitroMed Subsidiary has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $175,000, or (iii) hired any new employee having an aggregate salary in excess of $100,000;

(o) neither NitroMed nor any NitroMed Subsidiary has changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

(p) NitroMed has not made any material Tax election;

(q) neither NitroMed nor any NitroMed Subsidiary has threatened, commenced or settled any Legal Proceeding;

(r) neither NitroMed nor any NitroMed Subsidiary has entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

(s) neither NitroMed nor any NitroMed Subsidiary has paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any NitroMed or NitroMed Subsidiary Contract or Legal Requirement; and

(t) neither NitroMed nor any NitroMed Subsidiary has agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(s)” above.

3.6  Liabilities; Fees, Costs and Expenses.

(a) Neither NitroMed nor any NitroMed Subsidiary has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified in NitroMed’s balance sheet included in its Form 10-K for the year ended December 31, 2007 (the “NitroMed Balance Sheet”) or any subsequent interim or full-year balance sheet filed by NitroMed with the SEC subsequent to December 31, 2007, or otherwise described in NitroMed’s Form 10-K for the year ended December 31, 2007; (ii) liabilities that have been incurred since December 31, 2007 (or the date of any subsequent interim or full-year balance sheet filed by NitroMed with the SEC subsequent to December 31, 2007) in the Ordinary Course of Business; (iii) liabilities which have arisen since the date of the NitroMed Balance Sheet in the Ordinary Course of Business and (iv) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

(b) The total amount of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of NitroMed or any NitroMed Subsidiary in connection with (i) any due diligence conducted by NitroMed with respect to the Merger, (ii) the negotiation, preparation and review of this Agreement (including the NitroMed Disclosure Schedule) and all agreements contemplated by this Agreement and opinions delivered or to be delivered in connection with the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, (iv) the obtaining of any Consent required to be obtained in connection with any Contemplated Transactions hereby, and (v) otherwise in connection with the Merger and the Contemplated Transactions, will, in the good faith estimate of NitroMed reasonably exercised, aggregate approximately the amount set forth in Part 3.6(b) of the NitroMed Disclosure Schedule.

3.7  Compliance with Legal Requirements.  NitroMed and each NitroMed Subsidiary are, and since January 1, 2005 have been, in compliance in all material respects with all applicable Legal Requirements. NitroMed has not received, since January 1, 2005, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential material obligation on the part of NitroMed or the applicable NitroMed Subsidiary to undertake, or to bear all, or any portion of the cost of, any material cleanup or any material remedial, corrective or responsive action of any nature. NitroMed has delivered or made available to Archemix an accurate and complete copy of each report, study, survey or other document to which NitroMed or any NitroMed Subsidiary has access that addresses or otherwise relates to the compliance or non-compliance of NitroMed and any NitroMed Subsidiary with, or the applicability to NitroMed or any NitroMed Subsidiary of, any Legal Requirement. To the Knowledge of NitroMed, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, result in a NitroMed Material Adverse Effect, (b) may have a material adverse effect on NitroMed’s ability to comply with or perform any covenant or obligation under this Agreement or the Related Agreements, or (c) may have the materially effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

3.8  Governmental Authorizations.  Part 3.8 of the NitroMed Disclosure Schedule identifies each Governmental Authorization held by NitroMed, and NitroMed has delivered or made available to NitroMed accurate and complete copies of all Governmental Authorizations identified in Part 3.8 of the NitroMed Disclosure Schedule. The Governmental Authorizations identified in Part 3.8 of the NitroMed Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable NitroMed to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. NitroMed is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 3.8 of the NitroMed Disclosure Schedule. NitroMed has not since January 1, 2007 received any written notice or other written communication from any Governmental Body regarding (a) any actual or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization.

3.9  Equipment; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to NitroMed or any NitroMed Subsidiary (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of NitroMed’s business in the manner in which such business is currently being conducted and as it is currently proposed to be conducted.

(b) Neither NitroMed nor any NitroMed Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 3.9(b) of the NitroMed Disclosure Schedule.

3.10  Intellectual Property.

(a) Part 3.10(a) of the NitroMed Disclosure Schedule accurately identifies and describes each proprietary product or service that has been developed or has been commercially sold by NitroMed or a NitroMed Subsidiary within the last five (5) years and any product or service that is currently under development or that is currently commercially sold by NitroMed or a NitroMed Subsidiary.

(b) Part 3.10(b) of the NitroMed Disclosure Schedule accurately identifies (i) each item of NitroMed Registered IP in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest of any nature; (ii) the jurisdiction in which such item of NitroMed Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that, to the Knowledge of NitroMed, may have an ownership interest in such item of NitroMed Registered IP and the nature of such ownership interest, NitroMed has delivered or made available to Archemix complete and accurate copies of all applications and correspondence associated with the obtaining and maintenance of NitroMed IP Rights to or from a Governmental Body related to each such item of NitroMed Registered IP.

(c) Part 3.10(c) of the NitroMed Disclosure Schedule accurately identifies (i) all NitroMed IP Rights licensed to NitroMed or a NitroMed Subsidiary (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of NitroMed’s products or services); (ii) the corresponding NitroMed Contracts pursuant to which such NitroMed IP Rights are licensed to NitroMed or a NitroMed Subsidiary; and (iii) whether the license or licenses granted to NitroMed or a NitroMed Subsidiary are exclusive or non-exclusive.

(d) Part 3.10(d) of the NitroMed Disclosure Schedule accurately identifies each NitroMed or a NitroMed Subsidiary Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any NitroMed IP Rights.

(e) NitroMed has delivered or made available to Archemix a complete and accurate copy of each standard form of NitroMed IP Rights Agreement used by NitroMed or a NitroMed Subsidiary, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of NitroMed IP Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing intellectual property assignment or license of NitroMed IP Rights or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement.

(f) NitroMed exclusively owns all right, title, and interest to and in NitroMed IP Rights (other than NitroMed IP Rights licensed to NitroMed, as identified in Part 3.10(c) of the NitroMed Disclosure Schedule) free and clear of any liens. Without limiting the generality of the foregoing:

(i) To the Knowledge of NitroMed, all documents and instruments necessary to apply for NitroMed Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) To the Knowledge of NitroMed, each Person who is or was an employee or contractor of NitroMed or a NitroMed Subsidiary and who is or was involved in the creation or development of any NitroMed IP Rights has signed or has the obligation to sign a valid, enforceable agreement obligating the assignment of Intellectual Property to NitroMed and confidentiality provisions protecting trade secrets and confidential information of NitroMed. To the Knowledge of NitroMed, no current or former stockholder, officer, director, or employee of NitroMed or a NitroMed Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any NitroMed IP Rights. To the Knowledge of NitroMed, no employee of NitroMed or a NitroMed Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for NitroMed or (b) in breach of any Contract with any former employer or other Person concerning NitroMed IP Rights or confidentiality provisions protecting trade secrets and confidential information in NitroMed IP Rights.

(iii) NitroMed has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that NitroMed holds, or purports to hold, as a trade secret.

(iv) NitroMed has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any NitroMed IP Rights to any other Person.

(v) NitroMed is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate NitroMed to grant or offer to any other Person any license or right to any NitroMed IP Rights.

(g) To NitroMed’s Knowledge, all NitroMed Registered IP is valid and enforceable. Without limiting the generality of the foregoing, to NitroMed’s Knowledge:

(i) Each U.S. patent application and U.S. patent in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention claimed in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention claimed in the foreign patent application or foreign patent being first made available to the public.

(ii) No registered trademark or trade name owned, used, or applied for by NitroMed conflicts or interferes with any registered trademark or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any registered trademark in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest has been impaired.

(iii) Each item of NitroMed IP Rights that is NitroMed Registered IP is and at all times has been filed and maintained, as applicable, in compliance with all applicable Legal Requirements.

(iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or threatened, in which the scope, validity, or enforceability of any NitroMed IP Rights is being, has been, or could reasonably be expected to be contested or challenged.

(h) Part 3.10(h) of the NitroMed Disclosure Schedule accurately identifies, and NitroMed has delivered or made available to Archemix a complete and accurate copy of, each letter that has been sent or otherwise delivered in the last five (5) years by or to NitroMed or a NitroMed Subsidiary or any director or officer of NitroMed or a NitroMed Subsidiary to a third party regarding any actual, alleged, or suspected infringement or misappropriation of any NitroMed IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any NitroMed IP Rights; (b) a breach by NitroMed or a NitroMed Subsidiary of any license agreement listed or required to be listed in Part 3.10(c) of the NitroMed Disclosure Schedule; (c) the release, disclosure, or delivery of any NitroMed IP Rights by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of NitroMed IP Rights.

(j) NitroMed has made available to Archemix the identity of the third-party patents and patent applications found during all freedom to operate searches that were conducted by NitroMed or a NitroMed Subsidiary. Except as disclosed therein, to NitroMed’s Knowledge, NitroMed or a NitroMed Subsidiary has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property rights of any other Person. Without limiting the generality of the foregoing, except as disclosed in the freedom to operate searches made available to Archemix pursuant to this Section 3.10(j), to NitroMed’s Knowledge:

(i) No product or service that has been developed or that is being commercially sold by NitroMed as specified in Part 3.10(a) of the NitroMed Disclosure Schedule, nor the performance of making, using, selling or offering for sale or importation of any such product or service, has infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person.

(ii) No infringement, misappropriation, or similar claim or Legal Proceeding related to the infringement, misappropriation or other violation of the Intellectual Property rights of any other Person is pending or threatened against NitroMed, a NitroMed Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by NitroMed with respect to such claim or Legal Proceeding.

(iii) NitroMed has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

(k) No claim or Legal Proceeding involving any NitroMed IP Rights is pending or, to NitroMed’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of NitroMed IP Rights by NitroMed or a NitroMed Subsidiary, or (ii) the manufacturing, distribution, or sale of any product or service being developed by NitroMed or a NitroMed Subsidiary, or that is being commercially sold by NitroMed or a NitroMed Subsidiary.

3.11  Contracts.

(a) Part 3.11(a) of the NitroMed Disclosure Schedule identifies each NitroMed Contract, including:

(i) each NitroMed Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor;

(ii) each NitroMed Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or NitroMed IP Rights;

(iii) each NitroMed Contract imposing any restriction on NitroMed’s or any NitroMed Subsidiary’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv) each NitroMed Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each NitroMed Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(vi) each NitroMed Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including NitroMed Contracts involving investments by NitroMed in, or loans by NitroMed to, any other Entity;

(vii) each NitroMed Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any NitroMed Related Party;

(viii) each NitroMed Contract relating to indebtedness for borrowed money;

(ix) each NitroMed Contract related to the acquisition or disposition of material assets of NitroMed or any NitroMed Subsidiary or any other Person;

(x) any other NitroMed Contract that (i) has a term of more than 60 days and that may not be terminated by NitroMed (without penalty) within 60 days after the delivery of a termination notice by NitroMed or (ii) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to NitroMed having a value in excess of $100,000 in the aggregate;

(xi) each NitroMed Contract constituting a commitment of any Person to purchase products (including products in development) of NitroMed or any NitroMed Subsidiary; and

(xii) each NitroMed Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to NitroMed or any NitroMed Subsidiary in connection with the Contemplated Transactions.

(b) NitroMed has delivered or made available to Archemix accurate and complete (except for applicable redactions thereto) copies of all material written NitroMed Contracts, including all amendments thereto. Each NitroMed Contract is valid and in full force and effect, is enforceable by NitroMed or the applicable NitroMed Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have an NitroMed Material Adverse Effect.

(c) Neither NitroMed nor any NitroMed Subsidiary has materially violated or breached, or committed any material default under, any NitroMed Contract, and, to the Knowledge of NitroMed, no other Person has violated or breached, or committed any default under, any NitroMed Contract which would reasonably expected to have a NitroMed Material Adverse Effect.

(d) Neither NitroMed nor any NitroMed Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any NitroMed Contract.

(e) Part 3.11(e) of the NitroMed Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by NitroMed (other than term sheets provided by NitroMed or to NitroMed by any third party related to the subject matter of this transaction).

(f) Part 3.11(f) of the NitroMed Disclosure Schedule provides an accurate and complete list of all Consents required under any NitroMed Contract to consummate the Merger and the other Contemplated Transactions.

3.12  Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of NitroMed or any NitroMed Subsidiary with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “NitroMed Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date have been or will be paid on or before the Closing Date. NitroMed has delivered or made available to Archemix accurate and complete copies of all NitroMed Returns filed which has been requested by Archemix. NitroMed shall establish in its books and records, in the Ordinary Course of Business, reserves adequate for the payment of all unpaid Taxes by NitroMed or any NitroMed Subsidiary for the period from January 1, 2008 through the Closing Date.

(b) The audited consolidated balance sheets of NitroMed as of December 31, 2005, 2006 and 2007 and the unaudited balance sheet of NitroMed as of September 30, 2008 fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c) No NitroMed Return has been examined or audited by any Governmental Body within the past ten (10) years and no examination or audit of any NitroMed Return is currently in progress or, to the Knowledge of NitroMed, threatened or contemplated. NitroMed has delivered or made available to Archemix accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of NitroMed or any NitroMed Subsidiary relating to NitroMed Returns within the past ten (10) years. Within the past ten (10) years, no extension or waiver of the limitation period applicable to any of the NitroMed Returns has been granted (by NitroMed, any NitroMed Subsidiary or any other Person), and no such extension or waiver has been requested from NitroMed or any NitroMed Subsidiary. All Taxes that NitroMed was required by law to withhold or collect within the past ten (10) years have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body. Neither NitroMed nor any NitroMed Subsidiary has executed or filed any power of attorney with any taxing authority within the past ten (10) years.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of NitroMed, has been threatened against or with respect to NitroMed or any NitroMed Subsidiary in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by NitroMed or any NitroMed Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by NitroMed or the applicable NitroMed Subsidiary and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of NitroMed or any NitroMed Subsidiary except liens for current Taxes not yet due and payable. Neither NitroMed nor any NitroMed Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. NitroMed has not been, and NitroMed will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

(e) Neither NitroMed nor any NitroMed Subsidiary has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return (other than a group of which only NitroMed and NitroMed Subsidiaries were members), (ii) any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Neither NitroMed nor any NitroMed Subsidiary is or has ever been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Neither NitroMed nor any NitroMed Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) None of the assets of NitroMed or any NitroMed Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(g) Neither NitroMed nor any NitroMed Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(h) No NitroMed Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(i) Neither NitroMed nor any NitroMed Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(j) Neither NitroMed nor any NitroMed Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(k) Neither NitroMed nor any NitroMed Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(l) Neither NitroMed nor any NitroMed Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(m) Section 3.12(m) of the NitroMed Disclosure Schedule sets forth a complete and accurate list of any NitroMed Subsidiaries for which a “check-the-box” election under Section 7701 has been made.

(n) Neither NitroMed nor any NitroMed Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

(o) Neither NitroMed nor any NitroMed Subsidiary has taken any action or has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that would cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

3.13  Employee and Labor Matters; Benefit Plans.

(a) Part 3.13(a) of the NitroMed Disclosure Schedule accurately sets forth, with respect to each employee of NitroMed or any NitroMed Subsidiary (including any employee of NitroMed or any NitroMed Subsidiary who is on a leave of absence) with an annual base salary in excess of $175,000:

(i) the name of such employee and the date as of which such employee was originally hired by NitroMed or any NitroMed Subsidiary;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the wages, salary, and bonuses received by such employee from NitroMed or any NitroMed Subsidiary with respect to services performed in 2007;

(iv) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with NitroMed’s business or any NitroMed Subsidiary’s business;

(v) to the Knowledge of NitroMed, such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar Permit under which such employee is working for NitroMed or any NitroMed Subsidiary and the dates of issuance and expiration of such visa or other Permits; and

(vi) such employee’s primary office location.

(b) Except as required by COBRA, Part 3.13(b) of the NitroMed Disclosure Schedule accurately identifies each former employee of NitroMed or any NitroMed Subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from NitroMed or any NitroMed Subsidiary) relating to such former employee’s employment with NitroMed or any NitroMed Subsidiary; and Part 3.13(b) of the NitroMed Disclosure Schedule accurately describes such benefits.

(c) The employment of NitroMed’s and each NitroMed Subsidiary’s employees is terminable by NitroMed or the applicable NitroMed Subsidiary at will. NitroMed has delivered or made available to Archemix accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of the employment of the employees of NitroMed or any NitroMed Subsidiary.

(d) To the Knowledge of NitroMed:

(i) no Key Employee of NitroMed or any NitroMed Subsidiary intends to terminate his employment with NitroMed or the applicable NitroMed Subsidiary;

(ii) no Key Employee of NitroMed or any NitroMed Subsidiary has received an offer that remains outstanding to join a business that may be competitive with NitroMed’s or any NitroMed Subsidiary’s business; and

(iii) no employee of NitroMed or any NitroMed Subsidiary is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of NitroMed or the applicable NitroMed Subsidiary; or (B) NitroMed’s or any NitroMed Subsidiary’s business or operations.

(e) Neither NitroMed nor any NitroMed Subsidiary is a party to or bound by, and neither NitroMed nor any NitroMed Subsidiary has ever been a party to or bound by any union contract, collective bargaining agreement or similar Contract.

(f) To the Knowledge of NitroMed, neither NitroMed nor any NitroMed Subsidiary is engaged in any unfair labor practice, and there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting NitroMed or any NitroMed Subsidiary, since January 1, 2005. To the Knowledge of NitroMed, there are no actions, suits, claims, labor disputes or grievances pending relating to any labor, safety, wage/hour or discrimination matters involving any employee of NitroMed or any NitroMed Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints. To the Knowledge of NitroMed, the consummation of the Merger or any of the other Contemplated Transactions will not have a material adverse effect on NitroMed or any NitroMed Subsidiary’s labor relations.

(g) Part 3.13(g) of the NitroMed Disclosure Schedule lists any independent contractors who have provided services to NitroMed or any NitroMed Subsidiary for a period of six consecutive months or longer since January 1, 2005.

(h) Part 3.13(h) of the NitroMed Disclosure Schedule identifies each NitroMed Plan sponsored, maintained, contributed to or required to be contributed to by NitroMed or any NitroMed Subsidiary for the benefit of any current or former employee of NitroMed or any NitroMed Subsidiary. Except to the extent required to comply with Legal Requirements, neither NitroMed nor any NitroMed Subsidiary intends or has committed to establish or enter into any new NitroMed Plan, or to modify any NitroMed Plan.

(i) NitroMed has delivered or made available to Archemix: (i) correct and complete copies of all documents setting forth the terms of each NitroMed Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each NitroMed Plan; (iii) if the NitroMed Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, the most recent annual actuarial and funding report for such NitroMed Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each NitroMed Plan; (v) all material written Contracts relating to each NitroMed Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of NitroMed or any NitroMed Subsidiary relating to any NitroMed Plan and any proposed NitroMed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to NitroMed or any NitroMed Subsidiary; (vii) all material correspondence to or from any Governmental Body relating to any NitroMed Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of NitroMed or any NitroMed Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each NitroMed Plan; (x) all discrimination tests required under the Code for each NitroMed Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each NitroMed Plan intended to be qualified under Section 401(a) of the Code.

(j) NitroMed and each NitroMed Subsidiary has performed all material obligations required to be performed by it under each NitroMed Plan and is not in default under or violation of, and NitroMed has no Knowledge of any default under or violation by any other party of, the terms of any NitroMed Plan. Each NitroMed Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any NitroMed Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the issuance of such that would reasonably be expected to cause the loss of such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any NitroMed Plan subject to ERISA or Section 4975 of the Code that would reasonably be expected to result in material liability to

NitroMed or any NitroMed Subsidiary. There are no claims or Legal Proceedings pending, or, to the Knowledge of NitroMed, threatened or reasonably anticipated (other than routine claims for benefits), against any NitroMed Plan or against the assets of any NitroMed Plan. Each NitroMed Plan (other than any NitroMed Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Archemix, NitroMed, any NitroMed Subsidiary or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of NitroMed, threatened by any Governmental Body with respect to any NitroMed Plan. Neither NitroMed nor any NitroMed Subsidiary has ever incurred any penalty or tax with respect to any NitroMed Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. NitroMed and each NitroMed Subsidiary have made all contributions and other payments required by and due under the terms of each NitroMed Plan.

(k) Neither NitroMed nor any NitroMed Subsidiary has ever maintained, established, sponsored, participated in, or contributed to any: (i) Pension Plan subject to Title IV of ERISA; (ii) multiple employer plan subject to Section 413 of the Code; (iii) multiemployer plan within the meaning of Section (3)(37) of ERISA; (iv) multiple employer welfare arrangement subject to Section 3(40) of ERISA, or (v) a program or arrangement subject to Section 419, 419A or 501(c)(9) of the Code. NitroMed has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of NitroMed is or was held as a plan asset. NitroMed has never maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a “NitroMed Foreign Plan”).

(l) No NitroMed Plan provides (except at no cost to NitroMed or any NitroMed Subsidiary) or reflects or represents any liability of NitroMed or any NitroMed Subsidiary to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to NitroMed or any NitroMed Subsidiary, neither NitroMed nor any NitroMed Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any employee of NitroMed or any NitroMed Subsidiary (either individually or to employees of NitroMed or any NitroMed Subsidiary as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(m) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any NitroMed Plan, NitroMed Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of NitroMed or any NitroMed Subsidiary.

(n) To the Knowledge of NitroMed, NitroMed and all NitroMed Subsidiaries: (i) are in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of NitroMed, threatened claims or Legal Proceedings against NitroMed or any NitroMed Subsidiary under any worker’s compensation policy or long-term disability policy.

(o) Neither NitroMed nor any NitroMed Subsidiary is required to be, and, to the Knowledge of NitroMed, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Neither NitroMed nor any

NitroMed Subsidiary has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the Knowledge of NitroMed, neither NitroMed nor any NitroMed Subsidiary has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(p) To the Knowledge of NitroMed, no officer or employee of NitroMed or any NitroMed Subsidiary is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of NitroMed or any NitroMed Subsidiary, or that would interfere with the business of NitroMed or any NitroMed Subsidiary. To the Knowledge of NitroMed, neither the execution nor the delivery of this Agreement, nor the carrying on of the business of NitroMed or any NitroMed Subsidiary as presently conducted nor any activity of any employees of NitroMed or any NitroMed Subsidiary in connection with the carrying on of the business of NitroMed or any NitroMed Subsidiary as presently conducted will, to the Knowledge of NitroMed, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of NitroMed or any NitroMed Subsidiary may be bound.

(q) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of NitroMed or any NitroMed Subsidiary that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither NitroMed nor any NitroMed Subsidiary is a party to any Contract, nor does NitroMed or any NitroMed Subsidiary have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(r) No holder of shares of NitroMed Common Stock holds shares of NitroMed Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made and were not acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.

(s) Any NitroMed employee plan, including, without limitation, any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and any plans described in 3(3) of ERISA (collectively, the “NitroMed Plans”, and each individually a “NitroMed Plan”) sponsored, maintained, contributed to or required to be contributed to by NitroMed or any NitroMed Subsidiary for the benefit of any employee of NitroMed or any NitroMed Subsidiary and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto so as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code. No NitroMed Options, restricted stock awards, stock appreciation rights to other awards based on the capital stock of NitroMed constitutes “deferred compensation” within the meaning of Section 409A.

3.14  Environmental Matters.  NitroMed and each NitroMed Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by NitroMed and each NitroMed Subsidiary of all Permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither NitroMed nor any NitroMed Subsidiary has received since January 1, 2007 any written notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that NitroMed or any NitroMed Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of NitroMed, there are no circumstances that may prevent or interfere with NitroMed’s or any NitroMed Subsidiary’s compliance with any Environmental Law as currently enacted. To the Knowledge of NitroMed, no current owner of any property leased or controlled by NitroMed or any NitroMed Subsidiary has received since January 1, 2003 any written notice relating to property owned or leased at any time by NitroMed, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current owner or NitroMed or any NitroMed Subsidiary is not in compliance with or violated any Environmental law relating to such property. All Governmental Authorizations currently held by NitroMed or any NitroMed Subsidiary pursuant to Environmental Laws are identified in Part 3.14 of the NitroMed Disclosure Schedule.

3.15  Insurance.  NitroMed maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Part 3.15 of the NitroMed Disclosure Schedule sets forth each insurance policy (including general liability, worker’s compensation and employee liability, directors and officers insurance, employee benefits liability, product liability, clinicial trial insurance, crime, non-owned and hired automobile liability, and property, including business income and extra expense and change in controlled environment coverages) to which NitroMed is a party. Each such insurance policy is in full force and effect. Since January 1, 2007, NitroMed has not received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

3.16  Title to Assets; Bank Accounts; Receivables.

(a) Each of NitroMed and any NitroMed Subsidiary owns, and has good, valid and marketable title to, all assets purported to be owned by it. All of such assets are owned by NitroMed and any NitroMed free and clear of any material Encumbrances, except for (a) any lien for current Taxes not yet due and payable, (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the Ordinary Course of Business, (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business and (d) liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto.

(b) Part 3.16(b) of the NitroMed Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of NitroMed or any NitroMed Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(c) All existing accounts receivable of NitroMed or any NitroMed Subsidiary (including those accounts receivable reflected on the NitroMed Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the NitroMed Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of NitroMed or any NitroMed Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the unaudited interim consolidated balance sheet for NitroMed as of September 30, 2008 delivered or made available to Merger Partner prior to the date of this Agreement.

3.17  Legal Proceedings; Orders.  Except as described in the NitroMed SEC Documents, there is no pending Legal Proceeding, and to the Knowledge of NitroMed, no Person has threatened to commence any Legal Proceeding: (i) that involves NitroMed or any NitroMed Subsidiary or any assets owned or used by NitroMed or any NitroMed Subsidiary or any Person whose liability NitroMed or any NitroMed Subsidiary has or may have retained or assumed, either contractually or by operation of law claiming damages, which, if adversely determined, would reasonably be expected to have a NitroMed Material Adverse Effect; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions. To the Knowledge of NitroMed, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which NitroMed or any NitroMed Subsidiary, or any of the assets owned or used by NitroMed or any NitroMed Subsidiary, is subject.

3.18  Non-Contravention; Consents.  Subject to obtaining the Required NitroMed Stockholder Vote for the applicable Contemplated Transactions, adoption of this Agreement by NitroMed as the sole stockholder of Merger Sub, the filing of the NitroMed Certificate of Amendment, and the filing of the Certificate of Merger as required by the DGCL, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of NitroMed’s certificate of incorporation or bylaws;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which NitroMed or any NitroMed Subsidiary, or any of the assets owned or used by NitroMed or any NitroMed Subsidiary, is subject, except as would not reasonably be expected to have a NitroMed Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by NitroMed or any NitroMed Subsidiary or that otherwise relates to NitroMed’s or any NitroMed Subsidiary’s business or to any of the assets owned or used by NitroMed or any NitroMed Subsidiary, except as would not reasonably be expected to have a NitroMed Material Adverse Effect;

(d) result in a material conflict, violation or breach of, or result in a material default under, any provision of any material NitroMed Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such NitroMed Contract, (ii) accelerate the maturity or performance of any such NitroMed Contract, or (iii) cancel, terminate or modify any such NitroMed Contract, except as would not reasonably be expected to have a NitroMed Material Adverse Effect; or

(e) result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by NitroMed or any NitroMed Subsidiary (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of NitroMed or any NitroMed Subsidiary) except as would not reasonably be expected to have a NitroMed Material Adverse Effect.

Except for those filings, notices or Consents disclosed in Part 3.18 of the NitroMed Disclosure Schedule, NitroMed and the NitroMed Subsidiaries are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.

3.19  Vote Required.  The affirmative vote of (i) the holders of a majority of the NitroMed Common Stock having voting power present in person or represented by proxy at the NitroMed Stockholders’ Meeting is the only vote of the holders of any class or series of NitroMed capital stock necessary to approve the issuance of NitroMed Common Stock in connection with the Merger and (ii) the holders of a majority of the NitroMed Common Stock having voting power outstanding on the record date for the NitroMed Stockholders’ Meeting is the only vote necessary to approve the NitroMed Certificate of Amendment ((i) and (ii) together, the “Required NitroMed Stockholder Vote”).

3.20  Regulatory Compliance.

(a) All NitroMed Products of NitroMed or any NitroMed Subsidiary that are subject to the jurisdiction of any Governmental Body are being manufactured, labeled, stored, tested, developed, distributed, marketed and promoted, as applicable, in compliance in all material respects with all applicable Legal Requirements.

(b) Part 3.20(b) of the NitroMed Disclosure Schedule lists all claims, statements, and other matters (including, but not limited to, all correspondence or communications with Governmental Bodies) concerning or relating to any health care program funded by any Governmental Body that involves, relates to or alleges: (i) any violation of any Legal Requirement of any such program with respect to any activity, practice or policy of NitroMed, any NitroMed Subsidiary or any NitroMed Product, resulting from the action of NitroMed or any NitroMed Subsidiary or, to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary; or (ii) any violation of any Legal Requirement of any such program with respect to any claim for payment or reimbursement made for a NitroMed Product. There are no such violations or irregularities nor are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any Governmental Body with respect to any of the activities, transactions, practices, policies or claims of NitroMed, any NitroMed Subsidiary or involving any NitroMed Product. Neither NitroMed, any NitroMed Subsidiary nor any NitroMed Product is currently subject to any outstanding investigation or audit (except for routine periodic audits conducted pursuant to regulatory or contractual requirements in the ordinary course of business) by any such Governmental Body and, to the Knowledge of NitroMed, there are no grounds to anticipate any such investigation or audit in the foreseeable future.

(c) Neither NitroMed nor any NitroMed Subsidiary, nor to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral in violation of any applicable Legal Requirements relating to any anti-kickback law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback law.

(d) Neither NitroMed, nor to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Legal Requirements relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law. NitroMed and any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has promoted all NitroMed Products of NitroMed and any NitroMed Subsidiary in accordance with all applicable Legal Requirements relating to off-label promotion.

(e) NitroMed has obtained and holds all such Permits, including without limitation all such Permits required by the United States Food and Drug Administration, as are necessary to conduct its business in the manner currently conducted. NitroMed has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to the Permits, and, to NitroMed’s Knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that could not reasonably be expected to have a NitroMed Material Adverse Effect.

(f) NitroMed has obtained approval from the United States Food and Drug Administration for any NitroMed Product that it has marketed or is marketing commercially in the United States. NitroMed has timely filed with the United States Food and Drug Administration all required notices, supplemental applications, investigational new drug applications, and annual or other reports or documents, including adverse experience reports for the NitroMed Products or product candidates. NitroMed has disclosed to Archemix (i) copies of all correspondence with the United States Food and Drug Administration and other similar Governmental Bodies regarding any of the NitroMed Products or product candidates and (ii) all information relating to Product complaints and adverse drug experience.

(g) Neither NitroMed nor any NitroMed Subsidiary, nor to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has received any notices or correspondence from the United States Food and Drug Administration nor any Governmental Body exercising comparable authority requiring the termination or suspension of sale of the approved NitroMed Products or otherwise alleging that NitroMed or a NitroMed Subsidiary is not in compliance in all material respects with all applicable Legal Requirements.

3.21  NitroMed Action.  The board of directors of NitroMed and Merger Sub (at meetings duly called and held in accordance with the NitroMed Constituent Documents) have (a) unanimously determined that the Merger is advisable and in the best interests of NitroMed, Merger Sub and the stockholders of NitroMed and (b) unanimously determined to recommend that the stockholders of NitroMed vote to approve the BiDil

Divestiture and the transactions contemplated thereby and the issuance of shares of NitroMed Common Stock to the stockholders of Archemix pursuant to the terms of this Agreement and such other actions as contemplated by this Agreement.

3.22  No Financial Advisor.  No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of NitroMed or Merger Sub.

3.23  Certain Payments.  Neither NitroMed nor its Subsidiaries, nor to NitroMed’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of NitroMed or its Subsidiaries, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of NitroMed;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.

3.24  Authority; Binding Nature of Agreement.  NitroMed and Merger Sub have all requisite corporate power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by NitroMed and Merger Sub of this Agreement (including the contemplated issuance of NitroMed Common Stock pursuant to the Merger in accordance with this Agreement and the effectuation of the NitroMed Certificate of Amendment) have been duly authorized by all necessary action on the part of NitroMed and Merger Sub and their respective boards of directors, subject only to the adoption of this Agreement by NitroMed as the sole stockholder of Merger Sub, obtaining the Required NitroMed Stockholder Vote for the applicable Contemplated Transactions, the filing of the NitroMed Certificate of Amendment and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by NitroMed and Merger Sub, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of NitroMed and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.25  Anti-Takeover Law.  The board of directors of NitroMed has taken all action necessary and required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions (a) any anti-takeover provision in NitroMed’s certificate of incorporation or bylaws, (b) any takeover provision in any NitroMed Contract, and (c) any takeover provision in any applicable state law.

3.26  Valid Issuance.  The NitroMed Common Stock to be issued pursuant to the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.27  Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.

(a) NitroMed and each NitroMed Subsidiary maintains internal control over financial reporting which provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of NitroMed’s and each NitroMed Subsidiary’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of NitroMed and to maintain accountability for NitroMed’s consolidated assets.

(b) NitroMed maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning NitroMed and NitroMed Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of NitroMed’s filings with the SEC and other public disclosure documents.

(c) Neither NitroMed nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act.

(d) NitroMed has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of NitroMed.

3.28  Disclosure.  The information supplied by NitroMed for inclusion in the Joint Proxy Statement/Prospectus (including any NitroMed SEC Documents) will not, as of the date of the Joint Proxy Statement/Prospectus or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

4.  CERTAIN COVENANTS OF THE PARTIES

4.1  Access and Investigation.  Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), upon reasonable notice NitroMed and Archemix shall, and shall cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each of NitroMed and Archemix shall promptly provide the other Party with copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for its senior management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv) any notice, document or other communication sent by or on behalf of a Party to any party to any material NitroMed Contract or material Archemix Contract, as applicable, or sent to a Party by any party to any material NitroMed Contract or material Archemix Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such material NitroMed Contract or material Archemix Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.

4.2  Operation of NitroMed’s Business.

(a) Except as set forth on Part 4.2 of the NitroMed Disclosure Schedule, during the Pre-Closing Period each of NitroMed and its Subsidiaries shall conduct its respective business and operations (i) in the Ordinary Course of Business, except for the BiDil Divestiture and the NO Program Divestiture (each as defined below), and (ii) in material compliance with all applicable Legal Requirements and the material requirements of all Contracts that constitute material Contracts. In addition, during the Pre-Closing Period, NitroMed shall promptly notify Archemix of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting NitroMed or NitroMed’s Subsidiaries that is commenced, or, to the Knowledge of NitroMed, threatened against, NitroMed or NitroMed’s Subsidiaries; or (C) any material developments with respect to the transactions contemplated by (i) the divestiture of certain assets and liabilities associated with its BiDil product (any such divestiture, the “BiDil Divestiture”), including any material developments with respect to that certain Purchase and Sale Agreement by and between NitroMed and JHP Pharmaceuticals, LLC, dated as of October 22, 2008 (the “BiDil Asset Purchase Agreement”) or (ii) the divestiture through one or more transactions of certain of the assets and liabilities associated with NitroMed’s nitric-oxide based research technology platform (the “NO Program Divestiture”).

(b) Subject to any Legal Requirement applicable to NitroMed or any of its Subsidiaries and except as set forth on Part 4.2 of the NitroMed Disclosure Schedule, during the Pre-Closing Period, neither NitroMed nor any of its Subsidiaries shall, without the prior written consent of Archemix (which shall not be unreasonably withheld, conditioned or delayed), take any action set forth in Section 3.5(c)-(t).

4.3  Operation of Archemix’s Business.

(a) Except as set forth on Part 4.3 of the Archemix Disclosure Schedule, during the Pre-Closing Period: (i) Archemix shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in material compliance with all applicable Legal Requirements and the material requirements of all Contracts that constitute material Contracts; (ii) Archemix shall preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Archemix; and (iii) Archemix shall promptly notify NitroMed of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Archemix that is commenced, or, to the Knowledge of Archemix, threatened against, Archemix.

(b) Subject to any Legal Requirement applicable to Archemix, during the Pre-Closing Period, Archemix agrees that it shall not, without the prior written consent of NitroMed (which shall not be unreasonably withheld, conditioned or delayed) take any action set forth in Section 2.5(c)-(s); provided, however, that the consent of NitroMed will not be required for (A) the entry into, modification, amendment, alteration or waiver of any Contract made in the ordinary course of business consistent with past practice, (B) the entry of any Contract described on Part 4.3 of the Archemix Disclosure Schedule, (C) capital expenditures substantially in accordance with a capital expenditure plan as previously provided to NitroMed or (D) any action taken as set forth in Section 2.5(j).

4.4  Disclosure Schedule Updates.  During the Pre-Closing Period, Archemix on the one hand, and NitroMed on the other, shall promptly notify the other Party in writing, by delivery of an updated Archemix Disclosure Schedule or NitroMed Disclosure Schedule, as the case may be, of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Archemix on the one hand, and NitroMed on the other, shall promptly advise the other Party in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such Party or (to the Knowledge of such Party) any director, officer or Key Employee of such Party. No notification given pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of Archemix, or Section 8.1 or 8.2 in the case of NitroMed.

4.5  No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Required NitroMed Stockholder Vote or the Required Archemix Stockholder Vote, as applicable, each Party may furnish information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a Superior Offer or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that is reasonably likely to result in a Superior Offer that is submitted to such Party by such Person (and not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5; (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of such Party under applicable Legal Requirements; (C) at least three (3) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least three (3) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Section 4.5(a) notwithstanding, each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

(d) Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.

4.6  Employee Benefit Plans.  As of the day immediately prior to the Closing, NitroMed shall terminate each NitroMed Plan that is a 401(k) plan, and, as of the Closing, NitroMed shall terminate each other NitroMed Plan, other than the NitroMed Option Plans and the NitroMed 2003 Employee Stock Purchase Plan. All Archemix Plans shall survive the Merger and continue in effect after the Closing in accordance with their terms (collectively, the “Continuing Plans”) and any applicable service agreements, trusts and assets associated with the Continuing Plans.

5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1  Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and NitroMed shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Prior to the Form S-4 Registration Statement being declared effective under the Securities Act by the SEC (a) NitroMed and Merger Sub shall execute and deliver to Wilmer Cutler Pickering Hale and Dorr LLP and to Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. tax representation letters in a form reasonably acceptable to such counsel; and (b) Archemix shall execute and deliver to Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. and to Wilmer Cutler Pickering Hale and Dorr LLP tax representation letters in a form reasonably acceptable to such counsel. Following the delivery of the tax representation letters pursuant to the preceding sentence, (x) NitroMed shall use its commercially reasonable efforts to cause Wilmer Cutler Pickering Hale and Dorr LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) Archemix shall use its commercially reasonable efforts to cause Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.1(a). Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of Archemix and the stockholders of NitroMed as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Archemix occurs, or if Archemix becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then Archemix shall promptly inform NitroMed thereof and shall cooperate with NitroMed in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Archemix.

(b) Prior to the Effective Time, NitroMed shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the NitroMed Common Stock to be issued pursuant to the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Archemix Common Stock or Archemix Preferred Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Archemix Stockholders’ Meeting; provided, however, that NitroMed shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction; or (iii) otherwise become subject to taxation in any jurisdiction.

5.2  Archemix Stockholders’ Meeting.

(a) Subject to Section 5.2(c), Archemix shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Archemix Common Stock and Archemix Preferred Stock to vote on the adoption of this Agreement (the “Archemix Stockholders’ Meeting”). The Archemix Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Archemix shall ensure that all proxies solicited in connection with the Archemix Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Archemix agrees that, subject to Section 5.2(c): (i) the board of directors of Archemix shall recommend that the holders of Archemix Common Stock and Archemix Preferred Stock vote to adopt this Agreement and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Archemix recommends that the holders of Archemix Common Stock and Archemix Preferred Stock vote to adopt this Agreement and such other matters contemplated by this Agreement at the Archemix Stockholders’ Meeting (the recommendation of the board of directors of Archemix that the stockholders of Archemix vote to adopt this Agreement and such other matters contemplated by this Agreement being referred to as the “Archemix Board Recommendation”); and (iii) the Archemix Board Recommendation shall not be withdrawn or modified in a manner adverse to NitroMed, and no resolution by the board of directors of Archemix or any committee thereof to withdraw or modify the Archemix Board Recommendation in a manner adverse to NitroMed shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Archemix Stockholder Vote, the board of directors of Archemix may withhold, amend, withdraw or modify the Archemix Board Recommendation in a manner adverse to NitroMed if (i) other than in response to an Acquisition Proposal the board of directors of Archemix, based upon a material development or change in circumstances occurring, arising or coming to the attention of such directors after the date hereof that was neither known to such directors nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal or any matter set forth on Part 5.2(c) of the Archemix Disclosure Schedule) (such material development or change in circumstances, an “Archemix Intervening Event”) determines in good faith, following consultation with its outside legal counsel, that in light of such Archemix Intervening Event the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements, or (ii) Archemix has not breached Section 4.5 and Archemix receives a Superior Offer and determines to terminate this Agreement pursuant to Section 9.1(k); provided, that NitroMed must receive three (3) Business Days prior written notice from Archemix confirming that Archemix’s board of directors has determined to change its recommendation.

5.3  NitroMed Stockholders’ Meeting.

(a) Subject to Section 5.3(c), NitroMed shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of NitroMed Common Stock to vote on the issuance of NitroMed Common Stock pursuant to the Merger, the NitroMed Certificate of Amendment and, if not previously approved or scheduled for consideration at a separate meeting of holders of NitroMed Common Stock, approval of the BiDil Divestiture and the transactions contemplated thereby (such meeting, the “NitroMed Stockholders’ Meeting”). The NitroMed Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. NitroMed shall ensure that all proxies solicited in connection with the NitroMed Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) NitroMed agrees that, subject to Section 5.3(c): (i) the board of directors of NitroMed shall recommend that the holders of NitroMed Common Stock vote to approve (A) the NitroMed Certificate of Amendment, (B) the BiDil Divestiture and the transactions contemplated thereby if not previously approved or scheduled for consideration at a separate meeting of holders of NitroMed Common Stock, and (C) the issuance of NitroMed Common Stock pursuant to the Merger and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of NitroMed recommends that the stockholders of NitroMed vote to approve the NitroMed Certificate of Amendment, the BiDil Divestiture and the transactions contemplated thereby (if not previously approved or scheduled for consideration at a separate meeting of holders of NitroMed Common Stock), the issuance of NitroMed Common Stock pursuant to the Merger and such other matters contemplated by this Agreement (the recommendation of the board of directors of NitroMed that the stockholders of NitroMed vote to approve (A) the NitroMed Certificate of Amendment, (B) the BiDil Divestiture and the transactions contemplated thereby if not previously approved or scheduled for consideration at a separate meeting of holders of NitroMed Common Stock, (C) the issuance of NitroMed Common Stock pursuant to the Merger and (D) such other matters contemplated by this Agreement being referred to as the “NitroMed Board Recommendation”); and (iii) the NitroMed Board Recommendation shall not be withdrawn or modified in a manner adverse to Archemix, and no resolution by the board of directors of NitroMed or any committee thereof to withdraw or modify the NitroMed Board Recommendation in a manner adverse to Archemix shall be adopted or proposed; provided that, at any time on or before ten (10) Business Days prior to the NitroMed Stockholders’ Meeting, the board of directors of NitroMed or any committee thereof may withdraw its recommendation with respect to the BiDil Divestiture as proposed prior to such date and substitute its recommendation in favor of a BiDil Divestiture that such board or committee in good faith believes is more favorable to NitroMed and any such action shall not be deemed a breach or violation of this Section 5.3.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required NitroMed Stockholder Vote, the board of directors of NitroMed may withhold, amend, withdraw or modify the NitroMed Board Recommendation in a manner adverse to Archemix if (i) other than in response to an Acquisition Proposal the board of directors of NitroMed determines, based upon a material development or change in circumstances occurring, arising or coming to the attention of such directors after the date hereof that was neither known to such directors nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal or any matter set forth on Part 5.3(c) of the NitroMed Disclosure Schedule) (such material development or change in circumstances, a “NitroMed Intervening Event”), in good faith, following consultation with its outside legal counsel, that in light of such NitroMed Intervening Event the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements or (ii) NitroMed has not breached Section 4.5 and NitroMed receives a Superior Offer and determines to terminate this Agreement pursuant to Section 9.1(j); provided, that Archemix must receive three (3) Business Days prior written notice from NitroMed confirming that NitroMed’s board of directors has determined to change its recommendation.

5.4  Regulatory Approvals.  Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, notifications or other documents required to be filed in connection with the Merger under any applicable U.S. or foreign Legal Requirement relating to antitrust or competition matters. Archemix and NitroMed shall as promptly as practicable respond in compliance with any inquiries or requests received from any U.S., state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5  Archemix Stock Options; Archemix Warrants.

(a) Subject to Section 5.5(e), at the Effective Time, NitroMed shall assume the Archemix Stock Option Plan and each Archemix Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, and each such option shall be converted into and become an option to purchase NitroMed Common Stock in accordance with the terms (as in effect as of the date of this Agreement) of the Archemix Stock Option Plan under which such Archemix Option was issued and the terms of the stock option agreement by which such Archemix Option is evidenced. All rights with respect to Archemix Common Stock under Archemix Options assumed by NitroMed shall thereupon be converted into rights with respect to NitroMed Common Stock. Accordingly, from and after the Effective Time: (i) each Archemix Option assumed by NitroMed may be exercised solely for shares of NitroMed Common Stock; (ii) the number of shares of NitroMed Common Stock subject to each Archemix Option assumed by NitroMed shall be determined by multiplying (A) the number of shares of Archemix Common Stock that were subject to such Archemix Option immediately prior to the Effective Time by (B) the Applicable Archemix Common Stock Exchange Ratio, as determined pursuant to Section 1.6, and rounding the resulting number down to the nearest whole number of shares of NitroMed Common Stock; (iii) the per share exercise price for the NitroMed Common Stock issuable upon exercise of each Archemix Option assumed by NitroMed shall be determined by dividing the effective per share exercise price of Archemix Common Stock subject to such Archemix Option, as in effect immediately prior to the Effective Time, by the Applicable Archemix Common Stock Exchange Ratio, as determined pursuant to Section 1.6, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Archemix Option assumed by NitroMed shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Archemix Options shall otherwise remain unchanged including, with respect to Archemix Options that were intended to qualify as “incentive stock options” under Section 422 of the Code, such provisions shall remain unchanged as are necessary to ensure that such Archemix Options continue to qualify as “incentive stock options” under Section 422 of the Code and will not be deemed subject to Section 409A of the Code; provided, however, that: (A) each Archemix Option assumed by NitroMed in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to NitroMed Common Stock subsequent to the Effective Time, including on account of the Reverse Stock Split, and in a manner consistent with the requirements of Section 409A and Section 422 of the Code, as applicable; and (B) the board of directors of NitroMed or a committee thereof shall succeed to the authority and responsibility of the board of directors of Archemix or any committee thereof with respect to each Archemix Option assumed by NitroMed and the Archemix Stock Option Plan. After the Effective Time, options issued under the Archemix Stock Option Plan may be exercised solely for shares of NitroMed Common Stock.

(b) Subject to Section 5.5(e), at the Effective Time, each Archemix Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase NitroMed Common Stock and NitroMed shall assume each such Archemix Warrant in accordance with its terms. All rights with respect to Archemix Common Stock or Archemix Preferred Stock under Archemix Warrants assumed by NitroMed shall thereupon be converted into rights with respect to NitroMed Common Stock. Accordingly, from and after the Effective Time: (i) each Archemix Warrant assumed by NitroMed may be exercised solely for shares of NitroMed Common Stock; (ii) the number of shares of NitroMed Common Stock subject to each Archemix Warrant assumed by NitroMed shall be determined by multiplying (A) the number of shares of Archemix Common Stock or Archemix Preferred Stock, as the case may be, that were subject to such Archemix Warrant immediately prior to the Effective Time by (B) the Applicable Archemix Common Stock Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of NitroMed Common Stock; (iii) the per share exercise price for the NitroMed Common Stock issuable upon exercise of each Archemix Warrant assumed by NitroMed shall be determined by dividing the effective per share exercise price of Archemix Common Stock or Archemix Preferred Stock, as the case may be, that were subject to such Archemix Warrant, as in effect immediately prior to the Effective Time, by the Applicable Archemix Common Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Archemix Warrant assumed by NitroMed shall continue in full force and effect and the term and other provisions of such Archemix Warrant shall otherwise remain unchanged.

(c) NitroMed shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NitroMed Common Stock for delivery upon exercise of the Archemix Options assumed by the NitroMed in accordance with Section 5.5(a). NitroMed shall file with the SEC, no later than 30 days after the Effective Time, a registration statement on Form S-8, if available for use by NitroMed, relating to the shares of NitroMed Common Stock issuable with respect to Archemix Options assumed by NitroMed in accordance with Section 5.5(a). If NitroMed or Archemix reasonably believe, with advice of counsel, that NitroMed will not be eligible to use Form S-8 within 30 days after the Effective Time, then NitroMed shall use commercially reasonable efforts to include in the Form S-4 Registration Statement the registration under the Securities Act of the Equity Retention Plan Options and the shares of NitroMed Common Stock issuable upon exercise of the Equity Retention Plan Options and the Archemix Options. If NitroMed is not able to register such securities in the Form S-4 Registration Statement, then as soon as practicable and in any event within 30 days after the Effective Time, NitroMed shall file with the SEC, and use its commercially reasonable efforts to have declared effective as soon as practicable, a “shelf” registration statement on Form S-3 (which NitroMed shall use commercially reasonable efforts to include as part of the Form S-4 Registration Statement) (or if NitroMed is not eligible to use Form S-3, any other form that NitroMed is eligible to use) covering the issuance by NitroMed of the Equity Retention Plan Options and the shares of NitroMed Common Stock issuable upon exercise of the Equity Retention Plan Options and the Archemix Options. NitroMed shall use commercially reasonable efforts to keep the registration statement covering the issuance by NitroMed of the Equity Retention Plan Options and the shares of NitroMed Common Stock issuable upon exercise of the Equity Retention Plan Options and the Archemix Options continuously effective and usable for a period commencing on the date on which the SEC declares such registration statement effective until such time as NitroMed is eligible to and files a Form S-8 to register the securities covered thereby.

(d) Subject to compliance with Section 422 of the Code and NASDAQ Marketplace Rule 4350(i)(A)(1)(iii) and IM-4350-5, authorized but unissued shares reserved for issuance under the Archemix Stock Option Plan as of the Effective Time and any shares which become available for issuance in accordance with the terms of the Archemix Stock Option Plan following the Effective Time, each as adjusted in the same manner as the outstanding Archemix Options pursuant to Section 5.5(a) hereof, shall be available for grant to persons who were employees of Archemix as of the Effective Time or who are employed by Archemix following the Effective Time.

(e) Prior to the Effective Time, NitroMed and Archemix shall take all actions that may be necessary (under the Archemix Stock Option Plan and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Archemix Options or Archemix Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6  NitroMed Options.  For the avoidance of doubt, at the Effective Time, each NitroMed Option that is outstanding and unexercised immediately prior to the Effective Time, other than the options to be cancelled that are listed in Part 3.3(b) of the NitroMed Disclosure Schedule, whether or not vested, shall be assumed by NitroMed in accordance with the terms (as in effect as of the date of this Agreement) of the NitroMed Option Plan under which such NitroMed Option was issued and the terms of the stock option agreement by which such NitroMed Option is evidenced.

5.7  Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of NitroMed and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of NitroMed or Archemix (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of NitroMed or Archemix, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of NitroMed and the Surviving Corporation, jointly and severally, upon receipt by NitroMed or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of each of NitroMed and the Surviving Corporation shall contain, and NitroMed shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of NitroMed and Archemix than are presently set forth in the certificate of incorporation and bylaws of NitroMed and Archemix, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of NitroMed or Archemix.

(c) NitroMed shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Archemix (provided that NitroMed may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall NitroMed be required to expend pursuant to this Section 5.7(c) more than an amount equal to 200% of current annual premiums paid by Archemix for such insurance.

(d) NitroMed shall purchase an insurance policy, with an effective date as of the earlier of (x) the Closing or (y) the termination or expiration of NitroMed’s existing insurance policy, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by NitroMed (provided that NitroMed may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the

Closing; provided, however, that in no event shall NitroMed be required to expend pursuant to this Section 5.7(d) more than an amount equal to 200% of current annual premiums paid by NitroMed for such insurance.

(e) NitroMed shall purchase directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to NitroMed.

(f) NitroMed shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7, unless a D&O Indemnified Party ultimately is determined not to be entitled to such indemnification or insurance recovery, as the case may be, by a court of competent jurisdiction in a final, non-appealable judgment.

(g) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of NitroMed and Archemix by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h) In the event NitroMed or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of NitroMed or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7

(i) NitroMed shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8  Additional Agreements.

(a) Subject to Section 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement (including, in the case of NitroMed, Section 8.6 and 8.7). Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the

Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.9  Disclosure.  Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.10  Listing.  NitroMed shall use commercially reasonable efforts to maintain its existing listing on the NASDAQ Global Market and to cause the shares of NitroMed Common Stock to be issued in the Merger, and upon exercise of the Archemix Options and the Archemix Warrants to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market at or prior to the Effective Time. Archemix shall promptly furnish to NitroMed all information concerning Archemix that may be required or reasonably requested in connection with such listing.

5.11  Directors and Officers.

(a) Prior to the Effective Time, and subject to the receipt of any required stockholder vote, NitroMed shall take all necessary corporate action, including adopting a certificate of amendment to its certificate of incorporation and amending its bylaws, if necessary, (i) to cause the number of members of the board of directors of NitroMed to be fixed at seven (7), and the persons identified on Part 5.11(a)(i) of the Archemix Disclosure Schedule, concurrently with the Effective Time, to constitute the board of directors of NitroMed, which action will be effective concurrently with the Effective Time, and (ii) to obtain the resignations of the directors identified on Part 5.11(a)(ii) of the Archemix Disclosure Schedule, which resignations will be effective concurrently with the effectiveness of the elections referred to in clause (i). If any person so designated to be a director shall prior to the Effective Time be unable or unwilling to hold office beginning concurrently with the Effective Time, a majority of the directors of NitroMed (if such person is an Affiliate of NitroMed) or a majority of the directors of Archemix (if such person is an Affiliate of Archemix) shall designate another to be appointed or nominated for election as a director in his or her place.

(b) At the Effective Time, NitroMed and the Surviving Corporation shall take all action necessary (i) to cause the number of members of the Surviving Corporation’s board of directors to be fixed at one and the person identified on Schedule 5.11(b)(i) to be elected to the Surviving Corporation’s board of directors, which action will be effective concurrently with the Effective Time and (ii) effective concurrently with such appointment, to obtain the resignations, or to cause the removal without cause, of the directors identified on Schedule 5.11(b)(ii). If any person so designated to be a director shall prior to the Effective Time be unable or willing to hold office beginning concurrently with the Effective Time, Archemix (if such person is an Affiliate of Archemix) shall designate another person to be appointed as a director to his or her place.

(c) NitroMed shall terminate all of its officers and employees, except for those listed on Part 5.11(c) of the Archemix Disclosure Schedule prior to, or immediately following, the Effective Time.

(d) Prior to the Effective Time, the board of directors of NitroMed, shall appoint the Persons as officers of NitroMed listed in Part 5.11(d) of the Archemix Disclosure Schedule.

5.12  Tax Matters.

(a) NitroMed, Merger Sub and Archemix each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their Knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan or reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). NitroMed, Merger Sub and Archemix shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) On or prior to the Closing, Archemix shall deliver to NitroMed a notice that the Archemix Common Stock and Archemix Preferred Stock is not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to NitroMed that Archemix delivered or made available notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If NitroMed does not receive the notice described above on or before the Closing Date, NitroMed shall be permitted to withhold from the payments to be made pursuant to this Agreement in accordance with Section 1.13 of this Agreement.

(d) NitroMed, Merger Sub and Archemix each agree to use their respective commercially reasonable efforts to obtain the opinions referred to in Sections 7.4(d) and 8.4(c), respectively, including by executing letters of representation as described in Section 5.1(a).

(e) Promptly after the date of this Agreement and during the Pre-Closing Period, NitroMed shall use commercially reasonable efforts to determine all amounts owed but not paid by NitroMed for sales and use Taxes, including interest and penalties, for all periods prior to the Effective Time. Such efforts shall include, but not be limited to, engaging third party advisors to negotiate on NitroMed’s behalf, seeking tax amnesty settlements, and registering and filing Tax Returns in all applicable states.

5.13  Equity Retention Plan.  The Board of Directors of NitroMed shall adopt an Equity Retention Plan (the “Equity Retention Plan”), pursuant to which, subject to the closing of the Merger, employees of Archemix who continue to be employed following the Merger will be granted options to purchase shares of NitroMed Common Stock following the Effective Time in such amounts specified by Archemix, not to exceed the aggregate number of shares of NitroMed Common Stock specified in Part 5.13 of the Archemix Disclosure Schedule, and subject to the terms specified therein. Such options shall be granted with an exercise price equal to the closing price of the NitroMed Common Stock on the date of grant. Except for purposes of calculating the Applicable Archemix Common Stock Exchange Ratio, the number of shares of NitroMed Common Stock to be issuable upon exercise of the options granted under the Equity Retention Plan (the “Equity Retention Plan Options”) shall be adjusted in the same manner as set forth in Section 5.5(a) hereof for each Archemix Option.

5.14  Archemix Affiliates.  Set forth in Part 5.14 of the Archemix Disclosure Schedule is a list of those persons who may be deemed to be, in Archemix’s reasonable judgment, affiliates of Archemix within the meaning of Rule 145 promulgated under the Securities Act, including any former affiliates of Archemix who may following the Effective Time be current affiliates of NitroMed (an “Archemix Affiliate”).

5.15  Resale Registration Statement.  As soon as practicable and in any event within 90 days after the Effective Time, NitroMed shall file with the SEC, and use its commercially reasonable efforts to have declared effective as soon as practicable, a resale “shelf” registration statement on Form S-3 (which NitroMed shall use commercially reasonable efforts to include as part of the Form S-4 Registration Statement) (or if NitroMed is not eligible to use Form S-3, any other form that NitroMed is eligible to use) (a “Shelf Registration Statement”) pursuant to Rule 415 promulgated under the Securities Act covering the resale by the Archemix Affiliates of shares of NitroMed Common Stock issued pursuant to this Agreement as merger consideration (the “Registrable Merger Shares”). NitroMed shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective and usable for the resale of the Registrable Merger Shares covered thereby for a period commencing on the date on which the SEC declares such Shelf Registration Statement effective and ending on the earlier of (x) the date upon which all of the Registrable Merger Shares first become eligible for resale pursuant to Rule 145 under the Securities Act without restriction or (y) the first date upon which all of the Registrable Merger Shares covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

5.16  Section 16(b).  Prior to the Effective Time, Archemix may take such steps as may be reasonably necessary or advisable in order to cause any dispositions of Archemix’s equity securities (including derivative securities) made by the Archemix directors and officers pursuant to the terms of this Agreement to be duly approved for purposes of Section 16(b) of the Exchange Act or exempt thereunder. Provided that Archemix shall first provide to NitroMed the names of its stockholders and the number of shares of Archemix Common Stock or Preferred Stock or Archemix Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by NitroMed and relating to the same, the Board of Directors of NitroMed, or an authorized committee thereof, shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the issuance of shares of NitroMed Common Stock in accordance with Section 1.6 and the actions taken with respect to Archemix Options in accordance with Section 5.5.

5.17  Current Report on Form 8-K.  Archemix and NitroMed jointly agree to provide all necessary information and to cause NitroMed to file with the SEC any Current Report on Form 8-K that is required under the Exchange Act and the rules and regulations of the SEC with respect to the consummation of the Merger.

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1  Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3  Stockholder Approval.  This Agreement shall have been duly adopted by the Required Archemix Stockholder Vote, and the BiDil Divestiture (if not previously approved at a separate meeting of holders of NitroMed Common Stock), the NitroMed Certificate of Amendment and the issuance of shares of NitroMed Common Stock to the stockholders of Archemix pursuant to the terms of this Agreement and such other Contemplated Transactions shall have been duly approved by the Required NitroMed Stockholder Vote.

6.4  Governmental Authorization.  Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.5  Listing.  The existing shares of NitroMed Common Stock shall have been continually listed on the NASDAQ Global Market as of and from the date of this Agreement through the Closing Date, and NitroMed shall have caused the shares of NitroMed Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Stock Market.

6.6  Regulatory Matters.  Any waiting period applicable to the consummation of the Merger under any applicable U.S. or any material applicable foreign antitrust requirements reasonably determined to apply to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between NitroMed, Merger Sub or Archemix and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Archemix, on the one hand, nor NitroMed on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF NITROMED AND MERGER SUB

The obligations of NitroMed and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by NitroMed, at or prior to the Closing, of each of the following conditions:

7.1  Accuracy of Representations.  The representations and warranties of Archemix contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Archemix Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Archemix Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Archemix Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2  Performance of Covenants.  Each of the covenants and obligations in this Agreement that Archemix is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Archemix in all material respects.

7.3  Consents.  All of the Consents set forth on Part 2.20 of the Archemix Disclosure Schedule shall have been obtained and shall be in full force and effect.

7.4  Agreements and Other Documents.  NitroMed shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate executed by the chief executive officer and chief financial officer of Archemix confirming that the conditions set forth in Sections 7.1, 7.2 and 7.3 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of Archemix in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of Archemix authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Archemix; and

(c) NitroMed shall have received a written opinion from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to NitroMed, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. renders such opinion to NitroMed (it being agreed that NitroMed and Archemix shall each provide reasonable cooperation, including making reasonable and customary representations, to Wilmer Cutler Pickering Hale and Dorr LLP or Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF ARCHEMIX

The obligations of Archemix to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Archemix, at or prior to the Closing, of each of the following conditions:

8.1  Accuracy of Representations.  The representations and warranties of NitroMed and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a NitroMed Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “NitroMed Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the NitroMed Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2  Performance of Covenants.  All of the covenants and obligations in this Agreement that NitroMed or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3  Consents.  All the Consents set forth on Part 3.18 of the NitroMed Disclosure Schedule shall have been obtained and shall be in full force and effect.

8.4  Documents.  Archemix shall have received the following documents:

(a) A certificate executed by the chief executive officer and chief financial officer of NitroMed confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied;

(b) certificates of good standing of each of NitroMed and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by NitroMed and Merger Sub hereunder; and

(c) Archemix shall have received the opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., counsel to Archemix, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders such opinion to Archemix (it being agreed that NitroMed and Archemix shall each provide reasonable cooperation, including making reasonable and customary representations, to Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. or Wilmer Cutler Pickering Hale and Dorr LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

8.5  Certificate of Amendment.  The NitroMed Certificate of Amendment shall have become effective under the DGCL.

8.6  Net Cash at Closing.  NitroMed shall have Net Cash at Closing, determined in accordance with Section 1.7, of at least $34,500,000.

8.7  BiDil Divestiture.  NitroMed shall have completed the BiDil Divestiture.

9.	TERMINATION

9.1  Termination.  This Agreement may be terminated prior to the Effective Time (whether (except as set forth below) before or after adoption of this Agreement by Archemix’s stockholders and whether (except as set forth below) before or after approval of the NitroMed Certificate of Amendment or the issuance of NitroMed Common Stock pursuant to the Merger by NitroMed’s stockholders):

(a) by mutual written consent duly authorized by the Boards of Directors of NitroMed and Archemix;

(b) by either NitroMed or Archemix if the Merger shall not have been consummated by April 30, 2009; provided, however; that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either NitroMed or Archemix if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either NitroMed or Archemix if (i) the Archemix Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of Archemix shall have taken a final vote to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Archemix Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Archemix Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Archemix where the failure to obtain the Required Archemix Stockholder Vote shall have been caused by the action or failure to act of Archemix and such action or failure to act constitutes a material breach by Archemix of this Agreement.

(e) by either NitroMed or Archemix if (i) the NitroMed Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of NitroMed shall have taken a final vote to approve (A) the NitroMed Certificate of Amendment and (B) the BiDil Divestiture and the transactions contemplated thereby, if not previously approved at a separate meeting of holders of NitroMed Common Stock, and (C) the issuance of shares of NitroMed Common Stock in the Merger; and (ii) either (x) the NitroMed Certificate of Amendment, (y) the BiDil Divestiture and the transactions contemplated thereby, if not previously approved at a separate meeting of holders of NitroMed Common Stock, or (z) the issuance of NitroMed Common Stock pursuant to the Merger shall not have been approved at the NitroMed Stockholders’ Meeting by the Required NitroMed Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to NitroMed where the failure to obtain the Required NitroMed Stockholder Vote shall have been caused by the action or failure to act of NitroMed and such action or failure to act constitutes a material breach by NitroMed of this Agreement.

(f) by Archemix (at any time prior to the approval of the NitroMed Certificate of Amendment and the issuance of NitroMed Common Stock pursuant to the Merger by the Required NitroMed Stockholder Vote) if a NitroMed Triggering Event shall have occurred;

(g) by NitroMed (at any time prior to the adoption of this Agreement by the Required Archemix Stockholder Vote) if an Archemix Triggering Event shall have occurred;

(h) by Archemix, upon a breach of any representation, warranty, covenant or agreement on the part of NitroMed or Merger Sub set forth in this Agreement, or if any representation or warranty of NitroMed or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in NitroMed’s or Merger Sub’s representations and warranties or breach by NitroMed or Merger Sub is curable by NitroMed or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Archemix to NitroMed or Merger Sub of such breach or inaccuracy and (ii) NitroMed or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(h) as a result of such particular breach or inaccuracy if such breach by NitroMed or Merger Sub is cured prior to such termination becoming effective); and

(i) by NitroMed, upon a breach of any representation, warranty, covenant or agreement on the part of Archemix set forth in this Agreement, or if any representation or warranty of Archemix shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Archemix’s representations and warranties or breach by Archemix is curable by Archemix, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from NitroMed to Archemix of such breach or inaccuracy and (ii) Archemix ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(i) as a result of such particular breach or inaccuracy if such breach by Archemix is cured prior to such termination becoming effective).

(j) by NitroMed if (i) (A) the board of directors of NitroMed has withdrawn or modified the NitroMed Board Recommendation in accordance with clause (i) of Section 5.3(c) and (B) immediately prior to the termination of this Agreement, NitroMed pays to Archemix the amount payable pursuant to Section 9.3(b); or (ii) immediately prior to entering into a definitive agreement with respect to a Superior Offer, provided that (A) NitroMed has not breached Section 4.5 of this Agreement and , the board of directors of NitroMed has withdrawn or modified the NitroMed Board Recommendation in accordance with clause (ii) of Section 5.3(c) and authorized NitroMed to enter into a definitive agreement for a transaction that constitutes a Superior Offer, (B) immediately prior to the termination of this Agreement, NitroMed pays to Archemix the amount payable pursuant to Section 9.3(b) and (C) immediately following such termination NitroMed enters into a definitive agreement to effect such Superior Offer.

(k) by Archemix if (i)(A) the board of directors of Archemix has withdrawn or modified the Archemix Board Recommendation in accordance with clause (i) of Section 5.2(c) and (B) immediately prior to the termination of this Agreement, Archemix pays to NitroMed the amount payable pursuant to Section 9.3(b); or (ii) immediately prior to entering into a definitive agreement with respect to a Superior Offer, provided that (A) Archemix has not breached Section 4.5 of this Agreement and the board of directors of Archemix has withdrawn or modified the Archemix Board Recommendation in accordance with clause (ii) of Section 5.2(c) and authorized Archemix to enter into a definitive agreement for a transaction that constitutes a Superior Offer, (B) immediately prior to the termination of this Agreement, Archemix pays to NitroMed the amount payable pursuant to Section 9.3(b), and (C) immediately following such termination of Archemix enters into a definitive agreement to effect such Superior Offer.

(l) by Archemix, if (i) NitroMed shall have Net Cash at Closing, determined in accordance with Section 1.7, of less than $34,500,000, or (ii) Archemix reasonably concludes that the NitroMed Board has recommended or NitroMed has entered into a BiDil Divestiture or a NO Divestiture that would reasonably be likely to (a) cause a delay in the completion of the Merger beyond the date set forth in Section 9.1(b) hereof, (b) in the case of a BiDil Divestiture impose increased liability or indemnification obligations on NitroMed or additional limitations on the conduct of NitroMed’s business following the closing of such BiDil Divestiture compared to the terms of the BiDil Asset Purchase Agreement, or (c) in the case of a NO Divestiture impose liability or indemnification obligations on NitroMed or limitations on the conduct of NitroMed’s business following the NO Program Divestiture in a manner inconsistent with Part 9.1(l) of the NitroMed Disclosure Schedule.

9.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3  Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that NitroMed and Archemix shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing, mailing and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto.

(b) (i) If this Agreement is terminated (A) (x) by NitroMed or Archemix pursuant to Section 9.1(e) and (y) at any time before the NitroMed Stockholders’ Meeting an Acquisition Proposal with respect to NitroMed shall have been publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of NitroMed and (z) within 12 months after the termination of this Agreement, NitroMed enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction or (B) by Archemix pursuant to Section 9.1(f), in either case, without duplication, NitroMed shall pay to Archemix, within five Business Days after the earlier of entering into such agreement or such consummation, in the case of (A), or termination, in the case of (B), a nonrefundable fee in an amount equal to $1,500,000.

(ii) If this Agreement is terminated (A) (x) by NitroMed or Archemix pursuant to Section 9.1(d) and (y) at any time before the Archemix Stockholders’ Meeting an Acquisition Proposal with respect to Archemix shall have been publicly announced, disclosed or otherwise communicated to the board of directors of Archemix or stockholders of Archemix and (z) within 12 months after the termination of this Agreement, Archemix enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction or (B) by NitroMed pursuant to Section 9.1(g), in either case, without duplication, Archemix shall pay to NitroMed, within five Business Days after the earlier of entering into such agreement or such consummation, in the case of (A), or termination, in the case of (B), a nonrefundable fee in an amount equal to $1,500,000.

(c) If this Agreement is terminated by Archemix pursuant to Section 9.1(l) and at the time of such termination Archemix is not in breach of this Agreement in a manner which would prevent the satisfaction of any condition in Section 6 and 7 required to be satisfied by Archemix, then NitroMed shall reimburse Archemix for its documented fees and expenses associated with the Agreement and the Contemplated Transactions, including fees and expenses of legal counsel and accountants and any fees and expenses incurred in the preparation of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto; provided, however, that such fees and expenses shall not exceed $1,500,000 if this Agreement is terminated pursuant to Section 9.1(l)(i) and $500,000 if this Agreement is terminated pursuant to Section 9.1(l)(ii) .

(d) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

10.	MISCELLANEOUS PROVISIONS

10.1  Non-Survival of Representations and Warranties.  The representations, warranties and covenants of Archemix, Merger Sub and NitroMed contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

10.2  Amendment.  This Agreement may be amended with the approval of the respective boards of directors of Archemix and NitroMed at any time (whether before or after the adoption of this Agreement by the stockholders of Archemix or before or after the approval of the NitroMed Certificate of Amendment or the issuance of shares of NitroMed Common Stock to the stockholders of Archemix pursuant to the terms of this Agreement by the stockholders of NitroMed); provided, however, that after any such adoption of this Agreement by the stockholders of Archemix, no amendment shall be made which by law requires further approval of the stockholders of Archemix without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Archemix and NitroMed.

10.3  Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4  Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement, the correspondence referred to in Section 2.9(i) and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5  Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

10.6  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7  Assignability; No Third Party Beneficiaries.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties hereto; (b) rights pursuant to Section 1, and (c) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8  Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

if to NitroMed or Merger Sub:

NitroMed, Inc.
45 Hayden Avenue
Suite 3000
Lexington MA 02421
Fax: (781) 274-8080
Attention: Kenneth Bate, President and CEO

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Fax: (858) 550-6420
Attention: Steven D. Singer, Esq.
           Jay E. Bothwick, Esq.
           Cynthia T. Mazareas, Esq.

if to Archemix:

Archemix Corp.
300 Third Street
Cambridge, MA 02142
Fax: (617) 621-9300
Attention: Errol B. DeSouza, President and CEO

with a copy to:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Fax: (617) 542-2241
Attention: Jeffrey M. Wiesen, Esq.
           Scott A. Samuels, Esq.

10.9  Cooperation.  Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.12  Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NITROMED, INC.

By:	/s/ Kenneth M. Bate
Name:     Kenneth M. Bate

Title:	President and Chief Executive Officer

NEWPORT ACQUISITION CORP.

By:	/s/ Kenneth M. Bate
Name:     Kenneth M. Bate

Title:	President

ARCHEMIX CORP.

By:	/s/ Errol B. DeSouza
Name:     Errol B. DeSouza

Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

DEFINITIONS

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Archemix Common Stock.  “Archemix Common Stock” shall mean the common stock, $0.001 par value per share, of Archemix.

Archemix Contract.  “Archemix Contract” shall mean any Contract to which Archemix is a Party and (a) by which any of Archemix’s or any Archemix IP Rights or any other asset of Archemix is or may become bound or under which Archemix has, or may become subject to, any obligation; or (b) under which Archemix has or may acquire any right or interest.

Archemix IP Rights.  “Archemix IP Rights” shall mean all Intellectual Property owned by, licensed to, or controlled by Archemix that is necessary or used in Archemix’s business as presently conducted.

Archemix IP Rights Agreement.  “Archemix IP Rights Agreement” shall mean any Contract governing, related or pertaining to any Archemix IP Rights.

Archemix Material Adverse Effect.  “Archemix Material Adverse Effect” shall mean any effect, change, event, circumstance or development (each such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Archemix Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance or prospects of Archemix; or (b) the ability of Archemix to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be an Archemix Material Adverse Effect: (i) any change in the business, financial condition, assets, operations or financial performance or prospects of Archemix caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any failure by Archemix to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Archemix competes, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (vi) any Effect resulting from the announcement or pendency of the Merger, so long as, the effects in (iii), (iv) and (v) of this definition do not disproportionately affect Archemix relative to the other participants in the industry or industry sectors in which Archemix operates.

Archemix Options.  “Archemix Options” shall mean options to purchase shares of Archemix Common Stock issued by Archemix.

Archemix Preferred Stock.  “Archemix Preferred Stock” shall mean Archemix Series A Preferred Stock, Archemix Series B Preferred Stock and Archemix Series C Preferred Stock.

Archemix Products.  “Archemix Products” shall mean all products being manufactured, distributed or developed by or on behalf of Archemix.

Archemix Related Party.  “Archemix Related Party” shall mean (i) each of the stockholders of Archemix listed on Schedule 2 hereto; (ii) each individual who is, or who has at any time been, an officer or director of Archemix; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than Archemix) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

Archemix Registered IP.  “Archemix Registered IP” shall mean all Archemix IP Rights that are filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

Archemix Series A Preferred Stock.  “Archemix Series A Preferred Stock” shall mean shares of Archemix’s Series A Convertible Preferred Stock, par value $0.01 per share.

Archemix Series B Preferred Stock.  “Archemix Series B Preferred Stock” shall mean shares of Archemix’s Series B Convertible Preferred Stock, par value $0.01 per share.

Archemix Series C Preferred Stock.  “Archemix Series C Preferred Stock” shall mean shares of Archemix’s Series C Convertible Preferred Stock, par value $0.01 per share.

Archemix Stock Option Plan.  “Archemix Stock Option Plan” shall mean the Amended and Restated 2001 Employee Consultant and Director Stock Plan, as amended, of Archemix.

Archemix Target Cash.  “Archemix Target Cash” shall mean Archemix’s cash, cash equivalents and short-term and long-term investments, calculated in accordance with GAAP, on the earlier of March 31, 2009 or the date on which NitroMed Net Cash is calculated pursuant to Section 1.7 hereof.

Archemix Triggering Event.  An “Archemix Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Archemix shall have failed to recommend that the stockholders of Archemix vote to adopt this Agreement, or shall for any reason have withdrawn or shall have modified in a manner adverse to NitroMed the Archemix Board Recommendation; (ii) Archemix shall have failed to include in the Joint Proxy Statement/Prospectus the Archemix Board Recommendation; (iii) Archemix shall have failed to hold the Archemix Stockholders’ Meeting within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the board of directors of Archemix shall have approved, endorsed or recommended any Acquisition Proposal; or (v) Archemix shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5)

Archemix Warrants.  “Archemix Warrants” shall mean warrants to purchase Archemix Common Stock or Archemix Series A Preferred Stock.

Acquisition Inquiry.  “Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Archemix, on the one hand or NitroMed, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party; provided however, that any inquiry, indication of interest or request for information related to the BiDil Divestiture or the NO Program Divestiture and the transactions contemplated thereby and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Inquiry.”

Acquisition Proposal.  “Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by Archemix, on the one hand or NitroMed, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party; provided however, that any offer or proposal related to the BiDil Divestiture, the NO Program Divestiture or any Contract described on Part 4.3 of the Archemix Disclosure Schedule, and any

of the transactions contemplated thereby and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Proposal.”

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of a Party and its Subsidiaries, taken as a whole, consolidated net income of a Party and its Subsidiaries, taken as a whole, or consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of a Party; provided, however, that any transaction or series of transactions involving circumstances set forth in clauses (a)-(c) of this definition which relate to the BiDil Divestiture, the NO Program Divestiture or any Contract described on Part 4.3 of the Archemix Disclosure Schedule, and any of the transactions contemplated thereby and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Transaction.”

Affiliate.  “Affiliate” shall mean any Person under common control with such Party within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Applicable Archemix Common Stock Exchange Ratio shall be determined in accordance with Schedule I hereto.

Applicable Archemix Preferred Stock Exchange Ratio shall be determined in accordance with Schedule I hereto.

BiDil.  “BiDil” means the prescription medicine commercially marketed by NitroMed that consists of a combination of hydralazine hydrochloride and isosorbide dinitrate.

Business Day.  “Business Day” shall mean any day other than a day on which banks in the Commonwealth of Massachusetts are authorized or obligated to be closed.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean the Confidentiality Agreement dated June 2, 2008, between Archemix and NitroMed.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

Contract.  “Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

DGCL.  “DGCL” shall mean the General Corporation Law of the State of Delaware.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, preemptive right, community property interest, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the receipt of any income derived from any asset other than (a) mechanic’s, materialmen’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law.  “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA.  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Form S-4 Registration Statement.  “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by NitroMed in connection with issuance of NitroMed Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

Governmental Authorization.  “Governmental Authorization” shall mean any: (a) Permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Global Market).

Intellectual Property.  “Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, copyrights, including registrations and applications for registration thereof, software, formulae, customer lists, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries) confidential information and other proprietary rights and intellectual property, whether patentable or not.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus.  “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the stockholders of Archemix in connection with the Archemix Stockholders’ Meeting and to the stockholders of NitroMed in connection with the NitroMed Stockholders’ Meeting.

Key Employee.  “Key Employee” shall mean an executive officer of Archemix or NitroMed, as applicable, or any employee that reports directly to the board of directors or chief executive officer of Archemix or NitroMed, as applicable.

Knowledge.  “Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market or the Financial Industry Regulatory Authority).

Materials of Environmental Concern.  “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Net Cash.  “Net Cash” shall mean, as of any particular date (actual or future), without repetition (a) the sum of (i) NitroMed’s cash and cash equivalents, short-term and long-term investments, accounts receivable, net and restricted cash and (ii) 75% of the face value of any auction rate securities, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for NitroMed’s then most recent consolidated balance sheets filed with the SEC (“NitroMed’s Most Recent SEC Balance Sheet”) minus (b) the sum of NitroMed’s accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for NitroMed’s Most Recent SEC Balance Sheet minus (c) the amount of contractual obligations as of such date determined in a manner substantially consistent with the manner in which the “Contractual Obligations” table included in the Management’s Discussion and Analysis of Financial Condition section of NitroMed’s most recent Form 10-K for the year ended December 31, 2007 filed with the SEC was determined minus (d) the remaining cash cost of restructuring accruals as of such date determined in a manner substantially consistent with the manner in which such item was determined for NitroMed’s Most Recent SEC Balance Sheet minus (e) the cash cost of any change of control payments, severance payments or payments under Section 280G of the Code that become due to any employee of NitroMed solely as a result of the Merger and the Contemplated Transactions minus (f) the cash cost of any accrued and unpaid retention payments due to any NitroMed employee as of such date minus (g) the cash cost of any and all billed and unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review that may be underway at the Effective Time) for which NitroMed is liable in respect of any period ending on or before such date minus (h) the remaining cash cost, if any, as of such date of any liabilities or expenses to NitroMed associated with the matters referred to in Schedule 3.14 of the NitroMed Disclosure Schedule minus (i) any remaining fees and expenses as of such date for which NitroMed is liable pursuant to this Agreement incurred by NitroMed in connection with this Agreement and the Contemplated Transactions minus (j) chargebacks relating to the BiDil product minus (k) unpaid Taxes and Tax accruals or good faith estimates therefor, including sales and use Taxes, any alternative minimum tax due with respect to the BiDil Divestiture and related professional and filing fees, minus (l) any amounts paid by NitroMed on or prior to such date in satisfaction of its obligations under Section 5.7(c), (d) or (e). No costs or expenses shall be deducted under any clause above to the extent already deducted pursuant to any other clause above. For the avoidance of doubt, no payments to be received following the anticipated date of Closing, other than from accounts receivable resulting from sales of products in the ordinary course of business, shall be included in the Net Cash Schedule.

NitroMed Common Stock.  “NitroMed Common Stock” shall mean the common stock, $0.01 par value per share, of NitroMed.

NitroMed Contract.  “NitroMed Contract” shall mean any Contract to which NitroMed or any of its Subsidiaries is a party and (a) by which NitroMed or any NitroMed IP Rights or any other asset of NitroMed is or may become bound or under which NitroMed has, or may become subject to, any obligation; or (b) under which NitroMed or any of its Subsidiaries has or may acquire any right or interest.

NitroMed IP Rights.  “NitroMed IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by NitroMed and its Subsidiaries that is necessary or used in NitroMed’s business as presently conducted.

NitroMed IP Rights Agreement.  “NitroMed IP Rights Agreement” shall mean any Contract governing, related or pertaining to any NitroMed IP Rights

NitroMed Material Adverse Effect.  “NitroMed Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the NitroMed Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance or prospects of NitroMed and its Subsidiaries taken as a whole; or (b) the ability of NitroMed to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a NitroMed Material Adverse Effect: (i) any change in the business, financial condition, assets, operations or financial performance or prospects of NitroMed and the NitroMed Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions, (ii) a change in the stock price or trading volume of NitroMed Common Stock or any failure by NitroMed to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which NitroMed competes, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (vi) any Effect resulting from the announcement or pendency of the Merger, or (vii) consummation of the BiDil Divestiture or the NO Program Divestiture, so long as, the effects in (iii), (iv) and (v) of this definition do not disproportionately affect NitroMed relative to the other participants in the industry or industry sectors in which NitroMed operates.

NitroMed Options.  “NitroMed Options” shall mean options to purchase shares of NitroMed Common Stock issued by NitroMed.

NitroMed Products.  “NitroMed Products” shall mean all products being manufactured, distributed or developed by or on behalf of NitroMed.

NitroMed Registered IP.  “NitroMed Registered IP” shall mean all NitroMed IP Rights that are filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

NitroMed Related Party.  “NitroMed Related Party” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Act.

NitroMed Triggering Event.  A “NitroMed Triggering Event” shall be deemed to have occurred if: (i) the board of directors of NitroMed shall have failed to recommend that the stockholders of NitroMed vote to approve the NitroMed Certificate of Amendment, the BiDil Divestiture and the transactions contemplated thereby (if not previously approved or scheduled for consideration at a separate meeting of holders of NitroMed Common Stock) or the issuance of NitroMed Common Stock pursuant to the Merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to Archemix the NitroMed Board Recommendation (subject to the proviso in Section 5.3(b)); (ii) NitroMed shall have failed to include in the Joint Proxy Statement/Prospectus the NitroMed Board Recommendation (subject to the proviso in Section 5.3(b)); (iii) NitroMed shall have failed to hold the NitroMed Stockholders’ Meeting within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the board of directors of NitroMed shall have approved, endorsed or recommended any Acquisition Proposal; or (v) NitroMed shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

Ordinary Course of Business.  “Ordinary Course of Business” shall mean, in the case of each of Archemix, NitroMed and the NitroMed Subsidiaries, such reasonable and prudent actions taken in the ordinary course of its normal operations and consistent with its past practices.

Party.  “Party” or “Parties” shall mean Archemix, Merger Sub and NitroMed.

Permit.  “Permit” or “Permits” shall mean all permits, licenses, and other approvals or authorizations of any Governmental Body.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Related Agreements.  “Related Agreements” shall mean the Archemix Stockholder Voting Agreements, the NitroMed Stockholder Voting Agreements, the Certificate of Merger, the Joint Proxy Statement/Prospectus, the BiDil Asset Purchase Agreement and any other documents or agreements executed in connection with this Agreement or the Contemplated Transactions.

Representatives.  “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary.  An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Superior Offer.  “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of NitroMed or Archemix, as applicable, determines, in its good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable, from a financial point of view, to NitroMed or NitroMed’s stockholders or Archemix or Archemix’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if (I) any financing required to consummate the transaction contemplated by such offer is not committed unless the board of directors of NitroMed or Archemix, as applicable, determines in good faith, that any required financing is reasonably capable of being obtained by such third party, or (II) the consummation of such transaction is contingent on any such financing being obtained.

Tax.  “Tax” shall mean any federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, assessment, addition to tax or interest, whether disputed or not.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

ADDITIONAL DEFINITIONS

Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section

Archemix	Recitals
Archemix Affiliate	5.14
Archemix Audited Balance Sheet	2.4(a)(i)
Archemix Board Recommendation	5.2(b)
Archemix Certificate	1.6
Archemix Certificate of Incorporation	2.2
Archemix Constituent Documents	2.2
Archemix Disclosure Schedule	2
Archemix Financial Statements	2.4(a)
Archemix Foreign Plan	2.15(k)
Archemix Intervening Event	5.2(c)
Archemix Plans	2.15(s)
Archemix Returns	2.14(a)
Archemix Stock Certificate	1.8
Archemix Stockholder Voting Agreements	Recitals
Archemix Stockholders’ Meeting	5.2(a)
Archemix Unaudited Interim Balance Sheet	2.4(a)(ii)
Agreement	Preamble
BiDil Asset Purchase Agreement	4.2(a)
BiDil Divestiture	4.2(a)
Closing	1.3
Closing Date	1.3
Continuing Plans	4.6
Conversion Factor	1.6(a)
D&O Indemnified Parties	5.7(a)
Dispute Net Cash Determination Date	1.7(d)
Dispute Notice	1.7(b)
Dissenting Shares	1.9
Effective Time	1.3
Equity Retention Plan	5.13
Equity Retention Plan Options	5.13
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
First Anticipated Closing Date	1.7(a)
GAAP	2.4(b)
Lapse Date	1.7(b)
Merger	Recitals
Merger Sub	Preamble
Net Cash Estimation	1.7(a)
Net Cash Schedule	1.7(a)
NitroMed	Preamble
NitroMed Board Recommendation	5.3(b)

Definition	Section

NitroMed Balance Sheet	3.6(a)
NitroMed Balance Sheet Date	3.5(h)
NitroMed Certificate of Amendment	1.5(a)
NitroMed Constituent Documents	3.2
NitroMed Disclosure Schedule	3
NitroMed Foreign Plan	3.13(k)
NitroMed Intervening Event	5.3(c)
NitroMed Option Plans	3.3(b)
NitroMed Plan	3.13(s)
NitroMed Returns	3.12(a)
NitroMed SEC Documents	3.4(a)
NitroMed Stockholder Voting Agreements	Recitals
NitroMed Stockholders’ Meeting	5.3(a)
Non-Dispute Net Cash Determination Date	1.7(c)
NO Program Divestiture	4.2(a)
Pension Plan	2.15(k)
Pre-Closing Period	4.1
Registrable Merger Shares	5.15
Required Archemix Stockholder Vote	2.22
Required NitroMed Stockholder Vote	3.19
Reverse Stock Split	1.5(a)(i)
Shelf Registration Statement	5.15
Subsequent Anticipated Closing Date	1.7(e)
Surviving Corporation	1.1

SCHEDULE I

to

Agreement and Plan of Merger and Reorganization
by and among
NitroMed, Inc., Newport Acquisition Corp.,
and
Archemix Corp.

The Applicable Archemix Common Stock Exchange Ratio and the Applicable Archemix Preferred Stock Ratio shall be determined as follows:

Merger Shares =	Total number of shares of NitroMed Common Stock issued in the Merger, or issuable upon exercise of (i) outstanding Archemix Options or outstanding Archemix Warrants assumed in the Merger as set forth in Section 5.5 of the Merger Agreement, or (ii) Equity Retention Plan Options; provided, however, that any shares of NitroMed Common Stock issued in the Merger or issuable with respect to any shares of Archemix capital stock issued or issuable in connection with any Contract described on Part 4.3 of the Archemix Disclosure Schedule shall not be counted.

NitroMed Equivalents =	Total number of shares of NitroMed Common Stock outstanding at the Effective Time, or issuable upon outstanding NitroMed Options; provided, however, that any NitroMed Options described on Part 3.3(b) of the NitroMed Disclosure Schedule that are cancelled prior to the Effective Time shall not be counted.

Adjusted Net Cash =	Either (i) the sum of Net Cash and $19,285,714, if Archemix Target Cash is equal to or greater than the amount specified in Part 1.6(a) of the Archemix Disclosure Schedule, or (ii) the sum of Net Cash and $24,285,714, if Archemix Target Cash is less than the amount specified in Part 1.6(a) of the Archemix Disclosure Schedule.

Where:	NitroMed Equivalents x 150,000,000 = Merger Shares Adjusted Net Cash

The Applicable Archemix Common Stock Exchange Ratio shall equal the product of (i) Merger Shares and (ii) the quotient of 0.238481 divided by 51,691,616.

The Applicable Archemix Preferred Stock Exchange Ratio shall equal the product of (i) Merger Shares and (ii) the quotient of 0.761519 divided by 105,624,995.

SCHEDULE II

to

Agreement and Plan of Merger and Reorganization

by and among

NitroMed, Inc., Newport Acquisition Corp.,

and

Archemix Corp.

Form of Calculation of Net Cash

ANNEX B

SECTION 262 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section here of and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the

Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section here of, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section here of, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

ANNEX C

November 17, 2008

Board of Directors
NitroMed, Inc.
45 Hayden Avenue
Lexington, MA 02421

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to NitroMed, Inc. (the “Company”) of the Consideration (as defined below) to be paid by the Company pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of November 18, 2008 (the “Agreement”), by and among Archemix Corp. (“Archemix”), Newport Acquisition Corp. (“Merger Sub”) and the Company.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement and as further described to us by management of the Company, Merger Sub shall be merged with and into Archemix (the “Merger”), with Archemix continuing as the surviving corporation, and (i) each share of Archemix Common Stock and Series C Preferred Stock outstanding immediately prior to the effective time of the Merger (subject to certain exceptions) shall be converted into the right to receive 0.5748 of a share of Company Common Stock and (ii) each share of Archemix Series A Preferred Stock and Archemix Series B Preferred Stock outstanding immediately prior to the effective time of the Merger (subject to certain exceptions) shall be converted into the right to receive 0.8983 of a share of Company Common Stock. The shares of Company Common Stock to be issued to the former holders of Archemix Common Stock, Archemix Series A Preferred Stock, Archemix Series B Preferred Stock and Archemix Series C Preferred Stock pursuant to the Merger are referred to collectively herein as the “Consideration.”

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company dated as of January 14, 2008, as amended on September 2, 2008 (the “Engagement Letter”), a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for providing this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement.

Cowen and Company, LLC
1221 Avenue of the Americas
New York, NY 10020
tel 1 646 562 1000

In addition, Cowen has provided an opinion to the Board of Directors of the Company in connection with the BiDil Divestiture (as defined in the Agreement) and has received certain fees pursuant to the Engagement Letter with respect to such opinion. Cowen was also offered the opportunity to act as joint book-running managing underwriter for the initial public offering that was considered but withdrawn by Archemix. In the two years preceding the date of this Opinion, Cowen has not had any other material relationship with the Company or any other party to the Merger. Cowen and its affiliates may in the future provide commercial and investment banking services to the Company or any party to the Merger and may receive fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement received on November 13, 2008, which is the most recent draft made available to Cowen;

•	certain publicly available financial and other information for the Company and Archemix, respectively, including equity research, and certain other relevant financial and operating data furnished to Cowen by the managements of the Company and Archemix, respectively;

•	certain internal financial analyses, financial projections, reports and other information concerning Archemix (the “Archemix Forecasts”) prepared by the management of Archemix;

•	discussions Cowen has had with certain members of the management of Archemix concerning the historical and current business operations, financial condition and prospects of Archemix and such other matters Cowen deemed relevant;

•	discussions Cowen has had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company, including, more specifically, that the Company does not, and does not intend to, engage in any activity that may result in the generation of any revenue, and such other matters Cowen deemed relevant;

•	certain operating results of Archemix as compared to the operating results, reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of certain companies that completed their initial public offerings that Cowen deemed relevant;

•	certain financial terms of the Merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

•	certain pro forma financial effects of the Merger; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Archemix, respectively, or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verification, the assessment of Company management as to the existing products and services of the Company and Archemix and the viability of, and risks associated with, the future products and services of the Company and Archemix. In addition, we have not conducted, nor have we assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company or Archemix. We have further relied upon the Company’s representation that all information provided to us by the Company or Archemix is accurate and complete in all material respects. We have been instructed by the Company, and we have assumed, with your consent, that the only asset of the Company is its Net Cash (as defined in the Agreement) and that the Company does not, and does not intend to, engage in any activity that may result in the generation of any revenue. We also have assumed, with your consent, that the Company’s Net Cash at Close will be $37.7 million. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of Archemix on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of Archemix, and that such forecasts provide a reasonable basis for our opinion. We express no opinion as to the Archemix Forecasts or the assumptions on which they were made. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Archemix, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company or Archemix under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to all legal matters relating to the Company and Archemix, we have relied on the advice of legal counsel to the Company. Our opinion addresses only the fairness of the Consideration, from a financial point of view, to the Company. We express no view as to any other aspect or implication of the Merger, the Agreement or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including the BiDil Divestiture and the use of proceeds therefrom. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company. Furthermore, we express no view as to the price, trading range or value of shares of Company Common Stock following the consummation of the Merger.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the Company.

Very truly yours,

ANNEX D

CERTIFICATE OF AMENDMENT OF
RESTATED
CERTIFICATE OF INCORPORATION
OF NITROMED, INC.

PURSUANT TO SECTION 242 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

NitroMed, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

The Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law duly adopted a resolution setting forth a proposed amendment to the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and declaring such amendment advisable. The stockholders of the Corporation pursuant to Section 242 of the General Corporation Law duly approved and adopted such proposed amendment at a special meeting of stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law. Accordingly, to effect such proposed amendment:

Section 3, Paragraph FOURTH of the Certificate of Incorporation is hereby amended by deleting it in its entirety and inserting in lieu thereof the following three paragraphs:

FOURTH: That, at 5:00 p.m., Eastern time, on the date of filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a [one-for-          ]1 reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each [     ]1 shares of Common Stock issued or outstanding (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into [one] validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares designated as the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.01 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Corporation shall, upon surrender of such holder’s certificate(s) representing such fractional shares of Common Stock, pay cash in an amount equal to such fractional share of Common Stock multiplied by the then fair value of the Common Stock as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

1 Shall be a number greater than one and equal to or less than 50 and shall include not more than three decimal digits.

D-1

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 70,000,000 shares, consisting of (i) 65,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock.)”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President, Chief Executive Officer and Interim Chief Financial Officer on this       day of           , 2009.

NITROMED, INC.

By:
Name:     Kenneth M. Bate

Title:	President, Chief Executive Officer and
Interim Chief Financial Officer

D-2

ANNEX E

CERTIFICATE OF AMENDMENT OF
RESTATED
CERTIFICATE OF INCORPORATION
OF NITROMED, INC

PURSUANT TO SECTION 242 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

NitroMed, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

The Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law duly adopted a resolution setting forth a proposed amendment to the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and declaring such amendment advisable. The stockholders of the Corporation pursuant to Section 242 of the General Corporation Law duly approved and adopted such proposed amendment at a special meeting of stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law. Accordingly, to effect such proposed amendment:

Section 3, Paragraph FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the Corporation is Archemix Corp.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President, Chief Executive Officer and Interim Chief Financial Officer on this       day of           , 2009.

NITROMED, INC.

By:
Name:     Kenneth M. Bate

Title:	President, Chief Executive Officer and
Interim Chief Financial Officer

E-1

PART II
INFORMATION NOT REQUIRED IN JOINT PROXY STATEMENT/PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

NitroMed’s certificate of incorporation and bylaws provide that NitroMed shall, to the fullest extent authorized by the Delaware General Corporation Law, indemnify its directors and executive officers; provided, however, that NitroMed may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that NitroMed shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against NitroMed or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, and (iii) such indemnification is provided by NitroMed, in its sole discretion, pursuant to its powers under the Delaware General Corporation Law.

Pursuant to the terms of the merger agreement with Archemix, for six years from the closing of the merger, NitroMed and Archemix, as the surviving corporation in the merger, must advance expenses to and indemnify each former director and officer of NitroMed against costs and damages incurred as a result of such director or officer serving as a director or officer of NitroMed to the fullest extent permitted under the Delaware General Corporation Law. NitroMed must also purchase an insurance policy, for six years from the closing of the merger, which maintains the current directors’ and officers’ liability insurance policies maintained by NitroMed prior to the closing of the merger.

NitroMed has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, provide for indemnification of NitroMed’s directors and executive officers for expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts incurred by such directors or executive officers in any action or proceeding arising out of that person’s services as a director or executive officer of NitroMed, any subsidiary of NitroMed or any other entity to which the person provides services at NitroMed’s request.

NitroMed’s bylaws also permit NitroMed to maintain insurance to protect itself and any director, officer, employee or agent against any liability with respect to which NitroMed would have the power to indemnify such persons under the Delaware General Corporation Law. NitroMed maintains an insurance policy insuring its directors and officers against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibit Index

Exhibit
Number		Description

2.1		Agreement and Plan of Merger, dated as of November 18, 2008, among Archemix Corp., Newport Acquisition Corp. and NitroMed, Inc. (Included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)
2.2		Form of NitroMed Stockholder Agreement and a schedule of signatories thereto (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on November 18, 2008 (File No. 000-50439))
2.3		Form of Archemix Stockholder Agreement and a schedule of signatories thereto (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on November 18, 2008 (File No. 000-50439))
3.1		Restated Certificate of Incorporation of NitroMed (Incorporated by reference to the exhibits to NitroMed’s Registration Statement on Form S-1 (File No. 333-108104))
3.2		Amended and Restated Bylaws of NitroMed (Incorporated by reference to the exhibits to NitroMed’s Registration Statement on Form S-1 (File No. 333-108104))
4	.1**	Form of NitroMed common stock certificate to be effective upon completion of the merger
4.2		Warrant to Purchase Series A Convertible Preferred Stock issued to Comerica Bank-California by Archemix Corp., dated December 18, 2002 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
4.3		Warrant to Purchase Common Stock issued to Isis Pharmaceuticals, Inc. by Archemix Corp., dated July 23, 2007 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
5	.1**	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding the legality of securities
8	.1**	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding tax matters
8	.2**	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters
10	.1#	Restated 1993 Equity Incentive Plan (Incorporated by reference to the exhibits to NitroMed’s Registration Statement on Form S-1 (File No. 333-108104))
10	.2#	Amended and Restated 2003 Stock Incentive Plan, as amended (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-50439))
10	.3#	Form of Incentive Stock Option Agreement Granted Under Amended and Restated 2003 Stock Incentive Plan (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50439))
10	.4#	Form of Nonstatutory Stock Option Agreement Granted Under Amended and Restated 2003 Stock Incentive Plan (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50439))
10	.5#	Form of Restricted Stock Agreement Granted Under Amended and Restated 2003 Stock Incentive Plan entered into between NitroMed and certain of NitroMed’s executive officers, together with a schedule of such officers (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on March 22, 2007 (File No. 000-50439))
10	.6#	2003 Employee Stock Purchase Plan, as amended (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-50439))
10	.7†	Collaboration and License Agreement between NitroMed and Professor Jay N. Cohn dated January 22, 1999, as amended January 29, 2001 and March 15, 2002 (Incorporated by reference to the exhibits to NitroMed’s Registration Statement on Form S-1 (File No. 333-108104))
10	.8†	Amendment No. 1 to Collaboration and License Agreement between NitroMed and Professor Jay N. Cohn dated August 10, 2000 (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50439))

Exhibit
Number		Description

10	.9†	Letter Agreement, dated as of September 5, 2008, between NitroMed, Inc. and Jay N. Cohn, M.D. (Incorporated by reference to the exhibits to NitroMed’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 000-50439))
10	.10†	Agreement between NitroMed and FoxKiser dated April 26, 2001 (Incorporated by reference to the exhibits to NitroMed’s Registration Statement on Form S-1 (File No. 333-108104))
10	.11†	Supply Agreement between NitroMed and Schwarz Pharma Manufacturing, Inc. dated as of February 16, 2005 (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50439))
10	.12#	Executive Severance Benefit Plan (Incorporated by reference to the exhibits to NitroMed’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 000-50439))
10	.13#	Amendment No. 1 to Executive Severance Benefit Plan (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on August 22, 2006 (File No. 000-50439))
10	.14#	Form of Agreement entered into by and between NitroMed and certain of its executive officers, together with a schedule of such officers (Incorporated by reference to the exhibits to NitroMed’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (File No. 000-50439))
10	.15#	Form of Amendment No. 1 to Agreement entered into by and between NitroMed and certain of its executive officers, together with a schedule of such officers (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on August 22, 2006 (File No. 000-50439))
10	.16#	Employment Offer Letter between NitroMed and Kenneth M. Bate, dated as of January 19, 2007 (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on January 25, 2007 (File No. 000-50439))
10	.17#	Retention Agreement between NitroMed and Kenneth M. Bate, dated as of January 23, 2007 (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on January 25, 2007 (File No. 000-50439))
10	.18#	Severance Agreement between NitroMed and Kenneth M. Bate, dated as of January 23, 2007 (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on January 25, 2007 (File No. 000-50439))
10	.19#	Retention Agreement between NitroMed and Kenneth M. Bate, dated as of January 15, 2008 (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on January 17, 2008 (File No. 000-50439))
10	.20†	License Agreement between the Company and Elan Pharma International Limited, dated as of February 9, 2007 (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-50439))
10	.21#	Consulting Agreement, dated as of October 31, 2008, between NitroMed, Inc. and Jane A. Kramer (Incorporated by reference to the exhibits to NitroMed’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 000-50439))
10.22		Purchase and Sale Agreement, dated as of October 22, 2008, by and between NitroMed, Inc. and JHP Pharmaceuticals, LLC (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on October 23, 2008 (File No. 000-50439))
10.23		Voting Agreement, dated October 22, 2008, by and between NitroMed, Inc., JHP Pharmaceuticals, LLC and certain funds affiliated with HealthCare Ventures LLC, Rho Ventures and Invus Public Equities, L.P. (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on October 23, 2008 (File No. 000-50439))
10.24		Voting Agreement, dated November 21, 2008, effective as of November 17, 2008, by and between NitroMed, Inc., JHP Pharmaceuticals, LLC and certain funds affiliated with Care Capital LLC. (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on November 26, 2008 (File No. 000-50439))
10	.25#	Employment Agreement by and between Archemix Corp. and Errol De Souza, dated March 7, 2003 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))

Exhibit
Number		Description

10	.26#*	First Amendment to Employment Agreement by and between Archemix Corp. and Errol De Souza, dated June 30, 2008
10	.27#	Employment Agreement by and between Archemix Corp. and Duncan Higgons, dated December 15, 2005 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.28#	Offer Letter from Archemix Corp. to James Gilbert, dated September 8, 2006 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.29#	Offer Letter from Archemix Corp. to Gregg Beloff, dated November 14, 2003 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.30#	Offer Letter from Archemix Corp. to Page Bouchard, dated August 24, 2004 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.31#*	Form of Change in Control Agreement by and between Archemix Corp. and each of the persons listed on Schedule I attached thereto dated September 30, 2008
10.32		Lease by and between Archemix Corp. and Three Hundred Third Street, LLC, dated April 11, 2005, as amended by the First Amendment to Lease dated July 9, 2006 and the Second Amendment to Lease dated October 31, 2007 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.33††*	Amended and Restated Collaboration Agreement by and between Archemix Corp. and Nuvelo, Inc., dated July 31, 2006
10	.34††*	Collaborative Research and License Agreement by and between Archemix Corp. and Merck KGaA, dated January 17, 2007, as amended June 6, 2007
10	.35††*	Collaborative Research and License Agreement between Archemix Corp. and Merck KGaA, dated as of June 6, 2007
10	.36††*	License Agreement between Gilead Sciences, Inc. and Archemix Corp., dated as of October 23, 2001
10	.37††*	Settlement Agreement and Release by and among Archemix Corp., Gilead Sciences, Inc. and University License Equity Holdings, Inc., dated September 4, 2003
10	.38††*	Amended and Restated License Agreement by and between Archemix Corp. and SomaLogic, Inc., dated as of June 14, 2007
10	.39††*	License Agreement by and between Archemix Corp. and Regado Biosciences, Inc., dated as of October, 2003
10	.40††*	Collaborative Research and License Agreement by and between Archemix Corp. and Takeda Pharmaceutical Company Limited, dated June 11, 2007
10	.41††*	Collaborative Research and License Agreement by and between Archemix Corp. and Elan Pharma International Limited, dated June 30, 2006
10	.42††*	Collaborative Research, Services and License Agreement by and between Archemix Corp. and Pfizer Inc., dated as of December 21, 2006
10	.43††*	Technology Development and License Agreement by and between Archemix Corp. and Aptamera, Inc. (now known as Antisoma plc), dated as of August 6, 2003
10	.44††*	Research and License Agreement by and between Archemix Corp. and Eyetech Pharmaceuticals, Inc. (now known as OSI Pharmaceuticals, Inc.), dated as of April 8, 2004
10	.45††*	License Agreement by and between Archemix Corp. and Isis Pharmaceuticals, Inc., dated as of July 23, 2007
10	.46††*	Exclusive License Agreement by and between Archemix Corp. and Ophthotech Corporation, dated as of July 31, 2007
10	.47††*	Feasibility Study, License and Option Agreement by and between Archemix Corp. and Eli Lilly and Company, dated as of August 31, 2008

Exhibit
Number		Description

10	.48††*	Exclusive License Agreement by and between Archemix Corp. and Ribomic, Inc., dated effective as of December 10, 2007, as amended on June 11, 2008
10	.49††*	Research License and Option Agreement by and between Archemix Corp. and Ribomic, Inc., dated effective as of June 11, 2008
10.50		Loan and Security Agreement by and between Archemix Corp. and Silicon Valley Bank, dated as of April 11, 2005, as amended (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.51#*	Archemix Corp. Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended
10	.52#	Form of Non-Qualified Stock Option Agreement for Directors under the Archemix Corp. Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.53#	Form of Incentive Stock Option Agreement for Senior Executives under the Archemix Corp. Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.54#	Form of Non-Qualified Stock Option Agreement for Senior Executives under the Archemix Corp. Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
21	.1*	Subsidiaries of NitroMed, Inc.
23	.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of NitroMed, Inc.
23	.3*	Consent of Ernst & Young LLP, independent registered public accounting firm of Archemix Corp.
23	.4**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (Contained in Exhibit 5.1 hereto)
23	.5**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (Contained in Exhibit 8.1 hereto)
23	.6**	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (Contained in Exhibit 8.2 hereto)
24.1		Power of Attorney (Included on Signature Page of this Registration Statement)
99	.1*	Form of Proxy Card for holders of NitroMed’s common stock
99	.2*	Consent of Cowen and Company, LLC
99	.3*	Opinion of Cowen and Company, LLC, financial advisor to NitroMed (Included as Annex C to the joint proxy statement/prospectus)
99	.4*	Proposed Amendment to Certificate of Incorporation of NitroMed (Included as Annex D to this joint proxy statement/prospectus)
99	.5*	Proposed Amendment to Certificate of Incorporation of NitroMed (Included as Annex E to this joint proxy statement/prospectus)
99	.6*	Consent of Errol De Souza, Ph.D. to be named as a director
99	.7*	Consent of Alex Barkas, Ph.D. to be named as a director
99	.8*	Consent of Peter Barrett, Ph.D. to be named as a director
99	.9*	Consent of John Maraganore, Ph.D. to be named as a director
99	.10*	Consent of Michael Ross, Ph.D. to be named as a director

*	Filed herewith.
**	To be filed by amendment.
#	Indicates management contract or compensatory plan.
†	Confidential treatment granted as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.
††	Confidential treatment has been requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every proxy statement/prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into the proxy statement/ prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the town of Lexington, Commonwealth of Massachusetts, on December 19, 2008.

NITROMED, INC.

By:	/s/ Kenneth M. Bate
Kenneth M. Bate
President, Chief Executive Officer and Interim Chief Financial Officer
(Principal Executive Officer and Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth M. Bate and Matthew A. Ebert, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth M. Bate Kenneth M. Bate	Chief Executive Officer, President and Interim Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	December 19, 2008

/s/ Robert S. Cohen Robert S. Cohen	Director	December 19, 2008

/s/ Frank L. Douglas Frank L. Douglas, M.D., Ph.D.	Director	December 19, 2008

/s/ Zola Horovitz Zola Horovitz, Ph.D.	Director	December 19, 2008

/s/ Argeris Karabelas Argeris Karabelas, Ph.D.	Director	December 19, 2008

Signature	Title	Date

/s/ Mark Leschly Mark Leschly	Director	December 19, 2008

/s/ John W. Littlechild John W. Littlechild	Director	December 19, 2008

/s/ Joseph Loscalzo Joseph Loscalzo, M.D., Ph.D.	Director	December 19, 2008

/s/ Davey S. Scoon Davey S. Scoon	Director	December 19, 2008

/s/ Christopher Sobecki Christopher Sobecki	Director	December 19, 2008

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Agreement and Plan of Merger, dated as of November 18, 2008, among Archemix Corp., Newport Acquisition Corp. and NitroMed, Inc. (Included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)
2.2		Form of NitroMed Stockholder Agreement and a schedule of signatories thereto (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on November 18, 2008 (File No. 000-50439))
2.3		Form of Archemix Stockholder Agreement and a schedule of signatories thereto (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on November 18, 2008 (File No. 000-50439))
3.1		Restated Certificate of Incorporation of NitroMed (Incorporated by reference to the exhibits to NitroMed’s Registration Statement on Form S-1 (File No. 333-108104))
3.2		Amended and Restated Bylaws of NitroMed (Incorporated by reference to the exhibits to NitroMed’s Registration Statement on Form S-1 (File No. 333-108104))
4	.1**	Form of NitroMed common stock certificate to be effective upon completion of the merger
4.2		Warrant to Purchase Series A Convertible Preferred Stock issued to Comerica Bank-California by Archemix Corp., dated December 18, 2002 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
4.3		Warrant to Purchase Common Stock issued to Isis Pharmaceuticals, Inc. by Archemix Corp., dated July 23, 2007 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
5	.1**	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding the legality of securities
8	.1**	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding tax matters
8	.2**	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters
10	.1#	Restated 1993 Equity Incentive Plan (Incorporated by reference to the exhibits to NitroMed’s Registration Statement on Form S-1 (File No. 333-108104))
10	.2#	Amended and Restated 2003 Stock Incentive Plan, as amended (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-50439))
10	.3#	Form of Incentive Stock Option Agreement Granted Under Amended and Restated 2003 Stock Incentive Plan (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50439))
10	.4#	Form of Nonstatutory Stock Option Agreement Granted Under Amended and Restated 2003 Stock Incentive Plan (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50439))
10	.5#	Form of Restricted Stock Agreement Granted Under Amended and Restated 2003 Stock Incentive Plan entered into between NitroMed and certain of NitroMed’s executive officers, together with a schedule of such officers (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on March 22, 2007 (File No. 000-50439))
10	.6#	2003 Employee Stock Purchase Plan, as amended (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-50439))
10	.7†	Collaboration and License Agreement between NitroMed and Professor Jay N. Cohn dated January 22, 1999, as amended January 29, 2001 and March 15, 2002 (Incorporated by reference to the exhibits to NitroMed’s Registration Statement on Form S-1 (File No. 333-108104))
10	.8†	Amendment No. 1 to Collaboration and License Agreement between NitroMed and Professor Jay N. Cohn dated August 10, 2000 (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50439))

Exhibit
Number		Description

10	.9†	Letter Agreement, dated as of September 5, 2008, between NitroMed, Inc. and Jay N. Cohn, M.D. (Incorporated by reference to the exhibits to NitroMed’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 000-50439))
10	.10†	Agreement between NitroMed and FoxKiser dated April 26, 2001 (Incorporated by reference to the exhibits to NitroMed’s Registration Statement on Form S-1 (File No. 333-108104))
10	.11†	Supply Agreement between NitroMed and Schwarz Pharma Manufacturing, Inc. dated as of February 16, 2005 (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50439))
10	.12#	Executive Severance Benefit Plan (Incorporated by reference to the exhibits to NitroMed’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 000-50439))
10	.13#	Amendment No. 1 to Executive Severance Benefit Plan (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on August 22, 2006 (File No. 000-50439))
10	.14#	Form of Agreement entered into by and between NitroMed and certain of its executive officers, together with a schedule of such officers (Incorporated by reference to the exhibits to NitroMed’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (File No. 000-50439))
10	.15#	Form of Amendment No. 1 to Agreement entered into by and between NitroMed and certain of its executive officers, together with a schedule of such officers (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on August 22, 2006 (File No. 000-50439))
10	.16#	Employment Offer Letter between NitroMed and Kenneth M. Bate, dated as of January 19, 2007 (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on January 25, 2007 (File No. 000-50439))
10	.17#	Retention Agreement between NitroMed and Kenneth M. Bate, dated as of January 23, 2007 (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on January 25, 2007 (File No. 000-50439))
10	.18#	Severance Agreement between NitroMed and Kenneth M. Bate, dated as of January 23, 2007 (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on January 25, 2007 (File No. 000-50439))
10	.19#	Retention Agreement between NitroMed and Kenneth M. Bate, dated as of January 15, 2008 (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on January 17, 2008 (File No. 000-50439))
10	.20†	License Agreement between the Company and Elan Pharma International Limited, dated as of February 9, 2007 (Incorporated by reference to the exhibits to NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-50439))
10	.21#	Consulting Agreement, dated as of October 31, 2008, between NitroMed, Inc. and Jane A. Kramer (Incorporated by reference to the exhibits to NitroMed’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 000-50439))
10.22		Purchase and Sale Agreement, dated as of October 22, 2008, by and between NitroMed, Inc. and JHP Pharmaceuticals, LLC (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on October 23, 2008 (File No. 000-50439))
10.23		Voting Agreement, dated October 22, 2008, by and between NitroMed, Inc., JHP Pharmaceuticals, LLC and certain funds affiliated with HealthCare Ventures LLC, Rho Ventures and Invus Public Equities, L.P. (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on October 23, 2008 (File No. 000-50439))
10.24		Voting Agreement, dated November 21, 2008, effective as of November 17, 2008, by and between NitroMed, Inc., JHP Pharmaceuticals, LLC and certain funds affiliated with Care Capital LLC. (Incorporated by reference to the exhibits to NitroMed’s Current Report on Form 8-K filed on November 26, 2008 (File No. 000-50439))
10	.25#	Employment Agreement by and between Archemix Corp. and Errol De Souza, dated March 7, 2003 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.26#*	First Amendment to Employment Agreement by and between Archemix Corp. and Errol De Souza, dated June 30, 2008

Exhibit
Number		Description

10	.27#	Employment Agreement by and between Archemix Corp. and Duncan Higgons, dated December 15, 2005 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.28#	Offer Letter from Archemix Corp. to James Gilbert, dated September 8, 2006 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.29#	Offer Letter from Archemix Corp. to Gregg Beloff, dated November 14, 2003 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.30#	Offer Letter from Archemix Corp. to Page Bouchard, dated August 24, 2004 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.31#*	Form of Change in Control Agreement by and between Archemix Corp. and each of the persons listed on Schedule I attached thereto dated September 30, 2008
10.32		Lease by and between Archemix Corp. and Three Hundred Third Street, LLC, dated April 11, 2005, as amended by the First Amendment to Lease dated July 9, 2006 and the Second Amendment to Lease dated October 31, 2007 (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.33††*	Amended and Restated Collaboration Agreement by and between Archemix Corp. and Nuvelo, Inc., dated July 31, 2006
10	.34††*	Collaborative Research and License Agreement by and between Archemix Corp. and Merck KGaA, dated January 17, 2007, as amended June 6, 2007
10	.35††*	Collaborative Research and License Agreement between Archemix Corp. and Merck KGaA, dated as of June 6, 2007
10	.36††*	License Agreement between Gilead Sciences, Inc. and Archemix Corp., dated as of October 23, 2001
10	.37††*	Settlement Agreement and Release by and among Archemix Corp., Gilead Sciences, Inc. and University License Equity Holdings, Inc., dated September 4, 2003
10	.38††*	Amended and Restated License Agreement by and between Archemix Corp. and SomaLogic, Inc., dated as of June 14, 2007
10	.39††*	License Agreement by and between Archemix Corp. and Regado Biosciences, Inc., dated as of October, 2003
10	.40††*	Collaborative Research and License Agreement by and between Archemix Corp. and Takeda Pharmaceutical Company Limited, dated June 11, 2007
10	.41††*	Collaborative Research and License Agreement by and between Archemix Corp. and Elan Pharma International Limited, dated June 30, 2006
10	.42††*	Collaborative Research, Services and License Agreement by and between Archemix Corp. and Pfizer Inc., dated as of December 21, 2006
10	.43††*	Technology Development and License Agreement by and between Archemix Corp. and Aptamera, Inc. (now known as Antisoma plc), dated as of August 6, 2003
10	.44††*	Research and License Agreement by and between Archemix Corp. and Eyetech Pharmaceuticals, Inc. (now known as OSI Pharmaceuticals, Inc.), dated as of April 8, 2004
10	.45††*	License Agreement by and between Archemix Corp. and Isis Pharmaceuticals, Inc., dated as of July 23, 2007
10	.46††*	Exclusive License Agreement by and between Archemix Corp. and Ophthotech Corporation, dated as of July 31, 2007
10	.47††*	Feasibility Study, License and Option Agreement by and between Archemix Corp. and Eli Lilly and Company, dated as of August 31, 2008
10	.48††*	Exclusive License Agreement by and between Archemix Corp. and Ribomic, Inc., dated effective as of December 10, 2007, as amended on June 11, 2008

Exhibit
Number		Description

10	.49††*	Research License and Option Agreement by and between Archemix Corp. and Ribomic, Inc., dated effective as of June 11, 2008
10.50		Loan and Security Agreement by and between Archemix Corp. and Silicon Valley Bank, dated as of April 11, 2005, as amended (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.51#*	Archemix Corp. Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended
10	.52#	Form of Non-Qualified Stock Option Agreement for Directors under the Archemix Corp. Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.53#	Form of Incentive Stock Option Agreement for Senior Executives under the Archemix Corp. Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
10	.54#	Form of Non-Qualified Stock Option Agreement for Senior Executives under the Archemix Corp. Amended and Restated 2001 Employee, Director and Consultant Stock Plan, as amended (Incorporated by reference to the exhibits to Archemix’s Registration Statement on Form S-1, as amended (File No. 333-144837))
21	.1*	Subsidiaries of the NitroMed, Inc.
23	.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of NitroMed, Inc.
23	.3*	Consent of Ernst & Young LLP, independent registered public accounting firm of Archemix Corp.
23	.4**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (Contained in Exhibit 5.1 hereto)
23	.5**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (Contained in Exhibit 8.1 hereto)
23	.6**	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (Contained in Exhibit 8.2 hereto)
24.1		Power of Attorney (included on Signature Page of this Registration Statement)
99	.1*	Form of Proxy Card for holders of NitroMed’s common stock
99	.2*	Consent of Cowen and Company, LLC
99.3		Opinion of Cowen and Company, LLC, financial advisor to NitroMed (Included as Annex C to the joint proxy statement/prospectus)
99	.4*	Proposed Amendment to Certificate of Incorporation of NitroMed (Included as Annex D to this joint proxy statement/prospectus)
99	.5*	Proposed Amendment to Certificate of Incorporation of NitroMed (Included as Annex E to this joint proxy statement/prospectus)
99	.6*	Consent of Errol De Souza, Ph.D. to be named as a director
99	.7*	Consent of Alex Barkas, Ph.D. to be named as a director
99	.8*	Consent of Peter Barrett, Ph.D. to be named as a director
99	.9*	Consent of John Maraganore, Ph.D. to be named as a director
99	.10*	Consent of Michael Ross, Ph.D. to be named as a director

*	Filed herewith.

**	To be filed by amendment.

#	Indicates management contract or compensatory plan.

†	Confidential treatment granted as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.

††	Confidential treatment has been requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.